As filed with the Securities and Exchange Commission on April 15, 2019.

Registration No. 333-229127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bison Capital Acquisition Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing 100016, China

+86 (10) 8444-6968

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

+1 (212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service

Copies to:

Arila Er Zhou, Esq. Hunter Taubman Fischer &Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 212.530.2232 Fax: 212.202.6380	Michael Killourhy Ogier Ritter House, 6th Floor Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG 1110 (+1284) 852 7300	Wenseng “Wendy” Pan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

* The Registrant intends, subject to shareholder approval, to effect a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s state of incorporation shall be Delaware.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(2)(3)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one share of common stock, one right entitling the holder to receive one-tenth (1/10) of one share of common stock and one-half (1/2) of one Warrant, each whole Warrant entitling the holder to purchase one share of common stock	2,707	$10.70	$28,965	$3.5
Shares of common stock, par value $0.0001 per share, included as part of the units	2,707	—	—	—	(4)
Shares of common stock, par value $0.0001 per share	800,373	$10.53	$8,427,928	$1,021.5
Warrants included as part of the units	1,354	—	—	—	(4)
Rights included as part of the units	2,707	—	—	—	(4)
Warrants separated from the units	3,017,396
Rights separated from the units	6,034,793
Shares of common stock underlying the warrants	3,018,750	—	—	—	(4)
Shares of common stock underlying the rights	603,750	—	—	—	(4)
Total			$8,456,893	$1,025	(5)

(1)	Based on the market price of the units, shares and rights of Bison Capital Acquisition Corp. on April 12, 2019 for the purpose of calculating the registration fee pursuant to rule 457(f)(1).

(2)	The securities of the Registrant being registered will be exchanged on a one-for-one basis for securities of Bison Capital Acquisition Corp. in connection with the domestication of Bison Capital Acquisition Corp. out of the British Virgin Islands and continue as a company incorporated in the State of Delaware.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(o).

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS – SUBJECT TO COMPLETION, DATED April 15, 2019

PROXY STATEMENT FOR

A SPECIAL MEETING OF BISON CAPITAL ACQUISITION CORP.

PROSPECTUS FOR

2,707 UNITS (EACH UNIT COMPRISING ONE SHARE OF COMMON STOCK, ONE RIGHT ENTITLING THE HOLDER TO RECEIVE ONE-TENTH OF ONE SHARE OF COMMON STOCK AND ONE-HALF OF ONE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE SHARE OF COMMON STOCK), 803,080 SHARES OF COMMON STOCK (INCLUDING COMMON STOCKS INCLUDED IN THE UNITS), 6,037,500 RIGHTS AND 3,018,750 WARRANTS AND 3,622,500 SHARES OF COMMON STOCK UNDERLYING THE WARRANTS AND RIGHTS OF BISON CAPITAL ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED XYNOMIC PHARMACEUTICALS HOLDINGS, INC. IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN).

The board of directors of Bison Capital Acquisition Corp., a British Virgin Islands business company (“we,” “us,” “our,” “Bison” or the “Company”), has unanimously approved (1) an agreement and plan of merger, dated as of September 12, 2018, as amended, by and among the Company, Bison Capital Merger Sub Inc. (“Merger Sub”), a company incorporated under the laws of Delaware, Xynomic Pharmaceuticals, Inc., a company incorporated under the laws of Delaware (“Xynomic”), and Yinglin Mark Xu, solely in his capacity as the Shareholder Representative (as amended, the “Merger Agreement”), pursuant to which, Merger Sub will merge with and into Xynomic, with Xynomic surviving the merger as a direct wholly-owned subsidiary of the Company (we refer to such merger and other transactions contemplated in the Merger Agreement hereafter as the “Business Combination”); (2) the domestication of Bison BVI out of the British Virgin Islands and its continuation as a company incorporated in the State of Delaware (the “Domestication”); and (3) the other transactions as contemplated by the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. In connection with the Business Combination, we will change our name to “Xynomic Pharmaceuticals Holdings, Inc.” As used in this proxy statement/prospectus, “Bison BVI” refers to Bison Capital Acquisition Corp. before the Domestication, “Bison DE” refers to Bison Capital Acquisition Corp. after the Domestication and the “combined entity” refers to the surviving company following the closing of the Business Combination, including after its name change to Xynomic Pharmaceuticals Holdings, Inc.

On the effective date of the Domestication, (1) the issued and outstanding ordinary shares, with no par value, of Bison BVI will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Bison DE (“Company common stock”); (2) the issued and outstanding warrants of Bison BVI will automatically become warrants of Bison DE, each entitling the holder to acquire one share of Company common stock; and (3) the issued and outstanding units of Bison BVI (less the number of units that have been separated into the underlying ordinary shares, rights and warrants upon the request of the holder thereof) will automatically become units of Bison DE, with each unit representing one share of Company common stock, one right entitling the holder to receive one-tenth of one share of Company common stock and one-half of one warrant.

The issuance of shares of Company common stock to the equity holders of Xynomic will be consummated on a private placement basis, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The aggregate value of the consideration to be paid by Bison in the Business Combination consists of (i) a closing merger consideration of $350 million subject to certain adjustments set forth in the Merger Agreement, payable in shares of Company common stock at $10.15 per share, and (ii) an earnout consideration of an additional 9,852,216 shares of Company common stock.

Bison’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BCACU”, “BCAC”, “BCACR” and “BCACW”, respectively. Bison has applied for listing, to be effective at the time of the Business Combination, of combined entity’s common stock and warrants on Nasdaq under the proposed symbols “XYN” and “XYNPW,” respectively. The combined entity will have new CUSIP numbers for their common stock and warrants to be effective following the closing of the Business Combination, 98421X102 and 98421X110, respectively.

This proxy statement/prospectus provides shareholders of Bison with detailed information about the Business Combination and other matters to be considered at the special meeting of Bison Capital Acquisition Corp. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 34 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], and is first being mailed to Bison’s shareholders on or about [●].

Bison Capital Acquisition Corp.

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing 100016, China

Dear Bison Capital Acquisition Corp. Shareholders:

You are cordially invited to attend the special meeting (the “Meeting”) of shareholders of Bison Capital Acquisition Corp., which we refer to as “we,” “us,” “our,” “Bison,” or the “Company,” on [●] at 9:30 a.m., Eastern Standard Time, at 1450 Broadway, 26th Floor, New York, NY 10018. This proxy statement/prospectus is dated [●], and is first being mailed to shareholders of the Company on or about [●].

At the Meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve an agreement and plan of merger, dated as of September 12, 2018 (as amended, the “Merger Agreement”), by and among the Company, Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”), Xynomic Pharmaceuticals, Inc., a Delaware corporation (“Xynomic”), and Yinglin Mark Xu, solely in his capacity as the Shareholder Representative. Pursuant to the Merger Agreement, Merger Sub will merge with and into Xynomic, with Xynomic surviving the merger as a direct wholly-owned subsidiary of the Company. We refer to such merger and other transactions contemplated in the Merger Agreement hereafter as the “Business Combination.”

In connection with the Merger Agreement, if the Business Combination Proposal and the Domestication Proposal (as defined below) are approved, the Company will re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware prior to the Closing (as defined below) by filing a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act of 2004 (as defined below) and filing a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation. We refer to these actions as the “Domestication.” On the effective date of the Domestication, each of our currently issued and outstanding ordinary shares, with no par value, will automatically convert in connection with the Domestication, on a one-for-one basis, into shares of common stock, par value $0.0001 per share (the “Company common stock”).

Under the Merger Agreement, upon the consummation of the Business Combination (the “Closing”) all Xynomic stockholders will receive a number of newly issued shares of Company common stock (the Company now having re-domiciled to the State of Delaware) equal to the Closing Merger Consideration divided by $10.15 per share (the “Closing Consideration Shares”). The “Closing Merger Consideration” will be equal to $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

In addition to the Closing Consideration Shares, Xynomic stockholders will receive additional consideration (the “Earnout Consideration” and, together with the Closing Merger Consideration, the “Aggregate Merger Consideration”), of an additional 9,852,216 shares of Company common stock in aggregate (the “Earnout Shares” and, together with the Closing Consideration Shares, the “Merger Consideration Shares”). At the Closing, the Merger Agreement provides that the Earnout Shares will be deposited in an earnout escrow account (the “Earnout Escrow Account”). The Merger Agreement provides that in the event that Xynomic (or, after the Closing, the Company) obtains a worldwide exclusive license to a Phase 2 ready oncology drug candidate identified by the parties on or prior to March 12, 2019 (the “Earnout Criteria”), the Earnout Shares will be released to Xynomic stockholders, except that 3% of the Earnout Shares will be deposited in the Escrow Account (as defined below) as a part of the Escrow Shares (as defined below) upon the release. The Merger Agreement provides that if the Earnout Criteria are not achieved, the Earnout Shares will be returned to the Company. The Earnout Criteria were achieved in December of 2018, and thus the Earnout Shares will be issued to Xynomic stockholders at the Closing, except that 3% of the Earnout Shares will be deposited in the Escrow Account as part of the Earnout Shares.

The newly issued Merger Consideration Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering on the basis that the securities were offered and sold in a non-public offering to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) or to non-U.S. persons (as defined in Regulation S as promulgated under the Securities Act).

At the Closing, 3% of the Closing Consideration Shares will be deposited in an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing. 3% of the Earnout Shares will be added to the Escrow Account for the same purposes (all shares deposited in the Escrow Account are referred to as “Escrow Shares”). Xynomic stockholders are entitled to vote all the Escrow Shares and the Earnout Shares while they are held in escrow.

At the Closing, each outstanding Xynomic option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Company common shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of Company common shares equal to (as rounded down to the nearest whole number) the product of (A) the Closing Consideration Shares divided by the aggregate number of Company common shares outstanding immediately prior to the effective time of the Merger (including the Dissenting Shares as defined in the Merger Agreement) (the “Per Share Closing Merger Consideration”), multiplied by (B) the number of Company common shares subject to the unexercised portion of such Xynomic option, (ii) be subject to the same vesting schedule as the applicable Xynomic option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Xynomic option prior to its assumption, divided by (B) the Per Share Closing Merger Consideration, subject to certain adjustments. In accordance with the Merger Agreement, we expect that there will be in aggregate 1,921,969 Company common shares underlying the Assumed Options subject to vesting schedule of each.

In addition to the proposed Meeting, we held a special meeting of stockholders (the “Extension Meeting”) on March 21, 2019. At the Extension Meeting, the Company’s stockholders approved the following items: (i) an amendment to the Company’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which the Company must consummate its initial business combination and the date for cessation of operations of the Company if the Company has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of the Company (the “Extension Amendment Proposal”) and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between the Company and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019 (the “Trust Amendment Proposal”). Following the Extension Meeting, an amended and restated version of our memorandum and articles of association incorporating the amendments made pursuant to the Extension Amendment Proposal was filed with (and registered by) the Registrar of Corporate Affairs in the British Virgin Islands. In connection with the Extension Meeting, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. As a result, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

It is anticipated that, following the completion of the Business Combination and if there are no redemptions in connection with the Business Combination, and assuming the issuance of 44,334,974 shares of Company common stock as the Merger Consideration Shares, Bison’s existing shareholders, including our Sponsor (as defined below) and underwriter (and its designees) in the initial public offering, will retain an ownership interest of approximately 7.11% of the Company, and Xynomic stockholders collectively will own approximately 92.89% of the outstanding Company common stock. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Our shareholders will also be asked to consider and vote upon the following proposals:

(1)	Proposal 1 — to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, which provides for the acquisition by us of all of the outstanding capital stock of Xynomic through a merger of a wholly-owned subsidiary of the Company with and into Xynomic Pharmaceuticals, Inc., with Xynomic Pharmaceuticals, Inc. surviving such merger as a direct wholly-owned subsidiary of the Company (the “Business Combination Proposal”).

(2)	Proposal 2 — to consider and vote upon a proposal to (a) re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware, prior to the Closing; (b) in connection therewith to adopt upon the Domestication taking effect the certificate of incorporation, appended to this proxy statement/prospectus as Annex B (the “Interim Charter”) in place of our memorandum and articles of association (the “Current Charter”), currently registered by the Registrar of Corporate Affairs in the British Virgin Islands and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act of 2004 and in connection therewith to file the Interim Charter with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation (the “Domestication Proposal”);

(3)	Proposal 3 — to approve and adopt, subject to and conditional on the Domestication and Closing (but with immediate effect therefrom the latter), separate proposals for amendments to the Company’s bylaws appended to this proxy statement/prospectus as Annex C (the “Proposed Amended and Restated Bylaws”) and amendments to the Company’s Interim Charter, as set out in the draft amended and restated certificate of incorporation (charter) appended to this proxy statement/prospectus as Annex D (the “Proposed Amended and Restated Charter”) to (1) change the name of the Company to Xynomic Pharmaceuticals Holdings, Inc., and (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing (the “Charter Amendment Proposal”);

(4)	Proposal 4 — to consider and vote upon a proposal to re-elect Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi, and James Jiayuan Tong to serve as directors on our board of directors until the 2019 annual meeting of shareholders, and to elect Messrs. Yinglin Mark Xu, Tingzhi Qian and Adam Inglis to serve as directors on our board of directors until the 2019 annual meeting of the shareholders, in each case under the terms of the Amended and Restated Charter (the “Director Election Proposal”);

(5)	Proposal 5 — to consider and vote upon a proposal to approve and assume the Xynomic 2018 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Incentive Plan Proposal”);

(6)	Proposal 6 — to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the current total issued and outstanding ordinary shares of Bison, which Nasdaq may deem to be a change of control pursuant to the Business Combination (the “Nasdaq Proposal”); and

(7)	Proposal 7 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, or the Nasdaq Proposal (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to review carefully.

Our units, ordinary shares, rights, and warrants are currently listed on The Nasdaq Capital Market under the symbols “BCACU,” “BCAC,” “BCACR,” and “BCACW,” respectively. We will apply to continue the listing of Company common stock and warrants on The Nasdaq Capital Market under the new symbols “XYN” and “XYNPW,” respectively, upon the Closing. At the Closing, given effect of the Domestication, each unit will separate into (1) one share of common stock of the Company, par value $0.0001 per share (the “Company common share”), (2) one-half of one warrant to purchase one Company common share, and (3) one right to receive 1/10 of a Company common share. Each holder of a right will at the Closing be entitled to receive 1/10 of a Company common share, and both the units and the rights will cease trading at the Closing. No fractional share will be issued as a result of the issuance of shares for rights, and any right to a fractional share will be rounded down to the nearest whole share (in effect extinguishing any fractional entitlement), or the holder is entitled to hold any remaining fractional entitlement (without any share being issued) and to aggregate the same with any future fractional entitlement to receive Company common share until the holder is entitled to receive a whole number.

Pursuant to the final prospectus filed with the Securities Exchange Commission (Registration No. 333-218404 and 333-218839) (the “Prospectus”) dated June 21, 2017, the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placement occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”). for the benefit of the Company’s public shareholders (individually a “Public Shareholder,” collectively, the “Public Shareholders”) and the Company may disburse monies from the Trust Fund only: (i) to the Public Shareholders if the Company fails to consummate its initial business combination (as such term is used in the Prospectus) before June 24, 2019 or such earlier date as determined by Bison’s board of directors, unless otherwise extended as provided in the Merger Agreement and in accordance with the Current Charter (the “Outside Date”), (ii) to the Public Shareholders in the event that they elect to redeem their ordinary shares of the Company in connection with the business combination, (iii) with respect to any interest income earned on the Trust Fund balance, to pay income and to pay any taxes or dissolution expenses, or (iv) to the Company after or concurrently with the Closing. As of the Record Date, the amount of the Trust Fund was $[●] and the estimated redemption price was $[●] per share.

Pursuant to our memorandum and articles of association (the “Current Charter”), currently registered by the Registrar of Corporate Affairs in the British Virgin Islands and our Interim Charter, as applicable, we are providing our Public Shareholders with the opportunity to redeem, upon the Closing, Bison common shares then held by them for cash equal to the aggregate amount then on deposit in the trust account (which was $10.54 per share at the redemption in connection with the Extension Meeting held on March 21, 2019), including interest less taxes payable as permitted under the trust agreement, divided by the number of then outstanding public shares, subject to the limitation that no redemptions will take place if all of the redemptions would cause our net tangible assets to be less than $5,000,001. Under the Merger Agreement, Xynomic is not required to consummate the Business Combination if Bison’s net tangible assets are less than $7,500,000 after giving effect to such redemptions and the Merger.

Public Shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal.

A Public Shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares without our prior written consent (the “20% threshold”). Holders of our outstanding public warrants, rights, and units do not have redemption rights in connection with respect to such securities in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

The holders of Bison ordinary shares issued prior to our IPO have agreed to waive their redemption rights with respect to any capital stock they own in connection with the Closing, including their 1,509,375 shares of Bison ordinary shares issued to our Sponsor (as defined below) and James Jiayuan Tong in a private placement prior to our IPO (the “Founder Shares”), 432,062 shares of Bison ordinary shares underlying 432,062 units Bison sold privately to our Sponsor and EarlyBirdCapital, Inc. (and its designees) in connection with the IPO (the “Private Shares” and “Private Units”), and public shares that they have purchased during or after the IPO, if any.

In connection to the Extension Meeting held on March 21, 2019, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. Currently, Bison Capital Holding Company Limited, which we refer to as our “Sponsor,” together with certain of its affiliates and our independent directors including underwriters in Bison’s IPO, own approximately 70.74% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares. Our Sponsor and other founders have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on the Business Combination Proposal and to vote any Bison ordinary shares owned by them in favor of the proposals described in the accompanying proxy statement/prospectus.

We are providing this proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Regardless of whether you plan to attend the special meeting, we urge you to read this proxy statement/prospectus carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 34 of this proxy statement/prospectus.

After careful consideration, our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that our shareholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our shareholders in the accompanying proxy statement/prospectus. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of Bison’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes entitled to vote thereon which are cast by shareholders present in person or represented by proxy at the special meeting (it being noted, for the purposes of the Current Charter that each of the Proposals is made for the purposes of approving or is in conjunction with the consummation of the Business Combination). The boards of directors of Xynomic, Merger Sub, and Bison have already approved the Business Combination as well as the stockholders of Xynomic and Merger Sub.

Each redemption of Bison ordinary shares by our Public Shareholders will decrease the amount in our trust account, which held $[●] of marketable securities at a redemption price of $[●] per share as of the Record Date.

Your vote is very important. If you are a registered shareholder, please vote your shares as soon as possible by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Meeting. Once a valid quorum is established, a failure to vote your shares will have no effect on the outcome of any vote on the proposals to be considered at the Meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of any vote on the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal are approved at the Meeting. In addition, (i) the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Charter Amendment Proposal; (ii) the Charter Amendment Proposal is conditioned on the approval of the Domestication Proposal; and (iii) each of the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement/prospectus. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the outcome of any vote on the proposals. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE TRANSACTION IN ORDER TO REDEEM THEIR SHARES FOR CASH. THIS MEANS THAT PUBLIC SHAREHOLDERS WHO HOLD PUBLIC SHARES OF BISON CAPITAL ACQUISITION CORP. ON OR BEFORE [●], 2019 (TWO (2) BUSINESS DAYS BEFORE THE SPECIAL MEETING) MAY ELECT TO REDEEM THEIR SHARES WHETHER OR NOT THEY ARE HOLDERS AS OF THE RECORD DATE, AND WHETHER OR NOT THEY VOTE FOR THE BUSINESS COMBINATION PROPOSAL. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

[●]	Sincerely,

/s/
	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer

This proxy statement/prospectus is dated [●], and is first being mailed to shareholders of the Company on or about [●].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

PRELIMINARY COPY

BISON CAPITAL ACQUISITION CORP.

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing

China

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
BISON CAPITAL ACQUISITION CORP.

To Be Held on [●] at 9:30 a.m. Eastern Standard Time

To the Shareholders of Bison Capital Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of Bison Capital Acquisition Corp., a British Virgin Islands corporation (“we,” “us,” “our,” “Bison,” or the “Company”), will be held on [●] at 9:30 a.m., Eastern Standard Time, at 1450 Broadway, 26th Floor, New York, NY 10018. You are cordially invited to attend the special meeting for the following purposes:

(1)	The Business Combination Proposal — to approve an agreement and plan of merger, dated as of September 12, 2018 (as amended, the “Merger Agreement”), providing for the merger of our wholly-owned subsidiary, Bison Capital Merger Sub Inc. (“Merger Sub”), a Delaware corporation, with and into Xynomic Pharmaceuticals, Inc., a Delaware corporation (“Xynomic”), with Xynomic surviving the merger as a wholly-owned subsidiary of the Company. We refer the transactions contemplated in the Merger Agreement the “Business Combination” in the accompanying proxy statement/prospectus.

Under the Merger Agreement, upon the consummation of the Business Combination (the “Closing”) all Xynomic stockholders will receive a number of newly issued shares of Company common stock upon the Closing equal to the Closing Merger Consideration divided by $10.15 per share (the “Closing Consideration Shares”). The “Closing Merger Consideration” will be equal to $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

In addition to the Closing Consideration Shares, Xynomic stockholders will receive additional consideration (the “Earnout Consideration” and, together with the Closing Merger Consideration, the “Aggregate Merger Consideration”) of an additional 9,852,216 shares of Company common stock in aggregate (the “Earnout Shares” and, together with the Closing Consideration Shares, the “Merger Consideration Shares”). The Merger Agreement provides that at the Closing, the Earnout Shares will be deposited in an earnout escrow account (the “Earnout Escrow Account”). In the event that Xynomic (or, after the Closing, the Company) obtains a worldwide exclusive license to a Phase 2 ready oncology drug candidate identified by the parties on or prior to March 12, 2019 (the “Earnout Criteria”), the Merger Agreement provides that the Earnout Shares will be released to Xynomic stockholders, except that 3% of the Earnout Shares will be deposited in the Escrow Account (as defined below) as a part of the Escrow Shares (as defined below) upon the release. The Merger Agreement provides that if the Earnout Criteria are not achieved, the Earnout Shares will be returned to the Company. The Earnout Criteria were achieved in December of 2018, and thus the Earnout Shares will be issued to Xynomic stockholders at the Closing, except that 3% of the Earnout Shares will be deposited in the Escrow Account as part of the Earnout Shares.

The newly issued Merger Consideration Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering on the basis that the securities were offered and sold in a non-public offering to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) or to non-U.S. persons (as defined in Regulation S as promulgated under the Securities Act).

At the Closing, 3% of the Closing Consideration Shares will be deposited in an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing. 3% of the Earnout Shares will be added to the Escrow Account for the same purposes (all shares deposited in the Escrow Account are referred to as “Escrow Shares”). Xynomic stockholders are entitled to vote all the Escrow Shares and the Earnout Shares while they are held in escrow.

At the Closing, each outstanding Xynomic option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Company common shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of Company common shares equal to (as rounded down to the nearest whole number) the product of (A) the Closing Consideration Shares divided by the aggregate number of Company common shares outstanding immediately prior to the effective time of the Merger (including the Dissenting Shares as defined in the Merger Agreement) (the “Per Share Closing Merger Consideration”), multiplied by (B) the number of Company common shares subject to the unexercised portion of such Xynomic option, (ii) be subject to the same vesting schedule as the applicable Xynomic option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Xynomic option prior to its assumption, divided by (B) the Per Share Closing Merger Consideration, subject to certain adjustments. In accordance with the Merger Agreement, we expect that there will be in aggregate 1,921,969 Company common shares underlying the Assumed Options subject to vesting schedule of each.

(2)	The Domestication Proposal — to consider and vote upon a proposal to: (a) re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware, prior to the Closing; (b) in connection therewith to adopt upon the Domestication taking effect the certificate of incorporation, appended to this proxy statement/prospectus as Annex B (the “Interim Charter”) in place of our memorandum and articles of association (the “Current Charter”), currently registered by the Registrar of Corporate Affairs in the British Virgin Islands and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act of 2004 and in connection therewith to file the Interim Charter with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation;

(3)	The Charter Amendment Proposal — to approve and adopt, subject to and conditional on the Domestication and the Closing (but with immediate effect from the latter), separate proposals for amendments to the Interim Charter as set out in the draft amended and restated certificate of incorporation (charter) appended to this proxy statement/prospectus as Annex C (the “Proposed Amended and Restated Bylaws”) and amendments to the Company’s Interim Charter, as set out in the draft amended and restated certificate of incorporation (charter) appended to this proxy statement/prospectus as Annex D (the “Proposed Amended and Restated Charter”) to (1) change the name of the Company to Xynomic Pharmaceuticals Holdings, Inc., and (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing.

(4)	The Director Election Proposal — to consider and vote upon a proposal to re-elect Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi, and James Jiayuan Tong to serve as directors on our board of directors until the 2019 annual meeting of shareholders; and to elect Messrs. Yinglin Mark Xu, Tingzhi Qian and Adam Inglis to serve as directors on our board of directors until the 2019 annual meeting of the shareholders, in each case under the terms of the Amended and Restated Charter.

(5)	The Incentive Plan Proposal — to consider and vote upon a proposal to adopt and assume the Xynomic 2018 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E.

(6)	The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the current total issued and outstanding ordinary shares of Bison, which Nasdaq may deem to be a change of control pursuant to the Business Combination.

(7)	The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, or the Nasdaq Proposal (collectively, the “Bison Proposals”).

Only holders of record of our ordinary shares at the close of business on [●], are entitled to notice of the Meeting and to vote at the Meeting and any adjournments or postponements of the Meeting. A complete list of our shareholders of record entitled to vote at the Meeting will be available for 10 days before the Meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Meeting.

Pursuant to the final prospectus filed with the Securities Exchange Commission (File No. 333-218404) (the “Prospectus”) dated June 19, 2017, the Company has established a trust account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”) initially in an amount of $61,884,375 for the benefit of the Company’s public shareholders (the “Public Shareholders”) and the Company may disburse monies from the Trust Fund only: (i) to the Public Shareholders if the Company fails to consummate its initial business combination (as such term is used in the Prospectus) before June 24, 2019 or such earlier date as determined by Bison’s board of directors, unless otherwise extended as provided in the Merger Agreement and in accordance with the Current Charter (the “Outside Date”), (ii) to the Public Shareholders in the event that they elect to redeem their Company common shares of the Company in connection with the Business Combination, (iii) with respect to any interest income earned on the Trust Fund balance, to pay income and to pay any taxes or dissolution expenses, or (iv) to the Company after or concurrently the Closing.  As of the Record Date, the amount of the Trust Fund was [●] and the estimated redemption price was $[●] per share.

A Public Shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares without our prior written consent (the “20% threshold”). Holders of our outstanding public warrants, rights, and units do not have redemption rights in connection with respect to such securities in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

The holders of Bison ordinary shares issued prior to our IPO have agreed to waive their redemption rights with respect to any capital stock they own in connection with the Closing, including 1,509,375 shares of Bison ordinary shares issued to our Sponsor (as defined below) and James Jiayuan Tong in a private placement prior to our IPO (the “Founder Shares”), 432,062 shares of Bison ordinary shares underlying 432,062 units Bison sold privately to our Sponsor and EarlyBirdCapital, Inc. (and its designees) in connection with the IPO (the “Private Shares” and “Private Units”), and public shares that they have purchased during or after the IPO, if any.

In connection to the Extension Meeting held on March 21, 2019, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. Currently, Bison Capital Holding Company Limited, which we refer to as our “Sponsor,” together with certain of its affiliates and our independent directors including the underwriters in Bison’s IPO, own approximately 70.74% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares. Our Sponsor and other founders have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on the Business Combination Proposal and to vote any Bison ordinary shares owned by them in favor of the proposals described in the accompanying proxy statement/prospectus.

Each redemption of shares of our outstanding ordinary shares by our Public Shareholder will decrease the amount in our trust account, which held $63,310,884 of marketable securities as of December 31, 2018. Given that shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account in the Extension Meeting, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders. As of the Record Date, the Trust Account held $[●] of marketable securities and the estimated redemption price was $[●] per share.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal are approved at the Meeting. In addition, (i) the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposal; (ii) the Charter Amendment Proposal is conditioned on the approval of the Domestication Proposal; and (iii) each of the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy at (877) 870-8565 (toll free) or by email at ksmith@advantageproxy.com.

By Order of the Board of Directors,

[●]	Sincerely,

	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Shareholders” and “Summary of the Proxy statement/prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, its annexes, and the documents referred to or incorporated by reference in this proxy statement/prospectus, as this summary may not contain all of the information that may be important to you in determining how to vote. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find Additional Information.” In addition, for definitions of terms commonly used throughout this proxy statement/prospectus, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

●	Bison is a special purpose acquisition company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities.

●	There currently are 2,744,517 Bison ordinary shares issued and outstanding, consisting of 803,080 shares originally sold as part of units in Bison’s IPO and remaining after the redemption in connection with the Extension, 1,509,375 Founder Shares that were issued to our Sponsor and Chief Executive Officer prior to Bison’s IPO, and 432,062 shares sold as part of units in a private placement consummated simultaneously with Bison’s IPO.

●	There currently are also 6,469,562 rights of Bison outstanding, consisting of 6,037,500 rights originally sold as part of units in Bison’s IPO, and 432,062 rights sold as part of units in a private placement consummated simultaneously with Bison’s IPO. Each holder of a right will be entitled to receive one-tenth of one Company common share upon the Closing, even if the holder of such right redeemed all Company common shares held by him, her, or it in connection with the Business Combination. No fractional shares will be issued as a result of the issuance of shares for rights, and any right to a fractional share will be rounded down to the nearest whole share (in effect extinguishing any fractional entitlement), or the holder is entitled to hold any remaining fractional entitlement (without any share being issued) and to aggregate the same with any future fractional entitlement to receive Company common share until the holder is entitled to receive a whole number. No additional consideration will be required to be paid by a holder of rights in order to receive his, her, or its additional ordinary shares upon the Closing,

●	In addition, there currently are 3,234,781 warrants of Bison outstanding, consisting of: (i) 3,018,750 public warrants originally sold as part of units in Bison’s IPO and (ii) 216,031 private warrants sold as part of units in a private placement consummated simultaneously with the consummation of Bison’s IPO. Each warrant entitles the holder thereof to purchase one share of Bison’s ordinary shares at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of Bison’s ordinary shares. No fractional shares will be issued upon exercise of the warrants. The public warrants will become exercisable on the Closing, and expire at 5:00 p.m., New York time, five years after the Closing or earlier upon redemption. Once the warrants become exercisable, the Company may redeem the outstanding warrants at a price of $0.01 per warrant provided that the last sale price of Company common shares equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders and if there is a current registration statement in effect with respect to Company common shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. The private warrants, however, are non-redeemable so long as they are held by our Sponsor, the initial purchasers, or their permitted transferees. For more information about Bison and its securities, see the sections entitled “Information about Bison,” “Bison Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

●	There currently is also a unit purchase option held by the underwriter in Bison’s IPO to purchase up 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Closing. The unit purchase option expires on June 19, 2022, five years from the effective date of the registration statement relating to the IPO.

●	Pursuant to the Merger Agreement, in exchange for all issued and outstanding shares of Xynomic, we will issue approximately 34,482,758 shares of Company common stock as the Closing Consideration Shares (assuming Closing Merger Consideration of $350 million) to the Xynomic stockholders in such amounts in proportion to their respective equity interests in Xynomic immediately prior to the Closing, with 3% of such shares (the “Escrow Shares”) being deposited in an escrow account (the “Escrow Account”) at the Closing. The Escrow Shares will be the sole source to pay for the Xynomic stockholders’ indemnification obligations under the Merger Agreement and will be released on the 18-month anniversary of the Closing, subject to amounts reserved for indemnification claims then pending or unpaid.

●	In addition to the Closing Consideration Shares, Xynomic stockholders will receive additional consideration (the “Earnout Consideration” and, together with the Closing Merger Consideration, the “Aggregate Merger Consideration”) of an additional 9,852,216 shares of Company common stock in aggregate (the “Earnout Shares” and, together with the Closing Consideration Shares, the “Merger Consideration Shares”). At the Closing, the Merger Agreement provides that the Earnout Shares will be deposited in an earnout escrow account (the “Earnout Escrow Account”). The Merger Agreement provides that in the event that Xynomic (or, after the Closing, the Company) obtains a worldwide exclusive license to a Phase 2 ready oncology drug candidate identified by the parties on or prior to March 12, 2019 (the “Earnout Criteria”), the Earnout Shares will be released to Xynomic stockholders, except that 3% of the Earnout Shares will be deposited in the Escrow Account as a part of the Escrow Shares upon the release. The Merger Agreement provides that if the Earnout Criteria are not achieved, the Earnout Shares will be returned to Bison. The Earnout Criteria were achieved in December of 2018, and thus the Earnout Shares will be issued to Xynomic stockholders at the Closing, except that 3% of the Earnout Shares will be deposited in the Escrow Account as part of the Earnout Shares.

The newly issued Merger Consideration Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering on the basis that the securities were offered and sold in a non-public offering to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) or to non-U.S. persons (as defined in Regulation S as promulgated under the Securities Act).

●	At the Closing, 3% of the Closing Consideration Shares will be deposited in an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing. 3% of the Earnout Shares will be added to the Escrow Account for the same purposes (all shares deposited in the Escrow Account are referred to as “Escrow Shares”). Xynomic stockholders are entitled to vote all the Escrow Shares and the Earnout Shares while they are held in escrow.

●	At the Closing, each outstanding Xynomic option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Company common shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of Company common shares equal to (as rounded down to the nearest whole number) the product of (A) the Closing Consideration Shares divided by the aggregate number of Company common shares outstanding immediately prior to the effective time of the Merger (including the Dissenting Shares as defined in the Merger Agreement) (the “Per Share Closing Merger Consideration”), multiplied by (B) the number of Company common shares subject to the unexercised portion of such Xynomic option, (ii) be subject to the same vesting schedule as the applicable Xynomic option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Xynomic option prior to its assumption, divided by (B) the Per Share Closing Merger Consideration, subject to certain adjustments. In accordance with the Merger Agreement, we expect that there will be in aggregate 1,921,969 Company common shares underlying the Assumed Options subject to vesting schedule of each.

Pursuant to the Lock-up Agreement to be entered into by each Xynomic stockholder, Xynomic stockholders will not transfer, assign, or sell the Merger Consideration Shares for a period of nine months from the Closing (which period may be shortened under certain circumstances as described below under the heading “The Business Combination Proposal — Related Agreements — Lock-up Agreement”).

For more information on the Merger Consideration Shares, see the section entitled “The Business Combination Proposal — Total Company Common Shares to be Issued in the Business Combination.” For more information about the Merger Agreement and related transaction agreements, see the section entitled “The Business Combination Proposal — The Merger Agreement.”

●	It is anticipated that, immediately following completion of the Business Combination and if there are no redemptions, and assuming the issuance of 44,334,974 shares of Company common stock as the Merger Consideration Shares (assuming Closing Merger Consideration of $350 million and Earnout Consideration of 9,852,216 shares), Bison’s Public Shareholders will retain an ownership interest of 2.95% in Bison and our Initial Shareholders (as defined below) and affiliates (including the underwriter in our IPO) will retain an ownership interest of 4.16% in Bison. These relative percentages assume the automatic conversion of 6,469,562 rights of Bison into approximately 646,956 Company ordinary shares at the Closing. In addition, if any of Bison’s shareholders exercise their redemption rights, the ownership interest in Bison by Bison’s Public Shareholders will decrease and the ownership interest in Bison by our Initial Shareholders, including our Sponsor, will increase. These ownership percentages with respect to Bison following the Business Combination do not take into account: (i) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares, (ii) the 216,031 private warrants to purchase up to a total of 216,031 Company common shares, (iii) the unit purchase option, held by the underwriter in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (iv) the issuance of any Company common shares under the Assumed Options upon the Closing, or (v) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Bison’s existing shareholders in Bison will be different. See “Summary — Impact of the Business Combination on Bison’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

●	Our management and board of directors considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby, including that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding any taxes payable on interest earned). For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Bison’s Board of Directors’ Reasons for the Approval of the Business Combination.”

●	Pursuant to our memorandum and articles of association (the “Current Charter”), in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter regardless of whether such shares are voted for or against the Business Combination. If a holder exercises its redemption rights in connection with the Business Combination, then such holder will be exchanging its ordinary shares for cash and will no longer own shares of the Company and will not participate in any future growth of the Company except the shares received as a result of exercise of rights at the Closing and the shares to be received as a result of exercise of warrant. Such a holder is not required to affirmatively vote for or against the Business Combination in order to redeem its shares for cash but needs to properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting of Bison Shareholders — Redemption Rights.”

●	In addition to voting on the Business Combination Proposal, at the special meeting, the shareholders of Bison will be asked to vote upon:

(i)	a proposal to: (a) re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware, prior to the Closing; (b) in connection therewith to adopt upon the Domestication taking effect the certificate of incorporation, appended to this proxy statement/prospectus as Annex B (the “Interim Charter”) in place of our Current Charter and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act of 2004 and in connection therewith to file the Interim Charter with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation;

(ii)	separate proposals, subject to and conditional on the Domestication and the Closing (but with immediate effect from the latter), for amendments to the Company’s bylaws appended to this proxy statement/prospectus as Annex C and amendments to the Company’s Interim Charter, as set out in the draft amended and restated certificate of incorporation (charter) appended to this proxy statement/prospectus as Annex D to (1) change the name of the Company to Xynomic Pharmaceuticals Holdings, Inc. and (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing;

(iii)	a proposal to re-elect Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi, and James Jiayuan Tong to serve as directors on our board of directors until the 2019 annual meeting of shareholders; and to elect Messrs. Yinglin Mark Xu, Tingzhi Qian, and Adam Inglis to serve as directors on our board of directors until the 2019 annual meeting of the shareholders;

(iv)	a proposal to approve and adopt the Xynomic 2018 Equity Incentive Plan;

(v)	a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the current total issued and outstanding ordinary shares of Bison, which Nasdaq may deem to be a change of control pursuant to the Business Combination; and

(vi)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Charter Proposal, the Director Election Proposal, or the Nasdaq Proposal.

●	The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal are approved at the Meeting. In addition, (i) the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Charter Amendment Proposal; (ii) the Charter Amendment Proposal is conditioned on the approval of the Domestication Proposal; and (iii) each of the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal.

●	Unless waived by the parties to the Merger Agreement, in accordance with applicable law, the Closing is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite shareholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

●	The Merger Agreement may be terminated at any time prior to the Closing upon agreement of Xynomic and Bison, or by Xynomic or Bison acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section entitled “The Business Combination Proposal — Termination.”

●	The Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

●	In considering the recommendation of Bison’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our shareholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our shareholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

(i)	the fact that our Sponsor and our Chief Executive Officer, Dr. Tong, paid an aggregate purchase price of $25,000, or approximately $0.017 per share, for their 1,509,375 Founder Shares which would have a value of approximately $[●] million based on the closing price of Bison ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that our Sponsor holds 401,875 private units and will continue to hold 422,062 Company common shares and 200,937 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors;

(iii)	if Bison is unable to complete a business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Bison for services rendered or contracted for or products sold to Bison, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

(iv)	the continuation of four of our five existing directors as directors of the combined company;

(v)	the fact that Bison has issued a $500,000 note to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing;

(vi)	the fact that in addition to the $500,000 notes, the Sponsor has loaned us $100,000 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account;

(vii)	the fact that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor;

(viii)	the fact that the Merger Agreement provides a termination fee of $4,500,000 payable to our Sponsor if (i) the breach by Xynomic causes Bison to not be able to satisfy its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Business Combination and the Merger Agreement by its shareholders and not consummating an alternative business combination with another party, or to close the Business Combination on or prior to June 24, 2019 or such earlier date as determined by Bison’s board of directors, unless otherwise extended as provided in the Merger Agreement and in accordance with the Current Charter (the “Outside Date”), or enter into a definitive agreement to consummate an alternative business combination by that date, and (ii) Bison ceases operations other than making required distributions to its shareholders pursuant to its organizational documents and its winding up and dissolution as a result of (x) failing to obtain shareholder approval to consummate any alternative business combination or (y) occurrence of an Automatic Redemption Event (as defined in the Current Charter); and

(ix)	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the board of directors when they approved the Business Combination.

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” and “Bison” refer to Bison Capital Acquisition Corp., and the terms “combined company” and “post-combination company” refer to Bison and its subsidiaries, including Xynomic Pharmaceuticals, Inc., following the Closing.

Furthermore, in this document:

“10% Shareholder” means a U.S. Holder of Bison ordinary shares who actually and constructively owns (after taking into account the attribution rules of Section 424(d) of the Code) 10% or more (by vote or value) of Bison’s ordinary shares.

“20% threshold” means the restriction as set forth in the Current Charter that a Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares without the Company’s prior written consent.

“Assumed Options” means options to purchase Company common shares, automatically converted from the outstanding Xynomic options (whether vested or unvested) assumed by the combined entity at the Closing pursuant to the Merger Agreement.

“Aggregate Merger Consideration” means the sum of Earnout Consideration and Closing Merger Consideration.

“Bison,” “we,” “our” “us,” or the “Company” means Bison Capital Acquisition Corp., a British Virgin Islands company, which, if the Business Combination is successfully completed as contemplated, would continue as a Delaware corporation renamed “Xynomic Pharmaceuticals Holdings, Inc.”

“Bison ordinary shares” or “our ordinary shares” means ordinary shares, no par value, of Bison.

“Bison Proposals” means all of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal.

“Business Combination” means the acquisition by us of all of Xynomic equity interests, pursuant to the Merger Agreement, whereby Merger Sub, a wholly-owned subsidiary of Bison, will merge with and into Xynomic, with Xynomic surviving the merger and being the whole owned subsidiary of Bison and other transactions contemplated in the Merger Agreement.

“Cassel Salpeter” means Cassel Salpeter & Co., LLC.

“Closing” means the closing of the Business Combination as set forth in the Merger Agreement.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Merger Consideration” means $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

“Closing Consideration Shares” means the aggregate number of newly issued shares of Company common stock equal to the Closing Merger Consideration divided by $10.15.

“Companies Act of 2004” and the “Insolvency Act” mean the British Virgin Islands Business Companies Act,2004 (as amended) and the Insolvency Act, 2003 of the British Virgin Islands, respectively.

“Company common stock” Bison Capital Acquisition Corp.’s issued and outstanding ordinary shares with no par value converted in connection with the Domestication on a one-for-one basis into common stock, par value $0.0001 per share.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Current Charter” means the memorandum and articles of association as amended and restated on June 19, 2017 and March 21, 2019, currently registered by the Registrar of Corporate Affairs in the British Virgin Islands.

“Domestication” means Bison Capital Acquisition Corp.’s plan to re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware.

“EarlyBirdCapital” means EarlyBirdCapital, Inc., an underwriter and sole book-running manager in the IPO.

“Earnout Criteria” means in the event that Xynomic (or, after the Closing, the Company) obtains a worldwide exclusive license to a Phase 2 ready oncology drug candidate identified by the parties on or prior to March 12, 2019, the Earnout Shares will be released to Xynomic stockholders, except that 3% of the Earnout Shares will be deposited in the Escrow Account as a part of the Escrow Shares upon the release.

“Earnout Shares” means 9,852,216 shares of Company common stock (representing $100,000,000 based on a $10.15 per share value of the Company’s common stock).

“Earnout Escrow Account” means the account where the Merger Agreement provides that the Earnout Shares will be deposited at Closing.

“Effective Time” means the time of filing the certificate of merger with the Secretary of State of the State of Delaware or such other time specified in the certificate of merger.

“Escrow Account” means at the Closing, 3% of the Closing Consideration Shares will be deposited in an escrow account to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means an escrow agreement to be entered among Bison, the shareholder representative on behalf of certain Xynomic stockholders, and the Escrow Agent pursuant to which, certain Xynomic stockholders will deposit certain Escrow Shares with the Escrow Agent to security the performance of the indemnification obligations of the Xynomic stockholders under the Merger Agreement.

“Escrow Shares” means 3% of the Closing Consideration Shares to be deposited into escrow to support certain indemnification obligations under the Merger Agreement in accordance with the terms set forth in certain escrow agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Amendment Proposal” means a proposal that was approved at the Extension Meeting on March 21, 2019 to amend the Company’s memorandum and articles of Association dated June 19, 2017 ( to extend the date before which the Company must complete a business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board, and provide that the date for cessation of operations of the Company if the Company has not completed a business combination would similarly be extended.

“Extension Meeting” means a special meeting of stockholders held by the Company on March 21, 2019 to approve the Extension Amendment Proposal and Trust Amendment Proposal.

“Founder Shares” means the 1,509,375 shares of Bison ordinary shares issued to our Sponsor and James Jiayuan Tong in a private placement prior to our IPO.

“Group Company(ies)” means Xynomic and its subsidiaries, including Xynomic Pharmaceuticals (Nanjing) Co., Ltd., Xynomic Pharmaceuticals (Shanghai) Co., Ltd., and Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. as listed in Schedule 3.04 of the Company Disclosure Letter to the Merger Agreement.

“Interim Charter” means the certificate of incorporation attached to the accompanying proxy statement/prospectus as Annex B and to be adopted upon the Domestication taking effect.

“Incentive Plan” means the proposed Xynomic 2018 Equity Incentive Plan attached to the accompanying proxy statement/prospectus as Annex E.

“Initial Shareholders” means our Sponsor and each of our current officers and current directors and an advisor, in each case, that hold Founder Shares.

“Initial Public Offering” or “IPO” means the initial public offering of Bison units, each comprised of one ordinary share, one-half of one warrant, and one right to receive one–tenth of an ordinary share upon the Closing, consummated on June 23, 2017 with respect to 5,250,000 units and on June 28, 2017 with respect to 787,500 units related to the full exercise of the underwriter’s over-allotment option, in each case at $10.00 per unit.

“Lock-Up Agreement” means a lock-up letter agreement that each of Xynomic stockholders will enter into with the Company upon closing of the Business Combination restricting the sale, transfer or other disposition for value of Bison ordinary shares received as part of the Closing Consideration Shares for nine months post-Closing.

“Meeting” means the special meeting of shareholders of Bison that is the subject of this proxy statement/prospectus.

“Merger” or “merger” means acquisition by us of all of Xynomic equity interests, pursuant to the Merger Agreement, whereby Merger Sub, a wholly-owned subsidiary of Bison, will merge with and into Xynomic Pharmaceuticals, Inc., with Xynomic Pharmaceuticals, Inc. surviving the merger and being the wholly-owned subsidiary of Bison.

“Merger Agreement” means the Merger Agreement, dated as of September 12, 2018, as it may be amended, by and among the Company, Merger Sub, Xynomic and a representative of Xynomic stockholders, a copy of which is attached hereto as Annex A.

“Merger Sub” means Bison Capital Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Bison, solely set up for the purpose of facilitate and effect the Business Combination.

“Merger Consideration Shares” means the sum of Closing Consideration Shares and Earnout Shares.

“ordinary shares” or “our ordinary shares” means ordinary shares, no par value, of Bison.

“Outside Date” means June 24, 2019 or such earlier date as determined by Bison’s board of directors.

“Per Share Closing Merger Consideration” means the Closing Consideration Shares divided by the aggregate number of Company common shares outstanding immediately prior to the Effective Time of the Merger (including the Dissenting Shares as defined in the Merger Agreement).

“PRC” or “China” means the People’s Republic of China excluding Taiwan, Hong Kong and Macau for purposes of this proxy statement/prospectus.

“Prospectus” means the final prospectus filed with the Securities Exchange Commission (Registration No. 333-218404 and 333-218839) dated June 21, 2017.

“private shares,” “private rights” and “private warrants” mean the ordinary shares, rights and warrants included within the private units.

“Private Units” or “private units” means the 432,062 units Bison sold privately to our Sponsor and EarlyBirdCapital in connection with the IPO.

“private warrants” means the 216,031 warrants included in the private units, each of which entitles the holder to purchase one share of Bison Ordinary Share at a price of $11.50 per whole share, subject to certain adjustment.

“Proposed Amended and Restated Charter” means the proposed amended and restated certificate of incorporation of Bison immediately upon the closing of the Business Combination, which will become the Company’s amended and restated certificate of incorporation upon the approval of the Business Combination Proposal, a copy of which is attached hereto as Annex C.

“public rights” mean rights included in units issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shareholders” or “public shareholders” means holders of public shares, including the Initial Shareholders to the extent the Initial Shareholders hold public shares, provided that the Initial Shareholders will be considered a “public shareholder” only with respect to any public shares held by them.

“Public Shares” or “public shares” means the ordinary shares issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public warrants” means the warrants issued in our IPO, each of which is exercisable for one Bison ordinary share, in accordance with its terms.

“public rights” means the rights issued in our IPO, each of which entitles its holder to receive one-tenth of a share upon consummation of our initial business combination.

“Record Date” means [●].

“Registration Rights Agreement” means the proposed Registration Rights Agreement to be entered into upon closing of the Business Combination by the Company, and certain Xynomic stockholders and each of our Initial Shareholders.

“rights” means the private rights and the public rights, taken together.

“Securities Act” means the Securities Act of 1933, as amended.

“shares,” with respect to Bison, means, (1) prior to the Domestication, our ordinary shares, and (2) after the Domestication, shares of our common stock, $0.0001 par value per share.

“Sponsor” means Bison Capital Holding Company Limited, a Cayman Islands company.

“Special Committee” means a committee of Bison Capital Acquisition Corp.’s Board of Directors, which was established in connection with the proposed Business Combination and consists solely of Bison’s independent directors.

“Trust Amendment Proposal” means a proposal to amend to the Company’s investment management trust agreement, dated June 19, 2017 by and between the Company and Continental Stock Transfer & Trust Company to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by Bison’s board of directors if approved by Bison’s shareholders.

“Trust Fund” means the proceeds of Bison IPO and from certain private placement occurring simultaneously with the IPO, together with interests accrued from time to time thereon, held in a trust account, for the benefit of public shareholders.

“Trust Account” means the trust account where the Company places its net proceeds of the sale of the Units in the Initial Public Offering and the Private Units upon the closing of the Initial Public Offering and the private placement on June 23, 2017.

“unit” consists of one ordinary share, one right and one warrant.

“Voting Agreement” means a voting and support agreement entered into by and among certain shareholders of Bison and Xynomic dated as of September 12, 2018.

“warrants” means the private warrants and the public warrants, taken together.

“Xynomic” means Xynomic Pharmaceuticals, Inc. a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, taken together.

“Xynomic stockholders” means the stockholders of Xynomic Pharmaceuticals, Inc. immediately prior to the closing of the Business Combination.

“Zhongshan Bison” means Zhongshan Bison Healthcare Investment Limited, a limited partnership holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing.

Questions and Answers about the Proposals for Shareholders

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting (the “Meeting”), including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. We urge shareholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve an agreement and plan of merger, dated as of September 12, 2018, which was amended on February 11, 2019, February 22, 2019, and April 2, 2019 (as amended, the “Merger Agreement”), providing for the merger of our wholly-owned subsidiary, Bison Capital Merger Sub Inc. (“Merger Sub”), a Delaware corporation, with and into Xynomic, a Delaware corporation, with Xynomic being the surviving company and a wholly-owned subsidiary of the Company.

Under the Merger Agreement, all of Xynomic stockholders will receive a number of newly issued shares of Company common stock upon the Closing equal to the Closing Merger Consideration divided by $10.15 per share (the “Closing Consideration Shares”). The “Closing Merger Consideration” will be equal to $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

In addition to the Closing Consideration Shares, Xynomic stockholders will receive an additional 9,852,216 Company common shares in aggregate (the “Earnout Shares,” and together with the Closing Consideration Share, the “Merger Consideration Shares”). At the Closing, the Merger Agreement provides that the Earnout Shares will be deposited in an earnout escrow account (the “Earnout Escrow Account”). The Merger Agreement provides that in the event that Xynomic (or, after the Closing, the Company) obtains a worldwide exclusive license to a Phase 2 ready oncology drug candidate identified by the parties on or prior to March 12, 2019 (the “Earnout Criteria”), the Earnout Shares will be released to Xynomic stockholders, except that 3% of the Earnout Shares will be deposited in the Escrow Account (as defined below) as a part of the Escrow Shares (as defined below) upon the release. The Merger Agreement provides that if the Earnout Criteria are not achieved, the Earnout Shares will be returned to the Company. The Earnout Criteria were achieved in December of 2018, and thus the Earnout Shares will be issued to Xynomic stockholders at the Closing, except that 3% of the Earnout Shares will be deposited in the Escrow Account as part of the Earnout Shares.

The newly issued Merger Consideration Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering on the basis that the securities were offered and sold in a non-public offering to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) or to non-U.S. persons (as defined in Regulation S as promulgated under the Securities Act).

At the Closing, 3% of the Closing Consideration Shares will be deposited in an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing. 3% of the Earnout Shares will be added to the Escrow Account for the same purposes (all shares deposited in the Escrow Account are referred to as “Escrow Shares”). Xynomic stockholders are entitled to vote all the Escrow Shares and the Earnout Shares while they are held in escrow.

At the Closing, each outstanding Xynomic option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Company common shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of Company common shares equal to (as rounded down to the nearest whole number) the product of (A) the Closing Consideration Shares divided by the aggregate number of Company common shares outstanding immediately prior to the effective time of the Merger (including the Dissenting Shares as defined in the Merger Agreement) (the “Per Share Closing Merger Consideration”), multiplied by (B) the number of Company common shares subject to the unexercised portion of such Xynomic option, (ii) be subject to the same vesting schedule as the applicable Xynomic option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Xynomic option prior to its assumption, divided by (B) the Per Share Closing Merger Consideration, subject to certain adjustments. In accordance with the Merger Agreement, we expect that there will be in aggregate 1,921,969 Company common shares underlying the Assumed Options subject to vesting schedule of each.

For additional information regarding sources and uses for funding the consideration to be paid in the Business Combination, see “The Business Combination Proposal — Sources and Uses for the Business Combination.”

Our units, ordinary shares, rights, and warrants are currently listed on The Nasdaq Capital Market under the symbols “BCACU,” “BCAC,” “BCACR,” and “BCACW,” respectively.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be addressed at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	When and where is the Meeting?

A:	The Meeting will be held on [●] at 9:30 a.m., Eastern Standard Time, at 1450 Broadway, 26th Floor, New York, NY 10018.

Q:	What is being voted on at the Meeting?

A:	Below are proposals on which our shareholders are being asked to vote:

(1)	The Business Combination Proposal — to approve the Merger Agreement providing for the merger of our Merger Sub with and into Xynomic Pharmaceuticals, Inc., with Xynomic Pharmaceuticals, Inc. being the surviving company and a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, at the Closing, we will issue shares of Company common stock equal to the Closing Merger Consideration to the Xynomic stockholders in exchange of 100% equity capital of Xynomic Pharmaceuticals, Inc., resulting Xynomic Pharmaceuticals, Inc. being a wholly-owned subsidiary of the Company and additional 9,852,216 shares of common stock as the Earnout Shares to be released to Xynomic stockholders subject to the achievement of the Earnout Criteria and other conditions and terms set forth in the Merger Agreement.

(2)	The Domestication Proposal — to consider and vote upon a proposal to: (a) re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware, prior to the Closing; (b) in connection therewith to adopt upon the Domestication taking effect the certificate of incorporation, appended to this proxy statement/prospectus as Annex B (the “Interim Charter”) in place of our Current Charter and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act of 2004 and in connection therewith to file the Interim Charter with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation;

(3)	The Charter Amendment Proposal — to approve and adopt, subject to and conditional on the Domesticate and the Closing (but with immediate effect from the latter), Proposed Amended and Restated Bylaws and Proposed Amended and Restated Charter to (1) change the name of the Company to Xynomic Pharmaceuticals Holdings, Inc. and (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing.

(4)	The Director Election Proposal — to consider and vote upon a proposal to re-elect Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi, and James Jiayuan Tong to serve as directors on our board of directors until the 2019 annual meeting of shareholders; and to elect Messrs. Yinglin Mark Xu, Tingzhi Qian and Adam Inglis to serve as directors on our board of directors until the 2019 annual meeting of the shareholders, in each case under the terms of the Amended and Restated Charter.

(5)	The Incentive Plan Proposal — to consider and vote upon a proposal to adopt and assume the Xynomic 2018 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E.

(6)	The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the current total issued and outstanding ordinary shares of Bison, which Nasdaq may deem to be a change of control pursuant to the Business Combination.

(7)	The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, or the Nasdaq Proposal (collectively, the “Bison Proposals”).

Q:	Are the proposals conditioned on one another?

A:	The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Charter Amendment Proposal. The Charter Amendment Proposal is conditioned on the approval of the Domestication Proposal. In addition, each of the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus.

It is important for you to note that in the event that any of the Bison Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Q:	Why is Bison providing shareholders with the opportunity to vote on the Business Combination?

A:	Under the Current Charter and Interim Charter, as applicable, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. We are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the Closing.

Q:	What will happen in the Business Combination?

A:	At the Closing, Merger Sub will be merged with and into Xynomic Pharmaceuticals, Inc., following which Merger Sub shall cease existence and Xynomic Pharmaceuticals, Inc. shall continue as the surviving entity and become our direct wholly-owned subsidiary. The merger shall have the effects specified in Delaware law. As the consideration for the Business Combination, all the issued and outstanding shares of Xynomic Pharmaceuticals, Inc. will be exchanged for the Merger Consideration Shares.

Q:	Following the Business Combination, will the Company’s securities continue to trade on a stock exchange?

A:	Yes. We will apply to continue the listing of Company common shares and warrants on The Nasdaq Capital Market under the new symbols “XYN” and “XYNPW,” respectively, upon the Closing. Our public units will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security.

Q:	What are the Earnout Shares, and in what circumstances will it be payable to Xynomic stockholders?

A:	The Merger Agreement provides that, in addition to the Closing Consideration Shares, Xynomic stockholders will receive additional 9,852,216 shares of Company common stock. At the Closing, the Merger Agreement provides that the Earnout Shares will be deposited in the Earnout Escrow Account. The Merger Agreement provides that in the event that the Earnout Criteria are achieved, the Earnout Shares will be released to Xynomic stockholders, except that 3% of the Earnout Shares will be deposited in the Escrow Account as a part of the Escrow Shares upon the release. The Merger Agreement provides that if the Earnout Criteria are not achieved, the Earnout Shares will be returned to the Company. The Earnout Criteria were achieved in December of 2018, and thus the Earnout Shares will be issued to Xynomic stockholders at the Closing, except that 3% of the Earnout Shares will be deposited in the Escrow Account as part of the Earnout Shares. For more information, see “The Business Combination Proposal — General Description of the Merger Agreement.”

Q:	What equity stake will (i) current Bison shareholders hold in the Company after the Closing and (ii) Bison hold in Xynomic after the Closing?

A:	We anticipate that, at the Closing, and assuming there are no redemptions, and assuming the issuance of 34,482,758 Closing Consideration Shares (assuming Closing Merger Consideration of $350 million) and 9,852,216 Earnout Shares, Bison’s Public Shareholders will retain an ownership interest of 2.95% in the Company post-Closing and our Initial Shareholders and affiliates (including the underwriter in our IPO) will retain an ownership interest of 4.16% in the Company post-Closing. These relative percentages assume the automatic conversion of 6,469,562 rights of Bison into 646,956 Company common shares at the Closing. In addition, if any of our Public Shareholders exercises their redemption rights, the aggregate ownership interest of our Public Shareholders in the Company post-Closing will decrease and the ownership interest our of Initial Shareholders, including our Sponsor and the Chief Executive Officer and the ownership interest of Xynomic stockholders in the Company post-Closing, will increase. Upon the Closing, Bison will own 100% of the issued and outstanding shares of common stock of Xynomic. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by our existing shareholders in the Company post-Closing will be different. These ownership percentages with respect to the Company following the Business Combination do not take into account: (i) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares, (ii) the 216,031 private warrants to purchase up to a total of 216,031 Company common shares, (iii) the unit purchase option, held by the underwriters in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (iv) the issuance of any Company common shares under the Assumed Options at the Closing, or (v) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders.

For more information, please see the section entitled “Summary of the Proxy statement/prospectus — Impact of the Business Combination on Bison’s Public Float.”

Q:	What will the business of the combined company be like following the Business Combination, assuming that the Business Combination is approved?

A:	Assuming the Business Combination is approved, following the Closing, the combined company’s business will be that of Xynomic. The combined company will change its corporate name from “Bison Capital Acquisition Corp.” to “Xynomic Pharmaceuticals Holdings, Inc.” For more information about Xynomic and its business, see the section entitled “Information about Xynomic.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Merger Agreement, including that our shareholders have approved the Business Combination, the Merger Agreement, and the rest of the Bison Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:	Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its trust account, to fund the refinancing of existing Xynomic indebtedness and certain additional payments related to the Business Combination?

A:	Yes. Under the Merger Agreement, Xynomic is not required to consummate the Business Combination if Bison’s net tangible assets are less than $7,500,000 after giving effect to such redemptions and the Merger. In the event that redemption by Public Shareholders may cause the net tangible assets of the Company post the Closing less than $7,500,000, we may consider additional financing in connection with the Business Combination.

Q:	Why is Bison proposing the Domestication Proposal?

A:	The Domestication Proposal allows the Company to re-domicile as a Delaware entity. We believe that the Domestication would, among other things, provide legal, administrative, and other similar efficiencies; relocate our jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the Delaware General Corporation Law (the “DGCL”), and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and provide a favorable corporate environment which will help us compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled and experienced personnel. Additionally, the Domestication would avoid certain tax inefficiencies to the combined company. In connection with the Domestication, we will be filing the Interim Charter with the Secretary of State of the State of Delaware, which amends and removes the provisions of our current charter that terminate or otherwise become inapplicable because of the Domestication and provides our shareholders with the same or substantial the same rights in connection with the Business Combination.

Q:	What are the federal income tax consequences of the Domestication?

A:	The Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). Upon the closing of the Domestication, Bison becomes a domestic corporation for federal income tax purposes, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of Bison ordinary shares, will be subject to Section 367(b) of the Code and, as a result:

Subject to the discussion below concerning passive foreign investment companies (“PFICs”), a U.S. Holder of Bison ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and does not own actually and constructively 10% or more (by vote or value) of Bison (a “10% Shareholder”) will not recognize any gain or loss and will not be required to include any part of the Company’s earnings in income.

Subject to the discussion below concerning PFICs, a U.S. Holder of Bison ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% Shareholder will generally recognize gain (but not loss) on the deemed receipt of Company common stock in the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Bison ordinary shares provided certain other requirements are satisfied.

Subject to the discussion below concerning PFICs, a U.S. Holder of Bison ordinary shares whose ordinary shares have a fair market value of $50,000 or more, and who on the date of the Domestication is a 10% Shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Bison ordinary shares provided certain other requirements are satisfied.

As discussed further under “PFIC Considerations” below, the Company believes that it has been considered a PFIC since its inception. Accordingly, subject to certain exceptions, the Domestication will be a taxable event for any U.S. Holder under the PFIC rules. The determination of whether a foreign corporation is a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination. If the Company is considered a PFIC for U.S. federal income tax purposes, proposed Treasury Regulations, if finalized in their current form, would generally require U.S. Holders of Bison ordinary shares to recognize gain on the deemed receipt of Company common stock in the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Bison ordinary shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of the Company. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Consequences of the Domestication.”

If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of Bison ordinary shares, you may become subject to withholding tax on any dividends paid on the ordinary shares of Bison or the Company common stock subsequent to the Domestication.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences of the Domestication” of this proxy. WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR.

Q:	Why is Bison proposing the Charter Amendment Proposal?

A:	The Proposed Charter Amendment that we are asking our shareholders to approve in connection with the Business Combination provides (1) change the name of the Company to Xynomic Pharmaceuticals Holdings, Inc. and (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing.

Q:	Why is Bison proposing the Director Election Proposal?

A:	Upon the Closing, we anticipate that the size of our board of directors will increase to seven directors, all of whom will be voted on by our shareholders at the Meeting. See the section entitled “Director Election Proposal” for additional information. Unless waived by Xynomic, approval of the Director Election Proposal is a condition to the Closing pursuant to the Merger Agreement.

Q:	Why is the Company proposing the Incentive Plan Proposal?

A:	The Xynomic 2018 Equity Incentive Plan allows us to grant equity awards (including stock options, restricted stock units, and performance share awards) to our employees, officers, directors, and advisors. We believe our success is due to our highly talented employee base and that future success depends on the ability to attract and retain high caliber personnel. We compete with many companies for a limited pool of talented people. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the quality personnel we need to move our business forward.

Q:	Why is the Company proposing the Nasdaq Proposal?

A:	We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b), which require shareholder approval of the issuance of shares of stock in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or ordinary shares outstanding before such issuance of shares and (2) a change of control. Pursuant to the Merger Agreement, assuming Closing Merger Consideration of $350 million, we estimate that we may issue up to 44,334,974 Company common shares (assuming Closing Merger Consideration of $350 million and Earnout Consideration of 9,852,216 shares), subject to adjustment as described in the Merger Agreement. We anticipate that the Merger Consideration Shares to be issued to Xynomic stockholders (1) will constitute more than 20% of our outstanding common shares and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of the Company. As a result, we are required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b). For more information, see the section entitled “Nasdaq Proposal.” Approval of the Nasdaq Proposal is a condition to the Closing pursuant to the Merger Agreement. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Charter Amendment Proposals.

Q:	What happens if I sell my Bison ordinary shares before the Meeting?

A:	The Record Date for the Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Bison ordinary shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your Bison ordinary shares prior to the Record Date, you will have no right to vote those shares at the Meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What vote is required to approve the proposals presented at the Meeting?

A:	Approval of each Bison Proposal requires the affirmative vote of a majority of the votes entitled to vote thereon which are cast by shareholders present in person or represented by proxy at the Meeting. As each of the Proposals is made for the purposes of approving or is in conjunction with the consummation of the Business Combination and that none would in any event substantively affect the rights attaching to the Bison ordinary shares (even as they become common stock following the Domestication), the directors of the Company are of the view that the higher 65% voting threshold, as would apply in certain circumstances under the Current Charter, would not apply in respect of the Bison Proposals. With particular regard to the Domestication, it is further noted that not only with the Interim Charter preserve the existing rights of the Bison ordinary shares unchanged, but also that the existing provisions of the Current Charter (including Regulation 23 of the Current Charter and those others which cannot be amended prior to the consummation of a Business Combination or made subject to certain restrictions on amendment) will be replicated or substantively replicated in the Current Charter.

Bison shareholder’s failure to vote by proxy or to vote in person at the Meeting or the failure of a Bison shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Bison ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and Broker non-votes will not be counted for purposes of establishing a quorum.

Additionally, you are not required to affirmatively vote for or against the Business Combination Proposal in order to exercise your redemption rights.

Currently, our Sponsor, together with certain of its affiliates and our independent directors including underwriters in Bison’s IPO, own approximately 70.74% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares. Our Sponsor and other affiliates have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on the Business Combination Proposal and to vote any Bison ordinary shares owned by them in favor of the proposals described in the accompanying proxy statement/prospectus. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Business Combination or to consummate the Business Combination.

Q:	May Bison or the Sponsor, Bison Capital’s directors, officers, advisors, or their affiliates purchase shares in connection with the Business Combination?

A:	In connection with the shareholder vote to approve the proposed Business Combination, our Initial Shareholders, directors, executive officers, advisors, or their affiliates may (i) purchase Bison ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Bison ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions by the Initial Shareholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the Meeting vote in favor of the Business Combination Proposal, and/or (y) that the Company will have at least $7,500,000 in net tangible assets upon the Closing after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met. However, they have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

Q:	How many votes do I have at the Meeting?

A:	Our shareholders are entitled to one vote at the Meeting for each share of Bison ordinary shares held of record at the close of business on [●], the Record Date for the Meeting. As of the close of business on the Record Date, there were 2,744,517 outstanding ordinary shares.

Q:	What constitutes a quorum at the Meeting?

A:	Holders of 50% of the votes of the Company’s issued and outstanding shares as of the Record Date that are entitled to vote on the Bison Proposals at the Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the Chairman has the power to adjourn the Meeting. As of the Record Date for the Meeting, 50% of 2,744,517 ordinary shares would be required to achieve a quorum.

Q:	Who at Bison has approved the Merger Agreement and the Business Combination?

A:	The Merger Agreement and the Business Combination have been approved by the special committee of Bison’s board (the “Special Committee”), which was established in connection with the proposed Business Combination and consists solely of Bison’s independent directors. Upon the recommendation of the Special Committee, Bison’s board has approved the Merger Agreement and the Business Combination and decided to recommend our shareholders to vote FOR all Bison Proposals. Concurrently with execution of the Merger Agreement, certain shareholders of Bison entered into a voting and support agreement with Xynomic (the “Voting Agreement”). Under the Voting Agreement, such Bison shareholders party thereto generally agreed to vote all of their capital shares representing 70.74% of the outstanding voting power in Bison in favor of the Merger Agreement and the transactions contemplated thereby, and each other Proposal contained herein.

Q:	What interests do Bison’s current officers and directors have in the Business Combination?

A:	Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include, among other things:

(1)	the fact that our Sponsor and our Chief Executive Officer, Dr. Tong, paid an aggregate purchase price of $25,000, or approximately $0.017 per share, for their 1,509,375 Founder Shares which would have a value of approximately $[●] million based on the closing price of Bison ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business combination by Outside Date; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(2)	the fact that our Sponsor holds 401,875 private units and will continue to hold 422,062 Company common shares and 200,937 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors;

(3)	if Bison is unable to complete a business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, given that the Extension Amendment Proposal was approved by Bison’s shareholders on March 21, 2019, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Bison for services rendered or contracted for or products sold to Bison, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

(4)	the continuation of four of our five existing directors as directors of the combined company;

(5)	the fact that Bison has issued a $500,000 note to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing;

(6)	the fact that in addition to the $500,000 notes, the Sponsor has loaned us $100,000 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account;

(7)	the fact that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor;

(8)	the fact that the Merger Agreement provides a termination fee of $4,500,000 payable to our Sponsor if (i) the breach by Xynomic causes Bison to not be able to satisfy its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Business Combination and the Merger Agreement by its shareholders and not consummating an alternative business combination with another party, or to close the Business Combination on or prior to June 24, 2019 or such earlier date as determined by Bison’s board of directors, given that the Extension Amendment Proposal was approved by Bison’s shareholders on March 21, 2019, unless otherwise extended as provide in the Merger Agreement and in accordance with the Current Charter (the “Outside Date”), or enter into a definitive agreement to consummate an alternative business combination by that date, and (ii) Bison ceases operations other than making required distributions to its shareholders pursuant to its organizational documents and its winding up and dissolution as a result of (x) failing to obtain shareholder approval to consummate any alternative business combination or (y) occurrence of an Automatic Redemption Event (as defined in the Current Charter); and

(9)	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the Closing, less taxes payable, upon the Closing. A public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares without our prior written consent (the “20% threshold”). Our Sponsor and Initial Shareholders have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the Closing, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $[●] on the Record Date, the estimated per share redemption price would have been approximately $[●] per share. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by June 24, 2019 or such earlier date as determined by Bison’s board of directors.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your Bison ordinary shares for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash, and the potential inability to meet the listing standards of the Nasdaq Capital Market.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern Standard Time on [●] (two business days before the Meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	Bison shareholders who exercise their redemption rights to receive cash from the trust account in exchange for their Bison ordinary shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Bison ordinary shares redeemed. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming shareholder’s percentage ownership in Bison. It is important to note that the Section 318 of the Code attribution or constructive ownership of stock rules apply when testing redemption treatment under Section 302(b). If there is attribution sufficient to cause the redemption to be treated instead under the Section 301 distribution rules which breaks non-liquidating corporate distributions into three distinct parts: (i) dividend treatment included in shareholder’s gross income under Section 301(c)(1) (which may or may not receive “qualified dividend” treatment under Section 1(h)(11)), (ii) the portion of the distribution that is not a dividend shall be applied against and reduce the shareholder’s adjusted basis in the stock pursuant to Section 301(c)(2), and (iii) any remaining portion of the distribution shall be treated as gain from the sale or exchange of the Bison ordinary shares under Section 301(c)(3). If the receipt of cash in exchange for the ordinary shares is treated under Section 302(b) of the Code, then such gain or loss will be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. See the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.”

Q:	If I am a Bison warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	If I am a Bison unit holder, can I exercise redemption rights with respect to my units?

A:	No. You can only exercise redemption rights with respect to your public shares (excluding the Bison shares upon the automatic conversion of the rights include in the units). Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares, public rights, and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights, and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Bison ordinary shares in connection with the Business Combination.

Q:	What happens to the funds held in the trust account upon the Closing?

A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) to Bison shareholders who properly exercise their redemption rights, (ii) the remaining cash balance (if any) will be used to pay up to $2.73 million (of which we currently estimate all to be incurred and payable) of fees, costs, and expenses of Bison (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees, and banking fees payable to the underwriters of our IPO), and (iii) after all redemption payments and approximately $2.73 million of such fees, costs, and expenses are paid, the remaining cash balance will be used as future working capital and for other general corporate purposes of the combined company.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, the Current Charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares (including any public units in the IPO or any public units or shares that the Initial Shareholders or their affiliates purchased in the IPO or later acquired in the open market or in private transactions) which will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in each case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law. In connection with the redemption of 100% of the Company’s outstanding public shares, each holder will receive a full pro rata portion of the amount then in the Trust Account plus any pro rata interest earned on the funds held in the Trust Account (net of any taxes payable).

We expect that the amount of any distribution our public shareholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Bison’s obligations under the requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Bison’s outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our ordinary shares at the close of business on [●], the Record Date for the Meeting, you may vote with respect to the proposals in person at the Meeting, or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a legal proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Meeting?

A:	At the Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have no effect on the outcome of any vote on the proposals. Additionally, if you abstain from voting or fail to vote at the Meeting, you will not be able to exercise your redemption rights (as described above).

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:	If I am not going to attend the Meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the shareholders at the Meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our acting secretary for the Business Combination or our proxy solicitor so that it is received by us prior to the Meeting or attend the Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our acting secretary or proxy solicitor, which must be received by them prior to the Meeting. You can find address of our acting secretary and proxy solicitor in “Who can help answer my questions?”

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Bison will pay the cost of soliciting proxies for the Meeting. Bison has engaged Advantage Proxy to assist in the solicitation of proxies for the Meeting. Bison has agreed to pay Advantage Proxy a fee of $7,500 plus expenses, which fee also includes Advantage Proxy acting as the inspector of elections at the Meeting. Bison will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. Bison will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of shares of Bison’s ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Bison’s ordinary shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Bison Capital Acquisition Corp.

609-610 21st Century Tower

No. 40 Liangmaqiao Road, Chaoyang District

Beijing 100016, China

Attn: Jim (Keshu) Li
Tel: (86)10-8444-6968
Email: jim.li@bisonholding.com

You may also contact our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Summary of the Proxy statement/prospectus

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise specified, all share calculations assume (a) 2,744,517 Bison ordinary shares are issued and outstanding, (b) issuance of approximately 44,334,974 Company common shares (subject to certain adjustments) as Merger Consideration Shares pursuant to the Merger Agreement, (c) 6,037,500 rights issued in the IPO to receive 603,750 Company common shares upon the Closing, (d) 432,062 rights issued in the private placement in connection with the IPO to receive 43,206 Company common shares upon the Closing and do not take into account: (i) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares, (ii) the 216,031 private warrants to purchase up to a total of 216,031 Company common shares, (iii) the unit purchase option, held by the underwriter in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (iv) the issuance of any Company common shares under the Assumed Options upon the Closing, or (v) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Bison’s existing shareholders in Bison will be different. See “Summary — Impact of the Business Combination on Bison’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Parties to the Business Combination

Bison Capital Acquisition Corp.

Bison Capital Acquisition Corp. (the “Company,” “we,” “our,” “us,” or “Bison”) is a blank check company incorporated in the British Virgin Islands on October 7, 2016. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company intends to focus on businesses that have their primary operations located in Asia and North America in media/entertainment, consumer services, and healthcare industries.

Bison’s units, ordinary shares, rights, and warrants are each traded on the Nasdaq Capital Market under the symbols “BCACU,” “BCAC,” “BCACR,” and “BCACW,” respectively.

The mailing address of Bison’s principal executive office is 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China.

Merger Sub

Bison Capital Merger Sub Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company, formed by the Company on August 20, 2018, to consummate the Business Combination (“Merger Sub”). In the Business Combination, Merger Sub will merge with and into Xynomic Pharmaceuticals, Inc., with Xynomic Pharmaceuticals, Inc. continuing as the surviving entity.

The mailing address of Merger Sub’s principal executive office is 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China.

Xynomic Pharmaceuticals, Inc.

Xynomic Pharmaceuticals, Inc. was incorporated on August 24, 2016, in Wyoming and was redomesticated to Delaware on April 3, 2018 (“Xynomic”). As of December 31, 2018, Xynomic has one wholly owned subsidiary in China, Xynomic Pharmaceuticals (Nanjing) Co., Ltd., which has two wholly owned subsidiaries, namely Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. and Xynomic Pharmaceuticals (Shanghai) Co., Ltd.

The mailing address of Xynomic’s principal executive office is: Suite 4202, K. Wah Centre, 1010 Middle Huaihai Road, Shanghai 200031, China.

Xynomic’s Business

Xynomic is a clinical stage biopharmaceutical company that discovers and develops innovative small molecule drug candidates for the treatment of cancer in humans. Xynomic’s approach is to focus on drug candidates that target both hematological malignancies and solid tumors. Xynomic’s lead drug candidate is abexinostat, an orally dosed, hydroxamic acid-based small molecule histone deacetylase (“HDAC”) inhibitor. Xynomic’s other clinical stage drug candidate is XP-105, an orally bioavailable kinase inhibitor, which inhibits both raptor-mammalian target of rapamycin (“mTOR”) complex 1 and rictor-mTOR complex 2. In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective RAF inhibitor, is the closest to clinical testing. The following is a summary of Xynomic’s product development pipeline:

Xynomic has not completed any clinical trials since its inception. With respect to the pipeline programs referenced in the above figure, all of the completed clinical trials of abexinostat were conducted by or on behalf of either Pharmacyclics LLC (“Pharmacyclics”) or Servier Laboratories and the one completed clinical trial of XP-105 was conducted by or on behalf of Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). Xynomic has obtained exclusive rights to use all the data generated in these previously completed clinical trial.

●	Abexinostat – Xynomic’s most advanced drug candidate, abexinostat, has been evaluated in 18 Phase 1/2 clinical trials for lymphoma and solid tumors. In February 2017, Xynomic entered into a license agreement with Pharmacyclics, a subsidiary of AbbVie Inc. (“AbbVie”), for the worldwide exclusive rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses. Since its in-licensing of abexinostat, Xynomic has started enrolling patients in clinical trials for three different indications: (1) in follicular lymphoma, as a monotherapy, (2) in renal cell carcinoma, in combination with pazopanib, and (3) in multiple solid tumors, in combination with Keytruda®. In addition, Xynomic plans to initiate four clinical trials of abexinostat in the next six months.
●	XP-105 (also known as BI 860585) – In December 2018, Xynomic entered into a license agreement with Boehringer Ingelheim for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses. Prior to this license, BII had completed one Phase 1 clinical trial for solid tumors. Xynomic plans to initiate two clinical trials of XP-105 in late 2019.
●	Pre-Clinical Programs – In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective RAF inhibitor to which Xynomic obtained a worldwide exclusive license from Boehringer Ingelheim, is the closest to clinical testing.

Xynomic’s business strategy has been designed to enable Xynomic to achieve its mission of developing and commercializing potentially innovative drug products in the field of oncology. The key tenets of its strategy include the following:

●	Build an oncology franchise to maximize value.
●	Capitalize on its expertise to develop a pipeline of small molecule, oral, targeted drug candidates.
●	Strategically in-license global rights to late stage drug candidates.
●	Build a strong internal research and development team to enrich the pipeline.
●	Utilize global resources to lower cost and improve efficiency.
●	Capture potential lower research and development costs, better access to patient pool and growing market in China.

Opinion of Financial Advisor to the Special Committee

On September 11, 2018, Cassel Salpeter rendered its oral opinion to the Special Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of September 11, 2018, and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion, (i) the Aggregate Merger Consideration to be issued by the Company in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company and (ii) Xynomic had a fair market value equal to at least 80% of the balance of funds in the Company’s trust account.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. Neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus, however, are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise. The opinion was addressed to the Special Committee for the use and benefit of the members of the Special Committee (in their capacities as such) in connection with the Special Committee’s evaluation of the Business Combination. Cassel Salpeter’s opinion was just one of the several factors the Special Committee took into account in making its determination to recommend the Business Combination, including those described elsewhere in this proxy statement/prospectus.

Redemption Rights

Pursuant to our Current Charter and Interim Charter which will take effect upon the Domestication, as applicable, in connection with the Business Combination, our public shareholders may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter and the Interim Charter. This would have amounted to approximately $10.49 per share as of December 31, 2018 and was $10.54 at the Extension Meeting on March 21, 2019 when shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account with an aggregate of $55,177,977 (or $10.54 per share) removed from the Trust Account to pay such holders. If a holder exercises its redemption rights, then such holder will be exchanging its Bison common shares for cash and will no longer own Bison common shares and will not participate in the future growth of the Company, if any other than the shares received as a result of conversion of rights and the shares to be received as a result of exercise of warrants. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Bison Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Bison’s Public Float

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 34,482,758 Company common shares as the Closing Consideration Shares (assuming Closing Merger Consideration of $350 million) and the issuance of 9,852,216 Company common shares as Earnout Shares to Xynomic stockholders upon the Closing, Bison’s public shareholders will retain an ownership interest of 2.95% in the Company post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of 4.16% in the Company post-Closing. These relative percentages assume the automatic conversion of 6,469,562 rights of Bison into 646,956 common shares at the Closing. In addition, if any of our public shareholders exercises its redemption rights, the aggregate ownership interest of our public shareholders in the Company post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of Xynomic stockholders in the Company post-Closing, will increase. Upon the Closing, Bison will own 100% of the issued and outstanding shares of common stock of Xynomic. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by our existing shareholders in the Company post-Closing will be different. These ownership percentages with respect to the Company following the Business Combination do not take into account: (i) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares, (ii) the 216,031 private warrants to purchase up to a total of 216,031 Company common shares, (iii) the unit purchase option, held by the underwriter in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (iv) the issuance of any Company common shares under the Assumed Options upon the Closing, or (v) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Bison’s existing shareholders in Bison will be different. See “Summary — Impact of the Business Combination on Bison’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Organizational Structure

The following diagram illustrates the ownership structure of the Company immediately following the Business Combination and the jurisdictions in which the identified entities were organized.

Board of Directors of Bison Following the Business Combination

Upon the Closing, we anticipate that the size of our board of directors will increase to seven directors, whom will be voted on by our shareholders at the Meeting. Our board of directors has Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi and Dr. James Jiayuan Tong for re-election as directors and will have Mr. Yinglin Mark Xu, Messrs. Tingzhi Qian and Adam Inglis to serve as directors. Mr. Peixin Xu has informed us that he will resign from our board of directors upon the Closing. Therefore, if the Business Combination is consummated, our board of directors will consist of: Yinglin Mark Xu, the current Chairman, Chief Executive Officer, and President of Xynomic, Tingzhi Qian, the current director of Xynomic, James Jiayuan Tong, the current Chief Executive Officer and a director of Bison, three incumbent independent directors of Bison (Charles Prizzi, Thomas Folinsbee, and Richard Wu), and Adam Inglis, one additional independent director. See the sections entitled “Director Election Proposal” and “Management after the Business Combination.”

Approval of Domestication

At the Meeting, the Company’s shareholders will be asked to consider and vote upon a proposal to: (a) re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware, prior to the Closing; (b) in connection therewith to adopt upon the Domestication taking effect the Interim Charter in place of our Current Charter and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act of 2004 and in connection therewith to file the Interim Charter with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

For more information, see the section entitled “The Domestication Proposal.”

Approval and Adoption of the Proposal Related to the Proposed Charter Amendment

At the Meeting, the Company’s shareholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) the Closing, separate proposal for amendments to the Current Charter registered by the Registrar of Corporate Affairs in the British Virgin Islands, as set out in the Proposed Amended and Restated Charter appended to this proxy statement/prospectus as Annex C to (1) change the name of the Company to Xynomic Pharmaceuticals Holdings, Inc. and (2) remove or amend those provisions of our Current Charter which terminate or otherwise cease to be applicable following the Closing.

For more information, see the section entitled “The Charter Amendment Proposal.”

Appraisal Rights

Appraisal rights are not available to our shareholders in connection with the Business Combination.

Bison’s Board of Directors’ Reasons for the Approval of the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the ability of our management team to identify, acquire, and operate a business, concentrating on businesses which have their primary operations located in Asia and North America with a focus in media/entertainment, consumer services, and the healthcare industry.

The Business Combination resulted from a thorough search for a potential target, utilizing our resources along with the investment and operation experience of our management team and board of directors. The terms of the Business Combination are the result of extensive negotiations between Bison and Xynomic.

From the date of our IPO through the execution of the Merger Agreement on September 12, 2018, we evaluated various potential target companies. We have followed the initial set of criteria and guidelines outlined in the Prospectus to assess the value and the growth of the potential target. In reviewing various aspects of Xynomic, our board has identified the following factors that underlie our assessment.

Rapidly expanding healthcare market with growing unmet medical needs

The healthcare industry has been persistently growing, driving global economic growth and benefiting the human race. Due to the scientific breakthroughs and technological advancements, we observe many businesses with favorable margins and potential for sustainable growth in the healthcare industry. Oncology is the largest segment (approximately $116 billion in 2017, or 11.7% of the global pharmaceutical market1) and a fast growing segment in the global pharmaceutical market. With strong clinical data and well-designed trials, oncology drug candidates that Xynomic has in-licensed or is developing can potentially become commercially successful on a global scale after obtaining regulatory approvals.

A well-balanced portfolio with ongoing pivotal trials

Xynomic, founded by a group of industry veterans, is headquartered in Shanghai, China, with operations in Raleigh, North Carolina and major cities in China, including Beijing, Nanjing, and Zhongshan. Xynomic is engaged in research and development of innovative targeted cancer therapeutics in the U.S., Europe and China, and it focuses on small molecule drugs which are taken orally and have been tolerated well by patients. It builds and develops its oncology pipeline through both in-licensing and self-research and development efforts supported by its scientists with expertise in the industry. Xynomic’s product portfolio consists of late-stage in-licensed clinical Phase 3 drug candidate from Pharmacyclics, a Phase 2-ready drug candidate in-licensed from Boehringer Ingelheim and several pre-clinical programs. Xynomic is collaborating with Janssen and Memorial Sloan Kettering Cancer Center (“MSKCC”) in a clinical trial of a combination therapy.

[1]	Oncology/Cancer Drugs Market by Therapeutic Modalities (Chemotherapy, Targeted Therapy, Immunotherapy, Hormonal), Cancer Types (Blood, Breast, Gastrointestinal, Prostate, Skin, Respiratory/Lung Cancer) - Global Opportunity Analysis and Industry Forecast, 2013 - 2020 by Deepa Tatkare - Allied Market Research.

Global rights, global trials, and global coverage of business development

Xynomic’s team consists of international business leaders, scientists, and clinicians who have in-depth knowledge and experience in the healthcare markets in the U.S., Europe and China. Xynomic has established an international presence in the discovery and development of innovative small molecule drug candidates for the treatment of cancer in humans.

Business where Bison could add value

Xynomic requires access to capital in order to support and further its business development, especially with on-going global trials (including two pivotal trials and potentially two additional trials). We believe that Bison, as a Nasdaq-listed public company, could provide a portal for Xynomic to achieve its goals within the healthcare industry with relatively low costs of funding, so that Xynomic could effectively conduct the clinical trials and efficiently supplement its pipelines with new in-licensed products.

The board has also considered a number of factors to approve the Business Combination, including, but not limited to:

●	the business, history, and credibility of Xynomic and its affiliates;

●	the likelihood that the Business Combination will be completed;

●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

●	the view of Bison’s management as to the financial condition, results of operations, and business of Xynomic before and after the Business Combination based on due diligence;

●	the fact that consummating the Business Combination will mean the Company cannot pursue other alternatives that potentially could result in a greater value for the Company;

●	the risk that the Business Combination may not be completed in a timely manner or at all; and

●	various other risks associated with the Business Combination.

Conditions to Closing of the Business Combination

In order to close the Business Combination and assuming that a quorum is present at the Meeting, a majority of the holders of Bison ordinary shares voting at the Meeting in person or by proxy will need to vote in favor of the Business Combination Proposal.

Additionally, any shareholder redemptions in connection therewith may not result in net tangible assets of Bison falling below $5,000,001, and, under the Merger Agreement, Xynomic is not required to consummate the Merger if Bison’s net tangible assets are less than $7,500,000 after giving effect to such redemptions and the Merger. As a result, even if the Business Combination Proposal is approved, we may be unable to consummate the Business Combination unless we have sufficient liquidity to maintain at least $7,500,000 in net tangible assets after redemptions.

There are a number of other closing conditions in the Merger Agreement, including that both our shareholders and Xynomic stockholders have approved and adopted the Merger Agreement and that our common shares continue to be listed on Nasdaq (Xynomic stockholders have approved the Merger Agreement). For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Quorum and Required Vote for Proposals for the Meeting

A quorum of Bison shareholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if 50% of the votes of the ordinary shares outstanding and entitled to vote at the Meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Meeting. Accordingly, a Bison shareholder’s failure to vote by proxy or to vote in person at the Meeting or the failure of a Bison shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Bison ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal are approved at the Meeting. In addition, (i) the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Charter Amendment Proposal, (ii) the Charter Amendment Proposal is conditioned on the approval of the Domestication Proposal, and (iii) each of the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Additionally, if you abstain from voting or fail to vote on the Business Combination Proposal at the Meeting, you will not be able to exercise your redemption rights.

Recommendation to Bison Shareholders

Our board of directors and the Special Committee believe that each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal to be presented at the Meeting is in the best interests of the Company and our shareholders and unanimously recommends that our shareholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors and the Special Committee in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

●	the fact that our Sponsor and our Chief Executive Officer, Dr. Tong, paid an aggregate purchase price of $25,000, or approximately $0.017 per share, for their 1,509,375 Founder Shares which would have a value of approximately $[●] million based on the closing price of Bison ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

●	the fact that our Sponsor holds 401,875 private units and will continue to hold 422,062 Company common shares and 200,937 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors;

●	if Bison is unable to complete a business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Bison for services rendered or contracted for or products sold to Bison, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

●	the continuation of four of our five existing directors as directors of the combined company;

●	the fact that Bison has issued a $500,000 note to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing;
●	the fact that in addition to the $500,000 notes, the Sponsor has loaned us $100,000 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account;

●	the fact that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor;

●	the fact that the Merger Agreement provides a termination fee of $4,500,000 payable to our Sponsor if (i) the breach by Xynomic causes Bison to not be able to satisfy its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Business Combination and the Merger Agreement by its shareholders and not consummating an alternative business combination with another party, or to close the Business Combination on or prior to the Outside Date, or enter into a definitive agreement to consummate an alternative business combination by that date, and (ii) Bison ceases operations other than making required distributions to its shareholders pursuant to its organizational documents and its winding up and dissolution as a result of (x) failing to obtain shareholder approval to consummate any alternative business combination or (y) occurrence of an Automatic Redemption Event (as defined in the Current Charter); and

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Risk Factors

Following the Closing of the Merger, we will have no direct operations and no significant assets other than the ownership of 100% of Xynomic’s capital stock. Xynomic is a biopharmaceutical company with a limited operating history and has not yet generated any revenue from product sales. It has incurred operating losses since its inception and may never achieve or maintain profitability. All of Xynomic’s drug candidates are still at an early stage of development, which involves a lengthy and expensive process with an uncertain outcome. It may need to raise substantial additional funding for its drug development projects, which may cause dilution to Xynomic stockholders following the Merger. In addition, the drug candidates that are most advanced in Xynomic’s pipeline are in-licensed or otherwise obtained from third parties. If Xynomic breaches a license agreement or other intellectual property-related agreements for its drug candidates or otherwise experiences disruptions to its business relationships with its licensors, Xynomic could lose the ability to continue the development and commercialization of its drug candidates.

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 34.

Selected Historical Financial Information of Bison

The following table sets forth selected historical financial information derived from Bison’s audited financial statements as of December 31, 2018, and 2017, and for the years ended December 31, 2018 and 2017, which are included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Bison Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Bison’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Dollars in thousands except share and per share amounts

	Year ended December 31,	Year ended December 31,
	2018	2017
Income Statement Data:
Operating costs	$836	$365
Interest income	1,122	341
Unrealized loss on marketable securities held in Trust Account	(19)	(17)
Net Income (loss)	$267	$(41)
Weighted average number of shares outstanding, excluding shares subject to possible redemption, basic and diluted	2,426,155	1,870,947
Net income (loss) per ordinary share: basic and diluted	$(0.30)	$(0.18)

Cash Flow Data:
Net cash used in operating activities	$(687)	$(376)
Net cash used in investing activities	-	(61,884)
Net cash provided by financing activities	600	62,172

	December 31, 2018	December 31, 2017
Balance Sheet Data:
Cash and cash equivalents	$123	$210
Cash and marketable securities held in trust account	63,310	62,208
Total assets	63,461	62,508
Ordinary shares subject to possible redemption	57,694	57,427
Total shareholders’ equity	5,000	5,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF XYNOMIC

The following table sets forth selected historical consolidated financial information derived from Xynomic’s audited consolidated financial statements as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017, each of which is included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected consolidated financial information in conjunction with the section entitled “Xynomic Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Xynomic’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	For the Year Ended
Selected Consolidated Statements of Comprehensive Loss:	December 31, 2018	December 31, 2017
	(dollars in thousands)
Operating expenses
Research and development	$25,160	$4,321
General and administrative	$3,049	$885
General and administrative to related parties	362	249
Loss from operations	$(28,571)	$(5,455)
Other income
Investment income	17	—
Interest expenses to a related party	(33)	—
Loss from operations before income tax benefit	$(28,587)	$(5,455)
Income tax	—	—
Net Loss	$(28,587)	$(5,455)
Accretion to preferred share redemption value	$(2,831)	$(1,269)
Net loss attributable to ordinary shareholders	$(31,418)	$(6,724)

	As of
Selected Consolidated Balance Sheets:	December 31, 2018	December 31, 2017
	(dollars in thousands)
Current assets	$5,024	$238
Non-current assets	$438	$2
Total assets	$5,462	$240
Current liabilities	$17,645	$895
Non-current liabilities	$—	$—
Total liabilities	$17,645	$895
Total mezzanine equity-Series Angel, A-1, B	$7,911	$5,080
Shareholders’ deficit:
Ordinary Shares	$1	$1
Additional paid-in capital	14,169	—
Accumulated other comprehensive income	59	—
Accumulated deficit	(34,323)	(5,736)
Total shareholders’ deficit	(20,094)	(5,735)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We are providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following selected unaudited pro forma condensed combined balance sheet data as of December 31, 2018, combines amounts derived from the audited consolidated balance sheet of Xynomic as of December 31, 2018, with the audited consolidated balance sheet of Bison as of December 31, 2018, giving effect to the Business Combination as if it had been consummated on December 31, 2018.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 combines the amounts derived from audited consolidated statement of comprehensive loss of Xynomic for the year ended December 31, 2018 with the audited consolidated income statement of Bison for the year ended December 31, 2018, giving effect to the Business Combination as if it had occurred on January 1, 2018.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable, and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon the Closing.

The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Bison and Xynomic have not had any historical relationship prior to the Business Combination except that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, and (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of the Sponsor. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Bison will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Xynomic comprising the ongoing operations of the combined entity, Xynomic’s senior management comprising the senior management of the combined company, and Xynomic’s shareholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Xynomic issuing stock for the net assets of Bison, accompanied by a recapitalization. These transactions are not business combinations because Bison is not a business under S-X Rule 11-01(d). The private operating company would credit equity for the fair value of the net assets of the shell company (i.e., no goodwill or intangible assets would be recognized). Operations prior to the Business Combination will be those of Xynomic.

In connection with the Extension Meeting on March 21, 2019, shareholders holding 5,234,420 public shares exercised their rights to redeem such public shares for a pro rata portion of the Trust Account. Although such redemption rights are exercised after December 31, 2018, such result should be reflected in the pro forma. Bison cannot predict how many of its public shareholders will elect to redeem their shares for cash at Extension Termination Date. As a result of the Extention Meeting on March 21, 2019, the pro forma financial statements under the following two circumstances have no substantial difference: (1) no holders of the Bison’s ordinary shares further exercise their right to have their shares redeemed upon the consummation of the Business Combination and (2) holders of no more than 29,041   of Bison’s ordinary shares elect to have their shares redeemed upon the consummation of the Business Combination at the conversion price of approximately $10.49 per share, which represents the maximum redemption such that the net asset maintains the minimum required balance of $7,500,000. Therefore, Bison has elected to only provide the pro forma financial statements under the circumstance where holders of no more than 29,041 of Bison’s ordinary shares elect to have their shares redeemed upon the consummation of the Business Combination.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(dollars in thousands except shares and per share amounts)

Income statement – year ended December 31, 2018	Xynomic	Bison	Pro Forma Assuming Maximum Redemptions
Total operating expenses	$28,571	$836	$27,555
Net operating loss	(28,571)	(836)	(27,555)
Other income/(expenses)	17	1,103	-
Interest expenses to a related party	(33)	-	-
Income (loss) from operations before income tax expenses/(benefit)	(28,587)	267	(27,571)
Income tax	-	-	-
Net (loss) income	(28,587)	267	(27,571)
Accretion to preferred shares redemption value	(2,831)	-
Net (loss) income attributable to ordinary shareholders	$(31,418)	$267	$(27,571)
Weighted average shares outstanding		2,426,155	47,347,263
Basic and diluted net loss per share		$0.30	$(0.58)
Balance sheet data – as of December 31, 2018
Total Current Assets	$5,024	$150	$6,720
Total Non-Current Assets	438	63,311	438
Total Assets	5,462	63,461	7,158
Total Current Liabilities	17,645	767	14,577
Total Liabilities	17,645	767	14,577
Total Shareholders’ Equity/(Deficit)	$(20,094)	$5,000	$(7,419)

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies, or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination;
●	the future financial performance of the post-combination company following the Business Combination;
●	the initiation, timing, progress, and results of Xynomic’s research and development programs, pre-clinical studies, clinical trials, and regulatory submissions;
●	commercialization of products by Xynomic; and
●	other statements preceded by, followed by, or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement/prospectus, or in deciding whether to exercise your redemption rights. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change, or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;
●	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of the Company, or other conditions to closing in the Merger Agreement;
●	the inability to obtain or maintain the listing of the post-combination company on Nasdaq following the Business Combination;
●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things the ability of the combined company to obtain regulatory approvals, commercialize products, generate revenue, and manage growth profitably;
●	costs related to the Business Combination;
●	the ability to obtain additional funds for operations;
●	the ability to obtain and maintain intellectual property protection for Xynomic’s technologies and therapeutic candidates and to operate Xynomic’s business without infringing the intellectual property rights of others;
●	the impact of applicable laws and regulations;
●	the possibility that Xynomic or the Company may be adversely affected by other economic, business, or competitive factors; and
●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Any forward-looking statement in this proxy statement/prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our business, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This proxy statement/prospectus also contains projections and other information concerning Xynomic’s industry, business, and the markets for certain therapeutics, including data regarding the estimated size of those markets, their projected growth rates, and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, these industry, business, market, and other data were obtained from reports, research surveys, studies, and similar data prepared by third parties, industry, medical, and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

Risk Factors

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Meeting. The following risk factors apply to the business and operations of Xynomic and will also apply to the business and operations of the post-combination company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone, or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition, and results of operations of the post-combination company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Xynomic

Risks Related to Xynomic’s Financial Position and Need for Additional Capital

Xynomic is a biopharmaceutical company with a limited operating history and has not yet generated any revenue from product sales. Xynomic has incurred operating losses since its inception and may never achieve or maintain profitability.

Xynomic is a clinical stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a drug candidate will fail to gain regulatory approval or become commercially viable. Xynomic commenced operations in August 2016. Its operations to date have been limited primarily to organizing and staffing the company, business planning, raising capital, in-licensing drug candidates, undertaking pre-clinical studies, and clinically developing drug candidates. Xynomic has never generated any revenue from drug sales, and has not obtained regulatory approvals for any of its drug candidates. For the year ended December 31, 2018, Xynomic reported a net loss of $28.6 million.

Xynomic expects to incur significantly higher expenses and operating losses over the next several years in connection with its ongoing activities, as Xynomic:

●	continues pre-clinical and clinical development of its programs;
●	in-licenses and subsequently develops additional oncology drug candidates;
●	continues to discover, validate and develop additional drug candidates;
●	maintains, expands and protects Xynomic’s intellectual property portfolio;
●	hires additional research, development and business personnel;
●	incurs costs associated with filing marketing authorization applications;
●	if abexinostat is successfully approved for commercialization, incurs additional costs associated with establishing sales and marketing infrastructure for abexinostat in U.S., China and other territories; and
●	incurs additional costs associated with operating as a public company upon the Closing.

To become and remain profitable, Xynomic must develop and eventually commercialize drug candidates with significant market potential. This will require it to be successful in a range of challenging activities, including completing pre-clinical testing and clinical trials of its drug candidates, obtaining marketing approval for these drug candidates, manufacturing, marketing and selling those drug candidates for which it may obtain marketing approval, and satisfying any post-marketing requirements. It may never succeed in any or all of these activities and, even if it does, Xynomic may never generate revenues that are significant or large enough to achieve profitability. It may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect its business. The size of Xynomic’s future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue. Even if it achieves profitability in the future, it may not be able to sustain profitability in subsequent periods.

Xynomic must obtain additional funds to finance its operations and to remain a going concern.

Xynomic’s incurred recurring losses from operations since inception and the net current liabilities (current assets less current liabilities) as of December 31, 2018 raise substantial doubt about its ability to continue as a going concern. As a result, Xynomic has disclosed in Note 1 in its consolidated financial statements for the year ended December 31, 2018 with respect to this uncertainty. Xynomic’s ability to continue as a going concern will require it to obtain additional funding. The perception of Xynomic’s ability to continue as a going concern may make it more difficult to obtain financing for the continuation of Xynomic’s operations and could result in the loss of confidence by investors and employees. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds.

Xynomic will need to raise substantial additional funding. If Xynomic is unable to raise capital when needed at favorable terms, it will be forced to delay, reduce, or eliminate some of its drug development programs or commercialization efforts.

Xynomic’s ability to continue as a going concern will require it to obtain additional funding. Furthermore, Xynomic’s future capital requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results, and costs of drug discovery, pre-clinical studies, laboratory testing, and clinical trials for its drug candidates;
●	the outcome, timing and cost of regulatory approvals by the Food and Drug Administration (“FDA”), National Medical Products Administration (“NMPA”), EMA and comparable regulatory authorities, including the potential that the FDA, NMPA, EMA or comparable regulatory authorities may require that Xynomic to perform additional studies;
●	the costs, timing, and outcome of regulatory review of abexinostat and other drug candidates;
●	the success of its effort to commercially launch abexinostat;
●	its ability to in-license additional drug candidates on favorable terms, if at all;
●	the achievement of milestones or occurrence of other developments that trigger payments under existing and new licensing agreements;
●	the costs of preparing, filing, and prosecuting patent applications, maintaining and enforcing its intellectual property rights, and defending intellectual property-related claims;
●	the costs of securing outsourced manufacturing arrangements for commercial production; and
●	the costs of establishing or contracting for sales and marketing capabilities if Xynomic obtains regulatory clearances to market abexinostat or another drug candidate.

Additional fundraising efforts may distract management from their day-to-day activities, which may adversely affect Xynomic’s ability to develop and commercialize its drug candidates. There is no guarantee that future financing will be available in sufficient amounts or on terms acceptable to Xynomic, if at all. Moreover, additional financing may adversely affect the holdings or the rights of stockholders, and the issuance of additional securities, whether equity or debt, by Xynomic, or the possibility of such issuance, may cause the market price of Xynomic’s shares to decline. The sale of additional equity or convertible securities would dilute all of Xynomic stockholders. The incurrence of indebtedness would result in increased interest payment obligations and Xynomic may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell, or license intellectual property rights, and other operating restrictions that could adversely impact Xynomic’s ability to conduct its business. Xynomic could also be required to agree to terms unfavorable to it, any of which may have a material adverse effect on Xynomic’s business, operating results and prospects.

If Xynomic is unable to obtain funding on a timely basis, it will be required to significantly curtail, delay, or discontinue one or more of its research or development programs or the commercialization of any drug candidate or be unable to expand its operations or otherwise capitalize on its business opportunities, as desired, which could materially adversely affect its business, financial condition, and results of operations.

Raising additional capital may cause dilution to Xynomic stockholders, restrict Xynomic operations, or require Xynomic to relinquish rights to its technologies or drug candidates.

Identifying and acquiring rights to develop potential drug candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that may take years to complete, and Xynomic’s commercial revenue, if any, will be derived from sales of drug candidates that it does not expect to be commercially available until Xynomic receives regulatory approval, if at all. Xynomic may never generate the necessary data or results required to obtain regulatory approval and achieve product sales, and even if one or more of its drug candidates are approved, they may not achieve commercial success. Accordingly, Xynomic may need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to Xynomic on acceptable terms, or at all.

Xynomic may seek additional funding through a combination of equity offerings, debt financings, collaborations, licensing arrangements, strategic alliances, and marketing or distribution arrangements. To the extent that Xynomic raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Xynomic stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights as a holder of its common stock. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on Xynomic’s ability to incur additional debt or issue additional equity, limitations on Xynomic’s ability to acquire or license intellectual property rights, and other operating restrictions that could adversely impact Xynomic’s ability to conduct its business. In addition, issuance of additional equity securities, or the possibility of such issuance, may cause the market price of its common stock to decline. In the event that Xynomic enters into collaborations or licensing arrangements to raise capital, Xynomic may be required to accept unfavorable terms, including relinquishing or licensing to a third party on unfavorable terms Xynomic’s rights to technologies or drug candidates that Xynomic otherwise would seek to develop or commercialize itself or potentially reserve for future potential arrangements when it might be able to achieve more favorable terms.

Xynomic has a very limited operating history, which may make it difficult for you to evaluate the success of Xynomic’s business to date and to assess its future viability.

Xynomic commenced its operations in August 2016. Its operations to date have been limited to organizing and staffing the company, identifying potential partnerships and drug candidates, acquiring product and technology rights, and conducting research and development activities for its drug candidates. Xynomic has not yet demonstrated the ability to successfully complete large-scale, pivotal clinical trials. Xynomic has also not yet obtained regulatory approval for, or demonstrated an ability to manufacture or commercialize, any of its drug candidates. Consequently, any predictions about Xynomic’s future success, performance, or viability may not be as accurate as they could be if it had a longer operating history or approved products on the market.

Xynomic’s limited operating history, particularly in light of the rapidly evolving drug research and development industry in which it operates, may make it difficult to evaluate Xynomic’s current business and prospects for future performance. Its short history makes any assessment of its future performance or viability subject to significant uncertainty. Xynomic will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving fields as it seeks to transition to a company capable of supporting commercial activities. In addition, as a new business, it may be more likely to encounter unforeseen expenses, difficulties, complications, and delays due to limited experience. If Xynomic does not address these risks and difficulties successfully, its business will suffer.

Risks Related to Xynomic’s Business

All of Xynomic’s drug candidates are still in development. If Xynomic is unable to obtain regulatory approval and ultimately commercialize its drug candidates or experiences significant delays in doing so, its business, financial condition, results of operations, and prospects will be materially and adversely affected.

All of Xynomic’s drug candidates are still in development. One of its drug candidates is in clinical development and various others are in pre-clinical development. Xynomic’s ability to generate revenues from its drug candidates is dependent on its receipt of regulatory approval and successfully commercializing such products, which may never occur. Each of Xynomic’s drug candidates will require additional pre-clinical and/or clinical development, regulatory approval in multiple jurisdictions, development of manufacturing supply and capacity, substantial investment, and significant marketing efforts before it generates any revenue from product sales. The success of Xynomic’s drug candidates will depend on several factors, including the following:

●	successful completion of pre-clinical and/or clinical studies;
●	successful enrollment in, and completion of, clinical trials;

●	receipt of regulatory approvals from applicable regulatory authorities for planned clinical trials, future clinical trials, or drug registrations, manufacturing, and commercialization;
●	successful completion of all safety studies required to obtain regulatory approval in China, the United States, and other jurisdictions for its drug candidates;
●	developing commercial manufacturing capabilities to the specifications for Xynomic’s drug candidates for clinical supply and commercial manufacturing;
●	making and maintaining arrangements with third-party manufacturers;
●	obtaining and maintaining patent, trade secret, and other intellectual property protection and/or regulatory exclusivity for Xynomic’s drug candidates;
●	launching commercial sales of Xynomic’s drug candidates, if and when approved, whether alone or in collaboration with others;
●	acceptance of the drug candidates, if and when approved, by patients, the medical community, and third-party payors;
●	effectively competing with other therapies and alternative drugs;
●	obtaining and maintaining healthcare coverage and adequate reimbursement;
●	successfully enforcing and defending intellectual property rights and claims; and
●	maintaining a continued acceptable safety profile of the drug candidates following regulatory approval.

The success of Xynomic’s business is dependent upon its ability to develop and commercialize its clinical-stage drug candidates, particularly abexinostat, which has three clinical trials currently on-going As a result, Xynomic’s business is substantially dependent on its ability to complete the development of, obtain regulatory approval for, and successfully commercialize abexinostat and its other drug candidates in a timely manner.

Xynomic cannot commercialize drug candidates in the United States or another jurisdiction outside of China without obtaining regulatory approval from the FDA or comparable foreign regulatory authorities. Similarly, Xynomic cannot commercialize drug candidates in China without first obtaining regulatory approval from the NMPA. The process to develop, obtain regulatory approval for, and commercialize drug candidates is long, complex, and costly and approval may not be granted. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Even if Xynomic’s drug candidates were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, Xynomic would still need to seek approval in China and any other jurisdictions where it plans to market the product. Any safety issues, product recalls, or other incidents related to products approved and marketed in one jurisdictions may impact approval of those products by another jurisdiction. If Xynomic is unable to obtain regulatory approval for its drug candidates in one or more jurisdictions, or any approval contains significant limitations imposed on certain drug candidates, it may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of its drug candidates or any other drug candidate that Xynomic may in-license, acquire, or develop in the future.

Xynomic may be unable to obtain regulatory approval under applicable regulatory requirements.

To gain approval to market a drug product, regardless of whether it is through Accelerated Approval or the conventional pathway, Xynomic must provide the FDA and foreign regulatory agencies with clinical data that adequately demonstrates the safety and efficacy of the product for the intended indication applied for in the New Drug Application, or “NDA,” or other respective regulatory filing. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials even after promising results in earlier nonclinical or clinical studies and trials. These setbacks have been caused by, among other things, nonclinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported Adverse Events (“AEs”). Success in nonclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any stage of clinical development.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of nonclinical and clinical studies and trials of Xynomic’s drug candidate may not be predictive of the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through nonclinical and clinical studies and trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies and trials, and Xynomic cannot be certain that it will not face similar setbacks. Based upon negative or inconclusive results, Xynomic or any potential future collaborator may decide, or regulators may require Xynomic, to conduct additional nonclinical and clinical studies and trials. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret Xynomic’s data as favorably as it does, which may delay, limit, or prevent regulatory approval. Furthermore, Xynomic relies on contract research organizations (“CROs”) and clinical trial sites to ensure the proper and timely conduct of its clinical trials and, while Xynomic has agreements governing their committed activities, it has limited influence over their actual performance.

In addition, Xynomic does not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical trials can be delayed or aborted for a variety of reasons, including delay or failure to:

●	obtain regulatory approval to commence a trial, if applicable;
●	reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
●	obtain ethics committee or institutional review board, or “IRB,” approval at each site;
●	recruit suitable patients to participate in a trial and have such patients complete the clinical trial or return for post-treatment follow-up;
●	ensure that clinical sites follow the trial protocol, comply with Good Clinical Practice, or “GCP,” and continue to participate in a clinical trial;
●	address any patient safety concerns that arise during the course of a clinical trial;
●	ensure that patients comply with and complete clinical trial protocol;
●	achieve a sufficient level of endpoint events in the placebo group, if applicable;
●	initiate or add a sufficient number of clinical trial sites;
●	ensure that trial sites do not deviate from clinical trial protocol or drop out of a clinical trial;
●	address any conflicts with new or existing laws or regulations;
●	manufacture sufficient quantities of drug candidate for use in clinical trials and ensure clinical trial material is provided to clinical sites in a timely manner; and
●	obtain the statistical analysis plan to be used to evaluate the clinical trial data.

Patient enrollment is a significant factor in the timing of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications Xynomic is investigating.

Xynomic could also encounter delays if a clinical trial is suspended or terminated by it, by the ethics committees or IRBs of the institutions in which such trials are being conducted, by an independent Safety Review Board, for such trial or by the FDA or other regulatory agencies. Such parties may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Xynomic’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory agencies resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Further, conducting clinical trials in foreign countries presents additional risks that may delay completion of Xynomic’s clinical trials. These risks include the failure of physicians or enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries. In addition, the FDA may determine that clinical trial results obtained in foreign subjects do not represent the safety and efficacy of a product when administered in U.S. patients and are thus not supportive of an NDA approval in the United States.

If Xynomic experiences delays in the start or completion of, or termination of, any clinical trial of its drug candidates, the commercial prospects of its drug candidates may be harmed, and Xynomic’s ability to generate product revenues will be delayed. In addition, any delays in completing its clinical trials will increase Xynomic’s costs, slow down its drug candidates’ development and approval process and jeopardize Xynomic’s ability to commence product sales and generate revenues. Any of these occurrences may significantly harm Xynomic’s business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of its drug candidates.

Xynomic may allocate its limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may later prove to be more profitable or for which there is a greater likelihood of success.

Because Xynomic has limited financial and managerial resources, it must limit its licensing, research, and development programs to specific drug candidates that it identifies for specific indications. As a result, it may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Xynomic’s resource allocation decisions may cause it to fail to capitalize on viable commercial drugs or profitable market opportunities. In addition, if it does not accurately evaluate the commercial potential or target market for a particular drug candidate, it may relinquish valuable rights to that drug candidate through collaboration, licensing, or other royalty arrangements when it would have been more advantageous for Xynomic to retain sole development and commercialization rights to such drug candidate.

Xynomic may attempt to secure approval of abexinostat from the FDA through the use of the Accelerated Approval Program, but such mechanism may not actually lead to a faster development or regulatory review or approval process. If Xynomic is unable to obtain approval of abexinostat through the Accelerated Approval Program in the United States, it may be required to conduct additional nonclinical and clinical studies and trials beyond those that it currently contemplates, which could increase the expense of obtaining, reduce the likelihood of obtaining, and/or delay the timing of obtaining, necessary marketing approval. Even if Xynomic receives approval from the FDA under the Accelerated Approval Program, if its confirmatory post-marketing trial does not verify clinical benefit, or if it does not comply with rigorous post-marketing requirements, the FDA may seek to withdraw the approval.

Xynomic currently plans to seek U.S. approval for its lead drug candidate, abexinostat, through the FDA’s Accelerated Approval Program. For any approval to market a drug product, Xynomic must provide the FDA and foreign regulatory agencies with clinical data that adequately demonstrate the safety and efficacy of the product for the indication applied for in the NDA or other respective regulatory filings. As described in the section titled “Information about Xynomic—United States Regulation”, the Accelerated Approval Program is one of several approaches used by the FDA to make prescription drugs more rapidly available for the treatment of serious or life-threatening diseases. Section 506(c) of the Federal Food, Drug and Cosmetic Act, or the “FFDCA,” provides that the FDA may grant accelerated approval to “a product for a serious or life-threatening condition upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.” Approval under the Accelerated Approval Program is subject, however, to the requirement that the applicant conduct additional post-marketing clinical trials to verify and describe the drug’s clinical benefit, where there is uncertainty as to the relationship of the surrogate endpoint to the clinical benefit, or of the observed clinical endpoint to ultimate outcome. Typically, clinical benefit is verified when post-marketing clinical trials show that the drug provides a clinically meaningful positive therapeutic effect, that is, an effect on how a patient feels, functions, or survives. The FDA may require that any confirmatory post-marketing trial be initiated or substantially underway prior to the submission of an application under the Accelerated Approval Program. And, if such confirmatory post-marketing trial fails to confirm the drug’s clinical profile or risks and benefits, the FDA may withdraw its approval of the drug.

The FDA has broad discretion with regard to approval under the Accelerated Approval Program, and even if Xynomic believes that the Accelerated Approval Program is appropriate for abexinostat, it cannot assure you that the FDA will ultimately agree. Furthermore, even if Xynomic does obtain approval under the Accelerated Approval Program, it may not experience a faster development process, review or approval compared to conventional FDA procedures.

Even if Xynomic receives approval for abexinostat under the Accelerated Approval Program, Xynomic will be subject to rigorous post-marketing requirements, including the completion of one or more confirmatory post-marketing trials to verify the clinical benefit of the product, and submission to the FDA of all promotional materials prior to their dissemination. The FDA could seek to withdraw an accelerated approval for multiple reasons, including if Xynomic fails to conduct any required confirmatory post-marketing trial with due diligence, a confirmatory post-marketing trial does not confirm the predicted clinical benefit, other evidence shows that the product is not safe or effective under the conditions of use, or Xynomic disseminates promotional materials that are found by the FDA to be false and misleading.

Any delay in obtaining, or inability to obtain, approval under the Accelerated Approval Program would delay or prevent commercialization of abexinostat and would materially adversely affect Xynomic’s business, financial condition, results of operations, cash flows, and prospects.

If Xynomic is unable to obtain NMPA approval for its drug candidates to be eligible for an expedited registration pathway as Category 1 drug candidates, the time and cost Xynomic would incur to obtain regulatory approvals may increase. Even if Xynomic receives such Category 1 designation, it may not lead to a faster development, review or approval process.

The NMPA categorizes domestically-manufactured innovative drug applications as Category 1, provided such drug has a new and clearly defined structure, pharmacological property and apparent clinical value and has not been marketed anywhere in the world. Domestically developed and manufactured innovative drugs will be attributed to Category 1 for their CTA and NDA applications. Xynomic’s clinical stage drug candidates are eligible for Category 1 designation. A Category 1 designation by the NMPA may not be granted for any of its drug candidates or may not lead to faster development or regulatory review or approval process. Moreover, a Category 1 designation does not increase the likelihood that its drug candidates will receive regulatory approval.

The regulatory process in China is evolving and subject to change. Any future policies, or changes to current polices, that the NMPA approves might require Xynomic to change its planned clinical study design or otherwise spend additional resources and effort to obtain approval of its drug candidates. In addition, policy changes may contain significant limitations related to use restrictions for certain age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If Xynomic is unable to obtain regulatory approval for its drug candidates in one or more jurisdictions, or any approval contains significant limitations, Xynomic may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of its drug candidates or any other drug candidate that Xynomic may in-license, acquire or develop in the future.

The research and development projects under its internal discovery programs are at an early stage of development. As a result, Xynomic is unable to predict if or when Xynomic will successfully develop or commercialize any drug candidates under such programs.

Xynomic’s internal discovery programs are at an early stage of development and will require significant investment and regulatory approvals prior to commercialization. Xynomic currently has no drug candidates beyond pre-clinical trials under its internal discovery programs. Each of its drug candidates will require additional clinical and pre-clinical development, management of clinical, pre-clinical and manufacturing activities, obtaining regulatory approval, obtaining manufacturing supply, building of a commercial organization, substantial investment, and significant marketing efforts before they generate any revenue from product sales. Xynomic is not permitted to market or promote any of its drug candidates before Xynomic’s receive regulatory approval from the FDA, NMPA, or comparable regulatory authorities, and Xynomic may never receive such regulatory approval for any such drug candidates.

Xynomic cannot be certain that clinical development of any drug candidates from its internal discovery programs will be successful or that Xynomic will obtain regulatory approval or be able to successfully commercialize any of its drug candidates and generate revenue. Success in pre-clinical testing does not ensure that clinical trials will be successful, and the clinical trial process may fail to demonstrate that its drug candidates are safe and effective for their proposed uses. Any such failure could cause Xynomic to abandon further development of any one or more of its drug candidates and may delay development of other drug candidates. Any delay in, or termination of, its clinical trials will delay and possibly preclude the filing of any NDAs, with the FDA, NMPA, or comparable regulatory authorities and, ultimately, its ability to commercialize its drug candidates and generate product revenue.

If Xynomic encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

Xynomic commenced three clinical trials involving abexinostat and timely completion of those clinical trials in accordance with their protocols depends, among other things, on its ability to enroll a sufficient number of patients who meet the trial criteria and remain in the trial until its conclusion. Xynomic may experience difficulties enrolling and retaining appropriate patients in its clinical trials for a variety of reasons, including but not limited to:

●	the size and nature of the patient population;
●	patient eligibility criteria defined in the clinical protocol;
●	the size of study population required for statistical analysis of the trial’s primary endpoints;
●	the proximity of patients to trial sites;
●	the design of the trial and changes to the design of the trial;
●	Xynomic’s ability to recruit clinical trial investigators with the appropriate competencies and experience;
●	competing clinical trials for similar therapies or other new therapeutics, which will reduce the number and types of patients available;
●	clinicians’ and patients’ perceptions as to the potential advantages and side effects of the drug candidates being studied in relation to other available therapies, including any new drug candidates or treatments that may be approved for the indications Xynomic is investigating;
●	Xynomic’s ability to obtain and maintain patient consents;
●	patients enrolled in clinical trials that may not complete a clinical trial; and
●	the availability of approved therapies that are similar to Xynomic’s drug candidates.

Even if Xynomic is able to enroll a sufficient number of patients in its clinical trials, delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect its ability to advance the development of Xynomic’s drug candidates.

Xynomic has limited experience in conducting clinical trials and results of earlier studies and trials may not be reproduced in future clinical trials.

For Xynomic’s drug candidates, clinical testing is expensive and can take many years to complete, while failure can occur at any time during the clinical trial process. The results of studies in animals and early clinical trials of its drug candidates may not predict the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through studies in animals and initial clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same drug candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations (including genetic differences), patient adherence to the dosing regimen and the patient dropout rate. Results in later trials may also differ from earlier trials due to a larger number of clinical trial sites and additional countries and languages involved in such trials. In addition, the design of a clinical trial can determine whether its results will support approval of a drug candidate, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced and significant expense has been incurred.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of demonstrated efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts. Furthermore, if the trials Xynomic conducts fail to meet their primary statistical and clinical endpoints, they will not support the approval from the FDA, NMPA, EMA or other comparable regulatory authorities for its drug candidates. If this occurs, Xynomic would need to replace the failed study with new trials, which would require significant additional expense, cause substantial delays in commercialization and materially adversely affect Xynomic’s business, financial condition, cash flows and results of operations.

Results from completed human clinical trials may not be representative of the results that are obtained after approval, if obtained, and product launch.

Human clinical trials are very complicated undertakings. If Xynomic obtains FDA approval under the Accelerated Approval Program, safety risks not identified in Xynomic’s prior clinical trials may first appear after it obtains approval and commercializes its drug candidates. Any new post-marketing AEs may significantly impact Xynomic’s ability to market its drug candidates and may require that Xynomic recall and discontinue commercialization of its drug candidates. Furthermore, if any confirmatory post-marketing trial fails to confirm a drug candidate’s clinical profile or clinical benefits, the FDA may withdraw its approval. Any of these events would materially harm Xynomic’s business.

Xynomic’s drug candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if any.

Undesirable side effects caused by Xynomic’s drug candidates could cause it to interrupt, delay, or halt clinical trials or could cause regulatory authorities to interrupt, delay, or halt its clinical trials or could result in a more restrictive label or the delay or denial of regulatory approval by the NMPA, FDA, or other regulatory authorities. In particular, as is the case with all oncology drugs, it is likely that there may be side effects, such as fatigue, nausea, and low blood cell levels, associated with the use of certain of Xynomic’s oncology drug candidates. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm Xynomic’s business, financial condition, and prospects significantly.

Clinical trials assess a sample of the potential patient population. With a limited number of patients and duration of exposure, rare and severe side effects of Xynomic’s drug candidates may only be uncovered with a significantly larger number of patients exposed to the drug candidate. If Xynomic’s drug candidates receive regulatory approval and Xynomic, its partners, or others identify undesirable side effects caused by such drug candidates (or any other similar drugs) after such approval, a number of potentially significant negative consequences could result, including:

●	the NMPA, FDA, or other comparable regulatory authorities may withdraw or limit their approval of such drug candidates;
●	the NMPA, FDA, or other comparable regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contra-indication;
●	Xynomic may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

●	Xynomic may be required to change the way such drug candidates are distributed or administered, conduct additional clinical trials, or change the labeling of its drug candidates;
●	the NMPA, FDA, or other comparable regulatory authorities may require a Risk Evaluation and Mitigation Strategy, or REMS (or analogous requirement), plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools;
●	Xynomic may be subject to regulatory investigations and government enforcement actions;
●	Xynomic may decide to remove such drug candidates from the marketplace;
●	Xynomic could be sued and held liable for injury caused to individuals exposed to or taking its drug candidates; and
●	Xynomic’s reputation may suffer.

Any of these events could prevent Xynomic from achieving or maintaining market acceptance of the affected drug candidates and could substantially increase the costs of commercializing its drug candidates, if approved, and significantly impact its ability to successfully commercialize its drug candidates and generate revenue.

Xynomic’s clinical development program may not uncover all possible AEs that patients may experience. The number of subjects exposed to its drug candidates and the average exposure time in the clinical development program may be inadequate to detect AEs, or chance findings, that may only be detected once Xynomic’s drug candidates are administered to more patients and for greater periods of time.

Clinical trials by their nature utilize a sample of the potential patient population. With a limited number of subjects and limited duration of exposure, however, Xynomic cannot be fully assured that any of its drug candidates has no serious or severe side effects, and any such side effects may only be uncovered with a significantly larger number of patients exposed to the drug candidate. It is possible that ongoing and future clinical trials, as well as reports received from commercial use, if any of its drug candidates are approved, may identify safety concerns.

Although Xynomic has monitored the subjects in its trials for certain safety concerns and it has not seen evidence of significant safety concerns in its clinical trials to date, patients treated with any of its drug candidates may experience adverse reactions. If safety problems occur or are identified after a product candidate reaches the market, the FDA may require that Xynomic amend the labeling or conduct recall. The FDA could also request that Xynomic withdraw a product form the market, or seek to withdraw its approval of a product.

The incidence and prevalence for target patient populations of Xynomic’s drug candidates are based on estimates and third-party sources. If the market opportunities for Xynomic’s drug candidates are smaller than it estimates or if any approval that Xynomic obtains is based on a narrower definition of the patient population, its revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, Xynomic make estimates regarding the incidence and prevalence of target patient populations for particular diseases based on various third-party sources and internally generated analysis and use such estimates in making decisions regarding its drug development strategy, including acquiring or in-licensing drug candidates and determining indications on which to focus in pre-clinical or clinical trials.

These estimates may be inaccurate or based on imprecise data. The total addressable market opportunity for abexinostat and Xynomic’s other drug candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of Xynomic’s drug candidates, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with Xynomic’s drugs, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect Xynomic’s business, results of operations, and prospects.

Xynomic faces substantial competition, which may result in its competitors discovering, developing, or commercializing drugs before or more successfully than Xynomic does, or develop therapies that are more advanced or effective than those of Xynomic.

The development and commercialization of new drugs are highly competitive. Xynomic faces competition with respect to its current drug candidates, and will face competition with respect to any drug candidates that it may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. For example, there are a number of large pharmaceutical and biotechnology companies that are currently marketing drugs or are pursuing the development of therapies in the field of HDAC inhibition to treat cancer. Some of these competitive drugs and therapies are based on scientific approaches that are the same as or similar to that of Xynomic’s drug candidates. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

Specifically, there are a large number of companies developing or marketing treatments for cancer. If abexinostat receives marketing approval for renal cell carcinoma (“RCC”), follicular lymphoma (“FL”), and/or diffuse large B-cell lymphoma (“DLBCL”), it may face competition from approved drugs marketed by Bayer AG, Bristol-Myers Squibb Company, Gilead Sciences, Inc., Merck & Co., Inc., Novartis AG, and Pfizer Inc. If XP-102 receives marketing approval for patients with colorectal cancer or melanoma, it will face competition from Merck & Co., Inc., Novartis AG, Roche AG, and potentially other companies.

Many of the companies against which Xynomic is competing or against which it may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved drugs than Xynomic. Mergers and acquisitions in the pharmaceutical, biotechnology, and diagnostic industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Xynomic in recruiting and retaining qualified scientific and management personnel and in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.

Xynomic’s commercial opportunities could be reduced or eliminated if its competitors develop and commercialize drugs that are safer, more effective, with fewer or less severe side effects, more convenient, or less expensive than drugs that it may develop. Xynomic’s competitors also may obtain FDA, NMPA or other regulatory approval for their drugs more rapidly than it may obtain approval for its drugs, which could result in Xynomic’s competitors establishing a strong market position before Xynomic is able to enter the market. Additionally, technologies developed by its competitors may render its potential drug candidates uneconomical or obsolete, and Xynomic may not be successful in marketing its drug candidates against competitors.

Even if its drug candidates obtain regulatory approval, they may never achieve market acceptance or commercial success, which will depend, in part, upon the degree of acceptance among physicians, patients, patient advocacy groups, health care payors, and the medical community.

Even if Xynomic obtains FDA or other regulatory approvals, its drug candidates may not achieve market acceptance among physicians, patients, patient advocacy groups, health care payors, or the medical community, and may not be commercially successful. If approved, market acceptance of its drug candidates depends on a number of factors, including:

●	the efficacy of the product as demonstrated in clinical trials;
●	the prevalence and severity of any side effects and overall safety profile of the product;
●	the clinical indications for which the product is approved;
●	the potential and perceived advantages of Xynomic’s drug candidates over current options or future alternative treatments;
●	the strength of Xynomic’s marketing organization and distribution channels;
●	the quality of Xynomic’s relationships with patient advocacy groups;
●	the availability and sufficiency of third-party coverage and adequate reimbursement;
●	acceptance by physicians, major operators of clinics and patients of the product as a safe and effective chronic daily treatment and willingness of physicians to prescribe Xynomic’s drug candidates;

●	the cost of treatment in relation to alternative treatments and willingness to pay for Xynomic’s drug candidates, if approved, on the part of patients;
●	relative convenience and ease of administration of its drug candidates; and
●	the availability of the product and Xynomic’s ability to meet market demand, including providing a reliable supply for long-term daily treatment.

Any failure by Xynomic’s drug candidates, if they obtain regulatory approval, to achieve market acceptance or commercial success would adversely affect Xynomic’s results of operations.

If any of Xynomic’s drug candidates are approved for marketing and commercialization and Xynomic is unable to develop sales, marketing and distribution capabilities on its own or enter into agreements with third parties to perform these functions on acceptable terms, Xynomic will be unable to successfully commercialize any such future therapeutics.

Xynomic currently has no sales, marketing, or distribution capabilities or experience. In order to commercialize its drug candidates, if approved, Xynomic must build marketing and sales capabilities or make arrangements with third parties to perform these services, and it may not be successful in doing so. Building the requisite sales, marketing or distribution capabilities will be expensive and time-consuming and will require significant attention of Xynomic’s leadership team to manage. Any failure or delay in the development of Xynomic’s sales, marketing or distribution capabilities would adversely impact the commercialization of its products. The competition for talented individuals experienced in selling and marketing pharmaceutical products is intense, and Xynomic cannot assure you that it can assemble an effective team. Additionally, Xynomic may choose to collaborate, either globally or on a territory-by-territory basis, with third parties on the commercialization of its drug candidates. If it is unable to enter into such arrangements on acceptable terms or at all, Xynomic may not be able to successfully commercialize its drug candidates if and when it receives regulatory approval or any such commercialization may experience delays or limitations.

Xynomic may be subject to additional risks related to operating in foreign countries either itself or through a third-party, including:

●	differing regulatory requirements in foreign countries;
●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;
●	economic weakness, including inflation or political instability in particular foreign economies and markets;
●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
●	foreign taxes, including withholding of payroll taxes;
●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
●	difficulties staffing and managing foreign operations;
●	workforce uncertainty in countries where labor unrest is more common than in the United States;
●	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;
●	challenges enforcing Xynomic’s contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;
●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
●	business interruptions resulting from geopolitical actions, including war and terrorism.

If Xynomic fails to obtain and sustain an adequate level of coverage and reimbursement for its drug candidates by third-party payors, sales would be adversely affected.

Xynomic expects patients who have cancer to need chronic treatment but it anticipates that most patients will rely on coverage and reimbursement by a third-party payor, such as Medicare, Medicaid or a private health insurer, to pay for such treatment. There will be no commercially viable market for Xynomic’s drug candidates without coverage and reimbursement from third-party payors. Additionally, even if Xynomic obtains third-party payor coverage and reimbursement for its drug candidates, if the level of coverage and reimbursement is below Xynomic’s expectations, its revenue and gross margins will be adversely affected.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor can be an expensive and time-consuming process that could require Xynomic to provide supporting scientific, clinical and cost effectiveness data for the use of its products to the payor. Xynomic cannot be certain if and when it will obtain formulary approval to allow it to sell its drug candidates, if approved, into its target markets. Even if Xynomic does obtain formulary approval, third-party payors, carefully review and increasingly question the coverage of, and challenge the prices charged for, drugs. Reimbursement rates from third-party payors vary depending on the payor, the insurance plan and other factors. A current trend in the United States health care industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are questioning the coverage of, and challenging the prices charged for medical products and services, and many third-party payors limit coverage of, or reimbursement for, newly approved health care products.

In addition, there may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers Xynomic’s costs, including research, development, intellectual property, manufacture, sale and distribution expenses.

Xynomic cannot be sure that reimbursement will be available for its drug candidates and, if coverage and reimbursement are available, what the level of reimbursement will be. Xynomic’s inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that it develops could have a material adverse effect on its operating results, its ability to raise capital needed to commercialize products and its overall financial condition.

Reimbursement may impact the demand for, and the price of, Xynomic’s drug candidates, if approved. Assuming Xynomic obtains coverage for its drug candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with those medications. Patients are unlikely to use Xynomic’s drug candidates unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of such drug candidates. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

Outside the United States, international operations are generally subject to extensive governmental price controls and market regulations, and Xynomic believes the increasing emphasis on cost-containment initiatives in Europe, Canada, China and other countries will put pressure on the pricing and usage of its drug candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Xynomic is able to charge for its drug candidates, if approved. Accordingly, in markets outside the United States, the reimbursement for Xynomic’s drug candidates compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Xynomic’s future success depends on its ability to retain key executives and to attract, retain, and motivate qualified personnel.

Xynomic is highly dependent on the research, clinical and business development expertise of Yinglin Mark Xu, its Chairman, Chief Executive Officer, and President; Wentao Jason Wu, its Chief Operating Officer; Yong Cui, its Vice President of Chemistry, Manufacturing, and Controls; as well as the other principal members of its management, scientific, and clinical team. Xynomic has not entered into employment letter agreements with all of its executive officers. Under the employment letter agreements it has entered with its executive officers, any of them may terminate his or her employment with it at any time. Xynomic does not maintain key person insurance for any of its executives or other employees. In addition, Xynomic relies on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its research, development, and commercialization strategy. Xynomic’s consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to Xynomic. If Xynomic is unable to continue to attract and retain high-quality personnel, its ability to pursue its growth strategy will be limited. While Xynomic is working on rectifying its failure to put proper employment arrangements in place in the past for certain senior management positions, it is uncertain that such failure could be retroactively rectified completely.

Recruiting and retaining qualified management, scientific, clinical, manufacturing, and sales and marketing personnel will also be critical to Xynomic’s success. The loss of the services of its executive officers or other key employees could impede the achievement of Xynomic’s research, development, and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in Xynomic’s industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of, and commercialize drugs. Competition to hire from this limited pool is intense, and Xynomic may be unable to hire, train, retain, or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Xynomic also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, even though Dr. James Jiayuan Tong, the current Bison Chief Executive Officer, will remain as a Chief Strategy Officer at the combined entity, Xynomic’s management will be required to devote significant time to new compliance initiatives from its status as a U.S. public company, which may require it to recruit more management personnel. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.

Xynomic will need to develop and expand its business, and Xynomic may encounter difficulties in managing this development and expansion, which could disrupt its operations.

As of March 28, 2019, there were 25 full-time and 10 part-time employees and consultants in Xynomic’s total staff headcount of 35, and in connection with becoming a public company, it expects to increase its number of employees and the scope of its operations. To manage its anticipated development and expansion, Xynomic must continue to implement and improve its managerial, operational, and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. Also, Xynomic’s management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to its limited resources, Xynomic may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. If Xynomic’s management is unable to effectively manage its expected development and expansion, Xynomic’s expenses may increase more than expected, its ability to generate or increase its revenue could be reduced and Xynomic may not be able to implement its business strategy. Xynomic’s future financial performance and its ability to commercialize its drug candidates, if approved, and compete effectively will depend, in part, on its ability to effectively manage the future development and expansion of its company.

Product liability claims or lawsuits could cause Xynomic to incur substantial liabilities.

Xynomic will face an inherent risk of product liability exposure related to the testing of its drug candidates in human clinical trials and will face an even greater risk if it commercially sells any drug candidates that it may develop. If Xynomic cannot successfully defend itself against claims that its drug candidates caused injuries, Xynomic could incur substantial liabilities.

Although Xynomic maintains product liability insurance coverage, it may not be adequate to cover all liabilities that it may incur. Insurance coverage is increasingly expensive. Xynomic may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Our Proposed Amended and Restated Charter provides for an exclusive forum for any derivative action or proceeding brought on our behalf, which may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for such disputes and may discourage lawsuits with respect to such claims.

Our amended and restated certificate of incorporation that will become effective upon the Closing specifies that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or rules and regulations thereunder. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in such action.

Xynomic’s internal IT systems, or those of Xynomic’s third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its drug candidates’ development programs.

Despite the implementation of security measures, Xynomic’s internal IT systems and those of its third-party CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. While Xynomic has not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of Xynomic’s programs. For example, the loss of clinical trial data for its drug candidates could result in delays in Xynomic’s regulatory approval efforts and significantly increase Xynomic’s costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to its data or applications or other data or applications relating to its technology or drug candidates, or inappropriate disclosure of confidential or proprietary information, including health information collected through clinical trials, Xynomic could incur liabilities and the further development of its drug candidates could be delayed.

Risks Related to Government Regulation

The regulatory approval process is highly uncertain and Xynomic may not obtain approval under the Accelerated Approval Program or the conventional pathway, as required for the commercialization.

The research, testing, manufacturing, labeling, approval, selling, import, export, pricing and reimbursement, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory agencies in the United States and other countries, which regulations differ from country to country. Neither Xynomic nor any future collaboration partner is permitted to market a drug product in the United States until it receives approval of an NDA from the FDA. Xynomic has not submitted an application or obtained marketing approval for any drug candidate anywhere in the world. Obtaining regulatory approval of an NDA, even under the Accelerated Approval Program, can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions or other actions, including:

●	warning letters;
●	civil and criminal penalties;
●	injunctions;
●	withdrawal of regulatory approval of products;
●	product seizure or detention;
●	product recalls;
●	total or partial suspension of production; and
●	refusal to approve pending NDAs or supplements to approved NDAs.

Prior to obtaining approval to commercialize a drug candidate in the United States or abroad, Xynomic or its collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such drug candidates are safe and effective for their intended uses. The number of nonclinical and clinical studies and trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. Xynomic may seek approval for one or more drug candidates under the FDA’s Accelerated Approval Program, which would allow it to demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, but it will be subject to rigorous post-marketing requirements, including the completion of one or more confirmatory post-marketing trials to verify the clinical benefit of the product candidate. If unable to obtain approval under the Accelerated Approval Program, Xynomic will have to pursue a conventional approval pathway. In addition, in such case, the FDA could determine that any pivotal Phase 3 clinical trials Xynomic has conducted are not sufficient to support approval under the conventional pathway. Results from nonclinical and clinical trials and studies can be interpreted in different ways. Even if Xynomic believes the nonclinical or clinical data for its drug candidate is promising, such data may not be sufficient to support approval by the FDA and other regulatory agencies. Administering drug candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory agencies denying approval of a drug candidate for any or all targeted indications.

Both accelerated and conventional regulatory approval pathways of an NDA or NDA supplement are not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process and Xynomic may encounter matters with the FDA that require it to expend additional time and resources and delay or prevent the approval of its drug candidates. For example, the FDA may require Xynomic to conduct additional studies or trials either prior to approval or post-marketing, such as additional drug-drug interaction studies or safety or efficacy studies or trials, or it may object to elements of Xynomic’s clinical development program such as the number of subjects enrolled in its current clinical trials from the United States. Despite the time and expense exerted, failure can occur at any stage. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including, but not limited to, the following:

●	a drug candidate may not be deemed safe or effective;
●	the FDA might not approve Xynomic’s trial design and analysis plan;
●	the FDA may not find the data from nonclinical and clinical studies and trials sufficient;
●	clinical inspection(s) by the FDA or other regulatory authorities may result in unacceptable findings that could negatively impact approval;

●	the FDA might not accept or deem acceptable a third-party manufacturers’ processes or facilities; or
●	the FDA may change its approval policies or adopt new regulations.

If Xynomic fails to demonstrate safety and efficacy in clinical trials or do not gain regulatory approval, its business and results of operations will be materially and adversely harmed. Additionally, if the FDA requires that Xynomic conduct additional clinical trials, places limitations on product use in its FDA-approved labeling, delays approval to market or limits the use of any drug candidate, Xynomic’s business and results of operations may be harmed.

Xynomic is conducting and may in the future conduct clinical trials for its drug candidates outside the United States and the FDA may not accept data from such trials.

Although the FDA may accept data from clinical trials conducted outside the United States in support of safety and efficacy claims, this is subject to certain conditions. For example, such foreign clinical trials should be conducted in accordance with GCPs, including review and approval by an independent ethics committee and obtaining the informed consent from subjects of the clinical trials. The foreign clinical data should also be applicable to the U.S. population and U.S. medical practice. Other factors that may affect the acceptance of foreign clinical data include differences in clinical conditions, study populations or regulatory requirements between the United States and the foreign country. To the extent that Xynomic has conducted, is conducting, and will conduct trials with majority enrollment outside the United States, the FDA may not accept its foreign clinical data, and in such event, Xynomic may be required to re-conduct the relevant clinical trials within the United States, which would be costly and time-consuming, and which could have a material and adverse effect on its ability to carry out its business plans.

Even if Xynomic receives regulatory approval for any of its drug candidates, Xynomic will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, Xynomic’s drug candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and Xynomic may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated problems.

Even if a drug is approved by the FDA and/or foreign regulatory agencies, regulatory agencies may still impose significant restrictions on a product’s indicated uses or marketing or impose various ongoing requirements. Furthermore, any new legislation addressing drug safety issues could result in delays or increased costs to assure compliance. In addition, if a drug receives approval under the FDA’s Accelerated Approval Program, it will be subject to special post-marketing requirements, including the completion of confirmatory post-marketing clinical trials to verify the clinical benefit of the product, and submission to the FDA of all promotional materials prior to their dissemination. The FDA could seek to withdraw the approval for multiple reasons, including if we fail to conduct any required confirmatory post-marketing trial with due diligence, a confirmatory post-marketing trial does not confirm the predicted clinical benefit, other evidence shows that the product is not safe or effective under the conditions of use, or we disseminate promotional materials that are found by the FDA to be false and misleading.

If any of Xynomic’s drug candidates receives approval under the Accelerated Approval Program, it will be subject to ongoing regulatory requirements for conducting post-marketing clinical studies and trials, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to the current Good Manufacturing Practices, or “cGMP”. As such, Xynomic and its contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, Xynomic must conduct the confirmatory post-marketing trial in a diligent manner and we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote any product, if approved, for indications or uses for which it does not have FDA approval.

If any of our product candidates receives approval under the Accelerated Approval Program but we fail to conduct the required confirmatory post-marketing trials with due diligence or such post-marketing trials fail to confirm the clinical profile or risks and benefits, the FDA may withdraw its approval. If a regulatory agency discovers previously unknown problems with a product, if approved, such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, the regulatory agency may impose restrictions on the product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

●	issue warning letters;
●	impose civil or criminal penalties;
●	suspend regulatory approval;
●	suspend any of our ongoing clinical trials;
●	refuse to approve pending applications or supplements to approved applications submitted by us;
●	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or
●	seize or detain products or require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from the sale of any of product candidates, if approved, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

The regulatory requirements and policies may change, and additional government regulations may be enacted for which we may also be required to comply. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or in other countries. If we or any future collaboration partner are not able to maintain regulatory compliance, we or such collaboration partner, as applicable, may face government enforcement action and our business will suffer.

Xynomic may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act, or FCPA, and Chinese anti-corruption laws, and any determination that Xynomic has violated these laws could have a material adverse effect on its business or its reputation.

Xynomic is subject to the FCPA. The FCPA generally prohibits it from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Xynomic is also subject to the anti-bribery laws of other jurisdictions, particularly China. As its business expands, the applicability of the FCPA and other anti-bribery laws to its operations will increase. Its procedures and controls to monitor anti-bribery compliance may fail to protect the combined company from reckless or criminal acts committed by its employees or agents. If Xynomic, due to either its own deliberate or inadvertent acts or those of others, fails to comply with applicable anti-bribery laws, its reputation could be harmed and Xynomic could incur criminal or civil penalties, other sanctions and/or significant expenses, which could have a material adverse effect on its business, including its financial condition, results of operations, cash flows and prospects.

Xynomic’s business may be affected by litigation and government investigations.

Xynomic may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and it may become subject to claims and other actions related to its business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of Xynomic’s business practices, costs and significant payments, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

If Xynomic or its current or future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, Xynomic or they could be subject to enforcement actions, which could affect Xynomic’s ability to develop, market and sell its therapeutics and may harm its reputation.

Although Xynomic does not currently have any products on the market, once its therapeutic candidates or clinical trials are covered by federal health care programs, Xynomic will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal, state and foreign governments of the jurisdictions in which Xynomic conduct its business. Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any therapeutic candidates for which Xynomic obtains marketing approval. Xynomic’s arrangements with third-party payors and customers may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Xynomic would market, sell or distribute its therapeutic candidates for which Xynomic obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include, but are not limited to, the following:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid;

●	the U.S. federal False Claims Act, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

●	HIPAA includes a fraud and abuse provision referred to as the HIPAA All-Payor Fraud Law, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program (i.e., not just federal healthcare programs), or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by HITECH, and its implementing regulations, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

●	the federal Physician Payment Sunshine Act and the implementing regulations, also referred to as “Open Payments,” issued under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively, the ACA, which require that manufacturers of pharmaceutical and biological drugs reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program report to the Department of Health and Human Services all consulting fees, travel reimbursements, research grants, and other payments, transfers of value or gifts made to U.S.-licensed physicians and U.S. teaching hospitals with limited exceptions; and

●	analogous state laws and regulations, such as, state anti-kickback and false claims laws potentially applicable to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and state transparency laws that require the reporting of certain pricing information; among other state laws.

Ensuring that Xynomic’s future business arrangements with third-parties comply with applicable healthcare laws and regulations could involve substantial costs. If its operations are found to be in violation of any such requirements, Xynomic may be subject to penalties, including civil or criminal penalties, monetary damages, the curtailment or restructuring of its operations, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely affect its financial results. Although an effective compliance program can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against Xynomic for an alleged or suspected violation could cause it to incur significant legal expenses and could divert Xynomic’s management’s attention from the operation of its business, even if its defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to Xynomic in terms of money, time and resources.

If Xynomic or its current or future collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, Xynomic could be subject to enforcement actions, which could affect its ability to develop, market and sell its therapeutics successfully and could harm its reputation and lead to reduced acceptance of its therapeutics by the market. These enforcement actions include, among others:

●	adverse regulatory inspection findings;
●	warning or untitled letters;
●	voluntary product recalls or public notification or medical product safety alerts to healthcare professionals;
●	restrictions on, or prohibitions against, marketing Xynomic’s therapeutics;
●	restrictions on, or prohibitions against, importation or exportation of Xynomic’s therapeutics;
●	suspension of review or refusal to approve pending applications or supplements to approved applications;
●	exclusion from participation in government-funded healthcare programs;
●	exclusion from eligibility for the award of government contracts for Xynomic’s therapeutics;
●	FDA debarment;
●	suspension or withdrawal of therapeutic approvals;
●	seizures or administrative detention of therapeutics;
●	injunctions; and
●	civil and criminal penalties and fines.

The healthcare industry is heavily regulated in the U.S. at the federal, state, and local levels, and Xynomic’s failure to comply with applicable requirements may subject it to penalties and negatively affect its financial condition.

As a healthcare company, Xynomic’s operations, clinical trial activities and interactions with healthcare providers may be subject to extensive regulation in the U.S., particularly if the company receives FDA approval for any of its therapeutics in the future. For example, if Xynomic receives FDA approval for a therapeutic for which reimbursement is available under a federal healthcare program (e.g., Medicare, Medicaid), it would be subject to a variety of federal laws and regulations, including those that prohibit the filing of false or improper claims for payment by federal healthcare programs (e.g., the False Claims Act), prohibit unlawful inducements for the referral of business reimbursable by federal healthcare programs (e.g., the federal Anti-Kickback Statute), and require disclosure of certain payments or other transfers of value made to U.S.-licensed physicians and teaching hospitals, or Open Payments. Xynomic is not able to predict how third parties will interpret these laws and apply applicable governmental guidance and may challenge its practices and activities under one or more of these laws. If Xynomic’s past or present operations are found to be in violation of any of these laws, it could be subject to civil and criminal penalties, which could hurt Xynomic’s business, its operations and financial condition.

Similarly, HIPAA prohibits, among other offenses, knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors, or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for items or services under a health care benefit program. To the extent that it acts as a business associate to a healthcare provider engaging in electronic transactions, Xynomic may also be subject to the privacy and security provisions of HIPAA, as amended by HITECH, which restricts the use and disclosure of patient-identifiable health information, mandates the adoption of standards relating to the privacy and security of patient-identifiable health information, and requires the reporting of certain security breaches to healthcare provider customers with respect to such information. Additionally, many states have enacted similar laws that may impose more stringent requirements on entities like Xynomic. Failure to comply with applicable laws and regulations could result in substantial penalties and adversely affect Xynomic’s financial condition and results of operations.

If approved, Xynomic’s product candidates may cause or contribute to adverse medical events that it is required to report to regulatory agencies and if Xynomic fails to do so it could be subject to sanctions that would materially harm its business.

If Xynomic is successful in commercializing any product candidate, FDA and most foreign regulatory agency regulations require that it reports certain information about adverse medical events if the product may have caused or contributed to those AEs. The timing of Xynomic’s obligation to report would be triggered by the date it becomes aware of the adverse event as well as the nature of the event. Xynomic may fail to report AEs it becomes aware of within the prescribed timeframe. Xynomic may also fail to appreciate that it has become aware of a reportable adverse event, especially if it is not reported to Xynomic as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of a product, if approved. If Xynomic fails to comply with its reporting obligations, the FDA or a foreign regulatory agency could take action, including criminal prosecution, the imposition of civil monetary penalties, and seizure of its products, if approved.

Xynomic’s ability to obtain services, reimbursement or funding from the federal government may be impacted by possible reductions in federal spending.

U.S. federal government agencies currently face potentially significant spending reductions. The Budget Control Act of 2011, or the “BCA,” established a Joint Select Committee on Deficit Reduction, which was tasked with achieving a reduction in the federal debt level of at least $1.2 trillion. That committee did not draft a proposal by the BCA’s deadline. As a result, automatic cuts, referred to as sequestration, in various federal programs were scheduled to take place, beginning in January 2013, although the American Taxpayer Relief Act of 2012 delayed the BCA’s automatic cuts until March 1, 2013. While the Medicare program’s eligibility and scope of benefits are generally exempt from these cuts, Medicare payments to providers and Part D health plans are not exempt. The BCA did, however, provide that the Medicare cuts to providers and Part D health plans would not exceed two percent. President Obama issued the sequestration order on March 1, 2013, and cuts went into effect on April 1, 2013. Additionally, the Bipartisan Budget Act of 2018 extended sequestration for Medicare through fiscal year 2027.

The U.S. federal budget remains in flux, which could, among other things, cut Medicare payments to providers. Although the BBA passed in February 2018 enacts a two-year federal spending agreement and raises the federal spending cap on non-defense spending for fiscal years 2018 and 2019, the Medicare program is frequently identified as a target for spending cuts. The full impact on Xynomic’s business of any future cuts in Medicare or other programs is uncertain. In addition, Xynomic cannot predict any impact President Trump’s administration and the U.S. Congress may have on the federal budget. If federal spending is reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health, to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve therapeutic research and development, manufacturing, and marketing activities, which may delay Xynomic’s ability to develop, market, and sell any drugs it may develop.

Xynomic’s business may be affected by litigation and government investigations.

Xynomic may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and it may become subject to claims and other actions related to its business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of Xynomic’s business practices, costs and significant payments, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Legislative or regulatory FDA reforms in the United States may make it more difficult and costly for Xynomic to obtain regulatory clearance or approval and to produce, market and distribute its products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect Xynomic’s business and its products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of Xynomic’s drug candidates. It cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on Xynomic’s business in the future. Such changes could, among other things, require:

●	additional clinical trials to be conducted prior to obtaining approval;
●	changes to manufacturing methods;
●	recall, replacement, or discontinuance of Xynomic’s products, if approved; and
●	additional record keeping.

Each of these would likely entail substantial time and cost and could materially harm Xynomic’s business and its financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals would harm its business, financial condition and results of operations.

Further, the United States and some foreign jurisdictions have enacted or are considering a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products, if approved, and profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access.

In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including the Patient Protection and Affordable Care Act (the “PPACA”), which contains provisions that may potentially reduce the profitability of products, including, for example, increased rebates for products sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. There have been judicial and Congressional challenges to the PPACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the PPACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the PPACA or otherwise circumvent some of the requirements for health insurance mandated by the PPACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the PPACA have been signed into law, including the repeal, effective January 1, 2019, of the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain fees mandated by the PPACA, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Moreover, the Bipartisan Budget Act of 2018, among other things, amends the PPACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount to eligible beneficiaries during their coverage gap period that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In the future, there may be additional challenges and amendments to the PPACA. It remains to be seen precisely what new legislation will provide, when it will be enacted, and what impact it will have on the availability of healthcare and containing or lowering the cost of healthcare, including the cost of pharmaceutical products.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains additional drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to end Medicare Part B coverage of medications and to shift those medication costs to Medicare Part D, to allow some states to negotiate drug prices under Medicaid and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. The implementation of cost containment measures or other healthcare reforms may prevent Xynomic from being able to generate revenue, attain profitability, or commercialize its drug candidates for which it may receive regulatory approval in the future.

Any therapeutics Xynomic develops may become subject to unfavorable pricing regulations, third party coverage and reimbursement practices or healthcare reform initiatives, thereby harming Xynomic’s business.

The regulations that govern marketing approvals, pricing and reimbursement for new therapeutics vary widely from country to country. Some countries require approval of the sale price of a therapeutic before it can be marketed. In many countries, the pricing review period begins after marketing or therapeutic licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. Although Xynomic intends to monitor these regulations, its programs are currently in the early stages of development and Xynomic will not be able to assess the impact of price regulations for a number of years. As a result, Xynomic might obtain regulatory approval for a therapeutic in a particular country, but then be subject to price regulations that delay its commercial launch of the therapeutic and negatively impact the revenues Xynomic is able to generate from the sale of the therapeutic in that country.

Xynomic’s ability to commercialize any therapeutics successfully also will depend in part on the extent to which coverage and reimbursement for these therapeutics and related treatments will be available from government health administration authorities, private health insurers and other organizations. However, there may be significant delays in obtaining coverage for newly-approved therapeutics. Moreover, eligibility for coverage does not necessarily signify that a therapeutic will be reimbursed in all cases or at a rate that covers Xynomic’s costs, including research, development, manufacture, sale and distribution costs. Also, interim payments for new therapeutics, if applicable, may be insufficient to cover Xynomic’s costs and may not be made permanent. Thus, even if Xynomic succeeds in bringing one or more therapeutics to the market, these therapeutics may not be considered cost-effective, and the amount reimbursed for any therapeutics may be insufficient to allow us to sell its therapeutics on a competitive basis. Because its programs are in the early stages of development, Xynomic are unable at this time to determine their cost effectiveness or the likely level or method of reimbursement. Increasingly, the third party payors who reimburse patients or healthcare providers, such as government and private insurance plans, are seeking greater upfront discounts, additional rebates and other concessions to reduce the prices for therapeutics. If the price Xynomic is able to charge for any therapeutics it develops, or the reimbursement provided for such therapeutics, is inadequate in light of its development and other costs, its return on investment could be adversely affected.

Xynomic believes that the efforts of governments and third party payors to contain or reduce the cost of healthcare, and specifically, therapeutics, and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biotechnology companies. A number of legislative and regulatory changes in the healthcare system in the U.S. and other major healthcare markets have been proposed. These developments could, directly or indirectly, affect Xynomic’s ability to sell its therapeutics, if approved, at a favorable price.

Risks Related to Xynomic’s Dependence on Third Parties

Xynomic depends on third party manufacturers for the manufacture of its drug candidates as well as on third parties for its supply chain, and if Xynomic experiences problems with any of these third parties, the manufacture of its drug candidates or products could be delayed, which could harm its results of operations.

Xynomic relies on third-party manufacturers to manufacture its drug candidates, such reliance entails risks to which Xynomic would not be subject to if Xynomic manufactured drug candidates or products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond its control (including a failure to synthesize and manufacture its drug candidates or any products Xynomic may eventually commercialize in accordance with its specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to Xynomic. In addition, the FDA, NMPA and other regulatory authorities require that its drug candidates and any products that Xynomic may eventually commercialize be manufactured according to the current Good Manufacturing Practices, or “cGMP,” standards. Any failure by its third-party manufacturers to comply with cGMP standards or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of drug candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of its drug candidates. In addition, such failure could be the basis for the FDA, NMPA, or other regulatory authorities to issue a warning or untitled letter, withdraw approvals for drug candidates previously granted to Xynomic, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention or product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

Xynomic relies on third parties to conduct its pre-clinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Xynomic may not be able to obtain regulatory approval for or commercialize its drug candidates and its business could be substantially harmed.

Xynomic has relied upon and plans to continue to rely upon third-party CROs to conduct, monitor and/or manage some of its ongoing pre-clinical and clinical programs. Xynomic relies on these parties for execution of its pre-clinical studies and clinical trials, and controls only certain aspects of their activities. Nevertheless, Xynomic is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol and legal, regulatory, and scientific standards, and Xynomic’s reliance on the CROs does not relieve it of its regulatory responsibilities. Xynomic also relies on third parties to assist in conducting its pre-clinical studies in accordance with Good Laboratory Practices, or “GLP,” and the Administrative Regulations on Experimental Animals, or the Animal Welfare Act requirements. Xynomic and its CROs are required to comply with GCP, regulations and guidelines enforced by the FDA, NMPA, and comparable foreign regulatory authorities for all of its drug candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, investigators, and trial sites. If Xynomic or any of its CROs fail to comply with applicable GCP requirements, the clinical data generated in its clinical trials may be deemed unreliable and the FDA, NMPA or comparable foreign regulatory authorities may require Xynomic to perform additional clinical trials before approving its marketing applications. Xynomic cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical trials comply with International Conference on Harmonisation-Good Clinical Practice, or “ICH-GCP,” requirements. In addition, Xynomic’s clinical trials must be conducted with product produced under the cGMP requirements. Failure to comply with these regulations may require Xynomic to repeat pre-clinical and clinical trials, which would delay the regulatory approval process.

Xynomic’s CROs are not its employees, and except for remedies available to it under its agreements with such CROs, Xynomic cannot control whether or not they devote sufficient time and resources to its on-going clinical, non-clinical, and pre-clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain are compromised due to their failure to adhere to Xynomic’s clinical protocols, regulatory requirements, or for other reasons, Xynomic’s clinical trials may be extended, delayed, or terminated and it may not be able to obtain regulatory approval for or successfully commercialize its drug candidates. As a result, Xynomic’s results of operations and the commercial prospects for its drug candidates would be harmed, its costs could increase, and its ability to generate revenues could be delayed or compromised.

If Xynomic loses its relationships with CROs, its drug development efforts could be delayed.

Xynomic relies on third-party vendors and CROs for some of its pre-clinical studies and clinical trials related to its drug development efforts. Switching or adding additional CROs involves additional cost and requires management’s time and focus. Xynomic’s CROs have the right to terminate their agreements with it in the event of an uncured material breach. In addition, some of Xynomic’s CROs have the ability to terminate their respective agreements with it if it can be reasonably demonstrated that the safety of the subjects participating in Xynomic’s clinical trials warrants such termination, if Xynomic makes a general assignment for the benefit of its creditors, or if Xynomic is liquidated. Identifying, qualifying, and managing performance of third-party service providers can be difficult and time-consuming, and will cause delays in its development programs. In addition, there is a natural transition period when a new CRO commences work and the new CRO may not provide the same type or level of services as the original provider. If any of its relationships with its third-party CROs are terminated, Xynomic may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms, and Xynomic may not be able to meet its desired clinical development timelines.

Xynomic’s employees, principal investigators, CROs, and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

Xynomic is exposed to the risk that its employees, principal investigators, CROs, and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to Xynomic that violate the regulations of the FDA, the Centers for Medicare and Medicaid Services (“CMS”), the Department of Health and Human Services (“HHS”), Office of Inspector General (“OIG”), and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities, healthcare fraud and abuse laws and regulations in the United States and abroad, or laws that require the reporting of financial information or data accurately. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in Xynomic’s pre-clinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to its reputation. Xynomic intends to adopt, prior to the completion of the Merger, a code of conduct, and other applicable policies and procedures, applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Xynomic takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Xynomic from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, Xynomic is subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Xynomic, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on Xynomic’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of its operations, any of which could adversely affect Xynomic’s ability to operate its business and its results of operations.

Risks Related to Doing Business in China

Pharmaceutical companies in China are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Xynomic’s ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on its efforts to commercialize its drug candidates.

The pharmaceutical industry in China is subject to extensive government regulation and supervision. The regulatory framework addresses all aspects of operating in the pharmaceutical industry, including approval, registration, production, distribution, packaging, labelling, storage and shipment, advertising, licensing and certification requirements and procedures, periodic renewal and reassessment processes, registration of new drugs, and environmental protection. Violation of applicable laws and regulations may materially and adversely affect Xynomic’s business. In order to commercialize its drug candidates and manufacture and distribute pharmaceutical products in China, Xynomic is required to:

●	obtain a pharmaceutical manufacturing permit and Good Manufacturing Practice (“GMP”) certificate for each production facility from the NMPA and its relevant branches for trading and distribution of drugs not manufactured by the drug registration certificate holder;
●	obtain a drug registration certificate, which includes a drug approval number, from the NMPA for each drug manufactured by it;
●	obtain a pharmaceutical distribution permit and good supply practice, or “GSP,” certificate from the NMPA and its relevant branches; and
●	renew the pharmaceutical manufacturing permits, the pharmaceutical distribution permits, drug registration certificates, GMP certificates, and GSP certificates every five years, among other requirements.

If Xynomic is unable to obtain or renew such permits or any other permits or licenses required for its operations, Xynomic will not be able to engage in the commercialization, manufacture, and distribution of its drug candidates and its business may be adversely affected.

The regulatory framework governing the pharmaceutical industry in China is subject to changes and amendments from time to time. In recent years, the regulatory framework in China regarding the pharmaceutical industry has undergone significant changes, and Xynomic expect that it will continue to undergo significant changes. Any such changes or amendments may result in increased compliance costs on its business or cause delays in or prevent the successful development or commercialization of its drug candidates in China and reduce the current benefits Xynomic believe are available to it from developing and manufacturing drugs in China. Chinese authorities have become increasingly vigilant in enforcing laws in the pharmaceutical industry and any failure by Xynomic or its partners to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in the suspension or termination of its business activities in China. Xynomic believe its strategy and approach is aligned with the Chinese government’s policies, but Xynomic cannot ensure that its strategy and approach will continue to be aligned.

If Xynomic fails to comply with environmental, health, and safety laws and regulations of the PRC, it could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

Xynomic is subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials and wastes. Xynomic’s operations primarily occur in China and involve the use of hazardous materials, including chemical materials. Its operations also produce hazardous waste products. Xynomic is therefore subject to PRC laws and regulations concerning the discharge of waste water, gaseous waste, and solid waste during its processes of research and development of drugs. Although Xynomic engages competent third party contractors for the transfer and disposal of these materials and wastes, it may not at all times comply fully with environmental regulations. Any violation of these regulations may result in substantial fines, criminal sanctions, revocations of operating permits, shutdown of its facilities, and obligation to take corrective measures. Xynomic cannot completely eliminate the risk of contamination or injury from these materials and wastes. In the event of contamination or injury resulting from the use or discharge of hazardous materials, Xynomic could be held liable for any resulting damages, and any liability could exceed its resources. Xynomic also could incur significant costs associated with civil, administrative, or criminal fines and penalties.

Although Xynomic maintains workers’ compensation insurance to cover costs and expenses incurred due to on-the-job injuries to its employees and third party liability insurance for injuries caused by unexpected seepage, pollution, or contamination, such insurance may not provide adequate coverage against potential liabilities. Furthermore, the PRC government may take steps towards the adoption of more stringent environmental regulations. Due to the possibility of unanticipated regulatory or other developments, the amount and timing of future environmental expenditures may vary substantially from those currently anticipated. If there is any unanticipated change in the environmental regulations, Xynomic may need to incur substantial capital expenditures to install, replace, upgrade, or supplement its manufacturing facility and equipment or make operational changes to limit any adverse impact or potential adverse impact on the environment in order to comply with new environmental protection laws and regulations. If such costs become prohibitively expensive, Xynomic may be forced to cease certain aspects of its business operations.

Xynomic’s audit report included in this proxy statement/prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Xynomic’s independent registered public accounting firm, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board (the “PCAOB”), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because Xynomic’s auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, Xynomic’s auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating Xynomic’s auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of Xynomic’s auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in Xynomic’s reported financial information and procedures and the quality of its consolidated financial statements.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including Xynomic’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging those firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file our future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011, the PRC affiliates of the "big four" accounting firms, including Xynomic’s independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the PRC-based accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under PRC law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the China Securities Regulatory Commission, or the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the PRC-based accounting firms, including Xynomic’s independent registered public accounting firm. In January 2014, the administrative law judge reached an initial decision to impose penalties on the firms including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. In February 2015, before a review by the commissioners of the SEC had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the "big four" accounting firms, including Xynomic’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, companies listed in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding PRC-based, U.S.-listed companies and the market price of our ordinary shares may be adversely affected.

If Xynomic’s independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and Xynomic was unable to timely find another registered public accounting firm to audit and issue an opinion on its financial statements, its financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this offering, delisting of our ordinary shares from Nasdaq or deregistration from the SEC, which would substantially reduce or effectively terminate the trading of our ordinary shares in the U.S.

The PRC’s economic, political, and social conditions, as well as governmental policies, could affect the business environment and financial markets in China, and Xynomic’s ability to operate its business, maintain its liquidity, and keep its access to capital.

A significant portion of Xynomic’s operations are conducted in China. Accordingly, Xynomic’s business, results of operations, financial condition, and prospects may be influenced to a significant degree by economic, political, legal, and social conditions in China. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the PRC economy has experienced significant growth over the past 30 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may have a negative effect on Xynomic. For example, Xynomic’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are currently applicable to it. In addition, in the past the PRC government implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect Xynomic’s business and results of operation. More generally, if the business environment in China deteriorates from the perspective of domestic or international investment, Xynomic’s business in China may also be adversely affected.

Uncertainties with respect to the PRC legal system and changes in laws, regulations, and policies in China could materially and adversely affect Xynomic.

Xynomic conducts its business primarily through its subsidiaries in China. PRC laws and regulations govern its operations in China. Xynomic’s subsidiaries are generally subject to laws and regulations applicable to foreign investments in China, which may not sufficiently cover all of the aspects of Xynomic’s economic activities in China. In addition, the implementation of laws and regulations may be in part based on government policies and internal rules that are subject to the interpretation and discretion of different government agencies (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, Xynomic may not always be aware of any potential violation of these policies and rules. Such unpredictability regarding its contractual, property, and procedural rights could adversely affect Xynomic’s business and impede its ability to continue its operations. Furthermore, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Xynomic enjoys in Chinese legal system than in more developed legal systems. These uncertainties could materially and adversely affect Xynomic’s business and results of operations.

In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Restrictions on dividend distribution and currency exchange may limit our PRC Subsidiaries to distribute dividend to us or limit our ability to utilize revenues generated by our PRC subsidiaries effectively.

A portion of our future revenue potentially will be generated by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries, each of which is a wholly foreign-owned enterprise, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends.

In addition, our PRC subsidiaries will generate primarily all of their revenue in RMB and the Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Such control and restrictions could affect the ability of our PRC subsidiaries to remit sufficient foreign currency to us for us to pay dividends or make other payments or otherwise to satisfy our foreign currency denominated obligations. The RMB is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans that we may secure from our PRC subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the state administration of foreign exchange, or the “SAFE.”, by complying with certain procedural requirements. However, in response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar, the relevant Chinese governmental authorities have tightened up their control over currency exchange. Any existing and future restrictions on currency exchange could limit our ability to utilize revenue generated in RMB to fund our business activities outside of China or pay dividends in US dollars to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Restrictions on currency exchange may limit Xynomic’s ability to receive and use financing in foreign currencies effectively.

Xynomic’s PRC subsidiaries’ ability to obtain foreign exchange is subject to significant foreign exchange controls and, in the case of transactions under the capital account, requires the approval of and/or registration with PRC government authorities, including the SAFE In particular, if Xynomic finances its PRC subsidiaries by means of foreign debts from Xynomic or other foreign lenders, the amount is not allowed to, among other things, exceed the statutory limits and such loans must be registered with the local counterpart of the SAFE. If Xynomic finances its PRC subsidiaries by means of additional capital contributions, the amount of these capital contributions must first be approved or filed by the relevant government approval authority.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, Xynomic cannot assure you that it will be able to complete the necessary government registrations or obtain the necessary government approval on a timely basis, if at all, with respect to future loans or capital contributions by Xynomic to its PRC subsidiaries. If it fails to complete such registrations or obtain such approval, Xynomic’s ability to use the proceeds it receives from this Business Combination and to capitalize or otherwise fund its PRC operations may be negatively affected, which could materially and adversely affect its liquidity and its ability to fund and expand its business.

Any failure to comply with PRC regulations regarding the registration requirements for Xynomic’s employee equity incentive plans may subject it to fines and other legal or administrative sanctions, which could adversely affect its business, financial condition and results of operations.

In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly Listed Companies, or the Stock Option Rules. In accordance with the Stock Option Rules and relevant rules and regulations, PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain procedures. Xynomic and its employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who participate in its stock incentive plan will be subject to such regulation. Xynomic plans to assist its employees to register their share options or shares. However, any failure of its PRC individual beneficial owners and holders of share options or shares to comply with the SAFE registration requirements may subject them to fines and legal sanctions and may limit the ability of its PRC subsidiaries to distribute dividends to Xynomic. Xynomic also faces regulatory uncertainties that could restrict its ability to adopt additional incentive plans for its directors and employees under PRC law.

Risks Related to Intellectual Property

If Xynomic breaches a license agreement or other intellectual property-related agreements for its drug candidates or otherwise experience disruptions to its business relationships with its licensors, Xynomic could lose the ability to continue the development and commercialization of its drug candidates.

Xynomic’s business relies, in large part, on its ability to develop and commercialize drug candidates it has licensed and sublicensed from third parties, including abexinostat from Pharmacyclics and XP-102 and XP-105 from Boehringer Ingelheim. If its licensors breach such agreements, Xynomic may not be able to enforce such agreements against its licensors’ parent entity or affiliates. Under each of its licenses and intellectual property-related agreements, in exchange for licensing or sublicensing to Xynomic the right to develop and commercialize the applicable drug candidates, its licensors will be eligible to receive from Xynomic milestone payments, royalties from commercial sales of such drug candidates, assuming relevant approvals from government authorities are obtained, or other payments. Xynomic’s licenses and intellectual property-related agreements also require it to comply with other obligations including development and diligence obligations, providing certain information regarding its activities with respect to such drug candidates, and/or maintaining the confidentiality of information it receives from its licensors.

If Xynomic fails to meet any of its material obligations under its license and intellectual property-related agreements, Xynomic’s licensors have the right to terminate their licenses and sublicenses and, upon the effective date of such termination, have the right to re-obtain the licensed and sub-licensed technology and intellectual property. While Xynomic would expect to exercise all rights and remedies available to it, including seeking to cure any breaches by it, and otherwise seek to preserve its rights under the intellectual property rights licensed and sublicensed to it, Xynomic may not be able to do so in a timely manner, at an acceptable cost, or at all. In particular, some of the milestone payments are payable upon its drug candidates reaching development milestones and before Xynomic has commercialized, or received any revenue from the sales of such drug candidates, and Xynomic cannot guarantee that it will have sufficient resources to make such milestone payments. Any uncured material breach under the license agreements could result in Xynomic’s loss of exclusive rights and may lead to a complete termination of Xynomic’s rights to the applicable drug candidate. Any of the foregoing could have a material adverse effect on Xynomic’s business, financial conditions, results of operations, and prospects.

In addition, the agreements under which Xynomic currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Xynomic believes to be the scope of its rights to the relevant intellectual property or technology, or increase what Xynomic believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Xynomic has licensed or sublicensed prevents or impairs its ability to maintain its current licensing arrangements on commercially acceptable terms, Xynomic may be unable to successfully develop and commercialize the affected drug candidates, which could have a material adverse effect on its business, financial conditions, results of operations, and prospects.

Xynomic depends on its licensors or patent owners of its in-licensed patent rights to prosecute and maintain patents and patent applications that are material to its business. Any failure by Xynomic’s licensors or such patent owners to effectively protect these patent rights could adversely impact its business and operations.

Xynomic has licensed and sublicensed patent rights from third parties for some of its development programs, including abexinostat from Pharmacyclics and XP-102 and XP-105 from Boehringer Ingelheim. As a licensee and sublicensee of third parties, Xynomic relies on these third parties to file and prosecute patent applications, maintain patents, and otherwise protect the licensed intellectual property under certain of its license agreements. In addition, Xynomic has not had and does not have primary control over these activities for certain of its patents or patent applications and other intellectual property rights that it jointly owns with certain of its licensors and sub-licensors. Xynomic cannot be certain that these patents and patent applications have been or will be prepared, filed, prosecuted, or maintained by such third parties in compliance with applicable laws and regulations, in a manner consistent with the best interests of its business, or in a manner that will result in valid and enforceable patents or other intellectual property rights that cover its drug candidates. If Xynomic’s licensors or such third parties fail to prepare, prosecute, or maintain such patent applications and patents, or lose rights to those patent applications or patents, the rights Xynomic has licensed may be reduced or eliminated, and its rights to develop and commercialize any of its drug candidates that are subject of such licensed rights could be adversely affected.

If Xynomic is unable to obtain and maintain patent protection for its drug candidates through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties may compete directly against Xynomic.

Xynomic’s success depends, in part, on its ability to protect its drug candidates from competition by obtaining, maintaining, and enforcing its intellectual property rights, including patent rights. Xynomic seeks to protect the drug candidates and technology that it considers commercially important by filing U.S., PRC, and international patent applications, relying on trade secrets or pharmaceutical regulatory protection or employing a combination of these methods. Xynomic also seeks to protect its proprietary position by in-licensing intellectual property relating to its technology and drug candidates. Xynomic does not own or exclusively license any issued patents with respect to certain of its drug candidates in all territories in which it plans to commercialize its drug candidates. If Xynomic or its licensors are unable to obtain or maintain patent protection with respect to Xynomic’s drug candidates and technology it develops, its business, financial condition, results of operations, and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming, and complex, and Xynomic may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, Xynomic’s license and intellectual property-related agreements may not provide it with exclusive rights to use its in-licensed intellectual property rights relating to the applicable drug candidates in all relevant fields of use and in all territories in which it may wish to develop or commercialize its technology and products in the future.

Patents may be invalidated and patent applications may not be granted for a number of reasons, including known or unknown prior art, deficiencies in the patent application, or the lack of novelty of the underlying invention or technology. It is also possible that Xynomic will fail to identify patentable aspects of its research and development output in time to obtain patent protection. Although Xynomic enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of its research and development output, such as its employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors, and any other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing Xynomic’s ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases, not at all. Therefore, Xynomic cannot be certain that it or its licensors were the first to make the inventions claimed in its owned or in-licensed patents or pending patent applications or that Xynomic or its licensors were the first to file for patent protection of such inventions. Furthermore, the PRC and, recently, the United States have adopted the “first-to-file” system under which whoever first files a patent application will be awarded the patent if all other patentability requirements are met. Under the first-to-file system, third parties may be granted a patent relating to a technology, which Xynomic invented.

In addition, under the PRC Patent Law, any organization or individual that applies for a patent in a foreign country for an invention or utility model accomplished in China is required to report to the State Intellectual Property Office, or “SIPO,” for confidentiality examination. Otherwise, if an application is later filed in China, the patent right will not be granted. Moreover, even if a patent is granted from any of the applications, the grant of a patent is not conclusive as to its scope, validity, or enforceability.

The coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications Xynomic currently, or in the future, licenses or owns are issued as patents, they may not be issued in a form that will provide Xynomic with any meaningful protection, prevent competitors or other third parties from competing with it, or otherwise provide Xynomic with any competitive advantage. In addition, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of Xynomic’s patent rights are highly uncertain.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and Xynomic’s patents may be challenged in the courts or patent offices in the PRC, United States, and abroad. Xynomic and its licensors may be subject to a third-party pre-issuance submission of prior art to the United States Patent and Trademark Office, or “USPTO,” or become involved in opposition, derivation, revocation, re-examination, post-grant and inter partes review, or interference proceedings or similar proceedings in foreign jurisdictions challenging Xynomic’s patent rights or the patent rights of others. An adverse determination in any such submission, proceeding, or litigation could reduce the scope of, or invalidate, Xynomic’s owned or in-licensed patent rights, allow third parties to commercialize its technology or drug candidates and compete directly with Xynomic without payments to it, or result in Xynomic’s inability to manufacture or commercialize drug candidates without infringing, misappropriating, or otherwise violating third-party patent rights. Moreover, Xynomic, or one of its licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge the priority of its or its licensor’s invention or other features of patentability of its owned or in-licensed patents and patent applications. Such challenges may result in the loss of patent rights, the loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit Xynomic’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of its technology and drug candidates. Such proceedings also may result in substantial costs and require significant time from Xynomic’s scientists and management, even if the eventual outcome is favorable to it. Consequently, Xynomic does not know whether any of its technologies or drug candidates will be protectable or remain protected by valid and enforceable patents. Xynomic’s competitors or other third parties may be able to circumvent its owned or in-licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

Furthermore, the terms of patents are finite. The patents Xynomic owns or in-licenses and the patents that may issue from its currently pending owned and in-licensed patent applications generally have a 20-year protection period starting from the earliest filing date of such patents and patent applications. Given the amount of time required for the development, testing, and regulatory review of new drug candidates, patents protecting such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, Xynomic’s owned or in-licensed patents and patent applications may not provide it with sufficient rights to exclude others from commercializing products similar or identical to those of Xynomic. Moreover, some of Xynomic’s patents and patent applications are, and may in the future be, co-owned with third parties. If it is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including Xynomic’s competitors, and its competitors could market competing products and technology. In addition, Xynomic may need the cooperation of any such co-owners of its patents in order to enforce such patents against third parties, and such cooperation may not be provided to Xynomic. Any of the foregoing could have a material adverse effect on Xynomic’s competitive position, business, financial conditions, results of operations, and prospects.

Xynomic may not be able to protect its intellectual property and proprietary rights throughout the world.

Filing, prosecuting, maintaining, and defending patents on drug candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect Xynomic’s rights to the same extent as the laws of the United States. Consequently, Xynomic may not be able to prevent third parties from practicing its inventions in all countries outside the United States or PRC or from selling or importing products made using Xynomic’s inventions in or into the United States, the PRC, or other jurisdictions. Competitors may use Xynomic’s technologies in jurisdictions where it has not obtained patent protection to develop their own competing products and, in addition, may export otherwise infringing products to territories where Xynomic has patent protection or licenses but the enforcement is not as strong as that in the United States. These products may compete with Xynomic’s products, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions, including China. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for Xynomic to stop the infringement of its patents or marketing of competing products in violation of its intellectual property and proprietary rights generally. Proceedings to enforce Xynomic’s intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly, could put its patent applications at risk of not issuing, and could provoke third parties to assert claims against Xynomic. Xynomic may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Xynomic’s efforts to enforce its intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

Furthermore, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Xynomic or any of its licensors is forced to grant a license to third parties with respect to any patents relevant to its business, Xynomic’s competitive position may be impaired, and its business, financial condition, results of operations, and prospects may be adversely affected.

If Xynomic’s drug candidates infringe, misappropriate, or otherwise violate the intellectual property rights of third parties, Xynomic may incur substantial liabilities, and it may not be able to sell or commercialize these drug candidates.

Xynomic’s commercial success depends significantly on its ability to develop, manufacture, market, and sell its drug candidates and use its proprietary technologies without infringing, misappropriating, or otherwise violating the patents and other proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. In the PRC and the United States, invention patent applications are generally maintained in confidence until their publication, which typically is 18 months after the filing date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and invention patent applications were filed. Even after reasonable investigation, Xynomic may not know with certainty whether any third party may have filed a patent application without its knowledge while it is still developing or producing that product. Xynomic may become a party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to its technologies and any drug candidates it may develop, including interference proceedings, post-grant review, inter partes review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions.

Third parties may assert infringement claims against Xynomic based on existing patents or patents that may be granted in the future, regardless of their merit. Even if Xynomic believes third-party intellectual property claims are without merit, there is no assurance that a court would find in its favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect Xynomic’s ability to commercialize any drug candidates it may develop and any other drug candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, Xynomic would need to overcome a presumption of validity. There is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent.

If Xynomic is found to infringe a third party’s patent rights, and is unsuccessful in demonstrating that such patents are invalid or unenforceable, Xynomic could be required to:

●	obtain royalty-bearing licenses from such third party to such patents, which may not be available on commercially reasonable terms, if at all, and even if Xynomic were able to obtain such licenses, they could be non-exclusive, thereby giving its competitors and other third parties access to the same technologies licensed to Xynomic, and could require it to make substantial licensing and royalty payments;
●	defend litigation or administrative proceedings;
●	reformulate product(s) so that it does not infringe the intellectual property rights of others, which may not be possible or could be very expensive and time consuming;
●	cease developing, manufacturing, and commercializing the infringing technology or drug candidates; and
●	pay such third party significant monetary damages, including treble damages and attorneys’ fees, if Xynomic is found to have willfully infringed a patent or other intellectual property right.

Claims that Xynomic has misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on its business, financial condition, results of operations, and prospects. Even if Xynomic is successful in such litigation or administrative proceedings, such litigation and proceedings may be costly and could result in a substantial diversion of management resources. Any of the foregoing may have a material adverse effect on Xynomic’s business, prospects, financial condition, and results of operations.

Intellectual property litigation and proceedings could cause Xynomic to spend substantial resources and distract its personnel from their normal responsibilities.

Even if resolved in its favor, litigation or other legal proceedings relating to Xynomic, its licensor’s or other third parties’ intellectual property claims may cause Xynomic to incur significant expenses and could distract its personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of its common stock. Such litigation or proceedings could substantially increase Xynomic’s operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. Xynomic may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than Xynomic can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Xynomic’s ability to compete in the marketplace.

Xynomic may not be successful in obtaining necessary intellectual property rights to drug candidates for its development pipeline through acquisitions and in-licenses.

Although Xynomic also intends to develop drug candidates through its own internal research, its near-term business model is predicated, in large part, on its ability to successfully identify and acquire or in-license drug candidates to grow its drug candidate pipeline. However, Xynomic may be unable to acquire or in-license intellectual property rights relating to, or necessary for, any such drug candidates from third parties on commercially reasonable terms, or at all, because Xynomic is focusing on specific areas of care such as oncology and inflammatory and infectious diseases. In that event, it may be unable to develop or commercialize such drug candidates. Xynomic may also be unable to identify drug candidates that it believes are an appropriate strategic fit for its company and intellectual property relating to, or necessary for, such drug candidates. Any of the foregoing could have a materially adverse effect on Xynomic’s business, financial condition, results of operations, and prospects.

The in-licensing and acquisition of third-party intellectual property rights for drug candidates is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire third-party intellectual property rights for drug candidates that Xynomic may consider attractive or necessary. These established companies may have a competitive advantage over Xynomic due to their size, cash resources, and greater clinical development and commercialization capabilities. Furthermore, companies that perceive Xynomic to be a competitor may be unwilling to assign or license rights to it. If Xynomic is unable to successfully obtain rights to suitable drug candidates, its business, financial condition, results of operations, and prospects for growth could suffer.

In addition, Xynomic expects that competition for the in-licensing or acquisition of third-party intellectual property rights for drug candidates that are attractive to it may increase in the future, which may mean fewer suitable opportunities for Xynomic as well as higher acquisition or licensing costs. Xynomic may be unable to in-license or acquire the third-party intellectual property rights for drug candidates on terms that would allow it to make an appropriate return on its investment.

Risks Related to Bison and the Business Combination

Following the Closing, our only significant asset will be the ownership of 100% of Xynomic’s capital stock, and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our common stock.

Following the Closing, we will have no direct operations and no significant assets other than the ownership of 100% of Xynomic’s capital stock. We will depend on Xynomic for distributions, loans, and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our shares. Legal and contractual restrictions in agreements governing the current indebtedness of Xynomic as well as the financial condition and operating requirements of Xynomic, may limit our ability to obtain cash from Xynomic. Thus, we do not expect to pay cash dividends on our shares. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law, and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes Oxley Act of 2002 that will be applicable to us after the Business Combination. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

As a public company, Bison is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2019, in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes Oxley Act of 2002 are significantly more stringent than those required of Xynomic as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Prospective Financial Information Regarding Xynomic and Bison may not prove accurate.

In connection with the Merger, Xynomic and Bison prepared and considered prospective financial information for Xynomic and Bison, please see “Certain Company Prospective Financial Information” on page 124. This prospective financial information is based on several assumptions, including regarding future operating cash flows, expenditures and income of Xynomic and Bison, including benefits and earnout to be realized from the Merger. This prospective financial information was not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of Xynomic or Bison to achieve projected results could have a material adverse effect on the price of the Bison ordinary shares, the combined company’s financial position after the date on which the Closing actually occurs (the “Closing Date”), and the combined company’s ability to pay dividends, and/or pay dividends at or above the rate currently paid by Bison or Xynomic, following the consummation of the Merger.

Subsequent to the Closing, the combined company may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on its financial condition, results of operations, and stock price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence we conducted on Xynomic revealed all material issues that may be present in Xynomic’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Xynomic’s control will not later arise. As a result, the combined company may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analyses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We will incur increased costs as a result of operating as a public company with more complex operations following the Business Combination, and our management will be required to devote substantial time to compliance initiatives.

As a public company with more complex operations, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a blank check company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission (“SEC”) and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, public companies are required to furnish a report by their management on their internal control over financial reporting, including an attestation report on internal control over financial reporting issued by their independent registered public accounting firms, which requirement is subject to certain exceptions. While we remain an emerging growth company, however, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in a loss of confidence in the reliability of our financial statements, which could cause our stock price to decline.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of our common stock.

Our stock price is likely to be volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the price at which you purchased it. The market price for our common stock may be influenced by many factors, including:

●	the success of competitive drugs;
●	results of clinical trials of our drug candidates or those of our competitors;
●	regulatory or legal developments in the United States and other countries;
●	developments or disputes concerning patent applications, issued patents, or other proprietary rights;
●	the recruitment or departure of key personnel;
●	the level of expenses related to any of our drug candidates or clinical development programs;
●	the results of our efforts to discover, develop, acquire, or in-license additional drug candidates or drugs;
●	actual or anticipated changes in estimates as to financial results, development timelines, or recommendations by securities analysts;
●	variations in our financial results or those of companies that are perceived to be similar to us;
●	changes in the structure of healthcare payment systems;
●	market conditions in the pharmaceutical and biotechnology sectors;
●	general economic, industry, and market conditions; and
●	the other factors described in this “Risk Factors” section.

Our executive officers, directors, principal shareholders, and their affiliates will continue to exercise significant influence over our company after the Business Combination, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control .

Our Sponsor and our officers as a group currently own approximately 69.64% of the outstanding voting power of the Company and our officers, directors and principal shareholders and their affiliates in aggregate own 85.74% of the outstanding voting power of the Company. After the Business Combination, our executive officers, directors, principal shareholders and their affiliates will beneficially hold in aggregate 84.78% of the outstanding voting power, assuming no redemption of the public shares in connection with the Business Combination. Their voting power will increase when and if the public shares are redeemed. Assuming 29,041 public shares of the Company are redeemed at the Closing representing the maximum redemption such that the net tangible asset maintains the minimum required balance of $7,500,000 under the Merger Agreement, they will own approximately 84.84% of the outstanding voting power after the consummation of the Business Combination.

Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our unaffiliated public stockholders vote.

Our initial stockholders have agreed to vote any shares of Bison owned by them in favor of our initial business combination. As of the date hereof, our initial stockholders and affiliates, including the underwriters in the IPO, own shares equal to 70.74% of our issued and outstanding shares. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of Bison owned by them in accordance with the majority of the votes cast by our unaffiliated public stockholders.

Your ability to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash.

At the time of your investment in us, you were not provided with an opportunity to evaluate the specific merits or risks of any target businesses. Since our Sponsor and other initial stockholders own 70.74% of the issued and outstanding shares of Bison, and they have agreed to vote their shares in favor of the Business Combination, public stockholders may not have the right to affect the vote on the Business Combination. Accordingly, your ability to affect the investment decision regarding the Business Combination may be limited to exercising your redemption rights with respect to the Business Combination.

Anti-takeover provisions under Delaware law could make an acquisition of us, which may be beneficial to our shareholders, more difficult and may prevent attempts by our shareholders to replace or remove our current management.

Because we will be incorporated in Delaware following the Domestication, we will be governed by the provisions of Section 203 of the DGCL, which limits the ability of shareholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for shareholders by requiring potential acquirors to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Xynomic stockholders have agreed to lock up their Merger Consideration Shares up to nine months after the Closing (subject to certain exceptions) and our Initial Shareholders have agreed to lock up 50% of the Founder Shares until the earlier of (a) one year after the Closing, or (b) the date on which the closing price of the Company common shares equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period after the Closing and lock up the remaining 50% of the Founder Shares for one year following the Closing. If our Initial Shareholders after the Closing sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after all legal restrictions on resale lapse, the market price of our common stock could decline.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in the ownership of its equity over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. We may have experienced such ownership changes in the past, we expect to experience such ownership change related to the Business Combination, and we may experience ownership changes in the future as a result of changes in our stock ownership, some of which are outside the Company’s control. Our ability to utilize these net operating loss carryforwards could be limited by an “ownership change,” which could result in increased tax liability to the Company, potentially decreasing the value of our common stock. There are additional limitations found under Sections 269, 383, and 384 of the Code that may also limit the use of net operating loss carryforwards that may apply and result in increased tax liability to the Company, potentially decreasing the value of our common stock. In addition, a “Separate Return Limitation Year” (“SRLY”) generally encompasses all separate return years of a member (or predecessor in a Section 381 or other transaction), including tax years in which it joins a consolidated return of another group. According to Treasury Regulation Section 1.1502-21, a net operating losses of a member that arises in a SRLY may be applied against consolidated taxable income only to the extent of the loss member’s cumulative contribution to the consolidated taxable income. As a result, this SRLY limitation may also increase the tax liability to the Company (by reducing the carryforward of certain net operating losses that otherwise might be used to offset the amount of taxable gain), potentially decreasing the value of our common stock.

We will incur significant transaction and transition costs in connection with the Business Combination. If we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Bison’s and Xynomic’s combined transaction expenses that may be incurred as a result of the Business Combination are currently estimated at approximately $2.73 million, which are comprised of (i) $1,811,250 in fees to our financial advisors and for banking fee payable to the underwriters, (ii) an estimate of $569,773 in legal fees and expenses, (iii) an estimate of $200,400 in accounting and other expenses, and (iv) $150,000 relating to other fees and expenses incurred in connection with the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing, and mailing of the Merger Prospectus and the solicitation of the approval of our shareholders, and all filing and other fees paid to the SEC, which is estimated based on the Aggregate Merger Consideration of approximately $450 million as provided in the Merger Agreement. If Bison and Xynomic do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Bison likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction. Going forward, the combined company will incur transition costs and costs relating to Xynomic’s business operating as a public company, which may adversely affect our results of operations and the value of our common stock.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the companies always been combined or for the periods presented, or which may be realized in the future. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Bison and its shareholders will only have limited protection of any indemnification, escrow, price adjustment, or other provisions that allow for a post-Closing adjustment to be made to the Closing Consideration Shares in the event that any of the representations and warranties made by Xynomic in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Xynomic to Bison in the Merger Agreement will survive for a period of 18 months after the Closing. As a result, after the expiration of such period, Bison and its shareholders will not have the protection of any indemnification, if any representation or warranty made by Xynomic in the Merger Agreement proves to be inaccurate or incorrect or there is a breach of a pre-closing covenant unless there is an intended fraud. Accordingly, to the extent such representations or warranties are incorrect or there is a breach of a pre-closing covenant by Xynomic, Bison would have limited indemnification claims with respect thereto and its financial condition or results of operations could be adversely affected. Bison’s indemnification is limited to the Escrow Shares and earnings on such shares while held in escrow. Since the Escrow Shares (and related dividends and earnings) serve as the sole source for indemnity, if the business underperforms due to factors that constituted a breach of Xynomic’s representations and warranties or pre-closing covenants, once the Escrow Shares (and related dividends and earnings) are forfeited, they will no longer provide a remedy for indemnification claims for such breaches since they may have already been forfeited.

Purchases of shares of our common stock in the open market or in privately negotiated transactions by our Sponsor, directors, officers, advisors, or their affiliates may make it difficult for us to maintain the listing of our common stock on a national securities exchange following the Closing.

If our Sponsor, directors, officers, advisors, or their affiliates purchase shares of our common stock in the open market or in privately negotiated transactions, the public “float” of our common stock and the number of beneficial holders of our securities would both be reduced, possibly making it difficult to maintain the listing or trading of our securities on a national securities exchange following the Closing.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Current Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that Xynomic’s representations and warranties are true and correct in all respects as of the Closing Date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement). However, if our board of directors determines that it is in our shareholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our shareholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per whole share, subject to certain adjustment. Warrants may be exercised only for a whole number of Company common shares. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as the warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Company common shares purchasable upon exercise of a warrant.

Our Sponsor, directors, and officers have a conflict of interest in determining to pursue the merger with Xynomic, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our shareholders.

Our Initial Shareholders, including our Sponsor and our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public shareholders, which may result in a conflict of interest. These interests include, among other things:

●	the fact that our Sponsor and our Chief Executive Officer, Dr. Tong, paid an aggregate purchase price of $25,000, or approximately $0.017 per share, for their 1,509,375 Founder Shares which would have a value of approximately $[●] million based on the closing price of Bison ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business combination by the Outside Date; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

●	the fact that our Sponsor holds 401,875 private units and will continue to hold 422,062 Company common shares and 200,937 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors;

●	if Bison is unable to complete a business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Bison for services rendered or contracted for or products sold to Bison, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

●	the continuation of four of our five existing directors as directors of the combined company;

●	the fact that Bison has issued a $500,000 note to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing;

●	the fact that in addition to the $500,000 notes, the Sponsor has loaned us $100,000 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account;
●	the fact that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor;

●	the fact that the Merger Agreement provides a termination fee of $4,500,000 payable to our Sponsor if (i) the breach by Xynomic causes Bison to not be able to satisfy its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Business Combination and the Merger Agreement by its shareholders and not consummating an alternative business combination with another party, or to close the Business Combination on or prior to the Outside Date, or enter into a definitive agreement to consummate an alternative business combination by that date, and (ii) Bison ceases operations other than making required distributions to its shareholders pursuant to its organizational documents and its winding up and dissolution as a result of (x) failing to obtain shareholder approval to consummate any alternative business combination or (y) occurrence of an Automatic Redemption Event (as defined in the Current Charter); and

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in our shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Bison to agree to amend the Merger Agreement, to consent to certain actions taken by Xynomic or to waive rights that Bison is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Xynomic’s business, a request by Xynomic to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, or the occurrence of other events that would have a material adverse effect on Xynomic’s business and would entitle Bison to terminate the Merger Agreement. In any of such circumstances, it would be at Bison’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of our officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Bison and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Bison does not believe there will be any changes or waivers that Bison’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Bison will circulate a new or amended proxy statement/prospectus and re-solicit Bison’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Our public shareholders may experience immediate dilution as a consequence of, among other transactions, the Business Combination, and having a minority share position likely reduces the influence that our current shareholders have on the management of the Company.

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 34,482,758 Company common shares as the Closing Consideration Shares (assuming Closing Merger Consideration of $350 million) and the issuance of 9,852,216 Company common shares as Earnout Shares to Xynomic stockholders upon the Closing, Bison’s public shareholders will retain an ownership interest of 2.95% in the Company post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of 4.16% in the Company post-Closing. These relative percentages assume the automatic conversion of 6,469,562 rights of Bison into 646,956 common shares at the Closing. In addition, if any of our public shareholders exercises its redemption rights, the aggregate ownership interest of our public shareholders in the Company post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of Xynomic stockholders in the Company post-Closing, will increase. Upon the Closing, Bison will own 100% of the issued and outstanding shares of common stock of Xynomic. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by our existing shareholders in the Company post-Closing will be different. These ownership percentages with respect to the Company following the Business Combination do not take into account: (i) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares, (ii) the 216,031 private warrants to purchase up to a total of 216,031 Company common shares, (iii) the unit purchase option, held by the underwriter in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (iv) the issuance of any Company common shares under the Assumed Options upon the Closing, or (v) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Bison’s existing shareholders in Bison will be different. See “Summary — Impact of the Business Combination on Bison’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Xynomic, all of whom we expect to stay with Xynomic following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of Xynomic. Although we expect all of such key personnel to remain with Xynomic following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with Xynomic following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements. Any of these occurrences could materially and adversely affect our business, financial condition, results of operations, or prospects.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination, the business of Xynomic and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition, and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our Initial Shareholders and/or their affiliates may enter into agreements concerning our securities prior to the Meeting, which may have the effect of increasing the likelihood of the Closing, decreasing the value of our shares, or reducing the public “float” of our shares.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial shareholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial shareholders and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of the Company’s ordinary shares or vote their shares in favor of the Business Combination Proposal. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling public shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the initial shareholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the initial shareholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the Meeting vote in favor of the Business Combination Proposal, and/or (y) that the Company will have at least $7,500,000 in net tangible assets upon the Closing after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the Company’s shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting. In addition, if such arrangements are made, the public “float” of our shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of our securities on a national securities exchange.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal and the Charter Amendment Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Although we expect our shares and warrants to remain listed on Nasdaq after the Business Combination, there can be no assurance that our shares and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq.

We have applied to continue listing our securities on Nasdaq subsequent to the Closing. To continue listing our securities on Nasdaq subsequent to the Closing, we will be required to demonstrate compliance with Nasdaq’s initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Business Combination, Nasdaq delists our shares or warrants from trading on its exchange due to our failure to meet Nasdaq’s initial and/or continued listing standards, we and our shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;
●	a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2018, in accordance with applicable SEC guidance.

However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following June 23, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, (c) our non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of our shares that are held by non-affiliates exceeds $700 million on the last day of our second fiscal quarter.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Such circumstances could adversely affect the value and liquidity of our securities.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders, or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Xynomic’s stock and trading in the shares of the Company’s shares has not been active. Accordingly, the valuation ascribed to Xynomic and our shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

●	our research and development and our ability to commercialize our products;
●	our ability to attract, retain scientists, senior management, or key operating personnel;
●	quarterly variations in our results of operations;
●	changes in government regulations;
●	the announcement of acquisitions by us or our competitors;
●	changes in general economic and political conditions;
●	volatility in the financial markets;
●	results of our operations and the operations of others in our industry;
●	changes in interest rates;
●	threatened or actual litigation and government investigations;
●	the addition or departure of key personnel;
●	actions taken by our shareholders, including the sale or disposition of their shares; and
●	differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future, further adversely affecting our business, financial condition, or prospects.

If another shutdown of the federal government occurs, we will not be able to effectively submit a Form S-4 registration statement to conduct a shareholder meeting regarding the Business Combination, which will limit our ability to complete the Business Combination.

The U.S. federal government shutdown from December 22, 2018 until January 25, 2019, and may shutdown again in the near future. During the pendency of any shutdown and assuming (as recently occurred) SEC operations during such shutdown prevent the SEC staff from declaring registration statements effective or offering statements qualified, we will be unable to effectively submit a Form S-4 registration statement to conduct a shareholder meeting regarding the Business Combination, which will limit our ability to complete the Business Combination.

Following the Business Combination, the Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our shares adversely, the price and trading volume of our common stock could decline.

Prior to the completion of the Business Combination, we have been a blank check company. The Company’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to effectively manage its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition, and operating results may be harmed.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

The future exercise of registration rights may adversely affect the market price of our common stock.

The combined company’s common stock will be subject to registration rights agreements. Sales of restricted securities pursuant to these agreements may substantially depress the market price of its common stock. Bison, Xynomic, and the Xynomic stockholders will enter into a registration rights agreement that provides for the registration of the Company common shares that we will issue to Xynomic stockholders pursuant to the Merger Agreement. The combined company will also be obligated to register Founder Shares, insider units (including any units issuable upon conversion of the $500,000 Sponsor note), and the Company common shares and warrants included in the insider units (or issuable under the rights or upon exercise of the warrants) pursuant to a registration rights agreement signed in connection with Bison’s IPO.

Warrants will become exercisable for our Company common shares, which would increase the number of Company common shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding public warrants to purchase an aggregate of 3,018,750 Company common shares and outstanding private warrants to purchase an aggregate of 216,031 Company common shares will become exercisable commencing 30 days after the completion of the Business Combination. Each warrant entitles the holder thereof to purchase one share of Bison’s Company common shares at a price of $11.50 per whole share, subject to adjustments. Warrants may be exercised only for a whole number of shares of Bison’s Company common shares. No fractional shares will be issued upon exercise of the warrants. To the extent such warrants are exercised, additional shares will be issued, which will result in dilution to the then existing holders of Company common shares and increase the number of Company common shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

We may redeem any public warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We will have the ability to redeem the public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sale price of the Company common shares equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and if there is a current registration statement in effect with respect to the Company common shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. Redemption of the outstanding public warrants could force holders of public warrants:

●	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;
●	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or
●	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

We may issue additional Company common shares to complete the business combination or under the Xynomic 2018 Equity Incentive Plan after consummation of our initial business combination, which would dilute the interest of our stockholders and likely present other risks.

Our Current Charter authorize the issuance of an unlimited amount of both common stock of no par value and preferred stock of no par value and our Interim Charter authorize the issuance of 200 million shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share. We may issue a substantial number of additional Company common stock or preferred stock to complete our initial business combination or after consummation of our initial business combination. Although no such issuance of Company common stock or preferred stock will affect the per share amount available for redemption from the trust account, the issuance of additional Company common stock or preferred stock:

●	may significantly dilute the equity interest of investors in the IPO, who will not have pre-emption rights in respect of such an issuance;
●	could cause a change in control if a substantial number of stocks are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and
●	may adversely affect prevailing market prices for stocks and/or warrants.

Our Current Charter permit the board of directors by resolution to amend our Current Charter, including to create additional classes of securities, including shares with rights, preferences, designations, and limitations as they determine which may have an anti-takeover effect.

Our Current Charter permits the board of directors by resolution to amend Current Charter including to designate rights, preferences, designations, and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect the terms or the issuance. If issued, the rights, preferences, designations, and limitations of the preferred shares would be set by the board of directors and could operate to the disadvantage of the outstanding shares the holders of which would not have any pre-emption rights in respect of such an issuance of preferred shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers. We may issue some or all of such preferred shares in connection with our initial business combination that would affect the substance or timing of our redemption obligation if we do not consummate a business combination within the relevant time period. Notwithstanding the foregoing, our initial shareholders (and/or our Sponsor’s designees), and our directors and officers have agreed to not propose, or vote in favor of, an amendment to our Current Charter that would affect the substance or timing of our obligation to redeem all public shares if we cannot complete an initial business combination within 21 months of the closing of the IPO, unless the Company provides public shareholders an opportunity to redeem their public shares.

If we are unable to effect the Business Combination and fail to complete an alternative initial business combination by June 24, 2019, we will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining shareholders and our board of directors, dissolving and liquidating. In such event, the warrants and rights will expire worthless and third parties may bring claims against Bison and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by shareholders could be less than $10.25 per share. Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.

If we do not consummate the Business Combination and fail to complete an alternative initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, the Current Charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter (subject to our Current Charter and the laws of the British Virgin Islands), redeem 100% of the outstanding public shares (including any public units in this offering or any public units or shares that our initial shareholders or their affiliates purchased in this offering or later acquired in the open market or in private transactions) which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining holders of shares and our board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the company, subject (in the case of (ii) and (iii) above) to our obligations to provide for claims of creditors and the requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidation distribution with respect to those shares. In the event of liquidation, there will be no distribution with respect to our outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

In addition, third parties may bring claims against Bison. Although Bison has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest, or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Bison’s public shareholders. If Bison is unable to complete a business combination within the required time period, our Sponsor has agreed to be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Bison for services rendered or contracted for or products sold to Bison, but only if such a vendor or prospective target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity to the underwriters. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.25 due to such claims.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.25 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy his obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.25 per share.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments, and results of operations.

We are subject to laws and regulations enacted by national, regional, and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming, and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not currently have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers, and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether Xynomic is appropriate for our initial business combination.

In December 2016, our initial shareholders purchased an aggregate of 1,437,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.017 per share. On June 19, 2017, the number of Founder Shares issued under the original subscription agreement was increased by way of the sub-division of each of the then existing Founder Shares on a 1.05 for 1 basis, resulting in the total number of Founder Shares becoming 1,509,375. The Founder Shares will be worthless if we do not consummate an initial business combination. In addition, our Sponsor and EarlyBirdCapital purchased an aggregate of 432,062 private units, each consisting of one Company common share, one right, each to receive one-tenth of one Company common share upon consummation of our initial business combination, and one half of one warrant, each whole warrant to purchase one Company common share, for an aggregate purchase price of $4,320,625 that will also be worthless if we do not consummate our initial business combination. The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting Xynomic for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers, and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether Xynomic is appropriate for our initial business combination.

At the Closing, our Sponsor, executive officers, directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers, and directors may have influenced their motivation in identifying and selecting Xynomic for the Business Combination.

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from subsidiaries of Xynomic. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of Xynomic, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We are attempting to consummate the Business Combination with a private company about which little information is available.

In pursuing our acquisition strategy, we have effectuated our initial business combination with a privately held company. By definition, very little public information exists about private companies, and we were required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in our initial business combination with a company that is not as profitable as we suspected, if at all.

If we are deemed to be insolvent, distributions, or part of them, may be delayed while the insolvency liquidator determines the extent of potential creditor claims. In these circumstances, prior payments made by Bison may be deemed “voidable transactions.”

If we do not complete our initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors (unless such date is accelerated, in the board’s discretion, or further extended), this will trigger an automatic redemption of public shareholders from the trust account pursuant to our Current Charter.

If at any time, however, we are deemed insolvent for the purposes of the Insolvency Act (i.e., (i) we fail to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree, or order of a British Virgin Islands Court in favor of a creditor of us is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds its assets, or we are unable to pay our debts as they fall due), we are required to immediately enter insolvent liquidation. In these circumstances, a liquidator will be appointed who will give notice to our creditors, inviting them to submit their claims for payments, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have its principal place of business, and taking any other steps he considers appropriate, after which our assets would be distributed. Following the process of insolvent liquidation, the liquidator will complete its final report and accounts and will then notify the Registrar of Corporate Affairs in the British Virgin Islands. The liquidator may determine that he requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). In addition, a creditor or shareholder may file a petition with the British Virgin Islands Court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders. In such liquidation proceedings, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we cannot assure you we will be able to return to our public shareholders the amounts otherwise payable to them.

If we are deemed insolvent, then there are also limited circumstances where prior payments made to shareholders or other parties may be deemed a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would be, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” Where a payment was a risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands Court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part.

Our Initial Shareholders have waived their right to participate in any liquidation distribution with respect to the initial shares. We will pay the costs of our liquidation and distribution of the trust account from our remaining assets outside of the trust account and may request the trustee to release to us any net interest earned on the trust account to pay dissolution expenses. In addition, our Sponsor has agreed that he will be liable to us, for all claims of creditors to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust, except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands Court, which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

We believe we have been considered a PFIC since our inception (until we domesticate to Delaware), which could result in adverse U.S. federal income tax consequences to U.S. taxpayers.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined below) of our ordinary shares, warrants, or rights, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Specifically such U.S. Holder may be subject to tax at ordinary income rates on (i) any gain recognized on the sale or other disposition of its ordinary shares, rights, or warrants and (ii) any “excess distribution” (as defined in “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights” below) received by the U.S. Holder. In addition, such U.S. Holder may be subject to an interest charge on such gain or excess distribution. Consequently, our classification as a PFIC may result in adverse tax consequences for U.S. Holders. We believe that we have been considered a PFIC since our inception.

Our actual PFIC status for our 2018 taxable year, however, will not be determinable until after the end of such taxable year, which will occur upon the Domestication.

Some elections may be available to mitigate the adverse PFIC tax consequences. However, we may not provide timely financial information that would be required for U.S. investors to make such potentially favorable qualified electing fund (“QEF”) election, and such election would be unavailable with respect to our warrants and possibly our rights. Any holder of warrants could therefore be required to recognize gain as ordinary income and subject to an interest charge. Further, because the shareholder’s holding period in the stock received upon the exercise of the warrants includes the holding period in the warrants, a QEF election made on the stock would not rid the stock of its PFIC taint absent the shareholder recognizing gain or including a deemed dividend amount in a purging election. For more information, see the discussion in “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.” We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

The Domestication may result in adverse tax consequences for you.

Upon the effectiveness of the Domestication, Bison will become a domestic corporation for federal income tax purposes as a result of the Domestication. If you are a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of Bison ordinary shares, you may be subject to U.S. federal income tax as a result of the Domestication unless you made a timely election on your filing with the IRS as described below.

If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of Bison ordinary shares, you may become subject to withholding tax on any dividends paid on the ordinary shares of Bison or the Company common stock subsequent to the Domestication.

Subject to the discussion below concerning PFICs, if you are a U.S. Holder who owns $50,000 or more of Bison ordinary shares, but are not a 10% Shareholder at the time when Bison becomes taxable as a domestic corporation, you must generally recognize gain (but not loss) with respect to such Company common stock after the Domestication, even if you continue to hold your stock and have not received any cash as a result of the Domestication. As an alternative to recognizing gain under Section 367 of the Code, however, such U.S. Holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to its ordinary shares in Bison. The income so included pursuant to this election generally is treated as dividend income.

WE STRONGLY URGE EACH SUCH U.S. HOLDER TO READ CAREFULLY OUR DESCRIPTIONS OF THE ELECTION IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION,” AS WELL AS TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ELECTIONS AND DOMESTICATION TO YOU.

If a U.S. Holder is a 10% Shareholder of Bison, such U.S. Holder will be required to pay taxes on a deemed dividend equal to the “all earnings and profits amount” attributable to its ordinary shares in Bison. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power or value of all classes of our shares for U.S. federal tax purposes.

The Company believes that it has been considered a PFIC since its inception. If the Company is considered a PFIC for U.S. federal income tax purposes, the proposed Treasury Regulations generally require U.S. Holders of Bison ordinary shares to recognize gain on the deemed receipt of Company common stock in the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Bison ordinary shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of the Company. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences of the Domestication” of this proxy.

The foreign subsidiaries of the combined entity may qualify as a controlled foreign corporation (“CFC”), which could result in adverse U.S. federal income tax consequences to the combined entity.

Under the CFC rules, a 10% Shareholder generally must include annually as ordinary income its pro rata share of its CFC’s “subpart F income” and “global intangible low-taxed income,” even if no distributions are made by the foreign subsidiaries to the combined entity. Therefore, the combined entity must generally include annually as ordinary income its foreign subsidiaries’ “subpart F income” and “global intangible low-taxed income,” even if no distributions are made by the foreign subsidiaries to the combined entity, causing adverse U.S. federal income tax consequences to the combined entity. We urge U.S. investors to consult their own tax advisors regarding the possible application of the CFC rules.

Xynomic may have been, and may become, subject to income tax (or an increased amount of income tax) in one or more countries, including the United States, which could materially reduce the combined entity’s after-tax returns and the value of Company common shares.

All or a portion of the income of Xynomic’s foreign subsidiaries may be treated in the United States as effectively connected with a U.S. trade or business. Whether Xynomic’s foreign subsidiaries have been, or will be, subject to tax in the United States is not free from doubt in light of the applicable tax law and guidance regarding activities that constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes. Accordingly, the Company cannot assure you that the IRS will not contend, perhaps successfully, that a Xynomic’s foreign subsidiary is engaged in a trade or business in the United States or is subject to more U.S. income tax than it currently incurs. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty.

The combined company could become subject to income tax in one or more countries, including the United States, as a result of activities performed by it, adverse developments or changes in law, contrary conclusions by the relevant tax authorities or other causes. The imposition of any of these income taxes could materially reduce the combined company’s post-tax returns available for distributions on, and consequently the value of, Company common shares.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service (“IRS”) were to disagree with the U.S. federal income tax consequences described herein.

We have not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or our company to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of our ordinary shares, rights, and warrants, including the applicability and effect of state, local, or non-U.S. tax laws, as well as U.S. federal tax laws.

Currently, we are governed by British Virgin Islands law but upon effectiveness of the Domestication, we will be governed by Delaware law, which has anti-takeover implications.

Upon effectiveness of the Domestication, our organizational documents will change and we and our organizational documents will be governed by Delaware law rather than British Virgin Islands law. The application of Delaware law to us as a result of the Domestication may have the effect of deterring hostile takeover attempts or a change in control. Section 203 of the DGCL restricts certain “business combinations” with “interested shareholders” for three years following the date that a person becomes an interested shareholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested shareholder is approved by the board of directors prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested shareholder,” such interested shareholder holds at least 85% of the voting stock of Bison not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested shareholder,” the “business combination” is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested shareholder. A Delaware corporation may elect not to be governed by Section 203. Bison has not made such an election.

Risk Factors Relating to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our shareholders do not agree as long as the combined entity immediately following the Closing has net tangible assets no less than $7,500,000.

Though our Current Charter and our Interim Charter has the restriction that a public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares without the Company’s prior written consent, it does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules).  In addition, as provide in the Merger Agreement, we may be unable to consummate the Business Combination unless we have sufficient liquidity to maintain at least $7,500,000 in net tangible assets after redemptions in connection with the Business Combination. This condition effectively requires that holders of no more than 29,041 shares   as of March 21, 2019 (given effect of the redemption in connection with the Extension Meeting), redeem their public shares. Notwithstanding the foregoing, as long as the combined entity immediately following the Closing has net tangible assets no less than $7,500,000, we may able to consummate the Business Combination even though holders of a substantial majority of our public shares have chosen to redeem their shares.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of 20.0% or more of our ordinary shares issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 20.0% or more of our ordinary shares issued in the IPO unless otherwise consented by us.

A public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding shares issued in the IPO without our prior written consent. We refer to such shares aggregating 20% or more of the shares issued in the IPO as “Excess Shares.” In order to determine whether a shareholder is acting in concert or as a group with another shareholder, the Company will require each public shareholder seeking to exercise redemption rights to certify to the Company whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G, and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. A public shareholder’s inability to redeem any Excess Shares will reduce that shareholder’s influence over our ability to consummate the Business Combination. A shareholder could suffer a material loss on its investment in us if it sold Excess Shares in open market transactions. Additionally, a shareholder will not receive redemption distributions with respect to its Excess Shares if we consummate the Business Combination. As a result, any such shareholder will continue to hold that number of shares equal to its Excess Shares and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, shareholders may challenge the Company’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our common stock price, and may result in a lower value realized now than a shareholder of Bison might realize in the future had the shareholder not elected to redeem such shareholder’s shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their ordinary shares for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the Meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated the Closing. See the section entitled “Special Meeting of Bison Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you are a non-U.S. Holder, you may be subject to U.S. withholding tax on the redemption.

Bison shareholders who exercise their redemption rights to receive cash from the trust account in exchange for their Bison ordinary shares generally will be required to treat the transaction as a sale of such shares. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming shareholder’s percentage ownership in Bison. It is important to note that the Section 318 of the Code attribution or constructive ownership of stock rules apply when testing redemption treatment under Section 302(b). If there is attribution sufficient to cause the redemption to be treated instead under the Section 301 distribution rules which breaks non-liquidating corporate distributions into a dividend (to the extent of our current and accumulated earnings and profits), a non-taxable return of capital, and any remaining portion treated as a gain from the sale of Bison ordinary shares. If you are a non-U.S. Holder, you may be subject to withholding tax on any part of the redemption treated as a dividend, which may include the full amount of the redemption

Unaudited Pro Forma Condensed Combined Financial Information

Bison is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2018 combines amounts derived from the audited consolidated balance sheet of Xynomic as of December 31, 2018 with the audited consolidated balance sheet of Bison as of December 31, 2018, giving effect to the Business Combination as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 combines the amounts derived from the audited consolidated statement of comprehensive loss of Xynomic for the year ended December 31, 2018 with the audited consolidated income statement of Bison for the year ended December 31, 2018, giving effect to the Business Combination as if it had occurred on January 1, 2018.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The historical financial information of Xynomic was derived from the audited consolidated financial statements of Xynomic for the years ended December 31, 2018 and 2017, included elsewhere in this proxy statement/prospectus. The historical financial information of Bison was derived from the audited consolidated financial statements of Bison for the years ended December 31, 2018 and 2017 included elsewhere in this proxy statement/prospectus. This information should be read together with Xynomic’s and Bison’s audited and unaudited financial statements and related notes, “Xynomic Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Bison’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Bison and Xynomic have not had any historical relationship prior to the Business Combination except that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, and (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of the Sponsor. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Bison will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Xynomic comprising the ongoing operations of the combined entity, Xynomic’s senior management comprising the senior management of the combined company, and Xynomic’s stockholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Xynomic issuing stock for the net assets of Bison, accompanied by a recapitalization. These transactions are not business combinations because Bison is not a business under S-X Rule 11-01(d). The private operating company would credit equity for the fair value of the net assets of the shell company (i.e., no goodwill or intangible assets would be recognized). Operations prior to the Business Combination will be those of Xynomic.

The aggregate number of Bison’s ordinary shares that will be issued to Xynomic’s equity holders at the closing of the Business Combination will consist of the Closing Consideration Shares that equal to (a) $350,000,000 minus (b) the amount of the Closing Indebtedness, plus (c) the amount of the Closing Cash (which may be a positive or negative dollar amount), minus (d) the amount of the Company Transaction Expenses, plus (e) the Closing Tax Benefits, plus (f) if Closing Working Capital is greater than Target Working Capital, an amount equal to (x) Closing Working Capital minus (y) Target Working Capital, minus (g) if Target Working Capital is greater than the Closing Working Capital an amount equal to (x) Target Working Capital minus (y) Closing Working Capital (capitalized terms are defined in the Merger Agreement), if any, divided by $10.15 and 9,852,216 Earnout Shares.

Pursuant to the Merger Agreement, immediately prior to the Closing, and giving effect to the completion of any redemptions, but excluding the payment of Bison’s reasonable expenses, the amount of net tangible assets shall be no less than $7,500,000.

Given that the Extension Amendment Proposal and the Trust Amendment Proposal were approved at the Extension Meeting and shareholders holding 5,234,420 public shares exercised their rights to redeem such public shares for a pro rata portion of the Trust Account, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such shareholders.

Public shareholders will be able to further redeem their public shares in connection with the expected shareholder vote to approve the proposed business combination with Xynomic, which shall be consummated by June 24, 2019 or such earlier date as determined by the board of directors of Bison.

As a result of the Business Combination, assuming that no more shareholders of Bison elect to further redeem their shares into cash, Xynomic stockholders will own approximately 92.89% of the Company’s ordinary shares to be outstanding immediately after the Business Combination, and Bison shareholders will own approximately 7.11% of the Company’s outstanding ordinary shares, based on the result that 5,234,420 Bison’s ordinary shares have been redeemed as of December 31, 2018. If 29,041 of the public shares are further redeemed for cash, which assumes the maximum redemption of the Company’s ordinary shares as of December 31, 2018 such that the net asset maintains the minimum required balance of $7,500,000, Xynomic stockholders will own approximately 94.22% and the other Bison shareholders will own approximately 5.78% of the Company’s ordinary shares to be outstanding immediately after the Business Combination.

Bison cannot predict how many of its public shareholders will elect to redeem their shares for cash. As a result of the redemption of the 5,234,420 public shares, the following two circumstances would have no material difference: (1) no holders of the Bison’s ordinary shares further exercise their right to have their shares redeemed upon the consummation of the Business Combination and (2) holders of no more than 29,041 of Bison’s ordinary shares elect to have their shares redeemed upon the consummation of the Business Combination at the conversion price of approximately $10.49 per share, which represents the maximum redemption such that the net asset maintains the minimum required balance of $7,500,000. Therefore, we provided pro forma financial statements under the assumption that the maximum redemption occurred upon the Business Combination.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 43,298,412 of the Company’s ordinary shares to be issued to Xynomic stockholders.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2018

(UNAUDITED)

	(A) Xynomic	(B) Bison	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Balance sheet Assuming Maximum Redemptions
Assets
Current assets:
Cash	$4,746,370	$122,615	$8,421,318	(1)	$
			(304,535	)(3)
			(1,804	)(5)
			(3,833,728	)(5)
			(2,735,023	)(6)		6,415,213
Prepaid expenses	277,750	27,299	-			305,049
Total Current Assets	5,024,120	149,914	1,546,228			6,720,262
Non-current assets:
Cash and marketable securities held in Trust Account	-	63,310,884	(63,310,884	)(1)		-
Intangible assets, net	1,937	-	-			1,937
Property and equipment, net	280,730	-	-			280,730
Other non-current assets	155,176	-	-			155,176

Total Non-Current Assets	437,843	63,310,884	(63,310,884)			437,843
Total Assets	$5,461,963	$63,460,798	$(61,764,656)			$7,158,105
Liabilities
Current liabilities:
Bank overdraft	$4,954	$-	$-			$4,954
Advance from related party	-	1,804	(1,804	)(5)		-
Amount due to shareholders	3,233,728	-	(3,233,728	)(5)		-
Accrued expenses and other current liabilities	14,407,261	164,893				14,572,154
Promissory notes	-	600,000	(600,000	)(5)		-
Total Current Liabilities	17,645,943	766,697	(3,835,532)			14,577,108
Total Liabilities	17,645,943	766,697	(3,835,532)			14,577,108
Commitments and Contingencies
Mezzanine Equity
Angel preferred shares	580,256	-	(580,256	)(4)		-
Series A-1 preferred shares	4,905,780	-	(4,905,780	)(4)		-
Series B preferred shares	2,424,712	-	(2,424,712	)(4)		-
Ordinary shares subject to possible redemption	-	57,694,100	(54,889,566 (2,804,534	)(1) )(3)		-

Total Mezzanine Equity	7,910,748	57,694,100	(65,604,848)			-
Shareholders’ Equity/(Deficit)
Ordinary shares	962	4,776,436	(4,776,188	)(2)
			3,457	(3)		4,667
Additional paid-in capital	14,168,915	-	4,776,188	(2)
			2,801,074	(3)
			(304,532	)(3)
			8,134,313	(4)		29,575,958
Accumulated other comprehensive income	58,564					58,564
(Accumulated deficit)/Retained earnings	(34,323,169)	223,565	(223,565	)(4)
			(2,735,023	)(6)		(37,058,192)
Total Shareholders’ Equity/(Deficit)	(20,094,728)	5,000,001	7,675,724			(7,419,003)
Total Liabilities, Mezzanine Equity and Shareholders’ Equity/(Deficit)	$5,461,963	$63,460,798	$(61,764,656)			$7,158,105

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the audited consolidated balance sheet of Xynomic as of December 31, 2018

(B)	Derived from the audited balance sheet of Bison as of December 31, 2018

1)	Liquidate the investments held in trust by Bison assuming the redemption has occurred at December 31, 2018 based on the actual result of the Extension Meeting.

2)	Reclassification from Ordinary shares to Additional paid in capital as the Domestication exchanged the no par value share to $0.0001 per share

3)	Assuming Bison shareholders further redeem the maximum number of 29,041 ordinary shares, such that the trust account maintains the minimum required balance of $7,500,000. In addition to the fact that Bison shareholders have redeemed 5,234,420 ordinary shares based on the actual result of the Extension Meeting. Assuming no Bison’s shareholders further exercise their redemption rights, the ordinary shares subject to redemption amounting to $2,804,534 would be transferred to permanent equity, $304,535 subject to ordinary shares redemption would be paid in cash to the redeeming shareholders and $2,499,999 would be transferred to permanent equity.

The following table details the calculation of the minimum required balance:

Cash held by Bison as of December 31, 2018	$122,615
Cash and marketable securities held in Trust Account	63,310,884
Redemption amount based on the actual result of the Extension Meeting	(54,889,566)
Prepaid expenses and other current assets by Bison	27,299
Less: Promissory notes	(600,000)
Less: Accrued expenses and other payable	(164,893)
Less: Advance from related party	(1,804)
Minimum required balance	(7,500,000)
Maximum redemption amount	$304,535

Price per share at redemption	$10.49
No. of maximum redemption shares	29,031

Ordinary shares subject to possible redemption	$2,804,534
Less: Maximum redemption amount	304,535
Amount transferred from mezzanine equity to permanent equity	$2,499,999

Difference in cash balances right after the Business Combination between assuming no redemption and assuming maximum redemption is reconciled as following:

Promissory notes	$600,000
Accounts payable and accrued expenses	164,893
Advance from related party	1,804
Minimum required balance	7,500,000
Less: Prepaid expenses and other current assets by Bison	27,299
Minimum cash balance required for Bison	8,239,398
Cash Balance of Xynomic	4,746,370
Cash balance assuming maximum redemption	$12,985,768

Cash balance assuming no further redemption	13,290,303
Difference	$304,535

4)	To reflect the recapitalization of Xynomic through the issuance of 43,298,412 shares of the Company’s ordinary shares and the elimination the historical accumulated deficit of Bison, the accounting acquiree

The following table details the calculation of the number of shares comprising the Closing Consideration Shares and Earnout Shares in accordance with the terms of the Merger Agreement as if the merger had occurred on December 31, 2018, which is estimated to be approximately 43,298,412 shares:

Base Merger consideration	$350,000,000
Earnout consideration	100,000,000
Less: Indebtedness	(17,645,943)
Plus: Cash held by Xynomic as of December 31, 2018	4,746,370
Plus: Difference between Actual Working Capital and Target Working Capital	2,378,455

Adjusted Merger consideration	439,478,882
Share Price	$10.15
Shares issued for recapitalization	43,298,412

5)	To record repayment of advances from related parties, promissory note, and amount due to shareholders

6)	To record payment of estimated legal, financial advisory, accounting, printing and other professional fees related to the Business Combination

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

(UNAUDITED)

	(A) Xynomic	(B) Bison	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Income statement Assuming Maximum Redemptions
Operating expenses:
General and administrative	$3,049,353	835,928	(1,852,582	)(1)	$2,032,699
General and administrative to related parties	362,336				362,336
Research and development	25,159,602	-	-		25,159,602
Total operating expenses	28,571,291	835,928	(1,852,582)		27,554,637
Net operating (loss) income	(28,571,291)	(835,928)	1,852,582		(27,554,637)
Other income (expense):
Unrealized loss on securities held in Trust Account	-	(19,186)	19,186	(3)	-
Interest income	-	1,121,740	(1,121,740	)(3)	-
Investment income	16,541	-	-		16,541
Interest expense to a related party	(32,874)	-	-		(32,874)
Income (loss) before income taxes	(28,587,624)	266,626	750,028		(27,570,970)
Income tax expense	-	-	-		-
Net (loss) income	(28,587,624)	266,626	750,028		(27,570,970)
Accretion to preferred share redemption value	2,831,085	-	(2,831,085	)(2)	-
Net (loss)/income attributable to the Company’s ordinary shareholders	$(31,418,709)	$266,626	$3,581,113		$(27,570,970)
Other comprehensive income/(loss)
Foreign currency translation adjustment, net of nil income taxes	58,564	-	-		58,564
Unrealized gain on available for sale securities, net of nil income taxes	16,541	-	-		16,541
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes	(16,541)	-	-		(16,541)
Total other comprehensive income	58,564	-	-		58,564
Comprehensive (loss)/income attributable to ordinary shareholders	$(31,360,145)	$266,626	$3,581,113		$(27,512,406)
Weighted average shares outstanding, basic		2,426,155	44,921,108	(4)	47,347,263
Basic net loss per share		(0.30)			(0.58)

(A)	Derived from the audited consolidated statement of comprehensive loss of Xynomic for the year ended December 31, 2018.

(B)	Derived from the audited statements of operations of Bison for the year ended December 31, 2018.

1)	To eliminate direct costs of the Business Combination which are reflected in the historical financial statements of Bison and Xynomic in the amount of $ 442,595 and $ 1,409,987 as of December 31, 2018.

2)	To eliminate the accretion to the redemption value on preferred shares as of the beginning of the periods.

3)	To eliminate unrealized gain/(loss) and interest income on marketable securities held in the trust account as of the beginning of the period.

4)	As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The Bison public shares used in the weighted average shares calculation is computed as the sum of the public shares outstanding, plus the shares issued to the investor, less the shares redeemed. Weighted average common shares outstanding - basic and diluted is calculated as follows, the potentially dilutive securities that have not been included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive:

Combined (Assuming Maximum Redemptions)
Year Ended December 31, 2018

Weighted average shares calculation, basic
BCAC weighted average public shares outstanding	2,426,155
BCAC rights converted to shares	646,956
BCAC shares subject to redemption reclassified to equity	238,407
BCAC shares issued in Business Combination	44,035,745
Weighted average shares outstanding	47,347,263

Percent of shares owned by Xynomic’s holders	93.01%
Percent of shares owned by BCAC	6.99%

Weighted average shares calculation, basic
Existing Xynomic holders	44,035,745
BCAC holders	3,311,518
Weighted average shares, basic and diluted	47,347,263

Weighted average shares calculation, diluted
BCAC holders	3,311,518
BCAC shares issued in Business Combination	44,035,745
BCAC warrants underlying public shares	3,018,750
Warrants	216,030
Unit purchase option	252,000
Weighted average shares outstanding	50,834,043

Percent of shares owned by Xynomic’s holders	86.63%
Percent of shares owned by BCAC	13.37%

Weighted average shares calculation, diluted
Existing Xynomic holders	44,035,745
BCAC holders	6,798,298
Weighted average shares, basic and diluted	50,834,043

Special meeting of Bison Shareholders (THE “MEETING”)

General

We are furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the Meeting of shareholders to be held on [●], and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [●]. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place of the Meeting

The Meeting will be held at 9:30 a.m., Eastern Standard Time, on [●], at 1450 Broadway, 26th Floor, New York, NY 10018, or such other date, time, and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Meeting if you owned ordinary shares at the close of business on [●], the Record Date for the Meeting. You are entitled to one vote for each share of our ordinary shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 2,744,517 Bison ordinary shares outstanding, of which 803,080 are public shares, 1,509,375 are Founder Shares held by our Initial Shareholders, and 432,062 are ordinary shares sold as part of units in a private placement consummated simultaneously with our IPO.

Vote of Bison Founders and Chairman and CEO

In connection with our IPO, we entered into a letter agreement with each of the Initial Shareholders pursuant to which the Initial Shareholders agreed to vote any Bison ordinary shares owned by them in favor of the Business Combination Proposal. This letter agreement also applies to our Sponsor as it relates to its Founder Shares and the requirement to vote its Founder Shares in favor of the Business Combination Proposal, and to EarlyBirdCapital as it relates to its 388,750  private shares and the requirement to vote its private shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Mrs. Fengyun Jiang, the spouse of Mr. Peixin Xu, our Chairman. In addition, Dr. James Jiayuan Tong holds 391,650 Founder Shares, representing 14.27% of the voting rights of the Company immediately prior to the Business Combination.

Quorum and Required Votes for Proposals for the Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the ordinary shares outstanding and entitled to vote at the Meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of any of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy. Accordingly, a Bison shareholder’s failure to vote by proxy or to vote in person at the Meeting or the failure of a Bison shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of Bison ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of any vote on the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal are approved at the Meeting. In addition, (i) the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Charter Amendment Proposal, (ii) the Charter Amendment Proposal is conditioned on the approval of the Domestication Proposal and (iii) each of the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Bison Shareholders

Our board of directors believes that each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Adjournment Proposal to be presented at the Meeting is in the best interests of the Company and our shareholders and unanimously recommends that its shareholders vote “FOR” each of these proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. These interests include, among other things:

●	the fact that our Sponsor and our Chief Executive Officer, Dr. Tong, paid an aggregate purchase price of $25,000, or approximately $0.017 per share, for their 1,509,375 Founder Shares which would have a value of approximately $[●] million based on the closing price of Bison ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;
●	the fact that our Sponsor holds 401,875 private units and will continue to hold 422,062 Company common shares and 200,937 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors;
●	if Bison is unable to complete a business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Bison for services rendered or contracted for or products sold to Bison, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;
●	the continuation of four of our five existing directors as directors of the combined company;

●	the fact that Bison has issued a $500,000 note to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing;

●	the fact that in addition to the $500,000 notes, the Sponsor has loaned us $100,000 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account;

●	the fact that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor;

●	the fact that the Merger Agreement provides a termination fee of $4,500,000 payable to our Sponsor if (i) the breach by Xynomic causes Bison to not be able to satisfy its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Business Combination and the Merger Agreement by its shareholders and not consummating an alternative business combination with another party, or to close the Business Combination on or prior to the Outside Date, or enter into a definitive agreement to consummate an alternative business combination by that date, and (ii) Bison ceases operations other than making required distributions to its shareholders pursuant to its organizational documents and its winding up and dissolution as a result of (x) failing to obtain shareholder approval to consummate any alternative business combination or (y) occurrence of an Automatic Redemption Event (as defined in the Current Charter); and

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to our shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted in connection with the determination of whether a valid quorum is established and Broker non-votes will not be counted for purposes of establishing a quorum. Assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the proposals to be considered at the Meeting.

Voting Your Shares

Each share of our ordinary shares that you own in your name entitles you to one vote on each of the proposals for the Meeting. Your one or more proxy cards show the number of ordinary shares that you own.

●	You can vote your shares in advance of the Meeting by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Meeting. If you vote by the proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Nasdaq Proposal, and “FOR” the Adjournment Proposal.

●	You can attend the Meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank, or other nominee, you must get a legal proxy from the broker, bank, or other nominee. That is the only way we can be sure that the broker, bank, or nominee has not already voted your ordinary shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Meeting or at such meeting by doing any one of the following:

●	You may send another proxy card with a later date;
●	You may notify Karen Smith, the Company’s proxy solicitor, by telephone at (877) 870-8565, by email at ksmith@advantageproxy.com, or in writing to c/o Bison Acquisition Corp., Jim (Keshu) Li before the Meeting that you have revoked your proxy; or
●	You may attend the Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Meeting

The Meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the Director Election Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Advantage Proxy at (877) 870-8565 (toll free) or by email at ksmith@advantageproxy.com.

Redemption Rights

Pursuant to our Current Charter, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the Closing. If redemption demand is properly and timely made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the Closing, less taxes payable or amounts released to us for working capital). For illustrative purposes, based on funds in the trust account of approximately $[●] on the Record Date, the estimated per share redemption price would have been approximately $[●] per share.

In order to exercise your redemption rights, you must:

●	submit a request in writing prior to 5:00 p.m., Eastern Standard Time on [●] (two business days before the Meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor

New York, NY 10004-1561

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com;

and

●	deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of Bison ordinary shares by our public shareholders will decrease the amount in our trust account, which held $[●] of marketable securities as the Record and the estimated redemption price was $[●] per share.

Prior to exercising redemption rights, shareholders should verify the market price of our ordinary shares, as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your ordinary shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any other than shares received as a result of automatic conversion of rights at the Closing and the shares to be received upon the exercise of warrants. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders and our warrants and rights will expire worthless.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to holders of ordinary shares in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Bison will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Xynomic comprising the ongoing operations of the combined company, Xynomic’s senior management comprising the senior management of the combined company, and Xynomic stockholders having a majority of the voting power of the combined company. For accounting purposes, Xynomic will be deemed the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Xynomic (i.e., a capital transaction involving the issuance of stock by Bison for the stock of Xynomic). Accordingly, the consolidated assets, liabilities, and results of operations of Xynomic will become the historical financial statements of the combined company, and Bison’s assets, liabilities, and results of operations will be consolidated with Xynomic beginning on the acquisition date.

The Business Combination Proposal

Overview

We are asking our shareholders to approve and adopt the Merger Agreement and the other transactions contemplated thereby in the Business Combination. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Business Combination. Please see the subsections below for additional information and a summary of the material provisions of the Merger Agreement, which is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

Because we are holding a shareholder vote on the Business Combination, our Current Charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares that are present at the Meeting, assuming that a quorum is present.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties, and covenants in the Merger Agreement are also modified in important parts by the disclosure letters and annexes attached thereto which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors. The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risks among the parties rather than establishing matters as facts. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement/prospectus. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

General Description of the Merger Agreement

On September 12, 2018, we and our Merger Sub entered into the Merger Agreement with Xynomic Pharmaceuticals, Inc. and Yinglin Mark Xu, in his capacity thereunder as the representative for the Xynomic stockholders (the “Stockholder Representative”). Pursuant to the Merger Agreement, at the time of filing of the certificate of merger (the “Effective Time”), Merger Sub will merge with and into Xynomic Pharmaceuticals, Inc., whereupon the separate existence of Merger Sub will cease, and Xynomic Pharmaceuticals, Inc. will be the surviving company and a wholly-owned subsidiary of the Company.

Under the Merger Agreement, upon the closing of the Business Combination (the “Closing”) all of Xynomic stockholders will receive a number of newly issued shares of Company common stock equal to the Closing Merger Consideration divided by $10.15 per share (the “Closing Consideration Shares”). The “Closing Merger Consideration” will be equal to (a) $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

In addition to the Closing Consideration Shares, Xynomic stockholders may receive additional consideration (the “Earnout Consideration” and, together with the Closing Merger Consideration, the “Aggregate Merger Consideration”) of an additional 9,852,216 shares of Company common stock in aggregate (the “Earnout Shares” and, together with the Closing Consideration Shares, the “Merger Consideration Shares”). At the Closing, the Merger Agreement provides that the Earnout Shares will be deposited in an earnout escrow account (the “Earnout Escrow Account”). The Merger Agreement provides that in the event that Xynomic (or, after the Closing, the Company) obtains a worldwide exclusive license to a Phase 2 ready oncology drug candidate identified by the parties on or prior to March 12, 2019 (the “Earnout Criteria”), the Earnout Shares will be released to Xynomic stockholders, except that 3% of the Earnout Shares will be deposited in the Escrow Account (as defined below) as a part of the Escrow Shares (as defined below) upon the release of the Earnout Shares. The Merger Agreement provides that if the Earnout Criteria are not achieved, the Earnout Shares will be returned to the Company. The Earnout Criteria were achieved in December of 2018, and thus the Earnout Shares will be issued to Xynomic stockholders at the Closing, except that 3% of the Earnout Shares will be deposited in the Escrow Account as part of the Earnout Shares.

The newly issued Merger Consideration Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering on the basis that the securities were offered and sold in a non-public offering to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) or to non-U.S. persons (as defined in Regulation S as promulgated under the Securities Act).

At the Closing, 3% of the Closing Consideration Shares will be deposited in an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated number of Closing Consideration Shares over the final number of Closing Consideration Shares determined post-Closing. 3% of the Earnout Shares will be added to the Escrow Account for the same purposes (all shares deposited in the Escrow Account are referred to as “Escrow Shares”). Xynomic stockholders are entitled to vote all the Escrow Shares and the Earnout Shares while they are held in escrow.

At the Closing, each outstanding Xynomic option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Company common shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of Company common shares equal to (as rounded down to the nearest whole number) the product of (A) the Closing Consideration Shares divided by the aggregate number of Company common shares outstanding immediately prior to the effective time of the Merger (including the Dissenting Shares as defined in the Merger Agreement) (the “Per Share Closing Merger Consideration”), multiplied by (B) the number of Company common shares subject to the unexercised portion of such Xynomic option, (ii) be subject to the same vesting schedule as the applicable Xynomic option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Xynomic option prior to its assumption, divided by (B) the Per Share Closing Merger Consideration, subject to certain adjustments. In accordance with the Merger Agreement, we expect that there will be in aggregate 1,921,969 Company common shares underlying the Assumed Options subject to vesting schedule of each Assumed Option.

In connection with the Merger Agreement, if the Business Combination Proposal and the Domestication Proposal are approved, the Company will re-domicile out of the British Virgin Islands and continue as a company incorporated in the State of Delaware prior to the Closing by filing a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act of 2004 and filing a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation. We refer to these actions as the “Domestication.” On the effective date of the Domestication, each of our currently issued and outstanding ordinary shares, with no par value, will automatically convert in connection with the Domestication, on a one-for-one basis, into the Company common stock, par value $0.0001 per share.

As promptly as practicable after the date of the Merger Agreement, Bison has agreed to provide its shareholders with the opportunity to redeem up to 6,037,500 Bison ordinary shares (the “Offer”) in conjunction with a shareholder vote on the transactions contemplated by the Merger Agreement, all in accordance with Bison’s Charter. Bison has further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Merger Agreement and (ii) to extend such period for public shareholders to exercise their redemption rights for any period required by any rule, regulation, interpretation, or position of the SEC or Nasdaq.

On February 11, 2019, the parties amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Exchange Act or rules and regulations thereunder.

On February 22, 2019, the parties amended the Merger Agreement to extend the Outside Date as defined in the Merger Agreement from March 23, 2019 to June 24, 2019 or such earlier date as determined by the board of directors of Bison. The Amendment took effect upon the approval of the Extension Amendment Proposal as described herein below.

On March 21, 2019, Bison held a special meeting of stockholders (the “Extension Meeting”), to seek shareholders’ approval to amend its current charter to extend the Outside Date from March 23, 2019 to June 24, 2019 or such earlier date as determined by the board of directors of Bison and provide that the date for cessation of operations of the Company if the Company has not completed a business combination would similarly be extended by amending the memorandum and articles of association of the Company (the “Extension Amendment Proposal”); and to amend the Company’s investment management trust agreement, dated June 19, 2017 (the “Trust Agreement”) by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”) to extend the date on which to commence liquidating the Trust Account to June 24, 2019 or such earlier date as determined by the board of directors of Bison (the “Trust Amendment Proposal”). At the Extension Meeting, the Company’s stockholders approved the Extension Amendment Proposal and the Trust Amendment Proposal. Following the Extension Meeting an amended and restated version of our memorandum and articles of association incorporating the amendments made pursuant to the Extension Amendment Proposal was filed with (and registered by) the Registrar of Corporate Affairs in the British Virgin Islands. In connection with the Extension Meeting, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

On April 2, 2019, the parties further amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Securities Act, the Exchange Act or rules and regulations thereunder.

Post-Business Combination Ownership of Xynomic and Bison

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 34,482,758 Company common shares as the Closing Consideration Shares (assuming Closing Merger Consideration of $350 million) and the issuance of 9,852,216 Company common shares as Earnout Shares to Xynomic stockholders upon the Closing, Bison’s public shareholders will retain an ownership interest of 2.95% in the Company post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of 4.16% in the Company post-Closing. These relative percentages assume the automatic conversion of 6,469,562 rights of Bison into 646,956 common shares at the Closing. In addition, if any of our public shareholders exercises its redemption rights, the aggregate ownership interest of our public shareholders in the Company post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of Xynomic stockholders in the Company post-Closing, will increase. Upon the Closing, Bison will own 100% of the issued and outstanding shares of common stock of Xynomic Pharmaceuticals, Inc. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by our existing shareholders in the Company post-Closing will be different. These ownership percentages with respect to the Company following the Business Combination do not take into account: (i) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares, (ii) the 216,031 private warrants to purchase up to a total of 216,031 Company common shares, (iii) the unit purchase option, held by the underwriter in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (iv) the issuance of any Company common shares under the Assumed Options upon the Closing, or (v) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Bison’s existing shareholders in Bison will be different. See “Summary — Impact of the Business Combination on Bison’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Representations and Warranties

Under the Merger Agreement, Xynomic, on the one hand, and Bison and Merger Sub, on the other hand, each made representations and warranties to each other, including without limitation as to such parties’ corporate powers, capital structure, financial condition, legal activity, and compliance, and in the case of each of the Group Companies, its assets, liabilities, properties, taxes, recent operations, contracts, related party transactions, insurance, employee matters, and certain other matters. The representations and warranties made by Xynomic in the Merger Agreement will survive the Closing for 18 months (with any claims for fraud surviving until the expiration of the applicable statute of limitations). Any claims that are made prior to, but have not been resolved by, the applicable expiration time will survive until finally resolved. The representations and warranties made by Bison and Merger Sub in the Merger Agreement will not survive the consummation of the Merger.

The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations and warranties in the Merger Agreement are also modified in part by the disclosure schedules and annexes attached thereto, which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors. The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risks among the parties rather than establishing matters as facts. The Company does not believe that the disclosure schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains covenants of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement, including covenants regarding (1) the operation of their respective businesses in the ordinary course of business, (2) the provision of access to their books and records, (3) confidentiality, (4) exclusive dealing, (5) enabling Xynomic’s counsel to deliver to Xynomic a tax opinion regarding the tax-free nature of the Merger, (6) notifications of certain breaches, consent requirements, or other matters, (7) efforts to consummate the Merger and obtain third party and regulatory approvals, (8) with respect to Xynomic, provision of interim financial statements, obtaining shareholder approval of the Merger, and using commercially reasonable efforts to provide certain information concerning its intellectual property, and (9) with respect to Bison and Merger Sub, not contacting or communicating with the employees, customers, licensors, collaborators, service providers, or suppliers of the Group Companies without the written consent of Xynomic, and continued employment as of the Effective Time of employees of the Group Companies immediately prior to the Effective Time.

The parties also agreed that the board of directors of Bison at the Effective Time will consist of the following seven directors, a majority of which shall be independent directors in accordance with Nasdaq listing requirements: one of the directors will be nominated by Bison, three of the directors will be nominated by Xynomic, and two independent directors will be mutually agreed upon by Bison and Xynomic in addition to three existing independent directors of Bison. The parties also agreed that the executive officers of the Company at the Effective Time will consist of one officer nominated by Bison, two officers nominated by Xynomic, and one officer mutually agreed upon by Bison and Xynomic.

Bison also agreed, as promptly as practicable after the date of the Merger Agreement, to file a proxy statement/prospectus for a special meeting of its shareholders to approve the Merger Agreement and related matters and provide all of its public shareholders with the opportunity to redeem their public shares in conjunction with the shareholder vote. The Company agreed, through its board of directors, to recommend that the Company’s shareholders vote in favor of all Parent Proposals, and not withdraw or modify such recommendation prior to termination of the Merger Agreement.

Indemnification

From and after the Closing, Xynomic stockholders and their respective successors and assigns are required to severally, but not jointly or jointly and severally, indemnify, defend, and hold harmless Bison, its affiliates, and certain of their respective related parties from and against any and all losses arising out of or relating to: (a) the breach of any representation or warranty made by Xynomic set forth in Article III of the Merger Agreement, or (b) the breach of any covenant or agreement on the part of Xynomic to be performed prior to or at the Closing.

Indemnifiable losses generally do not include (a) any exemplary, consequential, incidental, indirect, special, punitive, or treble damages, except to the extent paid by a party to a third party in connection with a third party claim, (b) calculations of damages or losses using loss of future revenue, income, or profits, or diminution of value, (c) damages based on a multiple of value, or (d) damages based on loss of business reputation or opportunity.

Except in the case of fraud by Xynomic or its subsidiaries, the maximum aggregate amount of indemnification payments which the Xynomic stockholders will be obligated to pay in respect of the above indemnification obligations will not exceed the shares in the Escrow Account. The Xynomic stockholders’ indemnification obligations under the Merger Agreement are subject to other limitations, including a $500,000 deductible.

Escrow Shares released to Bison to satisfy indemnification claims will be valued at the then-current value of the Company common stock, but not less than $5.00 per share or more than $30.00 per share. Any Escrow Shares not used to satisfy claims of Bison under the Merger Agreement will be released from escrow to the former Xynomic stockholders 18 months after Closing (subject to extension to address any unresolved indemnification claims that may be pending at such time).

Closing of the Business Combination

The Closing is expected to take place on the second business day following full satisfaction or due waiver of all of the closing conditions (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or such other date as may be mutually agreed to in writing by Bison and Xynomic.

Conditions to Closing of the Business Combination

The Closing and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by Bison’s shareholders. Other closing conditions include, among others:

(i) the respective representations of the parties to each other being true and correct;

(ii) performance and compliance with in all material respects of the respective covenants and agreements of each party;

(iii) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated;

(iv) Bison having at least $7,500,000 of net tangible assets remaining after the Closing (including the Offer);

(v) no material adverse effect with respect to Xynomic or Bison having occurred since the date of the Merger Agreement;

(vi) the approval for listing on Nasdaq (subject to official notice of issuance) of the Company common stock to be issued in connection with the Merger;

(vii) Xynomic having obtained an opinion of Sidley Austin LLP (or another nationally recognized law firm proposed by Xynomic that is reasonably acceptable to Bison), dated as of the Effective Time and in form and substance reasonably satisfactory to Xynomic, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions, and qualifications; and

(viii) completion of the Domestication.

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Efforts to Obtain Shareholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Merger Agreement is terminated in accordance with its terms, we have agreed to call a Meeting of our shareholders, for the purpose of such shareholders considering and voting on the approval and adoption of the Merger Agreement and any other matters required to be voted upon by such shareholders in connection with the transactions contemplated in the Merger Agreement (including the Business Combination). We may delay, postpone, or adjourn such Meeting of our shareholders if, as of the time for which the shareholders’ meeting is originally scheduled, there are insufficient ordinary shares represented (either in person or by proxy) that vote to adopt the Merger Agreement, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, or the Nasdaq Proposal, or if there are insufficient ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Merger Agreement and the Business Combination be submitted to our shareholders for their consideration.

Moreover, each party to the Merger Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Upon the terms and subject to the conditions of the Merger Agreement, each of the parties to the Merger Agreement has agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement (including the Business Combination).

The parties to the Merger Agreement are also required to make, or cause to be made, as promptly as practicable, any filings necessary to obtain any other necessary regulatory approvals.

Termination, Termination Fees, and Expense Reimbursement

The Merger Agreement may be terminated under certain circumstances at any time prior to Closing, including, among others, by (i) mutual written consent by Bison and Xynomic, (ii) Bison, if Xynomic stockholders have not adopted the Merger Agreement by September 17, 2018 (which is no longer applicable because Xynomic stockholders have adopted the Merger Agreement), (iii) either party if the transactions contemplated by the Merger Agreement have not been completed by June 24, 2019 or such earlier date as determined by Bison’s board of directors, (as such date may be extended pursuant to the Merger Agreement and in accordance with the Current Charter, the “Outside Date”), (iv) either party if any representation or warranty of the opposing party is not materially true and correct or if the opposing party fails to perform in any material respect any covenant or agreement, subject to a 30-day cure period and other exceptions, and (v) Xynomic, if Bison’s board of directors withdraws or changes its recommendation that Bison’s shareholders vote in favor of the Bison Proposals, or if Bison’s shareholders do not approve all Bison Proposals at the Bison shareholder meeting (or at any adjournment or postponement thereof).

Bison will be required to reimburse Xynomic for its transaction-related expenses, up to a maximum of $500,000, if the Merger Agreement is terminated due to:

(i) a breach by Bison of its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Merger and the Merger Agreement by Bison’s shareholders and not consummating an alternative business combination with another party; or

(ii) any breach of the Merger Agreement by Bison or the Merger not closing by the Outside Date, and, within 12 months after termination of the Merger Agreement, Bison consummates an alternative business combination (or enters into a definitive agreement to consummate an alternative business combination, which is later consummated).

Xynomic will be required to reimburse the Company for its transaction-related expenses, up to a maximum of $500,000, if the Merger Agreement is terminated due to Xynomic stockholders failing to approve the Merger Agreement, a breach by Xynomic of its obligations under the Merger Agreement to provide information to Bison for inclusion in the proxy statement/prospectus, or Xynomic failing to close the Merger when it is required to do so. In this case, Xynomic will also be obligated to pay Bison’s Sponsor a $4,500,000 termination fee if (i) the breach by Xynomic causes Bison to not be able to satisfy its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Merger and the Merger Agreement by Bison’s shareholders and not consummating an alternative business combination with another party, or to close the Merger on or prior to the Outside Date, or enter into a definitive agreement to consummate an alternative business combination by that date, and (ii) Bison ceases operations other than making required distributions to its shareholders pursuant to its organizational documents and its winding up and dissolution as a result of (x) failing to obtain shareholder approval to consummate any alternative business combination or (y) occurrence of an Automatic Redemption Event (as defined in the Company’s memorandum and articles of association).

Conduct of Business Pending the Business Combination

Xynomic has undertaken covenants that place customary restrictions on it and its subsidiaries until the Closing (or, if earlier, the date on which the Merger Agreement is validly terminated pursuant to the terms therein). Xynomic has agreed, and has agreed to cause its subsidiaries, to conduct its or their business, as applicable, in its, or their, ordinary course of business. Except with Bison’s prior consent (which consent will not be unreasonably withheld, conditioned, or delayed) or as otherwise contemplated by the Merger Agreement, Xynomic has also agreed that, subject to certain specifically scheduled and identified exceptions set forth in the Merger Agreement, or as may be required by law or the Merger Agreement, Xynomic will not, and Xynomic will cause its subsidiaries not to, undertake the following actions:

●	except for certain customary exceptions, issue, sell, or deliver any equity securities, or grant any options, convertible securities, warrants, or other rights to purchase or subscribe for equity securities;
●	effect any recapitalization, reclassification, equity split, or like change in the capitalization of Xynomic and its subsidiaries;
●	amend the organizational documents of Xynomic and its subsidiaries;
●	make any distribution of cash (other than the payment of cash dividends by Xynomic in the ordinary course of business to holders of Xynomic preferred stock (including in connection with the conversion of Xynomic preferred stock to Xynomic common stock) who were such holders on the date of the Merger Agreement) or property, or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement, or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;
●	sell, assign, or transfer any material portion of its tangible assets, except in the ordinary course of business for (i) inventory assets and (ii) non-inventory assets having an aggregate value of less than $200,000 and except for sales of obsolete assets or assets with de minimis or no book value;
●	mortgage, encumber, pledge, or impose any lien upon any of its assets, except for permitted liens or in the ordinary course of business;

●	sell, assign, transfer, or exclusively license any material patents, trademarks, trade names, or copyrights, except in the ordinary course of business;
●	materially amend or voluntarily terminate any material contract (including real property leases) other than in the ordinary course of business;
●	make any capital investment in, or any advance or loan to, any other person (other than among Xynomic and its subsidiaries), except in the ordinary course;
●	enter into any other transaction with any of its directors, officers, or employees outside the ordinary course of business;
●	except in the ordinary course of business or as required under the terms of any company employee benefit plan as of the date of the Merger Agreement, (i) materially increase salaries, severance, pension, bonuses, or other compensation and benefits payable by Xynomic or any of its subsidiaries to any of its employees, officers, directors, or other service providers; (ii) adopt any company employee benefit plan; or (iii) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $100,000;
●	except where control over such settlement is held by the insurer under a policy of insurance disclosed to Bison, settle any legal proceeding if (i) the amount payable by Xynomic or any of its subsidiaries in connection therewith would exceed $100,000 or (ii) such settlement would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of Xynomic or any of its subsidiaries;
●	cancel any material third-party indebtedness owed to Xynomic or any of its subsidiaries;
●	make or change any material election in respect of taxes or material method of accounting or accounting policies of Xynomic or any of its subsidiaries, in each case unless required by law or U.S. generally accepted accounting principles (“GAAP”);
●	file any tax return materially inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made, or methods used in preparing or filing similar tax returns in prior periods (including inconsistent positions, elections, or methods that would have the effect of deferring income to periods ending after the Closing or accelerating deductions to periods ending on or before the Closing);
●	settle or otherwise compromise any material claim relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any material dispute relating to taxes, or request any ruling or similar guidance with respect to taxes, in each case unless required by law or GAAP;
●	make any acquisition or consummate any merger or similar business combination or enter into any binding agreement for an acquisition, merger, or similar business combination with any person (for this purpose, excluding non-binding letters of interests and licenses of intellectual property rights (whether exclusive or non-exclusive));
●	incur any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Xynomic or any of its subsidiaries or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any person (other than a wholly-owned subsidiary of Xynomic) for indebtedness (except for (i) in connection with refinancing of existing indebtedness on terms no less favorable to Xynomic than, and in an aggregate principal amount not in excess of, such existing indebtedness or (ii) borrowings under or permitted by Xynomic’s existing credit facilities); or
●	agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

Between the date of the Merger Agreement and the Closing (or, if earlier, the date on which the Merger Agreement is validly terminated pursuant to the terms therein), without the prior consent of Bison or otherwise being contemplated by the Merger Agreement, Xynomic will, and will cause its subsidiaries to, keep certain identified insurance policies, or policies that are substantially similar in all material respects with the terms, conditions, retentions, and limits of liability under such identified insurance policies, in full force and effect and not take any action (other than file bona fide claims) that would make an insurance policy void or voidable or might result in a material increase in the premium payable under an insurance policy or prejudice the ability to effect equivalent insurance in the future.

Bison has also undertaken covenants that place customary restrictions on it until the Closing (or, if earlier, the date on which the Merger Agreement is validly terminated pursuant to the terms therein). Between the date of the Merger Agreement and the Closing, Bison has agreed not to take any of the below actions without Xynomic’s prior consent (unless otherwise contemplated by the Merger Agreement):

●	make any amendment or modification to any of Bison’s governing documents;
●	take any action in violation or contravention of any of Bison’s governing documents, applicable law, or any applicable rules and regulations of the SEC and Nasdaq;
●	split, combine, or reclassify Bison ordinary shares;
●	make any redemption or purchase of Bison’s equity interests, except pursuant to the Offer;
●	declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of Bison’s equity securities;
●	effect any recapitalization, reclassification, equity split, or like change in Bison’s capitalization;
●	make any amendment or modification to the trust agreement;
●	make or allow to be made any reduction or increase in the trust amount, other than as expressly permitted by Bison’s governing documents;
●	contact (or permit any of its employees, agents, representatives, or affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender, or other material business relation of Xynomic or any of its subsidiaries regarding Xynomic or any of its subsidiaries, its business, or the transactions contemplated by the Merger Agreement;
●	establish any subsidiary or acquire any interest in any asset;
●	prepare or file any tax return materially inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made, or methods used in preparing or filing similar tax returns in prior periods (including materially inconsistent positions, elections, or methods that would have the effect of deferring income to periods ending after the Closing or accelerating deductions to periods ending on or before the Closing);
●	settle or otherwise compromise any material claim relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any material dispute relating to taxes, or request any ruling or similar guidance with respect to taxes;
●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;
●	adopt any employee benefit plan; or
●	enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Trust Account Waiver

Xynomic has acknowledged that the trust account established by Bison from the proceeds of its initial public offering and from certain private placements occurring simultaneously with its initial public offering is for the benefit of Bison’s public shareholders and certain parties (including the underwriters of its initial public offering) and that it does not now and shall not at any time have (other than its rights upon the Closing) any right, title, interest, or claim of any kind in or to any monies in the trust account or distributions from the trust account, or make any claim prior to the Closing against the trust account, regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability.

Xynomic Tax Opinion

Pursuant to the Merger Agreement, Xynomic shall have obtained an opinion of its counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to Xynomic, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. We will recirculate and resolicit the approval of shareholders if the condition for Xynomic to receive the tax opinion is waived by the parties and the change in tax consequences is material.

Definition of Material Adverse Effect

Many of the representations and warranties made by each of Bison and Xynomic are qualified by materiality or a material adverse effect standard. For the purposes of the Merger Agreement, “material adverse effect” means:

●	with respect to Xynomic and its subsidiaries, any change, effect, event, occurrence, state of facts, circumstance, or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties, or condition (financial or otherwise) of Xynomic and its subsidiaries, taken as a whole, or (b) the ability of Xynomic and its subsidiaries to consummate the transactions contemplated by the Merger Agreement; and

●	with respect to Bison, any adverse change, effect, event, occurrence, state of facts, circumstance, or development that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, properties, or condition (financial or otherwise) of Bison and Merger Sub, taken as a whole, or (b) the ability of Bison to consummate the transactions contemplated by the Merger Agreement.

In determining whether there has been, or will be, a material adverse effect with respect to Xynomic, the parties will disregard any adverse change, effect, event, occurrence, state of facts, circumstance, or development attributable to:

●	operating, business, regulatory, or other conditions in the industry in which Xynomic and its subsidiaries operate;
●	general economic conditions, including changes in the credit, debt, financial, or capital markets, in each case anywhere in the world;
●	conditions in the securities markets, capital markets, credit markets, currency markets, or other financial markets in any country or region in the world and any suspension of trading in securities (whether equity, debt, derivative, or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world;
●	any stoppage or shutdown of any governmental entity (including any default by any such governmental entity or delays in payments by any such governmental entity or delays or failures to act by any governmental entity);
●	the announcement or pendency or consummation of the transactions contemplated by the Merger Agreement (including the identity of Bison) or compliance with the terms of, or taking any action permitted by, the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of Xynomic or any of its subsidiaries with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers, or other employees and/or consultants and/or on revenue, profitability, and cash flows;
●	changes in GAAP or other accounting requirements or principles or any changes in applicable laws or the interpretation thereof or other legal or regulatory conditions;
●	actions required to be taken under applicable laws or contracts;

●	the failure of Xynomic or any of its subsidiaries to meet or achieve the results set forth in any budget, plan, projection, or forecast (it being understood that the underlying causes of any such decline, change, decrease, or failure may, if they are not otherwise excluded, be taken into account in determining whether a material adverse effect has occurred);
●	global, national, or regional political, financial, economic, or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions, or any escalation, worsening, or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and
●	hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world;

provided, however, that with respect to each of items (a) through (d), (f), (i) and (j), any change, effect, event, occurrence, state of facts, circumstance, or development referred to above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance, or development has a disproportionate effect on Xynomic and its subsidiaries compared to other participants in the industries in which Xynomic and its subsidiaries primarily conduct their businesses.

Amendment of the Merger Agreement

The Merger Agreement may only be amended in a writing signed by Bison, Xynomic, and the Shareholder Representative, or waived in a writing signed by the party or parties waiving rights thereunder.

On February 11, 2019, the parties amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Exchange Act or rules and regulations thereunder.

On February 22, 2019, the parties amended the Merger Agreement to extend the Outside Date as defined in the Merger Agreement from March 23, 2019 to June 24, 2019 or such earlier date as determined by the board of directors of Bison.

On April 2, 2019, the parties further amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Securities Act, the Exchange Act or rules and regulations thereunder.

Governing Law and Dispute Resolution

The Merger Agreement is governed by Delaware law. Subject to limited exceptions, all claims relating to the Merger Agreement and the transactions contemplated thereby will be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACTS BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE MERGER AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THE MERGER AGREEMENT SHOULD NOT BE READ ALONE, BUT INSTEAD SHOULD BE READ ONLY IN CONJUNCTION WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

Related Agreements

Lock-Up Agreement

At the Closing, Bison will enter into a lock-up agreement (the “Lock-up Agreement”) with each Xynomic stockholder immediately prior to the Effective Time, with respect to the Merger Consideration Shares received in the Merger (collectively, the “Restricted Securities”). In such Lock-Up Agreement, each holder will agree that, subject to certain exceptions, during the period ending nine months after the Closing, it will not (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap, short sale, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to effect any transaction specified in clause (i) or (ii), or (iv) make any demand for or exercise any right with respect to the registration of any shares of the Company’s common stock, subject to certain exceptions. Notwithstanding the foregoing, each party may sell or otherwise transfer any lock-up shares of such party to, among other persons, its equity holders or other affiliates or immediate family members, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-up Agreement applicable to such lock-up shares.

Registration Rights Agreement

At the Closing, Bison will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with our existing investors (including our Sponsor) and each Xynomic stockholder immediately prior to the Effective Time (collectively, the “Investors”). Under the Registration Rights Agreement, the Investors will have registration rights that will obligate the Company to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the 1,509,375 shares of common stock of Bison issued to certain existing investors (the “Founder Shares”), 432,062 private units issued by Bison to certain existing investors in conjunction with the consummation of its initial public offering (the “Private Units”), any private units which may be issued by Bison in payment of working capital loans made to Bison (the “Working Capital Units,” together with Founder Shares and Private Units, the “Existing Registrable Securities”), and the Merger Consideration Shares (together with the Existing Registrable Securities and any securities of Bison issued as a dividend or distribution with respect thereto or in exchange therefor, the “Registrable Securities”).

At any time and from time to time on or after (i) the one month anniversary of the Closing with respect to the Private Units or Working Capital Units, (ii) three months prior to the release of the Founder Shares under the terms of a certain escrow agreement, or (iii) nine months after the Closing with respect to the Merger Consideration Shares, the holders of a majority of all of the Existing Registrable Securities or the Merger Consideration Shares, calculated on an as-converted basis, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, and other holders of the Registrable Securities will be entitled to join in such demand registration, provided that Bison shall not be obliged to effect more than two demand registrations in any one year period or more than an aggregate of three demand registrations.

Subject to certain exceptions, if at any time on or after the Closing, Bison proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, under the Registration Rights Agreement, Bison shall give written notice of such proposed filing to the holders of the Registrable Securities and offer them an opportunity to register the sale of such number of Registrable Securities as such holders may request in writing, subject to customary cut-backs.

In addition, subject to certain exceptions, the holders of a majority of all of the Existing Registrable Securities or the Merger Consideration Shares, calculated on an as-converted basis, will be entitled under the Registration Rights Agreement to request in writing that Bison register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration that may be available at such time.

Under the Registration Rights Agreement, Bison will agree to indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys, and agents from and against any expenses, losses, judgments, claims, damages or liabilities resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which the sale of such Registrable Securities was registered under the Securities Act, unless such liability arose from a misstatement or omission by such selling holder. Each selling holder of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify Bison and certain persons or entities related to Bison such as its officers and directors, and each of the underwriters, against all losses caused by their misstatements or omissions in those documents.

Non-Competition and Non-Solicitation Agreement

At the Business Combination Closing, certain Xynomic stockholders actively involved with Xynomic management (each, a “Subject Party”) will enter into a non-competition and non-solicitation agreement (the “Non-Competition and Non-Solicitation Agreement”) in favor of Bison, Xynomic, and their respective successors and subsidiaries (the “Covered Parties”). Pursuant to the Non-Competition and Non-Solicitation Agreement, for a period from the Closing until the later of (i) the three year anniversary of the Closing or (ii) the date on which the Subject Party is no longer a director, officer, manager, employee, or independent contractor of any Covered Party (such period, the “Restricted Period”), the Subject Party and its controlled affiliates will not, without the Company’s prior written consent, anywhere in the Territory (defined below), directly or indirectly engage, other than through a Covered Party, in the business of in-licensing, developing, and commercializing small molecule oncology drug candidates inhibiting HDAC, RAF, or mTOR in China, the U.S., and the rest of the world, as conducted by the Company as of the Effective Time (the “Business”), or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”). However, the Subject Party and its affiliates will be permitted under the Non-Competition and Non-Solicitation Agreement to own passive investments of no more than 5% of any class of outstanding equity interests in a Competitor that is publicly traded, so long as the Subject Party and its affiliates and immediate family members are not involved in the management or control of such Competitor.

The “Territory” is the United States of America, the Peoples’ Republic of China, or any other markets in which the Covered Parties are engaged in the Business as of the Closing.

Under the Non-Competition and Non-Solicitation Agreement, the Subject Party and its controlled affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered parties’ respective (i) employees, independent contractors, consultants, or otherwise any covered personnel, (ii) customers, and (iii) vendors, suppliers, distributors, agents, or other service providers. The Subject Party will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Letter of Transmittal

After the Closing, each Xynomic stockholder will deliver to Continental Stock Transfer & Trust Company (the “Exchange Agent”) a completed and duly executed Letter of Transmittal with respect to its Xynomic stocks. In the Letter of Transmittal, each such holder makes customary representations and warranties with respect to itself, acknowledges its indemnification obligations and the escrow provisions under the Merger Agreement, appoints the Stockholder Representative to act on its behalf in accordance with the terms of the Merger Agreement, provides a general release to Xynomic and its affiliates and certain related persons with respect to claims relating to the holder’s capacity as a holder of Xynomic stocks, warrants or options, and agrees to be bound by confidentiality obligations to Xynomic for two years after the Closing.

Escrow Agreement

At the Closing, we and the Stockholder Representative (on behalf of the Xynomic stockholders) will enter into an escrow agreement with the Escrow Agent pursuant to which the Escrow Agent will hold the Escrow Shares in a segregated escrow account to serve as security for, and the exclusive source of payment of, Bison’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing.

Voting and Support Agreement

Concurrently with the execution of the Merger Agreement, certain shareholders of Bison entered into a voting and support agreement with Xynomic (the “Voting Agreement”). Under the Voting Agreement, such Bison shareholders generally agreed to vote all of their capital shares in Bison in favor of the Merger Agreement and the transactions contemplated thereby, each other Bison Proposal, and any other proposal included in this proxy statement/prospectus related to the Business Combination for which the Company’s board of directors has recommended that the Company shareholders vote in favor. The Voting Agreement prevents transfers of the Bison shares held by such Bison shareholders between the date of the Voting Agreement and the termination of the Voting Agreement, subject to certain limited exceptions.

The Voting Agreement will terminate upon the earliest of (a) as to each shareholder that is a party to the Voting Agreement, the mutual written consent of Xynomic and such shareholder, (b) the termination of the Merger Agreement, and (c) the Effective Time.

Background of the Business Combination

Bison is a blank check company incorporated in the British Virgin Islands on October 7, 2016, and was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities The Business Combination was the result of a thorough search for a potential transaction using the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Bison and Xynomic.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On June 23, 2017, we consummated our IPO of 5,250,000 public units pursuant to the registration statements on Form S-1 (File Nos. 333-218404 and 333-218839). The public units were sold at an offering price of $10.00 per unit, generating gross proceeds of $52,500,000. Simultaneously with the consummation of the IPO, we completed a private placement of an aggregate of 388,750 placement units to our Sponsor and EarlyBirdCapital and/or their designees, generating gross proceeds of $3,887,500. On June 28, 2017, the underwriters exercised their over-allotment option in full and purchased 787,500 additional public units generating gross proceeds of $7,875,000. Simultaneously with the sale of the additional units, we consummated the sale of an additional 43,312 placement units generating gross proceeds of $433,125. A total of $8,071,875 of the net proceeds were deposited in the trust account, bringing the aggregate proceeds held in the trust account to $61,884,375.

From the date of our IPO through the execution of the Merger Agreement on September 12, 2018, Bison considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Bison contacted, and were contacted by, a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the diversified industrial manufacturing, distribution, and services sectors in the United States.

Bison reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Business Combination. These criteria included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth, and attractive free cash flow generation. Bison focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that Bison management believed would benefit from being a publicly traded company.

In July 2017, Dr. James Jiayuan Tong, the Chief Executive Officer of Bison, inspected a computed tomography and positron emission tomography manufacturer (“Target 1”) headquartered in Shaoxing, Jiangsu province of China. Target 1 has a research and development center in the U.S. focused on the design and development of high-end innovative medical imaging equipment. Bison visited headquarter of Target 1 in Shaoxing, Jiangsu and met with the senior officers of Target 1 on July 28, 2017. After reviewed an investment value analysis report and a legal due diligence report provided by Target 1, the parties discussed the valuation of Target 1 and possibility of the potential Business Combination. In early September, 2017, Bison was informed by Target 1 that they decided to seek direct listing opportunity in China capital markets.

During middle August 2017 to September 2017, Bison also considered a leading artificial intelligence platform based on scene application in China (“Target 2”). Target 2 provides big data application products and end-to-end solutions to customers in the financial industry to optimize the commercial value of big data. Their customers include many financial institutions in China. Mr. Peng Jin, the Chief Operation Officer of Bison, requested due diligence documents of Target 2 and engaged in several discussions with the Chief Executive Officer of Target 2 about its operations, revenue and projections, and the potential business combination. In August, 2017, Bison management reviewed and valuated Target 2 based on the collected information. After completing its analysis, Bison determined that Target 2 did not represent the best opportunity for a successful business combination based on the uncertainty in the projections as a result of the lack of the stability in the market growth of Target 2 and its variable customer base.

During September 2017 to December 2017, Bison also inspected an online and mobile platform that provides individual consumers with medicines (prescription and OTC), health products, skin care products, maternal and baby products and other products in China with fast growth (“Target 3”). Target 3 operates thousands of SKUs online and its sales volume maintains a significant growth rate of more than 50% per year during 2017 compared to 2016 based on the information we received from Target 3. Chief Executive Officer of Bison Capital Dr. James Jiayuan Tong also conducted an onsite visit to Target 3 on December 21 of 2017 and met its founding shareholder. Management considered the rapid growth of the company was due to the preferential industry policy in Southern China and prescription medicine accounted for a large percentage of the total sales volume. While the exponential growth was clearly an indication of viable business plan and effective execution by able management, Bison saw the uncertainties in the regulatory policies in prescription medicines sales and the business and development in other part of China. The risk profile prevents the company to be listed as a candidate of business combination.

Timeline of the Business Combination

During Bison’s search for a suitable target for a business combination, Bison had looked at several healthcare service businesses in China including Target 1 and Target 3. Bison learned about Xynomic in August 2017 when the Chairman and Chief Executive Officer of Xynomic, Yinglin Mark Xu, discussed Xynomic’s business plan with us. In late August 2017, we selected Xynomic as a potential target for a SPAC transaction based on: (i) Xynomic’s valuable Phase 3 oncology biotech assets in-licensed from major international pharmaceutical companies, (ii) strong market demand with multiple clinical indications, comprehensive clinical data, and decades of academic research, (iii) a highly experienced management team and scientific advisory board consisting of industry veterans and key opinion leaders (“KOLs”) in oncology drug research and development in the U.S., Europe, and China, (iv) several clinical milestones in 2018 that indicate meaningful value growth of Xynomic, and (v) the willingness to seek public listing in the near term to further expand the business internationally.

In October 2017, Bison visited KOLs in oncology during a due diligence trip at the University of California, San Francisco to discuss the clinical data regarding Xynomic’s lead compound and its pipeline. We also revisited Xynomic and KOLs and the internal pharmaceutical companies who had collaborated with Xynomic on the clinical trials in January 2018. By February 2018, Xynomic had become the main target of Bison.

On November 28, 2017, Bison executed a confidentiality and non-disclosure agreement with Xynomic.

On February 19, 2018, Bison management provided a telephonic update to its board of directors on the progress of searching for a potential business combination target, including the potential Xynomic business combination opportunity.

On February 27, 2018, Bison management, on behalf of the board of directors, reached out to Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to discuss retaining Cassel Salpeter to provide an opinion to the board of directors or the Special Committee to be formed, as applicable, regarding the fairness, from a financial point of view, of the consideration to be issued by the Company in the proposed business combination and whether Xynomic had a fair market value equal to at least 80% of the balance of funds in the Company’s Trust Account (net of taxes payable, if any, on the interest income from the Trust Account). In March 2018, Bison commenced financial and legal due diligence on Xynomic. We interviewed members of management of Xynomic with respect to the financial and legal aspects of Xynomic. Information had been provided in batches during the due diligence review process, which included previous financial statements, licensing agreements, and contracts with large pharmaceutical companies and contract research organizations (“CROs”). We have engaged Hunter Taubman Fischer & Li LLC (“HTFL”) as our legal counsel prior to the listing of Bison and HTFL continued to serve as Bison’s legal advisor for the Business Combination. The legal due diligence report was presented to the Bison management on August 18, 2018.

Beginning in March 2018, Bison and its advisors continued to conduct business, financial, legal, and accounting due diligence in coordination with Xynomic and its advisors. At the same time, representatives and advisors of Xynomic and Bison began to negotiate preliminary terms of the definitive transaction agreements.

Following discussion of Xynomic as a potential target for a business combination among the board of directors on May 7, 2018, Bison entered into a non-binding letter of intent with Xynomic (the “Xynomic LOI”). Pursuant to the Xynomic LOI, Bison would acquire 100% of the outstanding shares of Xynomic, in exchange for certain securities of Bison to be issued to the equity holders of Xynomic with a then market value equaling the total equity value of Xynomic, as set forth in a valuation report prepared by a reputable, independent valuation expert, subject to certain adjustments based on the balance sheets of Xynomic at the closing. In addition, Xynomic had agreed to complete at least 3 out of 4 scientific milestones by June 30, 2018 under the Xynomic LOI, which include (a) first-patient-in in FL (accelerated pivotal Phase 2); (b) first-patient-in in RCC (priority review pivotal Phase 3, co-partnering with); (c) first-patient-in in Imbruvica/abexinostat against DLBCL and MCL (Phase ½, co-partnering); and (d) first-patient-in in Keytruda®/abexinostat against multiple solid tumors (Phase 1b, co-partnering). Bison agreed, to the extent necessary to close the potential business combination, to conduct a private placement offering in connection with the business combination. The parties also agreed to grant certain registration rights to the Bison shares to be issued to the holders of Xynomic and subject those shares to a lock-up period of nine months after the completion of the potential business combination. According to the Xynomic LOI, during a period from the execution of the Xynomic LOI until the termination as provided thereunder (the “Exclusivity Period”), Xynomic would not directly or indirectly silicate, initiate or engage into discussion, negotiations or transactions with, or encourage or provide any information concerning any transaction with respect to the direct or indirect sale, transfer, license or other disposition of Xynomic, its equity interests or its business or material assets, whether by merger, purchase, consolidation, recapitalization, exclusive license or any similar transaction that would reasonably be expected to prohibit or materially impair the proposed business combination with Bison as contemplated in the Xynomic LOI (a “Competing Transaction”), or enter into any agreement in principle, letter of intent or definitive agreement with respect thereto. Bison, on the other hand, was not subject to similar exclusivity under the Xynomic LOI.

In arriving at the type and amount of consideration outlined in the letter of intent, the Bison management team considered, among other factors: (i) higher deal certainty and less execution risks associated with an all-stock merger with no minimum cash requirement (on the amount of funds remaining in trust following redemptions) relative to an all-cash or cash/stock deal (similar to merger) with a minimum cash condition, (ii) Xynomic’s goal of becoming a publicly traded company, (iii) the stated intentions of major Xynomic stockholders, including Yinglin Mark Xu, to utilize the public company platform to raise Xynomic’s visibility and to facilitate accretive acquisitions after the business combination, and (iv) the attractive value of Xynomic supported by a weighted average of the value of comparable biotechnology companies.

Following the entry into the Xynomic LOI, Bison management decided to engage a financial advisor in order to help management assess Xynomic, particularly taking into the account that Xynomic is a clinical stage biopharmaceutical company. We reached out to Venture Valuation (“Venture”) to consult on matters regarding the valuation of Xynomic. Venture has established experience and expertise in connection with the valuation and assessment of biotech companies with representative offices in Europe, North America and Asia. On May 19, 2018, Bison’s management had a call with Venture along with our legal counsel HTFL and formally decided to engage Venture as financial advisor to Bison to work closely with and under the instructions of Bison management to interview Xynomic management and scientific team, conduct market research and investigate the business and operation of Xynomic to render a sensitivity analysis of different assumptions and a value range of pre-money equity of Xynomic. Venture’s engagement was not relevant to the valuation report required in Xynomic LOI to set forth a fair value of Xynomic as Bison management’s communications with Venture or materials provided by Venture had not been shared with Xynomic before the entry of the Merger Agreement. Venture did not analyze the preliminary and final merger consideration that Bison management offered to Xynomic nor the fairness thereof.

On May 25, 2018, Bison management provided a telephonic update to its board of directors on the status of the potential business combination with Xynomic, including the executed letter of intent and the due diligence efforts of Bison management. The board of directors formed a special committee consisting of only independent directors of Bison, Messrs. Richard Wu, Thomas Folinsbee, and Charles Prizzi, in order to review the potential business combination (the “Special Committee”). The Special Committee considered the qualifications of Cassel Salpeter and directed management to negotiate an engagement letter on behalf of the Special Committee to retain Cassel Salpeter to render a fairness opinion to the Special Committee in connection with the potential business combination.

On May 28, 2018, Cassel Salpeter was formally engaged by Bison on behalf of the Special Committee to render a fairness opinion to the Special Committee in connection with the potential business combination. Bison and Xynomic agreed that a fairness opinion by Cassel Salpeter would satisfy the valuation report requirement set forth in Xynomic LOI.

On May 29, 2018, representatives of Bison met with Xynomic’s management and were joined by Bison’s financial advisor, Venture, via telephone, to discuss Xynomic’s 2018 year-to-date performance and 2018 and 2019 full-year forecasts.

On May 29, 2018, Venture reached out to Xynomic’s management to discuss the basic ideas of Xynomic’s products and the status of Xynomic’s licensing agreements as of that date. The discussion mainly focused on the forecast for the product XP-101, i.e., abexinostat, and future development of the product. During the next two weeks, Venture had a meeting with Xynomic’s Chief Operating Officer, Dr. Jason Wu, in London to discuss the technical aspects and current development status of the product.

On May 31, 2018, Bison management including Venture discussed the Venture’s investigation on Xynomic and its initial sensitivity value range of a pre-market equity of Xynomic XP 101 and 102 assets and a pre-market equity of potential XP 105 for the treatment of breast cancer. Taking into consideration of the sensitivity value range suggested by Venture and many other factors including the terms set forth in Xynomic LOI, subject to the satisfaction of the scientific milestones set forth in the Xynomic LOI, Bison preliminarily agreed to a valuation of $450 million subject to certain adjustments.

On June 4, 2018, representatives of Bison and the Special Committee, including HTFL, Marcum LLP (“Marcum”) as Bison’s auditor, Venture, Cassel Salpeter, and Xynomic and Sidley Austin LLP (“Sidley”), participated in an organization call to discuss various work streams, including the preparation of the definitive transaction agreements, Bison’s preliminary proxy statement/prospectus, and the transaction process and the anticipated timeline with respect to the potential business combination.

On June 10, 2018, Bison’s legal counsel, HTFL, sent an initial draft of the Merger Agreement to Xynomic’s legal counsel, Sidley, based on the terms of the executed letter of intent, as well as an initial draft of the Bison preliminary proxy statement/prospectus to Bison, Xynomic, and their respective representatives.

On June 26, 2018, Cassel Salpeter discussed with the Special Committee its preliminary financial analyses with respect to Xynomic and the proposed business combination.

On July 13, 2018, Sidley sent a revised draft of the Merger Agreement to HTFL, which reflected certain key terms of the agreement, including terms regarding the tax treatment of the Merger, changes to certain representations and warranties and covenants, and additional provisions.

Between July 13, 2018 and September 12, 2018, representatives of Bison and Xynomic and their respective legal counsel and financial advisors held numerous conference calls to negotiate the terms of the Merger Agreement and related documentation, including representations and covenants, the components and determination of the merger consideration, and registration rights. They also corresponded regarding the Bison preliminary proxy statement/prospectus, and held telephonic drafting sessions to review the draft of the Bison preliminary proxy statement/prospectus.

On July 25, 2018, HTFL sent a revised draft of the Merger Agreement to Sidley regarding the matters contained in July 13 draft and the indemnifications, procedures to adjust closing calculation to the merger consideration, and other provisions.

On July 27, 2018, Bison management presented an internal valuation report for Xynomic to the Special Committee of the board of directors for their review and comment and proposed a merger consideration ranging between $350-450 million to be agreed by the parties.

On July 31, 2018, the Special Committee met telephonically to hear from Venture regarding its progress in connection with the valuation of Xynomic. Bison’s management discussed the potential business combination with Xynomic, including a process and due diligence update and a discussion of Xynomic’s 2018 year-to-date performance and full-year forecast.

On August 2, 2018, Bison management provided a telephonic update to its board of directors, primarily to discuss valuation of Xynomic with respect to the anticipated full-year Xynomic financial performance and future outlook of its business.

Between  August 2, 2018 and September 12, 2018, Bison management was in regular communication with its board of directors regarding the status of the Business Combination and negotiation of the terms of the definitive transaction agreements.

On August 8, 2018, Sidley sent a further revised draft of the Merger Agreement to HTFL, which reflected certain key terms of the agreement, including changes to certain representations and warranties and operating covenants.

On August 16, 2018, HTFL sent a further revised draft of the Merger Agreement to Sidley.

In the first two weeks of August 2018, Bison management actively discussed the valuation of Xynomic with Venture internally and negotiated with Xynomic externally. Upon the completion of the review of Xynomic and its business updates especially regarding the scientific milestones set forth in the Xynomic LOI, Bison offered Xynomic a merger consideration of $350 million, payable in Bison’s shares at $10.15 per share, subject to certain adjustments as set forth in the Merger Agreement. Bison later received a counter-offer from Xynomic that such offer would be accepted provided that Bison was willing to pay an additional earnout consideration based on a worldwide exclusive license to a Phase 2 ready oncology drug candidate that Xynomic commenced negotiating with the potential licensor. Bison reviewed the related information provided by Xynomic regarding the proposed earnout consideration and assessed the value of such license based on the proposed terms of the license agreement. The valuation was subsequently updated to include earnout projections and closing projections.

On August 20, 2018, Bison and Xynomic and their representatives and advisors held a status update call and agreed to the closing consideration of $350 million (subject to certain adjustments) and an earnout consideration of $100 million (subject to the terms and conditions as set forth in the Merger Agreement).

On August 24, 2018, Sidley sent a further revised draft of the Merger Agreement to HTFL reflecting, among others, the agreed merger consideration and arrangement of issuance of earnout shares and its tax impact.

On August 25, 2018, HTFL sent a further revised draft of the Merger Agreement to Sidley.

On August 29, 2018, Sidley sent a further revised draft of the Merger Agreement to HTFL.

On August 31, 2018, HTFL sent a further revised draft of the Merger Agreement to Sidley.

On September 6, 2018, Sidley sent a further revised draft of the Merger Agreement to HTFL.

On September 8, 2018, a meeting of the Special Committee and a meeting of the board of directors were called to discuss and approve the Merger Agreement to be held on September 11, 2018, respectively. HTFL submitted a draft of the Merger Agreement substantially the same in the final form of the Merger Agreement to the Special Committee and the board of directors.

On September 11, 2018, Bison’s Special Committee met telephonically to discuss the status of the proposed business combination with Xynomic, including the status of the Merger Agreement. Also in attendance were certain officers of Bison and representatives of HTFL, Venture, and Cassel Salpeter. At the request of the Special Committee, Cassel Salpeter discussed its financial analyses with respect to the Xynomic and the proposed business combination. At the request of the Special Committee, Cassel Salpeter rendered its oral opinion to the Special Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of September 11, 2018, and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion, (i) the Aggregate Merger Consideration to be issued by the Company in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company and (ii) Xynomic had a fair market value equal to at least 80% of the balance of funds in the Company’s trust account. Representatives from HTFL then discussed proposed resolutions regarding the approval of the definitive Merger Agreement and on behalf of management, discussed the due diligence. The board of directors then scheduled a call for the afternoon to discuss the status of the Business Combination and any updates to the materials discussed, and to approve the merger with Xynomic. After taking various factors in connection with the Merger Agreement and related transactions and discussions with the assistance of its and the Special Committee’s legal and financial advisors, the Special Committee recommended the board of directors to approve the Merger Agreement and its related transactions.

Later on September 11, 2018, Bison’s board of directors met again telephonically to further consider the merger with Xynomic including the definitive Merger Agreement and the recommendation of the Special Committee to approve the Merger Agreement and related transactions. Also in attendance were certain officers of Bison and representatives of HTFL. After considering the proposed terms of the Merger Agreement and other related transaction agreements and taking into account the other factors described below under the caption “Bison’s Board of Directors’ Reasons for the Approval of the Business Combination,” Bison’s board of directors unanimously approved the Merger Agreement and related agreements and determined that it was advisable and in the best interests of Bison to consummate the Business Combination and other transactions contemplated by the Merger Agreement and related agreements, directed that the Merger Agreement and the other proposals described in this proxy statement/prospectus be submitted to Bison’s shareholders for approval and adoption, and recommended that Bison’s shareholders approve and adopt the Merger Agreement and such other proposals.

Later on September 12, 2018, Bison and Xynomic entered into the Merger Agreement.

Also on September 12, 2018, a press release was issued announcing the execution of the Merger Agreement and the Business Combination

On September 13, 2018, Bison filed with the SEC a Current Report on Form 8-K attaching the press release.

During the morning of September 19, 2018, Bison and Xynomic held a joint investor call to discuss the Business Combination and Xynomic’s business.

On September 28, 2018, Sidley circulated a revised draft of the Bison preliminary proxy statement/prospectus to HTFL reflecting the terms of the executed merger agreement and providing other updates.

From September 28 through November 1, 2018, Bison and Xynomic and their representatives continued to correspond regarding updates to the Bison preliminary proxy statement/prospectus.

In the first week of December 2018, Xynomic informed Bison that they were finalizing the license agreement with the other party about the worldwide exclusive license to a Phase 2 ready oncology drug and likely to achieve the Earnout Criteria by end of December 2018. From then, Xynomic actively updated Bison and their representative about the status of such license agreement.

On December 20, 2018, Xynomic announced publicly that it had been granted an exclusive, worldwide license to develop, manufacture and commercialize BI 860585, a phase 2 ready mTORC1/2 inhibitor, from Boehringer Ingelheim.

On December 22, 2018, Bison obtained a copy of the signed license agreement dated December 20, 2018 between Boehringer Ingelheim and Xynomic. Upon receipt, Bison reviewed the terms and conditions of the license agreement against the agreed earnout criteria set forth in the Merger Agreement. After discussion with its representatives and Cassel Salpeter, Bison concluded that the value of such license and the relevant drug candidate are materially consistent with or at least no less than the value they projected when entering into the Merger Agreement. On December 28, 2018, Bison submitted a copy of the license agreement with its analysis and decision to the Special Committee and the board of directors. On the same day, HTFL was instructed to notify Sidley that Bison agreed with Xynomic’s position that the Earnout Criteria had been achieved.

On February 11, 2019, the parties amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Exchange Act or rules and regulations thereunder.

On February 22, 2019, the parties amended the Merger Agreement to extend the Outside Date as defined in the Merger Agreement from March 23, 2019 to June 24, 2019 or such earlier date as determined by the board of directors of Bison. The Amendment took effect upon the approval of the Extension Amendment Proposal as described herein below.

On March 3, 2019, Bison received a commitment from Xynomic that it has agreed to contribute to Bison as a loan $0.02 per month for each public share that is not redeemed by Bison’s shareholders (the “Contribution”) in connection with the Extension Amendment Proposal and the Trust Amendment Proposal. If the Extension Amendment Proposal and the Trust Amendment Proposal are approved by the Company’s shareholders and the Company takes until June 24, 2019 to complete its initial business combination, the redemption amount per share at the meeting for such business combination or Bison’s subsequent liquidation will be approximately $10.60 per share, in comparison to the redemption amount of $10.54 per share in connection with the Extension Amendment Proposal and the Trust Amendment Proposal.

On March 21, 2019, Bison held the Extension Meeting, to seek shareholders’ approval of Extension Amendment Proposal (to amend its current charter to extend the Outside Date from March 23, 2019 to June 24, 2019 or such earlier date as determined by the board of directors of Bison, and provide that the date for cessation of operations of the Company if the Company has not completed a business combination would similarly be extended by amending the memorandum and articles of association of the Company); and Trust Amendment Proposal (to amend the trust agreement to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a business combination to June 24, 2019 or such earlier date as determined by the board of directors of Bison). At the Extension Meeting, the Company’s stockholders approved the Extension Amendment Proposal and the Trust Amendment Proposal. Following the Extension Meeting an amended and restated version of our memorandum and articles of association incorporating the amendments made pursuant to the Extension Amendment Proposal was filed with (and registered by) the Registrar of Corporate Affairs in the British Virgin Islands. In connection with the Extension Meeting, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. As a result, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

On April 2, 2019, the parties further amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Securities Act, the Exchange Act or rules and regulations thereunder.

Bison’s Board of Directors’ Reasons for the Approval of the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the ability of our management team to identify, acquire, and operate a business, concentrating on businesses which have their primary operations located in Asia and North America with a focus in media/entertainment, consumer services, and the healthcare industry.

The Business Combination resulted from a thorough search for a potential target, utilizing our resources along with the investment and operation experience of our management team and board of directors. The terms of the Business Combination are the result of extensive negotiations between Bison and Xynomic.

From the date of our IPO through the execution of the Merger Agreement on September 12, 2018, we evaluated various potential target companies. We have followed the initial set of criteria and guidelines outlined in the Prospectus to assess the value and the growth of the potential target. In reviewing various aspects of Xynomic, our board has identified the following factors that underlie our assessment.

Rapidly expanding healthcare market with growing unmet medical needs

The healthcare industry has been persistently growing, driving the global economy growth and benefiting human race. Due to the scientific breakthroughs and technological advancements, we observe many businesses with favorable margins and sustainable growth momentum in the healthcare industry. Oncology is the largest segment (approximately $116 billion in 2017, or 11.7% of the global pharmaceutical market) and a fast growing segment in the global pharmaceutical market. With strong clinical data and well-designed trials, oncology medicines that Xynomic has in-licensed or is developing can potentially become commercially successful on a global scale after obtaining regulatory approvals.

A well-balanced portfolio with ongoing pivotal trials

Xynomic, founded by a group of industry veterans, is headquartered in Shanghai, China, with operations in Raleigh, North Carolina and major cities in China, including Beijing, Nanjing, and Zhongshan. Xynomic is engaged in research and development of innovative targeted cancer therapeutics in the U.S., Europe and China, and it focuses on small molecule drugs which are taken orally and have been tolerated well by patients. It builds and develops its oncology pipeline through both in-licensing and self-research and development efforts supported by its scientists with expertise in the industry. Xynomic’s product portfolio consists of late-stage in-licensed clinical Phase 3 drug candidate from Pharmacyclics as well as a series of drug candidates at different clinical stages. Xynomic is collaborating with Janssen and Memorial Sloan Kettering Cancer Center (“MSKCC”) in a clinical trial of a combination therapy.

Global rights, global trials, and global coverage of business development

Xynomic’s team consists of international business leaders, scientists, and clinicians who have in-depth knowledge and experience in the healthcare markets in the U.S., Europe and China. Xynomic has established a global presence in the discovery, development, and commercialization of innovative small molecule drug candidates for the treatment of human cancers. Their ability to leverage global resources enables synergy between research pipeline development and marketing.

Business where Bison could add value

Xynomic requires access to capital in order to support and further its business development, especially with on-going global trials (including three pivotal trials and potentially five additional trials) by the second quarter of 2019. We believe that Bison, as a Nasdaq-listed public company, could provide a portal for Xynomic to achieve its goals within the healthcare industry with relatively low costs of funding, so that Xynomic could effectively conduct the clinical trials and efficiently supplement its pipelines with new in-licensed products.

The board has also considered a number of factors to approve the Business Combination, including, but not limited to:

●	the business, history, and credibility of Xynomic and its affiliates;
●	the likelihood that the Business Combination will be completed;
●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;
●	the view of the Bison’s management as to the financial condition, results of operations, and business of Xynomic before and after the Business Combination based on due diligence;
●	the fact that consummating the Business Combination will mean the Company cannot pursue other alternatives that potentially could result in a greater value for the Company;
●	the risk that the Business Combination may not be completed in a timely manner or at all; and
●	various other risks associated with the Business Combination.

Satisfaction of 80% Test

It is a requirement under Current Charter that any business acquired by Bison has a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Bison Special Committee considered the financial analysis reviewed by Cassel Salpeter with the Special Committee and the opinion of Cassel Salpeter to the Special Committee as to whether, as of the date of the opinion, the fair market value of Xynomic was equal to at least 80% of the amount of funds held by Bison in trust for the benefit of its public shareholders. As a result, our Special Committee and board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the funds held in the trust account (excluding any taxes payable on the interest earned on the trust account).

Venture Report

Following the entry into the Xynomic LOI, Venture was engaged as financial advisor to Bison to work closely with and under the instructions of Bison management to interview Xynomic management and scientific team, conduct market research and investigate the business and operations of Xynomic to render a sensitivity analysis of different assumptions and a value range of pre-money equity of Xynomic. Venture has established experience and expertise in connection with the valuation and assessment of biotech companies with representative offices in Europe, North America and Asia.

In June 2018, Venture rendered a written report to Bison management, providing sensitivity analysis of different assumptions and a value range of pre-money equity of Xynomic (the “Venture Report”).

The summary of the Venture Report in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written report, which is included as Exhibit 99.4 to this proxy statement/prospectus. It sets forth the procedures followed, assumptions made, qualifications and limitations on the analysis undertaken, and other matters considered by Venture in rendering its report. However, neither Venture Report nor the summary of the Venture Report and the related analyses set forth in this proxy statement/prospectus, are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed merger or otherwise.

The Venture Report was addressed to Bison management for the use and benefit of the Bison management (in their capacities as such) in connection with a sensitivity analysis of different assumptions and a value range of pre-money equity of Xynomic. Venture Report was just one of the several factors the Bison management took into account in negotiating the terms and consideration of the Business Combination, including those described elsewhere in this proxy statement/prospectus.

The Venture Report only addressed, as of the date of such report, a fair value range of Xynomic and its assets, in Venture’s positions, based on various assumptions. The Venture Report does not address any specific terms and conditions as provided in the Business Combination or the nature and merits of the transaction, and Venture made no representation or warranty regarding the adequacy of its calculation or the analyses underlying its report for the purpose of the Company’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

Venture’s engagement was not relevant to the valuation report required in Xynomic LOI to set forth a fair value of Xynomic as Bison management’s communications with Venture or materials provided by Venture had not been shared with Xynomic before the date of the Merger Agreement. Venture did not analyze the preliminary and final merger consideration that Bison management offered to Xynomic nor the fairness thereof.

The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Venture. In addition, Venture was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Bison. During the two most recent fiscal years and through Venture’s engagement, the Company has not consulted with Venture regarding the valuation of any target company or engaged or paid Venture on any matters. Venture was engaged as an independent advisor to Bison and its compensation is not dependent on the outcome of its report.

For the purpose of its report, Venture calculated the value of Xynomic’s lead candidate, namely XP-101 (abexinostat, an HDAC inhibitor) for use in cancers on the rNPV (risk adjusted Net Present Value) calculation, and considered the value of another candidate, XP-102, in the DCF (discounted cash flow) calculation, and discussed a potential candidate XP-105.

Its analysis was based on numerous assumptions as set forth in the report and used information provided by Bison management and Xynomic management prior to or as of the date of the report in addition to the information Venture obtained through its own research and from independent resources. Venture did not verify or audit the information received.

In rendering its sensitivity analysis of different assumptions, Venture considered numerous factors, existing as of the date of the report, including but not limited to: (1) the product development and pipeline of Xynomic; (2) the target patient populations in the U.S., European Union and China and the possibility of distribution in other geographies and worldwide; (3) the therapies for the cancer indications, for which XP-101 and XP-102 are being developed, including surgery, monotherapies, and combination treatments; (4) the potential advantages of XP-101 over current competitive products in the markets; (5) the strengths and weaknesses of Xynomic against competitors and the associated risks.

To render the estimated value of Xynomic, Venture used the following valuation methods: The risk-adjusted net present value (rNPV) method, the discounted cash flow (DCF) method, the market comparable method and the comparable transactions method.

The numbers used for the calculation of the value range are based on information provided by the management of Xynomic, adjusted by Venture.

Key value inflection points in the product development timeline include:

●	Market entry of abexinostat targeting FL and targeting DLBCL in China in 2021;
●	Launch of abexinostat targeting RCC in the U.S. and Europe in 2022;
●	Launch of abexinostat in the U.S. and Europe targeting FL in 2022;
●	Launch of abexinostat in the U.S. and Europe targeting DLBCL and targeting MCL in 2025.

Venture’s calculations, based on the XP-101 and XP-102 assets, result is a pre-money equity value range of USD 282m to USD 441m, with an average value of USD 349m.

		value spectrum
in USD millions	weighting	low	>	Average	>	high
Sum of Parts Valuation	33%	241.4	290.6	351.5	427.3	522.5
Market Comparable	33%	279.4	300.3	321.3	345.4	369.5
Comp. Transactions	33%	325.0	349.3	373.7	401.7	429.8
Average		281.9	313.4	348.8	391.5	440.6

Venture’s calculation of the value of XP -105, as of the date of the report, is between USD 61.5m and USD 161.7m. Using a discount rate of 22%, the average value is USD 99.3m.

Product Valuation	Discount rate
in USD 000’s	26%	24%	22%	20%	18%
rNPV Total product value	86,257	109,751	139,764	178,318	228,140
rNPV licensor (BI)	24,708	31,619	40,444	51,773	66,403
rNPV licensee (Xynomic)	61,550	78,132	99,320	126,545	161,737

Adding XP-105 to the existing pipeline of Xynomic, Venture’s calculations result is a pre-money equity value range of USD 302.4m to USD 494.5m, with an average value of USD 381.9m.

		value spectrum
in USD millions	weighting	low	>	Average	>	high
Sum of Parts Valuation	33%	302.9	368.7	450.8	553.9	684.2
Market Comparables	33%	279.4	300.3	321.3	345.4	369.5
Comp. Transactions	33%	325.0	349.3	373.7	401.7	429.8
Average		302.4	339.5	381.9	433.7	494.5

For more details about the assumptions, valuation methods and calculations, please refer to the Venture Report, which is included as Exhibit 99.4 to this proxy statement/prospectus.

Venture’s analysis and calculations were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of the date of the report. Accordingly, although subsequent developments could arise that would otherwise affect its analysis, Venture did not assume any obligation to update, review, or reaffirm the calculation to Bison management or any other person or otherwise to comment on or consider events occurring or coming to Venture’s attention after the date of the report.

The implied valuation ranges indicated by Venture’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Venture’s analyses are inherently subject to substantial uncertainty.

The information of Xynomic used the Venture Report was based on the information Venture obtained from its interview of Xynomic and interpretation thereof. It had not been reviewed, approved or confirmed by Xynomic or Bison or any of their legal counsels, prior to its delivery by Venture. With respect to any disclosure of Xynomic’s business, if there is any conflict between the Venture Report or summary of the Venture Report, on the one hand, and any descriptions set forth in other sections of this proxy statement/prospectus, readers should disregard the inconsistent information in the Venture Report.

The Venture Report does not take into account any circumstances or event occurring after the date of the report, and accordingly, does not give effect to Merger, or any changes to Xynomic’s operations or strategy that have implemented since the date of the Venture report or may be implemented after completion of the Merger. Furthermore, neither Marcum LLP, Bison’s independent registered public accounting firm, nor KPMG Huazhen LLP, the independent registered public accounting firm of Xynomic, has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The prospective financial information cover multiple years and the assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information.

As a result, this information provided in the Venture Report should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Venture Report. Neither Venture Report nor the summary of the Venture Report and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed Merger or otherwise.

Opinion of Financial Advisor to the Special Committee

On September 11, 2018, Cassel Salpeter rendered its oral opinion to the Special Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of September 11, 2018, and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion, (i) the Aggregate Merger Consideration to be issued by the Company in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company and (ii) Xynomic had a fair market value equal to at least 80% of the balance of funds in the Company’s trust account.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Cassel Salpeter in preparing its opinion. Neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus, however, are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed merger or otherwise.

The opinion was addressed to the Special Committee for the use and benefit of the members of the Special Committee (in their capacities as such) in connection with the Special Committee’s evaluation of the Business Combination. Cassel Salpeter’s opinion was just one of the several factors the Special Committee took into account in making its determination to recommend the Business Combination, including those described elsewhere in this proxy statement/prospectus.

The opinion only addressed whether, as of the date of such opinion, (i) the Aggregate Merger Consideration to be issued by the Company in the Business Combination pursuant to the Merger Agreement was fair, from a financial point of view, to the Company and (ii) Xynomic had a fair market value equal to at least 80% of the balance of funds in the Company’s trust account. It did not address any other terms, aspects, or implications of the Business Combination or the Merger Agreement, including, without limitation, (i) any term or aspect of the Business Combination that is not susceptible to financial analysis, (ii) other than assuming the consummation thereof prior to the Business Combination, the Domestication, (iii) the fairness of the Business Combination, or all or any portion of the Aggregate Merger Consideration, to any security holders of the Company, Xynomic, or any other person, or any creditors or other constituencies of the Company, Xynomic, or any other person, (iv) the appropriate capital structure of the Company or whether the Company should be issuing debt or equity securities or a combination of both, or (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination, or any class of such persons, relative to the Aggregate Merger Consideration in the Business Combination pursuant to the Merger Agreement or otherwise. Cassel Salpeter did not express any opinion as to what the value of Company common shares actually would be when issued in the Business Combination or the prices at which Company common shares, Xynomic common stock or Xynomic preferred stock may trade, be purchased or sold at any time, and Cassel Salpeter made no representation or warranty regarding the adequacy of its opinion or the analyses underlying its opinion for the purpose of the Company’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

Cassel Salpeter’s opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might have existed for the Company, or the merits of the underlying decision by the Special Committee, the Board or the Company to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to the Special Committee or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

●	reviewed a draft, dated September 6, 2018, of the Merger Agreement,
●	reviewed certain publicly available financial information and other data with respect to the Company and Xynomic that Cassel Salpeter deemed relevant,
●	reviewed certain other information and data with respect to the Company and Xynomic made available to Cassel Salpeter by the Company and Xynomic, including (i) estimates and projections with respect to the future financial performance of Xynomic prepared by management of Xynomic and the assumptions, including clinical assumptions, on which such estimates and projections were based (collectively, the “Xynomic Projections”), (ii) estimates and projections with respect to the future financial performance of a worldwide exclusive license to a Phase 1 or Phase 2 oncology drug candidates as identified in the Merger Agreement (the “Earnout Asset”) prepared by the management of Xynomic and the assumptions, including clinical assumptions, on which such estimates and projections were based (collectively, the “Earnout Projections”), and (iii) other internal financial information furnished to Cassel Salpeter by or on behalf of the Company and Xynomic,
●	considered and compared the financial and operating performance of Xynomic with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant,
●	compared the implied enterprise value reference ranges of Xynomic to the balance, as provided by Company management, of the Company’s trust account,
●	discussed the business, operations, and prospects of Xynomic, including the Xynomic Projections, the Earnout Asset and the proposed Business Combination with the Company’s and Xynomic’s management and certain of the Company’s and Xynomic’s representatives, and conducted such other analyses and inquiries, and considered such other information and factors as Cassel Salpeter deemed appropriate.

Cassel Salpeter did not investigate or otherwise evaluate, and its opinion did not address, the potential effects of the Domestication on the Company or Xynomic, and Cassel Salpeter assumed that neither the Company nor Xynomic would be adversely affected by or after giving effect to the Domestication. For purposes of its analysis and opinion, Cassel Salpeter, with the Special Committee’s consent, evaluated whether, as of the date of its opinion, Xynomic had a fair market value equal to at least 80% of the balance of the funds in the Company’s trust account solely upon the basis of a comparison of the implied enterprise value reference ranges indicated by Cassel Salpeter’s financial analysis with the balance of the Company’s trust account, which the Special Committee advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed $62,666,000. Cassel Salpeter in addition assumed, for purposes of its analysis and opinion, at the Special Committee’s direction, that (i) the liquidation value per Company common share was equal to $10.15, (ii) such liquidation value per Company common share was a reasonable basis upon which to evaluate the Company common shares and the Company, and (iii) the conditions to which the payment of the Earnout Consideration were subject would be satisfied without any waiver, modification, or amendment thereof.

Cassel Salpeter relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of the Company’s and Xynomic’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of the Company and Xynomic as to Xynomic’s existing and future technology, products, services, and projects and the validity and marketability of, and risks associated with, such technology, products, services, and projects (including, without limitation, the development, testing, and marketing of such technology, products, services, and projects; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products, services, and projects), and Cassel Salpeter assumed, at the Special Committee’s direction, that there would be no developments with respect to any such matters that would adversely affect its analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to the Company, Xynomic, the Business Combination, or otherwise. Cassel Salpeter understood and assumed that the Company had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

With the Special Committee’s consent, Cassel Salpeter assumed that the Xynomic Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Xynomic with respect to the future financial performance of Xynomic and the Earnout Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Xynomic with respect to the future financial performance of the Earnout Assets. Cassel Salpeter assumed, at the Special Committee’s direction, that the Xynomic Projections and the Earnout Projections provided a reasonable basis upon which to analyze and evaluate Xynomic and the Earnout Assets and form an opinion. Cassel Salpeter expressed no view with respect to the Xynomic Projections or the Earnout Projections. Cassel Salpeter did not evaluate the solvency or creditworthiness of the Company, Xynomic, or any other party to the Business Combination, the fair value of the Company, Xynomic, or any of their respective assets or liabilities, or whether the Company or Xynomic or any other party to the Business Combination was paying or receiving reasonably equivalent value in the Business Combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of the Company Xynomic or any other party to the Business Combination to pay its obligations when they come due. Cassel Salpeter did not physically inspect the Company’s or Xynomic’s properties or facilities and did not make or obtain any evaluations or appraisals of the Company’s or Xynomic’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether the Company and Xynomic had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the Special Committee, the Board, the Company, or any other party.

Cassel Salpeter assumed, with the Special Committee’s consent, that the Business Combination would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Business Combination, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on the Company, Xynomic or the Business Combination. Cassel Salpeter also assumed, with the Special Committee’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Business Combination would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that would be material to its analyses or opinion. Without limitation to the foregoing, with the Special Committee’s consent, Cassel Salpeter further assumed that any adjustments to the Aggregate Merger Consideration in accordance with the Merger Agreement or otherwise would not be material to its analysis or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Business Combination or the payment of the Earnout Consideration set forth in the Merger Agreement would be satisfied. The Special Committee also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the Business Combination would qualify as a plan of reorganization within the meaning of Section 368 of the Code.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter considered the implied value of the Closing Merger Consideration to be issued in the Business Combination of $350,000,000, the implied value of the Earnout Consideration to be issued in the Business Combination of $100,000,000, and implied value of the Aggregate Merger Consideration to be issued in the Business Combination of $450,000,000 based upon the liquidation value per Company common share of $10.15, which the Special Committee advised Cassel Salpeter, and Cassel Salpeter, at the direction of the Special Committee, assumed was a reasonable basis upon which to evaluate the Company common shares.

Share prices for the selected companies used in the selected companies analysis described below were as of September 7, 2018. Estimates of financial performance for Xynomic were based on the Xynomic Projections, and estimates of financial performance for the Earnout Assets were based on the Earnout Projections.

Discounted Cash Flows Analysis

Cassel Salpeter performed a discounted cash flow analysis of Xynomic on a sum-of-the-parts basis by calculating the estimated net present value of the free cash flows attributable to Xynomic’s ABEX RCC, ABEX FL, and ABEX DLBCL MCL drugs and Xynomic’s research and development pipeline. In performing this analysis, Cassel Salpeter applied discount rates ranging from 18.0% to 20.0% and a likelihood of approval ranging from 17% to 100% to Xynomic’s projected free cash flows attributable to Xynomic’s drugs and discount rates ranging from 30.0% to 32.0% and terminal growth rates of 4.00% to 6.00% to Xynomic’s projected free cash flows attributable to Xynomic’s research and development pipeline. This analysis indicated an implied aggregate enterprise value reference range of $296,700,000 to $378,600,000 for Xynomic, in the absence of achieving the Earnout Criteria, as compared to the implied value of the Closing Merger Consideration to be issued in the merger of $350,000,000.

Cassel Salpeter in addition performed a discounted cash flow analysis of the Earnout Assets based on the Earnout Projections by calculating the estimated net present value of the free cash flows of the Earnout Assets. In performing this analysis, Cassel Salpeter applied discount rates ranging from 23.0% to 25.0% and a likelihood of approval ranging from 11% to 100% to the projected free cash flows of the Earnout Assets. This analysis indicated an implied aggregate enterprise value reference range for the Earnout Assets of $100,100,000 to $129,400,000, as compared to the implied value of the Earnout Consideration to be issued in the merger of $100,000,000.

The discounted cash flow analysis of Xynomic in the absence of achieving the Earnout Criteria, together with the discounted cash flow analysis of the Earnout Assets, indicated an implied aggregate enterprise value reference range for Xynomic with the achievement of the Earnout Criteria of $396,800,000 to $508,000,000, as compared to the implied value of the Aggregate Merger Consideration to be issued in the merger of $450,000,000.

Selected Companies Analysis

Cassel Salpeter considered certain financial and operating data for Xynomic and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial and operating data reviewed included market value and the number and associated clinical stages of the drugs included in the companies’ respective drug portfolios. The selected companies with publicly traded equity securities and corresponding financial and operating data were:

		Number and Associated Clinical Stages of Drugs in Portfolio
	Market Value	Pre-Clinical	Phase I	Phase II	Phase III

Mirati Therapeutics, Inc.	$1,766,776	1	1	3	-
Deciphera Pharmaceuticals, Inc.	1,514,148	4	5	-	1
G1 Therapeutics, Inc.	2,125,096	1	3	3	-
Karyopharm Therapeutics Inc.	1,166,515	-	3	4	3
Epizyme, Inc.	705,456	-	5	4	-
Odonate Therapeutics, Inc.	515,557	-	8	11	-
Kura Oncology, Inc.	644,982	1	1	4	-
Stemline Therapeutics, Inc.	474,608	2	3	2	-
Verastem, Inc.	674,458	-	-	1	1
ArQule, Inc.	673,399	-	6	1	1
Tyme Technologies, Inc.	223,711	-	-	2	-
MEI Pharma, Inc.	308,020	-	2	1	-
CTI BioPharma Corp.	107,265	-	-	1	3
AVEO Pharmaceuticals, Inc.	381,443	2	2	2	1
Syndax Pharmaceuticals, Inc.	164,419	1	1	3	1
NewLink Genetics Corporation	112,015	-	-	-	1
Calithera Biosciences, Inc.	181,736	1	3	4	-
TRACON Pharmaceuticals, Inc.	64,158	2	8	6	1
Curis, Inc.	49,772	1	2	1	-
Rexahn Pharmaceuticals, Inc.	51,438	-	-	4	-
DelMar Pharmaceuticals, Inc.	12,320	-	-	1	-

High	$2,125,096	4	8	11	3
Mean	567,490	1	3	3	1
Median	381,443	-	2	2	-
Low	12,320	-	-	-	-

The selected companies analysis indicated an implied enterprise value reference range of $368,200,000 to $554,200,000 for Xynomic and the Earnout Assets in the aggregate, as compared to the implied value of the Aggregate Merger Consideration to be issued in the Business Combination of $450,000,000.

None of the selected companies have characteristics identical to Xynomic. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Implied Value Reference Range of Xynomic Compared to Trust Fund Balance

Cassel Salpeter also compared the implied aggregate enterprise value reference range of Xynomic, in the absence of achieving the Earnout Criteria, indicated by Cassel Salpeter’s discounted cash flow analysis of $296,700,000 to $378,600,000 with the balance of the funds remaining in the Company’s trust account, which the Special Committee advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed $62,666,000.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses, and other assets and other transactions. Cassel Salpeter received a fee of $100,000 for rendering its opinion, no portion of which was contingent upon the completion of the Business Combination. In addition, the Company agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Certain Company Prospective Financial Information

Xynomic and Bison do not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, Xynomic and Bison do not endorse unaudited prospective financial information as a reliable indication of future results. Moreover, Bison’s internally prepared unaudited financial projections presented below were based on estimates, assumptions and judgments made by Bison management at the respective times of their preparation and speak only as of such times. Except as required by law, Bison has no obligation to update the unaudited financial projections included in this section. It has not done so and does not intend to do so.

The unaudited prospective financial information concerning Xynomic on a pro forma basis set forth in this section was prepared by Bison management and made available, except as otherwise described below, to the Bison Board in its review and evaluation of the Merger and to Bison’s financial advisor, Cassel Salpeter. These unaudited prospective financial information is not being included in this proxy statement/prospectus to influence the voting decision of any Bison shareholder with respect to the Merger, but instead because these unaudited prospective financial information, in whole or in part, was provided, or formed the basis of what was provided, to the Bison Board, Bison’s and Xynomic’s financial advisors in connection with their evaluation of Merger as described herein.

Management provided to its Board and Cassel Salpeter two sets of projections: (i) ten-year prospective financial information regarding Xynomic’s anticipated future operations for the years ending 2017 through 2027, which was based on Bison’s due diligence of Xynomic’s then existing assets and extrapolations from Xynomic’s financial forecasts for the years ending 2017 through 2027 (the “Closing Projections”) and (ii) ten-year prospective financial information regarding Xynomic’s anticipated future operations for the years ending 2017 through 2027, which was based on Bison’s due diligence of Xynomic’s then existing assets and achievement of the Earnout Criteria and extrapolations from Xynomic’s financial forecasts for the years ending 2017 through 2027 and assumed Xynomic has achieved the Earnout Criteria for the years ending 2017 through 2027, among other assumption described below (the “Closing & Earnout Projections”). Both projections are on a stand-alone basis, without giving effect to the Business Combination or any potential acquisitions.

In the view of the Bison’s management, the unaudited prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Marcum LLP, Bison’s independent registered public accounting firm, nor KPMG Huazhen LLP, the independent registered public accounting firm of Xynomic, has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Neither Marcum LLP nor KPMG Huazhen LLP has audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information. Accordingly, Marcum LLP and KPMG Huazhen LLP do not express any opinion or any other form of assurance with respect thereto.

In addition, the prospective financial information does not take into account any circumstances or events occurring after September 7, 2018, the date that it was finalized and delivered, accordingly, do not give effect to the Merger or any changes to Bison’s or Xynomic’s operations or strategy that may be implemented after completion of the Merger. Furthermore, since the prospective financial information cover multiple years and the assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Important factors that may affect actual results and cause the results to be different from the prospective financial information include: the ultimate timing, outcome and results of integrating the operations of Bison and Xynomic; general economic, regulatory and industrial conditions; changes in customer behavior; accuracy of certain accounting assumptions; changes in actual or projected cash flows; competitive pressures in the pharmaceutical industry; changes in the demand for or price of pharmaceutical products; changes in tax laws or accounting rules; changes in government regulations and regulatory requirements; pharmaceutical drug testing and licensing and distribution requirements; impairment of Intellectual Property; and other matters described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 34 and 33, respectively. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Xynomic or Bison or that actual results will not differ materially from those presented in the prospective financial information.

For the aforementioned reasons, the inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that Bison or any of its respective affiliates, officer, directors, partners, advisors or other representatives considered, or now considers, it to be necessarily predictive of actual future results, and should not be relied on as such. This prospective financial information constitutes “forward-looking statements” and there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

No representation is made by Bison or any other person to any Bison shareholder regarding the ultimate performance of Bison compared to the information included in the prospective financial information sets forth below. The prospective financial information is not included in this proxy statement/prospectus in order to induce any Bison shareholder to vote in favor of the Merger or any of the other proposals to be voted on at the Meeting or to influence any Bison shareholder to make any investment decision with respect to the Merger. Except to the extent required by applicable federal securities laws, Bison and Xynomic do not intend, and expressly disclaim any responsibility, to update or otherwise revise the prospective financial information to reflect circumstances existing after September 7, 2018, the date when the prospective financial information was prepared, or to reflect the occurrence of future events even in the event that any of the assumptions underlying the prospective financial information is shown to be in error.

Forecast #1: Closing Projections

The following table presents summary estimated unaudited assets financial information for Xynomic’s then existing assets prepared by Bison management based on its assumptions in respect of Xynomic for the calendar years ending 2018 through 2027 in connection with Bison’s evaluation of the Merger. The ten-year consolidated prospective financial information were based on Xynomic’s then existing assets and Xynomic’s financial performance and provided by Bison to Cassel Salpeter in connection with Cassel Salpeter’s opinion and related financial analyses.

Closing Projections

(Standalone, Pre-Merger Basis)

($ in thousands, unaudited)

	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Revenue				$3,485	$72,485	$246,452	$486,973	$683,164	$1,109,630	$1,474,889
EBIT	$(14,241)	$(28,822)	$(31,661)	$(30,650)	$635	$77,947	$171,498	$254,728	$430,809	$587,175
Net Income/(Loss)	$(14,241)	$(28,822)	$(31,661)	$(30,561)	$8,572	$67,813	$151,473	$227,881	$388,081	$531,494

Forecast #2: Closing & Earnout Projections

The following table presents summary estimated unaudited closing and earnout assets financial information for Xynomic’s then existing assets and potential earnout assets prepared by Bison management based on its assumptions that Xynomic has achieved the Earnout Criteria in the calendar years ending 2018 through 2027 in connection with Bison’s evaluation of the Merger. The ten-year consolidated prospective financial information were based on a combination of Xynomic then existing assets and earnout assets and provided by Bison to Cassel Salpeter in connection with Cassel Salpeter’s opinion and related financial analyses.

Xynomic & Earnout Projections

(Standalone, Pre-Merger Basis)

($ in thousands, unaudited)

	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Revenue	-	-	-	$3,485	$72,485	$246,452	$486,973	$683,164	$1,109,630	$1,474,889
Xynomic Earnout	-	-	-	-	-	-	$39,637	$159,256	$379,919	$622,751
EBIT	$(15,241)	$(44,239)	$(39,994)	$(45,717)	$(13,675)	$62,169	$198,880	$349,805	$648,140	$930,021
Net Income/(Loss)	$(15,241)	$(44,239)	$(39,994)	$(45,811)	$(19,067)	$39,063	$149,230	$270,934	$508,625	$734,890

BISON DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain Benefits of Bison’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	the fact that our Sponsor and our Chief Executive Officer, Dr. Tong, paid an aggregate purchase price of $25,000, or approximately $0.017 per share, for their 1,509,375 Founder Shares which would have a value of approximately $[●] million based on the closing price of Bison ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

●	the fact that our Sponsor holds 401,875 private units and will continue to hold 422,062 Company common shares and 200,937 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if we do not complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors;

●	if Bison is unable to complete a business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Bison for services rendered or contracted for or products sold to Bison, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

●	the continuation of four of our five existing directors as directors of the combined company;

●	the fact that Bison has issued a $500,000 note to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing;

●	the fact that in addition to the $500,000 notes, the Sponsor has loaned us $100,000 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account;
●	the fact that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor;

●	the fact that the Merger Agreement provides a termination fee of $4,500,000 payable to our Sponsor if (i) the breach by Xynomic causes Bison to not be able to satisfy its obligations under the Merger Agreement relating to preparing and filing a proxy statement/prospectus for obtaining, and obtaining, approval of the Business Combination and the Merger Agreement by its shareholders and not consummating an alternative business combination with another party, or to close the Business Combination on or prior to the Outside Date, or enter into a definitive agreement to consummate an alternative business combination by that date, and (ii) Bison ceases operations other than making required distributions to its shareholders pursuant to its organizational documents and its winding up and dissolution as a result of (x) failing to obtain shareholder approval to consummate any alternative business combination or (y) occurrence of an Automatic Redemption Event (as defined in the Current Charter); and

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, our directors, officers, advisors, or their respective affiliates may (i) purchase shares of Bison ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Bison ordinary shares or vote their shares in favor of the Business Combination Proposal. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against a potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the Initial Shareholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the Initial Shareholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the Meeting vote in favor of the Business Combination Proposal, and/or (y) that the Company will satisfy the closing condition that it will have at least $7,500,000 in net tangible assets upon the Closing, after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met.

None of our directors, officers, advisors, or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

Total Company Common Shares to Be Issued In the Business Combination

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 34,482,758 Company common shares as the Closing Consideration Shares (assuming Closing Merger Consideration of $350 million) and the issuance of 9,852,216 Company common shares as Earnout Shares to Xynomic stockholders upon the Closing, Bison’s public shareholders will retain an ownership interest of 2.95% in the Company post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of 4.16% in the Company post-Closing. These relative percentages assume the automatic conversion of 6,469,562 rights of Bison into 646,956 common shares at the Closing. In addition, if any of our public shareholders exercises its redemption rights, the aggregate ownership interest of our public shareholders in the Company post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of Xynomic stockholders in the Company post-Closing, will increase. Upon the Closing, Bison will own 100% of the issued and outstanding shares of common stock of Xynomic. These ownership percentages with respect to the Company following the Business Combination do not take into account: (i) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares, (ii) the 216,031 private warrants to purchase up to a total of 216,031 Company common shares, (iii) the unit purchase option, held by the underwriter in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (iv) the issuance of any Company common shares under the Assumed Options upon the Closing, or (v) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Bison’s existing shareholders in Bison will be different. See “Summary — Impact of the Business Combination on Bison’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes our estimated sources and uses for funding the Business Combination assuming redemptions has occurred at December 31,2018 based on the actual result of the Extension Meeting and $63,310,884 of cash in our trust account based on Bison’s Condensed Balance Sheet as of December 31, 2018:

Sources		Uses
($ in Millions)
Bison Trust Account Cash	$63.31	Additional capital to the Company	$6.73
Redemptions to shareholders(2)	(54.89)
Cash from Xynomic	4.75	Repayment of Promissory note and loan	3.83
Bison Operating Account Cash	0.12	Other Transaction expense	2.73

Total Sources	$13.29	Total Uses	$13.29

(1)	Assumed that $400,000 note issued to the Sponsor is paid off at the Closing.

(2)	Assumed that 5,234,420 shares have been redeemed at December 31, 2018 based on the actual result of the Extension Meeting.

The following table summarizes our estimated sources and uses for funding the Business Combination and related transactions assuming (for illustrative purposes) maximum redemptions (or $7.5 million of cash remaining in our trust account):

Sources		Uses
($ in Millions)
Bison Trust Account Cash(1)	$7.50	Additional capital to the Company	$5.81
Cash from Xynomic	4.75	Repayment of Promissory note and loan	3.83
Bison Operating Account Cash	0.12	Other Transaction expense	2.73

Total Sources	$12.37	Total Uses	$12.37

(1) Based on $63,310,884 of marketable securities in Bison’s trust account as of December 31, 2018.

(2) Assumed that $400,000 note issued to the Sponsor is paid off at the Closing.

Board of Directors of Bison Following the Business Combination

Upon the Closing, we anticipate that the size of our board of directors will increase to seven directors, whom will be voted on by our shareholders at the Meeting. Our board of directors has Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi and Dr. James Jiayuan Tong for re-election as directors and will have Messrs. Yinglin Mark Xu, Tingzhi Qian and Adam Inglis to serve as directors. Mr. Peixin Xu has informed us that he will resign from our board of directors upon the Closing. Therefore, if the Business Combination is consummated, our board of directors will consist of: Yinglin Mark Xu (the current Chairman, Chief Executive Officer, and President of Xynomic), Tingzhi Qian (the current director of Xynomic), James Jiayuan Tong (the current Chief Executive Officer and a director of Bison), three incumbent independent directors of Bison (Charles Prizzi, Thomas Folinsbee, and Richard Wu), and Adam Inglis, an independent director. See the sections entitled “Director Election Proposal” and “Management after the Business Combination.”

Domestication

Pursuant to the terms of the Merger Agreement, prior to the Closing, we will continue out of the British Virgin Islands and domesticate as a Delaware corporation and will no longer be considered a company incorporated in the British Virgin Islands. We will file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs, and file the Interim Charter and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

Current Charter and Charter Amendment

Pursuant to the terms of the Merger Agreement, prior to the Closing, the Interim Charter will be filed, which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; upon the Closing, and approval of the Charter Amendment Proposal, our Interim Charter will be amended promptly to:

●	change our name to Xynomic Pharmaceuticals Holdings, Inc.; and
●	remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing.

Name; Headquarters

The name of the Company after the Business Combination will be Xynomic Pharmaceuticals Holdings, Inc. and our headquarters will be located in Shanghai, China.

Redemption Rights

Pursuant to our Current Charter and Interim Charter, our public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Current Charter. As of December 31, 2018, this would have amounted to approximately $10.49 per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares for cash and will no longer own shares of Bison. Such a holder will be entitled to receive cash for its public shares only if it properly and timely demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of public shares by our public shareholders will decrease the amount in our trust account, which held $63,310,884 of marketable securities in Bison’s trust account as of December 31, 2018. Given that shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account in the Extension Meeting, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders. Currently, the Trust Account held $[●] of marketable securities as of the date of this prospectus and the estimated per share redemption price would be $[●]. See the section entitled “Special Meeting of Bison Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares, public rights, and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

There are no appraisal rights available to our shareholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Bison will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Xynomic comprising the ongoing operations of the combined company, Xynomic’s senior management comprising the senior management of the combined company, and Xynomic stockholders having a majority of the voting power of the combined company. For accounting purposes, Xynomic will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Xynomic (i.e., a capital transaction involving the issuance of stock by Bison for the stock of Xynomic). Accordingly, the consolidated assets, liabilities, and results of operations of Xynomic will become the historical financial statements of the combined company, and Bison’s assets, liabilities, and results of operations will be consolidated with Xynomic beginning on the acquisition date.

Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights

The following is a discussion of the material U.S. federal income tax considerations for holders of Bison ordinary shares that elect to have their Bison common shares redeemed for cash if the acquisition is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;
●	traders in securities that elect mark-to-market treatment;
●	S corporations;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	financial institutions;
●	mutual funds;
●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;
●	insurance companies;
●	broker-dealers;
●	regulated investment companies (or RICs);
●	real estate investment trusts (or REITs);
●	persons holding Bison ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;
●	persons subject to the alternative minimum tax provisions of the Code;
●	tax-exempt organizations;
●	persons that actually or constructively own 5 percent or more of Bison ordinary shares; and
●	Redeeming non-U.S. Holders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Bison common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Bison ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Bison common shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

WE URGE HOLDERS OF BISON COMMON SHARES CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Bison Shareholders

This section is addressed to Redeeming U.S. Holders (as defined below) of Bison common shares that elect to have their Bison ordinary shares redeemed for cash as described in the section entitled “Special Meeting of Bison Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its Bison common shares and is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;
●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such shareholder’s adjusted basis in the Bison common shares exchanged therefore if the Redeeming U.S. Holder’s ownership of stock in Bison is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules under Section 318 of the Code apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Bison is treated as completely terminated. Pursuant to these constructive ownership rules, a Redeeming U.S. Holder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such Redeeming U.S. Holder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such Redeeming U.S. Holder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a shareholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Certain exceptions to the family attribution rules apply for the purpose of determining a complete termination. If a Redeeming U.S. Holder intends to rely upon these exceptions, the Redeeming U.S. Holder must file a “waiver of family attribution” statement with the shareholder’s tax return and must comply with certain other requirements set forth in the Code and the income tax regulations promulgated thereunder. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Shareholders who hold different blocks of Bison ordinary shares (generally, Bison ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock he, she, or it actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain other affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Bison is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Bison entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Bison.

The IRS has ruled that any reduction in a shareholder’s proportionate interest generally is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation. (See, Rev. Rules. 75-512 and 76-385)

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the shareholder’s “holding period” as part of the Redeeming U.S. Holder’s determination as to whether such gain or loss would be treated as short term or long term for U.S. federal income tax purposes. Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Bison ordinary shares (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Bison ordinary shares.

These rules are complex and U.S. holders of Bison ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates, or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Bison ordinary shares. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Bison Shareholders

This section is addressed to Redeeming non-U.S. holders of Bison ordinary shares that elect to have their Bison ordinary shares redeemed for cash as described in the section entitled “Special Meeting of Bison Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Bison ordinary shares and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Bison ordinary shares redeemed will generally be treated in the same manner as a U.S. Holder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Bison Shareholders.”

Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

●	such shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

●	such shareholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of Bison ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Bison ordinary shares will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report, and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In many cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules under the terms of an intergovernmental agreement between their home country and the United States. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of Bison ordinary shares, rights or warrants.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. shareholder that:

●	fails to provide an accurate taxpayer identification number;
●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or
●	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. shareholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. shareholder’s or non-U.S. shareholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Approval of the Business Combination Proposal is a condition to the completion of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal. If the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least a majority of the votes cast in person or by proxy at the Meeting vote “FOR” the Business Combination Proposal.

Our Initial Shareholders have agreed to vote any Bison ordinary shares owned by them in favor of the Business Combination. As of the Record Date, such shareholders beneficially owned 1,951,437 ordinary shares, excluding shares issuable upon the exercise of warrants. As of the date hereof, our Initial Shareholders have not purchased any public shares.

Recommendation of the Board

BISON’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE Domestication Proposal

Overview

Pursuant to the terms and conditions of the Merger Agreement, the Company, a British Virgin Islands business company, will continue out of the British Virgin Islands and re-domicile as a Delaware corporation and will no longer be considered a company incorporated in the British Virgin Islands. The Company was formed in October 2016 for the purposes of effectuating the Business Combination. The ability to redomicile the Company out of the British Virgin Islands to another jurisdiction is expressly provided for in our Current Charter (subject to obtaining the requisite approval).

We believe that the Domestication would, among other things: provide legal, administrative, and other similar efficiencies; relocate our jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and provide a favorable corporate environment which will help us compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled and experienced personnel.

The Merger Agreement requires the completion of the Domestication.

In connection with the Domestication, we will adopt the Interim Charter which will replace or remove certain provisions of our Current Charter which are no longer valid or otherwise applicable as a result of the Domestication (but without substantively changing such ongoing rights) and file the same with the Secretary of State of the State of Delaware. The following table sets forth a summary of the principal changes proposed to be made between our Current Charter and the Interim. This summary is qualified by reference to the complete text of the Interim Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of its terms.

	Current Charter	Interim Charter

Name of the Company	Bison Capital Acquisition Corp.	Bison Capital Acquisition Corp.

Provisions Specific to a British Virgin Islands Company

●     Upon the written request of the Members entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Members.

●     The Director convening a meeting of Members shall give not less than 10 nor more than 60 days’ written notice of such meeting to:

o     (a) those Members whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting; and

o     (b) the other Directors

●     Subject to Regulation 23.7, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

not applicable

Capitalization

●     There is one class of ordinary shares with no par value and then there are five shares of preferred stock with no par value

●     Rights not varied by the issue of pari passu: The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

●    There is common stock with a par value of $0.0001 per share and preferred stock with a par value of $0.0001 per share.

●     Rights and options: The Company has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Company’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Provisions Specific to a Delaware Corporation	not applicable

●    Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of shareholders of the Corporation may be called only by the chairman of the Board, chief executive officer or president of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the shareholders shall have no right to call a special meeting.

●     Section 7.02 Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

●     Section 7.03 Action by Written Consent. Subsequent to the consummation of the IPO, any action required or permitted to be taken by the shareholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the shareholders.

You should note that also that not only will the Interim Charter preserve the existing rights of the Bison ordinary shares unchanged, but also that the existing provisions of the Current Charter (including Regulation 23 of the Current Charter and those others which cannot be amended prior to the consummation of a Business Combination or made subject to certain restrictions on amendment) will be replicated or substantively replicated in the Current Charter.

Material U.S. Federal Income Tax Consequences of the Domestication

The following is a discussion of the material U.S. federal income tax consequences for holders of Bison ordinary shares if the Domestication is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;
●	a dealer in securities;
●	traders in securities that elect mark-to-market treatment;
●	S corporations;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	financial institutions;
●	a person that received Common Shares as compensation for services;
●	mutual funds;
●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;
●	insurance companies;
●	broker-dealers;
●	regulated investment companies (or RICs);
●	real estate investment trusts (or REITs);
●	persons holding Bison ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;
●	persons subject to the alternative minimum tax provisions of the Code;
●	tax-exempt organizations;
●	persons that actually or constructively own five percent or more of Bison ordinary shares;
●	redeeming non-U.S. Holders (as defined below, and except as otherwise discussed below);
●	a controlled foreign corporation; and/or
●	a passive foreign investment company.

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Bison ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Bison ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Bison ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

WE URGE HOLDERS OF BISON ORDINARY SHARES TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Consequences to U.S. Holders

This section is addressed to U.S. holders of Bison ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;
●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” To qualify as an F reorganization, a transaction must satisfy certain requirements. More specifically, it must involve only one corporation, there must be no change in the shareholders of the corporation, there must be no change in the assets of a corporation, and certain other conditions must be met. Based upon the foregoing, the requirements for an F reorganization will be satisfied, and the Domestication will constitute an F reorganization. Therefore, certain U.S. Holders will not recognize taxable gain or loss as a result of the Domestication for U.S. federal income tax purposes, except as explained in the discussion related to Section 367 of the Code and the PFIC rules below.

It is in the opinion of Hunter Taubman Fischer & Li LLC (“HTFL”), the counsel of Bison, the Domestication will qualify as an F Reorganization. This opinion is based on customary assumptions and representations, warranties as set forth in HTFL’s opinion letter dated April 15, 2019, which is filed herein as Exhibit 8.1 to this proxy statement/prospectus. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete, or inaccurate or is violated, the validity of the opinion described above may be affected and the tax consequences of the Merger could differ substantially from those described in this joint proxy statement/prospectus. There can be no assurances that such opinion will be accepted by the IRS or, if challenged, by a court. No ruling has been sought from the IRS with respect to the tax consequences of the Domestication.

Following the Domestication, Bison will change its jurisdiction of incorporation from the British Virgin Islands to Delaware and be treated as a domestic corporation for U.S. federal income tax purposes. Subject to the PFIC discussion below, the tax basis of a Company common stock received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Bison ordinary share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code. The holding period for the Company common stock received by a U.S. Holder in the Domestication will include such holder’s holding period for the Bison ordinary share surrendered in exchange therefor.

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) would apply to the Domestication.

A. U.S. Holders of More Than 10% or More of the Bison Ordinary Shares

A U.S. Holder who on the day of the Domestication beneficially owns (directly, indirectly, or constructively) 10% or more of the total combined voting power or value of all classes of Bison shares entitled to vote (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Company common stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of the shares entitled to vote for U.S. federal income tax purposes.

A 10% Shareholder’s all earnings and profits amount with respect to its Bison ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Company common stock. If Bison’s cumulative earnings and profits through the date of the Domestication are not greater than zero, then a U.S. Shareholder will not be required to include in gross income an all earnings and profits amount with respect to its Bison ordinary shares. However, it is possible that the amount of Bison’s earnings and profits could be greater than expected through the date of the Domestication or could be adjusted as a result of an IRS examination. The determination of Bison’s earnings and profits is a complex determination and may be impacted by numerous factors, including the change of its functional currency in connection with the Domestication. Therefore, it is possible that one or more of these factors may cause Bison to have positive earnings and profits through the date of the Domestication. As a result, depending upon the period in which such a U.S. Shareholder held its Bison ordinary shares, such U.S. Shareholder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

B. U.S. Holders that Own Less Than 10% of Bison

A U.S. Holder who on the date of the Domestication beneficially owns (directly, indirectly, or constructively) Bison ordinary shares with a fair market value of $50,000 or more but who is not a 10% Shareholder may elect to recognize gain with respect to the deemed receipt of the Company common stock in the Domestication or, in the alternative, recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to the deemed receipt of the Company common stock in the Domestication. Any such gain will be equal to the excess of the fair market value of the Company common shares received over the U.S. Holder’s adjusted basis in the Bison ordinary shares deemed to be surrendered in exchange therefor. Such gain will be capital gain, and will be long-term capital gain if the holder held the Bison ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers are subject to a maximum U.S. federal income tax rate of 20% (plus any tax on net investment income).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Bison ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the transaction is a Section 367(b) exchange; (ii) a complete description of the transaction, (iii) a description of any stock, securities, or other consideration transferred or received in the transaction, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Bison establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Bison ordinary shares, and (B) a representation that the U.S. Holder has notified Bison (or the combined company) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication and the U.S. Holder must send notice to Bison of the election no later than the date such tax return is filed.

If Bison’s cumulative earnings and profits are not greater than zero through the date of the Domestication, U.S. Holders who make this election will generally not have an income inclusion under Section 367(b) provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If it were determined that Bison had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Bison ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C. U.S. Holders that Own Bison Ordinary Shares with a Fair Market Value Less Than $50,000

Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Domestication owns (or is considered to own) ordinary shares of Bison with a fair market value less than $50,000 and is not a 10% Shareholder will not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally will not be required to include any part of the all earnings and profits amount in income (the “de minimis exception”).

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(B) IN THE CASE OF THE DOMESTICATION.

PFIC Considerations

In addition to the discussion above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if the Company is or ever was a PFIC.

A. Definition of a PFIC

In general, the Company will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held Bison ordinary shares, (a) at least 75% or more of the Company’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of the Company’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business), and gains from the disposition of passive assets.

B. PFIC Status of the Company

The Company believes that it has been considered a PFIC since its inception. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

C. Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) have been promulgated and may be applied with a retroactive effective date. If finalized in their current form, those regulations would generally require taxable gain recognition to U.S. Holders of Bison ordinary shares in the Domestication if the Corporation were classified as a PFIC at any time during such U.S. Holder’s holding period in such shares and the U.S. Holder had not made a QEF election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Bison ordinary shares or in which the Company was a PFIC, whichever is later. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of the Company. Under these rules:

●	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Bison ordinary shares;
●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which the Company was a PFIC, would be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and
●	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication generally would be treated as gain subject to these rules. It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

Although some elections may be able to mitigate the adverse PFIC tax consequences upon a disposition of shares, such as a QEF election, no such elections are available for warrants. Any holder of warrants could therefore be required to recognize gain as ordinary income and subject to an interest charge. Further, because the shareholder’s holding period in the stock received upon the exercise of the warrants includes the holding period in the warrants, a QEF election made on the stock would not rid the stock of its PFIC taint absent the shareholder recognizing gain or including a deemed dividend amount in a purging election.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section is addressed to non-U.S. holders of Bison ordinary shares. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than any entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

As discussed under the section entitled “Risk Factors” above, the combined company does not anticipate to pay any dividends. In the event that Bison or the combined company does make a distribution of cash or property with respect to Bison ordinary shares or Company common stock, respectively, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Bison’s or the combined company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide to Bison or the combined company an IRS Form W-8BEN (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by Bison or the combined company on a Bison ordinary share or a Company common share to a non-U.S. Holder exceeds Bison or the combined company’s current and accumulated earnings and profits, as the case may be, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below.

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of a Bison ordinary share or a Company common share unless:

●	the non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax.

●	the gain is effectively connected with a trade or business of the non-U.S. Holder in the U.S., subject to an applicable treaty providing otherwise (namely if the gain is attributable to the conduct of a trade or business through a permanent establishment of fixed base in the United States). In this case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or
●	Bison or the combined company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Bison ordinary shares or the Company common stock have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the Company common stock.

Bison has not been and is not, and Bison does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will not change or whether the IRS or a court will agree with our determination. If the Company is classified as a U.S. real property holding corporation for U.S. federal income tax purposes, then gain recognized by a non-U.S. Holder on the sale, exchange, or other disposition of Company common shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Bison ordinary shares or the Company common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Under U.S. federal income tax and U.S. Treasury Regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements.

Foreign Account Tax Compliance Act (Withholding on Payments to Foreign Financial Institutions and Foreign Non-financial Institutions)

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including Bison ordinary shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Bison ordinary shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Bison ordinary shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Bison ordinary shares.

SHAREHOLDERS ARE STRONLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

Vote Required for Approval

This Domestication Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Domestication Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Business Combination. Additionally, if the Domestication Proposal is not approved, unless waived by Xynomic, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

The CHARTER AMENDMENT Proposal

Overview

The Company’s Current Charter, which will be in large part replicated in the Interim Charter, includes certain provisions applicable to the rights of shareholders (such as the right to have their shares redeemed if Bison fails to consummate a business combination by a particular date or if Bison seeks to amend its memorandum and articles to extend that date) and the conduct of the company’s management and affairs prior to a business combination. Upon the Closing, such provisions will terminate or cease to be applicable.

The following table sets forth a summary of the principal changes proposed to be made between our Interim Charter and the Proposed Amended and Restated Charter. This summary is qualified by reference to the complete text of the Proposed Amended and Restated Charter, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read the Proposed Amended and Restated Charter in its entirety for a more complete description of its terms.

	Interim Charter	Proposed Amended and Restated Charter

Name of the Company	Bison Capital Acquisition Corp.	Xynomic Pharmaceuticals Holdings, Inc.

Provisions Specific to a Blank Check Company

●     Section 2.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination.

●     Section 9.06 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

None

Directors

●     Subject to Section 5.05 hereof, the directors of the Corporation shall be divided into two classes designated Class I and Class II. Each class shall consist, as nearly as may be possible, of one-half of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual shareholder meeting following and the Class II directors shall stand elected for a term expiring at the Corporation’s second annual shareholder meeting following the Effective Time. At each annual meeting of the shareholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual shareholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual shareholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.

Article VI:

●    The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

●    The Board or any individual director may be removed from office only for cause at a meeting of shareholders called for that purpose, by the affirmative vote of the holders of at least at least sixty-six and two thirds percent (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

●    Any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders, except as otherwise provided by law and or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

●    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

●    There shall be no cumulative voting in the election of directors.

Amendment to Bylaws

●     Section 10.01 No Amendment by Board. The Corporation may amend its Certificate of Incorporation or Bylaws by a Resolution of Shareholders or by a resolution adopted by a majority of the Board, provided that no amendment may be made by the Board:

o     to restrict the rights or powers of the shareholders to amend the Certificate of Incorporation or Bylaws;

o     to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the Certificate of Incorporation or Bylaws;

o     in circumstances where the Certificate of Incorporation or Bylaws cannot be amended by the shareholders; or

o     to change Sections 4.02, 4.03, Article IX and this Section 10.01.

●     Section 10.02 No Amendment by Resolution of Shareholders. Notwithstanding Section 10.01, no amendment may be made to the Certificate of Incorporation or Bylaws by a Resolution of Shareholders to amend:

Article IX prior to the initial Business Combination that would affect the substance or timing of the Corporation’s obligations as described in Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set forth in Article IX; or Section 10.02 dung the Target Business Acquisition Period.

Article V

●     In furtherance and not in limitation of the powers conferred by the DGCL, subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation that may be filed from time to time), the affirmative vote of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, shall be required for the shareholders to adopt new Bylaws or to alter, amend or repeal the Bylaws.

Provisions specific to business combination	Article IX. Business Combination.	None
Exclusive Forum Provisions	None

Article IX

Unless a majority of the Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim that is governed by the internal affairs doctrine; provided that the provisions of this Article IX will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or rules and regulations thereunder.

Summary Bylaws of the Combined Entity:

Xynomic Pharmaceuticals Holdings, Inc., the combined entity and a Delaware corporation, shall maintain offices inside the State of Delaware. Pursuant to the Bylaws, the board of directors of the combined entity (the “Board”) shall designate the date and time of the annual meeting of the stockholders, at which the directors shall be elected and other proper business brought before the meeting in accordance with Section 2.4 of the Bylaws. Unless otherwise provided by law, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Except as may be otherwise provided in the certificate of incorporation or the Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. At all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the certificate of incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to the combined entity, or applicable law or pursuant to any regulation applicable to the combined entity or its securities, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) and shall be valid and binding upon the combined entity.

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Except as provided in Section 3.4 of the Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these Bylaws. The certificate of incorporation or the Bylaws may prescribe other qualifications for directors. The Board or any individual director may be removed from office only for cause at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least sixty-six and two thirds percent of the voting power of all the then outstanding shares of voting stock of the combined entity entitled to vote at an election of directors, voting together as a single class.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware. At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or the bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the combined entity. The officers of the combined entity shall be a president and a secretary. The combined entity may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, and any such other officers as may be appointed in accordance with the provisions of the Bylaws.

Reasons for the Proposed Amended and Restated Charter

Change of the Name of the Company

The Proposed Amended and Restated Charter would change our name to Xynomic Pharmaceuticals Holdings, Inc.

Approval of Additional Amendments to Interim Charter in Connection with the Business Combination

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Bison and allow it to continue as a corporate entity with perpetual existence following the Closing. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our Current Charter require that proceeds from Bison’s IPO be held in the trust account until a business combination or liquidation of Bison has occurred. These provisions cease to apply once the Business Combination is consummated.

Furthermore, we have included certain provisions that, in our opinion, are appropriate for a company such as the combined entity and in compliance with DGCL. One such provision is the exclusive forum provision, which provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain claims brought against us or on our behalf by our stockholders (with the exception of suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or rules and regulations thereunder). We believe this provision provides increased consistency in the application of the applicable laws, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation.

Vote Required for Approval

The approval of the Charter Amendment Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Business Combination. Additionally, if the Charter Amendment Proposal is not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

Director Election Proposal

Overview

Bison’s board of directors is currently divided into two classes, Class I and Class II, with each class of directors serving staggered two-year terms (with the exception of the first Class I directors, who will serve for a term expiring at Bison’s first annual meeting). Upon the Closing, and following the adoption of Proposed Amended and Restated Charter Bison’s board of directors shall consist of seven directors in only one class. Under the terms of the Proposed Amended and Restated Charter, each director shall hold office until the 2019 annual meeting of the shareholders or until such director’s earlier death, resignation, or removal as hereinafter provided.

Under the Current Charter, the first terms of the present Class I directors, Messrs. Richard Wu, Thomas Folinsbee, and Charles Prizzi, expired at Bison’s first annual meeting held on December 2018, but each of the present Class I directors were re-elected for further two year term at that annual meeting, such that, under the Current Charter, the terms of the current Class I directors will expire at the 2020 annual meeting. Under the Current Charter, the terms of the present Class II directors, Messrs. James Jiayuan Tong and Peixin Xu are not due to expire at Bison’s second annual meeting (to be held in 2019).

However, each of the current Class I directors agreed on their re-election that should the Closing take place, their renewed terms may be shortened or otherwise modified in connection the terms and proposals for Business Combination and any amendment to the Current Charter in connection therewith. Therefore each of the Class I directors have agreed to submit themselves for re-election at the meeting for the purpose of taking office under the terms of the Proposed Amended and Restated Charter.

In addition, Mr. Xu has indicated that he will resign at the Closing and therefore a further vacancy will appear in the board which the shareholders are being asked to fill pursuant to the director election proposal.

Because the Proposed Amended and Restated Charter, which will take effectiveness following the Closing, does not provide staggered board, Dr. James Jiayuan Tong has also agreed to submit himself for re-election as a director (notwithstanding that his term of office under the Current Charter will not expire under 2019).

At the Meeting, shareholders are therefore being asked to re-elect Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi and James Jiayuan Tong to our board of directors to serve as directors under the terms of Proposed Amended and Restated Charter. As part of the Director Election Proposal we are also asking shareholders to elect Messrs. Yinglin Mark Xu, Tingzhi Qian and Adam Inglis to serve as directors on our board of directors under the terms of the Proposed Amended and Restated Charter from, but subject to, the Closing.

It is noted that while the Director Election Proposal will be considered and, if seen fit, adopted under the Current Charter, Messrs. Richard Wu, Thomas Folinsbee, Charles Prizzi, James Jiayuan Tong, Yinglin Mark Xu, Tingzhi Qian and Adam Inglis, all accept and note that the terms of their appointments will be or will be deemed revised to become governed by and subject to the terms of the Proposed Amended and Restated Charter upon its adoption, and in approving the Director Election Proposal, the shareholders will be consider to have done the same.

We expect to conduct our next annual meeting of shareholders during the second calendar quarter of 2019 and thereafter conduct our annual meetings during the second calendar quarter of each subsequent year. The seven directors will be elected for one-year terms, expiring at our next annual meeting.

In each case, directors will be elected for the specific term identified or until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. The director election proposal is contingent upon approval of the Business Combination.

The following sets forth information about each director or director nominee.

Mr. Charles Vincent Prizzi is one of our independent directors. Mr. Prizzi has been the Vice President for Development and Community Relations and a member of the senior administrative team at Cold Spring Harbor Laboratory, a world-renowned cancer and neuroscience research institution based in New York since February 2000. Mr. Prizzi has also served as one of Cold Spring Harbor’s liaisons to Accelerate Long Island, an organization composed of leading research institutions to strengthen Long Island’s regional biotechnology cluster since May 2012. Mr. Prizzi has also served on the charity boards of Save the Children – Long Island Chapter, the Cold Spring Harbor Education Foundation, the Long Island University Alumni Board, the Thomas Hartman Foundation for Parkinson’s Research, and the Don Monti Memorial Cancer Research Foundation. Mr. Prizzi received both his Master of Business Administration and Bachelor of Science from Long Island University, where he was honored with the Outstanding Alumni Award. He received the Special Humanitarian Award from the Sons of Italy in America Grand Lodge of New York in 2007 and the “40 Under 40” Award by Long Island Business News in 2013.

We believe Mr. Prizzi is well-qualified to serve as a member of our board due to his experience and success in research, science education, management and fund raising.

Mr. Thomas Folinsbee, CFA, is one of our independent directors. Mr. Folinsbee is Director of Corporate Development of 3SBio Inc.’s strategic investment division with a focus on sourcing business development opportunities in Canada, Australia, and Japan, including licensing, distribution, and M&A. Mr. Folinsbee joined 3SBio, a biotechnology company, in 2009 to manage 3SBio’s investor relations activities and was a member of the management group which delisted 3SBio from Nasdaq in May 2013 and relisted it on the Hong Kong Stock Exchange in June 2016. In addition, since 2011, Mr. Folinsbee has worked with the board of directors of Hisanaga Seisakusho Co. Ltd., a Japanese company, where he helped launch Hisanaga’s sales platform in India and designed a business intelligence system to support a corporate turnaround. Mr. Folinsbee has over 25 years of experience as a financial and securities professional. In 2001, Mr. Folinsbee established Optivest Systems Ltd., and developed proprietary research databases to support institutional investment strategies. In 2006, Mr. Folinsbee joined BNP Paribas’ Asian Execution Services desk where he helped institutional investors implement statistical arbitrage strategies and post-trade analytics. In 2008, he rejoined Macquarie Equities (Hong Kong) Limited in its Alternative Strategies Division where he packaged long-short trading strategies in collaboration with the equity research platform. Mr. Folinsbee had previously been at Macquarie from 1998 to 2001. Mr. Folinsbee graduated in 1990 from McGill University with a Bachelor of Commerce degree with concentrations in finance and international business (with distinction).

We believe that Mr. Folinsbee is well-qualified to serve as a member of our board due to his financial and investment experience and his experience in operating and sourcing business opportunities worldwide.

Mr. Richard Peidong Wu, is one of our independent directors and Chairman of the Audit Committee (as defined below). Mr. Wu has been Chief Financial Officer of Airmedia Group Inc., a Nasdaq-listed outdoor media group (stock ticker: AMCN) with multiple operating units and more than 600 employees since May 2014. Mr. Wu is responsible for the accounting, finance, and operational decisions for Airmedia Group Inc. He has lead strategies, investment, budgeting, reporting, auditing, regulatory filing, and board meetings. Prior to joining Airmedia Group Inc., Mr. Wu served as the lead of legal and compliance at Nokia Siemens Networks (China) Limited, from April 2012 until April of 2014, where he oversaw the legal and compliance operations consisting of 12 legal entities and 20,000 employees. From January 2010 to March 2012, Mr. Wu served as a Senior Vice President and Chief Financial Officer for Vimicro International Corporation, (Nasdaq: VIMC) that designs, develops, and markets mixed-signal semiconductor products and system-level solutions. When at VIMC, Mr. Wu was responsible for finance, control, legal, and investor relations. From January 20 to December 2009, Mr. Wu was President of Dragon Bay Capital, LLC, a China-focused financial advisory and management consulting firm specializing in IPO preparation, fund raise, M&A, restructuring, turnaround, pre-auditing, compliance, and corporate governance. From May 1996 to December 1999, Mr. Wu was a Senior Finance Management for Motorola, Inc. Mr. Wu received his MBA in Finance and Accounting from the University of Pennsylvania, the Wharton School, in May of 1995. He received his Master of Justice Administration from Indiana University in May 1994. He earned his Master of Law from China University of Political Science and Law in July 1987 and his Bachelor of Arts from Zhengzhou University in July 1985. Mr. Wu is also a licensed lawyer of China.

We believe Mr. Wu is well-qualified to serve as a member of our board and Chairman of the Audit Committee due to his experience and success as Chief Financial Officer for multiple Nasdaq listed companies, as well as his knowledge in finance and accounting.

Dr. James Jiayuan Tong has been our Chief Executive Officer, Chief Financial Officer and a director since December 2016. Since October 2015, Dr. Tong has served as a Partner of our sponsor. Dr. Tong has served as a Venture Partner at Delta Capital, a venture capital and early growth investment firm, since September 2015. From December 2014 until September 2015, Dr. Tong worked as an advisor to Delta Capital. From 2010 to November 2014, he worked as Chief Financial Officer at Tianyin Pharmaceutical Co., Inc., a U.S. public company that manufactures and sells biopharmaceutical herbal medicines, branded generics and other pharmaceuticals in Asia. From 2008 to 2010, Dr. Tong worked as Vice President in the investment banking department at Roth Capital, an investment banking firm headquartered in Newport Beach, CA. In 2007, Dr. Tong was a biotech equity research analyst for Rodman & Renshaw. In 2006, Dr. Tong was principal investigator at the Grass Foundation Laboratory at the Marine Biological Laboratory, Woods Hole, MA. From 2002 to 2005, Dr. Tong was a Postdoctoral Research Fellow at Center for Molecular Medicine and Mitochondrial Genetics at the University of California, Irvine focusing on Neurofibromatosis, cognitive disorders and longevity research. Dr. Tong graduated from Peking University Healthcare Center with a Medical Degree in 1996 and from Stony Brook University and Cold Spring Harbor Laboratory with a Doctor of Philosophy degree majored in Neurobiology and Behavior in 2002.

We believe Dr. Tong is well-qualified to serve as a member of the board because of his experience in healthcare and medical industries, his knowledge of capital markets and investment management, and his experience in U.S. public companies.

Mr. Y. Mark Xu is the co-Founder, Chairman, Chief Executive Officer and President of Xynomic Pharmaceuticals, Inc. From 2009-2016, Mr. Xu served as the Greater China General Manager of Trout Group, a leading global investor relations and strategic advisory firm servicing the life sciences industry. From 2005-2007, Mr. Xu co-founded Bridge Labs, which was later acquired by Pharmaron Holdings. From 2007-2009, Mr. Xu co-founded Pacific Biopharma Group, which merged with Pharmacyclics, Inc., structured as a strategic investment, in 2009. Through these two ventures, Mr. Xu helped generate significant return on investment for co-founders and investors. Prior to 2005, Mr. Xu held various positions in the U.S. at leading multinational corporations, including Berlex Laboratories (a Schering AG company), McKesson Corporation, Stanford Research Institute International, BAS, and UL. Mr. Xu holds a MBA from Stanford University, a MS in Chemistry from Purdue University and a BA in Chemistry (Magna Cum Laude) from Hanover College.

We believe Mr. Xu is well-qualified to serve as the Chairman of the board because of his experience in healthcare and pharmaceutical industries, and his management and in-depth knowledge of Xynomic.

Mr. Tingzhi Qian is the CEO and Founding Partner of Prosperico Ventures, a private equity fund specialized in the healthcare and biopharmaceutical industries. Since the founding of Prosperico Ventures in 2014, Mr. Qin has led and completed more than 40 investments, including equity investment in Xynomic Pharmaceuticals, Inc. From 2008-2013, Mr. Qian served as Director of Global Investments & Strategies of Fosun Group and played a leading role in the leverage buyout of Alma Lasers (2013) as well as in the investment and restructuring of United Family Hospitals and Chindex (2010). From 2004 to 2008, Mr. Qian worked as a strategy consultant at Accenture and ADL in China, after serving in managerial functions at GSK Bio and Nestle in Europe. Mr. Qian holds a Master in Management from HEC Paris, a MS in Biochemical Engineering from Ecole Polytech Clermont-Ferrand and a BS in Genetics from Fudan University.

We believe Mr. Qian is well-qualified to serve as a member of the board because of his knowledge of capital markets and investment management, and his experience in the biopharmaceutical industries.

Mr. Adam Inglis, serves as Associate Vice President of corporate strategy at Beacon Health Options, Inc., effective November 2018, where he is responsible for growth, new ventures and product development. From September 2013 to November 2018, Mr. Inglis served as the Vice President of client management at Provant Health focusing on revenue retention and growth. From July 2010 to September 2013, he served as a health and benefits consultant to corporate clients for Mercer Consulting providing guidance on health and benefit strategies. Mr. Inglis graduated in 2001 with a BA from Hobart College with a double major in Public Policy and Psychology.

We believe Mr. Inglis is well-qualified to serve as a member of the board because of his experience in healthcare and medical industries.

Vote Required for Approval

This Director Election Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Business Combination. Additionally, if the Director Election Proposal is not approved, unless waived by Xynomic, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

INCENTIVE PLAN PROPOSAL

Overview

Xynomic has adopted its 2018 Equity Incentive Plan prior to the entry of the Merger Agreement. Pursuant to the Merger Agreement, we have agreed to approve and adopt Xynomic 2018 Equity Incentive Plan, referred to as the Incentive Plan, the effectiveness of which is subject to the approval by our shareholders, which this proposal seeks to solicit and subject to the Closing occurring and has substantially the same terms and conditions as the existing plan of Xynomic.

Once the Incentive Plan goes effective, we will reserve 8,908,430 shares for issuance under the Incentive Plan. In addition, the number of shares reserved for issuance under the Incentive Plan will increase automatically on January 1 of each of 2019 through 2028 by the number of shares equal to the lesser of (i) 3,000,000 shares of Company common stock, (ii) 5% of the number of shares of Company common stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by our board of directors.

In addition, to the extent that shares of Company common stock subject to an outstanding option, share appreciation right, or awards granted under the Incentive Plan, are not issued or delivered by reason of (i) the expiration, termination, cancellation or certain other forfeiture of such award (except in certain circumstances upon settlement of certain tandem awards) or (ii) the settlement of such award in cash, then such shares of Company common stock shall again be available under the Incentive Plan. Furthermore, shares of Company common stock subject to an award under the Incentive Plan shall again be available for issuance under the Incentive Plan if such shares are (x) shares that were subject to an option or stock-settled share appreciation right and were not issued or delivered upon the net settlement or net exercise of such option or share appreciation right or (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award.

Shares that otherwise become available for grant and issuance because of the provisions above will not include shares subject to awards that initially became available due to our substitution of outstanding awards granted by another company in an acquisition of that company or otherwise.

Eligibility. The Incentive Plan provides for the grant of awards to our officers, other employees, non-employee directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, non-employee directors, consultants, independent contractors and agents of the Company and its subsidiaries as our compensation committee (“Compensation Committee”) in its sole discretion may select from time to time.

Administration. The Incentive Plan will be administered by our Compensation Committee which, in this plan description, we refer to as the plan administrator, except to the extent delegated in accordance with the Incentive Plan. The plan administrator determines the terms of all awards. Also, the plan administrator shall, subject to the terms of the Incentive Plan, interpret the Incentive Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Incentive Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities.

Types of Awards. The Incentive Plan allows for the grant of options, stock awards, share appreciation rights, cash-based awards, and performance awards.

Options. Our Compensation Committee will be authorized to grant options to purchase Company common shares that are either “qualified,” meaning they are intended to satisfy the requirements of Code Section 422 for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to the terms and conditions established by our Compensation Committee. Under the terms of the Incentive Plan, the exercise price of the options will be set forth in the applicable Award agreement. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the Incentive Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder).

Stock Appreciation Rights. Our Compensation Committee will be authorized to award stock appreciation rights (or “SAR”s) under the Incentive Plan. SARs will be subject to the terms and conditions established by our Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an Option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by our Compensation Committee and reflected in the award agreement.

Stock Awards. Our Compensation Committee will be authorized to award restricted stock under the Incentive Plan. Our Compensation Committee will determine the terms of such restricted stock awards. Restricted stock are Company common shares that generally are non-transferable and subject to other restrictions determined by our Compensation Committee for a specified period. Unless our Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested Restricted Stock is forfeited.

Restricted Stock Unit Awards. Our Compensation Committee will be authorized to award restricted stock unit awards. Our Compensation Committee will determine the terms of such restricted stock units. Unless our Compensation Committee determines otherwise or specifies otherwise in an Award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

Performance Awards. Our Compensation Committee will be authorized to grant performance awards under the Incentive Plan. The method of determining the value of the performance award, performance measures and performance period shall be determined by the Compensation Committee and it can be settled in Company common shares or cash or a combination thereof. All of the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Compensation Committee and set forth in the applicable award agreement.

Cash-Based Awards. Our Compensation Committee may grant cash-based awards which shall be subject to the terms and conditions determined by the Compensation Committee and set forth in the applicable award agreement.

Award Agreements. All awards under the Incentive Plan will be evidenced by an award agreement which shall set forth the number of shares subject to the award and the terms and conditions of the award, which shall be consistent with the Incentive Plan.

Transferability. Unless the plan administrator provides otherwise, the Incentive Plan does not allow for the transfer of awards other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the award agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the award agreement relating to such award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person.

Changes in Capitalization. In the event there is a specified type of change in our capital structure that causes the per share value of shares of Common Stock to change, such as a share split, or if required by applicable law, appropriate adjustments will be made to the terms of each outstanding award under the Incentive Plan, as applicable.

Change in Control Transactions. In the event of specified types of mergers or consolidations, a sale, lease, or other disposition of all or substantially all of our assets or a corporate transaction, the board of directors, as constituted prior to the change in control, may, in its discretion (i) require that some or all outstanding options and share appreciation rights shall become exercisable in full or in part and the vesting periods applicable to some or all outstanding awards shall lapse in full or in part; (ii) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such event of change in control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by our board of directors; and (iii) require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive a cash payment or securities (or a combination of both).

Amendment. The Incentive Plan will have a term of 10 years. Our Board may amend, suspend, or terminate the Incentive Plan at any time; however, stockholder approval to amend the Incentive Plan may be necessary if the law or the rules of the national exchange so requires, or such amendment seeks to modify the non-employee director compensation limit or the prohibition on repricing as set forth in the Incentive Plan. No amendment, suspension, or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Governing Law and Compliance with Law. The Incentive Plan and awards granted under it is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Shares will not be issued under an award unless the issuance is permitted by applicable law.

Foreign Employees. Without amending the Incentive Plan, the Compensation Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in the Incentive Plan as the Compensation Committee consider necessary or desirable to foster and promote achievement of the purposes of the Incentive Plan. The Compensation Committee may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its subsidiaries operates or has employees.

As of December 31, 2017 and 2018, the Company had no incentive plan approved.

U.S. Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences relating to the grant and exercise of awards under the Incentive Plan and the subsequent sale of our ordinary shares that will be acquired under the Incentive Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature, does not discuss state, local or non-U.S. tax consequences and does not purport to be a complete statement of all federal income tax consequences.

Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income (and subject to tax withholding) in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will result in taxable income to a participant for regular federal income tax purposes. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after the exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will count as income that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any of our ordinary shares received will be taxable to the participant as ordinary income (and may be subject to tax withholding with respect to an employee), and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m).

Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time restricted stock is granted. When the restrictions lapse, the participant will recognize ordinary income (and subject to tax withholding) equal to the fair market value of the ordinary shares as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). If the participant files a valid election under Code Section 83(b) within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates.

Restricted Stock Units, Performance Awards, and Incentive Bonus Awards. A participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time a restricted stock unit, performance award, or incentive bonus award is granted. When a participant receives payment under a restricted stock unit, performance award, or incentive bonus award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant (and may be subject to tax withholding), and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement/prospectus as a result of their total compensation, subject to certain exceptions. The Incentive Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the Incentive Plan is designed to permit certain awards of options, stock appreciation right, restricted stock, restricted stock units, cash bonus awards, and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation”

Section 409A. The Incentive Plan and all awards granted hereunder are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code. The Incentive Plan and all awards granted under this Incentive Plan shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the Code. Notwithstanding anything in the Incentive Plan to the contrary, in no event shall the Compensation Committee exercise its discretion to accelerate the payment or settlement of an award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Section 1.409A-3(j)(4) of the Treasury Regulations. If a participant is a “specified employee” (within the meaning of Section 1.409A-1(i) of the Treasury Regulations) at any time during the 12-month period ending on the date of his termination of employment, and any award hereunder subject to the requirements of Section 409A of the Code is to be satisfied on account of the participant’s termination of employment, satisfaction of such award shall be suspended until the date that is six months after the date of such termination of employment.

Tax Withholding. As and when appropriate, we shall have the right to require each optionee purchasing ordinary shares and each grantee receiving an award of ordinary shares under the Incentive Plan to pay applicable income and withholding taxes.

Assumed Options

Pursuant to the Merger Agreement, at the Closing, each outstanding Xynomic option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Company common shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of Company common shares equal to (as rounded down to the nearest whole number) the product of (A) the Closing Consideration Shares divided by the aggregate number of Company common shares outstanding immediately prior to the effective time of the Merger (including the Dissenting Shares as defined in the Merger Agreement) (the “Per Share Closing Merger Consideration”), multiplied by (B) the number of Company common shares subject to the unexercised portion of such Xynomic option, (ii) be subject to the same vesting schedule as the applicable Xynomic option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Xynomic option prior to its assumption, divided by (B) the Per Share Closing Merger Consideration, subject to certain adjustments. In accordance with the Merger Agreement, we expect that there will be in aggregate 1,921,969 Company common shares underlying the Assumed Options subject to vesting schedule of each.

Option Grants and Stock Awards

The grant of options and other awards under the Incentive Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group. Any such grants of options or other awards will be made in the sole discretion of the Compensation Committee in such amounts and to such persons as it deems appropriate.

Assuming the Incentive Plan Proposal is approved at the Meeting and the Business Combination is consummated, we intend to grant, following the Closing, stock options, restricted stock units, and/or restricted stock under the Incentive Plan to our directors, executive officers, and certain other employees. No determination has been made to date with respect to specific grants. Any such grants will be made by the Compensation Committee of our Board as it is constituted upon the Closing.

Vote Required

The approval of the Incentive Plan Proposal and the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL AND THE XYNOMIC 2018 EQUITY INCENTIVE PLAN.

NASDAQ PROPOSAL

Overview

We are seeking shareholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (B) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

We currently have 2,744,517 Bison ordinary shares issued and outstanding.

Pursuant to the Merger Agreement, and assuming Closing Merger Consideration of $350 million, we anticipate that we will issue to Xynomic stockholders as the Closing Consideration Shares upon the Closing approximately 34,482,758 shares, subject to adjustments as set forth in the Merger Agreement. In addition, we will issue 9,852,216 additional Company common shares to Xynomic stockholders as the Earnout Shares. See “The Business Combination Proposal — The Merger Agreement.”

Assuming Closing Merger Consideration of $350 million, we estimate that we may issue approximately 44,334,974 Company common shares to Xynomic stockholders as Merger Consideration Shares pursuant to the Merger Agreement. Because the number of Company common shares we anticipate issuing in the Business Combination (1) will constitute more than 20% of our outstanding ordinary shares and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Bison, we are required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted and the Business Combination is consummated, taking into account that the Earnout Criteria have been achieved in full, and assuming Closing Merger Consideration of $350 million, we estimate that we may issue approximately 44,334,974 ordinary shares to Xynomic stockholders as Merger Consideration Shares pursuant to the Merger Agreement. The issuance of such shares would result in significant dilution to our shareholders, and would afford our shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Vote Required for Approval

The Nasdaq Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Nasdaq Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Business Combination. Additionally, if the Nasdaq Proposal is not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The Adjournment Proposal

The Adjournment Proposal, if adopted, will direct the Chairman of the Meeting to use his powers under our Current Charter to adjourn the Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, or the Nasdaq Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, and the Chairman of the Meeting will have no obligation to exercise his discretion to adjourn the meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, or the Nasdaq Proposal (albeit that the Chairman may still exercise that discretion if he wishes). It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by Xynomic), the Incentive Plan Proposal, and the Nasdaq Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Information About Bison

General

Bison Capital Acquisition Corp. is a blank check company incorporated in the British Virgin Islands on October 7, 2016. We were formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities.

As of December 31, 2018, we had not yet commenced any operations or generated any revenues. All activity from inception to December 31, 2018, relates to our formation, the consummation of our IPO of 6,037,500 units, and the simultaneous sale of 432,062 private units in a private placement described below, and the identification and evaluation of prospective candidates for a business combination.

The registration statements for our IPO were declared effective on June 19, 2017. On June 23, 2017, we consummated the IPO of 5,250,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit, generating gross proceeds of $52,500,000.

Simultaneously with the closing of the IPO, we consummated the sale of 388,750 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to Bison Capital Holding Company Limited (“Bison Capital”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and their designees, generating gross proceeds of $3,887,500.

Following the closing of the IPO and the private placement on June 23, 2017, an amount of $53,812,500 ($10.25 per IPO Unit) from the net proceeds of the sale of the Units in the IPO and the Private Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3), and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account, as described below.

On June 28, 2017, in connection with the underwriters’ exercise of their over-allotment option in full, we consummated the sale of an additional 787,500 units at $10.00 per Unit, and the sale of an additional 43,312 Private Units at $10.00 per Unit, generating total gross proceeds of $8,308,125. A total of $8,071,875 of the net proceeds were deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $61,884,375.

Transaction costs amounted to $2,250,189 consisting of $1,811,250 of underwriting fees and $438,939 of other costs.

As of December 31, 2018, $122,615 of cash was held outside of the Trust Account and was available for working capital purposes. Interest earned on the Trust Account balance through December 31, 2018 available to be released to us for the payment of tax obligations amounted to $1,426,509. As of December 31, 2018, the Sponsor has loaned us an aggregate of $600,000. Our Sponsor has also committed to provide an additional $200,000 in loans to the Company. The Company has drawn down the entire $600,000 as of the date of this proxy statement/prospectus. The loans will become due upon the consummation of a business combination and carry no interest. $500,000 of the loans are evidenced by two promissory notes issued by us, which are convertible, in whole or in part, at the Sponsor’s discretion, upon the consummation of the Business Combination, into the private units, at a price of $10.00 per private unit. In connection with the Extension Meeting on March 21, 2019, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. As a result, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

On September 12, 2018, we entered into the Merger Agreement with Xynomic, Merger Sub, and Yinglin Mark Xu, solely in his capacity as the Stockholder Representative thereunder. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company. The Merger will become effective at such time on the Closing Date as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificate of merger (the “Effective Time”). The transactions contemplated in the Merger Agreement are referred as “Business Combination” in the accompanying proxy statement/prospectus. The closing of the Merger Agreement shall be upon the consummation of the Business Combination (the “Closing”).

Prior to the Closing, we will continue out of the British Virgin Islands and domesticate as a Delaware corporation and will no longer be considered a company incorporated in the British Virgin Islands.

At the Effective Time, each share of Xynomic common stock and preferred stock issued and outstanding prior to the Effective Time (excluding dissenting shares as defined in the Merger Agreement, if any) will be automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined below) and the Earnout Shares (as defined below), and each option to purchase Xynomic stock that is outstanding immediately prior to the Effective Time will be assumed by the Company and automatically converted into an option to purchase shares of common stock of the Company.

Prior to the Domestication, we are a foreign private issuer. Upon the Domestication, we will lose our foreign private issuer status and are seeking shareholder approval of the Business Combination at the Meeting at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.25 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). Among other closing conditions included in the Merger Agreement, we will proceed with the Business Combination only if we will have net tangible assets of at least $7,500,000 after giving effect to the Business Combination and the Business Combination is approved by an affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy of the Business Combination. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the ordinary shares sold in the IPO without our prior written consent.

Our Sponsor, officers and directors, and EarlyBirdCapital (including their designees, the “Initial Shareholders”) have agreed (a) to vote their Founder Shares, private shares, and any shares acquired in or after the IPO in favor of the Business Combination, (b) not to propose, or vote in favor of, prior to and unrelated to the Business Combination, an amendment to our Current Charter that would affect the substance or timing of our obligation to redeem all Public Shares if we cannot complete the Business Combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, unless we provide public shareholders an opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a business combination; and (d) that the Founder Shares and private units or the securities underlying the private units shall not participate in any liquidating distributions upon winding up if the Business Combination is not consummated.

If we are unable to complete the Business Combination before June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five (5) business days thereafter, redeem 100% of the outstanding Public Shares (including any public units in the IPO or any public units or shares that the Initial Shareholders or their affiliates purchased in the IPO or later acquired in the open market or in private transactions) which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and our board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of Bison, subject (in each case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law. In connection with the redemption of 100% of our outstanding Public Shares, each holder will receive a full pro rata portion of the amount then in the Trust Account plus any pro rata interest earned on the funds held in the Trust Account (net of any taxes payable).

The Initial Shareholders and EarlyBirdCapital have agreed to waive their redemption rights with respect to the Founder Shares and the shares underlying the private units (i) in connection with the Closing and (ii) if we fail to complete the Closing before June 24, 2019 or such earlier date as determined by Bison’s board of directors. The Initial Shareholders have agreed to waive their redemption rights with respect to any acquired Public Shares in connection with the consummation of the Business Combination. However, if our Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to redemption rights with respect to such Public Shares if we fail to complete the Closing before June 24, 2019 or such earlier date as determined by Bison’s board of directors. In the event of such redemption, it is possible that the per share value of the assets remaining available for redemption (including Trust Account assets) will be less than the $10.25 per unit.

The Sponsor has agreed that it will indemnify us to the extent necessary to ensure that the proceeds in the Trust Account are not reduced by the claims of prospective target businesses with which the Company has discussed entering into a transaction agreement, or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or prospective target business does not execute such a waiver. The Sponsor, however, may not be able to meet such obligation as we have not required the Sponsor to retain any assets to provide for its indemnification obligations, nor have we taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Moreover, the Sponsor will not be liable to our public shareholders if the Sponsor should fail to satisfy its obligations under this agreement and instead will only be liable to us. We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses, or other entities with which we have business execute agreements waiving any right, title, interest, or claim of any kind in or to monies held in the Trust Account. Therefore, the distribution from the Trust Account to each holder of ordinary shares may be less than $10.25 per unit.

Redemption Rights for Holders of Public Shares in connection with Extension Amendment Proposal and Trust Amendment Proposal

Given that the Extension Amendment Proposal and the Trust Amendment Proposal were approved at the Extension Meeting and shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such shareholders.

Public shareholders will be able to further redeem their public shares in connection with the expected shareholder vote to approve the proposed business combination with Xynomic, which shall be consummated by June 24, 2019 or such earlier date as determined by the board of directors of Bison.

The amount in the Trust Account, net of taxes payable, was approximately $10.49 per public share as of December 31, 2018 and was $10.54 per public share at the Extension Meeting on March 21, 2019. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they may hold in connection with the Closing. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Shareholder Vote

We are providing our public shareholders with redemption rights upon the Closing. Public shareholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such shareholders properly and timely demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Unlike many other blank check companies, our public shareholders are not required to affirmatively vote for or against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our Initial Shareholders have agreed to vote any Bison ordinary shares owned by them in favor of the Business Combination. In addition, our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they may hold in connection with the Closing. However, if the Company’s Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to redemption rights with respect to such Public Shares if the Company fails to complete the Closing by June 24, 2019 or such earlier date as determined by Bison’s board of directors. In the event of such redemption, it is possible that the per share value of the assets remaining available for redemption (including Trust Account assets) will be less than the $10.25 per unit.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Current Charter provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO without our prior written consent.

Employees

As of the date hereof, we have no employees except our four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Business Combination. The amount of time they will devote in any time period varies based on the stage of the Business Combination process we are in. We do not intend to have any full-time employees prior to the consummation of our Business Combination and we currently do not have any full-time employees.

Nasdaq Marketplace Rules and Home Country Practices

Prior to the Domestication and as long as we remain a foreign private issuer, we are permitted to follow home country practice in lieu of certain of Nasdaq’s corporate governance requirements that are applicable to U.S. companies listed on Nasdaq. We have certified to Nasdaq that our corporate governance practices are in compliance with, and are not prohibited by, British Virgin Islands law. The significant ways in which our corporate governance practices differ from those followed by U.S. companies listed on Nasdaq are that, for so long as we remain a foreign private issuer:

●	in lieu of obtaining shareholder approval prior to the issuance of securities (including adoption of any equity incentive plan or issuance of shares relating to a business combination), we may comply with provisions of British Virgin Islands law, which allow the board of directors to approve all share issuances, and
●	in lieu of holding regularly scheduled meetings of the board of directors at which only independent directors are present, we may decide not to hold such regularly scheduled meetings.

Prior to the Domestication and as long as we remain a foreign private issuer, we are not required to solicit proxies or provide proxy statement/prospectus to Nasdaq pursuant to Nasdaq corporate governance rules or British Virgin Islands law. Consistent with British Virgin Islands law as applicable to us under our current Charter, we will notify our shareholders of meetings no less than 10 days and no more than 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting.

Other than the home country practices described above, we are not aware of any significant ways in which our corporate governance practices differ from those followed by U.S. domestic companies under the Nasdaq rules.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Peixin Xu	47	President, Director, and Chairman of the Board
James Jiayuan Tong	45	Chief Executive Officer and Director
Peng Jin	43	Chief Operating Officer and Secretary
Fan Bu	35	Chief Financial Officer and Principal Accounting Officer
Charles Vincent Prizzi	44	Director and Chairman of the Compensation Committee
Thomas Folinsbee	51	Director
Richard Peidong Wu	54	Director and Chairman of the Audit Committee

Mr. Peixin Xu has been our President and Chairman of the Board since December 2016. Since March 2013, Mr. Xu has been the Founder, Managing Partner and Director of our Sponsor. He has been an Executive Director of Bison Finance Group Limited since November 21, 2017. Mr. Xu has been a Researcher at Peking University since 2007. He has over 18 years of experience in the information technology industry. He served as the Manager of New Product Department of North Star Group’s Commercial Section that he became a retailing business expert. In 2001, he started as an Angel Investor establishing and involved in several companies in multiple business areas. Mr. Xu is the Founder of Beijing RedBaby Information Technology Co., Ltd., and has served as its Chief Executive Officer, Director, and Chairman since June 2004. Mr. Xu served as a venture Partner of New Enterprise Associates from 2005 to June 2012. Mr. Xu has been a Non-Executive Director of Target Capital Management Limited from July 2016 to August 2018. He has been an Independent Director of Bona Film Group Limited from November 13, 2011, to April 2016. He has been a Director of Cinedigm Corp. since November 1, 2017. He served as a Director of AirMedia Group, Inc. from November 2011 to April 2016. He completed B.A. in Business Administration from the Tianjin University of Commerce in 1993.

We believe Mr. Xu is well-qualified to serve as a member of our board due to his in-depth knowledge and experience in the Chinese and global capital markets and his experience in the fields of securities and financial services for over 10 years.

Dr. James Jiayuan Tong has been our Chief Executive Officer and a director since December 2016. Since October 2015, Dr. Tong has served as a Partner of our Sponsor. Dr. Tong has served as a Venture Partner at Delta Capital, a venture capital and early growth investment firm, since September 2015. From December 2014 until September 2015, Dr. Tong worked as an advisor to Delta Capital. From 2010 to November 2014, he worked as Chief Financial Officer at Tianyin Pharmaceutical Co., Inc., a U.S. public company that manufactures and sells biopharmaceutical herbal medicines, branded generics, and other pharmaceuticals in Asia. From 2008 to 2010, Dr. Tong worked as Vice President in the investment banking department at Roth Capital, an investment banking firm headquartered in Newport Beach, CA. In 2007, Dr. Tong was a biotech equity research analyst for Rodman & Renshaw. In 2006, Dr. Tong was principal investigator at the Grass Foundation Laboratory at the Marine Biological Laboratory, Woods Hole, MA. From 2002 to 2005, Dr. Tong was a Postdoctoral Research Fellow at Center for Molecular Medicine and Mitochondrial Genetics at the University of California, Irvine focusing on Neurofibromatosis, cognitive disorders, and longevity research. Dr. Tong graduated from Peking University Healthcare Center with a Medical Degree in 1996 and from Stony Brook University and Cold Spring Harbor Laboratory with a Doctor of Philosophy degree majored in Neurobiology and Behavior in 2002.

We believe Dr. Tong is well-qualified to serve as a member of the board because of his experience in healthcare and medical industries, his knowledge of capital markets and investment management, and his experience in U.S. public companies.

Mr. Peng Jin has been our Chief Operating Officer since December 2016. Since August 2014, Mr. Jin has been a Managing Partner of our Sponsor. In addition, since July 2016, Mr. Jin has been a Non-Executive Director of Target Capital Management Limited. From August 2000 until December 2002, Mr. Jin worked at 21 Vianet (Nasdaq: VNET) as Vice President in charge of operations. From 2003 to 2008, Mr. Jin was a Partner at China eCapital, a boutique investment bank. During his stay at China eCapital, Mr. Jin led many fund raising, leveraged buyout, and cross-border M&A transactions in the Internet and consumer service industries. In 2008, Mr. Jin co-founded Keytone Ventures, a U.S. dollar venture capital fund focused on early-growth stage technology investment opportunities and served as a Partner there until May 2014. Mr. Jin holds a bachelor’s degree in Finance and Information Systems from New York University, Stern School of Business.

Mr. Fan Bu has been our Chief Financial Officer and Principal Accounting Officer since September 28, 2017. Since June 2017, Mr. Bu has severed as an audit director at Bison Capital Holding Company Limited, the Sponsor of the Company. During December 2013 to May 2017, Mr. Bu served as an audit manager at KPMG Huazhen LLP. From October 2010 to December 2013, Mr. Bu served as an auditor at KPMG China. Mr. Bu graduated from Shandong Economic University with a Bachelor’s Degree in International Trade in June 2007 and graduated from Ocean University of China with a Master’s Degree in Economics in June 2010. Mr. Bu is a certified public accountant in China (CICPA).

Mr. Charles Vincent Prizzi is one of our independent directors and Chairman of the Compensation Committee. Mr. Prizzi has been the Vice President for Development and Community Relations and a member of the senior administrative team at Cold Spring Harbor Laboratory, a world-renowned cancer and neuroscience research institution based in New York since February 2000. Mr. Prizzi has also served as one of Cold Spring Harbor’s liaisons to Accelerate Long Island, an organization composed of leading research institutions to strengthen Long Island’s regional biotechnology cluster since May 2012. Mr. Prizzi has also served on the charity boards of Save the Children – Long Island Chapter, the Cold Spring Harbor Education Foundation, the Long Island University Alumni Board, the Thomas Hartman Foundation for Parkinson’s Research, and the Don Monti Memorial Cancer Research Foundation. Mr. Prizzi received both his Master of Business Administration and Bachelor of Science from Long Island University, where he was honored with the Outstanding Alumni Award. He received the Special Humanitarian Award from the Sons of Italy in America Grand Lodge of New York in 2007 and the “40 Under 40” Award by Long Island Business News in 2013.

We believe Mr. Prizzi is well-qualified to serve as a member of our board due to his experience and success in research, science education, management and fund raising.

Mr. Thomas Folinsbee, CFA, is one of our independent directors. Mr. Folinsbee is Director of Corporate Development of 3SBio Inc.’s strategic investment division with a focus on sourcing business development opportunities in Canada, Australia, and Japan, including licensing, distribution, and M&A. Mr. Folinsbee joined 3SBio, a biotechnology company, in 2009 to manage 3SBio’s investor relations activities and was a member of the management group which delisted 3SBio from Nasdaq in May 2013 and relisted it on the Hong Kong Stock Exchange in June 2016. In addition, since 2011, Mr. Folinsbee has worked with the board of directors of Hisanaga Seisakusho Co. Ltd., a Japanese company, where he helped launch Hisanaga’s sales platform in India and designed a business intelligence system to support a corporate turnaround. Mr. Folinsbee has over 25 years of experience as a financial and securities professional. In 2001, Mr. Folinsbee established Optivest Systems Ltd., and developed proprietary research databases to support institutional investment strategies. In 2006, Mr. Folinsbee joined BNP Paribas’ Asian Execution Services desk where he helped institutional investors implement statistical arbitrage strategies and post-trade analytics. In 2008, he rejoined Macquarie Equities (Hong Kong) Limited in its Alternative Strategies Division where he packaged long-short trading strategies in collaboration with the equity research platform. Mr. Folinsbee had previously been at Macquarie from 1998 to 2001. Mr. Folinsbee graduated in 1990 from McGill University with a Bachelor of Commerce degree with concentrations in finance and international business (with distinction).

We believe that Mr. Folinsbee is well-qualified to serve as a member of our board due to his financial and investment experience and his experience in operating and sourcing business opportunities worldwide.

Mr. Richard Peidong Wu, is one of our independent directors and Chairman of the Audit Committee. Mr. Wu has been Chief Financial Officer of Airmedia Group Inc., a Nasdaq-listed outdoor media group (stock ticker: AMCN) with multiple operating units and more than 600 employees since May 2014. Mr. Wu is responsible for the accounting, finance, and operational decisions for Airmedia Group Inc. He has lead strategies, investment, budgeting, reporting, auditing, regulatory filing, and board meetings. Prior to joining Airmedia Group Inc., Mr. Wu served as the lead of legal and compliance at Nokia Siemens Networks (China) Limited, from April 2012 until April of 2014, where he oversaw the legal and compliance operations consisting of 12 legal entities and 20,000 employees. From January 2010 to March 2012, Mr. Wu served as a Senior Vice President and Chief Financial Officer for Vimicro International Corporation, (Nasdaq: VIMC) that designs, develops, and markets mixed-signal semiconductor products and system-level solutions. When at VIMC, Mr. Wu was responsible for finance, control, legal, and investor relations. From January 2000 to December 2009, Mr. Wu was President of Dragon Bay Capital, LLC, a China-focused financial advisory and management consulting firm specializing in IPO preparation, fund raise, M&A, restructuring, turnaround, pre-auditing, compliance, and corporate governance. From May 1996 to December 1999 Mr. Wu was a Senior Finance Management for Motorola, Inc. Mr. Wu received his MBA in Finance and Accounting from the University of Pennsylvania, the Wharton School, in May of 1995. He received his Master of Justice Administration from Indiana University in May 1994. He earned his Master of Law from China University of Political Science and Law in July 1987 and his Bachelor of Arts from Zhengzhou University in July 1985. Mr. Wu is also a licensed lawyer of China.

We believe Mr. Wu is well-qualified to serve as a member of our board and Chairman of the Audit Committee due to his experience and success as Chief Financial Officer for multiple Nasdaq listed companies, as well as his knowledge in finance and accounting.

Family Relationships

There is no family relationship among any of our officers or directors.

Shareholder Communications

Shareholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Bison Capital Acquisition Corp., 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the Closing. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Thomas Folinsbee, Charles Prizzi, and Richard Wu are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

See “Management after the Business Combination.”

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee (the “Audit Committee”). Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the Company has adopted to identify and manage risks. The Audit Committee addresses risks that fall within the committee’s area of responsibility. For example, the Audit Committee is responsible for overseeing the quality and objectivity of Bison’s financial statements and the independent audit thereof. The Audit Committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Committees of the Board of Directors

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Special Committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act as required by the rules of the Nasdaq, require that the audit committee and the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Since our IPO, we have an Audit Committee of the board of directors. Messrs. Richard Wu, Thomas Folinsbee, and Charles Prizzi serve as members of our Audit Committee. Mr. Richard Wu serves as chairman of the Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the Audit Committee all of whom must be independent. Messrs. Richard Wu, Thomas Folinsbee, and Charles Prizzi are independent.

Each member of the Audit Committee is financially literate and our board of directors has determined that Mr. Richard Wu qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory, or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Since our IPO, we have a Compensation Committee of the board of directors. The members of our Compensation Committee are Messrs. Richard Wu, Thomas Folinsbee, and Charles Prizzi. Mr. Prizzi serves as chairman of the Compensation Committee. We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation in executive session at which the Chief Executive Officer is not present;
●	reviewing and approving the compensation of all of our other executive officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;

●	approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for our executive officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement/prospectus; and
●	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

The Current Charter also provides that the Compensation Committee may, in its sole discretion, retain, or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation, and oversight of the work of any such adviser. Before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, however, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Special Committee (in connection with the Business Combination)

During May 2018, the Board of Directors formed a Special Committee of independent directors to evaluate and make recommendations to the Board of Directors with respect to the Business Combination of the Company. The members of the Special Committee are Messrs. Mr. Richard Wu, Mr. Thomas Folinsbee, and Mr. Charles Prizzi.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors (the “Nominating and Corporate Governance Committee”). The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing Nominating and Corporate Governance Committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Richard Wu, Thomas Folinsbee, and Charles Prizzi. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing Nominating and Corporate Governance Committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a Meeting of shareholders).

We have not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Our board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Richard Wu, Thomas Folinsbee, and Charles Prizzi, will expire at the first annual meeting. The term of office of the second class of directors, consisting of Mr. Peixin Xu and Dr. James Jiayuan Tong, will expire at the second annual meeting.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers, and employees in accordance with applicable federal securities laws.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10 percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the year ended December 31, 2017, there were no delinquent filers.

Limitation on Liability and Indemnification of Officers and Directors

Our Current Charter provides for, subject to certain limitations, the Company indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative, or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to our best interests and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the Current Charter, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction, or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his conduct was unlawful.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Current Charter. Our Current Charter also will permit us to purchase and maintain insurance on behalf of any officer or director who at the request of the Company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, regardless of whether the company has or would have had the power to indemnify the person against the liability as provided in the Current Charter. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement, or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

Until the earlier of the consummation of our Business Combination and our liquidation, we pay an affiliate of our Chairman a total of $5,000 per month for office space, utilities, and secretarial and administrative services. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Except as set forth above, no compensation was paid or will be paid to our executive officers, directors, or any of their respective affiliates, prior to or in connection with the consummation of our Business Combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on the Business Combination. Our independent directors review on a quarterly basis all payments that were made to our officers, directors, or our or their affiliates.

After the completion of our Business Combination, members of our management team who remain with us may be paid consulting, management, or other fees from the combined company. All such fees would be fully disclosed to shareholders, to the extent then known, in proxy solicitation materials furnished to our shareholders in connection with the Business Combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to our officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our Business Combination will be a determining factor in our decision to proceed with any potential Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

No plan-based awards or equity awards are granted by the end of fiscal year 2018.

Employment Agreements

We do not currently have any written employment agreements with any of our directors and officers except certain indemnification agreements with certain directors.

Retirement/Resignation Plans

We do not currently have any plans or arrangements in place regarding the payment to any of our executive officers following such person’s retirement or resignation.

Director Compensation

The Company pays its independent directors an annual retainer in an aggregate amount of $38,400 (to be prorated for a partial term), payable in arrears commencing on the first anniversary of the IPO and ending on the earlier of the Business Combination and the Company’s liquidation.

From inception to December 31, 2018, the Company has paid $38,400 in director’s fees. We reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Fees and Services

The following is a summary of fees paid or to be paid to Marcum LLP, or “Marcum”, for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the years ended December 31, 2018 and 2017 totaled $53,560 and $24,500 respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute concerning financial accounting and reporting standards. We paid Marcum $45,422 and $65,565 during the year ended December 31, 2018 and 2017, respectively.

Tax Fees. We did not pay Marcum for tax planning and tax advice for the years ended December 31, 2017 and 2016.

All Other Fees. We did not pay Marcum for other services for the years ended December 31, 2017 and 2016.

Pre-Approval Policy

Our Audit Committee was formed upon the consummation of our IPO. As a result, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our board of directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

BISON Management’s Discussion and Analysis of Financial
Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Bison included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Special Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy, and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

Bison Capital Acquisition Corp. (the “Company,” “we,” “our,” “us,” or “Bison”) are a blank check company incorporated in the British Virgin Islands on October 7, 2016, and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. We intend to effectuate a business combination using cash from the proceeds of our Initial Public Offering of (given the effect of the exercise of the over-allotment option in full by the underwriters) of 6,037,500 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit and the sale of 432,063 units (the “Private Units”) at a price of $10.00 per Unit that occurred simultaneously with the completion of our IPO, our capital stock, debt, or a combination of cash, stock and debt.

On September 12, 2018, we entered into the Merger Agreement with Xynomic Pharmaceuticals, Inc. (“Xynomic”), Bison Capital Merger Sub Inc. (the “Merger Sub”), and Yinglin Mark Xu, solely in his capacity as the Stockholder Representative thereunder. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company. The Merger will become effective at such time on the Closing Date as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificate of merger.

On February 11, 2019, the parties amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Exchange Act or rules and regulations thereunder.

On February 22, 2019, the parties amended the Merger Agreement to extend the Outside Date as defined in the Merger Agreement from March 23, 2019 to June 24, 2019 or such earlier date as determined by the board of directors of Bison taking effect on March 21, 2019.

On April 2, 2019, the parties further amended the Merger Agreement to adopt an amendment to the Proposed Amended and Restated Charter, namely Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc., the combined entity following the Merger, to clarify that its exclusive forum provision does not apply to actions arising under the Securities Act, the Exchange Act or rules and regulations thereunder.

Proposed Business Combination with Xynomic

During Bison’s search for a suitable target for a business combination, Bison had looked at several healthcare service businesses in China including Target 1 and Target 3. Bison learned about Xynomic in August 2017 when the Chairman and Chief Executive Officer of Xynomic, Yinglin Mark Xu, discussed Xynomic’s business plan with us. In late August 2017, we selected Xynomic as a potential target for a SPAC transaction.

Xynomic, is a U.S. emerging biopharmaceutical company founded by U.S.-China industry veterans and successful entrepreneurs. Xynomic focuses on in-licensing, developing and commercializing oncology drug candidates in U.S., Europe, and China. The founding executives worked at leading multinational biopharmaceutical companies (Schering, Eli Lilly, Merck, and Roche) in R&D roles. The founders also had successful entrepreneurial experiences including founding, building, and exiting successful U.S.-China biopharmaceutical companies. Xynomic aims to build a comprehensive clinical and pre-clinical stage oncology pipeline targeting cancers with high prevalence in U.S., Europe, and China. Xynomic leverages global resources, enabling the company to develop drugs in a cost and time-efficient manner. Xynomic is headquartered in Shanghai, China with major operations in the U.S. and certain major cities in China. For more information regarding the Merger Agreement, see section entitled “General Description of the Merger Agreement.”

Our Sponsor

Our sponsor, Bison Capital Holding Company Limited, founded in 2013 (the “Sponsor”), is an alternative investment company that invests in high growth opportunities in the media/entertainment, financial services, and healthcare industries. Its investment strategy focuses on identifying undervalued assets, bringing strategic resources and relationships to portfolio companies, and generating new growth opportunities to realize appreciation under improved growth and valuation metrics.

Extension of the Outside Date

The Company has filed a definitive proxy statement on March 4, 2019 in connection with a special shareholder meeting (the “Extension Meeting”), to be held on March 21, 2019, to seek shareholders’ approval to extend the date by which Bison must complete its initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the board of directors of the Company (the “Extension Amendment” and “Extension Amendment Proposal”) and to amend the trust agreement as a result of the proposed Extension (the “Trust Amendment” and “Trust Amendment Proposal”). For more details about this special shareholder meeting and the proposed extension, please see section entitled “Item 1. Description of Business-Recent Development.”

On March 3, 2019, Bison received a commitment from Xynomic that it has agreed to contribute to Bison as a loan $0.02 per month for each public share that is not redeemed by Bison’s shareholders (the “Contribution”) in connection with the Extension Amendment Proposal and the Trust Amendment Proposal. As a result, the redemption amount per share at the meeting for such business combination or Bison’s subsequent liquidation will be approximately $10.60 per share, in comparison to the current redemption amount of $10.54 per share in connection with the approval of Extension Amendment and Trust Amendment (assuming no public shares were redeemed in connection with the Extension Amendment Proposal and the Trust Amendment Proposal).

On March 21, 2019, Bison held a special meeting of stockholders. At the Extension Meeting, the Company’s stockholders approved the Extension Amendment Proposal and the Trust Amendment Proposal. In connection to the Extension Meeting, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. As a result, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2018 were organizational activities and those necessary to prepare for the Initial Public Offering and private placement and the identification and evaluation of prospective candidates for a Business Combination. Since the completion of our Initial Public Offering, we have not generated any operating revenues and will not generate such revenues until after the completion of our Business Combination. We will generate non-operating income in the form of interest income on cash and marketable securities held after the Initial Public Offering. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2018, we had a net income of $266,626, which consists of interest income on marketable securities held in the Trust Account of $1,121,740, offset by operating costs of $835,928 and unrealized losses on marketable securities held in the Trust Account of $19,186.

For the year ended December 31, 2017, we had a net loss of $41,260, which consists of operating costs of $365,215 and unrealized losses on marketable securities held in the Trust Account $17,269, offset by interest income on marketable securities held in the Trust Account of $341,224.

Liquidity and Capital Resources

On June 23, 2017, we consummated the initial public offering (the “Initial Public Offering”) of 5,250,000 units (the “Units”), at a price of $10.00 per Unit, generating gross proceeds of $52,500,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 388,750 private units (the “Private Units”), to our sponsor and EarlyBirdCapital, and their designees, generating gross proceeds of $3,887,500 (the “Private Placement”).

On June 28, 2017, the underwriters elected to fully exercise their over-allotment option to purchase 787,500 additional Units (the “Over-allotment Units”) at a purchase price of $10.00 per Unit, generating gross proceeds of $7,875,000. In addition, simultaneously with the sale of the Over-Allotment Units, we consummated the sale of an additional 43,312 private units (the “Over-Allotment Private Units”) at $10.00 per unit, generating gross proceeds of $433,125.

A total of $61,884,375 of the net proceeds from the Initial Public Offering and the Private Placement (including the sale of the Over-Allotment Units and the Over-Allotment Private Units) were deposited in the Trust Account. We incurred costs in the aggregate amount of $2,250,189 related to Initial Public Offering including $1,811,250 of underwriting fees and $438,939 of other costs.

As of December 31, 2018, we had $122,615 of cash held outside the Trust Account, available for working capital purposes. In addition, as of December 31, 2018, we had $164,893 of accounts payable and accrued expenses.

As of December 31, 2018, we had marketable securities held in the Trust Account of $63,310,884, consisting of U.S Treasury bills with a maturity of 180 days or less. Interest income earned on the balance in the Trust Account may be available to us to pay taxes. Through December 31, 2018, we did not withdraw any funds from the interest earned on the Trust Account. Given that shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account in the Extension Meeting, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

As of December 31, 2018, the sponsor loaned us an aggregate of $600,000 in order to finance transaction costs in connection with a Business Combination. As of December 31, 2018, the Sponsor has loaned us an aggregate of $600,000. Our Sponsor has also committed to provide an additional $200,000 in loans to the Company. The Company has drawn down the entire $600,000 as of the date of this prospectus. The loans will become due upon the consummation of a business combination and carry no interest. $500,000 of the loans are evidenced by two promissory notes issued by us, which are convertible, in whole or in part, at the Sponsor’s discretion, upon the consummation of the Business Combination, into the private units, at a price of $10.00 per private unit.

For the year ended December 31, 2018, cash used in operating activities amounted to $687,473. Net income of $266,626 was affected by interest earned on marketable securities held in the Trust Account of $1,121,740, which is not available to the Company except for the payment of its tax obligations, and an unrealized loss on marketable securities held in our Trust Account of $19,186. Changes in operating assets and liabilities provided $148,455 of cash for operating activities.

For the year ended December 31, 2017, cash used in operating activities amounted to $376,076, resulting primarily from a net loss of $41,260, interest earned on cash and marketable securities held in the Trust Account of $341,224 which is not available to the Company except for the payment of its tax obligations and an unrealized loss on marketable securities held in our Trust Account of $17,269. Changes in operating assets and liabilities used $10,861 of cash for operating activities.

We intend to use substantially all of the remaining net proceeds of the Initial Public Offering, including the remaining funds held in the Trust Account, to acquire Xynomic and to pay our expenses relating thereto, including a fee payable to EarlyBirdCapital for its services in connection with our Business Combination upon the consummation of such combination in an amount equal to 3% of the gross proceeds of the Initial Public Offering, or $1,940,869, which will be reduced by an amount equal to 2% of the dollar amount, or $1,293,913 of purchases of our ordinary shares by investors introduced to us by our Sponsor, officers, directors or their respective affiliates following announcement by us of the Business Combination, where such investors hold the purchased ordinary shares through the vote on such Business Combination and do not seek conversion of their shares in connection with such Business Combination; provided, however, that the fee will not be reduced by more than $500,000. In addition, the Company will pay EarlyBirdCapital for its services in connection with the finder’s agreement upon the consummation of a Business Combination. The cash fee will be equal to one percent (1.0%) of the Total Consideration (as defined in the Finder Agreement) deducting any finder fee, advisor fee or any other type of service fee or compensation that Target (as defined in the Finder Agreement) has paid or has agreed to pay to EarlyBirdCapital in connection with such Business Combination. The Company shall also reimburse EarlyBirdCapital for all out-of-pocket expenses incurred and such expenses shall not exceed $10,000 in the aggregate through the termination of the Finder Agreement unless otherwise consented to in writing by the Company in advance. To the extent that our capital stock is used in whole or in part as consideration to effect our Business Combination, the remaining proceeds held in the Trust Account, as well as any other net proceeds not expended, will be used as working capital to fund Xynomic’s operating expenses and capital expenditure requirements. Such working capital funds could be used in a variety of ways including continuing or expanding Xynomic’s operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

We have used the funds held outside the Trust Account primarily to identify and evaluate Xynomic’s business, perform business due diligence on Xynomic, travel to and from the offices, plants or similar locations of Xynomic or their representatives or owners, review corporate documents and material agreements of Xynomic, and structure, negotiate and complete a Business Combination. We also used our working capital to identify and evaluate other prospective targets’ businesses before we entered into the letter of intent with Xynomic.

Based upon (i) amounts held outside the Trust Account, (ii) interest earned on the Trust Account available to be released to the Company for that payment of tax obligations, (iii) loans that the Sponsor has provided to the Company and (iv) loans that the Sponsor has committed to provide to the Company, in each case as described herein, we believe we have sufficient funds to meet the expenditures required for operating our business through June 24, 2019 or such earlier date as determined by Bison’s board of directors, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated. However, if the amount of interest available to use from the Trust Account is minimal as a result of the current interest rate environment, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from members of our management team, but such members of our management team are not under any obligation to advance funds to, or invest in, us. In the event that the Business Combination does not close, we may use a portion of the offering proceeds held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of our Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of loans may be converted upon consummation of our Business Combination into additional Private Units at a price of $10.00 per unit. The terms of such loans by our initial shareholders, officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Off-balance Sheet Financing Arrangements

We have no obligations, assets, or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations, or long-term liabilities other than an agreement to pay our Sponsor a monthly fee of $5,000 for office space, utilities, and secretarial support provided to the Company. We began incurring these fees on June 23, 2017, and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has not identified any critical accounting policies.

Ordinary shares subject to possible redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Information About XYNOMIC

Overview

Xynomic is a clinical stage biopharmaceutical company that discovers and develops innovative small molecule drug candidates for the treatment of cancer in humans.

Xynomic’s lead drug candidate is abexinostat, an orally dosed, hydroxamic acid-based small molecule histone deacetylase (“HDAC”) inhibitor. In February 2017, Xynomic entered into a license agreement with Pharmacyclics LLC (“Pharmacyclics”), a subsidiary of AbbVie Inc. (“AbbVie”), for the worldwide exclusive rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Abexinostat is a pan HDAC inhibitor that inhibits HDACs 1, 2, 3, 6, and 10. HDAC enzymes can affect a number of cell functions, including the viability of cancer cells, by regulating the acetylation of both histone and non-histone substrates. Thus, HDACs have become a therapeutic target for various types of cancers. Prior to granting the license to Xynomic, Pharmacyclics and its partners evaluated abexinostat in 18 Phase 1/2 clinical trials for lymphoma and solid tumors. As a result of the license, Xynomic has obtained exclusive rights to use the data generated in the 18 previously completed clinical trials. The data from many of these trials have also been published by the investigators in scientific journals.

In December 2018, Xynomic entered into a license agreement with Boehringer Ingelheim for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses. XP-105 is an orally bioavailable mTORC1/2 kinase inhibitor, which inhibits both raptor-mammalian target of rapamycin (“mTOR”) complex 1 (known as mTORC1) and rictor-mTOR complex 2 (known as mTORC2). Prior to this license, Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”) had completed one Phase 1 clinical trial for solid tumors. As a result of the license, Xynomic has obtained exclusive rights to use all the data generated in this Phase 1 clinical trial.

On-Going Clinical Trials of Abexinostat

Since its in-licensing of abexinostat, Xynomic has started enrolling patients in clinical trials for three different indications: (1) in follicular lymphoma (“FL”), as a monotherapy, (2) in renal cell carcinoma (“RCC”), in combination with pazopanib, and (3) in multiple solid tumors, in combination with Keytruda®.

Abexinostat as a monotherapy in Follicular Lymphoma (XYN-601)

Xynomic is conducting a Phase 2 trial to test abexinostat as a single agent, in patients with relapsed or refractory (“R/R”) FL, the second most common form of lymphoma in the U.S. and Europe (Source: https://www.cancer.net/cancer-types/lymphoma-non-hodgkin/subtypes). Designed as a single arm trial, this trial will enroll approximately 120 patients in the U.S., Europe and China who have undergone at least three lines of therapy to test abexinostat as a fourth line monotherapy. Based on discussion of trial design with the FDA in a pre-IND meeting held on April 18, 2018, Xynomic believes the trial has potential to support accelerated approval in the U.S. For further detail, see below in the section entitled “— Abexinostat — Ongoing Clinical Studies.”

Abexinostat, in combination with Pazopanib, in Renal Cell Carcinoma (XYN-602)

Xynomic is investigating abexinostat, in combination with pazopanib, in a Phase 3 trial as the first-line or second-line treatment of RCC, head-to-head against pazopanib as a monotherapy. RCC is the most common type of kidney cancer in adults (Source: Robert J. Motzer, Sam Bhayani, et al. (2017) Kidney Cancer, Version 2.2017. Journal of the National Comprehensive Cancer Network. 2017; 15(6): 804-834). This trial will enroll approximately 390 patients globally with locally advanced or metastatic RCC and will be conducted in the U.S., six European countries, China, and South Korea. Based on discussion of trial design with the FDA prior to study initiation in an EOP2/Pre-Phase 3 Meeting held on March 16, 2018, Xynomic believes the trial has potential to support approval in the U.S. For further detail, see below in the section entitled “— Abexinostat — Ongoing Clinical Studies.”

Abexinostat, in combination with Keytruda®, in Multiple Solid Tumors (XYN-604)

The third study is a Phase 1b trial of abexinostat, in combination with Keytruda®, in patients with multiple solid tumors with prior progression on Keytruda® or other checkpoint inhibitor (“CPI”) treatments. In this trial, Xynomic will explore dose escalation/expansion of abexinostat in combination with Keytruda®. Xynomic plans to enroll approximately 42 patients in the U.S in this Phase 1b trial and expects to complete this trial in approximately 2 years. For further detail, see below in the section entitled “— Abexinostat — Ongoing Clinical Studies.”

Planned Clinical Trials with Abexinostat and XP-105

Planned Clinical Trials with Abexinostat. Xynomic plans to initiate the following four clinical trials of abexinostat in the next six months:

●	a Phase 1/2 clinical trial of abexinostat, in combination with Imbruvica®, in patients with diffuse large B-cell lymphoma (“DLBCL”) and MCL. This trial will enroll approximately 40 patients in the U.S.

●	a Phase 1/2 clinical trial of abexinostat, in combination with a marketed CDK4/6 inhibitor, in patients with certain subtypes of breast cancer. This trial will enroll approximately 50 patients in the U.S.

●	a Phase 2 clinical trial of abexinostat, as a single agent, in patients with R/R FL in China. This trial will enroll approximately 81 patients in China and is independent from the ongoing trial in the U.S., Europe and China. Designed as a single arm trial, Xynomic’s Phase 2 trial will enroll patients who have undergone at least two lines of therapy to test abexinostat as a third line monotherapy. Based on written communications Xynomic had with the Center of Drug Evaluation (the “CDE”) of the China National Medical Products Administration in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China.

●	a Phase 2 clinical trial of abexinostat, as a single agent, in patients with R/R DLBCL in China. This trial will enroll approximately 144 patients in China and is independent from the planned abexinostat/Imbruvica trial in the U.S. Designed as a single arm trial, Xynomic’s Phase 2 trial will enroll patients who have undergone at least two lines of therapy to test abexinostat as a third line monotherapy. Based on written communications Xynomic had with the CDE of the China National Medical Products Administration in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China.

Planned Clinical Trials with XP-105. Xynomic plans to initiate two clinical trials in late 2019. One will be a single arm Phase 2 trial, combining XP-105 with paclitaxel against breast cancer. This trial will be conducted primarily in China. The other will be a Phase 1b trial, combining XP-105 with Xynomic’s XP-102 (formerly known as BI 882370) against colorectal cancer. This trial will enroll approximately 40 patients in the U.S. and China.

Pre-Clinical Programs

In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective RAF inhibitor to which Xynomic obtained a worldwide exclusive license from BII, is the closest to clinical testing.

Figure 1 – Xynomic’s Pipeline

Preclinical
Phase 1
Phase 2
Phase 3
Ongoing Clinical Trials
Planned Clinical Trials
Pre-clinical
Abexinostat: HDAC inhibitor (licensor: Pharmacyclics/AbbVie)
Follicular Lymphoma (4L, US, EU & China)
Potentially Pivotal
Renal Cell Carcinoma (1L or 2L, with Novartis' Pazopanib)
Potentially Pivotal
Multiple Solid Tumors (with Merck's Keytruda)
Diffuse Large B-Cell & Mantel Cell Lymphoma (with Janssen's Imbruvica)
Breast Cancer (with a Marketed CDK4/6 Inhibitor)
Follicular Lymphoma (3L, China)
Potentially Pivotal
Diffuse Large B-Cell Lymphoma (3L, China)
Potentially Pivotal
XP-105 (BI 860585: mTORC1/2 inhibitor (licensor: Boehringer Ingelheim)
Breast Cancer (with paclitaxel)
Colorectal Cancer (with XP-102)
XP-102 (BI 882370): Pan-RAF inhibitor (licensor: Boehringer Ingelheim)
Colorectal Cancer
Melanoma

Xynomic has not completed any clinical trials since its inception. With respect to the pipeline programs referenced in the above figure, all of the completed clinical trials of abexinostat were conducted by or on behalf of either Pharmacyclics or Servier Laboratories and the one completed clinical trial of XP-105 was conducted by or on behalf of BII.

Business Strategy

Xynomic’s business strategy has been designed to enable Xynomic to achieve its mission of developing and commercializing innovative drug products in the field of oncology. The key tenets of its strategy include the following:

Build an oncology franchise to maximize value. Oncology is Xynomic’s therapeutic focus. According to data published by EvaluatePharma®, oncology was the top therapy area in the global pharmaceutical market with sales of $93.7 billion in 2016, or 11.7% of the market (Source:http://info.evaluategroup.com/rs/607-YGS-364/images/wp16.pdf). This number is projected to grow to $192.2 billion in 2022, highlighting the rapid growth in this market. The strong and sustainable growth of the oncology market is mainly driven by three factors:

●	cancer remains one of the leading causes of natural deaths worldwide;
●	there are a high degree of unmet medical needs in oncology; and
●	oncology drugs that have obtained regulatory approval have demonstrated commercial success for numerous pharma companies.

Capitalize on its expertise to develop a pipeline of small molecule, oral, targeted drug candidates. Xynomic’s core scientific team has many years of experience in research, development and manufacturing of small molecule, oral, targeted drug candidates against cancer and other diseases. This expertise as Xynomic’s core strength will continue to be leveraged as Xynomic expands its pipeline. According to a 2015 IMS study, targeted therapies make up approximately 87% of the late-phase oncology pipelines under development worldwide. Thus, Xynomic’s focus on targeted drug candidates aligns with this global trend in oncology treatments. Oral dosage represents another recent trend in oncology medication as oral dosage has been shown to significantly improve patient compliance and quality of life.

Strategically in-license global rights to late stage drug candidates. Xynomic’s lead drug candidate abexinostat was licensed from Pharmacyclics. Prior to Xynomic’s acquisition of the global exclusive license, Pharmacyclics had tested abexinostat on approximately 600 patients globally and had assembled a large amount of potentially valuable clinical data on safety and efficacy, which, subject to the outcome of further clinical trials, potentially could enable Xynomic to launch the product in the U.S., China, EU and other key markets. Xynomic’s ability to obtain global licenses on assets from multinational pharmaceutical companies such as AbbVie and BII is a result of its management’s extensive network within the global biopharmaceutical industry and deal making and deal execution expertise. Xynomic will continue to leverage this competitive advantage to access top-quality drug candidates for in-licensing and co-development opportunities, and potential future co-marketing partnerships.

Build a strong internal research and development team to enrich the pipeline. In addition to its in-licensing strategy, Xynomic has built a team of researchers with expertise in epigenetics and kinase inhibition, which could enable Xynomic to potentially discover new mechanisms of action (“MOA”), potentially design innovative molecules around these MOAs, and potentially move promising molecules to clinical testing.

Utilize global resources to lower cost and improve efficiency. With its presence in both the U.S. and China, Xynomic can potentially leverage high-quality, low-cost global resources to efficiently develop its pipeline. Xynomic keeps core competencies such as research, clinical development management and business development in house, while outsourcing commoditized activities such as small-molecule manufacturing and clinical study management to reputable vendors. This hybrid model potentially allows Xynomic to access efficient resources globally, manage investment in redundant infrastructure, and secure a more favorable return on investment. Xynomic has established a vigorous vendor selection process to ensure that it receives the highest quality and compliance level at a reasonable cost. For instance, abexinostat’s active pharmaceutical ingredient (“API”) and finished dosage formulation are manufactured in Europe, whereas its pivotal clinical trials are managed by top multinational CROs such as PPD Development, LP (“PPD”) and Parexel International (IRL) Ltd. (“Parexel”).

Capture potential lower research and development costs, better access to patient pool and growing market in China. In addition to their years of professional training and industry experience in the U.S., the Xynomic founders have significant personal and professional experiences in China, the second largest pharmaceutical market in the world. Building on this, Xynomic is well positioned to capitalize on China, both as a potential market for Xynomic’s oncology drugs and a location for lower research and development costs and better access to patient pools. Pursuant to recent regulatory reform in China, China’s drug approval process has been enhanced to make it more similar to those of other developed countries. This will further allow Xynomic to potentially leverage its resources in China to develop products for the U.S. and the rest of the world.

Market Opportunity

The American Cancer Society estimates that approximately 1,735,350 million new cancer cases will be diagnosed in the U.S. in 2018, and there will be approximately 609,640 cancer deaths. According to a report published by Allied Market Research, the global market for cancer therapeutics was valued at $81.2 billion in 2016 and is projected to reach $178.9 billion by 2023, at a CAGR of 11.9% from 2017-2023. This growth will be driven by factors such as development of novel cancer therapeutics and an increase in cancer awareness and availability of oncology drugs in developing markets. Specifically, the global market size for FL is expected to reach $4.1 billion by 2023, for RCC, $4.7 billion, for certain solid tumors treated by Keytruda®, $8.0 billion, for breast cancer, $20.0 billion and for DLBCL, $14.4 billion. According to a September 2018 report by WHO’s International Agency for Research on Cancer, among females, breast cancer is the most commonly diagnosed cancer, whereas colorectal cancer is the 2nd among females and the 3rd among males. According to IMS and iHealthcareanalyst, drugs treating breast cancers and rectal cancers are expected to generate annual revenue of approximately $25.4 billion by 2023.

Abexinostat

Abexinostat is an innovative, orally dosed, broad spectrum, hydroxamic acid-based small molecule HDAC inhibitor. Studies published in medical journals have documented promising anti-tumor activity in vitro and in vivo. Clinical development of abexinostat began in July 2005. It has been evaluated by Pharmacyclics and its partners in a total of 18 Phase 1/2 clinical trials for lymphoma and solid tumors. Pursuant to a February 2017 license agreement with Pharmacyclics, Xynomic has obtained the exclusive worldwide rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses. As a result of the license, Xynomic has obtained exclusive rights to use all the data generated in the previously completed clinical trials listed below in Figure 2. The data from many of these trials have also been published by the investigators in scientific journals.

Figure 2 – Summary of Completed Clinical Trials on Abexinostat

Based on the results from these early studies, Xynomic believes that abexinostat may offer a more active and potentially less toxic treatment option for cancer with a wider therapeutic index. When used in combination with other cancer therapeutics, abexinostat may also have synergistic anti-tumor activity in tumor cells.

Currently Xynomic is conducting three clinical trials of abexinostat: (1) as a single agent in patients with FL (XYN-601), (2) in combination with pazopanib in patients with RCC (XYN-602), and (3) in combination with Keytruda® in patients with multiple solid tumors (XYN-604).

Background of HDAC Inhibitors

Abexinostat is an oral inhibitor of HDAC enzymes, which are well-validated drug targets in various disease areas including cancer. These enzymes control several vital cellular processes, such as transcription, cell cycle progression, protein transport and degradation, and their activity is often dysregulated (namely, impaired), in cancer. Typically the major function of these enzymes is controlling gene expression, namely, whether genes are turned “on” or “off” via epigenetic mechanisms. In cancer, HDACs are often differentially expressed from normal cells, resulting in gene expression changes that favor a tumor’s ability to multiply, to avoid apoptosis (namely, programmed cell death) or to become resistant to chemotherapy. Treatment with HDAC inhibitors has been show to reverse these changes, resulting in cancer cell death in vitro (namely, in cultured cells) and tumor growth inhibition in vivo (namely, in animals) at non-toxic concentrations. The following diagram illustrates HDAC inhibitors’ mechanism of action.

Figure 3 – HDAC Inhibitors’ Mechanism of Action

Multiple inhibitors of HDACs have been approved by the U.S. FDA for treatment of hematologic malignancies. It is believed that HDAC inhibitors induce histone hyperacetylation and can cause cell death. The first drug in this class to gain approval from FDA was Vorinostat (Zolinza®, Merck), which is approved to treat cutaneous T-cell lymphoma (“CTCL”) in patients that have failed two previous therapies. Another HDAC inhibitor, Romidepsin (Istodax®, Celgene) is approved to treat CTCL and peripheral T-cell lymphoma (“PTCL”). Additionally, belinostat (Beleodaq®, Spectrum) was approved in 2014 for the treatment of patients with R/R T-cell lymphoma and panobinostat (Farydak®, Novartis) was approved in 2015 for the treatment of multiple myeloma.

In addition to overt anti-tumor activities described above, HDAC inhibitors are known to have the ability to reverse resistance to some cancer therapies such as vascular endothelial growth factor (“VEGF”) inhibitors and CPIs via epigenetic modification. Resistance to approved cancer therapies is a major problem in cancer treatment. Tumors can find ways to modify their genes to become resistant. One such process is called “epigenetics”, where genes are turned on and off, but the sequence of DNA is not altered. For certain cancers, a group of investigators at University of California San Francisco (“UCSF”) reported that adding an HDAC inhibitor to an approved cancer therapy can prevent or reverse such resistance. See “Information about Xynomic — Abexinostat — On Going Clinical Studies of Abexinostat — Abexinostat, in combination with Pazopanib, in Renal Cell Carcinoma (XYN-602) — Preliminary Results of Combining Abexinostat and Pazopanib in RCC. The underlying mechanism is complex and not fully understood, and it often varies depending on the cancer type. For example, when RCC and certain other solid tumors are treated with VEGF inhibitors such as pazopanib, resistance can be caused by, among other factors, hypoxia-driven, HDAC-mediated overexpression and post-translational stabilization of hypoxia-inducible factor (“HIF”)-1α. HDAC inhibitors can potentially downregulate HIF-1α and VEGF expression via epigenetic mechanism, thus recapturing response to pazopanib. When combined with CPIs, HDAC inhibitors have been shown to counteract the mechanisms of resistance to CPIs.

Key Findings of Prior Trials on Abexinostat

Unique Pharmacokinetic Profile.

In a Phase 1 trial sponsored by Servier (CL1-78454-001), abexinostat was rapidly absorbed following oral administration, and a maximal plasma concentration was achieved within 0.5 to 1 hour. The terminal elimination half-life, which is the time required for the body to eliminate half of the administered dose, was calculated to be approximately 4 hours. In other orally administered HDAC inhibitors, it takes similar or relatively longer time to achieve the maximal plasma concentration: about two hours for Vorinostat (Volinza®, Merck) and Panobinostat (Farydac®, Novartis) and about four hours for Chidamide (Epidaza®, Chipscreen). At the same time, the terminal elimination half-life was estimated to be approximately 37 hours for Panobinostat and approximately 17 hours for Chidamide, significantly longer than abexinostat’s approximately 4 hours of terminal elimination half-life (Vorinostat showed a shorter terminal elimination half-life of approximately 2 hours). Pharmacokinetic modeling suggested that optimal oral dosing schedule for abexinostat may be twice daily four hours apart. Based on these data, Xynomic plans to leverage pharmacokinetics profile of abexinostat, combined with its potential dosage regimen, and explore abexinostat’s potential as a less toxic treatment option for cancer.

CL1-78454-001 was an open-label, non-randomized, dose-escalation, Phase 1 portion of a Phase 1/2 study. The Phase 2 portion of this Phase 1/2 study is known as PCYC-1401. The primary objective of the Phase 1 was to assess safety and tolerability, and determine the recommended Phase 2 dose and optimal administration schedule of abexinostat in patients with R/R B-cell lymphoma or chronic lymphocytic leukemia (“CLL”). Secondary objectives included pharmacokinetics, pharmacodynamics, and tumor response. Between February 2010 and June 2011, oral abexinostat 30, 45, or 60 mg/m2 was administered twice daily on 35 patients with R/R Hodgkin’s Lymphoma (“HL”) or Non-Hodgkin Lymphoma (“NHL”) (including FL and DLBCL) and CLL. Two dose-limiting toxicities occurred at 60 mg/m2 twice daily in each of the three dosing schedules (one Grade 3 febrile neutropenia; five Grade 4 thrombocytopenia). Grade 3 or above adverse events (“AEs”) included thrombocytopenia (31% Grade 3, and 26% Grade 4), which was found reversible after stop dosing. Grade 3 or above AEs are generally serious adverse events (“SAEs”).

Preliminary Safety Data.

Safety of a drug candidate is measured in terms of the frequency and severity of the occurrences of AEs in a clinical study. The number of treatment-emergent adverse events (“TEAEs”), includes all events emerging during the treatment that were either absent before the treatment or worsen relative to the state before the treatment. TEAEs may or may not related to the study drug.

Depending on the severity of AEs, they are categorized into Grade 1 through 5. Grade 1 AEs are AEs with mild symptoms that do not need medical intervention. Grade 2 AEs are moderate AEs that require minimal, local or non-invasive intervention. Grade 3 AEs are severe or medically significant but not immediately life-threatening AEs either that require hospitalization or prolong existing hospitalization, or that are disabling, or that limit self care abilities. Grade 4 AEs are AEs that result in life-threatening consequences and involve urgent intervention. Grade 5 AEs are deaths related to adverse events.

Safety of a drug candidate is also characterized by occurrences of SAE (Serious Adverse Event), which is defined as any AE that results in death; is life-threatening; requires hospitalization or prolongation of existing hospitalization; results in permanent or significant disability/dysfunction; results in congenital anomaly/birth defect, or leads to other important medical events. Grade 3 and above AEs are generally SAEs.

Preliminary safety data from clinical trials PCYC-0403 and PCYC-1401 (measured in Grade 3 & 4 AE occurrence percentage among the trial subjects) are listed in the figure below.

PCYC-0403 was a Phase 1/2 multicenter, open-label, dose-escalation study of abexinostat sponsored by Pharmacyclics. The study enrolled 55 total patients, of which 25 patients with any lymphoma subtype participated in the Phase 1 portion of the study. The Phase 2 study included 16 patients with FL and 14 patients with MCL. Patients received abexinostat capsules orally twice daily (approximately 4–6 hours apart) at 30, 45, and 60 mg/m2. Two four-week dosing cycle schedules were used: 5 days per week for the first 3 weeks [Days 1–5, 8–12, 15–19]) and an alternative dosing schedule, 7 days every other week [Days 1–7, 15–21]). Treatment was continued until progressive disease or unacceptable toxicity. Serious AEs or SAEs were reported in 11 subjects (36.7%) overall, in 6 subjects with FL and in 5 subjects with MCL. The TEAEs, which include AEs related to the study drug as well as other AEs emerging during the treatment, were nausea (60%), fatigue (60%), diarrhea (50%), thrombocytopenia (47%), cough (43%), vomiting (33%), constipation (33%), anemia (26.70%), headache (27%), edema peripheral (23%), neutropenia (23%), sinusitis (23%), decreased appetite (23%) and dyspepsia (23%). Grade 3 and above AEs include thrombocytopenia (20%), neutropenia (13%), anemia (3%), arthralgia (7%), fatigue (17%) and diarrhea (3%).

PCYC-1401 was the Phase 2 portion of a Phase 1/2 study originally sponsored by Servier and later by Pharmacyclics. This Phase 2 study enrolled 100 patients with R/R NHL or CLL, including 18 FL patients, 17 DLBCL patients, 16 MCL patients, 18 T-CL patients, 15 MZL and other subtypes patients and 16 CLL/LL patients. Patients were given oral abexinostat at 80 mg twice a day four hours apart for 14 days of a 3-week cycle, and treatment was continued until progressive disease or unacceptable toxicity. TEAEs were reported in 98% of patients, which were thrombocytopenia (88%), diarrhea (47%), anemia (38%), nausea (36%), neutropenia (35%), asthenia (35%), decreased appetite (33%), vomiting (20%), constipation (14%), pyrexia (14%), fatigue (13%), muscle spasms (11%) and weight decreased (10%). It was reported that 88% patients experienced Grade 3 or above AEs, which were thrombocytopenia (80%), neutropenia (28%), anemia (22%), asthenia (6%), pneumonia (6%), hypokalemia (5%), febrile neutropenia (3%), abdominal pain (3%), diarrhea (3%) and renal failure chronic (3%).  There were 5 deaths in the study, but the investigators did not find any of them to be related to treatment.

Figure 4 – Grade 3 and 4 AE % of Abexinostat

in PCYC-0403 Phase 2 Study and PCYC-1401 Phase 2 Study

Types of Grade 3 and 4 AE		Grade 3 and 4 AE% in PCYC-0403	Grade 3 and 4 AE% in PCYC-1401
Hematological AE	Neutropenia	13	28
	Anemia	3	22
	Thrombocytopenia	20	80
GI AE	Diarrhea	3	3
	Vomiting	0	0
Other AE	Fatigue	17	0
	Arthralgia	7	0

Investigators in the PCYC-1401 Phase 2 study attributed the difference in the toxicity profiles of abexinostat between PCYC-0403 and PCYC-1401 to the differences in dosing schedules used. Abexinostat, when administered on a 2-weeks-on/1-week-off schedule in PCYC-1401, was associated with higher rates of grade 3 or over hematologic events. In contrast, the 1-week-on / 1-week-off schedule used in PCYC-0403 was associated with lower rates of high-grade hematologic toxicities.

Preliminary Efficacy Data. Preliminary efficacy of abexinostat were evaluated in the PCYC-1401 Phase 2 study and the PCYC-0403 Phase 2 study. The  primary endpoint of the PCYC-0403 Phase 2 study and the primary endpoint of the PCYC-1401 Phase 2 study were both objective response rate (“ORR”), which is the proportion of patients in whom a complete response or a partial response, as defined by standard disease-specific criteria for the applicable disease category, is observed. In both trials, patients with NHL (including FL) were evaluated for clinical response with the International Working Group Revised Response Criteria for Malignant Lymphoma. Under such response criteria, “complete response” is defined as complete disappearance of all detectable clinical evidence of disease and disease-related symptoms and “partial response” is defined as regression (i.e. reduction) of measurable disease and no new sites, which includes requirements such as at least a 50% decrease in sum of the product of the diameters of up to six of the largest dominant nodes or nodal masses.

Under the same response criteria, the PCYC-0403 Phase 2 trial showed 64% ORR in FL with a week-on-week-off dosing schedule (among 14 FL patients, 1 complete response (7%) and 8 partial responses (57%)). The PCYC-1401 Phase 2 trial showed a 56% ORR in FL with a 2-weeks-on-1-week-off dosing schedule (among 16 FL patients, 1 complete response (6%) and 8 partial responses (50%)). The PCYC-1401 Phase 2 study also showed 31% ORR in DLBCL (among 16 DLBCL patients, 1 complete response (6%) and 4 partial responses (25%)).

Ongoing Clinical Studies of Abexinostat

Xynomic is conducting three ongoing clinical trials and plans to start several additional trials in 2019. Xynomic pays for all the trials and supplies abexinostat free of charge. Janssen will supply Imbruvica to be used in the combination trial free of charge. The pazopanib supply agreement with Novartis is under negotiation. For all potentially pivotal trials, Xynomic retains qualified CROs such as PPD and Parexel to manage the operational details, including managing and interacting with hospitals and physicians. For non-pivotal trials, Xynomic manages the operational details and works directly with hospitals such as University of California at San Francisco and Memorial Sloan Kettering Cancer Center and the physicians.

Abexinostat as a monotherapy in FL (XYN-601)

FL is the second most common subtype of non-Hodgkin’s lymphoma. HDAC plays important roles in tumor initiation, promotion, and progression. It has been shown that HDACs are significantly over-expressed in the tumor cells of FL. As an HDAC inhibitor, Xynomic believes that abexinostat has the ability to remodel the chromatin, thus enabling certain silenced genes (tumor suppressor genes, such as p53, p21, Bak) to become re-activated while simultaneously silencing certain oncogenes (such as HER2, Raf-1, VEGF, Telomerase). In this process, normal cells are generally not being affected. For this reason, Xynomic is testing whether abexinostat could be a suitable therapeutic agent against FL by inhibiting the over-expression of HDACs in the tumor cells of FL.

In the PCYC-0403 Phase 2 study, a total of 30 patients were enrolled, 16 of which are patients with FL. The primary objective of this Phase 2 trial was ORR. Data from this trial involving showed durable complete and partial responses. Overall, ORR was 64% (9/14) for the 14 evaluable FL patients (or 56% (9/16) for intent-to-treat FL patients). These responses appear to be durable, with a 20.5 months median PFS. PFS, or progression free survival, means the time period from first study drug intake to tumor progression or death from any cause, as measured under the applicable response criteria, in this case, the International Working Group Revised Response Criteria for Malignant Lymphoma. Abexinostat was given orally twice daily at 45mg/m2 on a 4-week cycle for 7 days/week every other week, i.e. week-on-week-off.

The PCYC-1401 Phase 2 trial used 2-weeks-on-1-week-off dosing. In this study, 16 patients with FL showed an ORR of 56%, measured under the same response criteria as used in the PCYC-0403 Phase 2 trial. The overall observed safety profile of all patients in the PCYC 1401 Phase 2 trial (2-weeks-on-1-week-off dosing) was not as good as the week-on-week-off trial in PCYC-0403 Phase 2 study. See “Information about Xynomic — Abexinostat— Key Findings of Prior Trials on Abexinostat— Preliminary Safety Data.”

Based on the clinical results from the two independent studies described above, in July 2018, Xynomic started enrolling patients in a Phase 2 trial to test abexinostat as a fourth-line monotherapy of FL. Designed as a single arm trial, this trial will enroll approximately 120 patients in the U.S., Europe and China with R/R FL who have undergone at least three lines of therapy. Patients will receive 80 mg (4 × 20 mg tablets) abexinostat twice daily, orally, 4 hours apart for 7 days in a “one week on, one week off” schedule (on Days 1 to 7 and Days 15 to 21 of each 28-day cycle). Trial objectives include measurement of ORR, as the primary endpoint, DOR, PFS, OS, and incidence and severity of AEs and other safety parameters. Based on discussion of trial design with the FDA in a pre-IND meeting held on April 18, 2018, Xynomic believes the trial has potential to support accelerated approval in the U.S. This Phase 2 trial is being managed by PPD and is expected to be completed in approximately 3 years.

Abexinostat, in combination with Pazopanib, in Renal Cell Carcinoma (XYN-602)

Xynomic is also investigating the use of abexinostat, in combination with pazopanib, to treat patients with RCC, which is the most common type of kidney cancer in adults. While pazopanib and other VEGF-targeting agents have shown significant clinical activity in multiple tumor types, resistance to pazopanib almost universally results. A team of investigators at UCSF conducted a Phase 1b open-label trial of abexinostat in combination with pazopanib in heavily pre-treated patients with RCC. In the trial, this combination therapy resulted in 10.5 months of median DOR, or duration of response, in patients who experienced pazopanib-refractory RCC.

Pazopanib and Treatment Resistance. Pazopanib is a molecular targeted therapy for treating RCC, one of the standards of care currently available. Pazopanib belongs to a class of drugs known as VEGF tyrosine kinase inhibitor. It works by decreasing the blood supply to the cancer tumor to slow tumor growth. However, it is found that proangiogenic, VEGF-driven tumors adapt to the presence of angiogenesis inhibitors, thus functionally evading the therapeutic effect and leading to treatment resistance. Resistance to pazopanib after treatment is common.

HDAC Inhibitors’ Synergistic Effect and Potential to Reverse Treatment Resistance. It has been found that combining pazopanib and HDAC inhibitors could have synergistic effect in inhibiting activities of a variety of VEGF-driven tumors. The addition of HDAC inhibitors to pazopanib-resistant cancer cell lines in cell biology studies and mouse models also showed effect in reversing resistance. One of the implicated mechanisms is that the overexpression is driven by hypoxia and mediated by HDAC. HIF-1α, a potent proangiogenic factor, could directly regulate VEGF expression and perform post-translational stabilization function. As a result, HDAC inhibition significantly downregulates HIF-1α protein expression in hypoxic conditions.

Rationale for Combining Abexinostat with Pazopanib. It has been hypothesized that HDAC inhibitors could enhance pazopanib’s activities and reversing pazopanib’s treatment resistance. In addition, abexinostat is a pan-HDAC inhibitor with favorable pharmacokinetic profile and no drug-drug interactions are expected when abexinostat is combined with pazopanib because abexinostat and pazopanib have different metabolic pathways (pazopanib predominantly via CYP3A4 and abexinostat via glucuronidation). A combination of the general observation in HDAC inhibitors and certain properties demonstrated by abexinostat led to the initiation of a Phase 1b trial of abexinostat plus pazopanib in patients with advanced solid tumor malignancies, with an expansion cohort in RCC.

Preliminary Results of Combining Abexinostat and Pazopanib in RCC. The initial trial conducted by UCSF was designed as a Phase 1b, open-label, dose-escalation/expansion trial of abexinostat in combination with pazopanib. 51 patients with RCC were enrolled, including 30 with one or more lines of prior VEGF-targeting therapy. A key objective was to test the hypothesis that epigenetic modification with HDAC inhibition may provide the means to recapture response and reverse resistance to pazopanib in RCC and other solid tumor malignancies.

In this study, patient treatment responses and disease progressions were evaluated in accordance with the Response Evaluation Criteria in Solid Tumors, Version 1.1 (the “RECIST”). Under the RECIST guideline:

●	Complete Response, or CR, is defined as disappearance of all target lesions and any pathological lymph nodes (whether target or non-target) must have reduction in short axis to <10 mm.
●	Partial Response, or PR, means at least a 30% decrease in the sum of diameters of target lesions, taking as reference the baseline sum diameters.
●	Objective Response Rate, or ORR, is the proportion of patients with confirmed CR or confirmed PR.
●	Progressive Disease (PD), or disease progression, means at least a 20% increase in the sum of diameters of target lesions, taking as reference the smallest sum on study (this includes the baseline sum if that is the smallest on study) as well as an absolute increase of at least 5 mm or the appearance of one or more new lesions.
●	Stable Disease (SD), or disease stabilization, means neither sufficient shrinkage to qualify for PR nor sufficient increase to qualify for disease progression.
●	Objective Response means confirmed CR or confirmed PR.
●	Progression Free Survival, or PFS, is defined as the time from first study drug intake date to the earlier of the first date of radiological PD or death date (due to any reason)).
●	Overall Survival (OS) is defined as the time from the date of first study drug intake to the date of death (due to any reason)).
●	Duration of Response (DOR) is defined as the time from the first date of objective response to first date of radiological PD.

Of the 51 patients investigated, 43 had measurable diseases and were evaluable for response, five patients withdrew their consent for reasons other than progression before first tumor assessment, and three patients were removed as a result of dose-limiting toxicity in cycle one. Nine patients (21%) achieved objective tumor response: RCC (n = 6), thyroid cancer (n = 2), and mesothelioma (n = 1). Among the 10 patients who had experienced disease progression on prior pazopanib monotherapy, seven (70%) had tumor regressions while participating in the trial. Of 28 patients who were evaluable for response with prior progression on one or more VEGF-targeting therapies, 19 (68%) experienced tumor regressions on combination study treatment, including six patients (21%) with an objective tumor response. Patients had a median DOR of 9.1 months (range, 1.2 to ≥ 44 months) and clinical benefit rate, which is defined as the percentage of patients showed complete response and partial response plus stable disease over a six-month period over all patients was observed in 16 of 43 patients, or 37%. Overall, eight patients experienced disease stabilization or tumor response for >12 months, including five patients who remain on study treatment. The majority of patients with a response greater than six months had experienced disease progression on prior VEGF-targeting therapy. The figure below summarizes the ORR, clinical benefit rate, tumor regression rate (which is calculated as the percentage of patients whose tumors shrunk on treatments over all patients), and median DOR.

Figure 5 – Preliminary Efficacy Data of Abexinostat-Pazopanib Combination

against VEGFi-Refractory Solid Tumors

Source: Rahul Aggarwal et al., Journal of Clinical Oncology, April 10, 2017

The preliminary results from the trial conducted by the UCSF investigators demonstrated a 27% ORR in the heavily pre-treated patients with RCC, compared to the 10% ORR reported for pazopanib (as a monotherapy), in treating treatment naive RCC patients (i.e. patients who have never received RCC treatment before). Note that this comparison is not based on a head-to-head trial, therefore the data derived from these separate clinical studies may not be comparable and would not form a basis for claiming superiority of abexinostat in marketing.

Overall, 524 TEAEs were reported in 49 patients (96.1%). Fatigue was the most common AE reported (76.5% patients), followed by diarrhea (49% patients), anorexia (49% patients), and nausea (45.1% patients).

Grade 3 and above AEs were fatigue (16%), thrombocytopenia (16%), neutropenia (10%), anemia (10%), diarrhea (10%), and elevated AST/ALT (4%) and hypertension (2%). There were no episodes of febrile neutropenia or clinically significant bleeding. There were no treatment-related Grade 5 AEs. There were five deaths, all of which were attributed to disease progression.

Possible Mechanistic Explanation. Mechanistically speaking, the putative mechanism of action via epigenetically mediated downregulation of HIF-1α and VEGF expression is supported by pharmacodynamic analyses. Downregulation of plasma VEGF levels—a direct transcriptional target of HIF-1α—was significantly correlated with induction of peripheral blood mononuclear cells histone acetylation, a validated biomarker of HDAC inhibition. HDAC2 is the central HDAC enzyme that directly regulates VEGF expression via binding to its promoter; inhibition of HDAC2 suppresses VEGF expression and angiogenesis. The differential mechanism of cellular localization and function may explain why expression of HDAC2, and not HDAC6, was strongly associated with durable treatment responses in this Phase 1b trial.

Current Development Activities and Plan. In July 2018, Xynomic began enrolling patients in a Phase 3 trial to test abexinostat in combination with pazopanib as the first-line or second-line treatments of RCC, head-to-head against pazopanib as a monotherapy. Patients will receive pazopanib by mouth daily on Days 1 to 28 of each treatment cycle and will receive 80 mg of abexinostat or placebo by mouth twice daily (BID), 4 hours apart, on Days 1 to 4, 8 to 11, and 15 to 18 of every 28-day cycle. This Phase 3 trial, initiated on September 5, 2018, is designed as a global trial and will be conducted in the U.S., six European countries, China and South Korea. This trial will enroll approximately 390 patients globally with locally advanced or metastatic RCC. The trial objectives include measurements of PFS, as the primary endpoint, ORR, DOR and OS, and incidence and severity of AEs and other safety parameters. This Phase 3 trial is being managed by Parexel. The first patient was dosed on October 10, 2018 and Xynomic expects to complete this trial in approximately 4 years. Based on discussion of trial design with the FDA prior to study initiation in an EOP2/Pre-Phase 3 Meeting held on March 16, 2018, Xynomic believes the trial has potential to support approval in the U.S. In addition, Xynomic tentatively plans to submit a Fast Track Designation Request for RCC, based on previous clinical trial data, in Q1’2019.

Abexinostat, in combination with Keytruda®, in Multiple Solid Tumors (XYN-604)

Xynomic is also investigating abexinostat in combination with Keytruda®, a humanized antibody used in cancer immunotherapy, for the treatment of multiple solid tumors. Keytruda® is an IgG4 isotype antibody that blocks a protective mechanism of cancer cells, and allows the immune system to destroy those cancer cells.

Immunotherapy. Immunotherapy is a type of cancer treatment that boosts the body’s immune system function to fight cancer. It uses substances made by the body or in a laboratory to improve or restore immune system function. Immunotherapy may work by stopping or slowing the growth of cancer cells or stopping cancer from spreading to other parts of the body or helping the immune system work better at destroying cancer cells. Normally, the immune system is capable of recognizing and eliminating tumor cells; tumors, however, are sometimes able to evade the immune response through alteration of regulatory checkpoint pathways. One of these pathways is driven by programmed cell death protein 1, or PD-1, a receptor that is expressed on immune T-cells. The immune system responds to the cancer by blocking these pathways with specific antibodies called immune CPIs. Once the immune system is able to find and respond to the cancer, it can stop or slow cancer growth.

Rationale for Combining Abexinostat with Keytruda®. Keytruda® is a CPI, which blocks the PD-1 receptor signaling axis in patients with advanced solid tumors. Keytruda®, while effective, has significant limitations including low ORR (~20%) and drug resistance issues. Epigenetic modifying agents such as HDAC inhibitors have been reported to have the potential to counteract some of the mechanisms of resistance to CPI treatment. Among various changes observed in the microenvironment include up-regulation of PD-L1 expression, down-regulation of forehead box P3 regulatory T cells, induction of effector T cells expressing interferon-gamma, among other mechanisms.

Current Development Activities and Plan. On July 25, 2018, Xynomic initiated a Phase 1b clinical trial of abexinostat, in combination with Keytruda®, in patients with multiple solid tumors. In this Phase 1b trial, dose escalation/expansion of abexinostat in combination with Keytruda® will be explored in patients with prior progression on Keytruda® or other CPI treatments. In dose escalation, two dose levels of abexinostat will be evaluated in combination with Keytruda®. Following determination of the maximally tolerated and recommended Phase 2 dose of abexinostat, dose expansion will proceed in two parallel cohorts (n = 15 patients each): (A) patients with primary resistance to prior anti-PD-1/PD-L1 treatment, defined as disease progression within six months of starting prior CPI treatment without an objective response, and (B) patients with acquired resistance, defined as treatment duration on prior CPI treatment for greater than six months with evidence of clinical benefit (tumor regression or disease stabilization) with subsequent disease progression. Standardized review of scans obtained before and during prior treatment with CPI will be used to assign cohort. Enrollment in the two patient cohorts will proceed in parallel. Xynomic plans to enroll approximately 42 patients in the U.S.

Planned Clinical Trials of Abexinostat

In addition to the three ongoing clinical trials discussed above, Xynomic intends to initiate the following four clinical trials in the next six months.

Abexinostat, in combination with Imbruvica®, in R/R DLBCL and R/R MCL. Imbruvica® (ibrutinib) is an innovative Bruton's tyrosine kinase (“BTK”) inhibitor. When Imbruvica® is used in combination with abexinostat, pre-clinical data have demonstrated that dual targeting of BTK in the BCR pathway with Imbruvica® and inhibition of MyD88-driven NF-kB activation with a HDAC inhibitor results in synergistic anti-lymphoma activity in MyD88 mutated, ABC-subtype DLBCL, both in vitro and in vivo.

It is suggested that mechanistically, when Imbruvica® inhibits BTK in the BCR pathway, it leads to decreased NF-kB activation and, when the HDAC inhibitor inhibits STAT3, it leads to down-regulation of MyD88 expression, thereby decreasing TLR signaling and NF-kB activation, as illustrated in Figure 7 below.

Figure 6 – Illustration of Mechanism of Action of the BTKi-HDACi Combo

Source: Zhijian Liu et al., J Immunol 184: 244-54, 2010

Xynomic is planning to combine abexinostat with Imbruvica against R/R DLBCL and R/R MCL in a Phase 1/2 trial in partnership with Janssen and Memorial Sloan Kettering Cancer Center (“MSKCC”). This trial will enroll approximately 40 patients and is projected to be completed in approximately 2.5 years. The primary purposes of this trial are to determine dose limiting toxicities associated with this combination therapy, evaluate adverse and serious adverse drug reactions associated with this combination therapy, and obtain preliminary efficacy measures including ORR, DOR, PFS, and OS. Janssen is providing Imbruvica® as part of the collaboration, with Xynomic providing abexinostat and financial support for the trial. The trial will be conducted by investigators at MSKCC.

Abexinostat, in combination with a marketed cyclin-dependent kinase (“CDK”) 4/6 inhibitor, in certain subtypes of breast cancer. Xynomic is also planning to combine abexinostat with a marketed CDK4/6 inhibitor against certain subtypes of breast cancer (Phase 1/2). Studies of genes and pathways affected by HDAC inhibitor treatment suggest a deregulation of CDK inhibitors, leading to the hypothesis that combinational therapeutic treatment of HDAC inhibitors with inhibitors of specific CDK may represent a new therapeutic approach to the treatment of breast cancer. This Phase 1/2 trial, estimated to be completed in approximately 3 years, will enroll approximately 50 patients to explore potential clinical benefits for breast cancer of synergistic relationships between HDAC and CDK inhibitors.

Abexinostat as a monotherapy against R/R FL in China. Xynomic plans to conduct a clinical trial using abexinostat as a monotherapy against R/R FL in China. Xynomic will test abexinostat in China using a slightly different approach since very few FL patients in China have been through three or more lines of treatment. Instead of testing patients who have been through three or more lines of treatment, Xynomic will conduct a trial on patients in China who have been through two or more lines of treatment. This trial will enroll approximately 81 patients and patient enrollment is expected to be completed in approximately 1.5 years. Based on written communication Xynomic had with the CDE in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China. On December 21, 2018, Xynomic submitted investigational new drug application to the CDE. CDE will review this application within 60 business days and if Xynomic does not receive negative feedback from the CDE within such 60 business days, Xynomic can proceed to start this trial, per CDE guideline. In addition to and before the planned data analysis upon completion of this trial, upon collecting data from the first 37 patients, Xynomic will conduct an interim data analysis. Should the interim data demonstrate superior therapeutic effect over pre-determined benchmark, such analysis could potentially lead to an earlier submission of a New Drug Application to the CDE.

 Abexinostat as a monotherapy against R/R DLBCL in China. Xynomic plans to conduct a clinical trial using abexinostat as a monotherapy against R/R DLBCL in China. A Phase 2 trial conducted by Dr. Vincent Ribrag and others showed a 31% ORR when abexinostat was used as a single agent against DLBCL. Based on these data and the fact that DLBCL has a much higher prevalence in China than in the west, Xynomic decides to test abexinostat as a single agent against DLBCL in China. Xynomic plans to enroll approximately 144 patients who have been through two or more lines of treatment. This trial will have a single arm and will use ORR as the primary end point. Based on written communication Xynomic had with the CDE in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China. On December 21, 2018, Xynomic submitted investigational new drug application to the CDE. CDE will review the application within 60 business days and if Xynomic does not receive negative feedback from the CDE within such 60 business days, Xynomic can proceed to start this trial, per CDE guideline. In addition to and before the planned data analysis upon completion of this trial, upon collecting data from the first 85 patients, Xynomic will conduct an interim data analysis. Should the interim data demonstrate superior therapeutic effect over pre-determined benchmark, such analysis could potentially lead to an earlier submission of a New Drug Application to the CDE.

XP-105 and Development Strategies for XP-105

Background of mTOR Inhibitors

mTOR, or mammalian target of rapamycin, is a serine/threonine-specific protein kinase. mTOR acts as a “master regulator” of human protein synthesis by integrating a number of signaling pathways. It helps normal cells sense nutrients and control cell proliferation and metabolism. However, in many forms of cancer, mTOR also reprograms cells to aberrantly divide, invade and metastasize.

mTOR regulates cellular metabolism, growth, and proliferation by forming and signaling through two protein complexes, mTORC1 and mTORC2. The following figure illustrates different mTOR inhibitors’ mechanism of action.

Figure 7 – mTOR Inhibitors’ Mechanism of Action

Mechanism of action of mTOR inhibitors. Abbreviations: IRS-1, insulin receptor substrate 1; PI3K, phosphatidylinositol-3-kinase; AKT, protein kinase B; mTOR, mammalian target of rapamycin; PTEN, phosphatase and tensin homologue; S6K1, S6 kinase 1; 4E-BP1, eIF4E-binding protein 1.

The most established, first generation mTOR inhibitors are so-called “rapalogs” (rapamycin and its analogs), including temsirolimus (Torisel®, Pfizer) and everolimus (Afinitor®, Novartis), which have shown tumor responses and approved as treatments against certain tumor types. However, rapalogs only showed modest clinical activity against various tumors, which has been attributed to their partial inhibition of mTORC1 signaling, the lack of mTORC2 inhibition and/or rapid re-activation of pathway signaling (pAKT) via release of negative feedback.

The second generation of mTOR inhibitors inhibit both mTORC1 and PI3K. The PI3K and mTORC1 dual inhibitors inhibit both upstream and downstream of Protein kinase B (PKB) (also known as AKT), thus avoiding the negative feedback loops that occur with rapalogs. This class of inhibitors displays generally more potent apoptotic activity than rapalogs, but safety and toxicity might be a potential drawback as off-target effects might occur.

The third generation mTOR inhibitors, such as XP-105 (BI 860585), are those mTOR inhibitors that block the activities of both mTOR complexes (i.e. mTORC1 and mTORC2). In preclinical studies, these inhibitors displayed higher anti-proliferative and pro-apoptotic activity as well as more complete inhibition of mTORC1 outputs compared with rapalogs. The toxicity and safety is expected to be better than those of the 2nd generation of mTOR inhibitors. Compounds with dual inhibiting characteristics, such as XP-105, sapanisertib (codenamed INK128) and AZD-2014 have entered clinical trials as potential anti-tumor therapies.

Key Findings of Prior Trial

Phase 1 Clinical Trial of XP-105. In September 2013, BII initiated a Phase 1 trial on XP-105 (the “NCT01938846 Trial”), aiming to determine the maximum tolerated dose (“MTD”) of XP-105 as a single agent or combined with exemestane or paclitaxel in patients with advanced solid tumors. This study had three treatment arms, all in 28-day cycles. In Arm A, XP-105 was tested as a single-agent on 41 patients at dosing levels from 5 to 300 mg/day. In Arm B, XP-105 in combination with fixed-dose exemestane at 25 mg/day was tested on 25 patients at dosing levels from 40 to 220 mg/day. In Arm C, XP-105 in combination with paclitaxel at 60 or 80 mg/m2/week was tested on 24 patients at dosing levels from 80 to 160 mg/day. MTD was defined as the highest dose at which less than one out of six patients experience a dose-limiting toxicity (DLT) during cycle 1. Platelet-rich plasma was used as a surrogate tissue for target engagement; lysates were analyzed via ELISA. Treatment was continued unless progressive disease or unacceptable toxicity.

Preliminary Safety Data. Preliminary safety data from the NCT01938846 Trial (measured in Grade and AE occurrence percentage among the trial subjects) for each of the three arms is listed in the figures below.

Figure 8 – Arm A XP-105 as a Single Agent

Treatment Related AEs Summary (n = 41 patients)*

* No treatment related Grade 5 AE was reported in Arm A

Figure 9 – Arm B XP-105 in Combination with Exemestane

Treatment Related AEs Summary (n = 25 patients)*

*	No treatment related Grade 4 or 5 AEs were reported in Arm B.

Figure 10 – Arm C XP-105 in Combination with Paclitaxel

Treatment Related AEs Summary (n = 24 patients)

In Arm A, 5 patients (12.2%) had an AE leading to death, with none of the events considered related to the study treatment. 22 patients (53.7%) were reported with an SAE, the most frequent of which comprised malignant neoplasm progression (4 patients, 9.8%), central nervous system metastases (2 patients, 4.9%) and general physical health deterioration (2 patients, 4.9%). 13 patients (31.7%) were reported with AEs leading to treatment discontinuation. In Arm B, 4 patients (16.0%) had an AE leading to death, with none considered related to the study treatment. 10 patients (40.0%) were reported with an SAE, the most frequent of which comprised malignant neoplasm progression (2 patients, 8.0%). 9 patients (36.0%) were reported with AEs leading to treatment discontinuation. In Arm C, no patient had an AE leading to death. 13 patients (54.2%) were reported with an SAE, the most frequent of which comprised decreased appetite, dehydration and pulmonary embolism (each 2 patients, 8.3%). 13 patients (54.2%) were reported with AEs leading to treatment discontinuation.

In this Phase 1 study, MTD was determined to be 220 mg/day for XP-105 monotherapy. At MTD, AEs were mostly mild or moderate and reversible, and consistent with the mode of action of the compound. MTD was also determined for the combination with exemestane or with paclitaxel. Preliminary PK analysis showed a dose proportional PK profile up to 220 mg, with no food effect or drug interaction with exemestane or paclitaxel.

Preliminary Efficacy Data. In the NCT01938846 Trial, preliminary efficacy studies were conducted in varied tumor types with XP-105 as the single agent and in combination with other therapies in patients heavily pre-treated or progressing on rapalogs, using the Response Evaluation Criteria In Solid Tumors criteria, or RECIST, version 1.1. Complete or partial responses, as defined under the RECIST, were observed with the combinations in ER+ breast cancer (including a patient who progressed on mTORC1 inhibitor with IGF1-R mAb + exemestane), uterine carcinoma, and bladder cancer. In Arm A (X-105 as a single agent), disease control rate (i.e. the percentage of patients showed objective (complete or partial) response or disease stabilization) was 19.5% (no objective response, 8 stable diseases). In Arm B (X-105 combined with exemestane), disease control rate was 28.0% (4 partial responses, or 16.0%; 3 stable diseases, or 12.0%). In patients treated with XP-105 and paclitaxel (Arm C), objective response was reported for 5 patients (20.8%; 1 complete response and 4 partial responses); stable disease was reported for 9 patients (37.5%). In Arm C the median duration of objective response was 5.29 months (25th percentile 3.65 months, 75th percentile 9.30 months) and the median duration of disease control (objective response plus stable disease) was 7.46 months (25th percentile 7.10 months, 75th percentile 11.14 months).

Preliminary biomarker analysis (for target engagement) in platelet-rich plasma collected in the NCT01938846 Trial provided evidence that tolerable doses (i.e. 120-220 mg) of XP-105 may lead to inhibition of both mTORC1 and mTORC2 signaling. In the high dose group (120-220 mg) in Arm A, reduced pAKT/AKT and p4E-BP1/4E-BP1 ratios (up to ~50%) within 3 hours after dosing were observed and such reduced ratios lasted up to 24 hours; for the low dose group (5-80 mg), no strong trend for inhibition of pAKT and p4E-BP1 was observed. Patients in Arm B were given oral XP-105 combined with exemestane. Patients in Arm C were given oral XP-105 combined with paclitaxel. In both Arm B and C, a trend consistent with what was observed in Arm A for pAKT/AKT was observed in all analyzed dose groups; no similar trend for inhibition of p4E-BP1/4E-BP1 was observed.

XP-105 Development Strategies

XP-105 in Combination with Chemotherapy. Preclinical data generated by BII in tumor xenograft models showed that the combination of XP-105 with standard-of-care chemotherapeutic agents such as pegylated liposomal doxorubicin, paclitaxel, cisplatin, etoposide, topotecan and docetaxel could enhance tumor growth inhibition and induction of tumor regressions. In ovarian cancer, pre-clinical studies have shown that XP-105, together with pegylated liposomal doxorubicin, resulted in tumor regressions and prolongs growth control. Similarly, in small cell lung cancer, pre-clinical studies have shown that XP-105, combined with cisplatin/etoposide (first-line standard-of-care) or paclitaxel (second-line standard-of-care), resulted in tumor regressions.

In Arm C of the NCT01938846 Trial where patients were treated with XP-105 and paclitaxel, a chemotherapy agent, objective response was reported for 5 patients (20.8%; 1 complete response and 4 partial responses); disease control was reported for 14 patients (58.3%). The median duration of objective response was 5.29 months (25th percentile 3.65 months, 75th percentile 9.30 months) and the median duration of disease control was 7.46 months (25th percentile 7.10 months, 75th percentile 11.14 months).

Based on the pre-clinical studies and clinical trial data generated by BII, Xynomic plans to design and conduct a Phase 2 clinical trial of XP-105 in combination with paclitaxel to test the safety and efficacy of such combination in metastatic breast cancer patients. This trial will apply a dosage regimen based on the data from the NCT01938846 Trial.

XP-105 in Combination with Targeted Agents. Pre-clinical studies conducted by BII demonstrated the combination potential of XP-105 with novel agents targeting endocrine signaling, cell cycle, integrin signaling, growth factor receptor signaling and angiogenesis. Certain combinations have shown enhanced effect in vitro and/or tumor growth inhibition and induction of tumor regressions in vivo.  In a colorectal cancer model, pre-clinical studies have shown that XP-105, combined with XP-102 (formerly known as BI 882370), resulted in enhanced tumor growth control. In an HR+ breast cancer model, pre-clinical studies have shown that XP-105 together with letrozole (Aromatase inhibitor) or palbociclib (CDK4/6 inhibitor) resulted in tumor regressions and prolonged growth control. Similar pre-clinical studies have shown that XP-105, combined with BI 853520 (FAK inhibitor), resulted in enhanced tumor growth control in an ovarian cancer model.

Based on the pre-clinical data generated by BII, Xynomic plans to design and conduct a Phase 1b clinical trial to assess the efficacy, safety, and tolerability of combination of XP-105/ XP-102 (formerly known as BI 882370) in advanced cancer patients harboring BRAF V600E mutation. This study will enroll patients with metastatic colorectal cancer with BRAF V600E mutation. If the results demonstrate that such combination is feasible, Xynomic will further test the efficacy, safety, and tolerability of triplet regimen of XP-105/XP-102/cetuximab in this patient population.

Xynomic will actively seek additional therapeutic opportunities for XP-105 in areas with unmet medical needs.

Pre-Clinical Drug Candidates

Xynomic’s development pipeline also includes pre-clinical drug candidates: XP-102 (also known as BI 882370), XP-103 and XP-104.

XP-102 (BI 882370)

XP-102 is a selective RAF inhibitor that binds to the DFG-out (inactive) conformation of the BRAF kinase. It is an oral small molecule drug candidate that Xynomic is developing for the potential treatment of colorectal cancer, melanoma, and potentially other cancer types. Xynomic obtained patent ownership and worldwide exclusive licenses to XP-102 for all human and non-human diagnostic, prophylactic, and therapeutic uses, including therapeutic uses targeting hematological and solid tumors, from Boehringer Ingelheim.

Hyperactivation of the MAPK signaling pathway due to increased transducer expression (based on focal gene amplification) or higher intrinsic activity (due to gain-of-function point mutations, deletions, or chromosomal rearrangements) contributes to the pathogenesis of a wide range of solid tumors as well as hematologic malignancies. Nevertheless, marketed first generation BRAF inhibitors such as vemurafenib and dabrafenib often lead to progression of skin lesions. Furthermore, majority of patients treated with combination therapy of RAF-MEK inhibitors still develop secondary resistance over the course of a few months of treatment.

In contrast to dabrafenib, a marketed first generation BRAF inhibitor, X-ray crystallography has shown that XP-102 binds to the ATP binding site of the kinase positioned in the “DFG-out” conformation, enabling an aromatic T-stacking interaction that may contribute to the high cellular activity of XP-102. In addition, XP-102 was tested in multiple mouse models of BRAF-mutant colorectal cancer (“CRC”) and melanomas and at 25 mg/kg twice daily showed superior anti-tumor activity compared with vemurafenib, dabrafenib, or trametinib. In a drug resistance model, XP-102 in combination with trametinib resulted in more pronounced regressions, and resistance was not observed during five weeks of second-line therapy. In terms of preliminary safety data, a pilot study in rats (up to 60 mg/kg daily for two weeks) did not uncover significant toxicity in terms of clinical chemistry, hematology, pathology, and toxicogenomics. These pre-clinical data indicate the potential feasibility of developing novel compounds that provide an improved therapeutic window compared with first-generation BRAF inhibitors, resulting in more pronounced and long-lasting pathway suppression and thus improved anti-tumor activity.

XP-103

Internally discovered by Xynomic, XP-103 is a dual inhibitor of TRK and Fra-1 enzymes currently in lead optimization stage.

XP-104

Internally discovered by Xynomic, XP-104 is a RET inhibitor being investigated for use against multiple tumors, especially tumors that have developed resistance against other targeted therapies. Xynomic is in preparation to initiate animal studies.

Intellectual Property

Exclusive License Agreement with Pharmacyclics Relating to Abexinostat

On February 23, 2017, Xynomic entered into a license agreement with Pharmacyclics LLC (“Pharmacyclics”), a subsidiary of AbbVie Inc. (“AbbVie”). Under this license agreement, Xynomic obtained an exclusive worldwide license or sublicense under certain patents and know-how to exploit, make, import, use, sell, research, develop, commercialize, register, manufacture, and export abexinostat. This worldwide exclusive license covers all human and non-human diagnostic, prophylactic, and therapeutic uses of abexinostat, including therapeutic uses targeting hematological and solid tumors. Xynomic also obtained the right to grant sublicenses to its affiliates and other third parties subject to Pharmacyclics’ prior written consent. In connection with the license, Pharmacyclics also assigned to Xynomic certain of its clinical supply agreements, which obligates Xynomic to supply abexinostat to patients who are continuing on previously started trials. Pursuant to the license agreement with Pharmacyclics, Xynomic has obtained the full worldwide decisional power with respect to development of the licensed products, while Pharmacyclics agreed to wind up and close all clinical trials it sponsored prior to the effective time of the license agreement. Xynomic is obligated to use commercially reasonable efforts to develop, obtain and maintain regulatory approvals for, and commercialize at least one licensed product for use in the United States and certain other major market countries. Pharmacyclics initially obtained the intellectual property rights to abexinostat per an assignment agreement dated April 7, 2006 by and between Pharmacyclics and Celera Genomics, a business unit of Applera Corporation (the “Celera Assignment Agreement”). Xynomic agrees to meet obligations of Pharmacyclics under the Celera Assignment Agreement relating to the development, manufacture and commercialization of abexinostat (including reporting obligations) and prosecution, maintenance and enforcement of the Applera intellectual property covering abexinostat.

Under the terms of the agreement with Pharmacyclics, Xynomic made an upfront payment of $3,500,000 to Pharmacyclics, in two installments: (i) first an amount equal to $2,000,000 within 10 business days after the effective date, and (ii) second, an amount equal to $1,500,000 within 60 business days of the effective date. Xynomic may be required to make milestone payments of up to $14,000,000 to Pharmacyclics for the achievement of certain development and regulatory milestone events. In addition, Xynomic will pay Pharmacyclics royalties at a percentage rate in the high-teens on the net sales of the licensed products in the licensed territory (namely, worldwide) during each calendar year during the royalty term. The royalty term commences from the first commercial sale and lasts until the expiration of the last-to-expire Pharmacyclics patent covering the licensed product or the exploitation thereof, on a product-by-product and country-by-country basis. The abexinostat tosylate composition of matter patent is expected to expire on March 3, 2034 in the United States, Europe, China, and Japan.

The license agreement with Pharmacyclics will remain in effect until the expiration of the royalty term and may be early terminated by either party for the other party’s uncured material breach, bankruptcy, insolvency, or similar event. Pharmacyclics has the right to terminate the agreement if Xynomic challenges Pharmacyclics’ patents or fails its diligent obligations to develop or commercialize the licensed product pursuant to the license agreement with Pharmacyclics. In addition, Xynomic may terminate this agreement for convenience with advance written notice to Pharmacyclics. In the event this license agreement is terminated for any reason other than Pharmacyclics' material breach, Xynomic will be responsible for continuing, at its cost for up to six months, to conduct clinical studies it conducts at the termination and transfer the control of the clinical studies to Pharmacyclics. If such transfer is expressly prohibited by a regulatory authority, Xynomic will continue to conduct such clinical studies to completion, at Xynomic’s cost.

Exclusive License Agreement with BII Relating to XP-105 (BI 860585)

On December 20, 2018, Xynomic entered into a licensing agreement with Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). Pursuant to the agreement with BII, BII (i) granted Xynomic a worldwide, exclusive, royalty-bearing, and non-transferrable license to certain licensed patents and the related know-how controlled by BII or its affiliates to develop, manufacture, use and commercialize the compound known as BI 860585, a phase 2 ready mTORC1/2 inhibitor, and the products containing XP-105; and (ii) agreed to assign to Xynomic the licensed patents after BII receives certain milestone payment from Xynomic. The worldwide exclusive license covers the use of XP-105 in diagnosis, prevention or treatment of any and all diseases or conditions in human or animals. Xynomic is entitled to sublicense its rights to any of its affiliates or third parties upon prior notice to BII, except that sublicense to any third party with respect to the United States and China shall obtain prior written consent of BII (which shall not be unreasonably withheld). Under the agreement, BII retains an exclusive, cost-free, perpetual, worldwide, transferrable and sublicenseable (in multiple tiers) right to use the licensed patents and licensed know-how to the extent those are also necessary to exploit other compounds and products and not only specifically related to XP-105 and/or the licensed product.

Under the agreement, Xynomic is obligated to use commercially reasonable efforts to achieve or cause its sublicensees to achieve certain development milestones and to commercialize the licensed products. BII committed not to develop (not including pre-clinical research activities) or commercialize any chemical entities covered under the licensed patents for any oncology indications worldwide during the term of the agreement without prior written consent of Xynomic. In the event that Xynomic commences clinical trials or commercializes any product that modulates the same target (mTOR) as its primary mechanism of action and is developed for the same indication as XP-105 or licensed product under the agreement, BII shall be entitled to take certain actions with respect to amending the license it has granted to Xynomic under the agreement with BII.

Under the terms of the agreement with BII, Xynomic will make an upfront payment of $1,000,000 to BII. In addition, Xynomic may be required to make milestone payments up to $17,000,000 to BII for the achievement of certain development milestone events. Xynomic will pay to BII tiered royalties at percentage rates in high-teens up to 20%, subject to certain royalty reductions, on the global annual net sales of licensed products on a product-by-product and country-by-country basis during the royalty term. Royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the licensed patents, (ii) the expiration of regulatory exclusivity of the licensed product in such country in the indication, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country in the indication (provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of Xynomic’s confidentiality obligations). The composition-of-matter patent is expected to expire on August 6, 2031 in the United States and on January 25, 2031 in China, Japan, Germany, France, United and certain other European countries.

The agreement with BII will remain in effect until the expiration of the royalty term on a product-by-product and country-by-country basis and may be earlier terminated by either party for the other party’s uncured material breach. Xynomic has the right to terminate the agreement for convenience with prior written notice to BII. BII also has the right to terminate the agreement if Xynomic directly or indirectly challenges the validity of the licensed patents in the legal proceeding.

Exclusive License Agreement with BII Relating to BI 882370

On August 16, 2017, Xynomic entered into a patent assignment and licensing agreement with BII. Pursuant to the agreement with BII, BII (i) assigned to Xynomic its patents/patent applications covering XP-102, known as BI 882370, a 2nd-generation RAF inhibitor; and (ii) granted Xynomic a worldwide, exclusive, royalty-bearing, and non-transferable license to all know-how controlled by BII or its affiliates necessary for, or specifically related to, the discovery, development, manufacture, commercialization, or use of XP-102 and any family compound. The worldwide exclusive license covers the use of XP-102 in diagnosis, prevention, or treatment of any and all diseases or condition in human or animals. Xynomic is entitled to sublicense its rights to any of its affiliates upon prior notice to BII and to sublicense its rights to any third party in the United States and China with prior written consent of BII (which shall not be unreasonably withheld). Under the agreement, BII retains an exclusive, cost-free, perpetual, worldwide, transferrable and sublicenseable (in multiple tiers) right to use the assigned patents and assigned invention solely for BII’s and its affiliates’ internal pre-clinical research purposes.

Xynomic is obligated to use commercially reasonable efforts to achieve or cause its sublicensees to achieve certain pre-clinical and clinical development milestones and to commercialize the licensed products in the licensed field. In the event that Xynomic commences clinical trials or commercializes any product that modulates the same target (B-raf) as its primary mechanism of action and is developed for the same indication as the licensed product under the agreement, BII will be entitled to take certain actions with respect to amending the license it has granted to Xynomic under the agreement with BII.

Under the terms of the patent assignment and licensing agreement with BII, Xynomic made an upfront payment of $300,000 to BII. In addition, Xynomic may be required to make milestone payments up to $17,700,000 to BII for the achievement of certain development milestone events. Xynomic will pay to BII tiered royalties in the high-teens up to 20%, subject to certain royalty reductions, on net sales of licensed products on a product-by-product and country-by-country basis, during the royalty term. Royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the assigned patents and assigned invention, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations. The abexinostat tosylate composition of matter patent is expected to expire on March 3, 2034 in the United States, Europe, China, and Japan.

The patent assignment and licensing agreement with BII will remain in effect until the expiration of the royalty term on a product-by-product and country-by-country basis and may be earlier terminated by either party for the other party’s uncured material breach. Xynomic has the right to terminate the agreement for convenience with prior written notice to BII. BII also has the right to terminate the agreement if Xynomic directly or indirectly challenges the validity of the assigned patents in any legal proceeding.

Patents and Other Intellectual Property

Xynomic actively seeks to aggressively protect the proprietary technology that is important to its business, including pursuing patents that cover its product candidates and compositions, their methods of use, and the processes for their manufacture, as well as any other relevant inventions and improvements that are commercially important to the development of its business. Xynomic also relies on trade secrets and other know-how that may be important to the development of its business.

Xynomic’s patent portfolio is composed of issued patents and patent applications in the major territories, including the U.S., Europe, Brazil, Japan, China, Canada, India, and Australia, and includes patents and patent applications that Xynomic owns as well as licenses from other parties. These patents and patent applications cover various aspects of Xynomic’s product candidate pipeline.

For abexinostat, as of October 17, 2018, Xynomic has an exclusive license to 19 issued U.S. patents, three pending U.S. patent applications, 122 issued foreign patents, and 71 pending foreign patent applications. The Pharmacyclics license agreement related to abexinostat grants Xynomic exclusive, worldwide licenses under a portfolio of patents covering four broad areas: (1) directed to abexinostat, related compounds and processes for making compounds; pharmaceutical compositions and methods of treating diseases characterized by inhibition of hydroxamic acid-based small molecule histone deacetylase (“HDAC”) activities; (2) directed to salts, crystalline form of the salts and pharmaceutical compositions of abexinostat; methods of treating mammals in need of HDAC inhibition; (3) combination treatment of using HDAC inhibitors and other therapies; and (4) biomarkers for the identification of chemosensitivity. Two core families of patents covering abexinostat and crystalline form of abexinostat salts, respectively, have been granted in the U.S., China, Australia, Europe, Canada, Mexico, Japan, South Korea, New Zealand, Singapore, South Africa, Taiwan, Ukraine, India, and some other countries or areas. The duration of these patents is through 2024 (2025 in the U.S.) and 2034, respectively.

For XP-105, as of December 26, 2018, Xynomic has an exclusive license to 2 issued U.S. patents and 91 issued foreign patents. The BII license agreement related to XP-105 grants Xynomic exclusive, worldwide licenses under a portfolio of patents covering XP-105, related compounds and pharmaceutical compositions. The patents covering XP-105 (BI 860585) have been granted in the United States, China, Japan, Germany, France, United Kingdom and certain other European countries, and the duration of the patents are through January 25, 2031 (August 6, 2031 in the United States).

For XP-102, as of October 17, 2018, Xynomic owns 1 issued U.S. patent, 1 pending U.S. patent application, and 4 issued foreign patents. The BII license agreement related to XP-102 grants Xynomic exclusive, worldwide licenses under a portfolio of patents covering XP-102, related compounds and pharmaceutical compositions. The patents covering XP-102 (BI 882370) have been granted in the U.S., France, Germany, Japan, and the United Kingdom, and the duration of the patent is through 2032. In addition, a provisional patent application directed at the crystalline form of salt of XP-102 has been filed in the U.S., on the basis of which a U.S. non-provisional application and a Patent Cooperation Treaty (“PCT”) application will be filed by the end of 2018.

Xynomic has filed a basic compound patent application for XP-104 with China National Intellectual Property Administration, on the basis of which Xynomic plans to initiate a PCT application by September 2019. Xynomic has filed a basic compound patent application for XP-103 with China National Intellectual Property Administration, on the basis of which Xynomic plans to initiate a PCT application by December 2019.

Wherever possible, Xynomic seeks to protect its inventions by filing U.S. patents as well as foreign counterpart applications in select other countries. Because patent applications in the U.S. are maintained in secrecy for at least 18 months after the applications are filed, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, it cannot be certain that Xynomic were the first to make the inventions covered by each of its issued or pending patent applications, or that Xynomic were the first to file for protection of inventions set forth in such patent applications. Xynomic’s planned or potential products may be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of its products would require a license. Required licenses may not be available to Xynomic on commercially acceptable terms, if at all. If Xynomic does not obtain these licenses, it could encounter delays in product introductions while it attempts to design around the patents, or it could find that the development, manufacture, or sale of products requiring such licenses are not possible.

In addition to patent protection, Xynomic also relies on know-how, trade secrets, and the careful monitoring of proprietary information, all of which can be difficult to protect. Xynomic seeks to protect some of its proprietary technology and processes by entering into confidentiality agreements with its employees, consultants, and contractors. These agreements may be breached, Xynomic may not have adequate remedies for any breach and its trade secrets may otherwise become known or be independently discovered by competitors. To the extent that its employees or its consultants or contractors use intellectual property owned by others in their work for Xynomic, disputes may also arise as to the rights in related or resulting know-how and inventions.

Operations

Manufacturing and Supply: Xynomic does not own or operate, and currently has no plans to establish, any manufacturing facilities. It currently relies, and expects to continue to rely, on third parties for the manufacture of its drug candidates for pre-clinical and clinical testing, as well as for the commercial manufacture of any drugs that it may commercialize. To date, Xynomic has obtained API and drug substance for abexinostat for its clinical testing from one third-party manufacturer and drug product from another third party manufacturer. These supply agreements have standard terms and Xynomic is typically invoiced based on time and material used. For XP-102, Xynomic sources the API, drug substance, and drug product from the same third party manufacturer. Xynomic obtains its supplies from these manufacturers on a purchase order basis and has long-term supply arrangements in place. Xynomic does not currently have arrangements in place for redundant supply for API, drug substance, or drug product. For all of its drug candidates, it intends to identify and qualify additional manufacturers to provide API, drug substance, and drug product prior to submission of a new drug application to the Food and Drug Administration (“FDA”), a marketing authorization application or “MMA” to the European Medicines Agency, and similar applications to regulatory agencies in other territories.

All drug candidates in Xynomic’s current pipeline are compounds of low molecular weight, generally called small molecules. They can be manufactured in reliable and reproducible synthetic processes from readily available starting materials. The chemistry is amenable to scale-up and does not require unusual equipment in the manufacturing process. Xynomic plans to continue to develop drug candidates that can be produced cost-effectively at high quality contract manufacturing facilities.

Equipment: Xynomic’s equipment mainly consists of office equipment such as personal computers.

Safety and Risk Management: Xynomic’s research and development center adopts the highest standard of safety to protect its staff. As to outsourced research and development, manufacturing, and clinical trials, Xynomic only works with reputable and pre-qualified contract research organizations (“CROs”) and contract manufacture organizations (“CMOs”) to ensure the safety of all personnel involved. Furthermore, to manage uncertainty and potential risk in clinical trials, Xynomic has carried all the required insurance for clinical trials, in addition to customary general corporate liability insurance.

Competition

Xynomic’s industry is highly competitive and subject to rapid and significant technological change, with over 500 companies worldwide developing late-phase oncology drugs, according to a 2015 IMS study. Its potential competitors include large pharmaceutical and biotechnology companies and specialty pharmaceutical companies, academic institutions, government agencies, and research institutions. The market for oncology therapeutics is becoming increasingly competitive. Xynomic’s products, however, upon approval, will be focused, at least initially, on specific oncology indications with high unmet medical need. Key competitive factors affecting the commercial success of Xynomic’s product candidates are likely to be efficacy, safety and tolerability profile, reliability and durability of response, convenience of dosing, and price and reimbursement.

If abexinostat is approved to treat R/R FL, abexinostat will compete with approved therapies including Gilead’s Zydelig® (a PI3 inhibitor), Bayer’s Aliqopa™, and Roche’s Gazyva® (an antibody). If abexinostat is approved to treat R/R DLBCL, abexinostat will compete with Gilead’s Yescarta (a CAR-T therapy) and Novartis’ Kymriah® (a CAR-T therapy). If it is approved in first-line or second-line RCC, abexinostat, used in combination with pazopanib, will compete with Bristol-Myers Squibb’s Opdivo™/Yervoy® (a PD-1 inhibitor and a monoclonal antibody), Pfizer’s Sutent®, Novartis’ Afinitor® (a mTORC inhibitor), Roche’s Avastin® (a monoclonal antibody) in combination with interferon alfa, and Novartis’ Votrient® (generic name pazopanib, a VEGF inhibitor) as a single agent.

 If XP-105, combined with paclitaxel, is approved to treat breast cancer, it will compete with approved therapies including standard-of-care chemo therapies such as paclitaxel and targeted agents such as Novartis’ Afinitor® (a mTORC inhibitor) plus exemestane, Novartis’ Kisqali® (a CDK4/6 inhibitor), Roche’s Herceptin® (a monoclonal antibody), AstraZeneca’s Faslodex® (a selective estrogen receptor degrader), and Pfizer’s Ibrance® (a CDK4/6 inhibitor).

Xynomic will develop XP-102, in combination with a marketed MEK inhibitor, to treat CRC and melanoma, and if it is approved, it will compete with marketed combination RAF/MEK targeted therapy such as Daiichi-Sankyo and Roche’s Zelboraf® + Cotellic®, Novartis’ Tafinlar® + Mekinist®, and Array BioPharma’s Braftovi™ + Mektovi®.

Properties

Xynomic does not own any real estate. As of April 1, 2019, Xynomic has leased facilities for its Shanghai headquarters, regional offices, and research and development center, summarized in the table below. Xynomic believes that its existing facilities and other available properties will be sufficient for its needs for the foreseeable future.

Figure 11 – Leased Facilities

Site	Type of Facility	Size, Square Feet		Lease Expiration Date
Headquarters – Shanghai, China	Office	2,612		3/31/2022
Raleigh, North Carolina, USA	Office	438		8/31/2019
Research and Development Center, Shanghai, China	Lab/Office	5,597	(1)	7/26/2021
Beijing, China	Office	646		7/31/2019
Nanjing, China	Office	1,076		11/15/2020
Zhongshan, China	Office	108		4/30/2019

(1)	Consists of 3,983 square feet of lab and 1,614 square feet of office.

Executive Officers and Directors

The following table sets forth information regarding Xynomic’s current executive officers and directors as of April 2, 2019:

Name	Age	Position	Date When Appointment Started
Yinglin Mark Xu	47	Chairman, Chief Executive Officer, and President	August 2016
Wentao Jason Wu, PhD	51	Chief Operating Officer and Director	August 2016
Yong Cui, PhD	50	VP of Chemistry, Manufacturing, and Controls (CMC) and Director	August 2016
Ying Chasey Zhang	44	VP of Global Strategic Sourcing and Operations	April 2017
Tingzhi Qian	39	Director	June 2017
Niefang Yu, PhD	58	Part-Time Senior Manager in Charge of the R&D Center	May 2018
Bing Zhao, MD	45	VP of Clinical and Regulatory Affairs, Greater China	March 2018
Sophia Paspal, PhD	47	VP of Regulatory Affairs and Quality Assurance	January 2019
Jinwei Coco Kou	38	Interim Chief Accounting Officer	March 2019

Biography of Xynomic Pharmaceuticals, Inc.’s Scientific and Managerial Leadership Team

Mr. Y. Mark Xu is the co-Founder, Chairman, Chief Executive Officer and President of Xynomic Pharmaceuticals, Inc. From 2009-2016, Mr. Xu served as the Greater China General Manager of Trout Group, a leading global investor relations and strategic advisory firm servicing the life sciences industry. From 2005-2007, Mr. Xu co-founded Bridge Labs, which was later acquired by Pharmaron Holdings. From 2007-2009, Mr. Xu co-founded Pacific Biopharma Group, which merged with Pharmacyclics, Inc., structured as a strategic investment, in 2009. Through these two ventures, Mr. Xu helped generate significant return on investment for co-founders and investors. Prior to 2005, Mr. Xu held various positions in the U.S. at leading multinational corporations, including Berlex Laboratories (a Schering AG company), McKesson Corporation, Stanford Research Institute International, BAS, and UL. Mr. Xu holds a MBA from Stanford University, a MS in Chemistry from Purdue University and a BA in Chemistry (Magna Cum Laude) from Hanover College.

Dr. W. Jason Wu is the Chief Operating Officer and a director of Xynomic Pharmaceuticals, Inc. From 2009-2015, Dr. Wu served as a Senior Consultant for Humphris Industrials Group, a leading CRO company based in China and US servicing mainly the China pharmaceutical and biotech industries. From 2004-2009, Dr. Wu was the Head of Research & Development Center of American Oriental Bioengineering, a public company listed on NYSE. From 2002-2004, Dr. Wu worked as Business Development Director at Hutchison Medpharma, an early stage pharmaceutical development company based in Hong Kong and Shanghai. Prior to 2002, Dr. Wu held various positions in the U.S at leading multinational pharmaceutical companies including Eli Lilly and Merck. Dr. Wu holds a PhD from Purdue University and a MBA from Indiana University.

Dr. Yong Cui is the co-Founder and acts as Vice President of Chemistry, Manufacturing, and Controls (CMC) and a director of Xynomic Pharmaceuticals, Inc., through a consulting arrangement. From 2015-2016, Dr. Cui served as the Vice President of R&D of Qilu Pharmaceuticals, Inc. (Hainan, China). From 2013-2015, Dr. Cui worked as Director of Formulation Development of Hisun-Pfizer Pharmaceuticals, Inc. (Shanghai, China). From 2005-2013, Dr. Cui served as a Senior Scientist of Formulation Development at Genentech, Inc. (South San Francisco, US). From 2003-2005, Dr. Cui worked as a Scientist of Formulation Development at Vertex Pharmaceuticals, Inc. (Boston, US). Dr. Cui’s career covers both new chemical entities and generic products. He is the lead pharmaceutical scientist for two successful NDAs in the US. Dr. Cui’s research interests include late-stage drug product development and pharmaceutical material science. He has authored or co-authored 20 publications. Dr. Cui holds a PhD in Pharmaceutical Sciences from Ohio State University, and a MS and BA from China Pharmaceutical University.

Ms. Ying Chasey Zhang is the Vice President of Global Strategic Sourcing and Operations of Xynomic Pharmaceuticals, Inc. From 2013-2017, Ms. Zhang served as Global Director of Sourcing and Business Development at two local CROs in China. From 2008-2012, Ms. Zhang worked as the Asia Pacific Director of Sourcing and Business Development at Clearstone Central Laboratory (acquired by LabCorp), World Courier, and an international CRO in Singapore. From 2001-2007, Ms. Zhang held various positions of increasing responsibility at Bristol-Myers Squibb in the U.S. and Singapore. Prior to clinical research, Ms. Zhang worked as a pharmacist in a military hospital in China. Ms. Zhang received her MBA certification from Drexel University, Post MAB certification from Rutgers University focusing on pharmaceutical management and a BS in Pharmacy & Pharmacology from The Second Military Medical University of China. Additionally, Ms. Zhang achieved her CPIM (Production and Inventory Management) certification, a globally-recognized certification for supply chain management professionals.

Mr. Tingzhi Qian is a director of Xynomic Pharmaceuticals, Inc. He is also the CEO and Founding Partner of Prosperico Ventures, a private equity fund specialized in the healthcare and biopharmaceutical industries. Since the founding of Prosperico Ventures in 2014, Mr. Qin has led and completed more than 40 investments, including equity investment in Xynomic Pharmaceuticals, Inc. From 2008-2013, Mr. Qian served as Director of Global Investments & Strategies of Fosun Group and played a leading role in the leverage buyout of Alma Lasers (2013) as well as in the investment and restructuring of United Family Hospitals and Chindex (2010). From 2004 to 2008, Mr. Qian worked as a strategy consultant at Accenture and ADL in China, after serving in managerial functions at GSK Bio and Nestle in Europe. Mr. Qian holds a Master in Management from HEC Paris, a MS in Biochemical Engineering from Ecole Polytech Clermont-Ferrand and a BS in Genetics from Fudan University.

Dr. Niefang Yu is the Part-Time Senior Manager in Charge of the R&D Center of Xynomic Pharmaceutical, Inc. and is also a full professor at China’s Central South University (CSU), a position he has held since 2006. From 2009-2017, Dr Yu also served as Co-Director of Laboratory of Molecular Design and Drug Discovery cofounded by Hisun Pharm and CSU. Since 2006, Dr. Yu has been CSU’s Associate Dean of Materia Media and Director of Institute of Molecular Design and Drug Discovery. From 2002-2006, Dr. Yu was a Talented Scientist at Singapore’s S*BIO PTE LTD focusing on drug discovery in the field of oncology. Dr. Yu has authored or co-authored 30 articles and patents. Dr. Yu was also the Associate Chief Editor of Medicinal Chemistry, a text book for high education in China, in 2010 and 2016. He received a PhD in medicinal chemistry in 1995 from Faculté de Pharmacie de Lille, Univerisité de Lille II, France, a Master of Science degree from Sichuan Antibiotics Research Institute (a joint program with China Pharmaceutical University) in 1988, and a Bachelor of Arts degree from East China University of Science and Technology in 1982.

Dr. Bing Zhao is the Vice President of Clinical & Regulatory Affairs, Greater China of Xynomic Pharmaceuticals, Inc. From 2014-2017, Dr. Zhao served as the Vice-General Manager of Osmunda Group, a leading global clinical & regulatory CRO servicing the medical device industry. From 2013-2014, Dr. Zhao served as the Vice President of 3DMed Biology Technology Co., Ltd., a leader in precision cancer care. From 2008-2013, Dr. Zhao held various positions at Bristol-Myers Squibb, Rundo CRO Company, and H&J CRO International, Inc. Prior to 2008, Dr. Zhao was an oncologist at Cancer Hospital of Sha’anxi Province and The First Affiliated Hospital of Xi’an Jiaotong University. Dr. Zhao holds a Bachelor of Medical Sciences, MS and MD from Xi’an Jiaotong University.

Dr. Sophia Paspal is the Vice President, Regulatory Affairs and Quality Assurance of Xynomic Pharmaceuticals, Inc. From 2017 to January 2019, Dr. Paspal worked at Capricor Therapeutics, Inc. and Cellics Therapeutics, Inc., holding the same title. From 2015 to 2017 Dr. Paspal worked as the Director of Regulatory Affairs, Oncology, at Halozyme Therapeutics Inc. From 2014 to 2015 Dr. Paspal worked as Associate Director of Regulatory Affairs, Neurology, for Dart NeuroScience LLC. Prior to 2014, Dr. Paspal worked for companies such as Shire PLC, Allergan, Inc., and Pfizer in developing and implementing regulatory strategies and obtaining and maintaining regulatory approvals. Dr. Paspal holds Regulatory Affairs Certification (RAC) and Drug Development Certification from Temple University RA and QA Program. Dr. Paspal holds a Bachelor of Science in Chemistry and Ph.D. in Pharmaceutics from the University of Minnesota, Twin Cities in Minnesota.

Ms. Jinwei Coco Kou is the Interim Chief Accounting Officer, overseeing all accounting functions such as ledger accounts, financial statements, and cost control systems.  Ms. Kou has extensive experience in internal controls, multinational operations and corporate finance of high-tech companies. From 2017-2018, Ms. Kou was the Chief Financial Officer at Salion Food Condiment Company Limited, a company listed on Hong Kong Stock Exchange. From 2008-2016, she was a Managing Director at Marcum Bernstein & Pinchuk LLP (“Marcum Bernstein”). Prior to joining Marcum Bernstein, from 2005-2008, Ms. Kou worked for Deloitte Touche Tohmatsu. Ms. Kou is a CPA in both the U.S. and China. Ms. Kou holds a Bachelor’s and a Master’s degree in Economics, both from Peking University, majoring in Finance and Risk Management and Insurance, respectively. Ms. Kou obtained an Executive MBA degree jointly awarded by Columbia Business School, London Business School and Hong Kong University Business School.

Employees

As of March 28, 2019, there were 25 full-time and 10 part-time employees and consultants in Xynomic’s total staff headcount of 35. Among the full-time staff, ten are based in the U.S., one is based in Singapore, and the rest are based in China. Xynomic’s employees are not represented by labor unions or covered by collective bargaining agreements. Xynomic considers its relationship with its employees to be good. All Xynomic’s executive officers listed above other than Yinglin Mark Xu, Yong Cui, and Jinwei Coco Kou have entered into an employment agreement with Xynomic or its subsidiary. Xynomic will enter into a customary employment agreement with Yinglin Mark Xu prior to the Closing. Yong Cui provides services to Xynomic under a consulting agreement.

Employment Agreements

Xynomic has not entered into an employment agreement with its CEO Yinglin Mark Xu. Xynomic and Yinglin Mark Xu plan to enter into a customary employment agreement prior to the Closing.

Xynomic has entered into an employment agreement with Wentao Jason Wu, effective on January 1, 2019. Under the terms of the employment agreement, Dr. Wu is employed as the Chief Operating Officer of Xynomic, reporting to the Chief Executive Officer or such other person as Xynomic may designate. Dr. Wu will receive an annual salary of $160,008 and is eligible to receive an annual discretional bonus. Xynomic or Dr. Wu may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Wu will be entitled only to payment of his regular salary pro-rated through the termination date. Under the employment agreement, Dr. Wu will be subject to non-competition and non-solicitation restrictions during his employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Ying Zhang, effective on January 1, 2019. Under the terms of the employment agreement, Ms. Zhang is employed as the Vice President of Global Strategic Sourcing and Operations of Xynomic, reporting to Chief Operation Officer or such other person as Xynomic may designate. Ms. Zhang will receive an annual salary of $360,000 and is eligible to receive an annual discretional bonus targeted at 8.33% of her base salary. Xynomic or Ms. Zhang may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Ms. Zhang will be entitled only to payment of her regular salary pro-rated through the termination date. Under the employment agreement, Ms. Zhang will be subject to non-competition and non-solicitation restrictions during her employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Sophia Paspal, effective on January 16, 2019. Under the terms of the employment agreement, Dr. Paspal is employed as the Vice President of Regulatory Affairs and Quality Assurance of Xynomic, reporting to Chief Operation Officer or such other person as Xynomic may designate. She is responsible for such duties as Xynomic may from time-to-time assign. Dr. Paspal will receive an annual salary of $250,000, with a one-time signing on bonus of $25,000, subject to certain forfeitures as set forth in the employment agreement. During her employment, Dr. Paspal is eligible to receive an annual discretional bonus targeted at 20% of her base salary. Xynomic or Dr. Paspal may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Paspal will be entitled only to payment of her regular salary pro-rated through the termination date. Under the employment agreement, Dr. Paspal will be subject to non-competition and non-solicitation restrictions during her employment and for a period of twelve (12) months thereafter.

Dr. Niefang Yu is engaged by Xynomic Nanjing under the terms of a Cooperative Development Agreement for New Drugs, effective as of May 1, 2018. Under the terms of the agreement, Dr. Yu is employed on a part-time basis as a senior manager in charge of Xynomic’s research and development center located in Shanghai. Dr. Yu receives a monthly salary of RMB35,000. The agreement also provided for the future grant of an option to purchase shares of common stock from Xynomic, which has not yet been granted.

Xynomic Zhongshan has entered into a labor contract with Bing Zhao, effective on March 1, 2019. Under the terms of the labor contract, Bing Zhao is employed as the Vice President of Xynomic Zhongshan in charge of Greater China Clinical and Regulatory Affairs for a term of three (3) years. Dr. Zhao will receive a monthly salary of RMB30,000. Prior to the expiration of the term, Dr. Zhao may terminate the employment for convenience upon thirty (30) days’ prior written notice and Xynomic Zhongshan may terminate Dr. Zhao’s employment under certain circumstances, as provided in applicable PRC labor laws. Under a non-competition agreement dated March 1, 2019, Dr. Zhao is subject to non-competition and non-solicitation restrictions during his employment and for a period of twenty-four (24) months thereafter; provided that he will receive reasonable compensations for the post-employment non-competition and non-solicitation restrictions.

Each Named Executive Officer is also subject to general confidentiality obligations and obligations to assign proprietary property to Xynomic or a subsidiary of Xynomic in his or her respective confidentiality agreement, consulting agreement or employment agreement.

Pursuant to the Merger Agreement, certain officers of Xynomic will enter into a non-competition and non-solicitation agreement with the combined entity upon the Closing of the Business Combination, a form of which is attached hereto as Exhibit 10.11.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Xynomic. From time to time Xynomic may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Government Regulation and Product Approvals

Government authorities in the United States, at the federal, state, and local level, and in other countries and jurisdictions, including China and the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-marketing monitoring and reporting, and import and export of drug products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Failure to comply with the applicable regulatory requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the regulatory authority’s refusal to approve pending applications, withdrawal of an approval, clinical holds, untitled or warning letters, voluntary product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, disbarment, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any such administrative or judicial enforcement action could have a material adverse effect on us.

United States Regulation

FDA Approval Process

In the United States, the FDA regulates drugs under the FFDCA and implementing regulations. These laws and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-marketing monitoring and reporting, sampling, and import and export of drug products. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical holds, FDA refusals to approve pending regulatory applications, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

The process required by the FDA before a drug may be marketed in the United States generally includes the following:

●	completion of nonclinical laboratory tests, animal studies, and formulation studies according to GLP or other applicable regulations;

●	submission to the FDA of an investigational new drug application, or “IND,” which must become effective before human clinical trials may begin in the United States;

●	performance of adequate and well-controlled human clinical trials according to GCP to establish the safety and efficacy of the product candidate for its intended use;

●	submission to the FDA of an NDA for a new product;

●	satisfactory completion of an FDA inspection, if conducted, of the facility or facilities where the product candidate is manufactured to assess compliance with the FDA’s cGMP to assure that the facilities, methods, and controls are adequate to preserve the drug product candidate’s identity, strength, quality, purity, and potency;

●	potential FDA inspection of the nonclinical and clinical trial sites;

●	potential FDA inspection of clinical trial sponsors and vendors involved in the generation of the data in support of the NDA; and

●	FDA review and approval of the NDA.

Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product candidate or disease. A clinical hold may occur at any time during the life of an IND and may affect one or more specific trials or all trials conducted under the IND.

Nonclinical tests include laboratory evaluation of the product candidate’s chemistry, formulation, and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements, including GLP. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product candidate’s chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term nonclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational product to healthy volunteers or subjects under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCP, an international standard meant to protect the rights and health of subjects and to define the roles of clinical trial sponsors, administrators, and monitors; and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. subjects and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. The trial protocol and informed consent information for subjects in clinical trials must also be submitted to an ethics committee/IRB for approval. An ethics committee/IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the ethics committee/IRB’s requirements, or may impose other conditions. An IRB is responsible for protecting the rights of clinical trial subjects and considers, among other things, whether the risks to individuals participating in the clinical trial are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the clinical trial and the consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Each new clinical protocol and any amendments to the protocol must be submitted to the FDA for review, and to the IRBs for approval. Protocol detail, among other things, includes the objectives of the clinical trial, testing procedures, sublease selection and exclusion criteria, and the parameters to be used to monitor subject safety. The study sponsor may also suspend a clinical trial at any time on various grounds, including a determination that the subjects are being exposed to an unacceptable health risk.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap:

●	In Phase 1, the initial introduction of the product candidate is usually into healthy human subjects, and the product candidate is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness.

●	Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the product candidate for a particular indication, dosage tolerance, and optimal dosage, and to identify common adverse effects and safety risks.

●	If a product candidate demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of subjects, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the product candidate and to provide adequate information for the labeling of the product candidate. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the product candidate. A single Phase 3 trial may be sufficient in certain circumstances.

A drug candidate being studied in clinical trials may be made available for treatment of individual patients, in certain circumstances. Pursuant to the 21st Century Cures Act, or “Cures Act,” which was signed into law in December 2016, the manufacturer of an investigational product for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational product. In May 2018, the Right to Try Act was signed into law to establish a new pathway that does not require FDA approval for access to unapproved, investigational treatments for patients diagnosed with life-threatening diseases or conditions who have exhausted approved treatment options and who are unable to participate in a clinical trial.

During the development of a new product candidate, sponsors are given opportunities to meet with the FDA at certain points; specifically, prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trials that they believe will support the approval of the new product candidate.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing commercial quantities of the product candidate in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and the manufacturer must develop methods for testing the quality, purity, and potency of the product candidate. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its proposed shelf life. After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all nonclinical, clinical, and other testing and a compilation of data relating to the product candidate’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the applicant under an approved NDA is also subject to annual product and establishment user fees. These fees are typically increased annually. On August 3, 2017, Congress passed the FDA Reauthorization Act of 2017, which reauthorizes the various user fees to facilitate the FDA’s product review and oversight.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA must be resubmitted with the additional information and the resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review product candidates are reviewed within 10 months of the date the FDA files the NDA; most applications for priority review product candidates are reviewed within six months of the date the FDA files the NDA. Priority review can be applied to a product candidate that the FDA determines has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

Among other things, the FDA reviews an NDA to determine whether the product is safe and effective for its intended use and whether the product candidate is being manufactured in accordance with cGMP. The FDA may also refer applications for novel product candidates, or product candidates that present difficult questions of safety or efficacy, to an advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA may inspect the facility or the facilities at which the product candidate is manufactured. The FDA will not approve the product candidate unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. To assure GCP and cGMP compliance, an applicant must incur significant expenditures of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive. The FDA may disagree with Xynomic’s trial design or interpret data from nonclinical studies and clinical trials differently than Xynomic interprets the same data. If the agency decides not to approve the NDA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the application identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing the deficiencies identified in the letter, or withdraw the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug in the United States with specific prescribing information for specific indications.

Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific indications and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk evaluation and mitigation strategy, or “REMS,” or otherwise limit the scope of any approval. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or “ETASU.” ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for REMS can materially affect the potential market and profitability of the product. In addition, the FDA may require confirmatory post-marketing trials, sometimes referred to as “Phase 4” clinical trials, designed to further assess a product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

The FDA may withdraw a product approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product’s marketing or even complete withdrawal of the product from the market. Further, the failure to maintain compliance with regulatory requirements may result in administrative or judicial actions, such as fines, untitled or warning letters, holds on clinical trials, product seizures, product detention or refusal to permit the import or export of products, refusal to approve pending applications or supplements, restrictions on marketing or manufacturing, injunctions or consent decrees, or civil or criminal penalties, or may lead to voluntary product recalls.

Foreign Clinical Studies to Support an IND or NDA

The FDA will accept as support for an IND or NDA a well-designed, well-conducted, non-IND foreign clinical trial if it was conducted in accordance with GCP and the FDA is able to validate the data from the trial through an on-site inspection, if necessary. A sponsor or applicant who wishes to rely on a non-IND foreign clinical trial must submit supporting information to the FDA to demonstrate that the trial conformed to GCP.

Regulatory applications based solely on foreign clinical data meeting these criteria may be approved if the foreign data are applicable to the U.S. population and U.S. medical practice, the trials have been performed by clinical investigators of recognized competence, and the data may be considered valid without the need for an on-site inspection by FDA or, if FDA considers such an inspection to be necessary, FDA is able to validate the data through an on-site inspection or other appropriate means. Failure of an application to meet any of these criteria may result in the application not being approvable based on the foreign data alone.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. In addition, failure to submit required clinical trial registration and/or results information may result in FDA regulatory actions, including the issuance of a Notice of Noncompliance, civil money penalties, injunction, and/or criminal prosecution.

Expedited Development and Review Programs

The FDA has various programs, including Fast Track Designation, Priority Review Designation, Accelerated Approval Program and Breakthrough Therapy Designation, which are intended to expedite or simplify the process for reviewing product candidates. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will be lengthened. Generally, product candidates that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track Designation is a process designed to facilitate the development and expedite the review of product candidates to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority Review Designation is designed to give a product candidate that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness, an initial review within eight months as compared to a standard review time of within 10 months of the date the FDA files the NDA.

Although Fast Track Designation and Priority Review Designation do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track Designation product candidate and expedite review of the application for a Priority Review Designation product candidate.

In the Food and Drug Administration Safety and Innovation Act, or “FDASIA,” which was signed into law in July 2012, the U.S. Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of product candidates under the Accelerated Approval Program. The law required the FDA to issue related guidance and also promulgate confirming regulatory changes. In May 2014, the FDA published a final Guidance for Industry titled “Expedited Programs for Serious Conditions—Drugs and Biologics,” which provides guidance on the FDA programs that are intended to facilitate and expedite development and review of new product candidates as well as threshold criteria generally applicable to concluding that a product candidate is a candidate for these expedited development and review programs.

The FDA may grant accelerated approval to a product for a serious or life-threatening disease or condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. Products approved under the Accelerated Approval Program must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

In addition to the Fast Track Designation, Priority Review Designation, and Accelerated Approval Programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy Designation, established by FDASIA to subject a new category of product candidates to expedited approval. A sponsor may seek Breakthrough Therapy Designation of a product candidate if the product candidate is intended, alone or in combination with one or more other therapeutics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A request for Breakthrough Therapy Designation should be submitted concurrently with, or as an amendment to, an IND, but ideally no later than the end of Phase 2 meeting.

Accelerated Approval Program

Under the accelerated approval provisions of the FFDCA and the FDA’s implementing regulations, the FDA may grant accelerated approval to a product for a serious or life-threatening disease or condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. Products approved under the Accelerated Approval Program must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

The Accelerated Approval Program is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, while the effect on the surrogate endpoint occurs more rapidly. The FDA will not grant approval under the Accelerated Approval Program to products that meet standards for traditional approval.

The evidence to support the determination that an endpoint is reasonably likely to predict clinical benefit may include epidemiological, pathophysiological, therapeutic, pharmacologic, or other evidence developed using biomarkers, for example, or other scientific methods or tools. The FDA considers all relevant evidence and may consult external experts, as needed. Important factors for the agency’s consideration include the disease process and the relationship between the drug’s effect and the disease process.

As part of the Accelerated Approval Program, the FDA may require one or more confirmatory post-marketing trials to verify and describe the anticipated effect or clinical benefit of Xynomic’s products. Typically, clinical benefit is verified when post-marketing clinical trials show that the drug provides a clinically meaningful positive therapeutic effect, that is, an effect on how a patient feels, functions, or survives. The FDA may require that any confirmatory post-marketing trial be initiated or substantially underway prior to the submission of an application under the Accelerated Approval Program. And, if such confirmatory post-marketing trial fails to confirm the drug’s clinical profile or risks and benefits, the FDA may withdraw its approval of the drug. The FDA may also withdraw the approval if other evidence demonstrates that the product is not safe or effective. All promotional materials for product candidates approved under the Accelerated Approval Program are subject to prior review by the FDA. The FDA has issued labeling instructions specific to the program. For example, if a drug is approved based on a surrogate endpoint under the program, its labeling should include a succinct description of the limitations of usefulness of the drug and any uncertainty about anticipated clinical benefits. False or misleading promotional materials may also lead to expedited withdrawal of approval.

Patent Term Restoration and Marketing Exclusivity

After approval, owners of relevant drug patents may apply for up to a five-year patent extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The allowable patent term extension is calculated as half of the product’s testing phase—the time between IND and NDA submission—and all of the review phase—the time between NDA submission and approval, up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. In no event will the interim patent extensions be longer than the extension that would be obtained under the normal patent term extension provisions. The director of the U.S. Patent and Trademark Office must determine that approval of the product candidate covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a product candidate for which an NDA has not been submitted.

Market exclusivity provisions under the FFDCA also can delay the submission or the approval of certain applications. The FFDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A product candidate is a new chemical entity if the FDA has not previously approved any other new product candidate containing the same active moiety, which is the molecule or ion responsible for the action of the product candidate substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or “ANDA,” or a 505(b)(2) NDA submitted by another company for another version of such product candidate where the applicant does not own or have a legal right of reference to all the data required for approval. An application, however, may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FFDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing product candidate. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for product candidates containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. An applicant submitting a full NDA, however, would be required to conduct or obtain a right of reference to all of the nonclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Post-marketing Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may under some circumstances require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA under some circumstances has the power to prevent or limit further marketing of a product based on the results of these post marketing programs.

Xynomic’s drugs, pursuant to FDA approvals, are subject to continuing regulation by the FDA, including, among other things:

●	record-keeping requirements;

●	reporting of adverse experiences associated with the product;

●	providing the FDA with updated safety and efficacy information;

●	therapeutic sampling and distribution requirements;

●	notifying the FDA and gaining its approval of specified manufacturing or labeling changes;

●	registration and listing requirements; and

●	complying with FDA promotion and advertising requirements, which include, among other things, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved labeling, limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet.

Manufacturers, their subcontractors, and other entities involved in the manufacture and distribution of Xynomic’s drugs, if approved, are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP, including data integrity requirements, and other laws. The FDA periodically inspects manufacturing facilities to assess compliance with ongoing regulatory requirements, including cGMP, which impose extensive procedural, substantive, and record-keeping requirements upon Xynomic and third-party manufacturers engaged by it if its drugs are approved. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require FDA approval before being implemented. FDA regulations would also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon Xynomic and its third-party manufacturers. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizures of products, injunctive actions, or other civil penalties.

In addition, drug manufacturers in the United States must comply with applicable provisions of the Drug Supply Chain Security Act and provide and receive product tracing information, maintain appropriate licenses, ensure they only work with other properly licensed entities, and have procedures in place to identify and properly handle suspect and illegitimate products.

New Legislation and Regulations

From time to time, legislation is drafted, introduced, and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing, and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or interpreted by the agency in ways that may significantly affect Xynomic’s business and its drugs. It is impossible to predict whether further legislative changes will be enacted or whether FDA regulations, guidance, policies, or interpretations will be changed or what the effect of such changes, if any, may be.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, Xynomic’s activities are potentially subject to regulation by various federal, state, and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services, or “CMS,” other divisions of the U.S. Department of Health and Human Services (such as the Office of Inspector General and the Health Resources and Service Administration), the U.S. Department of Justice, or the “DOJ,” and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing, and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the privacy and security provisions of the HIPAA, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid, or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti- Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing, or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. There has also been some discussion of potential changes to the regulatory safe harbor involving discounts, but such proposals have not yet been released. Xynomic’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the PPACA, as amended by the Health Care and Education Reconciliation Act of 2010, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the PPACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal FCA (discussed below).

The federal false claims and civil monetary penalty laws, including the FCA, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations, or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing, or covering up by trick, scheme, or device, a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. Like the Anti-Kickback Statute, the PPACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar, and typically more prohibitive, fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that its drugs may in the future be sold in a foreign country, Xynomic may be subject to similar foreign laws.

Xynomic may be subject to data privacy and security regulations by both the federal government and the states in which it conducts its business. HIPAA, as amended by the HITECH and its implementing regulations, imposes requirements relating to the privacy, security, and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors, or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts.

Xynomic expects that its drugs, if approved, may be eligible for coverage under Medicare, the federal health care program that provides health care benefits to the aged and disabled and that, in part, covers certain pharmaceutical products that are medically necessary to treat a beneficiary’s health condition. In addition, Xynomic’s drugs, if approved, may be covered and reimbursed under other government programs, such as Medicaid, and subject to certain pricing requirements, such as under the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program. As part of the requirements to participate in these government programs, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average manufacturer price, or “AMP,” and best price.

Additionally, the federal Physician Payments Sunshine Act, or the “Sunshine Act,” within the PPACA, and its implementing regulations, require that certain manufacturers of drugs, devices, and biological and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

In order to distribute products commercially, Xynomic must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of Xynomic’s activities are potentially subject to federal and state consumer protection and unfair competition laws.

Ensuring business arrangements with third parties to comply with applicable healthcare laws and regulations is a costly endeavor. If Xynomic’s operations are found to be in violation of any of the federal and state healthcare laws described above or any other current or future governmental regulations that apply to it, Xynomic may be subject to penalties, including without limitation, civil, criminal, and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, refusal to allow Xynomic to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting obligations and oversight if Xynomic becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of Xynomic’s operations, any of which could adversely affect Xynomic’s ability to operate its business and its results of operations.

Coverage, Pricing, and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of Xynomic’s drugs, if approved. In the United States and in foreign markets, sales of Xynomic’s drugs, if and when it receives regulatory approval for commercial sale, will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers, and other organizations. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance.

Xynomic’s ability to commercialize its drugs successfully also will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which therapeutics they will pay for and establish reimbursement levels. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:

●	a covered benefit under its health plan;

●	safe, effective, and medically necessary;

●	appropriate for the specific patient;

●	cost-effective; and

●	neither experimental nor investigational.

Xynomic cannot be sure that reimbursement will be available for its drugs and, if coverage and reimbursement are available, what the level of reimbursement will be. Coverage may also be more limited than the indications for which the product is approved by the FDA or comparable foreign regulatory authorities. Reimbursement may impact the demand for, or the price of, its drugs, if approved.

Third-party payors are increasingly challenging the price, examining the medical necessity, and reviewing the cost-effectiveness of medical products, therapies, and services, in addition to questioning their safety and efficacy. Obtaining reimbursement for Xynomic’s drugs may be particularly difficult because of the higher prices often associated with branded drugs and drugs administered under the supervision of a physician. Xynomic may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its drugs, in addition to the costs required to obtain FDA approvals. Its drugs may not be considered medically necessary or cost-effective. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require Xynomic to provide to each payor supporting scientific, clinical, and cost effectiveness data for the use of its drugs on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable Xynomic to maintain price levels sufficient to realize an appropriate return on Xynomic’s investment in product development. In addition, prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. It is difficult to predict how Medicare coverage and reimbursement policies will be applied to Xynomic’s drugs in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. If reimbursement is not available or is available only at limited levels, Xynomic may not be able to successfully commercialize its drugs.

Different pricing and reimbursement schemes exist in other countries. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross- border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of Xynomic’s drugs, if approved, for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care, the increasing influence of health maintenance organizations, and additional legislative changes in the United States has increased, and Xynomic expects will continue to increase, the pressure on healthcare pricing. The downward pressure on the rise in healthcare costs in general, particularly prescription medicines, medical devices and surgical procedures and other treatments, has become very intense. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Xynomic receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality, and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the PPACA has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the PPACA provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

●	an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of AMP;

●	a new Medicare Part D coverage gap discount program, in which manufacturers must currently agree to offer 50%, which will change to 70% starting in 2019 due to subsequent legislation, point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

●	an extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

●	an expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

●	an expansion of the entities eligible for discounts under the 340B Drug Discount Program;

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

●	an expansion of healthcare fraud and abuse laws, including the FCA and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

●	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

●	requirements to report certain financial arrangements with physicians and teaching hospitals;

●	a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians;

●	the establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending, that began on January 1, 2011; and

●	a licensure framework for follow on biologic products.

There have been legal and judicial, Congressional, and political challenges to certain aspects of the PPACA, as well as recent efforts by the Trump administration to repeal and replace certain aspects of the PPACA. Since January 2017, President Trump has signed executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the PPACA. Furthermore, each chamber of Congress has put forth multiple bills designed to repeal or repeal and replace portions of the PPACA. The federal income tax law includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain PPACA-mandated fees, including the so called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on nonexempt medical devices. Further, the Bipartisan Budget Act of 2018 among other things, amends the PPACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Congress may consider other legislation that would alter other aspects of the PPACA.

Xynomic anticipates that the PPACA, if substantially maintained in its current form, will continue to result in additional downward pressure on coverage and the reimbursement that it receives for its drugs, and could seriously harm Xynomic’s business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Xynomic from being able to generate revenue, attain profitability, or commercialize its drugs. Such reforms could have an adverse effect on anticipated revenues from product candidates that Xynomic may successfully develop and for which it may obtain regulatory approval and may affect its overall financial condition and ability to develop product candidates.

Further legislation or regulation could be passed that could harm Xynomic’s business, financial condition, and results of operations. Other legislative changes have been proposed and adopted since the PPACA was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013, and will stay in effect through 2027 unless additional Congressional action is taken.

Additionally, there has been increasing legislative, regulatory, and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal legislation and regulations designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. In addition, for example, in October 2018, HHS released a proposed rule that would require manufacturers to disclose the price of their drugs in direct-to-consumer advertising. It is not yet clear whether this proposal will be changed or finalized. While any proposed measures may require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, individual states in the United States are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. For example, in September 2017, the California State Assembly approved SB17, which requires pharmaceutical companies to notify health insurers and government health plans at least 60 days before any scheduled increases in the prices of their products if they exceed certain thresholds over a two-year period, and further requiring pharmaceutical companies to explain the reasons for such increase. Effective in 2016, Vermont passed a law requiring certain manufacturer identified by the state to justify their price increases. These transparency laws may affect Xynomic’s business and ability to profit from its drugs, if approved.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or the “FCPA,” prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring Xynomic to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional Regulations

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act, and the Toxic Substances Control Act, affect Xynomic’s business. These and other laws govern Xynomic’s use, handling, and disposal of various biological, chemical, and radioactive substances used in, and wastes generated by, Xynomic’s operations. If Xynomic’s operations result in contamination of the environment or expose individuals to hazardous substances, Xynomic could be liable for damages and governmental fines. Xynomic believes that it is in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on Xynomic’s business. Xynomic cannot predict, however, how changes in these laws may affect Xynomic’s future operations.

Xynomic is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, and fire hazard control. Xynomic may incur significant costs to comply with such laws and regulations now or in the future.

Chinese Regulation

Regulatory Authorities

In China, the National Medical Products Administration of China (the “NMPA,” formerly known as CFDA) is the agency under the State Council that monitors and supervises the administration of pharmaceutical products, medical appliances and equipment, food (including food additives and health food), and cosmetics. The primary responsibilities of the NMPA include:

●	monitoring and supervising the administration of pharmaceutical products, medical appliances, and equipment as well as food, health food, and cosmetics in the PRC;

●	formulating administrative rules and policies concerning the supervision and administration of the food, health food, cosmetics, and pharmaceutical industry;

●	evaluating, registering and approving of new drugs, generic drugs, imported drugs, and traditional Chinese medicine;

●	approving and issuing permits for the manufacture and export/import of pharmaceutical products and medical appliances and equipment and approving the establishment of enterprises to be engaged in the manufacture and distribution of pharmaceutical products; and

●	examining and evaluating the safety of food, health food, pharmaceutical products, and cosmetics and handling significant accidents involving these products.

The National Health Commission is an authority at the ministerial level under the State Council and is primarily responsible for national public health.

Drug Administration Laws and Regulations

The PRC Drug Administration Law as promulgated in 1984 and the Implementing Measures of the PRC Drug Administration Law as promulgated in 1989 have laid down the legal framework for the establishment of pharmaceutical manufacturing enterprises and pharmaceutical trading enterprises and for the administration of pharmaceutical products. The PRC Drug Administration Law also regulates the packaging, trademarks, and advertisements of pharmaceutical products in the PRC.

According to the current PRC Drug Administration Law, no pharmaceutical products may be produced in China without a pharmaceutical production license. A local manufacturer of pharmaceutical products must obtain a pharmaceutical production license from one of NMPA’s provincial level branches in order to commence production of pharmaceuticals. Prior to granting such license, the relevant government authority will inspect the manufacturer’s production facilities, and decide whether the sanitary conditions, quality assurance system, management structure, and equipment within the facilities have met the required standards.

Examination and Approval of NDA

According to the current Administrative Measures for Drug Registration, the approval of a new drug in China requires the following steps:

●	Pre-clinical testing including in vitro laboratory evaluation, as well as in vivo animal studies, of the drug candidate conducted to assess the potential safety and efficacy of the drug candidate. Pre-clinical testing must be conducted in compliance with applicable regulations relating to non-clinical tests;

●	Upon completion of pre-clinical testing of the drug candidate, application for registration and clinical trials of the new drug candidate should be submitted to the Center of Drug Evaluation (the “CDE”) of the NMPA, which will arrange for pharmaceutical, clinical, or other professionals to conduct a technical review on the application materials and request for supplemental materials and explanations, if necessary. After completion of the technical review, the CDE will issue an opinion and submit such opinion to the NMPA, along with the applicant’s application materials;

●	After receiving the technical opinion from the CDE, the NMPA will assess whether to grant the approval for conducting clinical trial on the new drug candidate.

●	As of May 1, 2017, the clinical trial approval can be directly issued by the CDE on behalf of the NMPA according to The Decision on Adjusting the Examination and Approval procedures for Some Administrative Examination and Approval Items on Drug promulgated by the NMPA. This delegation of authority can shorten the approval timeline for the approval of a clinical trial application.

●	After obtaining the approval for conducting clinical trial, the applicant may proceed with the relevant clinical trial, which is generally conducted in three phases for a new drug candidate under the Registration Measures, at institutions with appropriate qualification:

○	Phase 1 is the first stage of testing in human subjects and is designed to test the safety, side effects, optimal dose, and formulation method of the drug candidate. The primary objective is to determine toxicity and maximum tolerated dose and/or recommended Phase 2 dose;

○	Phase 2 refers to the clinical trial stage to continue the safety assessments started in Phase 1 trial of the drug candidate. The main purpose, however, is to determine the preliminary efficacy and/or whether its effect on the human subjects is significant enough to warrant further study; and

○	Phase 3 refers to the clinical trial stage to verify clinical effectiveness, and the purpose is to test and determine the clinical effectiveness and safety of the drug candidate used on patients with targeted indication, to evaluate its benefits and risks and, eventually, to provide sufficient basis for review of the drug candidate’s registration application.

●	After the completion of the relevant clinical trials, the applicant will submit its application for registration and manufacturing of the new drug, clinical study report, and the relevant supporting documents to the CDE;

●	After receiving the application materials, the CDE will arrange for pharmaceutical, clinical, or other professionals to conduct a technical review on the application materials and request for supplemental materials and explanations, if necessary. After completion of the technical review and if all the requirements are complied with, the CDE will report so to the Certification Center of the NMPA and notify the applicant that it may apply to the Certification Center of the NMPA for a manufacturing site inspection;

●	The applicant should apply to the Certificate Center of the NMPA for a manufacturing site inspection within six months after receiving the notice from the CDE;

●	The Certification Center will arrange an on-site inspection of the facilities for the mass production of the new drug within 30 days after the application from the applicant to confirm the feasibility of the manufacturing process. The Certification Center will prepare an inspection report within 10 days after the production site inspection and submit the report to the CDE;

●	The medicine examination institute will examine the sample(s) under the reviewed medicine standards, prepare a report after completing the examination, and submit the report to the CDE. A copy of the report will be available to the applicant; and

●	The CDE will form a comprehensive opinion based on the technical opinion previously received, the report on manufacturing site inspection and the result of sample examination, and submit the comprehensive opinion and the application materials to the NMPA. If all the regulatory requirements are satisfied, the NMPA will grant a New Drug Certificate and a drug registration number. All pharmaceutical products that are produced in China must bear drug registration numbers issued by the NMPA.

In July 2016, the NMPA released the revised Administrative Measures for Drug Registration (Draft for Comments) to seek comments from the public, which as compared to the current Administrative Measures for Drug Registration, includes the following key highlights:

●	Encourage innovation in new drug development;

●	Broaden the definition of applicants for marketing authorization from “domestic institutions” to “domestic entities” to cover both drug research and development institutions and academic research institutions;

●	On-site inspections and sample taking are not compulsory prerequisites for NMPA approval, and the NMPA may determine whether to take such steps based on the results of regulatory review of drug registration applications;

●	Clinical trials can be conducted in the sequence of Phase 1, 2, and 3, or in flexible manners based on the characteristics and applicability of drugs and existing information; and

●	The NMPA should establish a priority review system.

Although there is no definitive timeline for the official enactment of the revised Administrative Measures for Drug Registration (Draft for Comments), it embodies a regulatory trend of promoting drug innovation, accelerating the drug registration process and setting forth higher quality and technical requirements.

Special Examination and Approval for Domestic Category 1 Drugs

According to the Administrative Measures for Drug Registration, drug registration applications are divided into three different types, namely: (i) Domestic New Drug Application, (ii) Domestic Generic Drug Application, and (iii) Imported Drug Application.

Drugs fall into one of three general types divided by working mechanism, namely chemical medicine, biological product, or traditional Chinese or natural medicine. Under the Administrative Measures for Drug Registration, a Category 1 drug refers to a new drug that has never been marketed in any country, and is eligible for special review or fast track approval by the NMPA.

In March 2016, the NMPA issued the Reform Plan for Registration Category of Chemical Medicine, or the “Reform Plan,” which would reclassify drug applications. Under the Reform Plan, Category 1 drugs refer to new drugs that have not been marketed anywhere in the world. Improved new drugs that are not marketed anywhere in the world fall into Category 2. Generic drugs, that have equivalent quality and efficacy to the originator’s drugs have been marketed abroad but not yet in China, fall into Category 3. Generic drugs, which have equivalent quality and efficacy to the originator’s drugs and have been marketed in China, fall into Category 4. Category 5 drugs are drugs which have already been marketed abroad, but are not yet approved in China. Category 1 drugs and Category 5 drugs can be registered through the Domestic New Drug Application and the Imported Drug Application procedures under the Administrative Measures for Drug Registration, respectively.

According to the Special Examination and Approval Provisions, the NMPA conducts special examination and approval for new drug registration applications when:

(1)	the effective constituent of drug extracted from plants, animals, minerals, among other things, as well as the preparations thereof have never been marketed in China, and the material medicines and the preparations thereof are newly discovered;

(2)	the chemical raw material medicines as well as the preparations thereof and the biological product have not been approved for marketing home and abroad;

(3)	the new drugs are for treating AIDS, malignant tumors, and rare diseases, among other things, and have obvious advantages in clinic treatment; or

(4)	the new drugs are for treating diseases with no effective methods of treatment.

The Special Examination and Approval Provisions provide that the applicant may file for special examination and approval at the clinical trial application stage if the drug candidate falls within items (1) or (2). The provisions provide that, for drug candidates that fall within items (3) or (4), the application for special examination and approval cannot be made until filing for production. Xynomic believes that its current drug candidates fall within items (2) (3) and (4) above. Therefore, Xynomic may file an application for special examination and approval at the CTA stage, which may enable it to pursue a more expedited path to approval in China and bring therapies to patients more quickly.

Fast Track Approval for Clinical Trial and Registration of Domestic Category 1 Drugs

In February 2016, the NMPA released the Opinions on Priority Review and Approval for Resolving Drug Registration Applications Backlog, or the “Priority Review Opinions,” which further clarified that a fast track clinical trial approval or drug registration pathway will be available to the following drugs:

●	the following drugs with distinctive clinical benefits:

(1)	registration of innovative drugs not sold within or outside China;

(2)	registration of innovative drug transferred to be manufactured locally in China;

(3)	registration of drugs using advanced technology, innovative treatment methods, or having distinctive treatment advantages;

(4)	CTAs for drugs with patent expiry within three years, and manufacturing authorization applications for drugs with patent expiry within one year;

(5)	concurrent applications for new drug clinical trials which are already approved in the United States or European Union, or concurrent drug registration applications for drugs which have applied to the competent drug approval authorities for marketing authorization and passed such authorities’ onsite inspections in the United States or European Union and are manufactured using the same production line in China;

(6)	traditional Chinese medicines (including ethnic medicines) with clear position in prevention and treatment of serious diseases; and

(7)	registration of new drugs listed in national major science and technology projects or national key research and development plans;

●	drugs with distinctive clinical benefits for the prevention and treatment of the following diseases: HIV, phthisis, viral hepatitis, orphan diseases, cancer, children’s diseases, and generic and prevalent diseases in elders.

All of Xynomic’s drug candidates are expected to be classified as Category 1. Xynomic also believes that all of its current clinical stage drug candidates would be drugs with distinctive clinical benefits for the prevention and treatment of cancer. Therefore, Xynomic believes that it could potentially be entitled to the fast track clinical trial approval or drug registration pathway under the Priority Review Opinions.

Other China Drug Development, Review, and Approval Regulations

Good laboratories practice certification for nonclinical research

PRC’s Good Laboratories Practice of Preclinical Laboratory was promulgated in 2003 and the Administrative Measures for Certification of Good Laboratory Practice of Preclinical Laboratory was adopted in 2007. According to the Administrative Measures for Certification of Good Laboratory Practice of Preclinical Laboratory, the NMPA decides whether an institution is qualified for undertaking pharmaceutical nonclinical research upon the evaluation of the institution’s organizational administration, personnel, laboratory equipment and facilities, and its operation and management of nonclinical pharmaceutical projects. If all requirements are met, a GLP Certification will be issued by the NMPA and published on the NMPA’s website.

Animal testing permits

Under the Regulations for the Administration of Affairs Concerning Experimental Animals, performing experimentation on animals requires a Certificate for Use of Laboratory Animals. Applicants must satisfy the following conditions:

●	laboratory animals must be qualified and sourced from institutions that have Certificates for Production of Laboratory Animals;

●	the environment and facilities for the animals’ living and propagating must meet state requirements;

●	the animals’ feed and water must meet state requirements;

●	the animals’ feeding and experimentation must be conducted by professionals, specialized and skilled workers, or other trained personnel;

●	the management systems must be effective and efficient; and

●	the applicable entity must follow other requirements as stipulated by Chinese laws and regulations.

Drug clinical practice certification and compliance with GCP

Under the Circular on Measures for Certification of Drug Clinical Practice (Trial), the NMPA and the National Health Commission of the PRC decide whether an institution is qualified for undertaking pharmaceutical clinical trials upon the evaluation of the institution’s organizational administration, its research personnel, its equipment and facilities, its management system, and its standard operational rules. If all requirements are met, a GCP Certification will be issued by the NMPA and the result will be published on the NMPA’s website.

The conduct of clinical trials must adhere to the GCP and the protocols approved by the ethics committees of each study site. Since 2015, the NMPA has strengthened the enforcement against widespread data integrity issues associated with clinical trials in China. To ensure authenticity and reliability of the clinical data, the NMPA mandates applicants of the pending drug registration submissions to conduct self-inspection and verification of their clinical trial data. Based on the submitted self-inspection results, the NMPA also regularly launches onsite clinical trial audits over selected applications and reject those found with data forgery.

Pilot plan for the marketing authorization holder system

The State Council issued the Pilot Plan for the Drug Marketing Authorization Holder Mechanism on May 26, 2016, which provides a detailed pilot plan for the marketing authorization holder system, or the “MAH System,” for drugs in 10 provinces in China. Under the MAH System, domestic drug research and development institutions and individuals in the piloted regions are eligible to be holders of drug registrations without having to become drug manufacturers. The marketing authorization holders may engage contract manufacturers for manufacturing, provided that the contract manufacturers are licensed and GMP-certified, and are also located within the piloted regions.

Drugs qualified for the MAH System are:

●	new drugs (including Category 1 and 2 drugs under the Reform Plan) approved after the implementation of the MAH System;

●	generic drugs approved as Category 3 or 4 drugs under the Reform Plan;

●	previously approved generics that have passed the equivalence assessments against originator drugs; and

●	previously approved drugs whose licenses were held by drug manufacturers originally located within the piloted regions, but have been moved out of the piloted regions due to corporate mergers or other reasons.

Administrative Protection and Monitoring Periods for New Drugs

According to the Administrative Measures for Drug Registration, the Implementing Regulations of the Drug Administration Law and the Reform Plan, the NMPA may, for the purpose of protecting public health, provide for an administrative monitoring period of five years for Category 1 new drugs approved to be manufactured, commencing from the date of approval, to continually monitor the safety of those new drugs.

During the monitoring period of a new drug, the NMPA will not accept other applications for new drugs containing the same active ingredient. This renders an actual five-year exclusivity protection for Category 1 new drugs. The only exception is that the NMPA will continue to handle any application if, prior to the commencement of the monitoring period, the NMPA has already approved the applicant’s clinical trial for a similar new drug. If such application conforms to the relevant provisions, the NMPA may approve such applicant to manufacture or import the similar new drug during the remainder of the monitoring period.

Drug Technology Transfer Regulations

PRC’s Administrative Regulations for Technology Transfer Registration of Drugs regulate the registration process of drug technology transfer, which includes application for, and evaluation, examination, approval, and monitoring of, drug technology transfer. Drug technology transfer refers to the transfer of drug production technology by the owner to a drug manufacturer and the application for drug registration by the transferee according to the provisions in the new regulations. Drug technology transfer includes new drug technology transfer and drug production technology transfer.

Conditions for the application for new drug technology transfer

Applications for new drug technology transfer may be submitted prior to the expiration date of the monitoring period of the new drugs with respect to drugs with new drug certificates only or drugs with new drug certificates and drug approval numbers. For drugs with new drug certificates only and not yet in the monitoring period, or drug substances with new drug certificates, applications for new drug technology transfer should be submitted prior to the respective expiration date of the monitoring periods for each drug registration category set forth in the new regulations and after the issue date of the new drug certificates.

Conditions for the application of drug production technology transfer

Applications for drug production technology transfer may be submitted if the transferor holds new drug certificates or both new drug certificates and drug approval numbers, and the monitoring period has expired or there is no monitoring period; or with respect to drugs without new drug certificates, both the transferor and the transferee are legally qualified drug manufacturing enterprises, one of which holds over 50% of the equity interests in the other, or both of which are majority-owned subsidiaries of the same drug manufacturing enterprise. With respect to imported drugs with imported drug licenses, the original applicants for the imported drug registration may transfer these drugs to domestic drug manufacturing enterprises.

The provincial food and drug administration where the transferee is located is responsible for examining application materials for technology transfer and organizing inspections on the production facilities of the transferee. Food and drug control institutes are responsible for testing three batches of drug samples. The CDE should further review the application materials, provide technical evaluation opinions and form a comprehensive evaluation opinion based on the site inspection reports and the testing results of the samples. The NMPA should determine whether to approve the application according to the comprehensive evaluation opinion of the CDE.

Permits and Licenses for Manufacturing of Drugs

In China, a pharmaceutical manufacturing enterprise must first obtain a Pharmaceutical Manufacturing Permit issued by the relevant pharmaceutical administrative authorities at the provincial level where the enterprise is located. Each Pharmaceutical Manufacturing Permit is effective for a period of five years. Any enterprise holding a Pharmaceutical Manufacturing Permit is subject to review by the relevant regulatory authorities on an annual basis. The enterprise is required to apply for renewal of such permit within six months prior to its expiry and will be subject to reassessment by the issuing authorities.

In addition to a Pharmaceutical Manufacturing permit, the manufacturing enterprise must also obtain a business license from the administrative bureau of industry and commerce at the local level after it has obtained the requisite Pharmaceutical Manufacturing Permit.

China has adopted the Guidelines on GMP, which set forth detailed requirements for the manufacture of sterile drugs, drug/substances/APIs, biologics, blood products, and traditional Chinese medicines. The Notice on the Overall Implementation and Supervision of Accreditation of Good Manufacturing Practices Certificates of Pharmaceuticals requires all manufacturers of pharmaceuticals to apply for GMP certificates. The GMP certificate is valid for a term of five years and an application for renewal must be submitted six months prior to its expiration date. The NMPA and its provincial branches are authorized to monitor the continued compliance of pharmaceutical manufacturers, for example, by a follow-up inspection of implementation of the GMP requirements. Failure to continuously comply with the statutory requirements may lead to rectification orders imposed on the manufacturers. Penalties for breach of GMP compliance can vary depending on the degree of seriousness. Administrative sanctions range from a rectification notice to monetary fines, suspension of production and business operation, and revocation of the pharmaceutical manufacturing permit and the Pharmaceutical GMP Certificate.

Coverage and Reimbursement

Historically, most Chinese healthcare costs have been borne by patients out-of-pocket, which has limited the growth of more expensive pharmaceutical products. In recent years, however, the number of people covered by government and private insurance has increased. The PRC government has announced a plan to give every person in China access to basic healthcare by year 2020.

Reimbursement under the National Medical Insurance Program

Under the PRC’s national medical insurance program, all employers in urban cities are required to enroll their employees in the basic medical insurance program and the insurance premium is jointly contributed by the employers and employees. The State Council promulgated Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance.

The Notice Regarding the Tentative Measures for the Administration of the Scope of Medical Insurance Coverage for Pharmaceutical Products for Urban Employee provides that a pharmaceutical product listed in the Medical Insurance Catalogue must be clinically needed, safe, effective, reasonably priced, easy to use, available in sufficient quantity, and must meet the following requirements: (i) it is set forth in the Pharmacopoeia of the PRC; (ii) it meets the standards promulgated by the NMPA; and (iii) if imported, it is approved by the NMPA for import.

Factors that affect the inclusion of a pharmaceutical product in the Medical Insurance Catalogue include whether the product is consumed in large volumes and commonly prescribed for clinical use in the PRC and whether it is considered to be important in meeting the basic healthcare needs of the general public.

The PRC Ministry of Human Resources and Social Security, together with other government authorities, has the power to determine the medicines included in the National Reimbursement Drug List (the “NRDL”). In February 2017, the PRC Ministry of Human Resources and Social Security released the 2017 NRDL. The 2017 NRDL expands its scope and covers 2,535 drugs in total, including 339 drugs that are newly added. The 2017 NRDL reflects an emphasis on innovative drugs and drugs that treat cancer and other serious diseases. For instance, most of the innovative chemical drugs and biological products approved in China between 2008 and the first half of 2016 have been included in the 2017 NRDL or its candidate list.

Medicines included in the NRDL are divided into two parts, Part A and Part B. Provincial governments are required to include all Part A medicines listed on the NRDL in their provincial Medical Insurance Catalogue, but have the discretion to adjust upwards or downwards by no more than 15% from the number of Part B medicines listed in the NRDL. As a result, the contents of Part B of the provincial Medical Insurance Catalogues may differ from region to region in the PRC.

Patients purchasing medicines included in Part A of the NRDL are entitled to reimbursement of the entire amount of the purchase price. Patients purchasing medicines included in Part B of the NRDL are required to pay a certain percentage of the purchase price and obtain reimbursement for the remainder of the purchase price. The percentage of reimbursement for Part B medicines differs from region to region in the PRC.

The total amount of reimbursement for the cost of medicines, in addition to other medical expenses, for an individual participant under the national medical insurance program in a calendar year is capped at the amounts in such participant’s individual account under such program. The amount in a participant’s account varies, depending on the amount of contributions from the participant and his or her employer.

National List of Essential Drugs

Under the current PRC regulations, county-level hospitals, county-level Chinese medicine hospitals, rural clinics, and community clinics, shall store up and use drugs listed in National List of Essential Drugs. The drugs listed in National List of Essential Drugs shall be purchased by centralized tender process and shall be subject to the price control by NDRC. Remedial drugs in the National List of Essential Drugs are all listed in the Medical Insurance Catalogue and the entire amount of the purchase price of such drugs is entitled to reimbursement.

Commercial Insurance

On October 25, 2016, the State Council and the Communist Party of China jointly issued the Plan for Healthy China 2030 (the “Plan”). According to the Plan, the country will establish a multi-level medical security system built around basic medical insurance, with other forms of insurance supplementing the basic medical insurance, including serious illness insurance for urban and rural residents, commercial health insurance, and medical assistance. Furthermore, the Plan encourages enterprises and individuals to participate in commercial health insurance and various forms of supplementary insurance.

Price Controls

Instead of direct price controls which were historically used in China but abolished in June 2016, the government regulates prices mainly by establishing a consolidated procurement mechanism, revising medical insurance reimbursement standards, and strengthening regulation of medical and pricing practices as discussed below.

Centralized Procurement and Tenders

Under the PRC current healthcare regulations, medical institutions established by county or higher level government or state-owned enterprises (including state-controlled enterprises) are required to implement centralized tender procurement of drugs. The Centralized Tender Regulations and the Centralized Tender Sample Document provide rules for the tender process and negotiations of the prices of drugs, operational procedures, a code of conduct, and standards or measures of evaluating bids and negotiating prices.

Except for drugs in the National List of Essential Drugs (the procurement of which shall comply with the relevant rules on National List of Essential Drugs), certain pharmaceutical products which are under the national government’s special control, such as toxic, radioactive and narcotic drugs, and traditional Chinese medicines, in principle, all drugs used by public medical institutions shall be covered by the catalogue of drugs subject to centralized procurement.

The centralized tender process takes the form of public tender operated and organized by provincial or municipal government agencies. The centralized tender process is in principle conducted once every year in the relevant province or city in China. The bids are assessed by a committee composed of pharmaceutical and medical experts who will be randomly selected from a database of experts approved by the relevant government authorities. The committee members assess the bids based on a number of factors, including but not limited to, bid price, product quality, clinical effectiveness, product safety, qualifications and reputation of the manufacturer, after-sale services, and innovation. Only pharmaceuticals that have won in the centralized tender process may be purchased by public medical institutions funded by the governmental or state-owned enterprise (including state-controlled enterprises) in the relevant region.

Other PRC Healthcare Laws

Advertising of pharmaceutical products

Pursuant to the Provisions for Drug Advertisement Examination, which were promulgated on March 13, 2007, and came into effect on May 1, 2007, an enterprise seeking to advertise its drugs must apply for an advertising approval code. The validity term of an advertisement approval number for pharmaceutical drugs is one year. The content of an approved advertisement may not be altered without prior approval. Where any alteration to the advertisement is needed, a new advertisement approval number shall be obtained by submitting a reapplication.

Insert sheet and labels of pharmaceutical products

According to the Measures for the Administration of the Insert Sheets and Labels of Drugs effective on June 1, 2006, the insert sheets and labels of drugs should be reviewed and approved by the NMPA. A drug insert sheet should include the scientific data, conclusions, and information concerning drug safety and efficacy in order to direct the safe and rational use if drugs. The inner label of a drug should bear such information as the drug’s name, indication or function, strength, dose and usage, production date, batch number, expiry date and drug manufacturer, and the outer label of a drug should indicate such information as the drug’s name, ingredients, description, indication or function, strength, dose and usage, and adverse reaction.

Packaging of pharmaceutical products

According to the Measures for The Administration of Pharmaceutical Packaging effective on September 1, 1988, pharmaceutical packaging must comply with the national and professional standards. If no national or professional standards are available, the enterprise can formulate its own standards and put into implementation after obtaining the approval of the food and drug administration or bureau of standards at provincial level. The enterprise shall reapply with the relevant authorities if it needs to change its own packaging standard. Drugs that have not developed and received approval for packing standards must not be sold or traded in PRC (except for drugs for the military).

Other Significant PRC Regulation Affecting Xynomic’s Business Activities in China

PRC Regulation of Foreign Investment

Pursuant to the current Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, industries listed therein are divided into two categories: encouraged industries and the industries within the catalogue of special management measures, or the “Negative List.” The Negative List is further divided into two subcategories: restricted industries and prohibited industries. Establishment of wholly foreign-owned enterprises is generally allowed in industries outside of the Negative List. Under the current Catalogue, the manufacture of pharmaceutical products falls in the encouraged industries for foreign investments.

Under PRC law, the establishment of a wholly foreign-owned enterprise is subject to the approval of, or the requirement for record filing with, the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) or its local counterparts and the wholly foreign owned enterprise must register with the competent administrative bureau of industry and commerce. Xynomic has duly obtained the approvals from the MOFCOM or its local counterparts for its interest in its wholly-owned PRC subsidiaries and completed the registration of these PRC subsidiaries with the competent administrative bureau of industry and commerce.

PRC Regulation of Commercial Bribery

Pharmaceutical companies involved in a criminal investigation or administrative proceedings related to bribery are listed in the Adverse Records of Commercial Briberies by its provincial health and family planning administrative department. Pursuant to the Provisions on the Establishment of Adverse Records of Commercial Briberies in the Medicine Purchase and Sales Industry which became effective on March 1, 2014, provincial health and family planning administrative departments formulate the implementing measures for establishment of Adverse Records of Commercial Briberies. If a pharmaceutical company is listed in the Adverse Records of Commercial Briberies for the first time, their production is not required to be purchased by public medical institutions. A pharmaceutical company will not be penalized by the relevant PRC government authorities merely by virtue of having contractual relationships with distributors or third-party promoters who are engaged in bribery activities, so long as such pharmaceutical company and its employees are not utilizing the distributors or third party promoters for the implementation of, or acting in conjunction with them in, the prohibited bribery activities. In addition, a pharmaceutical company is under no legal obligation to monitor the operating activities of its distributors and third-party promoters, and will not be subject to penalties or sanctions by relevant PRC government authorities as a result of failure to monitor their operating activities.

PRC Regulation of Product Liability

Under current PRC law, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability for such damage or injury. Pursuant to the Product Quality Law, manufacturers who produce defective products may be subject to civil or criminal liability and have their business licenses revoked. Under the Law of the PRC on the Protection of the Rights and Interests of Consumers, all business operators must comply with this law when they manufacture or sell goods and/or provide services to customers and shall pay high attention to protect the customers’ privacy and strictly keep it confidential any consumer information they obtain during the business operation. In addition, in extreme situations, pharmaceutical product manufacturers and operators may be subject to criminal liability if their goods or services lead to the death or injuries of customers or other third parties.

PRC Tort Law

Under the Tort Law of the PRC, if damages to other persons are caused by defective products due to the fault of a third party, such as the parties providing transportation or warehousing, the producers and the sellers of the products have the right to recover their respective losses from such third parties. If defective products are identified after they have been put into circulation, the producers or the sellers shall take remedial measures such as issuance of a warning, recall of products, among other things, in a timely manner. The producers or the sellers shall be liable under tort if they fail to take remedial measures in a timely manner or have not made efforts to take remedial measures, thus causing damages. If the products are produced or sold with known defects, causing deaths or severe adverse health issues, the infringed party has the right to claim punitive damages in addition to compensatory damages.

PRC Regulation of Intellectual Property Rights

China has made substantial efforts to adopt comprehensive legislation governing intellectual property rights, including patents, trademarks, copyrights, and domain names.

Patents

Under the PRC Patent Law, patents in China fall into three categories: invention, utility model, and design. An invention patent is granted to a new technical solution proposed in respect of a product or method or an improvement of a product or method. A utility model is granted to a new technical solution that is practicable for application and proposed in respect of the shape, structure, or a combination of both of a product. A design patent is granted to the new design of a certain product in shape, pattern, or a combination of both and in color, shape, and pattern combinations aesthetically suitable for industrial application.

Under the PRC Patent Law, the term of patent protection starts from the date of application. Patents relating to invention are effective for 20 years, and utility models and designs are effective for 10 years from the date of application. The PRC Patent Law adopts the principle of “first-to-file” system, which provides that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first.

Existing patents can become narrowed, invalid, or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity, and practical applicability. Under the PRC Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or “SIPO.” Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

The PRC Patent Law provides that, for an invention or utility model completed in China, any applicant (not just Chinese companies and individuals), before filing a patent application outside of China, must first submit it to the SIPO for a confidential examination. Failure to comply with this requirement will result in the denial of any Chinese patent for the relevant invention. This added requirement of confidential examination by the SIPO has raised concerns by foreign companies who conduct research and development activities in China or outsource research and development activities to service providers in China.

Patent enforcement

Infringement liability will be imposed on any person who use patented technology without permission from owners of patents, forges other person’s patents, or engages in other patent infringement acts. Serious offences such as forgery of patents may be subject to criminal penalties.

When a dispute arises out of infringement of the patent owner’s patent right, Chinese law requires that the parties first attempt to settle the dispute through mutual consultation. If the dispute, however, cannot be settled through mutual consultation, the patent owner, or an interested party who believes the patent is being infringed, may either file a civil legal suit or file an administrative complaint with the relevant patent administration authority. A Chinese court may issue a preliminary injunction upon the patent owner’s or an interested party’s request before instituting any legal proceedings or during the proceedings. Damages for infringement are calculated as the loss suffered by the patent holder arising from the infringement, and if the loss cannot be determined, the damages for infringement shall be calculated as the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined by using a reasonable multiple of the license fee under a contractual license. Statutory damages may be awarded in the circumstances where the damages cannot be determined by the above mentioned calculation standards. The damage calculation methods shall be applied in the aforementioned order. Generally, the patent owner has the burden of proving that the patent is being infringed. If the owner of an invention patent for manufacturing process of a new product, however, alleges infringement of its patent, the alleged infringer has the burden of proof.

Medical patent compulsory license; Exempted Unlicensed Activities

According to the PRC Patent Law, for the purpose of public health, the SIPO may grant a compulsory license for manufacturing patented drugs and exporting them to countries or regions covered under relevant international treaties to which PRC has acceded.

Under the PRC Patent Law, none of following circumstances would be deemed an infringement of the patent rights:

●	any person who uses, promises to sell, sells, or imports any patented product or product directly obtained in accordance with the patented methods after such product is sold by the patent owner or by its licensed entity or individual;

●	any person who has manufactured an identical product, has used an identical method, or has made necessary preparations for manufacture or use prior to the date of patent application and continues to manufacture such product or use such method only within the original scope;

●	any foreign transportation facility that temporarily passes through the territory, territorial waters, or territorial airspace of China and uses the relevant patents in its devices and installations for its own needs in accordance with any agreement concluded between China and that country to which the foreign transportation facility belongs, or any international treaty to which both countries are party, or on the basis of the principle of reciprocity;

●	any person who uses the relevant patents solely for the purposes of scientific research and experimentation; or

●	any person who manufactures, uses, or imports patented drug or patented medical equipment for the purpose of providing information required for administrative approval, or manufactures, uses or imports patented drugs or patented medical equipment for the abovementioned person.

If patented drugs, however, are utilized on the ground of exemptions for unauthorized manufacture, use, sale or import of patented drugs prescribed in PRC Patent Law, such patented drugs cannot be manufactured, used, sold, or imported for any commercial purposes without authorization granted by the patent owner.

Trade secrets

Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (1) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, solicitation or coercion; (2) disclosing, using, or permitting others to use the trade secrets obtained illegally under item (1) above; or (3) disclosing, using, or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence. The term “trade secrets” means technical and business information that is unknown to the public that has utility and may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders.

If a third party knows or should have known of the above-mentioned illegal conduct but nevertheless obtains, uses, or discloses trade secrets of others, the third party may be deemed to have committed a misappropriation of the others’ trade secrets.

Trademarks and domain names

The PRC Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Office of State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration.

Domain names are protected under the Administrative Measures on the Internet Domain Names. The Ministry of Industry and Information Technology is the main regulatory body responsible for the administration of PRC internet domain names. Xynomic has registered the domain name xynomicpharma.com.

PRC Regulation of Labor Protection

Under the Labor Law of the PRC, the PRC Employment Contract Law, and the Implementing Regulations of the Employment Contract Law, employers must establish a comprehensive management system to protect the rights of their employees, including a system governing occupational health and safety to provide employees with occupational training to prevent occupational injury, and employers are required to truthfully inform prospective employees of the job description, working conditions, location, occupational hazards, and status of safe production as well as remuneration and other conditions as requested by the Labor Contract Law of the PRC.

Pursuant to the Law of Manufacturing Safety of the PRC, manufacturers must establish a comprehensive management system to ensure manufacturing safety in accordance with applicable laws, regulations, national standards, and industrial standards. Manufacturers not meeting relevant legal requirements are not permitted to commence their manufacturing activities.

Pursuant to the Administrative Measures Governing the Production Quality of Pharmaceutical Products, manufacturers of pharmaceutical products are required to establish production safety and labor protection measures in connection with the operation of their manufacturing equipment and manufacturing process.

Pursuant to applicable PRC laws, rules, and regulations, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, work-related injury insurance, and maternity insurance. If an employer fails to make social insurance contributions timely and in full, the social insurance collecting authority will order the employer to make up outstanding contributions within the prescribed time period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to one to three times the overdue amount.

Regulations Relating to Foreign Exchange Registration of Offshore Investment by PRC Residents

Pursuant to SAFE Circular 37 and its implementation guidelines, PRC residents (including PRC institutions and individuals) must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle, or “SPV,” directly established or indirectly controlled by PRC residents for the purposes of offshore investment and financing with their legally owned assets or interests in domestic enterprises, or their legally owned offshore assets or interests.

Such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident’s increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, or division of the SPV. Failure to comply with the registration procedures set forth in the Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations Relating to Employee Stock Incentive Plan

In accordance with the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly Listed Companies, and relevant rules and regulations, PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain procedures. Xynomic’s employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who participate in its stock incentive plan will be subject to such regulation. In addition, the State Administration of Taxation, or referred as SAT, has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares vest, will be subject to PRC individual income tax, or the “IIT.” The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold IIT of those employees related to their share options or restricted shares. If the employees fail to pay, or the PRC subsidiaries fail to withhold, their IIT according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations Relating to Dividend Distribution

The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

●	Company Law of the PRC (1993), as amended in 1999, 2004, 2005, 2013, and 2018;

●	Foreign Investment Enterprise Law of the PRC (1986), as amended in 2000 and 2016; and

●	Administrative Rules under the Foreign Investment Enterprise Law (1990), as amended in 2001 and 2014.

Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Foreign Exchange

Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

Other PRC National and Provincial Laws and Regulations

The PRC legal and regulatory systems are constantly evolving at the national, provincial, and municipal levels. Xynomic and its business may become subject to changing regulations under many other laws and regulations administered by governmental authorities. For example, regulations control the confidentiality of patients’ medical information and the circumstances under which patient medical information may be released for inclusion in Xynomic’s databases, or released by Xynomic to third parties. These laws and regulations governing both the disclosure and the use of confidential patient medical information may become more restrictive in the future.

European Union / Rest of World Government Regulation

In addition to regulations in the United States and China, Xynomic will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any future commercial sales and distribution of its drugs. Whether or not Xynomic obtains FDA approval to market its drugs, it must obtain the requisite approvals from regulatory authorities in foreign jurisdictions prior to the commencement of clinical trials or marketing of the products in those countries.

Even if a product obtains FDA marketing approval, most foreign jurisdictions require that the investigational product undergo national requirements related to clinical trials and authorization processes, similar to those in the United States. With respect to clinical trials, certain countries outside of the United States have a similar process that requires the submission of a clinical trial application, much like the IND, prior to the commencement of human clinical trials. In the European Union, for example, before starting a clinical trial, a valid request for authorization must be submitted by the sponsor to the competent authority of the EU Member State(s) in which the sponsor plans to conduct the clinical trial, as well as to independent national Ethics Committee(s). A clinical trial may commence only once the relevant Ethics Committee(s) has (have) issued a favorable opinion and the competent authority of the EU Member State(s) concerned has (have) not informed the sponsor of any grounds for non-acceptance. Failure to comply with the EU requirements may subject a company to the rejection of the request and the prohibition to start a clinical trial. Clinical trials conducted in the European Union (or used for MMA in the European Union) must be conducted in accordance with applicable laws, GCP and GMP rules, International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use guidelines and be consistent with ethical principles. EU Member State inspections are regularly conducted to verify the sponsor’s compliance with applicable rules. The sponsor is required to record and report to the relevant national competent authorities (and to the Ethics Committee) information about suspected serious unexpected adverse reactions.

The authorization of a clinical trial may be suspended or revoked by EU Member States in their territory if the conditions in the request for an authorization are no longer met, or if an EU Member State has information raising doubts about the safety or scientific validity of the clinical trial. Various penalties exist in EU Member States for non-compliance with the clinical trial rules and related requirements, for example with respect to data protection and privacy. If Xynomic or its potential collaborators fail to comply with applicable EU regulatory requirements, Xynomic may also be subject to damage compensation and civil and criminal liability. The way clinical trials are conducted in the European Union will undergo a major change when the new EU Clinical Trial Regulation (Regulation 536/2014) comes into application in 2019. It will overhaul the current system of approvals for clinical trials in the EU. Specifically, the new regulation, which will be directly applicable in all EU member states, aims at simplifying and streamlining the approval of clinical trials in the EU. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure using a single entry point and strictly defined deadlines for the assessment of clinical trial applications.

As in the United States, no medicinal product may be placed on the EU market unless a marketing authorization has been issued. Medicinal products may be authorized in different ways in the EU, depending on certain criteria: the national authorization procedure (namely, via the EU Member States’ national authorization procedure, which later allows for application via the mutual-recognition procedure), the centralized authorization procedure (namely, at EU level), or the decentralized authorization procedure (i.e., authorization of a product that is not yet authorized in the EU, which can simultaneously be authorized in several EU Member States). Products submitted for approval via the national procedure must follow the national authorization procedures, which vary from Member State to Member State. Products submitted for approval via the centralized procedure (only available for certain products and indications) are assessed by the Committee for Medicinal Products for Human Use, or “CHMP,” a committee within the European Medicines Agency. The CHMP assesses, inter alia, whether a medicine meets the necessary quality, safety, and efficacy requirements and whether it has a positive risk-benefit balance. Under the centralized procedure, the maximum timeframe for the evaluation of an MMA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment. Products submitted for approval via the decentralized procedure, as for the mutual-recognition procedure, must first undergo an assessment performed by one Member State, or reference Member State, which another Member State may approve.

Various penalties and sanctions exist in different EU Member States for non-compliance with the EU marketing authorization procedure. In addition, for centrally authorized products the European Commission may also impose financial penalties on the holders of marketing authorizations if they fail to comply with certain obligations in connection with the authorizations as well as pharmacovigilance rules. If Xynomic or its potential collaborators fail to comply with applicable EU or other foreign regulatory requirements, Xynomic may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Coverage and reimbursement status of its drugs, if approved, are provided for by the national laws of EU Member States. The requirements may differ across the EU Member States. Also at EU Member State level, actions have been taken to enact transparency laws regarding payments between pharmaceutical companies and health care professionals.

The EU General Data Protection Regulation and Member State implementing legislation may also apply to health-related and other personal information obtained outside of the United States. Xynomic may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America, or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements. The requirements and process governing the conduct of clinical trials, product licensing, pricing, and reimbursement also vary from country to country.

XYNOMIC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of Xynomic’s financial condition and results of operations together with the consolidated financial statements and related notes of Xynomic that are included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Xynomic’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or in other parts of this proxy statement/prospectus. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The following discussion refers to the financial results of Xynomic for the years ended December 31, 2018 and 2017.

Xynomic is a clinical stage biopharmaceutical company that discovers and develops innovative small molecule drug candidates for the treatment of cancer in humans. Xynomic’s approach is to focus on drug candidates that target both hematological malignancies and solid tumors. Xynomic’s lead drug candidate is abexinostat, an orally dosed, hydroxamic acid-based small molecule histone deacetylase (“HDAC”) inhibitor. Xynomic’s other clinical stage drug candidate is XP-105, an orally bioavailable kinase inhibitor, which inhibits both raptor-mTOR complex 1 and rictor-mTOR complex 2. In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective RAF inhibitor, is the closest to clinical testing. The following is a summary of Xynomic’s product development pipeline:

Xynomic has not completed any clinical trials since its inception. With respect to the pipeline programs referenced in the above figure, all of the completed clinical trials of abexinostat were conducted by or on behalf of either Pharmacyclics LLC (“Pharmacyclics”) or Servier Laboratories and the one completed clinical trial of XP-105 was conducted by or on behalf of Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). Xynomic has obtained exclusive rights to use all the data generated in these previously completed clinical trial.

●	Abexinostat – Xynomic’s most advanced drug candidate, abexinostat, has been evaluated in 18 Phase 1/2 clinical trials for lymphoma and solid tumors. In February 2017, Xynomic entered into a license agreement with Pharmacyclics for the worldwide exclusive rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses. Since its in-licensing of abexinostat, Xynomic has started enrolling patients in clinical trials for three different indications: (1) in follicular lymphoma, as a monotherapy, (2) in renal cell carcinoma, in combination with pazopanib, and (3) in multiple solid tumors, in combination with Keytruda®. In addition, Xynomic plans to initiate four clinical trials of abexinostat in the next six months.

●	XP-105 (also known as BI 860585) – In December 2018, Xynomic entered into a license agreement with Boehringer Ingelheim for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses. Prior to this license, BII had completed one Phase 1 clinical trial for solid tumors. Xynomic plans to initiate two clinical trials of XP-105 in late 2019.

●	Pre-Clinical Programs – In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective RAF inhibitor to which Xynomic obtained a worldwide exclusive license from Boehringer Ingelheim, is the closest to clinical testing.

Since inception in 2016, Xynomic’s operations have focused on organizing and staffing the company, business planning, raising capital, in-licensing drug candidates, identifying kinase drug targets and potential drug candidates, establishing its intellectual property, producing drug substance and drug product materials for use in clinical trials and pre-clinical studies, and conducting clinical trials and pre-clinical studies. Xynomic does not have any drugs approved for sale, has not generated any revenue from product sales to date, and it will not generate any product revenue until it receives approval from the FDA or equivalent foreign regulatory bodies to begin selling its pharmaceutical product candidates. Developing pharmaceutical products is a lengthy and expensive process. Even assuming that Xynomic does not encounter any unforeseen safety or other issues during the course of developing its product candidates, Xynomic does not expect to complete the development of a product candidate in several years, if ever. To date, almost all of Xynomic’s development expenses have been incurred on its product candidates: abexinostat, XP-102, XP-103, XP-104, and XP-105.

From inception through December 31, 2018, Xynomic has raised an aggregate of $26.1 million of gross proceeds to fund its operations, of which $0.5 million was from the issuance of Angel Preferred Shares, $4.3 million was from the issuance of Series A-1 Preferred Shares, $2.5 million was from convertible notes, $1.4 million was from advances from a Series B shareholder, $0.9 million was from short-term loan provided by Shanghai Jingshu Venture Capital Center, $2.0 million was from financing provided by Yinglin Mark Xu, and $17 million was from issuance of Redeemable Convertible Series B Preferred Shares, including the conversion of convertible notes of US$2.5 million.

Since inception, Xynomic has incurred operating losses. Xynomic’s net losses were $5,454,964 and $28,587,624 for the years ended December 31, 2017 and 2018, respectively. As of December 31, 2018, Xynomic had accumulated deficit of $34,323,169. Xynomic expects to incur significantly higher expenses and operating losses over the next several years in connection with its ongoing activities, as Xynomic:

●	continues pre-clinical and clinical development of its programs;
●	in-licenses and subsequently develops additional oncology drug candidates;
●	continues to discover, validate, and develop additional drug candidates;
●	maintains, expands, and protects its intellectual property portfolio;
●	hires additional research, development, and business personnel;
●	if abexinostat is successfully approved for commercialization, incurs additional costs associated with filing marketing authorization applications and establishing sales and marketing infrastructure for abexinostat in the U.S., China, and other territories; and
●	incurs additional costs associated with operating as a public company upon the Closing.

Since Xynomic and its subsidiaries (collectively, the “Group”) have not generated any revenues from product sales substantial additional financing will be required by the Group to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that the Group’s research and development efforts will be successful.

The Group’s ability to fund operations is based on its ability to attract investors and its ability to borrow funds on reasonable economic terms. Historically, the Group has relied principally on equity financing and shareholder’s borrowings to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenues after drug marketing, controlling operating expenses, as well as, continuing to obtain additional equity financing. On April 3, 2018, the Group issued convertible notes to Northern Light Venture Capital V, Ltd., and Bo Tan and received proceeds of US$2,500,000, which were converted into 776,633 Series B Preferred Shares in August 2018. Further in August 2018, the Group raised US$17 million by issuance of 5,281,101 Series B Preferred Shares to certain investors, including the conversion of convertible notes of US$2.5 million. On September 12, 2018, the Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yinglin Mark Xu, Bison Capital Acquisition Corp. (“Bison”), a Special Purpose Acquisition Company listed in Nasdaq, and Bison Capital Merger Sub Inc. (“Merger Sub”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of Bison (the “Merger” and the “Surviving Company”). The Merger Agreement is contingent depending on the approval of shareholders and others described in Merger Agreement. This business combination is still in process. On March 21, 2019, Bison’s stockholders approved the following items: (i) an amendment to the Bison’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which Bison must consummate its initial business combination and the date for cessation of operations of Bison if Bison has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of Bison and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between Bison and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019. The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.  The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

Financial Operations Overview

Organization

Xynomic was incorporated on August 24, 2016, in Wyoming and was re-domiciled to Delaware on April 3, 2018. As of December 31, 2018, Xynomic has one wholly owned subsidiary in China, Xynomic Pharmaceuticals (Nanjing) Co., Ltd., which has two wholly owned subsidiaries, namely Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. and Xynomic Pharmaceuticals (Shanghai) Co., Ltd. Xynomic consolidates its financial statements in accordance with GAAP.

Revenue

To date, Xynomic has not generated any revenue. In the future, Xynomic will seek to generate revenue from drug sales and potential strategic relationships. Assuming Xynomic commences abexinostat’s pivotal clinical trials in FL, one ongoing in the U.S. and Europe and another expected in China and such trials generate satisfactory efficacy and safety data to a commercialization approval, the earliest time Xynomic would seek to commercialize abexinostat in any region is 2021.

Expenses

Research and Development Expenses

Xynomic’s research and development expenses include:

●	upfront and milestone payments to Xynomic’s licensors associated with the in-licensing of global exclusive rights to abexinostat, XP-102 and XP-105;
●	the cost of discovery and development of Xynomic’s pre-clinical product candidates XP-103 and XP-104;
●	employee-related expenses including salaries, benefits and bonuses;
●	direct research and development expenses incurred under arrangements with third parties such as CROs, contract manufacturing organizations, and consultants;
●	the cost of lab supplies and acquiring, developing, and manufacturing pre-clinical study materials; and
●	other operating costs.

 Research and development costs are recognized as expenses as incurred. Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks. Non-refundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed.

The successful development of Xynomic’s drug candidates is subject to substantial risks and uncertainties, which make the nature, timing, and costs of the efforts associated with the development of these drug candidates, as well as the timing or amount of any potential net cash inflows from these drug candidates, difficult to estimate. These risks and uncertainties include without limitation, risks and uncertainties associated with:

●	establishing an appropriate safety profile with IND-enabling toxicology studies;
●	successful enrollment in, and completion of clinical trials;
●	receipt of marketing approvals from applicable regulatory authorities;
●	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;
●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for Xynomic’s drug candidates;
●	commercializing the drug candidates, if and when approved, whether alone or in collaboration with others; and
●	the acceptable safety profile of the drugs following approval.

A change in the outcome of any of these variables with respect to the development of any of Xynomic’s drug candidates would significantly change the costs and timing associated with the development of that drug candidate.

Research and development activities are central to Xynomic’s business model. Drug candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Xynomic expects research and development costs to increase significantly in the foreseeable future as its drug candidate development programs progress. Xynomic, however, does not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any of Xynomic’s drug candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on Xynomic’s stage of development. Additionally, future commercial and regulatory factors beyond Xynomic’s control will impact Xynomic’s clinical development programs and plans.

A significant portion of Xynomic’s research and development costs have been external costs, predominantly incurred for abexinostat. Xynomic’s internal research and development costs are primarily personnel-related costs and supply costs. Xynomic incurred $4,321,247 and $25,159,602 research and development expenses for the years ended December 31, 2017 and 2018, respectively.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, cost of consultants, and other related costs for personnel in executive, finance, accounting, business development, legal, and human resources functions. Other significant costs include rent, legal fees relating to patent and corporate matters, and fees for accounting and consulting services.

Xynomic anticipates that its general and administrative expenses will increase in the future to support continued research and development activities, including the expansion of Xynomic’s ongoing clinical trials, the initiation of additional clinical trials, and increased costs of operating as a public company. The last one will likely include costs for audit, legal, regulatory, and tax-related services, director and officer insurance premiums, and investor relations costs.

Critical Accounting Policies and Estimates

Xynomic management’s discussion and analysis of financial condition and results of operations are based on Xynomic’s financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires Xynomic to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in Xynomic’s financial statements. Xynomic bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, Xynomic evaluates its judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, will be reflected in the financial statements prospectively from the date of change in estimates.

Xynomic believes the following accounting policies used in the preparation of Xynomic’s financial statements require the most significant judgments and estimates.

SHARE-BASED COMPENSATION

Awards granted to non-employees

The Group has accounted for equity instruments issued to non-employees in accordance with the provisions of ASC 505, Equity-Based Payments to Non-Employees. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if the Group had paid cash for the services provided by the nonemployees in accordance with ASC 505.

In 2017, the Group issued 3,000,010 ordinary shares for a cash consideration of US$300 to Bridge Pharm International Inc., for the financial advisory services in connection with Series A-1 Preferred Shares (as defined below) issuance. The Group has accounted the difference between the consideration received and the fair value of these ordinary shares as redeemable preferred share issuance cost, which was recorded as a reduction of the carrying amount of the redeemable preferred share.

REDEEMABLE CONVERTIBLE PREFERRED SHARES

In January 2017, 24,435,379 Redeemable Convertible Angel Preferred Shares (“Angel Preferred Shares”) were issued to the founder of Xynomic, Mr. Yinglin Mark Xu, for consideration of US$500,000.

In February 2017, Xynomic entered into a Preferred Share Purchase Agreement (“SPA”) with certain investors, pursuant to which 12,147,500 Redeemable Convertible Series A-1 Preferred Shares (“Series A-1 Preferred Shares”) were issued for consideration of US$4,300,000.

On June 4, 2018, Xynomic entered into a shares purchase agreement with certain investors, pursuant to which a total of 5,281,101 Redeemable Convertible Series B Preferred Shares (“Series B Preferred Shares”) were to be issued for an aggregated cash consideration of US$17,000,000. On August 16, 2018, the Series B Preferred Shares were issued and US$17,000,000 was received, including the conversion of convertible notes of US$2.5 million.

The Group has classified the Angel Preferred Shares, the Series A-1 Preferred Shares and Series B Preferred Shares (collectively “Preferred Shares”) as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the issuer.

The Group has determined that conversion and redemption features embedded in the Angel Preferred Shares and the Series A-1 Preferred shares are not required to be bifurcated and accounted for as a derivative.

The Group has determined that there was a beneficial conversion feature attributable to Series B Preferred Shares, as the initial effective conversion price of the Series B Preferred Shares was lower than the fair value of the ordinary shares at the commitment date. The intrinsic value of the beneficial conversion feature was greater than the proceeds allocated to the Series B Preferred Shares. The amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series B Preferred Shares. The intrinsic value of the beneficial conversion feature was recorded as additional paid-in capital with a corresponding discount against Series B Preferred Shares issued, which resulted in an initial carrying amount of zero.

The Group accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date of the security using the interest method. As the initial carrying amount of Series B Preferred Shares is zero, the Group amortizes the discount using the straight-line method. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

Results of Operations

The following table summarizes Xynomic’s results of operations for the years ended December 31, 2017, and 2018:

	For the Year Ended December 31,
	2017	2018

Operating expenses:
Research and development	$4,321,247	$25,159,602
General and administrative	884,980	3,049,353
General and administrative to related parties	248,737	362,336
Total operating expenses	5,454,964	28,571,291

Loss from operations	5,454,964	28,571,291

Other income
Investment income	-	16,541
Total other income, net	-	16,541

Interest expenses to a related party	-	32,874
Loss from operations before income tax benefit	5,454,964	28,587,624

Income tax	-	-
Net loss	$5,454,964	$28,587,624

Research and Development Expense

Research and development expense was $4.3 million for the year ended December 31, 2017 and research and development expense for the year ended December 31, 2018 increased significantly to $25.2 million.

Research and development expense for the year ended 2017 was mainly comprised of the following items:

●	$3.8 million upfront payments to Xynomic’s licensors in accordance to licensing agreements of abexinostat and XP-102;
●	$0.5 million payments to clinical development costs associated with abexinostat;

Research and development expense for the year ended December 31, 2018 was mainly comprised of the following items:

●	$18.5 million payments to clinical development costs associated with abexinostat;
●	$1.0 million payments to external IND-enabling pre-clinical and toxicology studies as well as the commencement of manufacturing activities for XP-102.

●	$3.5 million milestone payments of license fee for abexinostat.

●	$1.0 million upfront payments of license fee for XP-105.

General and Administrative Expense

General and administrative expense was primarily attributable to the following:

●	Office leases and business travel expenses;
●	personnel costs; and
●	professional fees including external legal fees, external auditing fees, corporate communications, and public relations costs.

Xynomic expects that its general and administrative expense will increase in future periods as Xynomic expands its operations and incurs additional costs in connection with being a public company. These increases will likely include legal, auditing, and filing fees, additional insurance premiums, and general compliance and consulting expenses.

Other Income

During the year ended December 31, 2018, Xynomic earned income of $16,541 (investment income from short-term investments).

Liquidity and Capital Resources

Sources of Liquidity

From inception through December 31, 2018, the Group has financed its operations to date primarily through gross proceeds of $21.8 million from private placements of preferred shares, and proceeds of $4.3 million from debt financing. As of December 31, 2018, the Group had cash of $4,746,370.

From inception through December 31, 2018, Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed $0.9 million from Shanghai Jingshu Venture Capital Center per a loan agreement signed in April 2018 and repaid in August 2018; Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed $1.4 million from Zhongshan Bison Healthcare Investment Limited (Limited Partnership) per a loan agreement signed in May 2018 and has repaid $0.3 million in August 2018; the Group borrowed $2.0 million from Yinglin Mark Xu per a bridge loan agreement signed in August 2017; and the Group in aggregate raised $21.8 million through equity financing. The Group, on a consolidated basis, had $3,153,088 in outstanding principal and interest under the aforementioned loan agreements as of December 31, 2018.

The Group’s recurring losses from operations since inception and the net current liabilities (current assets less current liabilities) as of December 31, 2018 raise substantial doubt about its ability to continue as a going concern. As a result, the Group has disclosed in Note 1 in its consolidated financial statements for the year ended December 31, 2018 with respect to this uncertainty. The Group’s ability to continue as a going concern will require it to obtain additional funding. The perception of the Group’s ability to continue as a going concern may make it more difficult to obtain financing for the continuation of the Group’s operations and could result in the loss of confidence by investors and employees. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. If the Group is unable to raise capital when needed or on acceptable terms, it would be forced to delay, reduce or eliminate its research and development programs and commercialization efforts.

Cash Flows

The following table provides information regarding Xynomic’s cash flows for the periods reported:

	For the year ended December 31, 2017	For the year ended December 31, 2018
Net cash used in operating activities	$(5,362,778)	$(14,723,189)
Net cash used in investing activities	(2,044)	(129,351)
Net cash provided by financing activities	5,465,166	19,570,965
Effect of foreign exchange rate changes on cash	-	(72,399)
Net increase in cash and cash equivalents	$100,344	$4,646,026

Net Cash Used in Operating Activities

The use of cash in all periods resulted primarily from Xynomic’s net losses adjusted for non-cash charges and changes in components of working capital. Net cash used in operating activities was $5,362,778, and $14,723,189 for the years ended December 31, 2017 and 2018, respectively. The net cash used in operating activities in 2017 was mainly due to the upfront payment for abexinostat according to the Exclusive License Agreement with Pharmacyclics amounted to $3.5 million and $0.3 million for XP-102 to Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). The net cash used in operating activities in 2018 include the first milestone payment to AbbVie for abexinostat in the amount of $3.5 million. The payment for contract research organizations (“CROs”) and contract manufacture organizations (“CMOs”) was approximately $0.36 million and $7.5 million for the year ended December 31, 2017 and 2018, respectively. The other cost was approximately $1.2 million and $3.7 million for the year ended December 31, 2017 and 2018, respectively.

Net Cash Used in Investing Activities

Net cash used in investing activities was $2,044 and $129,351 for the year ended December 31, 2017 and 2018, respectively. The net cash used in investing activities in 2018 is mainly due to the purchase of properties and equipment to be used in research and development activities.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $5,465,166 and $19,570,965 for the year ended December 31, 2017 and 2018, respectively. Net cash provided by financing activities during 2017 was primarily from our issuance of $4.8 million of preferred shares to certain investors and $630,585 debt financing provided by Yinglin Mark Xu. Net cash provided by financing activities during the year ended December 31, 2018 was primarily from $14.5 million Series B convertible preferred shares issued, $2.5 million convertible notes  issued, $1.4 million advance from Zhongshan Bison Healthcare Investment Limited (Limited Partnership) and $1.4 million financing provided by Yinglin Mark Xu.

Funding Requirements

Xynomic expects its expenses to increase in connection with its ongoing activities, particularly as Xynomic continues the research and development of, initiates clinical trials of, and seeks marketing approval for, its drug candidates. In addition, if Xynomic obtains marketing approval for any of its drug candidates, Xynomic expects to incur significant commercialization expenses related to drug sales, marketing, manufacturing, and distribution to the extent that such sales, marketing, and distribution are not the responsibility of potential collaborators. Furthermore, upon the Closing, Xynomic expects to incur additional costs associated with operating as a public company. Accordingly, Xynomic may need to obtain substantial additional funding in connection with its continuing operations. If Xynomic is unable to raise capital when needed, or is unable to raise capital on favorable terms, Xynomic would be forced to delay, reduce, or eliminate its research and development programs or future commercialization efforts.

Based on its current operating plan, Xynomic expects that its existing cash and cash equivalents, after giving effect to the Business Combination, will enable Xynomic to fund its operating expenses and capital expenditure requirements until early 2020. Xynomic’s future capital requirements will depend on many factors, including:

●	the scope, progress, results, and costs of drug discovery, pre-clinical development, laboratory testing, and clinical trials for Xynomic’s drug candidates;
●	the scope, prioritization, and number of Xynomic’s research and development programs;
●	the costs, timing, and outcome of regulatory review of Xynomic’s drug candidates;
●	Xynomic’s ability to establish and maintain collaborations on favorable terms, if at all;
●	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements Xynomic currently has and may have in the future;
●	the extent to which Xynomic is obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;
●	the costs of preparing, filing, and prosecuting patent applications, maintaining and enforcing Xynomic’s intellectual property rights, and defending intellectual property-related claims;
●	the extent to which Xynomic acquires or in-licenses other drug candidates and technologies;
●	the costs of securing manufacturing arrangements for commercial production; and
●	the costs of establishing, or contracting for, sales and marketing capabilities if Xynomic obtains regulatory approvals to market its drug candidates.

Identifying potential drug candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that takes many years to complete, and Xynomic may never generate the necessary data or results required to obtain marketing approval and achieve drug sales. In addition, Xynomic’s drug candidates, if approved, may not achieve commercial success. Xynomic’s commercial revenues, if any, will be derived from sales of drugs that Xynomic does not expect to be commercially available for quite a few years, if at all. Accordingly, Xynomic will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to Xynomic on acceptable terms, or at all.

Until such time, if ever, as Xynomic can generate substantial drug revenues, Xynomic expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and licensing arrangements.

If Xynomic raises funds through collaborations, strategic alliances, or licensing arrangements with third parties, Xynomic may have to relinquish valuable rights to its future revenue streams, research programs, or drug candidates or to grant licenses on terms that may not be favorable to Xynomic. If Xynomic is unable to raise additional funds through equity or debt financings when needed, Xynomic may be required to delay, limit, reduce, or terminate its drug development or future commercialization efforts or grant rights to develop and market drug candidates that Xynomic would otherwise prefer to develop and market itself.

Contractual Obligations

The following table summarizes Xynomic’s significant contractual obligations as of payment due date by period at December 31, 2018:

	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 years

Debt repayments (1)	$3,153,088	3,153,088	—	—	—

(1)	Consists of payment obligations for loan agreement with Yinglin Mark Xu and Zhongshan Bison Healthcare Investment Limited (Limited Partnership). As of December 31, 2018, Xynomic had $2,008,936 in outstanding principal under the agreement with Yinglin Mark Xu and $1,144,152 outstanding principal and interest under the agreement with Zhongshan Bison Healthcare Investment Limited (Limited Partnership).

Xynomic also have obligations to make future payments to third party licensors that become due and payable on the achievement of certain development, regulatory and commercial milestones. This includes milestone payments associated with Xynomic’s license agreements. Possible future payments under Xynomic’s license arrangements include up to $10.5 million in payments related to abexinostat, up to $ 17.7 million related to XP-102, and up to $18 million related to XP-105. Xynomic have not included these commitments on our balance sheet or in the table above because the commitments are cancellable if the milestones are not complete and achievement and timing of these obligations are not fixed or determinable.

Xynomic enters into agreements in the normal course of business with CROs for clinical trials and clinical supply manufacturing and with vendors for pre-clinical research studies, synthetic chemistry, and other services and products for operating purposes. Xynomic has not included these payments in the table of contractual obligations above since the contracts are cancelable at any time by Xynomic, generally upon 30 days prior written notice to the vendor.

Off-Balance Sheet Arrangements

Xynomic did not have, during the periods presented, and Xynomic does not currently have, any off-balance sheet arrangements, as defined under applicable Securities and Exchange Commission rules.

Quantitative and Qualitative Disclosures about Market Risk

Xynomic is exposed to market risks related to changes in interest rates. Xynomic’s primary exposure to market risks is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates.

Xynomic is also exposed to market risk related to changes in foreign currency exchange rates. Xynomic contracts with vendors that are located in Asia and Europe, which are denominated in foreign currencies. Xynomic is subject to fluctuations in foreign currency rates in connection with these agreements. Xynomic does not currently hedge its foreign currency exchange rate risk. As of December 31, 2018, Xynomic had $2.25 million liabilities denominated in foreign currencies.

Inflation generally affects Xynomic by increasing its labor costs and clinical trial costs. Xynomic does not believe that inflation had a material effect on its business, financial condition, or results of operations since its inception.

EXECUTIVE AND DIRECTOR COMPENSATION OF XYNOMIC

Summary Compensation Table

The table below sets forth the annual compensation paid by Xynomic during the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016, to the principal executive officer and the next two most highly-compensated executive officers (the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified Deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Yinglin Mark Xu, Chairman, CEO & President	2018	-	-	-	-	-	-	0	0
	2017	-	-	-	-	-	-	0	0
	2016	-	-	-	-	-	-	0	0

Ying Zhang, VP of Global Strategic Sourcing	2018	192,826.91	16,600.00	-	-	-	-	0	209,426.91
	2017	125,346.68	-	-	-	-	-	0	125,346.68
	2016	-	-	-	-	-	-	0	0

Wentao Jason Wu, Chief Operating Officer	2018	137,546.17	9,735.00	-	-	-	-	0	147,281.17
	2017	100,135.90	-	-	-	-	-	0	100,135.90
	2016	-	-	-	-	-	-	0	0

Yong Cui, VP of Chemistry, Manufacturing, and Controls (CMC) and Director
	2018	246,092.00	-	-	-	-	-	0	246,092.00
	2017	69,960.00	-	-	-	-	-	0	69,960.00
	2016	-	-	-	-	-	-	0	0

Narrative Disclosure to Summary Compensation Table

For 2016, no compensation was provided to the Named Executive Officers by Xynomic.

For 2017, the only compensation provided to the Named Executive Officers were base salaries.

For 2018, the compensation provided to the Named Executive Officers were base salaries and bonuses.

Base Salary and Bonus. Base salaries and bonuses are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.

Employment Agreements.

Xynomic has not entered into an employment agreement with its CEO Yinglin Mark Xu.  Xynomic and Yinglin Mark Xu plan to enter into a customary employment agreement prior to the Closing.

Xynomic has entered into an employment agreement with Wentao Jason Wu, effective on January 1, 2019. Under the terms of the employment agreement, Dr. Wu is employed as the Chief Operating Officer of Xynomic, reporting to the Chief Executive Officer or such other person as Xynomic may designate. Dr. Wu will receive an annual salary of $160,008 and is eligible to receive an annual discretional bonus. Xynomic or Dr. Wu may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Wu will be entitled only to payment of his regular salary pro-rated through the termination date. Under the employment agreement, Dr. Wu will be subject to non-competition and non-solicitation restrictions during his employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Ying Zhang, effective on January 1, 2019. Under the terms of the employment agreement, Ms. Zhang is employed as the Vice President of Global Strategic Sourcing and Operations of Xynomic, reporting to Chief Operation Officer or such other person as Xynomic may designate. Ms. Zhang will receive an annual salary of $360,000 and is eligible to receive an annual discretional bonus targeted at 8.33% of her base salary. Xynomic or Ms. Zhang may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Ms. Zhang will be entitled only to payment of her regular salary pro-rated through the termination date. Under the employment agreement, Ms. Zhang will be subject to non-competition and non-solicitation restrictions during her employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Sophia Paspal, effective on January 16, 2019. Under the terms of the employment agreement, Dr. Paspal is employed as the Vice President of Regulatory Affairs and Quality Assurance of Xynomic, reporting to Chief Operation Officer or such other person as Xynomic may designate. She is responsible for such duties as Xynomic may from time-to-time assign. Dr. Paspal will receive an annual salary of $250,000, with a one-time signing on bonus of $25,000, subject to certain forfeitures as set forth in the employment agreement. During her employment, Dr. Paspal is eligible to receive an annual discretional bonus targeted at 20% of her base salary. Xynomic or Dr. Paspal may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Paspal will be entitled only to payment of her regular salary pro-rated through the termination date. Under the employment agreement, Dr. Paspal will be subject to non-competition and non-solicitation restrictions during her employment and for a period of twelve (12) months thereafter.

Dr. Niefang Yu is engaged by Xynomic Nanjing under the terms of a Cooperative Development Agreement for New Drugs, effective as of May 1, 2018. Under the terms of the agreement, Dr. Yu is employed on a part-time basis as a senior manager in charge of Xynomic’s research and development center located in Shanghai. Dr. Yu receives a monthly salary of RMB35,000. The agreement also provided for the future grant of an option to purchase shares of common stock from Xynomic, which has not yet been granted.

Xynomic Zhongshan has entered into a labor contract with Bing Zhao, effective on March 1, 2019. Under the terms of the labor contract, Bing Zhao is employed as the Vice President of Xynomic Zhongshan in charge of Greater China Clinical and Regulatory Affairs for a term of three (3) years. Dr. Zhao will receive a monthly salary of RMB30,000. Prior to the expiration of the term, Dr. Zhao may terminate the employment for convenience upon thirty (30) days’ prior written notice and Xynomic Zhongshan may terminate Dr. Zhao’s employment under certain circumstances, as provided in applicable PRC labor laws. Under a non-competition agreement dated March 1, 2019, Dr. Zhao is subject to non-competition and non-solicitation restrictions during his employment and for a period of twenty-four (24) months thereafter; provided that he will receive reasonable compensations for the post-employment non-competition and non-solicitation restrictions.

Each Named Executive Officer is also subject to general confidentiality obligations and obligations to assign proprietary property to Xynomic or a subsidiary of Xynomic in his or her respective confidentiality agreement, consulting agreement or employment agreement.

Pursuant to the Merger Agreement, certain officers of Xynomic will enter into a non-competition and non-solicitation agreement with the combined entity upon the Closing of the Business Combination, a form of which is attached hereto as Exhibit 10.11.

Long Term Incentives. As of December 31, 2018, none of the Named Executive Officers held equity compensation awards. Xynomic has, however, obtained shareholder approval of the Xynomic 2018 Equity Incentive Plan in August 2018. At the Closing of the Merger, the combined entity following the Merger will assume and adopt the Xynomic 2018 Equity Incentive Plan. Each outstanding Xynomic option as of the Closing shall be assumed by the combined entity and automatically converted into an option to purchase common shares of the combined entity, subject to the terms and conditions as set forth in the Xynomic Stock Incentive Plan. Please refer to disclosure regarding “Incentive Plan Proposal” for the terms of the Xynomic 2018 Equity Incentive Plan and additional information. On January 21, 2019, Xynomic awarded Ying Zhang an option to purchase 100,000 shares of common stock from Xynomic at the exercise price of $1.00 per share and subject to customary vesting terms pursuant to the Xynomic 2018 Equity Incentive Plan.

Outstanding Equity Awards at 2016, 2017 and 2018 Fiscal Year-End

As of December 31, 2016, 2017 and 2018, none of the Named Executive Officers held equity compensation awards.

Potential Payments upon Termination or Change in Control

As of December 31, 2018, no Named Executive Officer had a contractual or other entitlement to severance or other payments upon termination or a change in control.

Compensation of Directors

Xynomic did not have non-employee directors in 2016 and 2017.

Individuals who served as directors during 2016 and 2017 and who were also employed by Xynomic did not receive any additional compensation for their service as a director during 2016 and 2017, but did receive compensation in their capacity as employees in 2017. For additional discussion of this compensation, see “Certain Relationships and Related Party Transactions — Xynomic Related Person Transactions.”

Management After The Business Combination

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For their biographical information, see “The Director Election Proposal.”

Name	Age	Position
Yinglin Mark Xu	48	Chairman, Chief Executive Officer, Interim Chief Financial Officer and President
Wentao Jason Wu	52	Chief Operating Officer
Tingzhi Qian	40	Executive Director
Jiayuan James Tong	45	Chief Strategy Officer, Executive Vice President, and Executive Director
Jinwei Coco Kou	38	Interim Chief Accounting Officer
Charles Vincent Prizzi	44	Independent Director
Thomas Folinsbee	51	Independent Director
Richard Peidong Wu	54	Independent Director
Adam Inglis	40	Independent Director

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Board of Directors

Upon the Closing, we anticipate that the size of our board of directors will be expanded to seven directors, including four executive directors and five independent directors. Our board of directors has Messrs. Thomas Folinsbee, Charles Prizzi, Richard Wu and James Jiayuan Tong for re-election as directors and will elect Mr. Yinglin Mark Xu, Mr. Tingzhi Qian, and Mr. Adam Inglis to serve as directors. Therefore, if the Business Combination is consummated, our board of directors will consist of: Yinglin Mark Xu (the current Chairman, Chief Executive Officer and President of Xynomic), Tingzhi Qian (the current director of Xynomic), James Jiayuan Tong (the current Chief Executive Officer and a director of Bison), three incumbent independent directors of Bison (Charles Prizzi, Thomas Folinsbee, and Richard Wu), and Adam Inglis, one additional independent director.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the Closing. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Charles Prizzi, Thomas Folinsbee, Richard Wu, independent director #4, and #5 are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have an audit committee of the board of directors. Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu serve as members of our audit committee. Mr. Richard Wu serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Wu qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have a compensation committee of the board of directors. The members of our Compensation Committee are Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu. Mr. Prizzi serves as chairman of the Compensation Committee.

Corporate Governance and Nominating Committee

Upon the Closing, assuming the approval of the Director Election Proposal, our Corporate Governance and Nominating Committee will consist of Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu, with Richard Wu serving as the chairman of the Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

We anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable Nasdaq listing standards. Prior to the Meeting, our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee, which is attached hereto as Annex G.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers, and employees in accordance with applicable federal securities laws.

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors.

Executive Compensation

Overview

Following the Closing, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which is designed to align compensation with our business objectives and the creation of shareholder value, while enabling us to attract, motivate, and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the Compensation Committee following the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus, and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been our historical practice to assure that base salary is fair to the executive officers, competitive within the industry, and reasonable in light of our cost structure. Upon the completion of the Business Combination, our Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities, and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

Bison currently does not have any stock-based awards in place, while Xynomic has an Employee Stock Option Plan (“ESOP”), which grants select executives, employees, and advisors options to acquire Xynomic’s stock at significant discount to its fair market value. These options typically have a four-year vesting schedule, with 25% shares vested on the first anniversary day of the grant date, and 1/48 shares vested every month thereafter. No shares were issued under the ESOP before December 31, 2018.

Other Compensation

The Company expects to continue to offer country-specific employee benefit plans that are customary in the countries where the employee are based, including medical, dental, 401(k) plans, unemployment benefits, and house funding, in which the executive officers will participate.

Description of Securities

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed amended and restated memorandum and articles of the association (the “Proposed Amended and Restated Charter”) in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The Proposed Amended and Restated Charter is described in “The Charter Amendment Proposal,” and the full text of the Proposed Amended and Restated Charter is attached as Annex D to this proxy statement/prospectus.

Authorized and Outstanding Stock

Pursuant to our Current Charter, We are authorized to issue an unlimited number of both ordinary shares of no par value and preferred shares of no par value. Our Interim Charter which will be our governing document since the domestication until the consummation of the Business Combination, allows us to issue up to 200 million common shares, par value $0.0001 per share and up to 50 million preferred shares, par value $0.0001 per share. Pursuant to the Proposed Amended and Restated Charter which takes effectiveness following the consummation of the Business Combination, we will be authorized to issue up to 200 million common shares, par value $0.0001 per share and up to 50 million preferred shares, par value $0.0001 per share. The outstanding ordinary shares are, and the Company common shares issuable to Xynomic stockholders pursuant to the Business Combination will be, duly authorized, validly issued, fully paid, and non-assessable. As of the Record Date for the Meeting, there were 2,744,517 Bison ordinary shares outstanding held by nine holders of record. As of the Record Date for the Meeting, Bison’s units were held by [●] holder of record and Bison’s warrants were held by [●] holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Units and Private Units

Each unit consists of one ordinary share, one right and one-half of one warrant. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of our initial business combination. Each whole warrant entitles the holder to one ordinary share exercisable at $11.50 per share. No fractional warrants will be issued and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to trade a full warrant.

With certain limited exceptions, the private units (including the warrants or ordinary shares issuable upon exercise of the warrants) will not be transferable, assignable or salable by our initial shareholders until after the completion of our initial business combination and the private warrants will not be redeemable by us so long as they are held by shareholders of the sponsor or their permitted transferees. Otherwise, the private units have terms and provisions that are identical the units sold in this offering except that (1) the private units are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the private units is registered under the Securities Act, and (2) the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. If the private warrants are held by holders other than the holders who purchased private units or their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants being sold in this offering. The price of the private units was determined in negotiations between our sponsor and the underwriter for this offering, with reference to the prices paid by sponsors for such warrants in special purpose acquisition companies, which have recently consummated their initial public offerings.

With certain limited exceptions, the private units will not be transferable, assignable or salable by our initial shareholders until after the completion of our initial business combination.

Ordinary Shares/common stock prior to the Business Combination

We are providing shareholders with the opportunity to redeem their shares upon the Closing at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the Closing.

We will consummate the Business Combination only if a majority of the votes cast at the Meeting, in person or by proxy, are voted in favor of the Business Combination Proposal and the other conditions under the Merger Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal — The Merger Agreement —Conditions to Closing of the Business Combination,” are satisfied or, where permitted, waived. However, the participation of our Sponsor, officers, directors, advisors, or their affiliates could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares indicate their intention to vote against the Business Combination.

Our Initial Shareholders have agreed to vote any Bison ordinary shares owned by them in favor of the Business Combination. As of the date of filing this proxy statement/prospectus, our Initial Shareholders do not currently hold any public shares. Public shareholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to our Current Charter, if we are unable to consummate the business combination by June 24, 2019 or such earlier date as determined by Bison’s board of directors, we will, as promptly as reasonably possible but not more than five business days thereafter, subject to the BVI Business Companies Act of 2004, distribute the aggregate amount then on deposit in the trust account (net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account will be effected as required by and by function of our memorandum and articles of association and prior to any formal voluntary liquidation of the company. Our sponsor has agreed to waive its right to receive liquidating distributions with respect to its founder shares and private shares if we fail to consummate our initial business combination within 21 months from the closing of this offering. However, if our sponsor or any of our officers, directors or affiliates acquire public shares in or after this offering, they will be entitled to receive liquidating distributions with respect to such public shares if we fail to consummate our initial business combination within the required time period.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after our initial business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the redemption rights set forth above.

Company Common Stock following the Business Combination

The Proposed Amended and Restated Charter, which we will adopt if the Charter Amendment Proposal is approved, provides that the Company common stock will have identical rights, powers, preferences, and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Company common stock possess all voting power for the election of our directors and all other matters requiring shareholder action. Holders of Company common stock are entitled to one vote per share on matters to be voted on by shareholders.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Liquidation, Dissolution, and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up, the holders of the Company common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to shareholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of the Business Combination, subject to the limitations described herein.

Election of Directors

Our board of directors is currently divided into two classes, Class I and Class II, with each class of directors serving staggered two-year terms (with the exception of the first Class I directors, who will serve for a term expiring at Bison’s first annual meeting.)

Upon the Closing, Bison’s board of directors shall consist of seven directors in only one class. Each director shall hold office until the 2019 annual meeting of the shareholders or until such director’s earlier death, resignation, or removal as hereinafter provided.

Founder Shares

The Founder Shares are identical to the public shares sold in the IPO, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of business combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if the Company fails to complete a Business Combination within June 24, 2019 or such earlier date as determined by Bison’s board of directors (the “Combination Period”).

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign, or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of a business combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, and with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of a business combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property.

Registration Rights

Pursuant to the Merger Agreement, we have provided the Xynomic stockholders, our Initial Shareholders, and EarlyBirdCapital with “demand” registration rights and “piggyback” registration rights in the Business Combination and use commercially reasonable efforts to cause such registration statement to become effective by or on the 180th day following the Closing, subject to certain limitations and conditions set forth in the Merger Agreement. For further information, see “The Business Combination Proposal — The Merger Agreement —Registration Rights.”

Rights

There are currently 6,037,500 public rights of Bison outstanding, which were originally sold as part of units in Bison’s IPO and 432,063 private rights of Bison outstanding, which were original sold as part of private units in Bison’s private placement in conjunction with the IPO. Each holder of a right will receive one-tenth (1/10) of a Company common share upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares upon consummation of the Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors. The shares issuable upon exchange of the rights have been registered in this proxy statement/prospectus.

The number of Company common shares that the holders of rights are entitled to receive upon consummation of the Business Combination shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the ordinary shares occurring on or after the date hereof and prior to the consummation of the Business Combination.

The rights were issued in registered form under a rights agreement between Continental Stock Transfer & Trust Company, as rights agent, and us. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

If we are unable to complete the Business Combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Because we will only issue a whole number of shares, you will not receive any fractional shares to the extent the number of rights held by you upon consummation of our initial business combination is not divisible by ten.

The rights included in the private units will be identical to the rights included in the units being offered by this prospectus except that the shares issuable upon the exchange of such rights will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act.

Warrants

There are currently 3,018,750 public warrants of Bison outstanding which were originally sold as part of units in Bison’s IPO and 216,031 private warrants of Bison outstanding where were originally sold as part of private units in a private place in conjunction with the IPO. Each whole warrant entitles the registered holder to purchase one Company common share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the consummation of the Business Combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the Company common shares issuable upon exercise of the warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Company common shares issuable upon exercise of the public warrants is not effective within 120 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of the Business Combination at 5:00 p.m., New York City time.

The private warrants will be identical to the public warrants underlying the units being offered by this prospectus except that such private warrants will be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $.01 per warrant:

●	at any time while the warrants are exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,
●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $24.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and
●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable for cash and we will not be obligated to issue common shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common shares issuable upon exercise of the warrants is current and the common shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common shares issuable upon the exercise of the warrants is not current or if the common shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Purchase Option

We sold EarlyBirdCapital (and/or its designees) an option to purchase up to 157,500 units at $10.00 per unit. The units issuable upon exercise of this option are identical to units, if the purchase option is exercised, will be purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the units is registered under the Securities Act.

Our Transfer Agent and Right and Warrant Agent

The transfer agent for our ordinary shares, Company common shares, and right and warrant agent for our rights warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Company common shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Company common shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Company common shares then outstanding; or
●	the average weekly reported trading volume of the Company common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted Company common shares issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the definitive proxy statement/prospectus relating to the Business Combination).

As of the date of this proxy statement/prospectus, we had 2,744,517 ordinary shares outstanding. Of these shares, the 6,037,500 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. Given that shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account, there are currently 803,080 shares sold in our IPO are freely tradable. All of the 1,509,375 Founder Shares owned by our Sponsor, officers, independent directors, and advisor are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 3,234,781 warrants of Bison outstanding, consisting of 3,018,750 public warrants originally sold as part of units in Bison’s IPO and 216,031 private warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Bison’s IPO. Each warrant is exercisable for one share of our Company common shares, in accordance with the terms of the warrant agreement governing the warrants.

Registration Rights

Pursuant to a registration rights agreement we entered into on June 19, 2017, our Initial Shareholders and EarlyBirdCapital and their permitted transferees can demand that we register the Founder Shares, the private units and underlying securities, and any securities issued upon conversion of working capital loans. The holders of the majority of the Founder Shares are entitled to demand that we register these shares at any time commencing three months prior to the first anniversary of the consummation of our initial business combination. The holders of the private units (or underlying securities) are entitled to demand that we register these securities at any time after we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the consummation of our initial business combination.

At the Closing, the Company will enter into a registration rights agreement with the Xynomic stockholders, in substantially the form attached to the Merger Agreement (the “Registration Rights Agreement”). In this section, we refer to each of the parties to the Registration Rights Agreement (other than the Company) as an “Investor or the Investors”. Under the Registration Rights Agreement, the Investors will have registration rights that will obligate Bison to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of their Closing Consideration Shares (the “Registrable Securities”), except that Registrable Securities that are subject to transfer restrictions in the Lock-Up Agreement or Escrow Shares held in the Escrow Account may not be requested to be registered or registered until the end of the applicable transfer restrictions. Holders of a majority-in-interest of any class of Registrable Securities will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Registrable Securities, and other holders of the Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Bison proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, Bison shall give notice to the holders of the Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. Under the Registration Rights Agreement, Bison will agree to indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents, and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify Bison and certain persons or entities related to Bison, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

For a more detailed description of the terms of the Registration Rights Agreement, see “The Business Combination Proposal—Registration Rights Agreement.”

Listing of Securities

We have applied to continue the listing of our Company common shares and warrants on Nasdaq under the new symbols “XYN” and “XYNPW,” respectively, upon the Closing. Xynomic will have new CUSIP numbers for their common stock and warrants to be effective at the time of the Business Combination, 98421X102 and 98421X110, respectively.

Beneficial Ownership of Securities

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our ordinary shares as of the Record Date (pre-Business Combination) and (ii) expected beneficial ownership of our Company common shares immediately following the Closing (post-Business Combination), assuming (for illustrative purposes) that none of the public shares of the Company is redeemed and alternatively, assuming (for illustrative purposes) that 29,041 public shares of the Company are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding ordinary shares;
●	each of our current executive officers and directors;
●	each person who will (or is expected to) become a named executive officer or director of the Company post-Business Combination; and
●	all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the Initial Shareholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See “Risk Factors — Risks Factors Relating to Bison and the Business Combination — Our Initial Shareholders and/or their affiliates may enter into agreements concerning our securities prior to the Meeting, which may have the effect of increasing the likelihood of the Closing, decreasing the value of our ordinary shares or reducing the public “float” of our ordinary shares.” The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our ordinary shares pre-Business Combination is based on 2,744,517 ordinary shares issued and outstanding as of the Record Date and do not take into account (1) the 3,018,750 public warrants to purchase up to a total of 3,018,750 Company common shares that will remain outstanding following the Business Combination, (2) up to 216,031 private warrants to purchase up to 216,031 Company common shares, (3) the unit purchase option, held by the underwriter in our IPO, to purchase up to 157,500 Company common shares, 157,500 rights to receive 15,750 Company common shares, and 78,750 public warrants to purchase up to a total of 78,750 Company common shares that will remain outstanding following the Business Combination, (4) the assumption of incentive awards granted under Xynomic 2018 Equity Incentive Plan upon the Closing, (5) any adjustments to the number of the Closing Consideration Shares that will be issued to the Xynomic stockholders, which adjustments will be based on the adjusted equity valuation of Xynomic as of the Closing; (6) the issuance of 9,852,216 Company common shares as the Earnout Shares pursuant to the Merger Agreement, (7) the 6,037,500 public rights to purchase 603,750 Company common shares, or (8) the 432,062 private rights to purchase up to 43,206 Company common shares. The expected beneficial ownership with respect to the Xynomic stockholders following the Business Combination assumes that the number of the Merger Consideration Shares that will be issued to the Xynomic stockholders is 44,334,974 (subject to adjustment for fractional shares and the Closing Consideration Shares).

The expected beneficial ownership of Company common shares post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Bison shareholder has exercised its redemption rights to receive cash from the trust account in exchange for its Bison ordinary shares and we have not issued any additional ordinary shares and (ii) there will be an aggregate of 47,726,446 Company common shares issued and outstanding at Closing.

The expected beneficial ownership of Company common shares post-Business Combination assuming a redemption of 29,401 public shares has been determined based on the following: (i) holders of no more than 29,041 shares of Bison’s ordinary shares elect to have their shares redeemed upon the consummation of the Business Combination at the conversion price of approximately $10.49 per share, which represents the maximum redemption such that the minimum required net tangible asset balance of $7,500,000   is maintained, (ii) there will be an aggregate of 47,697,405 Company common shares issued and outstanding at the Closing, and (ii) the underwriter will be paid the deferred IPO underwriting discounts and fees entirely in cash at the Closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Redemption of 29,041 public shares
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners(1)

Peixin Xu (2)	1,519,600	55.37%	1,519,600	3.27%	1,519,600	3.19%
James Jiayuan Tong (3)	391,650	14.27%	391,650	0.82%	391,650	0.82%
Peng Jin (4)	0	0	0	0	0	0
Fan Bu (5)	0	0	0	0	0	0
Charles Vincent Prizzi (6)	0	0	0	0	0	0
Thomas Folinsbee (7)	0	0	0	0	0	0
Richard Peidong Wu (8)	0	0	0	0	0	0
Bison Capital Holding Company Limited	1,519,600	55.37%	1,519,600	3.27%	1,519,600	3.19%
HGC Investment Management Inc. (9)	441,875	16.1%	441,875	0.93%	441,875	0.93%
Yinglin Mark Xu (10)	0	0	20,964,060	43.93%	20,964,060	43.95%
Tingzhi Qian (11) (16) (17)	0	0	7,776,278	16.29%	7,776,278	16.30%
Wentao Jason Wu(12) (14)	0	0	5,805,664	12.16%	5,805,664	12.17%
Adam Inglis(13)	0	0	0	0	0	0
Grand Ascent Group Limited (14)	0	0	5,805,664	12.16%	5,805,664	12.17%
Bridge Pharm International Inc. (15)	0	0	2,634,755	5.52%	2,634,755	5.52%
Prosperico Gate I Limited (16)	0	0	2,634,746	5.52%	2,634,746	5.52%
Dande Lion Limited (17)	0	0	5,141,532	10.77%	5,141,532	10.78%
Ascender Prosperity Capital Co., Ltd. (18)	0	0	2,892,249	6.06%	2,892,249	6.06%
Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (19)	0	0	1,364,153	2.86%	1,364,153	2.86%
All 5% or more beneficial owners, directors and executive officers as a group	2,353,125	85.74%	40,464,646	84.78%	40,464,646	84.8	4%

*	Less than one percent

(1)	Unless otherwise indicated, prior to the Business Combination, the business address of each of the individuals is 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing 100016, China and after the Business Combination, is Suite 4202, K. Wah Centre, 1010 Middle Huaihai Road, Shanghai 200031, China.

(2)	Fengyun Jiang, who has 100% ownership interest in Bison Capital Holding Company Limited and is Peixin Xu’s spouse, has voting and dispositive power over the shares held by such entity. This amount includes 1,117,725 shares held by Bison Capital Holding Company Limited, which is beneficially owned by Fengyun Jiang (100%); Fengyun Jiang has voting and dispositive control over the securities held by Bison and disclaims beneficial ownership of the Ordinary Shares owned by Bison Capital Holding Company Limited, except to the extent of his pecuniary interest in such company. Mr. Xu current is the Chairman of Bison but intends to resign upon the Closing.

(3)	Dr. Tong currently is the Chief Executive Officer and a director of Bison and will remain as the Chief Strategy Officer and a director upon the Closing.

(4)	Mr. Jin currently is the Chief Operating Officer of Bison but intends to resign from his position upon the Closing.

(5)	Mr. Bu currently is the Chief Financial Officer of Bison but intends to resign from his position upon the Closing.

(6)	Mr. Prizzi is an independent director of Bison and Chairman of Bison Compensation Committee and he will remain as an independent director and chairman of the Compensation Committee of the combined entity following the Closing.

(7)	Mr. Folinsbee is an independent director of Bison and will remain as an independent director of the combined entity following the Closing.

(8)	Mr. Wu is an independent director of Bison and Chairman of Bison Audit Committee and he will remain as an independent director and Chairman of the Audit Committee of the combined entity upon the Closing.

(9)	HGC Investment Management Inc., a company incorporated under the laws of Canada, which serves as the investment manager to HGC Arbitrage Fund LP, an Ontario limited partnership, with respect to the shares held by HGC Investment Management Inc. on behalf of HGC Arbitrage Fund LP. The address of the business office of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

(10)	Pursuant to the Merger Agreement, Yinglin Mark XU will be the Chairman, Chief Executive Officer, President of the combined entity following the Closing. The board of Bison and Xynomic respectively approved his appointment as the Interim Chief Financial Officer of the combined entity following the Closing.

(11)	Pursuant to the Merger Agreement, Tingzhi Qian will be a director of the combined entity following the Closing. Mr. Qian will hold the shares through his control of Prosperico Gate I Limited and Dande Lion Limited.

(12)	Pursuant to the Merger Agreement, Wentao Jason Wu will be the Chief Operating Officer of the combined entity following the Closing.

(13)	Pursuant to the Merger Agreement, Adam Inglis will be an independent director of the combined entity following the Closing.

(14)	Grand Ascent Group Limited is a healthcare focused advisory company incorporated under the laws of Hong Kong. The address of its business office is Unit 826, Ocean Centre, Harbour City, 5 Canton Road, TST, KLN, Hong Kong. The person having voting, dispositive or investment powers over Grand Ascent Group Limited is Ms. Yimei Zhang. Ms. Zhang is the close family member of Dr. Wentao Jason Wu and due do this relationship, we deem that Dr. Wu controls and/or has substantial influence on the disposition rights and voting rights of shares included herein

(15)	Bridge Pharm International Inc. is a healthcare focused advisory company incorporated under the laws of The British Virgin Islands. The address of its business office is Suite 1-301, Banxia Road, Pudong New District, Shanghai, China. The person having voting, dispositive or investment powers over Bridge Pharm International Inc. is Ms. Yanli Luo.

(16)	Prosperico Gate I Limited is an exempted company 100% and directly owned by Prosperico Healthcare Fund I, LP, which is a healthcare focused investment fund in the form of exempted limited partnership with no US-investors incorporated under the laws of the Cayman Islands. The address of the company is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. The person having voting, dispositive or investment powers over Prosperico Gate I Limited is Mr. Tingzhi Qian.

(17)	DandeLion Limited is an exempted company 100% and ultimately owned by Mr. Tingzhi Qian incorporated under the laws of The Cayman Islands. The address of the company is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. The person having voting, dispositive or investment powers over Dande Lion Limited is Mr. Tingzhi Qian.

(18)	Ascender Prosperity Capital Co., Ltd. is a healthcare focused investment company incorporated under the laws of The Cayman Islands. The address of the company is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. The person having voting, dispositive or investment powers over Ascender Prosperity Capital Co., Ltd. is Mr. Qi Jun Chen.

(19)	Zhongshan Bison Healthcare Investment Limited (Limited Partnership) is a healthcare focused venture capital and private equity investment company incorporated under the laws of Zhongshan, Guangdong Province, China. The address of its business office is B609-610, 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing 100016, China. The people having voting, dispositive or investment powers over Zhongshan Bison Healthcare Investment Limited are 5 members of its investment committee.

Certain Relationships and Related Party Transactions

Bison Related Person Transactions

In December 2016, we issued an aggregate of 1,437,500 Founder Shares to our Initial Shareholders for an aggregate purchase price of $25,000 in cash, or approximately $0.017 per share. On June 19, 2017, the number of Founder Shares issued under the original subscription agreement was increased by way of the sub-division of each of the then existing Founder Shares on a 1.05 for 1 basis, resulting in the total number of Founder Shares becoming 1,509,375. The Founder Shares are identical to the shares sold in the IPO, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in a certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of Business Combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if the Company fails to complete a Business Combination within June 24, 2019 or such earlier date as determined by Bison’s board of directors (the “Combination Period”). All of the Founder Shares were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, at the time of our IPO.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign, or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of a Business Combination or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property.

Simultaneously with the consummation of the IPO, our Sponsor, Bison Capital Holding Company Limited, and EarlyBirdCapital purchased an aggregate of 388,750 private units (or an aggregate purchase price of $3,887,500), of which 362,500 private units were purchased by Bison Capital Holding Company Limited and 26,250 private units were purchased by EarlyBirdCapital. In addition, on June 28, 2017, the Company consummated the sale of an additional 43,312 Placement Units at a price of $10.00 per Unit, of which 39,375 private units were purchased by Bison Capital Holding Company Limited and 3,937 private units were purchased by EarlyBirdCapital, generating gross proceeds of $433,125. The proceeds from the sale of the private units were added to the net proceeds from the IPO held in the Trust Account.

The private units are identical to the Units sold in the IPO, except that (i) Bison Capital Holding Company Limited and EarlyBirdCapital have agreed not to transfer, assign, or sell any of the private units until after the completion of a Business Combination, subject to certain exceptions, (ii) the private units (including underlying securities) were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the private units is registered under the Securities Act, and (iii) the warrants included in the private units (the “Private Warrants”) are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our Sponsor or EarlyBirdCapital or their permitted transferees. However, the holders have agreed (a) to vote their private shares (representing the ordinary shares underlying the private units) and any public shares in favor of a Business Combination, (b) not to propose or vote in favor of an amendment to the Current Charter, prior to and unrelated to a Business Combination, to affect the substance or timing of the Company’s obligation to redeem all public shares if it cannot complete a Business Combination within the Combination Period, unless the Company provides public shareholders an opportunity to redeem their public shares, (c) not to redeem any shares included in the private units (the “Private Shares”) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination, and (d) not to participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

We have agreed to pay our Sponsor $5,000 per month for office space, utilities, and secretarial and administrative services, as we may require from time to time. We believe, based on rents and fees for similar services in the Beijing area, that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person.

Other than the $5,000 per-month administrative fee as described above, the $38,400 annual retainer payments to our independent directors as described below and reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees, or other similar compensation, will be paid to our Sponsor, officers, directors, or to any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). Our independent directors review on a quarterly basis all payments that were made to our Sponsor, officers, directors, or our or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

We pay each of our independent directors an annual retainer of $38,400 (to be prorated for a partial term), payable in arrears commencing on the first anniversary of the closing of the IPO and ending on the earlier of the consummation of our initial business combination and our liquidation.

Prior to our IPO, our Sponsor advanced to us an aggregate of $159,304 and loaned to us $300,000 to cover expenses related to such offering. We repaid these advances and loan from the proceeds of our IPO not placed in the trust account.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate our initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the offering proceeds held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of loans may be converted upon consummation of our business combination into additional private units at a price of $10.00 per unit (which, for example, would result in the holders being issued 55,000 private shares if $500,000 of notes were so converted since the 50,000 private rights included in the private units would result in the issuance of an additional 5,000 private shares upon the Closing, as well as 50,000 warrants to purchase 25,000 Company common shares). As of the date hereof, Bison has issued $500,000 notes to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing.

After our initial business combination, members of our management team who remain with us may be paid consulting, management, or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers, or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor, officers, or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that our initial business combination is fair to our public shareholders from a financial point of view.

Pursuant to a registration rights agreement we entered into on June 19, 2017, our Initial Shareholders and EarlyBirdCapital and their permitted transferees can demand that we register the Founder Shares, the private units and underlying securities, and any securities issued upon conversion of working capital loans. The holders of the majority of the Founder Shares are entitled to demand that we register these shares at any time commencing three months prior to the first anniversary of the consummation of our initial business combination. The holders of the private units (or underlying securities) are entitled to demand that we register these securities at any time after we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the consummation of our initial business combination.

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into an agreement with Xynomic Nanjing. On May 13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On June 4, 2018, Xynomic entered into a share purchase agreement with certain investors (including Zhongshan Bison), pursuant to which a total of 5,281,101 Convertible Series B Preferred Shares (“Series B Preferred Shares”) were to be issued for an aggregated cash consideration of US$17,000,000. On August 16, 2018, the Series B Preferred Shares were issued and the US$17,000,000 were received.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the termination agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the engagement agreement within six months from the date of the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2017 and 2018, the advance from Zhongshan Bison was nil and US$1,112,455, respectively.

Zhongshan Bison is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing. Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor.

On January 21, 2019, Xynomic Nanjing repaid RMB 5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the repayment date of the remaining advance of RMB2,571,000 (US$380,562) and all accrued interest to April 15, 2019.

As of the date hereof, an aggregate of $600,000 is owed by the Company to the Sponsor as working capital loan, among which, $500,000 are evidenced notes to the Sponsor which is convertible into private units at the Sponsor’s discretion at the Closing.

Xynomic Related Person Transactions

Shanghai Jingshu Loan

On April 10, 2018, Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed RMB 6.0 million from Shanghai Jingshu Venture Capital Center, or “Shanghai Jingshu,” one of the potential investors of Series B financing and an entity affiliated with Infinite Fortune Limited, one of the Company’s shareholders, for its research and operation. The loan bears no interest and has a term of the shorter of (i) 183 days after the date of the loan agreement, or (ii) 20 business days after Xynomic receives in full the investment amount from Shanghai Jingshu in connection with the Series B financing, at which time all principal shall be due. All the outstanding amount under the loan was paid in full on August 2, 2018.

Yinglin Mark Xu Bridge Loan

On August 15, 2017, Xynomic entered into a Bridge Loan Agreement with Yinglin Mark Xu, its Chairman, Chief Executive Officer, and President, and an Amended Bridge Loan Agreement dated August 31, 2017. Under the agreement, Yinglin Mark Xu agreed to periodically provide loans to fund Xynomic’s daily operation. No security is required in connection with provision of the loan. As of December 31, 2018, Yinglin Mark Xu has provided multiple loans to Xynomic in the aggregate amount of $2,008,936. No principal or interest has been paid under the Bridge Loan Agreement and the Amended Bridge Loan Agreement.

Advance from and interest payable to a shareholder

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into an agreement with Xynomic Nanjing. On May 13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the termination agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the engagement agreement within six months after signing the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2017 and 2018, the advance from Zhongshan Bison was nil and US$1,112,455, respectively.

On January 21, 2019, Xynomic Nanjing repaid RMB 5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the repayment date of the remaining advance of RMB2,571,000 (US$380,562) and all accrued interest to April 15, 2019.

Xynomic Nanjing accrued interest expense of nil and US$32,874 for the years ended December 31, 2017 and 2018, respectively. The interest payable to Zhongshan Bison was nil and US$31,697 as of December 31, 2017 and 2018, respectively.

Bridge Pharm Services

Bridge Pharm International Inc., or “Bridge Pharm,” a shareholder of Xynomic, provided consulting service including business development, screening and selection of contract research organizations (“CROs”) and contract manufacturing organizations, and scouting and reference of key scientific and managerial talents to Xynomic group companies. Xynomic group companies paid a total contract amount of $295,021 to Bridge Pharm in June 2017 for a 20-month service. Xynomic recognized expense of $178,777 in 2017 and $116,244 in 2018. In 2017, Xynomic issued 3,000,010 ordinary shares for a cash consideration of $300 to Bridge Pharm, for the financial advisory services in connection with Series A-1 Preferred Shares issuance. Xynomic has accounted the difference between the consideration received and the fair value of these ordinary shares as redeemable preferred share issuance cost, which was recorded as a reduction of the carrying amount of the redeemable preferred share.

Consulting Agreement with Ms. Ying Zhang

Xynomic entered into a consulting agreement with Ms. Ying Zhang, VP of Global Strategic Sourcing and Operations, on March 17, 2017. Under this consulting agreement Ying Zhang provided advisory services in sourcing, alliance management, and regulatory affairs to Xynomic. Xynomic agreed to pay $12,000 monthly to Ying Zhang and reimburse her for all reasonable out-of-pocket expenses, including, without limitation, reasonable travel, hotel accommodations, phone calls, and business meals. The consulting agreement does not provide for an expiration date and each party may terminate the agreement for any reason by providing at least 30 days' prior written notice to the other party. The consulting agreement is governed by the laws of the State of Wyoming. This consulting agreement was terminated, effective January 1, 2019.

Consulting Agreement with Grand Ascent Group Limited

Xynomic entered into a consulting agreement with Grand Ascent Group Limited, or “GAGL,” a company affiliated with Wentao Jason Wu, Chief Operating Officer of Xynomic, on March 1, 2017. Under this consulting agreement, GAGL provided scientific, operational, and business development advisory services to Xynomic. Xynomic agreed to pay RMB66,666.67 (approximately $9,700) monthly to GAGL and reimburse it for all reasonable out-of-pocket expenses, including, without limitation, reasonable travel, hotel accommodations, phone calls, and business meals. The consulting agreement does not provide for an expiration date and each party may terminate the agreement for any reason by providing at least 30 days' prior written notice to the other party. The consulting agreement is governed by the laws of the State of Wyoming. This consulting agreement was terminated, effective January 1, 2019.

Equity Ownership of Xynomic by Zhongshan Bison

Zhongshan Bison Healthcare Investment Limited (Limited Partnership), an affiliate of the Sponsor (“Zhongshan Bison”), holds 1,553,265 shares of Series B preferred stock of Xynomic, representing an approximately 2.96% equity interest in Xynomic immediately prior to the Closing. Mr. Peixin Xu, the Chairman of the Sponsor, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor.

Eigenbridge Consulting Agreement

Xynomic entered into a contractor agreement with Eigenbridge, Inc., or “Contractor,” a company affiliated with Yong Cui, on February 26, 2017, pursuant to which Contractor agrees to provide specialized advisory services to Xynomic. The initial term of this agreement is from February 27, 2017, to December 31, 2017. The term shall be automatically extended on a month-to-month basis unless and until the work is completed or Contractor provides 30 days’ prior written notice to Xynomic, provided that Xynomic may terminate this agreement at any time for any reason. The contractor agreement provides for an hourly rate of $240 for the service provided by Contactor and reimbursements for travel, living, entertainment, or other costs of Contractor if these activities were pre-approved by Xynomic. This Agreement is governed by the laws of the State of California.

Cooperative Development Agreement for New Drugs with Dr. Niefang Yu

Dr. Niefang Yu is engaged by Xynomic Nanjing under the terms of a Cooperative Development Agreement for New Drugs, effective as of May 1, 2018. Under the terms of the agreement, Dr. Yu is employed on a part-time basis as a senior manager in charge of Xynomic’s research and development center located in Shanghai. Dr. Yu receives a monthly salary of RMB35,000. The agreement also provided for the future grant of an option to purchase shares of common stock from Xynomic, which has not yet been granted.

Policies and Procedures for Related Person Transactions

Effective upon the Closing, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

Price Range of Securities and Dividends

Bison

Price Range of Bison Securities

Our units, ordinary shares, rights, and warrants are each traded on the Nasdaq Capital Market under the symbols “BCACU,” “BCAC,” “BCACR,” and “BCACW,” respectively. Our units commenced public trading on June 20, 2017, and our ordinary shares, rights, and warrants commenced public trading on July 17, 2017.

On April 2, 2019, our units had a closing price of $10.70 per unit, our ordinary shares had a closing price of $10.65 per share, our warrants had a closing price of $0.20 per warrant, and our rights had a closing price of $0.39 per right, respectively.

Dividend Policy of Bison

Bison has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Following completion of the Business Combination, the post-combination company’s board of directors will consider whether to institute a dividend policy. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the Board declaring any dividends in the foreseeable future.

Xynomic

Price Range of Xynomic Securities

Historical market price information regarding Xynomic is not provided because there is no public market for Xynomic’s capital stock.

Xynomic has not paid any cash dividends during the past three years.

As of the date of this proxy statement/prospectus, Xynomic has 12 shareholders.

Combined Company

Dividend Policy

Following completion of the Business Combination, our board of directors will consider whether to institute a dividend policy.

LEGAL MATTERS

The validity of the securities of Bison DE being offered by this proxy statement/prospectus/prospectus and certain other legal matters related to this proxy statement/prospectus/prospectus with respect to the United States federal securities law and Delaware law are passed upon for us by Hunter Taubman Fischer & Li LLC.

Experts

Representatives of our independent registered public accounting firm, Marcum, will be present at the Meeting of the shareholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The audited consolidated financial statements of Bison Capital Acquisition Corp. as of December 31, 2018 and 2017, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of Xynomic Pharmaceuticals, Inc. (“Xynomic”) as of December 31, 2017 and 2018, and for the years then ended, have been included herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering Xynomic’s December 31, 2018 consolidated financial statements contains an explanatory paragraph that states, Xynomic has suffered recurring losses from operations, has net current liabilities and accumulated deficit, and has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund Xynomic’s research and development activities that raise substantial doubt about Xynomic’s ability to continue as a going concern. Xynomic’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Appraisal Rights

Appraisal rights are not available to holders of ordinary shares in connection with the Business Combination.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon a written or oral request, we will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request that we deliver single copies of our proxy statement/prospectus in the future. Shareholders may notify us of their requests by calling or writing us at our principal executive offices at 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China.

Transfer Agent and Registrar

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

Submission of Shareholder Proposals

Our board of directors is aware of no other matter that may be brought before the Meeting. Under British Virgin Islands law, only business that is specified in the notice of Meeting to shareholders may be transacted at the Meeting.

Future Shareholder Proposals

If you intend to present a proposal at the 2019 annual meeting of shareholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company not less than 90 days and not more than 120 days prior to the date for 2019 annual meeting of stockholders; provided, however, that in the event that the 2019 annual meeting is called for a date that is not within 45 days before or after the anniversary of the 2018 annual meeting, notice by the shareholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2019 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2019 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2019 annual meeting is first made by the Company.

If you intend to present a proposal at the 2019 annual meeting, or if you want to nominate one or more directors at the 2019 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement/prospectus and proxy card for our 2019 annual meeting, the proposal must be received at our principal executive offices by [●], 2019, but if the 2019 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2018 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2019 annual meeting of shareholders. Shareholder proposals for the 2019 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2019 annual meeting.

Where You Can Find More Information

We file reports, proxy statements, and other information with the SEC as required by the Exchange Act. You can read Bison’s SEC filings, including this proxy statement/prospectus as well as our Annual Report on Form 10-K for the year ended December 31, 2017, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Bison Capital Acquisition Corp.

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing 100016, China

Attn: Jim (Keshu) Li
Tel: (86)10-8444-6968
Email: jim.li@bisonholding.com

You may also obtain these documents by requesting them in writing or by telephone from Bison’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

If you are a shareholder of Bison and would like to request documents, please do so by contact the Company’s transfer agent: Continental Stock Transfer & Trust Company, by calling (212)-845-3240, or by forwarding a written request addressed to Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Bison has been supplied by Bison, and all such information relating to Xynomic has been supplied by Xynomic. Information provided by either Bison or Xynomic does not constitute any representation, estimate, or projection of any other party.

This document is a proxy statement/prospectus of Bison for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company, or Xynomic that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Index to Financial Statements

BISON CAPITAL ACQUISITION CORP.

CONTENTS	PAGE(S)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND 2017	F-3 - F-16

XYNOMIC PHARMACEUTICALS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Bison Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bison Capital Acquisition Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2016.

New York, NY

March 5, 2019

Marcum LLP ■ 750 Third Avenue ■ 11th Floor ■ New York, New York 10017 ■ Phone 212.485.5500 ■ Fax 212.485.5501 ■ marcumllp.com

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

BISON CAPITAL ACQUISITION CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current Assets
Cash	$122,615	$210,088
Prepaid expenses and other current assets	27,299	89,530
Total Current Assets	149,914	299,618

Marketable securities held in Trust Account	63,310,884	62,208,330

TOTAL ASSETS	$63,460,798	$62,507,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$164,893	$78,669
Advances from related party	1,804	1,804
Convertible promissory note – related party	400,000	—
Promissory note - related party	200,000	—
Total Current Liabilities	766,697	80,473

Commitments

Ordinary shares subject to possible redemption, 5,501,868 and 5,573,504 shares at redemption value as of December 31, 2018 and 2017, respectively	57,694,100	57,427,474

Shareholders’ Equity
Preferred shares, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 2,477,069 and 2,405,433 shares issued and outstanding (excluding 5,501,868 and 5,573,504 shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	4,776,436	5,043,062
Retained earnings/(Accumulated deficit)	223,565	(43,061)
Total Shareholders’ Equity	5,000,001	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$63,460,798	$62,507,948

The accompanying notes are an integral part of the financial statements.

BISON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017

Operating costs	$835,928	$365,215
Loss from operations	(835,928)	(365,215)

Other income:
Interest income	1,121,740	341,224
Unrealized loss on securities held in Trust Account	(19,186)	(17,269)
Net income/(loss)	$266,626	$(41,260)

Weighted average shares outstanding, basic and diluted (1)	2,426,155	1,870,947
Basic and diluted net loss per ordinary share (2)	$(0.30)	$(0.18)

(1)	Excludes an aggregate of up to 5,501,868 and 5,573,504 ordinary shares subject to possible redemption at December 31, 2018 and 2017.

(2)	Net loss per ordinary share - basic and diluted excludes income attributable to shares subject to possible redemption of $1,004,757 and $299,043 for the year ended December 31, 2018 and 2017, respectively (see Note 2).

The accompanying notes are an integral part of the financial statements.

BISON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2018 AND 2017

	Ordinary Shares		Retained Earnings/ (Accumulated)	Total Shareholders’
	Shares	Amount	Deficit	Equity
Balance – January 1, 2017	1,509,375	$25,000	$(1,801)	$23,199

Sale of 6,037,500 Units, net of underwriters discount and offering costs	6,037,500	58,124,811	—	58,124,811

Sale of 432,062 Private Units	432,062	4,320,625	—	4,320,625

Unit purchase option issued to underwriter	—	100	—	100

Ordinary shares subject to redemption	(5,573,504)	(57,427,474)	—	(57,427,474)

Net loss	—	—	(41,260)	(41,260)

Balance – December 31, 2017	2,405,433	5,043,062	(43,061)	5,000,001

Ordinary shares subject to redemption	71,636	(266,626)	—	(266,626)

Net income	—	—	266,626	266,626

Balance – December 31, 2018	2,477,069	$4,776,436	$223,565	$5,000,001

The accompanying notes are an integral part of the financial statements.

BISON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$266,626	$(41,260)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,121,740)	(341,224)
Unrealized loss on marketable securities held in Trust Account	19,186	17,269
Changes in operating assets and liabilities:
Prepaid expenses	62,231	(89,530)
Accounts payable and accrued expenses	86,224	78,669
Net cash used in operating activities	(687,473)	(376,076)

Cash Flows from Investing Activities:
Investment of cash and securities held in Trust Account	—	(61,884,375)
Net cash used in investing activities	—	(61,884,375)

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	58,563,750
Proceeds from sale of Private Units	—	4,320,625
Proceeds from sale of unit purchase option	—	100
Advances from related parties	—	71,804
Repayment of advances from related parties	—	(157,500)
Proceeds from convertible promissory note – related party	400,000	—
Proceeds from promissory note – related party	200,000	—
Repayment of promissory note – related party	—	(300,000)
Payment of offering costs	—	(351,439)
Net cash provided by financing activities	600,000	62,172,340

Net Change in Cash and Cash Equivalents	(87,473)	(88,111)
Cash and Cash Equivalents - Beginning	210,088	298,199
Cash and Cash Equivalents - Ending	$122,615	$210,088

Non-cash investing and financing activities:
Offering costs charged to additional paid in capital	$—	$402,525
Initial classification of ordinary shares subject to possible redemption	$—	$57,468,142
Change in value of ordinary shares subject to possible redemption	$266,626	$(40,668)

The accompanying notes are an integral part of these financial statements.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Bison Capital Acquisition Corp. (the “Company”) is a blank check company incorporated in the British Virgin Islands on October 7, 2016. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company focuses on businesses that have their primary operations located in Asia and North America in media/entertainment, consumer services and healthcare industries.

The Company has one subsidiary, Bison Capital Merger Sub Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on August 20, 2018 solely for the purpose of completing the business combination with Xynomic (see Note 7).

All activity through December 31, 2018 relates to the Company’s formation, its initial public offering (“Initial Public Offering”) described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Xynomic Pharmaceuticals, Inc., a Delaware corporation (“Xynomic”) (see Note 7).

The registration statements for the Company’s Initial Public Offering were declared effective on June 19, 2017. On June 23, 2017, the Company consummated the Initial Public Offering of 5,250,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit, generating gross proceeds of $52,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 388,750 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, Bison Capital Holding Company Limited (“Bison Capital”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and their designees, generating gross proceeds of $3,887,500, which is described in Note 4.

Following the closing of the Initial Public Offering and the private placement on June 23, 2017, an amount of $53,812,500 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On June 28, 2017, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 787,500 Units at $10.00 per Unit, and the sale of an additional 43,312 Private Units at $10.00 per Unit, generating total gross proceeds of $8,308,125. A total of $8,071,875 of the net proceeds were deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $61,884,375.

Transaction costs amounted to $2,250,189, consisting of $1,811,250 of underwriting fees, and $438,939 of other costs. As of December 31, 2018, $122,615 of cash was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units (subject to the terms and conditions set forth in the certain trust agreement), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, as a foreign private issuer, must comply with the tender offer rules in connection with its Business Combination, and unless otherwise required by Nasdaq rules or applicable laws, it does not intend to conduct a shareholder vote. It will, if it remains a foreign private issuer, provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination by means of a tender offer pursuant to its memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company is a foreign private issuer and it is required by Nasdaq rules or applicable laws to hold a shareholder vote, it will do so, but redemptions will still be effectuated pursuant to the tender offer rules described above. To the extent Nasdaq rules or applicable laws require redemption pursuant to a shareholder vote, even if a tender offer is also conducted, the Company will comply with such rules or laws. If the Company were to lose its foreign private issuer status, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination or may conduct a tender offer. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.25 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the outstanding shares voted are voted in favor of the Business Combination. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the ordinary shares sold in the Initial Public Offering without the Company’s prior written consent.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

The Company’s sponsor, officers and directors (the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5) shares in Private Units and any shares acquired in or after the Initial Public Offering in favor of a Business Combination, (b) not to propose, or vote in favor of, prior to and unrelated to an initial Business Combination, an amendment to the Company’s memorandum and articles of association that would affect the substance or timing of the Company’s redemption obligation to redeem all Public Shares if the Company cannot complete an initial Business Combination by March 23, 2019 (which, if approved by the Company’s shareholders, will be extended to June 24, 2019 or such earlier date as determined by the Company’s board of directors) (the “Combination Period”), unless the Company provides public shareholders an opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) and (d) that the Founder Shares and Private Units or the securities underlying the Private Units shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated.

If the Company is unable to complete a Business Combination by the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares (including any public units in the Initial Public Offering or any public units or shares that the Initial Shareholders or their affiliates purchased in the Initial Public Offering or later acquired in the open market or in private transactions) which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in each case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law. In connection with the redemption of 100% of the Company’s outstanding Public Shares each holder will receive a full pro rata portion of the amount then in the Trust Account plus any pro rata interest earned on the funds held in the Trust Account (net of any taxes payable).

The Initial Shareholders have agreed to waive their redemption rights with respect to the Founder Shares and the shares underlying the Private Units (i) in connection with the consummation of a Business Combination and (ii) if the Company fails to consummate a Business Combination within the Combination Period. The Initial Shareholders have agreed to waive their redemption rights with respect to any acquired Public Shares in connection with the consummation of a Business Combination. However, if the Company’s Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to redemption rights with respect to such Public Shares if the Company fails to consummate a Business Combination within the Combination Period. In the event of such redemption, it is possible that the per share value of the assets remaining available for redemption (including Trust Account assets) will be less than the $10.25 per unit.

Bison Capital has agreed that it will indemnify the Company to the extent necessary to ensure that the proceeds in the Trust Account are not reduced by the claims of prospective target businesses with which the Company has discussed entering into a transaction agreement, or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or prospective target business does not execute such a waiver. However, Bison Capital may not be able to meet such obligation as the Company has not required Bison Capital to retain any assets to provide for its indemnification obligations, nor has the Company taken any further steps to ensure that Bison Capital will be able to satisfy any indemnification obligations that arise. Moreover, Bison Capital will not be liable to the Company’s public shareholders if Bison Capital should fail to satisfy its obligations under this agreement and instead will only be liable to the Company. The Company will seek to reduce the possibility that Bison Capital will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Therefore, the distribution from the Trust Account to each holder of ordinary shares may be less than $10.25 per unit.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its Initial Shareholders and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2018, the Company had $122,615 of cash held outside of the Trust Account. As of December 31, 2018, the Sponsor has loaned the Company an aggregate of $600,000. In February 2019, Bison Capital committed to provide an additional $200,000 in loans to the Company (see Notes 5 and 10). Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or March 23, 2019 (which, if approved by the Company’s shareholders, will be extended to June 24, 2019, or such earlier date as determined by the Company’s board of directors), the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Marketable Securities held in Trust Account

At December 31, 2018 and 2017, the substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills and are classified as trading securities.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018 and 2017, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $2,250,189 were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2018 and 2017 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company’s tax provision is zero because the Company is organized in the British Virgin Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets or liabilities. The Company is considered to be an exempted British Virgin Islands Company, and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Net loss per share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2018 and 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 3,234,781 ordinary shares, (2) rights sold in the Initial Public Offering and private placement that convert into 646,957 ordinary shares, and (3) 157,500 ordinary shares, warrants to purchase 78,750 ordinary shares and rights that convert into 15,750 ordinary shares in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into ordinary shares is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Reconciliation of Net Loss per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Year Ended December 31,
	2018	2017
Net income (loss)	$266,626	$(41,260)
Less: Income attributable to ordinary shares subject to redemption	(1,004,757)	(299,043)
Adjusted net loss	$(738,131)	$(340,303)

Weighted average shares outstanding, basic and diluted	2,426,155	1,870,947

Basic and diluted net loss per ordinary share	$(0.30)	$(0.18)

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the amount covered by government-provided insurance, if any, and in the event of non-performance by financial institutions may expose the Company to a loss.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,037,500 Units at a purchase price of $10.00 per unit, inclusive of 787,500 Units sold to the underwriter on June 28, 2017 upon the underwriters’ election to fully exercise their over-allotment option. Each Unit consists of one ordinary share, no par value, one right (“Public Right”) and one-half of one redeemable warrant (each whole warrant, a “Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one ordinary share upon consummation of a Business Combination (see Note 8). Each whole Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (subject to certain adjustments) (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering, Bison Capital and EarlyBirdCapital purchased an aggregate of 388,750 Private Units (or an aggregate purchase price of $3,887,500), of which 362,500 Private Units were purchased by Bison Capital and 26,250 Private Units were purchased by EarlyBirdCapital. In addition, on June 28, 2017, due to the exercise of the over-allotment option by the underwriter, the Company consummated the sale of an additional 43,312 Placement Units at a price of $10.00 per Unit, of which 39,375 Private Units were purchased by Bison Capital and 3,937 Private Units were purchased by EarlyBirdCapital, generating gross proceeds of $433,125. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account.

The Private Units are identical to the Units sold in the Initial Public Offering, except that (i) Bison Capital and EarlyBirdCapital have agreed not to transfer, assign or sell any of the Private Units until after the completion of a Business Combination, subject to certain exceptions, (ii) the Private Units (including underlying securities) were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Private Units is registered under the Securities Act, and (iii) the warrants included in the Private Units (the “Private Warrants”), as described in Note 8, are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by Bison Capital or EarlyBirdCapital or their permitted transferees. However, the holders have agreed (a) to vote their private shares (representing the ordinary shares underlying the Private Units) and any Public Shares in favor of a Business Combination, (b) not to propose, or vote in favor of, an amendment to the memorandum and articles of association, prior to and unrelated to a Business Combination, to affect the substance or timing of the Company’s obligation to redeem all Public Shares if it cannot complete a Business Combination within the Combination Period, unless the Company provides public shareholders an opportunity to redeem their Public Shares, (c) not to redeem any shares included in the Private Units (the “Private Shares”) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination or sell their shares to the Company in a tender offer in connection with a Business Combination, and (d) that the Private Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2016, the Company issued 1,437,500 ordinary shares to some of its Initial Shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000. The Company received payment for the Founder Shares in January and February 2017. On June 19, 2017, the number of Founder Shares issued under the original subscription agreement was increased by way of the sub-division of each of the then existing Founder Shares on a 1.05 for 1 basis, resulting in the total number of Founder Shares becoming 1,509,375, with 196,875 of such shares being subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part. The Founder Shares are identical to the Public Shares sold in the Initial Public Offering, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of Business Combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if the Company fails to complete a Business Combination within the Combination Period.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

The 1,509,375 Founder Shares included an aggregate of up to 196,875 shares subject to forfeiture by the Initial Shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the sale of the Private Units). As a result of the underwriters’ election to exercise their over-allotment option in full on June 28, 2017, 196,875 Founder Shares are no longer subject to forfeiture.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Advances

Prior to the closing of the Initial Public Offering, Bison Capital advanced the Company an aggregate of $159,304 to be used for the payment of costs related to the Initial Public Offering. The advances are non-interest bearing, unsecured and due on demand. Advances in the amount of $157,500 was repaid shortly after the closing of the Initial Public Offering. As of December 31, 2018 and 2017, advances outstanding amounted to $1,804.

Administrative Services Arrangement

Bison Capital entered into an agreement whereby, commencing on June 19, 2017 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company will pay Bison Capital $5,000 per month for these services. For the year ended December 31, 2018 and 2017, the Company incurred $55,000 and $35,000, respectively, in fees for these services. At December 31, 2018 and 2017, $90,000 and $35,000 in administrative fees, respectively, are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Related Party Loans and Promissory Notes

Prior to the closing of the Initial Public Offering, Bison Capital loaned the Company $300,000, a portion of which was used for the payment of costs associated with the Initial Public Offering. The loan was non-interest bearing, unsecured and due on the earlier of December 31, 2017 or the closing of the Initial Public Offering. The loan was repaid shortly after the closing of the Initial Public Offering.

In order to finance transaction costs in connection with a Business Combination, Bison Capital or the Company’s officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per unit (the “Working Capital Units”). Bison Capital in August 2018, has loaned the Company an aggregate of $400,000, which is evidenced by a promissory note, non-interest bearing, unsecured and payable in cash or convertible in Private Units at $10.00 per unit, at the Bison Capital’s discretion, on the consummation of a Business Combination.

In November 2018, Bison Capital loaned the Company an additional aggregate amount of $200,000 in order to finance transaction costs in connection with a Business Combination. The loan is non-interest bearing, unsecured and due to be paid on the consummation of a Business Combination. In February 2019, $100,000 of such loans were converted into Working Capital Loans (see Note 10).

In February 2019, Bison Capital committed to provide $200,000 in loans to the Company in order to finance transaction costs in connection with a Business Combination. The loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination (see Note 10).

At December 31, 2018, an aggregate of $600,000 is owed by the Company to Bison Capital pursuant to the above loans.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 6. COMMITMENTS AND CONTINGENCIES

Director Compensation

The Company will pay its independent directors an annual retainer in an aggregate amount of $38,400 (to be prorated for a partial term), payable in arrears commencing on the first anniversary of the Initial Public Offering and ending on the earlier of a Business Combination and the Company’s liquidation. For the year ended December 31, 2018 and 2017, the Company recorded $-0- and $38,400 in director’s fees, of which $-0- and $19,200 is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets at December 31, 2018 and 2017, respectively. During the year ended December 31, 2018 and 2017, the Company has paid $19,200 and $19,200 in director’s fees, respectively.

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2017, the holders of the ordinary shares issued to the Initial shareholders (the “Founder Shares”), Private Units (and underlying securities) and working capital units (and underlying securities) are entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the registration statement. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act of 1993, as amended, to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

On June 19, 2017, the Company entered into a Business Combination Marketing Agreement with EarlyBirdCapital wherein EarlyBirdCapital would act as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to $1,811,250 (exclusive of any applicable finders’ fees which might become payable). Notwithstanding the foregoing, the fee will be reduced by an amount equal to 2% of the dollar amount of purchases of the Company’s ordinary shares by investors introduced to the Company by Bison Capital or the Company’s officers, directors or their respective affiliates following announcement by the Company of a proposed vote on such Business Combination and do not seek conversion of their shares in connection with such proposed Business Combination; provided, however, that the fee will not be reduced by more than $500,000.

Finders Agreement

On November 16, 2017, the Company entered into a finder agreement (the “Finder Agreement”) with EarlyBirdCapital pursuant to which EarlyBirdCapital will introduce potential targets (the “Targets”) to the Company on a nonexclusive basis in connection with a Business Combination. The Company shall pay EarlyBirdCapital for its services, upon the closing (or closings) of a Business Combination with a Target, a cash fee equal to 1.0% of the Total Consideration (as defined in the Finder Agreement) deducting any finder fee, advisor fee or any other type of service fee or compensation that Target has paid or has agreed to pay to EarlyBirdCapital in connection with such Business Combination. The Company shall also reimburse EarlyBirdCapital for all out-of-pocket expenses incurred and such expenses shall not exceed $10,000 in the aggregate through the termination of the Finder Agreement unless otherwise consented to in writing by the Company in advance.

NOTE 7. MERGER AGREEMENT

On September 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Xynomic, Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Yinglin Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger” and the “Surviving Company”).

At the effective date of the closing (the “Effective Time”), each share of Xynomic common stock and preferred stock issued and outstanding prior to the Effective Time (excluding dissenting shares, if any) will be automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined below) and the Earnout Shares (as defined below), and each option to purchase Xynomic stock that is outstanding immediately prior to the Effective Time will be assumed by the Company and automatically converted into an option to purchase shares of common stock of the Company.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the Closing (the “Aggregate Merger Consideration”) consists of the Closing Merger Consideration (as defined below) and the Earnout Consideration (as defined below).

The “Closing Merger Consideration” means (a) $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital. The Closing Merger Consideration is payable in newly issued shares (the “Closing Consideration Shares”) of the Company’s common stock at a value of $10.15 per share.

The Merger Agreement provides that, in addition to the Closing Merger Consideration, Xynomic stockholders will receive additional consideration of an additional 9,852,216 shares of Company common stock (representing $100,000,000 based on a $10.15 per share value of the Company’s common stock).

Consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by Xynomic’s and the Company’s respective stockholders. Other closing conditions include, among others: (i) the respective representations of the parties to each other being true and correct; (ii) performance and compliance with in all material respects of the respective covenants and agreements of each party; (iii) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated; (iv) the Company having at least $7,500,000 of net tangible assets remaining after the closing of the contemplated transactions.

The Merger also calls for additional agreements, including, among others, the Escrow Agreement, the Non-competition Agreements, the Lock-Up Agreements, the Voting and Support Agreement, and the Registration Rights Agreement.

NOTE 8. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of no par value preferred shares, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the memorandum and articles of association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each Class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. At December 31, 2018 and 2017, there are no preferred shares designated, issued or outstanding.

Ordinary Shares — The Company is authorized to issue an unlimited number of no par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2018 and 2017, there were 2,477,069 and 2,405,433 ordinary shares issued and outstanding, respectively (excluding 5,501,868 and 5,573,504 ordinary shares subject to possible redemption).

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The rights included in the Private Units sold in the Private Placement are identical to the rights included in the Units sold in the Initial Public Offering, except that, among others, the rights including the shares issuable upon exchange of such rights, are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable upon the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 120 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except the Private Warrants are exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such Private Warrants is not effective) or on a cashless basis, at the holder’s option, and are not be redeemable by the Company, in each case so long as they are still held by the Initial Shareholders or their affiliates.

The Company may call the warrants for redemption (excluding the Private Warrants, but including any outstanding warrants issued upon exercise of the unit purchase option issued to EarlyBirdCapital), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Public Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $24.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Public Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Unit Purchase Option

The Company sold to the underwriter and its designees, for $100, an option to purchase up to 157,500 units exercisable at $10.00 per unit (or an aggregate exercise price of $1,575,000) commencing on the later of the first anniversary of the effective date of the registration statement related to the Initial Public Offering and the consummation of a Business Combination. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the Initial Public Offering. The units issuable upon exercise of this option are identical to the Units offered in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of the unit purchase option to be $528,441 (or $3.36 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.77% and (3) expected life of five years. The unit purchase option and such units purchased pursuant to the unit purchase option, as well as the ordinary shares underlying such units, the rights included in such units, the ordinary shares that are issuable for the rights included in such units, the warrants included in such units, and the shares underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the unit purchase option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. The unit purchase option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the unit purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018 and 2017, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2018	December 31, 2017
Assets:
Marketable securities held in Trust Account	1	$63,310,884	$62,208,330

NOTE 10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued. Other than as described below, the Company did not identify subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

In February 2019, the Company converted $100,000 of its promissory notes issued to Bison Capital into a convertible promissory note in the amount of $100,000 to evidence the Working Capital Loans. The loan is evidenced by a promissory note, is non-interest bearing, unsecured and payable in cash or convertible in Private Units at $10.00 per unit, at Bison Capital’s discretion, on the consummation of a Business Combination.

In February 2019, Bison Capital committed to provide $200,000 in loans to the Company in order to finance transaction costs in connection with a Business Combination.

The Company has filed a preliminary proxy statement on February 22, 2019 and its amendment on March 4, 2019, pursuant to which it is seeking shareholder approval to extend the time by which the Company is required to consummate a Business Combination from March 23, 2019 to June 24, 2019, or such earlier date as determined by the Company’s board of directors (the “Extension Proposal”).

On March 3, 2019, the Company received a commitment from Xynomic that it has agreed to contribute to the Company as a loan $0.02 per month for each Public Share that is not redeemed by the Company’s shareholders (the “Contribution”) in connection with the Extension Proposal.

On March 4, 2019, Bison filed a definitive proxy statement on Schedule 14A for the shareholders’ approval on the Extension Amendment and Trust Amendment.

On March 21, 2019, Bison held a special meeting of stockholders (the “Extension Meeting”). At the Extension Meeting, the Company’s stockholders approved the following items: (i) an amendment to the Company’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which the Company must consummate its initial business combination and the date for cessation of operations of the Company if the Company has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of the Company (the “Extension Amendment Proposal”) and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between the Company and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019 (the “Trust Amendment Proposal”). In connection with the Extension Meeting, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. As a result, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Xynomic Pharmaceuticals, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Xynomic Pharmaceuticals, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2018, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has net current liabilities and accumulated deficit, and has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2018.

Beijing, China
April 3, 2019

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except share data)

	Note	As of December 31,
		2017	2018

ASSETS

Current assets:
Cash	3	$100,344	$4,746,370
Prepaid expenses	5	21,122	277,750
Prepaid expenses to a shareholder	14	116,244	-
Total current assets		237,710	5,024,120
Property and equipment, net	2(f)	-	280,730
Intangible assets, net	2(g)	1,874	1,937
Other non-current assets	6	-	155,176

TOTAL ASSETS		$239,584	$5,461,963

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Bank overdraft		$33,619	$4,954
Accrued expenses and other current liabilities	7	229,982	14,407,261
Amount due to shareholders	14	630,903	3,233,728
Total current liabilities		894,504	17,645,943

Total liabilities		894,504	17,645,943

Commitments and Contingencies	13

Mezzanine equity:
Angel Preferred Shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 23,435,379 shares authorized, issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$537,274 and US$580,256 as of December 31, 2017 and 2018; Liquidation value of US$751,233 and US$811,332 as of December 31, 2017 and 2018)	9	537,274	580,256
Series A-1 Preferred Shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 12,147,500 shares authorized, issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$4,542,389 and US$4,905,780 as of December 31, 2017 and 2018; Liquidation value of US$6,448,355 and US$6,964,223 as of December 31, 2017 and 2018)	9	4,542,389	4,905,780
Series B Preferred Shares (par value US$0.0001 per share as of December 31, 2018; nil and 5,281,101 shares authorized, nil and 5,281,101 shares issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$2,424,712 as of December 31, 2018; Liquidation value of US$24,335,989 as of December 31, 2018)	9	-	2,424,712
Total mezzanine equity		5,079,663	7,910,748

Shareholders’ deficit:
Ordinary shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 149,617,121 shares authorized, 9,617,121 shares issued and outstanding as of December 31, 2017 and 2018)	10	962	962
Additional paid-in capital		-	14,168,915
Accumulated other comprehensive income		-	58,564
Accumulated deficit		(5,735,545)	(34,323,169)
Total shareholders’ deficit		(5,734,583)	(20,094,728)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		$239,584	$5,461,963

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED statements of COMPREHENSIVE lOSS

(In U.S. dollars, except share data)

	Note	For the Year Ended December 31,
		2017	2018

Operating expenses:
Research and development		$4,321,247	$25,159,602
General and administrative		884,980	3,049,353
General and administrative to related parties	14	248,737	362,336
Total operating expenses		5,454,964	28,571,291

Loss from operations		5,454,964	28,571,291

Other income
Investment income		-	16,541
Total other income, net		-	16,541

Interest expenses to a related party	14	-	32,874
Loss from operations before income tax benefit		5,454,964	28,587,624

Income tax	4	-	-
Net loss		5,454,964	28,587,624

Accretion to preferred share redemption value		1,269,366	2,831,085
Net loss attributable to ordinary shareholders		6,724,330	31,418,709

Other comprehensive (income)/loss:
Foreign currency translation adjustment, net of nil income taxes		-	(58,564)
Unrealized gain on available for sale securities, net of nil income taxes		-	(16,541)
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		-	16,541
Total other comprehensive income		-	(58,564)

Comprehensive loss attributable to ordinary shareholders		6,724,330	31,360,145

Weighted average ordinary shares outstanding – basic and diluted		8,826,673	9,617,121

Loss per share - basic and diluted	11	0.76	3.27

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In U.S. dollars, except share data)

	Ordinary shares		Additional paid-in	Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	capital	Income	deficit	Deficit
Balance as of January 1, 2017	-	$-	$-	$-	$(918)	$(918)
Issuance of ordinary shares (Note 10)	9,617,121	962	989,703	-	-	990,665
Redeemable convertible preferred shares redemption value accretion (Note 9)	-	-	(989,703)	-	(279,663)	(1,269,366)
Net loss	-	-	-	-	(5,454,964)	(5,454,964)
Balance as of December 31, 2017	9,617,121	962	-	-	(5,735,545)	(5,734,583)
Beneficial conversion feature of Series B Preferred Shares (Note 9)	-	-	17,000,000	-	-	17,000,000
Redeemable convertible preferred shares redemption value accretion (Note 9)	-	-	(2,831,085)	-	-	(2,831,085)
Net loss	-	-	-	-	(28,587,624)	(28,587,624)
Foreign currency translation adjustment, net of nil income taxes	-	-	-	58,564	-	58,564
Unrealized holding gains on available-for-sale security, net of nil income taxes	-	-	-	16,541	-	16,541
Reclassification adjustment for gains on available-for-sale securities realized in net income, net of nil income taxes	-	-	-	(16,541)	-	(16,541)
Balance as of December 31, 2018	9,617,121	$962	$14,168,915	$58,564	$(34,323,169)	$(20,094,728)

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED statements of cash flows

(In U.S. dollars)

	For the Year Ended December 31,
	2017	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,454,964)	$(28,587,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Investment income	-	(16,541)
Amortization	170	605
Depreciation	-	505
Changes in operating assets and liabilities:
Prepaid expenses	(21,122)	(266,910)
Prepaid expenses to a shareholder	(116,244)	116,244
Other non-current assets	-	(157,483)
Accrued expenses and other payables	229,382	14,074,501
Amount due to shareholders	-	113,514
Net cash used in operating activities	(5,362,778)	(14,723,189)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,044)	(684)
Purchase of property and equipment	-	(176,815)
Purchase of short-term investments	-	(4,447,904)
Sale of short-term investments	-	4,496,052
Net cash used in investing activities	(2,044)	(129,351)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	33,619	(28,665)
Proceeds from advance from a Series B shareholder	-	1,425,959
Repayment of advance from a Series B shareholder	-	(262,743)
Proceeds from short-term loan	-	906,810
Repayment of short-term loan	-	(877,450)
Proceeds from issuance of ordinary shares	962	-
Proceeds from issuance of Series Angel Preferred Shares	500,000	-
Proceeds from issuance of Series A-1 Preferred Shares	4,300,000	-
Proceeds from issuance of convertible notes	-	2,500,000
Proceeds from issuance of Series B Preferred Shares	-	14,500,000
Advance from a shareholder	630,585	1,407,054
Net cash provided by financing activities	5,465,166	19,570,965

Effect of foreign exchange rate changes on cash	-	(72,399)

NET INCREASE IN CASH	100,344	4,646,026
CASH, BEGINNING OF THE YEAR	-	100,344
CASH, END OF THE YEAR	$100,344	$4,746,370

SUPPLEMENTAL INFORMATION
Interest paid	-	-
Income tax paid	-	-

Non-cash transactions:
Discount due to beneficial conversion feature	$-	$17,000,000
Convertible notes converted into Series B Preferred Shares	$-	$2,500,000

The accompany notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

(In U.S. dollars, except share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Xynomic Pharmaceuticals, Inc. (the “Company” or “Xynomic”) was incorporated in the United States on August 24, 2016. The Company and its subsidiaries (collectively, the “Group”), are primarily engaged in in-licensing, developing and commercializing oncology drug candidates in the People’s Republic of China (“PRC”), the United States, and rest of the world.

As of December 31, 2018, the Company’s subsidiaries are as following:

Subsidiaries	Date of incorporation	Place of incorporation /establishment	Percentage of economic ownership

Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”)	November 20, 2017	PRC	100%
Xynomic Pharmaceuticals (Shanghai) Co., Ltd. (“Xynomic Shanghai”)	July 31, 2018	PRC	100%
Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. (“Xynomic Zhongshan”)	May 15, 2018	PRC	100%

Liquidity

The Group has not generated any revenues from product sales. Substantial additional financing will be required by the Group to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that the Group’s research and development efforts will be successful.

The Group’s ability to fund operations is based on its ability to attract investors and its ability to borrow funds on reasonable economic terms. Historically, the Group has relied principally on equity financing and shareholder’s borrowings to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenues after drug marketing, controlling operating expenses, as well as, continuing to obtain additional equity financing. On April 3, 2018, the Group issued convertible notes to Northern Light Venture Capital V, Ltd., and Bo Tan and received proceeds of US$2,500,000, which were converted into 776,633 Series B Preferred Shares in August 2018. Further in August 2018, the Group raised US$17 million by issuance of 5,281,101 Series B Preferred Shares to certain investors, including the conversion of convertible notes of US$2.5 million. On September 12, 2018, the Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yinglin Mark Xu, Bison Capital Acquisition Corp. (“BCAC”), a Special Purpose Acquisition Company listed in Nasdaq, and Bison Capital Merger Sub Inc. (“Merger Sub”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of BCAC (the “Merger” and the “Surviving Company”). The Merger Agreement is contingent depending on the approval of shareholders and others described in Merger Agreement. This business combination is still in process. On March 21, 2019, BCAC’s stockholders approved the following items: (i) an amendment to the BCAC’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which BCAC must consummate its initial business combination and the date for cessation of operations of BCAC if BCAC has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of BCAC (the “Extended Termination Date”) and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between BCAC and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019. The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$5,454,964 and US$28,587,624 for the years ended December 31, 2017 and 2018, respectively. Further as of December 31, 2018, the Group had net current liabilities (current assets less current liabilities) of US$ 12,621,823 and accumulated deficit of US$34,323,169. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include the financial statements of Xynomic and its subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and expenses in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements include valuation of ordinary shares issued for share-based compensation, the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the redeemable convertible preferred shares and recoverability of deferred tax assets. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

(c)	Cash

Cash consists of cash on hand and cash in bank.

(d)	Financial instruments

Financial instruments of the Group primarily consist of cash and amount due to shareholders. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

(e)	Short-term investments

For the year ended December 31, 2018, the Company invested US$4,447,904, in wealth management products issued by commercial banks in the PRC which are redeemed upon demand of the Group. The Group earned investment income of US$16,541 on the wealth management products, which was included in investment income in the consolidated statements of comprehensive loss for the year ended December 31, 2018. As of December 31, 2018, there were no balance in short-term investments.

(f)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment. Depreciation on property and equipment is calculated on the straight-line method over the following useful lives of the assets.

Electronic equipment	3 years
Leasehold improvement	The shorter of lease terms and estimated useful lives

Property and equipment at December 31, 2017 and 2018 consisted of the following:

	As of December 31,
	2017	2018

Leasehold improvement	$-	$276,838
Electronic equipment	-	4,379
Property and Equipment	$-	$281,217
Less: Accumulated depreciation	-	(487)
Property and Equipment, net	$-	$280,730

Depreciation expenses were recorded in general and administrative of US$505 for the year ended December 31, 2018.

(g)	Intangible assets

	As of December 31, 2017
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
	Years	USD	USD	USD

Intangible assets	5	2,044	(170)	1,874

	As of December 31, 2018
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
	Years	USD	USD	USD

Intangible assets	5	2,705	(768)	1,937

Intangible assets mainly consist of externally purchased software which are amortized on a straight-line basis. The estimated useful life of the software is five years. The Group has no intangible assets with indefinite lives.

Amortization expenses of US$170 and US$605 were recognized in general and administrative for the years ended December 31, 2017 and 2018, respectively. Estimated amortization expenses of intangible assets for the years ending December 31, 2019, 2020, 2021 and 2022 are US$880, US$409, US$409 and US$239, respectively.

(h)	Impairment of long-lived assets

The Group evaluates the recoverability of long-lived assets, including property and equipment and intangible assets with finite useful lives, whenever events or changes in circumstances indicate that a long-lived asset’s carrying amount may not be recoverable. The Group measures the carrying amount of long-lived asset (assets group) against the estimated undiscounted future cash flows associated with the asset (assets group). Impairment exists when the sum of the undiscounted cash flows expected to be generated by that asset is less than the carrying value of the asset (assets group) being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset (assets group) exceeds its fair value. Fair value is estimated based on various techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Group to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

For the years ended December 31, 2017 and 2018, no impairment loss for long-lived assets was recorded.

(i)	Research and development expenses

Elements of research and development expenses primarily include (1) payroll and other related costs of personnel engaged in research and development activities, (2) in-licensed patent rights fee of exclusive development rights of drugs granted to the Group, (3) costs related to preclinical testing of the Group’s technologies under development and clinical trials such as payments to contract research organizations (“CROs”), (4) costs to develop the product candidates, including raw materials and supplies related expenses, such as payments to contract manufacture organizations (“CMOs”), (5) other research and development expenses. Research and development expenses are charged to expense as incurred when these expenditures relate to the Group’s research and development services and have no alternative future uses. The conditions enabling capitalization of development costs as an asset have not yet been met and, therefore, all development expenditures are recognized in statements of comprehensive loss when incurred.

(j)	Income taxes

Deferred income taxes are provided using the asset and liability method. Under this method, deferred income taxes are recognized for net operating losses available for carry-forwards and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion of, or all of the deferred income tax assets will not be realized.

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax benefits (if any) in general and administrative expenses.

(k)	Loss per share

Basic loss per ordinary share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted loss per ordinary share reflect the potential dilution that could occur if dilutive potential common shares were exercised or converted into ordinary shares. The Group has convertible preferred shares which could potentially dilute basic loss per share. The dilutive effect of convertible preferred shares is computed using the treasury stock method. Potential dilutive securities are not included in the calculation of diluted loss per share if the impact is anti-dilutive.

(l)	Share-based compensation

Awards granted to non-employees

The Group has accounted for equity instruments issued to non-employees in accordance with the provisions of ASC 505, Equity-Based Payments to Non-Employees. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if the Group had paid cash for the services provided by the nonemployees in accordance with ASC 505.

In 2017, the Group issued 3,000,010 ordinary shares for a cash consideration of US$300 to Bridge Pharm International Inc., for the financial advisory services in connection with Series A-1 Preferred Shares issuance. The Group has accounted the difference between the consideration received and the fair value of these ordinary shares as redeemable convertible preferred share issuance cost, which was recorded as a reduction of the carrying amount of the redeemable convertible preferred shares.

(m)	Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

●	Level 1-inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

●	Level 2-inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3-inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques.

The carrying amounts of cash and amount due to shareholders as of December 31, 2017 and 2018 approximate fair value because of the short maturity of these instruments.

(n)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(o)	Segment reporting

In accordance with ASC 280, Segment Reporting, the Group’s chief operating decision maker, the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. The geographic information of the Group’s long-lived assets is as following.

	As of December 31,
	2017	2018
PRC	$-	$281,201
United States	1,874	1,466
Total long-lived assets	$1,874	$282,667

(p)	Concentration and risk

Concentration of suppliers

The following suppliers for the Group’s research and development activities accounted for 10% or more of research and development expenses for the years ended December 31, 2017 and 2018:

	For the Year Ended December 31,
	2017		2018
	USD	%	USD	%
Supplier A	*	*	11,278,667	45%
Supplier B	*	*	4,601,128	18%
Supplier C	3,500,000	81%	3,500,000	14%

*	Represents less than 10% of research and development expenses for the years ended December 31, 2017 and 2018.

Concentration of license agreements

The Group’s most advanced drug candidates in its pipeline are in-licensed as disclosed in Note 12.

(q)	Recently issued accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases. ASU 2016-02 specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2018. For all other entities, it is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Management does not plan to early adopt ASU 2016-02 and is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which addressed and provided guidance for each of eight specific cash flow issues with the objective of reducing the existing diversity in practice. This standard is be effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments in ASU No. 2016-15 are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. Management does not plan to early adopt ASU 2016-15 and do not believe that the adoption of this guidance will have a material effect on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in ASU 2018-07 expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. ASU 2018-07 is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The management is currently evaluating the impact of adopting ASU 2018-07 on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13) (“ASU 2018-13”). ASU 2018-13 modifies certain disclosure requirements on fair value measurements, including (i) clarifying narrative disclosure regarding measurement uncertainty from the use of unobservable inputs, if those inputs reasonably could have been different as of the reporting date, (ii) adding certain quantitative disclosures, including (a) changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and (b) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and (iii) removing certain fair value measurement disclosure requirements, including (a) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (b) the policy for timing of transfers between levels of the fair value hierarchy and (c) the valuation processes for Level 3 fair value measurements. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is permitted to early adopt any removed or modified disclosures and delay adoption of the additional disclosures until their effective date. Management does not plan to early adopt this guidance and is currently evaluating the impact of adopting ASU No. 2018-13 on its consolidated financial statements.

3.	CASH

The Group’s cash is deposited in financial institutions at below locations:

	As of December 31,
	2017	2018
Financial institutions in the mainland of the PRC
—Denominated in RMB	$-	$523

Financial institutions in the United States
—Denominated in USD	$100,344	$4,745,847

Total cash balances held at financial institutions	$100,344	$4,746,370

4.	INCOME TAXES

United States

Xynomic, which was incorporated on August 24, 2016, in Wyoming and was redomesticated to Delaware on April 3, 2018, is subject to statutory U.S. Federal corporate income tax at a rate of 35% for the year ended December 31, 2017.

On December 22, 2017, the Tax Cuts and Job Act (the “Tax Act”) was enacted into law which reduced the U.S. Federal statutory income tax rate from 35% to 21%, effective from January 1, 2018.

People’s Republic of China

Xynomic Nanjing, Xynomic Shanghai and Xynomic Zhongshan are all incorporated in the PRC and are subject to the statutory tax rate of 25% in accordance with the PRC Enterprise Income Tax Law (“EIT Law”).

The components of loss before income taxes are as follows:

	For the year ended December 31,
	2017	2018

U.S.	$(5,454,964)	$(27,038,779)
PRC	-	(1,548,845)
Total	$(5,454,964)	$(28,587,624)

The actual income tax benefit reported in the consolidated statements of comprehensive loss differs from the respective amount computed by applying the U.S. Federal statutory income tax rate of 35% for the year ended December 31, 2017 and 21% for the year ended December 31, 2018 due to the following:

	For the year ended December 31,
	2017	2018

Computed “expected” income tax benefit	$1,909,237	$6,003,401
Non-deductible expenses
Entertainment	(1,300)	(498)
M&A expenses	-	(296,097)
Tax rate differential	-	61,881
Research and development credit adjustment	-	425,478
Increase in valuation allowance	(1,144,634)	(6,194,165)
Impact of change in statutory tax rate	(763,303)	-
Actual income tax benefit	$-	$-

The tax effects of the Group’s temporary differences that give rise to significant portions of the deferred income tax assets are as follows:

	As of December 31,
	2017	2018

Deferred income tax assets:
Tax loss carryforwards	$1,144,955	$6,760,111
Research and development credit carryforwards	-	538,580
Advertising cost	-	26,578
Less: valuation allowance	(1,144,955)	(7,325,269)
Total deferred income tax assets, net	$-	$-

The movements of the valuation allowance are as follows:

	For the year ended December 31,
	2017	2018

Balance at the beginning of the year	$321	$1,144,955
Additions	1,144,634	6,194,165
Foreign currency translation adjustment	-	(13,851)
Balance at the end of the year	$1,144,955	$7,325,269

As of December 31, 2017 and 2018, the valuation allowance of US$1,144,955 and US$7,325,269 were related to the deferred income tax assets of Xynomic and its subsidiaries, which were all in loss positions. As of December 31, 2017 and 2018, management believes it is more likely than not that the Group will not realize the deferred income tax assets, net of the valuation allowance. As of December 31, 2018, US$1,436,758 of tax loss carryforwards will expire by December 31, 2023, if not used. The Company also has research and development credit carryforwards of approximately $538,580 as of December 31, 2018 that will expire by December 31, 2038.

The Company and each of its PRC subsidiaries file income tax returns in the United States and the PRC, respectively. The Company is subject to U.S. federal income tax examination by tax authorities for tax years from 2016. According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company’s PRC subsidiaries for the years from 2017 are open to examination by the PRC tax authorities.

5.	PREPAID EXPENSES

Prepaid expenses consist of the following:

	As of December 31,
	2017	2018

Prepaid research and development expenses	$-	$207,988
Prepaid rental expenses	-	66,371
Prepaid professional fee	20,020	-
Others	1,102	3,391
Total prepaid expenses	$21,122	$277,750

6.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	As of December 31,
	2017	2018

VAT input tax	$-	$52,762
Prepaid insurance	-	93,075
Deposits	-	9,339
Total other non-current assets	$-	$155,176

7	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2017	2018

Research and development expense-Contract Research Organizations	$112,060	$10,304,750
Research and development expense-Contract Manufacture Organizations	37,706	1,874,956
License fee payable	-	1,000,000
Professional fee	60,668	824,360
Payroll and social insurance	19,548	147,692
Payable for leasehold improvement	-	110,736
Others	-	144,767
Total accrued expenses and other current liabilities	$229,982	$14,407,261

8.	CONVERTIBLE NOTES

On March 26, 2018, the Company entered a convertible promissory note agreement (the “2018 Convertible Notes”) with Northern Light Venture Capital V, Ltd., and Bo Tan (collectively “2018 Convertible Notes Holders”) to obtain a loan of US$2,500,000 with a term of one hundred and eighty-three (183) days. On April 3, 2018, the convertible notes were issued and the Company received proceeds of US$2,500,000.

The 2018 Convertible Notes automatically convert into the Company’s preferred shares upon the next financing closing. No interest shall accrue on the outstanding principal amount of the 2018 Convertible Notes. The issuance of the preferred shares of the Company pursuant to the conversion of the 2018 Convertible Notes shall be subject to the same terms and conditions applicable to the preferred shares of the Company sold in the next financing.

In August 2018, the 2018 Convertible Notes were converted into 776,633 Series B Preferred Shares.

9.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

Redeemable convertible preferred shares consist of the following:

	Angel Preferred Shares	Series A-1 Preferred Shares	Series B Preferred Shares
Balance as of January 1, 2017	-	-	-
Issuance for cash	$500,000	$4,300,000	$-
Issuance cost	-	(989,703)	-
Redemption value accretion	37,274	1,232,092	-
Balance as of December 31, 2017	537,274	4,542,389	-
Issuance	-	-	17,000,000
Discount due to beneficial conversion feature	-	-	(17,000,000)
Redemption value accretion	42,982	363,391	2,424,712
Balance as of December 31, 2018	$580,256	$4,905,780	$2,424,712

Angel Preferred Shares and Series A-1 Preferred Shares

In January, 2017, 24,435,379 Redeemable Convertible Angel Preferred Shares (“Angel Preferred Shares”) were issued to the founder of the Company, Yinglin Mark Xu, for consideration of US$500,000.

In February, 2017, the Company entered into a Preferred Share Purchase Agreement (“SPA”) with certain investors, pursuant to which 12,147,500 Redeemable Convertible Series A-1 Preferred Shares (“Series A-1 Preferred Shares”) were issued for consideration of US$4,300,000.

The Group has classified the Angel Preferred Shares and the Series A-1 Preferred Shares (collectively “Preferred Shares”) as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the Group.

The Group has determined that conversion and redemption features embedded in the Preferred Shares are not required to be bifurcated and accounted for as a derivative, as the economic characteristics and risks of the embedded conversion and redemption features are clearly and closely related to that of the Preferred Shares. The Preferred Shares are not readily convertible into cash as there is not a market mechanism in place for trading of the Group’s shares.

The Group has determined that there was no beneficial conversion feature attributable to any of the Preferred Shares because the initial effective conversion prices of these Preferred Shares were higher than the fair value of the Group’s ordinary shares at the relevant commitment dates.

In addition, the carrying values of the Preferred Shares are accreted from the share issuance dates to the redemption value on the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

The rights, preferences and privileges of the Preferred Shares are as follows:

Redemption Rights

Each holder of the outstanding Preferred Shares may require that the Company redeem all or part of the Preferred Shares held by such holder, if (a) the Company is unable to obtain exclusive global rights of Abexinostat from AbbVie Inc. (or from Pharmacyclics LLC) by April 30, 2017; (b) there is any material breach by any of the Group or by any direct or indirect owners of the ordinary shares of any of their representations, warranties, covenants or other obligations, and such breach has not been cured by the breach party to the satisfaction of such preferred shareholder and the losses (if any) of such preferred shareholder resulting from such breach has not been indemnified within thirty days after receipt of notice from such preferred shareholder; (c) any other class or series of equity securities of the Group becomes redeemable; or (d) the date that any material adverse change in the regulatory environment that will cause the structure of the Group to be in contravention with any applicable laws.

The redemption value is an amount equal to 100% of the Preferred Shares plus 8% compound interest per annum and accrued but unpaid dividends. The Group recognizes the redemption value by using redemption price of US$500,000 and US$4,300,000 respectively plus 8% compound interest for the period from the date on which the Group receives the preferred shares issuance price to each balance sheet date and accretes changes in the redemption value. Changes in the redemption value are considered to be changes in accounting estimates.

Conversion Right

Each Preferred Share is convertible, at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. As of December 31, 2017 and 2018, the conversion price of each Preferred Share is the same as its original issuance price, no adjustments to conversion price have occurred, and each Preferred Share is convertible into one ordinary share.

Each Preferred Share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (i) Qualified M&A or Qualified Initial Public Offering (“Qualified IPO”) or (ii) written consent of the holders of at least 20% of the voting power of then outstanding Preferred Shares.

Dividends rights

Preferred Shares holders are entitled to receive dividends at the rate of 8% of the original issuance price. The Company is not obliged to pay such dividends to Preferred Shares holders until a liquidation, winding up or a deemed liquidation event of the Company takes place. The deemed liquidation event represents any sale of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving the Company, the exclusive, irrevocable licensing of all or substantially all the Group’s intellectual property to a third party, or a sales of all or substantially all the Group’s assets.

Liquidation Rights

At the time of the liquidation, dissolution or winding up (as the case may be), the holder(s) of the Preferred Shares shall be entitled to receive in preference to the holders of ordinary Shares, a liquidation preference per Preferred Share equivalent to 1.4 times the sum of the original issuance price and any accrued and unpaid dividends.

Series B Preferred Shares

On June 4, 2018, the Company entered into a share purchase agreement with certain investors, pursuant to which a total of 5,281,101 Redeemable Convertible Series B Preferred Shares (“Series B Preferred Shares”) were to be issued for an aggregated cash consideration of US$17,000,000. On August 16, 2018, the Series B Preferred Shares were issued and US$17,000,000 was received, including the conversion of convertible notes of US$2.5 million (Note 8).

The rights, preferences and privileges of the Series B Preferred Shares are as follows:

Redemption Rights

Unless prohibited by Delaware law governing distributions to stockholders, at any time after the earlier of (i) the fifth anniversary of the Series B Preferred Shares original issue date; (ii) occurrence of any material breach of any transaction documents by the corporation or the founder or (iii) the redemption request by the holder of Series A-1 Preferred Shares, each share of Series B Preferred Shares shall be redeemable at the option of each holder of the Series B Preferred Stock, out of funds legally available therefor, at a redemption price per share that equals the sum of (A) 100% of the original issue price per share for Series B Preferred Shares, (B) an amount that would accrue on the original issue price for Series B Preferred Shares at a rate of 12% per annum, for each year such Series B Preferred Shares was outstanding measured from the Series B original issue date, and (C) all the accrued but unpaid dividends on such Series B Preferred Shares.

Conversion Right

Each preferred share is convertible, at the option of the holder, at any time after the date of issuance of such preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events. Each preferred share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. The conversion price of each preferred share is the same as its original issuance price and no adjustments to conversion price have occurred, and each Series B Preferred Share is convertible into one ordinary share.

Each preferred share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (a) the closing of the sale of shares of Common Stock to the public at a pre-offering valuation of at least $400,000,000, in a Qualified Initial Public Offering (“Qualified IPO”), or (b) (ii) written consent of the holders of at least 66% of the voting power of then outstanding preferred shares.

Dividends rights

Preferred shares holders are entitled to receive dividends at the rate of 6% of the original issue price. The Company is not obliged to pay such dividends to preferred shares holders until a liquidation, winding up or a deemed liquidation event of the Company takes place. The deemed liquidation event represents any sale of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving the Company, the exclusive, irrevocable licensing of all or substantially all the Group’s intellectual property to a third party, or a sale of all or substantially all the Group’s assets.

Liquidation Rights

At the time of the liquidation, dissolution or winding up, the holders of the preferred shares shall be entitled to receive in preference to the holders of ordinary shares, a liquidation preference per preferred share equivalent to 1.4 times the sum of the original issuance price and any accrued and unpaid dividends.

The Group has classified the Series B Preferred Shares as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the Group.

The Group has determined that there was a beneficial conversion feature attributable to Series B Preferred Shares, as the initial effective conversion price of the Series B Preferred Shares (US$3.22 per share) was lower than the fair value of the ordinary shares at the commitment date (US$8.70 per share). The intrinsic value of the beneficial conversion feature, US$28,940,433, was greater than the proceeds allocated to the Series B Preferred Shares, US$17,000,000. The amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series B Preferred Shares, which was US$17,000,000. The intrinsic value of the beneficial conversion feature was recorded as additional paid-in capital with a corresponding discount against Series B Preferred Shares issued, which resulted in an initial carrying amount of zero.

The Group accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date of the security using the interest method. As the initial carrying amount of Series B Preferred Shares is zero, the Group amortizes the discount using the straight-line method. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

10.	ORDINARY SHARES

In January 2017, the Company issued 6,617,111 ordinary shares at par value of US$0.0001 to two founders of the Company for a consideration of US$662.

In connection with Series A-1 Preferred Shares issuance, 3,000,010 ordinary shares were issued to Bridge Pharm International Inc., (“Bridge Pharm”) for consideration of US$300 for its financial advisory service for the fund raising. The difference between the fair value of the ordinary shares of US$990,003 and the consideration paid of US$300 was treated as issuance cost and recorded as a reduction of the proceeds from the Series A-1 Preferred Shares.

11.	LOSS PER SHARE

Basic and diluted net loss per share are calculated as follow:

	For the year ended December 31,
	2017	2018

Numerator:
Net loss attributable to ordinary shareholders	$6,724,330	$31,418,709
Denominator:
Weighted average number of ordinary shares-basic and diluted	8,826,673	9,617,121
Net loss per share-basic and diluted	$0.76	$3.27

When the dividends to preferred shares are not fully paid, the ordinary shares holders shall not participate in undistributed earnings. If all dividends to preferred shares holders are fully paid, the holders of the preferred shares and the holders of the ordinary shares participate in undistributed earnings on a pro rata basis, as if the preferred shares had been converted into ordinary shares.

As a result of the Group’s net loss for the years ended December 31, 2017 and 2018, preferred shares outstanding in the respective years were excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive.

	For the year ended December 31,
	2017	2018

Number of Angel Preferred Shares outstanding	23,435,379	23,435,379
Number of Series A-1 Preferred Shares outstanding	12,147,500	12,147,500
Number of Series B Preferred Shares outstanding	-	5,281,101

12.	LICENSES ARRANGEMENT

License agreement with Pharmacyclics LLC (“Pharmacyclics”)

In February 2017, the Group entered into a license agreement with Pharmacyclics, under which the Group obtained an exclusive and worldwide license or sublicense under certain patents and know-how of Pharmacyclics to develop, manufacture and commercialize Pharmacyclics’s HDAC inhibitor, also known as Abexinostat, for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, the Group made upfront payments of US$3.5 million in 2017 and 1st milestone payment of US$3.5 million in 2018 to Pharmacyclics which were recorded as research and development expenses in 2017 and 2018, respectively. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 2nd milestone payment of US$6,500,000 upon regulatory approval for the first indication for a licensed product in China or in the United States; 2) 3rd milestone payment of US$4,000,000 upon regulatory approval for the second indication for a licensed product in China or in the United States.

In addition, the Group will pay to Pharmacyclics royalties at a flat high-teen percentage rate on the net sales of the licensed products. The Group shall have no obligation to pay any royalty with respect to net sales of any licensed product in any country or other jurisdiction after the royalty term for such licensed product in such country or other jurisdiction has expired.

The license agreement with Pharmacyclics will remain in effect until the expiration of the royalty term and may be early terminated by either party for the other party’s uncured material breach, bankruptcy, insolvency, or similar event. Pharmacyclics has the right to terminate the agreement if the Group challenge Pharmacyclics’ patents or fails its diligent obligations to develop or commercialize the licensed product pursuant to the license agreement with Pharmacyclics. In addition, the Group may terminate this agreement for convenience with advance written notice to Pharmacyclics. In the event this license agreement is terminated for any reason other than Pharmacyclics’ material breach, the Group will be responsible for continuing, at its cost for up to six months, to conduct clinical studies it conducts at the termination and transfer the control of the clinical studies to Pharmacyclics. If such transfer is expressly prohibited by a regulatory authority, the Group will continue to conduct such clinical studies to completion, at the Group’s cost.

Patent assignment and licensing agreement with Boehringer Ingelheim International GMBH (“BII”)

In August 2017, the Group entered into a Patent assignment and licensing agreement with BII, under which the Group accepts the assignment and transfer of the patents and know-how of BII to exclusively develop, manufacture and commercialize BII’s Pan-RAF Inhibitor BI 882370, also known as Dabrafenib, for the diagnosis, prevention or treatment of any and all diseases or conditions in humans or animals. BII retains the exclusive right to use the licensed compound to conduct internal preclinical research.

Under the terms of the agreement, the Group made upfront payments to BII totaling US$0.3 million which was recorded as a research and development expense in 2017. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$ 1,700,000 upon first dosing of a patient in Phase I Clinical Trial in the US or China; 2) 2nd milestone payment of US$ 4,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in the first indication in the US or China; 3) 3rd milestone payment of US$2,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in a second indication in the US or China; 4) 4th milestone payment of US$ 7,000,000 upon the grant of the first marketing authorization of the first indication in the US; 5) 5th milestone payment of US$3,000,000 upon the grant of the first marketing authorization of the first indication in China.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the assigned patents and assigned invention, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

License agreement with BII (XP-105)

In December 2018, Xynomic entered into a license agreement with BII for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, as of December 31, 2018 the Group was obligated to make upfront payments to BII totaling US$1 million which was recorded as a research and development expense for the year ended December 31, 2018 and was included in accrued expenses and other current liabilities as of December 31, 2018. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$7,000,000 upon first dosing of a patient in Phase II or Phase III Clinical Trial in the first indication either of which is intended to be a pivotal trial; 2) 2nd milestone payment of US$10,000,000 upon the grant of the first Marketing Authorization of the first indication.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the licensed patents, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country in the indication, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

13.	COMMITMENTS AND CONTINGENCIES

(a)	Lease commitments

The Group entered into non-cancelable operating leases, primarily for office space, for initial terms of 12 to 36 months. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease.

Future minimum lease payments under non-cancelable operating leases with remaining lease terms in excess of one year as of December 31, 2018 are:

Minimum Lease Payment Amount
Year ending December 31:
2019	$184,844
2020	228,774
2021	197,551
2022	41,237
$652,406

Rental expenses for operating leases for the years ended December 31, 2017 and 2018 were nil and US$139,043, respectively.

(b)	Other commitments

The Group is a party to or assignee of license and collaboration agreements that may require it to make future payments relating to milestone fees and royalties on future sales of licensed products (Note 12).

14.	RELATED PARTY TRANSACTIONS

(a)	Amount due to shareholders

i)	Payable due to a shareholder

For the years ended December 31, 2017 and 2018, Yinglin Mark XU, the founder and CEO of the Company, advanced US$630,585 and US$1,407,054, respectively, to the Company to fund its operation. As of December 31, 2017 and 2018, the amount due to Yinglin Mark XU was US$630,903 and US$2,008,936, respectively.

ii)	Services purchased from a company affiliated with a shareholder

Eigenbridge, Inc., a company affiliated with Yong Cui, one of the Company’s shareholders and Vice President of Chemistry, Manufacturing and Controls, entered into a contractor agreement with the Company on February 26, 2017. Pursuant to the agreement, Eigenbridge, Inc., provided specialized advisory services to the Company. The Company recognized general and administrative of US$69,960 and US$246,092 for the year ended December 31, 2017 and 2018, respectively. The amount due to Eigenbridge, Inc., were nil and US$80,640 as of December 31, 2017 and 2018, respectively.

iii)	Advances from and interest payable to a shareholder

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into a loan agreement with Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”). On May 13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the agreement within six months from the date of the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2017 and 2018, the advance from Zhongshan Bison was nil and US$1,112,455, respectively.

On January 21, 2019, Xynomic Nanjing repaid RMB5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the due date of the remaining advance of RMB2,571,000 (US$ 380,562) and all accrued interest to April 15, 2019.

Xynomic Nanjing accrued interest expense of US$32,874 for the advance from Zhongshan Bison for the year ended December 31, 2018. The interest payable to Zhongshan Bison was US$31,697 as of December 31, 2018.

(b)	Short-term loan from a company affiliated with a shareholder

In April 2018, Xynomic Nanjing entered into a short-term loan agreement with Shanghai Jingshu Venture Capital Center (“Shanghai Jingshu”), one of the potential investors of Series B financing and an entity affiliated with Infinite Fortune Limited, one of the Company’s shareholders, to obtain an interest-free loan of RMB6,000,000 (equivalent to US$906,810) to fund its operations and business development before receiving the investment of Series B financing. The Company is required to return the short-term loan within the earliest of (a) 183 days; or (b) 20 business days after receiving the Shanghai Jingshu’s investment consideration for Series B Preferred Shares. In August 2018, Xynomic Nanjing fully repaid the loan.

(c)	Service purchased from a shareholder

In June 2017, the Group paid US$295,021 to Bridge Pharm International Inc., one of the Company’s shareholders, pursuant to 20 months services agreement. Under the agreement, Bridge Pharm International Inc. provides consulting service, including business development, screening and selection of contract research organizations and contract manufacturing organizations and scouting and references of key scientific and managerial personnel to the Group. The Company recognized general and administrative of US$178,777 and US$116,244 for the years ended December 31, 2017 and 2018, respectively. The prepaid expenses to Bridge Pharm International Inc. was US$116,244 and nil as of December 31, 2017 and 2018, respectively.

15.	SUBSEQUENT EVENT

The Group has considered subsequent events through April 3, 2019, which was the date these consolidated financial statements were available to be issued.

On March 3, 2019, the Group signed a commitment letter with BCAC. For the stockholders of BCAC, who did not exercise their rights to redeem their shares in BCAC after the special shareholder meeting on March 21, 2019, the Group agreed to contribute to BCAC as a loan of $0.02 per month per BCAC’s share until the Extended Termination Date.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

XYNOMIC PHARMACEUTICALS, INC.,

BISON CAPITAL ACQUISITION CORP.,

BISON CAPITAL MERGER SUB INC.,

and

Yinglin Mark Xu
solely in his capacity as the Stockholder Representative

September 12, 2018

i

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		23
4.01	Organization and Power	23
4.02	Authorization	24
4.03	No Violations	24
4.04	Capitalization; Subsidiaries	24
4.05	Governmental Consents, Etc.	25
4.06	Legal Proceedings	25
4.07	SEC Filings and Financial Statements	25
4.08	Absence of Certain Changes	27
4.09	Parent Trust Amount	28
4.10	Broker	29
4.11	Purpose	29
4.12	No Prior Activities	29
4.13	Solvency	29
4.14	Adequacy of Funds	29
4.15	Parent Information	29
4.16	Listing	29
4.17	Affiliate Transactions	29
4.18	Parent Contracts	30
4.19	Intellectual Property	30
4.20	Employees	30
4.21	Employee Benefits	30
4.22	Assets	30
4.23	Real Property	30
4.24	Tax Matters	31
4.25	Legal Requirements and Permits	31
4.26	Insurance	31
4.27	Opinion of Financial Advisor to the Special Committee	31
4.28	Vote Required	32
4.29	Tax-Free Reorganization	32
4.30	Investment Company	32
4.31	Minute Books	32
4.32	Absence of Certain Payments	32
4.33	Application of Takeover Provisions	32
4.34	Parent Investigations	32

Article V COVENANTS OF THE COMPANY		33
5.01	Conduct of the Business	33
5.02	Access to Books and Records	35
5.03	Company Confidentiality	35
5.04	Efforts to Consummate	36
5.05	Exclusive Dealing	36
5.06	Payoff Letters and Lien Releases	36
5.07	Stockholder Approval	37
5.08	Notification	37
5.09	Update of Financial Statements	37
5.10	Intellectual Property	37
5.11	Obtainment of Consents	37
5.12	Tax-Free Reorganization	38
5.13	Investor Questionnaires	38

Article VI COVENANTS OF PARENT AND MERGER SUB		38
6.01	Access to Books and Records	38
6.02	Parent Confidentiality	39
6.03	Notification	39
6.04	Efforts to Consummate	39
6.05	Contact with Customers and Suppliers	39
6.06	Employee Matters	40
6.07	Tax-Free Reorganization	40

Article VII ACTIONS PRIOR TO THE CLOSING		40
7.01	The Proxy Statement and the Offer	40
7.02	Regulatory Filings	42
7.03	Shareholder Vote; Recommendation of the Parent Board	43
7.04	Parent Shareholders’ Meeting	43
7.05	Listing	44
7.06	Operations of Parent Prior to the Closing	44
7.07	No Claim Against Parent Trust	45
7.08	Exclusive Dealing	46

Article VIII CONDITIONS TO CLOSING		46
8.01	Conditions to Parent’s and Merger Sub’s Obligations	46
8.02	Conditions to the Company’s Obligations	48

Article IX INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY		49
9.01	Indemnification of Officers and Directors of the Company	49
9.02	Indemnification by Successors and Assigns	50
9.03	Tail Policy	50

Article X INDEMNIFICATION BY COMPANY STOCKHOLDERS		50
10.01	Indemnification by Company Stockholders	50
10.02	Limitations and General Indemnification Provisions	51
10.03	Indemnification Procedures	52
10.04	Exclusive Remedy	53
10.05	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	54

Article XI TERMINATION		54
11.01	Termination	54
11.02	Effect of Termination	56
11.03	Expense Reimbursement	56

Article XII ADDITIONAL COVENANTS		57
12.01	Stockholder Representative	57
12.02	Disclosure Schedules	59
12.03	Proration of Straddle Period Taxes	60

Article XIII DEFINITIONS		60
13.01	Definitions	60
13.02	Other Definitional Provisions	76

Article XIV MISCELLANEOUS		76
14.01	Press Releases and Public Announcements	76
14.02	Expenses	76

14.03	Transfer Taxes	76
14.04	Survival	76
14.05	Notices	77
14.06	Succession and Assignment	78
14.07	Severability	78
14.08	References	78
14.09	Construction	79
14.10	Amendment and Waiver	79
14.11	Entire Agreement	79
14.12	Third-Party Beneficiaries	79
14.13	WAIVER OF TRIAL BY JURY	79
14.14	Parent Deliveries	80
14.15	Counterparts	80
14.16	Governing Law	80
14.17	Submission to Jurisdiction; Consent to Service of Process	80
14.18	Remedies Cumulative	80
14.19	Specific Performance	80
14.20	Legal Representation by Sidley	81
14.21	Legal Representation by HTFL	82
14.22	No Recourse	82

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Certificate of Incorporation of the Surviving Company
Exhibit C	Form of Bylaws of the Surviving Company
Exhibit D	Form of Exchange Agent Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Written Stockholder Consent
Exhibit J	Form of Stock Incentive Plan
Exhibit K	Form of Non-Competition Agreement
Exhibit L	Working Capital
Exhibit M	Form of Certificate of Incorporation of Domesticated Parent
Exhibit N	Form of Bylaws of Domesticated Parent
Exhibit O	Form of Post-Closing Certificate of Incorporation of Domesticated Parent
Exhibit P	Form of Post-Closing Bylaws of Domesticated Parent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 12, 2018 (the “date hereof”), is made by and among Xynomic Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Bison Capital Acquisition Corp., a British Virgin Islands company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), Bison Capital Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and Yinglin Mark Xu (“XU”), an individual residing in Shanghai, China, solely in his capacity as the representative for the Company Stockholders pursuant to Section 12.01 (the “Stockholder Representative”). The Company, Parent, Merger Sub, and XU, solely in his capacity as and solely to the extent applicable, the Stockholder Representative, will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XIII below.

WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, at least one day prior to the Closing (as defined below) and subject to the conditions of this Agreement, Parent shall continue out of the British Virgin Islands and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 184 of the BVI Companies Act, and shall no longer be considered a company incorporated in the British Virgin Islands (the “Domestication”);

WHEREAS, in furtherance of the acquisition of the issued and outstanding shares of capital stock of the Company by Parent and in accordance with the terms hereof, Parent shall provide an opportunity to its Public Shareholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the Prospectus and the Certificate of Incorporation of Domesticated Parent, effective as of the effective time of the Domestication, the form of which is attached as Exhibit M (the “Domesticated Parent Charter”, collectively or respectively as the case may be, with the Memorandum and Articles of Association of Parent, as amended, the “Parent Governing Documents”) in conjunction with, inter alia, obtaining approval from the shareholders of Parent for the Merger (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, Bison Capital Holding Company Limited (“Sponsor”) has delivered to the Company a Voting and Support Agreement, dated as of the date hereof (the “Sponsor Voting Agreement”), pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Parent Ordinary Shares in favor of certain matters (including the Merger, the Domestication and certain other proposals of Parent set forth in its Proxy Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, each of the boards of directors of the Company, Parent and Merger Sub has (a) determined that the Merger is fair and advisable to, and in the best interests of its company and stockholders/shareholders and (b) by either unanimous written consent in lieu of meeting or unanimous vote of all the directors attending at a meeting in which a quorum is in attendance, approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, each of the boards of directors of the Company, Parent and Merger Sub has determined to recommend to its stockholders/shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parties desire for U.S. federal income tax purposes that the Merger qualify for the Intended Tax Treatment, that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and that Parent, the Company and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
THE MERGER

1.01 The Merger

(a) Subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and Merger Sub will cause a certificate of merger substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time on the Closing Date as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as specified in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Company will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02 Effect on Capital Stock Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger:

(a) The share transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (which excludes, in each case, Excluded Shares and Dissenting Shares, if any) will be automatically converted into the right to receive (i) the Per Share Closing Merger Consideration and (ii) the Per Share Earnout Merger Consideration.

(c) Each share of Company Stock, if any, held immediately prior to the Effective Time by the Company or Parent (collectively, the “Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto.

(d) Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(e) Each outstanding Company Option (whether vested or unvested) shall be assumed by Parent and automatically converted into an option to purchase Parent Ordinary Shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Incentive Plan, which shall be adopted by the Company prior to the Closing and shall be assumed by Parent at the Effective Time (except any references therein to Company or Company Common Stock will instead mean Parent and Parent Ordinary Shares, respectively) and shall (i) constitute the right to acquire a number of Parent Ordinary Shares equal to (as rounded down to the nearest whole number) the product of (A) the Per Share Closing Merger Consideration, multiplied by (B) the number of shares of Company Common Stock subject to the unexercised portion of such Company Option, (ii) be subject to the same vesting schedule as the applicable Company Option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Company Option prior to its assumption, divided by (B) the Per Share Closing Merger Consideration. The adjustments described herein shall, to the extent necessary to preserve tax-qualified attributes (in the case of incentive stock options) and exemption from Section 409A (for all options), be effected in a manner that is consistent with Sections 409A and 424(a) of the Code. Prior to the Effective Time, Parent and the Company shall adopt such resolutions as are necessary to effect the treatment of the Company Options contemplated by this Section 1.02(e). At the Effective Time, the Parent shall assume all obligations of the Company under the Company Stock Incentive Plan, each outstanding Company Option, and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Company Stock Incentive Plan (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by Parent in accordance with such terms and conditions). Following the Closing, Parent shall notify each holder of Company Options of the conversion of Company Options into Assumed Options. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Assumed Options to be issued for the Company Options in accordance with this Section 1.02(e).

1.03 Organizational Documents

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company will be amended and restated in its entirety in the form attached hereto as Exhibit B until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company will be amended and restated to be in the form attached hereto as Exhibit C until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL. Notwithstanding the foregoing, no such amendment to the certificate of incorporation or the bylaws of the Surviving Company will diminish the exculpation, indemnification or expense advancement or reimbursement provisions in respect of directors or officers of the Company or any other Group Company that held office as of the date hereof in respect of acts or omissions occurring prior to the Effective Time.

(b) Subject to receipt of the Parent Shareholder Approval on the Parent Proposals, on or prior to the date that is one Business Day prior to the Closing Date, without any further action on the part of the Company, Parent shall cause the Domestication to become effective, including by (i) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Domesticated Parent Charter, in each case in accordance with the provisions thereof and the DGCL, (ii) completing and making and procuring all those filings required to be made with the Registrar of Corporate Affairs in the British Virgin Islands under Sections 184 (3) and (4) of the BVI Business Companies Act, 2004, and (iii) obtaining a certificate of discontinuance from such Registrar of Corporate Affairs in the British Virgin Islands. At the Effective Time, the bylaws of Parent will be in the form attached hereto as Exhibit N until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof, the certificate of incorporation of Parent and the DGCL. Immediately following the Closing, subject to receipt of the Parent Shareholder Approval on the Parent Proposals, Domesticated Parent will file an amended and restated certificate of incorporation of Domesticated Parent substantially in the form of Exhibit O and Domesticated Parent will adopt amended and restated bylaws of Domesticated Parent substantially in the form of Exhibit P to take effect immediately following the Closing. Parent will use commercially reasonable efforts, in accordance with applicable Law, to cause Domesticated Parent to retain the benefits of the actions and filings of Pre-Domestication Parent under the Federal Securities Laws.

1.04 Directors and Officers

(a) From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the persons set forth on Schedule 1.04(a) of the Company Disclosure Letter will be the directors of the Surviving Company, and the officers of the Company at the Effective Time will be the officers of the Surviving Company, each such initial director and initial officer of the Surviving Company to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time, and the Surviving Company and Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.04(a).

(b) At or prior to the Closing, Parent shall cause its board of directors, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to take the following actions, to be effective upon the Effective Time: (i) elect to the board of directors of Parent the persons set forth on Schedule 1.04(b) of the Parent Disclosure Letter; and (ii) appoint as the officers of Parent the persons set forth on Schedule 1.04(b) of the Parent Disclosure Letter. All of the persons serving as directors of Parent immediately prior to the Closing who are not set forth on Schedule 1.04(b) of the Parent Disclosure Letter shall resign immediately following the election of the new directors, and all of the persons serving as officers of Parent immediately prior to the Closing who are not set forth on Schedule 1.04(b) of the Parent Disclosure Letter shall resign immediately following the appointment of the new officers, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, Parent, with the assistance of the Company, shall take all action reasonably requested by the Company, but consistent with the Parent Governing Documents, that is reasonably necessary to effect any such election or appointment of the designees of the Company to Parent’s board of directors, including mailing to Parent’s shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least 10 days prior to the Effective Time. The Company shall supply Parent all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

1.05 Closing Calculations Adjustment

(a) Not less than five (5) Business Days prior to the anticipated Closing Date, the Company will deliver to Parent a certificate signed by the Company CEO, solely in such capacity and not in his personal capacity (the “Closing Certificate”), setting forth (a) a preliminary consolidated balance sheet of the Group Companies as of the Reference Time, and (b) the Company’s good faith estimate of (i) Cash as of the Reference Time immediately prior to the payment of Company Transaction Expenses contemplated by Section 14.02 (the “Closing Cash”), (ii) Indebtedness as of the Reference Time, including the Payoff Amount (the “Closing Indebtedness”), (iii) Company Transaction Expenses, and (iv) Working Capital as of the Reference Time (the “Closing Working Capital”). The Closing Certificate so delivered by the Company CEO will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the Company’s support and computations for the amounts included in the Closing Certificate and will also include, consistent with the foregoing calculations, the Company’s determination of (1) the Closing Aggregate Merger Consideration and (2) the Per Share Closing Merger Consideration (the “Estimated Per Share Closing Merger Consideration”). Parent shall be entitled to review and make reasonable comments on the matters and amounts set forth in the Closing Certificate so delivered by the Company CEO pursuant to this Section 1.05(a). The Company will cooperate with Parent in the review of the Closing Certificate, including providing Parent and its Representatives with reasonable access to the relevant books, records and finance employees of the Company. The Company will consider in good faith Parent’s reasonable comments to the Closing Certificate; provided, that the Company shall make the final determination of the amounts set forth in the Closing Certificate to the extent there is any dispute in respect thereof.

(b) Within 45 days after the Closing Date, James Jiayuan Tong, as representative of and on behalf of Parent (or, if Mr. Tong is unwilling or unable to act pursuant to the terms of this Agreement, another representative to be chosen by Parent upon written notice thereof to the Stockholder Representative) (the “Parent Representative”), shall prepare or cause to be prepared, at Parent’s expense, and deliver to the Stockholder Representative, together with related supporting calculations and work papers and back-up materials relating thereto (in the case of work papers and back-up materials, as reasonably requested by the Stockholder’s Representative), a written statement setting forth in reasonable detail Parent’s calculation of the Closing Aggregate Merger Consideration and the Per Share Closing Merger Consideration, together with (i) a consolidated balance sheet of the Group Companies as of the Reference Time, prepared in accordance with the Accounting Principles consistent with the preparation of the Latest Balance Sheet, and (ii) Parent’s calculations of (A) Closing Cash, (B) Closing Indebtedness, (C) Company Transaction Expenses outstanding as of the Reference Time, and (D) Closing Working Capital (such statement, together with the balance sheet referred to in clause (i) above and the calculations in clause (ii) above, being herein called the “Final Closing Certificate”). In the event the Parent Representative fails to timely deliver the Final Closing Certificate pursuant to and in accordance with the terms hereof, the Closing Certificate and all amounts reflected therein, including the Estimated Per Share Closing Merger Consideration, shall be deemed final and binding on the Parties.

(c) During the 30 day period immediately following the Stockholder Representative’s receipt of the Final Closing Certificate, the Stockholder Representative and his representatives (including his financial advisors, accountants and consultants) will be permitted to review, during normal business hours and upon reasonable notice, Parent’s books and records and the working papers related to the preparation of the Final Closing Certificate. The Final Closing Certificate (including the determinations included therein) will become final, binding and conclusive upon Parent, the Surviving Company and the Stockholder Representative (i) on the 30th day following the Stockholder Representative’s receipt thereof, unless the Stockholder Representative delivers to Parent Representative prior to such 30th day written notice of the Stockholder Representative’s disagreement (a “Dispute Notice”) with any amount or determination set forth in the Final Closing Certificate or (ii) on such earlier date as the Stockholder Representative notifies the Parent Representative in writing that it does not dispute the Final Closing Certificate. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”). If the Stockholder Representative timely delivers a Dispute Notice to the Parent Representative, then the determination of the Closing Aggregate Merger Consideration, Per Share Closing Merger Consideration, Closing Cash, Closing Working Capital, Closing Indebtedness, and Company Transaction Expenses will become final, binding and conclusive upon Parent, the Surviving Company and the Stockholder Representative on the first to occur of (x) the date on which the Parent Representative and the Stockholder Representative resolve in writing all differences they have with respect to the Disputed Items and (y) the date on which all of the Disputed Items that are not resolved by the Parent Representative and the Stockholder Representative in writing are finally resolved in writing by the Accounting Firm in accordance with Section 1.05(d). The Stockholder Representative shall be deemed to have agreed with any amounts and items contained in the Final Closing Certificate to the extent such amounts and items are not raised in the Dispute Notice.

(d) During the 15 days following delivery of a Dispute Notice, the Parent Representative and the Stockholder Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Unless otherwise agreed by the Parent Representative and the Stockholder Representative, any such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If the Parent Representative and the Stockholder Representative do not reach agreement on all of the Disputed Items during such 15-day period (or such longer period as they shall mutually agree), then at the end of such 15-day (or such longer period as they shall mutually agree) period the Parent Representative and the Stockholder Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to BDO USA, LLP or, if such firm is unable to serve in such capacity, to such other nationally recognized independent public accountant (or, if none is available, a nationally recognized consulting or valuation firm) that is not providing (and during the preceding two year period has not provided) services to the Company or Parent or any of their Affiliates and that is mutually agreeable to the Stockholder Representative and the Parent Representative (or, if the Stockholder Representative and the Parent Representative are unable to agree on the choice of such accounting, consulting or valuation firm as applicable, then such firm will be selected by lot, after the Stockholder Representative and the Parent Representative each submits two proposed firms and then excludes one firm designated by the other party) (the firm actually retained pursuant to this sentence, the “Accounting Firm”) for resolution. The Parent Representative and the Stockholder Representative shall instruct the Accounting Firm (i) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by the Parent Representative or the Stockholder Representative, and (ii) to make a final determination (the “Final Determination”) not later than 30 calendar days following submission of the Unresolved Items to the Accounting Firm. The Accounting Firm shall set forth the Final Determination in a written opinion. The Accounting Firm shall make the Final Determination based solely on presentations by the Parent Representative and the Stockholder Representative and not on the basis of independent review. The Final Determination will be final, binding and conclusive on Parent, the Parent Representative, the Surviving Company and the Stockholder Representative with respect to the Unresolved Items effective as of the date the Accounting Firm’s written determination is received by the Parent Representative and the Stockholder Representative. The Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. The costs, fees and disbursements of the Accounting Firm shall be paid by the Surviving Company. The final judgment of the Accounting Firm may be entered into any court having jurisdiction over the issues addressed in the arbitration.

(e) Upon the determination, in accordance with Section 1.05(b), Section 1.05(c) and Section 1.05(d) above, of the Final Closing Certificate and any Final Determination made, the Per Share Closing Merger Consideration shall be recalculated using the amounts so determined pursuant to Section 1.05(c) and Section 1.05(d) above in lieu of the amounts used in the Closing Certificate. If the final Per Share Closing Merger Consideration is greater than the Estimated Per Share Closing Merger Consideration, then Parent shall promptly issue to each Company Stockholder a number of Parent Ordinary Shares (rounded down to the nearest whole share) equal to the excess of (i) the number of Parent Ordinary Shares issuable to such Company Stockholder based on the final Per Share Closing Merger Consideration over (ii) the number of Parent Ordinary Shares issued to such Company Stockholder based on the Estimated Per Share Closing Merger Consideration. If the final Per Share Closing Merger Consideration is less than the Estimated Per Share Closing Merger Consideration, then Parent and the Stockholder Representative shall promptly deliver a joint written instruction to the Escrow Agent to release to Parent from the Escrow Account the lesser of (x) the excess of (i) the total number of Parent Ordinary Shares issued to the Company Stockholders based on the Estimated Per Share Closing Merger Consideration over (ii) the total number of Parent Ordinary Shares issuable to the Company based on the final Per Share Closing Merger Consideration (such excess, the “Return Amount”), and (y) the total number of Escrow Shares, it being understood and agreed that Parent’s sole recourse with respect to the Return Amount shall be the Escrow Shares.

1.06 Dissenting Shares If applicable, and to the extent available under Section 262 of the DGCL, any share of capital stock of the Company that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, or execute an enforceable waiver of appraisal rights to the extent permitted by applicable Law, which Company Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (such share being a “Dissenting Share,” and such Company Stockholder being a “Dissenting Stockholder”), will not be converted into the right to receive the consideration to which the Dissenting Stockholder would be entitled pursuant to Section 1.02, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such Company Stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares will thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, subject to the payment procedures set forth in Section 1.07 and Section 1.08 and will no longer be Dissenting Shares for purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a Company Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. At the Effective Time, any Dissenting Stockholder shall cease to have any rights with respect to any Dissenting Shares, except the rights provided in Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent (which consent may or may not be given in the sole and absolute discretion of Parent).

1.07 Withholding Notwithstanding any provision contained herein to the contrary, each of Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Stock pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Code, or under any provision of state, local or foreign Tax Law; provided that no withholding will be made if Parent or the Exchange Agent, as applicable, receives a properly completed Internal Revenue Service Form W-8 or W-9 from the applicable recipient. Any amount properly deducted or withheld pursuant to this Section 1.07 will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. At least five (5) Business Days prior to the Closing, Parent or the Exchange agent, as applicable, will (a) notify the Stockholder Representative and the Company Stockholders of any anticipated withholding, (b) consult with the Stockholder Representative in good faith to determine whether such deduction and withholding is required and (c) cooperate with the Stockholder Representative and the Company Stockholders to minimize the amount of any applicable withholding. Each of Parent and the Exchange Agent will pay, or will cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

1.08 Payment Methodology

(a) Prior to the Effective Time, Parent and the Exchange Agent will enter into an exchange agent agreement substantially in the form of Exhibit D attached hereto (the “Exchange Agent Agreement”), and at or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration Shares to be paid in respect of the Company Stock pursuant to Section 1.08(b).

(b) After the Closing, promptly following delivery by a Company Stockholder (other than any Person who was a record holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time, solely with respect to such Excluded Shares or Dissenting Shares) to the Exchange Agent of a duly completed and executed letter of transmittal and certificates representing shares of Company Stock, along with a properly completed Internal Revenue Service Form W-9 (or if applicable, the appropriate Internal Revenue Service Form W-8 or Form W-8BEN), substantially in the form of Exhibit E attached hereto (a “Letter of Transmittal”), subject to the satisfaction of any other conditions to be met as set forth in the Letter of Transmittal, Parent will promptly issue to such Company Stockholder (and Parent will direct the Exchange Agent to take all necessary action to record and effect the same) the number of Parent Ordinary Shares equal to the Estimated Per Share Closing Merger Consideration multiplied by the number of shares of Company Stock held of record by such Company Stockholder (less such Company Stockholder’s Pro Rata Share of the Escrow Shares) immediately prior to the Effective Time. Any portion of the Closing Parent Share Consideration remaining unclaimed by the Company Stockholders three (3) years after the Closing Date (or if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(c) With respect to the Earnout Parent Share Consideration, promptly following the determination that the Earnout Parent Share Consideration is payable pursuant to Annex I hereto, Parent will (i) cause to be transferred to the Exchange Agent from the Earnout Escrow Account pursuant to Section 1.10(c) the Earnout Parent Share Consideration (less the Earnout Escrow Shares) and (ii) cause the Exchange Agent to disburse to each Company Stockholder (other than any Person who was a record holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time) that has delivered a duly executed and completed Letter of Transmittal, the number of Parent Ordinary Shares equal to the Per Share Earnout Merger Consideration (less each such Company Stockholder’s Pro Rata Share of the Earnout Escrow Shares) multiplied by the number of shares of Company Stock held of record by such Company Stockholder immediately prior to the Effective Time (and Parent and the Stockholder Representative will deliver such instructions to the Escrow Agent and the Exchange Agent as are necessary to effect the same, and will direct the Exchange Agent to take all necessary action to record and effect the same). Any portion of the Earnout Parent Share Consideration (to the extent payable pursuant to this Agreement and Annex I hereto) remaining unclaimed by the Company Stockholders three (3) years after the date after the applicable Parent Ordinary Shares are required to be released from the Earnout Escrow Account pursuant to Annex I hereto (or if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d) Subject to Section 1.10(a), any Merger Consideration Share that is to be issued to a Company Stockholder under this Agreement will be issued directly to such Company Stockholder of record in accordance with the instructions specified by such holder in its Letter of Transmittal. In no event shall any fractional shares of Merger Consideration Shares be issued under this Agreement (with any fractional share that would otherwise be issued rounded to the nearest whole share; provided, however, that in the event such rounding to the nearest whole share would result in the aggregate number of Parent Ordinary Shares being issued to the Company Stockholders under this Agreement being greater or less than the aggregate number of Parent Ordinary Shares equal to the Merger Consideration Shares, then one or more fractional shares that may otherwise be issued to one or more Company Stockholders may be rounded as necessary using such alternative rounding methodology as mutually agreed upon between the Stockholder Representative and Parent to result in the aggregate number of Parent Ordinary Shares being issued to the Company Stockholders under this Agreement being equal to the Merger Consideration Shares). If any portion of the Merger Consideration Shares is to be issued to a Person other than the Person in whose name the relevant Company Stock were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company Governing Documents, as in effect immediately prior to the Effective Time, (ii) such Company Stock certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Merger Consideration Shares, or the Person in whose name such portion of the Merger Consideration Shares are issued, shall have already executed and delivered counterparts to the Lock-Up Agreement in substantially the form attached hereto as Exhibit F (the “Lock-Up Agreement”), Registration Rights Agreement in substantially the formed attached hereto as Exhibit G (the “Registration Rights Agreement”), and such other documents as are reasonably deemed necessary by the Surviving Company or Parent and (iv) the Person requesting such delivery shall pay to the Parent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of the Surviving Company and Parent that such Tax has been paid or is not payable.

(e) None of Parent, the Exchange Agent, the Surviving Company nor their Affiliates will be liable to any Company Stockholder for any Merger Consideration Shares paid to any public official pursuant to applicable abandoned property, escheat or similar Laws.

1.09 Accredited or Sophisticated Investors or Regulation S Investors Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to issue Parent Ordinary Shares to any Company Stockholder that is not (a) a Confirmed Accredited Investor or (b) a Regulation S Investor.

1.10 Escrow and Earnout Parent Share Consideration

(a) At or prior to the Closing, Parent, the Stockholder Representative and an escrow agent mutually acceptable to Parent and the Company, acting reasonably (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, substantially in the form attached hereto as Exhibit H (the “Escrow Agreement”), pursuant to which Parent shall deposit with the Escrow Agent at the Closing three percent (3%) of the Closing Parent Share Consideration that would otherwise be issued to the Company Stockholders in the Merger (together with any Earnout Escrow Shares and any equity securities into which such Closing Parent Share Consideration or Earnout Escrow Shares are exchanged or converted (including pursuant to the Domestication), the “Escrow Shares”) to be held by the Escrow Agent in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms the Escrow Agreement. The Escrow Shares to be deposited in the Escrow Account shall be issued in the name of the Company Stockholders who would otherwise have received those shares in the Merger (in restricted book entry form). The Escrow Shares will appear as issued and outstanding on Parent’s balance sheet and will be legally outstanding under the DGCL. Any dividends, distributions or other income paid on or otherwise accruing to any Escrow Shares shall be distributed by the Escrow Agent to the Stockholder Representative for payment to the Company Stockholders on a current basis. While the Escrow Shares are held in the Escrow Account, each Company Stockholder shall be entitled to vote all Escrow Shares that have been issued in such Company Stockholder’s name. Any Escrow Shares that are disbursed from the Escrow Account to any Person in accordance with this Agreement and the Escrow Agreement shall be transferred by the Escrow Agent to such Person from the Escrow Account. The Escrow Shares shall serve as security for, and the exclusive source of payment of, Parent’s indemnity rights pursuant to Article X and any excess of the Estimated Per Share Closing Merger Consideration over the final Per Share Closing Merger Consideration as provided in Section 1.05. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the Closing Parent Share Consideration received by the Company Stockholders pursuant to Article I hereof. For U.S. federal, state and local income tax purposes and foreign tax purposes, the Parties shall treat the Escrow Shares, and all dividends, earnings or income, if any, earned with respect to the Escrow Shares while held by the Escrow Agent, as owned by the Company Stockholders until such time as it is released.

(b) No claim for indemnification may be made against the Escrow Shares after the date which is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that if prior to the Expiration Date, Parent notifies the Escrow Agent and the Stockholder Representative in writing that all or a portion of the Escrow Shares are subject to indemnification claims made in accordance with Article X hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), the portion of the Escrow Shares subject to such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by Parent under Article X and the Parent Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article X. On the first Business Day following the Expiration Date, any Escrow Shares remaining in the Escrow Account that are not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Company Stockholders that have previously delivered the Letters of Transmittal to Parent in accordance with Section 1.08, with each such Company Stockholder receiving its Pro Rata Share of such Escrow Shares in accordance with the Escrow Agreement. If at any time after the Expiration Date the value of the Escrow Shares then held by the Escrow Agent (based on the Parent Share Price as of the Expiration Date) exceeds the sum of any amounts subject to the Pending Claims or resolved but unpaid claims in favor of an Indemnified Party, Parent and the Stockholder’s Representative shall promptly execute and deliver a certificate requesting the Escrow Agent to deliver such excess amount to the Company Stockholders as provided in the previous sentence.

(c) At the Closing, Parent shall deposit with the Escrow Agent the Earnout Parent Share Consideration to be held by the Escrow Agent in a segregated escrow account (the “Earnout Escrow Account”) and disbursed therefrom in accordance with the terms of this Agreement and the Escrow Agreement. The Earnout Parent Share Consideration to be deposited in the Earnout Escrow Account shall be issued, on the basis of the Per Share Earnout Merger Consideration allocable to each Company Stockholder pursuant to Section 1.08(c), in the name of the Company Stockholders who would receive the Earnout Parent Share Consideration pursuant to Section 1.08(c) (in restricted book entry form). The Earnout Parent Share Consideration will appear as issued and outstanding on Parent’s balance sheet and will be legally outstanding under the DGCL. Any dividends, distributions or other income paid on or otherwise accruing to the Earnout Parent Share Consideration shall be distributed by the Escrow Agent to the Stockholder Representative for payment to the Company Stockholders on a current basis. While the Earnout Escrow Shares are held in the Earnout Escrow Account, each Company Stockholder shall be entitled to vote all Earnout Escrow Shares that have been issued in such Company Stockholder’s name. Promptly following the determination that the Earnout Parent Share Consideration is payable pursuant to Annex I hereto, the Earnout Parent Share Consideration shall be transferred by the Escrow Agent from the Earnout Escrow Account to the Exchange Agent, for further distribution to the Company Stockholders in accordance with Section 1.08(c) and the Exchange Agent Agreement; provided, that three percent (3%) of the Earnout Parent Share Consideration shall be deposited by the Escrow Agent in the Escrow Account (the “Earnout Escrow Shares”) as additional Escrow Shares to be held by the Escrow Agent in accordance with Section 1.10(a) and the Escrow Agreement (and Parent and the Stockholder Representative will deliver such instructions to the Escrow Agent and the Exchange Agent as are necessary to effect the same). If the Earnout Parent Share Consideration does not become payable within the time period provided therefor in Annex I hereto, Parent and the Stockholder Representative will jointly instruct the Escrow Agent to transfer the Earnout Parent Share Consideration from the Earnout Escrow Account to Parent and Parent shall cancel all shares constituting the Earnout Parent Share Consideration. For U.S. federal, state and local income tax purposes and foreign tax purposes, the Parties shall treat the Earnout Parent Share Consideration, and all dividends earnings or income, if any, earned with respect to the Earnout Parent Share Consideration while held by the Escrow Agent, as owned by the Company Stockholders until such time as it is released.

Article II
THE CLOSING

2.01 The Closing The closing of the Merger (the “Closing”) will take place at the offices of Hunter Taubman Fischer & Li, LLC, 1450 Broadway, 26th Floor, New York, New York 10010, at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Parent and the Stockholder Representative. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

2.02 The Closing Transactions Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a) the Company and Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) in accordance with the Payoff Letter, Parent will repay, or cause to be repaid, on behalf of the Group Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter;

(c) Parent will pay, or cause to be paid, on behalf of the Company, the unpaid Company Transaction Expenses included in the Closing Certificate by wire transfer of immediately available funds as directed by the Stockholder Representative; and

(d) Parent and the Company will make such other deliveries as are required by Article VIII hereof.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As of the date of this Agreement and as of the Closing Date (except as otherwise indicated), except as set forth in the disclosure letter to this Agreement delivered to Parent and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.02, qualifies the correspondingly numbered and lettered representations in this Article III), the Company hereby represents and warrants to Parent as follows in this Article III:

3.01 Existence and Good Standing

(a) Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Each of the Group Companies has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof.

(b) Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect.

3.02 Authority; Enforceability. The Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the Written Stockholder Consent. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly and validly authorized by all required corporate action on behalf of the Company, subject to obtaining the Written Stockholder Consent. This Agreement and each of the other Transaction Documents to which the Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03 No Violations. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) receipt of the Written Stockholder Consent, (iii) compliance with and filings under the HSR Act, and (iv) any violation, conflict, breach or default resulting solely from Parent or Merger Sub being party to the transactions contemplated hereby, the execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both):

(a) violate, conflict with, result in a breach or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company; or

(b) (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement applicable to a Group Company, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.04 Capitalization; Subsidiaries.

(a) The total number of shares of stock which the Company has authority to issue is 190,481,101 shares of capital stock, classified as (i) 149,617,121 shares of Company Common Stock, and (ii) 40,863,980 shares of Preferred Stock, $0.0001 par value per share (“Company Preferred Stock”); of which, as of the date hereof (A) 23,435,379 shares are designated as Series Angel Preferred Stock, all of which are issued and outstanding, (B) 12,147,500 shares are designated as Series A Preferred Stock (“Company Series A Preferred Stock”), all of which are issued and outstanding, and (C) 5,281,101 shares are designated as Series B Preferred Stock (“Company Series B Preferred Stock”), all of which are issued and outstanding. As of the date hereof, no shares of Company Common Stock or Company Preferred Stock are held as treasury shares. All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b) Schedule 3.04 of the Company Disclosure Letter accurately sets forth the name and place of incorporation or formation of each Subsidiary of the Company as of the date hereof. As of the date hereof, each such Subsidiary is directly or indirectly wholly owned by the Company. Each Group Company’s issued and outstanding shares of capital stock, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.04 of the Company Disclosure Letter, as of the date hereof, each Group Company has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Common Stock. Except as set forth in Schedule 3.04 of the Company Disclosure Letter, there are no agreements requiring any Group Company to issue, purchase, redeem or otherwise acquire, or transfer, sell or otherwise dispose of any shares of capital stock or other securities of any Group Company, including any options, subscriptions, rights, warrants, calls or other similar commitments or agreements relating thereto, or any share appreciation rights or securities convertible into or exchangeable or exercisable for Company Common Stock, or any commitments or agreements the value of which is determined by reference to the Company Common Stock. Except as set forth in Schedule 3.04 of the Company Disclosure Letter, to the Knowledge of the Company, no shares of capital stock or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, Company Preferred Stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which the Company is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

3.05 Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a) Set forth in Schedule 3.05 of the Company Disclosure Letter are the following financial statements (collectively with any Monthly Financial Statements or Annual Financial Statements which the Company has delivered as of the date hereof or as of the Closing, as applicable, pursuant to Section 5.09, the “Company Financial Statements”):

(i) the unaudited unconsolidated balance sheet of each of the Group Companies as of September 30, 2018 (such balance sheets collectively, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related unaudited unconsolidated statement of comprehensive income (loss) for the six-month period then ended (such statements of operations collectively, the “Latest Statement of Operations”); and

(ii) the audited, consolidated balance sheets of the Group Companies as of December 31, 2017 and December 31, 2016 and the related consolidated statements of loss, changes in deficit and cash flows for the period August 24, 2016 to December 31, 2016 and the year ended December 31, 2017.

(b) The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices, and fairly present the financial condition and results of operations of the Group Companies on a consolidated or unconsolidated, as applicable, basis at the respective dates and for the respective periods described above, all in accordance with GAAP, except as noted therein. Since December 31, 2018, no Group Company has changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c) Since the Latest Balance Sheet Date, none of the Group Companies has incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP applied on a basis consistent with the Latest Balance Sheet, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, (ii) that are described in Schedule 3.05 of the Company Disclosure Letter, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) for performance of obligations of any Group Company under the Material Contracts, or (v) otherwise disclosed in the Company Financial Statements, this Agreement or the Company Disclosure Letter.

(d) Except as set forth in Schedule 3.05 of the Company Disclosure Letter, none of the Group Companies has any Indebtedness outstanding as of the date hereof.

3.06 Absence of Certain Changes. During the period from the Latest Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06 of the Company Disclosure Letter, each Group Company has conducted its business in the ordinary course substantially consistent with past practices and:

(a) there has not been a Material Adverse Effect;

(b) none of the Group Companies has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;

(c) none of the Group Companies has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d) none of the Group Companies has made any loans, advances, or capital contributions to, or investments in, any Person other than another Group Company;

(e) none of the Group Companies has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f) none of the Group Companies has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) except as set forth on Schedule 3.11 of the Company Disclosure Letter, there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h) there has not been any material change by any of the Group Companies in accounting or Tax reporting principles, methods or policies;

(i) none of the Group Companies has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j) none of the Group Companies has settled any material Legal Proceedings; and

(k) none of the Group Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07 Real Property.

(a) None of the Group Companies owns any real property.

(b) Schedule 3.07(b) of the Company Disclosure Letter lists all real property in which any of the Group Companies owns a leasehold interest as of the date hereof (the “Leased Real Property”) and a complete list of the Real Property Leases applicable thereto. A true and complete copy of each of the written Real Property Leases, as in effect as of the date hereof, has been delivered to Parent and none of the written Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The title in and to the leasehold interests in the Leased Real Property of each of the Group Companies is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold interests thereunder as of the date hereof. Other than assignments or security interests that have been or will be terminated and released on or prior to the Closing Date, no Group Company has previously assigned its interest or granted any other security interest in any of the Real Property Leases.

(c) The Leased Real Property constitutes all of the material real property used as of the date hereof in the conduct of the business as conducted by the Group Companies as of the date hereof.

3.08 Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) each of the Group Companies has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b) all Taxes of the Group Companies (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c) each of the Group Companies has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;

(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Group Companies;

(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Group Companies or the assets of the Group Companies; and

(f) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Group Companies.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.08, Section 3.13 and Section 3.27 are the only representations and warranties in this Agreement with respect to the Tax matters of the Group Companies and no representation or warranty is given and no indemnity shall be owed under this Agreement with respect to any taxable period (or part thereof) that begins after the Closing Date.

3.09 Contracts.

(a) Schedule 3.09(a) of the Company Disclosure Letter sets forth a correct and complete list of the following contracts to which any of the Group Companies is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms, or are Company Employee Benefit Plans, or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i) each lease or agreement under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000 (excluding the Real Property Leases);

(ii) each contract (other than those entered into by the Group Companies in the Ordinary Course of Business and contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services to or by any of the Group Companies of any amount or value reasonably expected to exceed $500,000 in the 2018 calendar year or $1,000,000 in the aggregate;

(iii) each contract by which any Intellectual Property is licensed to or licensed from any of the Group Companies and that involves annual individual license or maintenance fees in excess of $200,000, other than pursuant to licenses to a Group Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;

(iv) each material joint venture, partnership, strategic alliance or licensing arrangement (other than licenses of Intellectual Property) with a third party involving the sharing of profits of any of the Group Companies with such third party;

(v) each contract that prohibits any Group Company from competing in the business of the Group Companies as conducted as of the date hereof or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee;

(vi) each contract with any director, officer, employee or equity holder of any Group Company (other than contracts relating to any person’s employment with a Group Company);

(vii) each contract under which any Group Company has made advances or loans to another Person, other than to another Group Company or with respect to employee advances for business expenses in the Ordinary Course of Business;

(viii) each contract relating to the incurrence, assumption or guarantee by any Group Company of any Indebtedness under which the principal amount outstanding thereunder payable by any Group Company is greater than $200,000, other than contracts solely between or among the Group Companies;

(ix) each contract with any labor union or collective bargaining association representing any employee of a Group Company; and

(x) each contract for the sale of any material assets of a Group Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets.

(b) With respect to each Material Contract, and except as set forth in Schedule 3.09(b) of the Company Disclosure Letter, as of the date hereof (i) such Material Contract is the legal and valid obligation of the Group Company party thereto, and, to the Knowledge of the Company, of each other party thereto, enforceable against each of the Group Companies and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) no Group Company has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, and (iii) neither any Group Company thereto nor, to the Company’s Knowledge, any other party to any Material Contract is in material breach of or in material default under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments to such Material Contracts.

3.10 Intellectual Property.

(a) Schedule 3.10 of the Company Disclosure Letter sets forth a true and complete list of all registrations and all applications for registration of Intellectual Property that is necessary for the Group Company’s business or operations and which is material to the business, that is owned by any Group Company, and all registrations and registration applications that are in the name of a Group Company. All Intellectual Property listed on Schedule 3.10 of the Company Disclosure Letter is subsisting and to the Knowledge of the Company is valid and enforceable and owned free and clear of any liens other than Permitted Liens. The Group Companies own or have valid rights to use all Intellectual Property that is material to the operations of the business as conducted as of the date hereof.

(b) Except as set forth on Schedule 3.10 of the Company Disclosure Letter, as of the date hereof no Group Company has received any written notice of any violation or infringement of any asserted rights of any other Person, or invalidity of any Intellectual Property of the Group Companies with respect to any Intellectual Property of any other Person, nor, to the Knowledge of the Company, is any Group Company in violation or infringement of any Intellectual Property of any other Person. Except as set forth on Schedule 3.10 of the Company Disclosure Letter, to the Knowledge of the Company, no third party is infringing, in any material respect, any of the Intellectual Property of the Group Companies.

(c) Except as set forth on Schedule 3.10 of the Company Disclosure Letter, the Group Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all of the Intellectual Property owned or purported to be owned by the Group Companies.

(d) Except as set forth on Schedule 3.10 of the Company Disclosure Letter, the Group Companies do not use, and have not used, in the case of the Company’s Subsidiaries, since the date on which they were acquired by the Company, any Open Source Software in a manner that (i) requires any Intellectual Property owned or purported to be owned by the Group Companies to be distributed in source code form or otherwise disclosed; or (ii) restricts the consideration to be charged for the distribution of any Intellectual Property owned or purported to be owned by the Group Companies. To the Knowledge of the Company, none of the Intellectual Property owned or purported to be owned by the Group Companies contains any virus, computer instructions, circuitry, or other technological means intended by any Group Company to disrupt, damage or interfere with operations of applicable software. If software that is material to the operation of the business has been created by and is owned by the Group Companies, the name of the program and purpose is indicated on Schedule 3.10 of the Company Disclosure Letter.

(e) Except as set forth on Schedule 3.10 of the Company Disclosure Letter, each of the employees, agents, consultants or contractors of the Group Companies who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of the Group Companies (“Personnel”) (i) has assigned to the Company, or is under a valid obligation to assign to the Group Companies by contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Group Companies are deemed to be the original author/owner of all subject matter included in such Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Group Companies a license or other legally enforceable right granting the Group Companies perpetual, unrestricted and royalty-free rights to use such Intellectual Property.

(f) To the Knowledge of the Company, each of the Group Companies has taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of such Group Company. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made as of the date hereof.

(g) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any Intellectual Property that is, individually or in the aggregate, material to the Group Companies.

3.11 Legal Proceedings; Orders. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, as of the date hereof, there are no Legal Proceedings pending and, to the Knowledge of the Company, there are no Legal Proceeding threatened in writing, against any of the Group Companies other than any such Legal Proceeding that does not involve an amount in controversy in excess of $100,000 and does not seek material injunctive or other material non-monetary relief. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, there is no Order outstanding as of the date hereof (whether rendered by a Governmental Entity or by arbitration) against any Group Company or by which any Group Company is bound that involves an unsatisfied monetary obligation in excess of $100,000 or would reasonably be expected to have a Material Adverse Effect; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.16).

3.12 Consents. No approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity or any counterparty to a Material Contract or Real Property Lease is or will be required to be obtained or made by or on behalf of any Group Company in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger, except (a) for those set forth in Schedule 3.12 of the Company Disclosure Letter, (b) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (d) for a non-material approval, consent, waiver, authorization, filing or notice.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Company Employee Benefit Plans as of the date hereof.

(b) There has been made available to Parent, with respect to each material Company Employee Benefit Plan in effect as of the date hereof, the following, to the extent applicable: (i) a copy of each current plan document for each such Company Employee Benefit Plan or, in the case of any such Company Employee Benefit Plan that is unwritten, a written description thereof, (ii) a copy of each current annual report and summary annual report (including all Schedules and attachments), (iii) a copy of each current summary plan description, together with each summary of a material modification with respect to such plan, (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, a copy of the determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan, and (v) a copy of each current trust agreement and insurance contract.

(c) Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, and in compliance in all material respects with all applicable legal requirements, including ERISA and the Code. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination.

(d) Except as set forth in Schedule 3.13(d) of the Company Disclosure Letter, no Company Employee Benefit Plan is covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and none of the Group Companies nor any ERISA Affiliate of any of the Group Companies has sponsored, maintained, contributed or had any liability with respect to such a plan within the six years prior to the Closing Date. None of the Group Companies nor any ERISA Affiliate of any of the Group Companies contributes to or has an obligation to contribute to, and has not at any time within the six years prior to the Closing Date contributed to, had an obligation to contribute to or had otherwise any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Company Employee Benefit Plan provides post-termination medical or life insurance benefits to any Person, other than as required by Section 4980B of the Code.

(e) Except as set forth in Schedule 3.13(e) of the Company Disclosure Letter (with specific reference to the applicable clause below), neither the execution of this Agreement nor the consummation of the Merger will (i) entitle any employee, officer or director of any Group Company to any material payment, (ii) accelerate the time of payment, vesting, funding or materially increase the amount of compensation due to any employee, officer, consultant or director from the Group Companies, (iii) result in any material payments which would not be deductible under Section 280G of the Code, (iv) give rise to any material liability under any Company Employee Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Benefit Plan or (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax.

(f) Except as otherwise provided in Sections 3.08, this Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to compliance with any employee benefit matters.

3.14 Insurance. Schedule 3.14 of the Company Disclosure Letter sets forth a list of all policies of insurance maintained by, or for the benefit of, each Group Company as of the date hereof (specifying the insurer and type of insurance) and also lists each claim (other than a claim that resulted in coverage of less than $200,000) made by a Group Company since the Incorporation Date through the date hereof (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14 of the Company Disclosure Letter, all insurance coverage maintained with respect to the Group Companies is occurrence-based. With respect to each insurance policy listed in Schedule 3.14 of the Company Disclosure Letter, no Group Company or, to the Knowledge of the Company, insurer, is in material breach or material default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no written notice of early cancellation or early termination has been received by any Group Company as of the date hereof with respect to any such policy and the policy limits have not been exhausted or, except as set forth in Schedule 3.14 of the Company Disclosure Letter, reduced excess liability limits by an amount equal to or greater than $1,000,000. All claims, occurrences, litigation and circumstances that could reasonably expected by any Group Company lead to a claim what would be covered by insurance policies have been properly reported to the applicable insurer in a timely fashion, except where the failure to report such a claim, occurrence, litigation or circumstance would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.11 of the Company Disclosure Letter, since the Incorporation Date through the date hereof, no insurer has made a “reservation of rights” or refusal to cover any or all of any portion of any matters, subject to applicable policy limits, deductibles and self-insurance retentions.

3.15 Legal Requirements and Permits.

(a) Each of the Group Companies is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, as of the date hereof no Group Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable legal requirements.

(b) The Group Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations required to be obtained under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits are valid and in full force and effect and each Group Company is in material compliance with all of its Material Permits. As of the date hereof there is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit.

(c) This Section 3.15 will not apply to any matters relating to environmental matters, Tax matters or employee benefit plan matters as it is the Parties’ intent that Section 3.16 will cover matters relating to environmental matters exclusively, Sections 3.08 and 3.13 will cover matters relating to Tax matters exclusively and Sections 3.08 and 3.13 will cover matters relating to employee benefit plan matters exclusively.

3.16 Environmental Matters.

(a) Each of the Group Companies is, and since the Incorporation Date has been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Group Companies of all permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws (“Environmental Permits”) necessary to conduct the business of the Group Companies as such business is currently being conducted, and such Environmental Permits are valid and in full force and affect and the Group Companies are in compliance in all material respects with the terms and conditions thereof.

(b) There is no material Environmental Claim pending as of the date hereof or, to the Knowledge of the Company, since the Incorporation Date through the date hereof, threatened against any of the Group Companies that has not been fully resolved. To the Knowledge of the Company, there has been no release of any Hazardous Materials at any Leased Real Property that would reasonably be expected to result in any material liability against the Group Companies, including any material cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by the Group Companies that would reasonably be expected to result in any material liability against the Group Companies under Environmental Laws.

(c) Since the Incorporation Date through the date hereof, no Group Company has been subject to any Order issued specifically with respect to the Group Companies or the Leased Real Property that has not been fully resolved relating to compliance with, or the Release or cleanup of Hazardous Materials under, any Environmental Laws.

(d) Except as otherwise provided in Section 3.05 and Section 3.06, this Section 3.16 contains the sole and exclusive representations and warranties of the Company with respect to matters arising under any Environmental Laws.

3.17 Relationships with Related Persons. Except as set forth in Schedule 3.17 of the Company Disclosure Letter, the Group Companies are not parties to any contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than contracts governing an individual’s provision of services to the Group Companies and employee benefits and contracts between Group Companies. Except as set forth in Schedule 3.17 of the Company Disclosure Letter, no Group Company has loaned or advanced any amounts that remain outstanding to, or received any loans or advancement of any amounts from, any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company, other than in the Ordinary Course of Business or intercompany loans between Group Companies, and no Group Company has borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Group Companies. Except as set forth on Schedule 3.17 of the Company Disclosure Letter, no Affiliate, shareholder, employee, member, manager, officer or director of a Group Company (other than another Group Company) (a) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (b) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company.

3.18 Employees; Employment Matters and Independent Contractors.

(a) None of the Group Companies domiciled in the United States is bound by or subject to any contract with any labor union. To the Knowledge of the Company, except as set forth in Schedule 3.18(a) of the Company Disclosure Letter, as of the date hereof, no labor union has requested or has sought to represent any of the employees of the Group Companies in the United States. As of the date hereof and within the 12 months prior to the date hereof, there is no, nor has there been any material labor dispute involving the employees of the Group Companies in the United States pending or, to the Knowledge of the Company, threatened against any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the Latest Balance Sheet Date that violated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b) Except as set forth in Schedule 3.18(b) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect, (i) each Group Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from any Group Company on account of wages have been paid or properly accrued as a liability on the books of such Group Company. Except as set forth on Schedule 3.18(b) of the Company Disclosure Letter, as of the date hereof there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c) To the Knowledge of the Company, as of the date hereof no officer, executive or management-level employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with any Group Company or the ability of any Group Company to conduct its business as currently conducted.

(d) Except as set forth in Schedule 3.18(d) of the Company Disclosure Letter, no collective labor agreement or similar agreement is applicable to the Group Companies domiciled outside the United States or any of their employees, and there are no agreements with any trade union, staff association or staff works council or other organization of employees or workers. As of the date hereof and within the 12 months prior to the date hereof, there is not, nor has there been, any material labor dispute involving the employees of the Group Companies outside the United States pending or, to the Knowledge of the Company, threatened against any Group Company.

(e) The consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included in Indebtedness or as otherwise expressly provided in this Agreement or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor.

3.19 Brokers’ Fees. Except as set forth in Schedule 3.19 of the Company Disclosure Letter, no Group Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or any of the Group Companies (following the Closing).

3.20 Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the Company, no employee of a Group Company has, and no agent or Representative when acting on behalf of a Group Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

3.21 Books and Records. All books and records of the Group Companies are accurate and are maintained in accordance with applicable Laws, in each case, in all material respects.

3.22 Title, Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 3.22(a) of the Company Disclosure Letter, the Company or each of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, except for items that have been sold or disposed of subsequent to the date of the Latest Balance Sheet in the Ordinary Course of Business.

(b) The assets owned and leased by the Group Companies constitute substantially all the assets used in connection with the business of the Group Companies. Such assets constitute substantially all the assets necessary for the Group Companies to continue to conduct its business following the Closing as it is currently being conducted in the Ordinary Course of Business.

3.23 Company Information. None of the information supplied or to be supplied by any of the Group Companies or any of their respective Affiliates relating to the Group Companies and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC, mailings to Parent’s stockholders with respect to the Offer, and/or the redemption of Parent Ordinary Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Parent or any of its Affiliates.

3.24 Vote Required. The approvals of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, (b) the holders of at least 50% of the outstanding shares of Company Series A Preferred Stock, and (c) the holders of at least 50% of the outstanding shares of Company Series B Preferred Stock held by holders who were not stockholders of the Company prior to the Series B Original Issue Date are the only votes of any class or series of capital stock of the Company that are required to approve this Agreement and the Merger and the transactions contemplated herein.

3.25 Contemplated Acquisitions. Since the Incorporation Date, no Group Company has entered into any letter of intent, non-disclosure agreement, confidentiality agreement, purchase, acquisition or similar business combination agreement with any Person concerning any Contemplated Acquisition.

3.26 Intentionally Omitted.

3.27 Tax-Free Reorganization. As of the date hereof, the Company has not taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Company is there any other fact or circumstance that could reasonably be expected to prevent (a) the Company from delivering the Company Representation Letter or obtaining the Company Tax Opinion, or (b) the Merger from qualifying for the Intended Tax Treatment.

3.28 Bank Accounts. Schedule 3.28 of the Company Disclosure Letter sets forth a true and complete list of (a) the name and address of each bank with which the Group Companies have an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Group Companies.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As of the date of this Agreement and as of the Closing Date (except as otherwise indicated), except as set forth in the disclosure letter to this Agreement delivered to the Company by Parent and Merger Sub on the date of this Agreement (the “Parent Disclosure Letter”) (each section of which, subject to Section 12.02, qualifies the correspondingly numbered and lettered representations in this Article IV), each of Parent and Merger Sub hereby represents and warrants to the Company as follows in this Article IV:

4.01 Organization and Power. Parent is a company limited by shares duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands (except that Parent will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware as of the Closing Date), with full power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to Parent’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of either Parent or Merger Sub, as of the date hereof.

4.02 Authorization. Subject to receipt of the Parent Shareholder Approval, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03 No Violations. Subject to (a) receipt of the Parent Shareholder Approval, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) compliance with and filings under the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by Parent and Merger Sub and the execution and delivery of other Transaction Documents to which Parent and Merger Sub are party do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub will not (with or without notice or passage of time, or both):

(a) violate or conflict with any of the provisions of the Parent Governing Documents or Merger Sub’s certificate or articles of incorporation or bylaws (or other similar organizational documents); or

(b) violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Parent or Merger Sub.

4.04 Capitalization; Subsidiaries.

(a) As of the date hereof, the authorized share capital of Parent consists of (i) an unlimited number of ordinary shares of no par value, 7,978,937 of which are issued and outstanding, (ii) an unlimited number of Class A preferred shares of no par value, none of which are issued and outstanding, (iii) an unlimited number of Class B preferred shares of no par value, none of which are issued and outstanding, (iv) an unlimited number of Class C preferred shares of no par value, none of which are issued and outstanding, (v) an unlimited number of Class D preferred shares of no par value, none of which are issued and outstanding, (vi) an unlimited number of Class E preferred shares of no par value, none of which are issued and outstanding ((i) through (vi) collectively, the “Parent Shares”). All the outstanding Parent Shares and Parent Warrants have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b) Except as set forth in Schedule 4.04 of the Parent Disclosure Letter, as of the date hereof, Parent has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Shares or the value of which is determined by reference to the Parent Shares, and there are no contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its Parent Shares.

(c) The Per Share Closing Merger Consideration and any Parent Ordinary Shares issued pursuant to Section 1.05(e), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Parent Governing Documents or any contract to which Parent is a party or otherwise bound.

(d) Parent has no Subsidiaries, apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Parent is not party to any contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

(e) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, one of which is issued and outstanding, and which share is held of record and beneficially by Parent.

4.05 Governmental Consents, Etc.

Except for (a) receipt of the Parent Shareholder Approval, (b) the applicable requirements of the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws, and the rules and regulations of Nasdaq, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (d) the filing of the Certificate of Domestication and Certificate of Incorporation of Domesticated Parent with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.06 Legal Proceedings. Since October 7, 2016, there have not been any Legal Proceedings pending, and as of the date hereof, to Parent’s or Merger Sub’s Knowledge, there are no Legal Proceedings threatened in writing against Parent or Merger Sub including, any that (a) challenges the validity or enforceability of Parent’s and Merger Sub’s obligations under this Agreement or the other Transaction Documents to which Parent or Merger Sub is party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Parent or Merger Sub of the transactions contemplated herein or therein.

4.07 SEC Filings and Financial Statements.

(a) Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since June 19, 2017, together with any amendments, restatements or supplements thereto. Parent has provided to the Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017, September 30, 2017, March 31, 2018, June 30, 2018 and September 30, 2018 and (iii) the Prospectus, all registration statements and other forms, reports and documents (other than the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q not referred to in clauses (i) and (ii) above) filed by Parent with the SEC since June 19, 2017 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above (including those available on the SEC’s EDGAR website) being, collectively, the “Parent SEC Reports”). Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been superseded by a later timely filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of Parent at September 30, 2018, including the notes thereto (as set forth in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 on file with the SEC, the “Parent Subject Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Parent Subject Balance Sheet in the Ordinary Course of Business that are not, individually or in the aggregate, material to Parent and none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by Parent as set forth in this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

(d) Parent has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

(e) All comment letters received by Parent from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of Parent are either publicly available on the SEC’s EDGAR website or otherwise been made available to the Company.

(f) To Parent’s Knowledge, since June 19, 2017, and as of the date hereof, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) Since June 19, 2017, Parent has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report (the “Parent Certifications”). Each of the Parent Certifications is true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i) Parent has no off-balance sheet arrangements.

(j) Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or Representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof.

(k) To Parent’s Knowledge, as of the date hereof, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. As of the date hereof, neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of Parent on the Parent Subject Balance Sheet or arising thereafter are the result of bona fide transactions in the Ordinary Course of Business. Since the date of the Parent Subject Balance Sheet, Parent has not altered in any material respects its practices for the payment of its accounts payable, including the timing of such payment.

4.08 Absence of Certain Changes. During the period from the date of the Parent Subject Balance Sheet to the date hereof, except as set forth in Schedule 4.08 of the Parent Disclosure Letter, Parent has conducted its business in the Ordinary Course of Business and:

(a) there has not been a Parent Material Adverse Effect;

(b) none of Parent or Merger Sub has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;

(c) none of Parent or Merger Sub has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d) none of Parent or Merger Sub has made any loans, advances, or capital contributions to, or investments in, any Person other than Parent or Merger Sub;

(e) none of Parent or Merger Sub has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f) none of Parent or Merger Sub has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h) there has not been any material change by any of Parent or Merger Sub in accounting or Tax reporting principles, methods or policies;

(i) none of Parent or Merger Sub has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j) none of Parent or Merger Sub has settled any material Legal Proceedings; and

(k) none of Parent or Merger Sub has agreed or committed, whether orally or in writing, to do any of the foregoing.

4.09 Parent Trust Amount. As of the day immediately preceding the date hereof, the Parent Trust has a rounded-off balance of no less than $62,911,635.00 (the “Parent Trust Amount”). Such monies are invested solely in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Parent Trust Agreement. The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of Parent’s initial public offering for deferred underwriting commissions as described in the Parent SEC Reports and shareholders of Parent Public Shares who shall have elected to redeem their Parent Ordinary Shares pursuant to the Domesticated Parent Charter, to any portion of the proceeds in the Parent Trust). Prior to the Closing, none of the funds held in the Parent Trust may be released except (x) to pay income and other tax obligations from any interest income earned in the Parent Trust or (y) to redeem Parent Ordinary Shares in accordance with the provisions of the Domesticated Parent Charter (the “Permitted Releases”).

4.10 Broker. Except as set forth in Schedule 4.10 of the Parent Disclosure Letter, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or Merger Sub.

4.11 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a direct wholly-owned Subsidiary of Parent. Merger Sub has no Subsidiaries.

4.12 No Prior Activities. Except for the obligations or liabilities incurred in connection with its organization, and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.13 Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Group Companies.

4.14 Adequacy of Funds. As of the date hereof, Parent has, and will have available to it at the Closing, the financial capability and adequate unrestricted cash on hand necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy Parent’s other monetary and other obligations contemplated by this Agreement.

4.15 Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion in the Parent SEC Reports, mailings to Parent’s shareholders with respect to the Offer and/or the Merger, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the applicable filings). No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, the Company Stockholders or any of their respective Affiliates.

4.16 Listing. The Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq as of the date hereof. As of the date hereof, there is no Legal Proceeding pending or, to Parent’s or to Merger Sub’s Knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of the Parent Ordinary Shares under the Exchange Act. As of the date hereof, there is no Legal Proceeding pending or, to Company’s Knowledge, threatened in writing against Parent by Nasdaq with respect to the delisting of the Parent Ordinary Shares on Nasdaq. Parent has taken no action that is designed to terminate the registration of the Parent Ordinary Shares under the Exchange Act.

4.17 Affiliate Transactions. Except as set forth in Schedule 4.17 of the Parent Disclosure Letter or otherwise disclosed in the Parent SEC Reports, other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Parent or (iii) with respect to any Person’s ownership of capital stock or other securities of Parent, there are no contracts or arrangements under which there are any existing or future liabilities or obligations between Parent, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of Parent or any of its Subsidiaries or (z) record or beneficial owner of 5% or more of the outstanding Parent Ordinary Shares as of the date hereof.

4.18 Parent Contracts. Except as set forth on Schedule 4.18 of the Parent Disclosure Letter or otherwise disclosed in the Parent SEC Reports, as of the date hereof, neither Parent nor Merger Sub is party to any contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the ordinary course of its business).

4.19 Intellectual Property. Parent does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business. To the Knowledge of Parent, as of the date hereof, Parent is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any Person. As of the date hereof, there are no claims pending or, to the Knowledge of Parent, threatened alleging that Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual property or proprietary rights of any Person, and Parent is unaware of any facts which would form a reasonable basis for any such claim. Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

4.20 Employees.

(a) As of the date hereof, other than the officers of Parent, Parent and Merger Sub have no employees.

(b) As of the date hereof, neither the Parent nor any of its Subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of Parent, threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to the service providers of the Parent or any of its Subsidiaries. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and Merger Sub is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from Parent or Merger Sub on account of wages have been paid or properly accrued as a liability on the books of Parent.

4.21 Employee Benefits. Neither the Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Parent Employee Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of Parent or Merger Sub, (b) increase or modify any benefits otherwise payable by Parent or Merger Sub to any employee, consultant or director of Parent or Merger Sub, or (c) result in the acceleration of time of payment or vesting of any such benefits.

4.22 Assets. Each of Parent and Merger Sub owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Parent or Merger Sub (tangible or intangible) is subject to any security interest.

4.23 Real Property. Parent does not own, lease or use any real property.

4.24 Tax Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(a) each of Parent and Merger Sub has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b) all Taxes of Parent and Merger Sub (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c) each of Parent and Merger Sub has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;

(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Parent and Merger Sub;

(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and Merger Sub or the assets of Parent and Merger Sub; and

(f) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or Merger Sub.

Notwithstanding any other provision in this Agreement, the representations and warranties in Section 4.21, this Section 4.24 and Section 4.29 are the only representations and warranties in this Agreement with respect to the Tax matters of Parent and Merger Sub and no representation or warranty is given and no indemnity shall be owed under this Agreement with respect to any taxable period (or part thereof) that begins after the Closing Date.

4.25 Legal Requirements and Permits.

(a) Each of Parent and Merger Sub is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of Parent, as of the date hereof, neither Parent nor Merger Sub is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable legal requirements.

(b) Each of Parent and Merger Sub has been granted all Permits necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole. Such Permits are valid and in full force and effect and each Group Company is in material compliance with all of such Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any such Permit.

4.26 Insurance. Except as set forth in Schedule 4.26 of the Parent Disclosure Letter, Parent does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

4.27 Opinion of Financial Advisor to the Special Committee. The special committee of the Parent Board has received an opinion from Cassel Salpeter & Co., LLC. (“CS”) addressed to the special committee of the Parent Board that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and other matters considered by CS in connection with the preparation such opinion, the consideration to be paid by Parent in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

4.28 Vote Required. The affirmative vote of the holders of a majority of the Parent Ordinary Shares entitled to vote thereon and present in person or by proxy at a meeting in which a majority in voting power of the Parent Ordinary Shares (the “Parent Required Vote”) is the only vote of the holders of any class or series of Parent’s share capital necessary to obtain the Parent Shareholder Approval.

4.29 Tax-Free Reorganization. As of the date hereof, Parent has not taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Parent is there any other fact or circumstance that could reasonably be expected to prevent (a) Parent from delivering the Parent Representation Letter or (b) Company from obtaining the Company Tax Opinion, or (c) the Merger from qualifying for the Intended Tax Treatment.

4.30 Investment Company. None of Parent or Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.31 Minute Books. The minute books and other similar records of Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and shareholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

4.32 Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of Parent, no employee of Parent has, and no agent or Representative when acting on behalf of Parent has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

4.33 Application of Takeover Provisions. Parent and the Parent Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the Parent Governing Documents to the transactions contemplated hereby, including the Merger and Parent’s issuance of Parent Ordinary Shares to the stockholders of the Company. Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Ordinary Shares or a change in control of Parent.

4.34 Parent Investigations. Parent and Merger Sub acknowledge that they and their Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Group Companies which they and their Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Group Companies. Parent and Merger Sub acknowledge and agree that they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Group Companies and their respective businesses and operations.

Article V
COVENANTS OF THE COMPANY

5.01 Conduct of the Business.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth in Schedule 5.01 of the Company Disclosure Letter, (ii) if Parent will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the Company or (iii) as otherwise contemplated by this Agreement, the Company (A) will conduct its business and the businesses of the other Group Companies in the Ordinary Course of Business and use commercially reasonable efforts to keep available the services of its and the other Group Companies’ officers and employees; and (B) shall and shall cause the Group Companies to, keep all insurance policies set forth in Schedule 3.14 of the Company Disclosure Letter, or policies that are substantially similar in all material aspects with the terms, conditions, retentions, and limits of liability under the insurance policies set forth on Schedule 3.14 of the Company Disclosure Letter, in full force and effect, provided that, notwithstanding the foregoing or clause (A) or (B) of this Section 5.01, the Company may use available Cash to repay any Indebtedness; and (C) will not, and will not permit any Group Company to:

(i) except for issuances of (A) replacement certificates for shares of Company Stock, (B) new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof or (C) new certificates for shares of Company Common Stock in connection with the conversion of Company Preferred Stock, issue, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(ii) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(iii) amend its Organizational Documents or any of its Subsidiaries’ organizational documents;

(iv) make any distribution of Cash (other than the payment of cash dividends by the Company in the Ordinary Course of Business to holders of Company Preferred Stock (including in connection with the conversion of the same to Common Stock) who were such holders on the date of this Agreement) or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in Cash or property.

(v) (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $200,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business;

(vi) sell, assign, transfer or exclusively license (as licensor) any material patents, trademarks, trade names or copyrights, except in the Ordinary Course of Business;

(vii) materially amend or voluntarily terminate any Material Contract or Real Property Leases other than in the Ordinary Course of Business;

(viii) make any capital investment in, or any advance or loan to, any other Person (other than among the Group Companies), except in the Ordinary Course of Business;

(ix) enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(x) except in the Ordinary Course of Business, (A) materially increase salaries, severance, pension, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers, directors or other service providers; (B) adopt any Company Employee Benefit Plan; or (C) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $100,000;

(xi) except where control over such settlement is held by the insurer under a policy of insurance set forth on Schedule 3.14 of the Company Disclosure Letter, settle any Legal Proceeding if (A) the amount payable by any Group Company in connection therewith would exceed $100,000 or (B) such settlement would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of any Group Company;

(xii) cancel any material third-party indebtedness owed to any Group Company;

(xiii) make or change any material election in respect of Taxes or material method of accounting or accounting policies of any Group Company, in each case unless required by Law or GAAP;

(xiv) file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(xv) settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, in each case unless required by Law or GAAP;

(xvi) make any acquisition of a business or a division thereof, or consummate any merger or similar business combination or enter into any binding agreement for such an acquisition, merger or similar business combination with any Person (provided that (A) non-binding letters of interests will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters, and (B) licenses of intellectual property rights (whether exclusive or non-exclusive) will not be deemed to be an acquisition, merger or similar business combination);

(xvii) incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of the Company) for Indebtedness (except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to the Company than, and in an aggregate principal amount not in excess of, such existing Indebtedness or (B) borrowings under or permitted by the Company’s existing credit facilities); or

(xviii) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b) Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. The Group Companies’ taking, or failure to take, any action prohibited by Section 5.01(a), as a result of Parent not timely consenting to the notice required to be delivered by the Company to Parent pursuant to Section 5.01(a), will not be a breach of this Agreement.

(c) Notwithstanding anything to the contrary in Section 5.01(a), no Group Company that is directly or indirectly wholly owned by the Company shall be restricted from (i) paying to its sole equity holder parent Group Company dividends or distributions (as applicable) or redemptions on account of such wholly owned equity interests, (ii) repaying or cancelling intercompany loans or advances made by any Group Company that is directly or indirectly wholly owned by the Company or (iii) making other intercompany transfers of property to any other Group Company that is directly or indirectly wholly owned by the Company.

5.02 Access to Books and Records. Subject to Section 6.05, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will provide Parent and its authorized Representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Group Companies in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Parent and the Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Group Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 8.01(a). Parent will indemnify and hold harmless the Group Companies from and against any Losses that may be incurred by any of them to the extent arising out of or related to the bad faith or gross negligence of Parent or the Parent’s Representatives in the use, storage or handling by Parent or the Parent’s Representatives of (i) any personally identifiable information relating to employees or customers of any Group Company and (ii) any other information that is protected by applicable Law (including privacy Laws) or contract and to which Parent or the Parent’s Representatives are afforded access pursuant to the terms of this Agreement.

5.03 Company Confidentiality. Prior to the Closing, the Company shall not disclose any Confidential Information of Parent and Merger Sub, except to the Company’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein, provided that the Company shall remain responsible for each such person’s compliance with this Section 5.03. The Company shall not be in violation of this Section 5.03 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that the Company (i) gives Parent prompt written notice of such requirement prior to disclosure and provides reasonable assistance to Parent in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. The Company will notify Parent in writing promptly upon any unauthorized use or disclosure of Confidential Information of Parent or Merger Sub of which it becomes aware.

5.04 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02); provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur. No Group Company shall acquire a Person if such acquisition will delay completion of SEC staff review of the Proxy Statement or the dissemination of the Proxy Statement to Parent shareholders; provided that this sentence will not limit any Group Company’s ability to license (whether on an exclusive or non-exclusive basis) intellectual property rights of a Person. The Parties acknowledge and agree that nothing contained in this Section 5.04 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

5.05 Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, the Company will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and the Parent’s Representatives) concerning an initial public offering, recapitalization or refinancing of any member of the Group Companies (other than as contemplated by this Agreement), any purchase of a majority of the outstanding Company Stock or any merger, sale of a majority of the assets of the Group Companies or similar transactions involving the Group Companies or their respective securities (other than assets sold in the Ordinary Course of Business and licenses (whether exclusive or non-exclusive) of the intellectual property rights of a third Person) (each such transaction, an “Alternative Transaction”); provided that this Section 5.05 will not apply to the Company or the Stockholder Representative in connection with stockholder communications related to the transactions contemplated by this Agreement. The Company will, and will cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than Parent and the Parent’s Representatives) conducted heretofore with respect to any Alternative Transaction and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any acquisition transaction. In the event that any unsolicited inquiry is made by a potential party to an Alternative Transaction, whether formal or informal, the Company will promptly notify Parent that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.

5.06 Payoff Letters and Lien Releases. At least five (5) Business Days prior to the anticipated Closing, the Company will deliver to Parent a customary payoff letter or letters or other payoff documentation (collectively, the “Payoff Letter”) executed by the lenders of the Indebtedness described in clause (a) below, which letter will set forth (a) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness set forth on Schedule 5.06 of the Company Disclosure Letter and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Parent’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

5.07 Stockholder Approval. Within three (3) Business Days following the execution and delivery of this Agreement, the Company will deliver to Parent copies of consents signed by (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, (b) the holders of at least 50% of the outstanding shares of Company Series A Preferred Stock, and (c) the holders of at least 50% of the outstanding shares of Company Series B Preferred Stock held by holders who were not stockholders of the Company prior to the Series B Original Issue Date, in each case adopting and approving this Agreement in accordance with the DGCL and the Organizational Documents in the form of Exhibit I attached hereto (the “Written Stockholder Consent”).

5.08 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant, in each case that would cause the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, not to be satisfied as of the Closing Date, the Company will disclose in writing to Parent such breach. Notwithstanding any provision in this Agreement to the contrary, unless Parent provides the Company with a termination notice within ten (10) Business Days after disclosure of such breach by the Company (which termination notice may be delivered only if Parent is entitled to terminate this Agreement pursuant to Section 11.01(c)), Parent will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.01(a) or Section 8.01(b).

5.09 Update of Financial Statements. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article XI, the Company shall prepare in the Ordinary Course of Business, and deliver to Parent promptly upon completion, but in any event no later than 30 days after the end of the applicable calendar month, unaudited unconsolidated financial statements for each of the Group Companies for each calendar month ending after September 30, 2018, consisting of a balance sheet as of the end of such month and a statement of comprehensive income (loss) for the portion of the year then ended (the “Monthly Financial Statements”). From the date hereof through the Closing Date, the Company will also promptly deliver to the Parent copies of any audited consolidated financial statements of a Group Company that such Group Company’s certified public accountants may issue (the “Annual Financial Statements”). The Monthly Financial Statements and the Annual Financial Statements delivered pursuant to this Section 5.09 shall constitute Company Financial Statements for purposes of Section 3.05 and accordingly the representations and warranties in Section 3.05 shall apply to such Monthly Financial Statements.

5.10 Intellectual Property. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement, the Group Companies shall, at the reasonable written request of Parent, use commercially reasonable efforts to (i) provide documents evidencing the status of all Intellectual Property identified on Schedule 3.10 of the Company Disclosure Letter for which public access is not available, or which cannot be confirmed by independent third party due diligence, and (ii) otherwise assist Parent in verifying such Intellectual Property, in each case, consistent with Section 5.02.

5.11 Obtainment of Consents. The Group Companies shall use commercially reasonable efforts to obtain consents to the transactions contemplated hereby from all Persons who are party to an agreement set forth on Schedule 3.12 of the Company Disclosure Letter, to the extent such consent is required to be obtained pursuant to the terms of such agreement and if requested to do so in writing by Parent; provided, that such commercially reasonable efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to the Company of any contract with, any such Person. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable will consult with the Company and the Stockholder Representative on the information provided in connection with obtaining such consents and as to the form and substance of such consents.

5.12 Tax-Free Reorganization. The Company shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of the Company in substantially the form set forth in Schedule 5.12 of the Company Disclosure Letter (the “Company Representation Letter”)) as shall be necessary or appropriate to enable Sidley (or if Sidley is unable to deliver, another nationally recognized law firm proposed by the Company that is reasonably satisfactory to Parent) to deliver the Company Tax Opinion. After the date of this Agreement, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, at the election of the Company, the Company and Parent shall consummate, immediately after the Merger, a second-step merger under which the Surviving Company will merge with an into a newly formed, limited liability company wholly-owned by Parent that is disregarded as an entity separate from Parent for U.S. federal income tax purposes (“Second Merger Sub”) with the Second Merger Sub surviving, in accordance with Delaware law (such second-step merger, the “Second Merger”). If such Second Merger occurs, (i) the Parties agree to treat the Merger and the Second Merger as one integrated transaction for U.S. federal income tax purposes in accordance with Revenue Ruling 2001-46; (ii) the Company Representation Letter and the Parent Representation Letter may be amended, with the consent of both parties (not to be unreasonably conditioned, delayed or withheld), to reflect the more relaxed requirements to qualify as a “reorganization” under the new structure; and (iii) references to the Company or the Surviving Company (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the Second Merger as set forth herein.

5.13 Investor Questionnaires. Within three (3) Business Days following the execution and delivery of this Agreement, for each record holder of Company Stock as of the date hereof, the Company will provide Parent with a duly completed and executed Investor Questionnaire.

Article VI
COVENANTS OF PARENT AND MERGER SUB

6.01 Access to Books and Records. For a period of six years from and after the Closing Date, Parent will cause the Surviving Company to provide the Stockholder Representative and its authorized Representatives with access (for the purpose of examining and copying) in connection with general business purposes, during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Stockholder Representative, Parent will not, and will not permit the Surviving Company or its Subsidiaries to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative such books and records or any portion thereof that Parent or the Surviving Company may intend to destroy, alter or dispose of. Prior to the Closing, Parent will provide the Stockholder Representative and its authorized Representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of Parent and its Subsidiaries related to the Tax affairs of Parent and its Subsidiaries (including all Tax Returns and Tax workpapers).

6.02 Parent Confidentiality. Prior to the Closing, Parent shall not disclose any Confidential Information of the Group Companies, except to Parent’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein; provided that Parent shall remain responsible for each such person’s compliance with this Section 6.02. Parent shall not be in violation of this Section 6.02 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that Parent (i) gives the Company prompt written notice of such requirement prior to disclosure and provides reasonable assistance to the Company in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. Parent will notify the Company in writing promptly upon any unauthorized use or disclosure of the Confidential Information of any Group Companies of which it becomes aware.

6.03 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Company such breach. Notwithstanding any provision in this Agreement to the contrary, unless the Company provides Parent with a termination notice within ten (10) Business Days after disclosure of such breach by Parent (which termination notice may be delivered only if the Company is entitled to terminate this Agreement pursuant to Section 11.01(d)), the Company will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.02(a) or Section 8.02(b).

6.04 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 6.04 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s and/or Merger Sub’s respective obligations under this Agreement.

6.05 Contact with Customers and Suppliers. Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, licensors, collaborators, service providers or suppliers of any Group Company without the prior consultation with and prior written approval of an executive officer of the Company or the Stockholder Representative; provided, however, that this Section 6.05 will not prohibit any contacts by Parent or the Parent’s Representatives with the customers, providers, service providers and suppliers of any Group Company in the Ordinary Course of Business and unrelated to the transactions contemplated hereby.

6.06 Employee Matters. Parent and Merger Sub each acknowledges and agrees that all of the employees of the Group Companies as of immediately prior to the Effective Time shall continue to be employees of the Group Companies as of the Effective Time.

6.07 Tax-Free Reorganization. Parent and Merger Sub shall cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of Parent in substantially the form set forth in Schedule 6.07 of the Parent Disclosure Letter (the “Parent Representation Letter”)) as shall be necessary or appropriate to enable Sidley (or if Sidley is unable to deliver, another nationally recognized law firm proposed by the Company that is reasonably satisfactory to Parent) to deliver the Company Tax Opinion.

Article VII
ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

7.01 The Proxy Statement and the Offer.

(a) As promptly as practicable after the date hereof, Parent shall file with the SEC a proxy statement relating to the Offer and the Merger (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its Public Shareholders with the opportunity to redeem up to 6,037,500 Parent Public Shares (the “Offering Shares”) in conjunction with a shareholder vote on the Merger, all in accordance with and as required by the applicable Parent Governing Documents, applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) Without limitation, in the Proxy Statement, Parent shall (i) seek, in accordance with the Parent Governing Documents and applicable securities laws, rules and regulations, including the BVI Companies Act, DGCL and rules and regulations of Nasdaq, from the holders of the Parent Ordinary Shares: (A) approval of this Agreement and the transactions contemplated hereby, (B) (x) approval of the Domestication and (y) of adoption of the Domesticated Parent Charter, effective as of the effective time of the Domestication, (C) approval of the change of the name of Parent with effect from the Closing to “Xynomic Pharmaceuticals Holdings, Inc.”, (D) adoption and approval of the Certificate of Incorporation of the Surviving Company with effect from the Closing, (E) the assumption by Parent of the Company Stock Incentive Plan, that provides for the granting of Parent Ordinary Shares to employees of the Company and Parent or certain Subsidiaries of the Company and Parent in the form of stock options, restricted stock units, restricted stock or other equity-based awards at the Effective Time of the Merger, (F)  election of nine members of the Parent Board with effect from and after the Effective Time, (G) adoption and approval of an amended and restated certificate of incorporation of Domesticated Parent substantially in the form of Exhibit O to be filed immediately following the Closing, (H) adoption and approval of amended and restated bylaws of Domesticated Parent substantially in the form of Exhibit P to take effect immediately following the Closing, and (I) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger (the proposals set forth in the forgoing clauses (A) through (I) are referred to as the “Parent Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the applicable proxy solicitation rules set forth in the Exchange Act (the Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”).

(c) As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement to be disseminated to holders of Parent Ordinary Shares. Concurrently with such dissemination, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by disseminating the other Offer Documents to the holders of Parent Ordinary Shares. The Offer shall provide the Parent Securityholders with the opportunity to redeem all or a portion of their Parent Public Shares, up to that number of Parent Public Shares that would permit Parent to maintain net tangible assets of at least $5,000,001 (the “Offering Shares”), at a price per share equal to the Per-Share Redemption Price, all in accordance with and as required by the applicable Parent Governing Documents, applicable Law, and any applicable rules and regulations of the SEC. In accordance with the Parent Governing Documents, the proceeds held in the Parent Trust will be used for the redemption of the Parent Public Shares held by Parent Securityholders who have elected to redeem such Parent Public Shares.

(d) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article XI. Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.01(d) shall (i) impose any obligation on Parent to extend the Offer beyond March 23, 2019 (as the same may be extended in accordance with Section 14.19(c), the “Outside Date”) or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article XI. If any Parent Securityholder holding Parent Public Shares accepts the Offer, and Parent has not withdrawn the Offer in accordance with this Agreement, Parent shall, promptly after the Closing, pay such redeeming Parent Securityholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(e) Except with respect to the information provided by the Company for inclusion in the Proxy Statement and the other Offer Documents, Parent shall ensure that, when filed, the Proxy Statement and the other Offer Documents will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the DGCL and the Nasdaq rules. The Company shall promptly provide to Parent such information concerning the Company, any Group Company and the Company Stockholders as is either required by the Federal Securities Laws or reasonably requested by Parent for inclusion in the Offer Documents, including, if applicable, the Required Information. Parent shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company and its Representatives as soon as practicable such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon, and Parent shall reasonably consider in good faith any comments of such Persons. Parent and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement, as promptly as practicable, the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Parent Ordinary Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Parent Governing Documents. Parent shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Parent or any of its Representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company and its Representatives a reasonable opportunity prior to responding thereto to review and comment on any proposed written or material oral responses to such comments. Parent shall reasonably consider in good faith any such comments of such Persons. Parent shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Offer Documents and to permit the Company to participate with Parent or its Representatives in any discussions or meetings with the SEC and its staff regarding the Offer Documents. The Company shall, and shall cause each of the Group Companies to, make their respective directors, officers and employees and use commercially reasonable efforts to make their accountants, in each case upon reasonable advance notice, reasonably available to Parent and its Representatives in connection with the drafting of the public filings with respect to the Merger (including the Offer Documents) and responding in a timely manner to comments thereon from the SEC or its staff.

(f) If at any time prior to the Effective Time, any information relating to Parent, or the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Company or Parent, as applicable, that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Parent shareholders.

(g) Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

7.02 Regulatory Filings. Within twenty (20) Business Days after the date hereof, the Parties shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Clearance. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Entity; (b) provide the other Party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving Party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or oral communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other Party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information otherwise required to be shared under this Section 7.02, provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Merger or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Merger contemplated herein. Without limiting the generality of Parent’s undertaking pursuant to this Section 7.02, Parent agrees to use commercially reasonable efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested, or otherwise offering to take or offering to commit to take any action which it is capable of taking and if the offer is accepted, taking or committing to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Company or their respective Subsidiaries, in each case, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Merger contemplated by this Agreement. In addition, Parent shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing. Any filing fee required in connection with seeking the Regulatory Approvals shall be paid one hundred percent (100%) by the Company as a Company Transaction Expense. This Section 7.02 shall not apply with respect to Tax matters.

7.03 Shareholder Vote; Recommendation of the Parent Board. Parent, through the Parent Board, shall recommend that Parent’s shareholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with Article XI, neither the Parent Board nor any committee or agent or Representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of any Parent Proposal, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to a Parent Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Parent Acquisition Transaction, (vi) fail to re-affirm the aforementioned Parent Board recommendation of the Parent Proposals at the written request of the Company within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

7.04 Parent Shareholders’ Meeting.

(a) Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of Parent Ordinary Shares to consider and vote on the Parent Proposals (such meeting, the “Parent Shareholders’ Meeting”). The Parent Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Parent Governing Documents, after the Proxy Statement is “cleared” by the SEC. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Shareholders’ Meeting, or a date preceding the date on which the Parent Shareholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Required Vote, whether or not a quorum would be present or (ii) it will not have sufficient Parent Ordinary Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholders’ Meeting as long as the date of the Parent Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b) Parent’s obligation to call, give notice of and hold the Parent Shareholders’ Meeting in accordance with Section 7.04(a) shall not be limited or otherwise affected by any breach by Parent of Section 7.03.

7.05 Listing. From the date of this Agreement through the Closing, Parent shall use all reasonable efforts that are necessary or desirable for Parent to remain listed as a public company on, and for Parent Ordinary Shares to be tradable over, the applicable Nasdaq market(s).

7.06 Operations of Parent Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of the Company or in accordance with the Prospectus, Parent shall, and shall cause Merger Sub to (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of their respective officers and employees and (iv) not take any of the following actions:

(a) make any amendment or modification to any of the Parent Governing Documents;

(b) take any action in violation or contravention of any of the Parent Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c) split, combine or reclassify the Parent Ordinary Shares;

(d) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(e) make any redemption or purchase of its equity interests, except pursuant to the Offer;

(f) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;

(g) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(h) make any amendment or modification to the Parent Trust Agreement;

(i) make or allow to be made any reduction or increase in the Parent Trust Amount, other than as expressly permitted by the Parent Governing Documents;

(j) incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or Merger Sub or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for indebtedness;

(k) contact (or permit any of its employees, agents, Representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the Merger;

(l) establish any Subsidiary or acquire any interest in any asset;

(m) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(n) settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(o) amend, waive or terminate, in whole or in part, the Sponsor Voting Agreement or any other material agreement to which Parent or Merger Sub is a party;

(p) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(q) adopt any Parent Employee Benefit Plan; or

(r) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

7.07 No Claim Against Parent Trust. The Company acknowledges that it has read the Prospectus and that Parent has established the Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the shareholders of Parent Public Shares (the “Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Parent Trust, Parent may disburse monies from the Parent Trust only: (a) to the Public Shareholders in the event they elect to redeem Parent Ordinary Share in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (b) to the Public Shareholders if Parent fails to consummate a Business Combination within twenty-one months from the closing of the IPO, (c) any amounts necessary to pay any Taxes or (d) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination. The Company hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Parent Trust or distributions therefrom, or make any claim prior to Closing against the Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Company hereby irrevocably waives any Claims it may have against the Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not, prior to the Closing, seek recourse against the Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 7.07 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. This Section 7.07 shall not limit the Company’s right to seek specific performance against Parent pursuant to Section 14.19, including the right to seek specific performance against Parent to require Parent to take such actions contemplated by this Agreement subject to the satisfaction of Parent’s conditions to the Closing in Section 8.01, and to comply with the terms of the Parent Trust Agreement, including distribution of funds from the Parent Trust upon the Closing in accordance with the terms of this Agreement.

7.08 Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, Parent will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning any alternative business combination transaction involving Parent, including any purchase or sale of equity or assets of Parent by any other Person, any purchase or sale of equity or assets of any other Person by Parent, any merger, combination or recapitalization of Parent or any Subsidiary thereof or any merger, combination or recapitalization of any other Person in a transaction to which Parent or any Subsidiary thereof is a party (each such transaction, a “Parent Acquisition Transaction”); provided that this Section 7.08 will not apply to Parent in connection with communications to its shareholders related to the transactions contemplated by this Agreement. Parent will, and will cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives) conducted heretofore with respect to any Parent Acquisition Transaction.

Article VIII
CONDITIONS TO CLOSING

8.01 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) the Company Fundamental Representations will be true and correct in all respects (except, with respect to the representations and warranties set forth in the second sentence of Section 3.04(a), to the extent de minimis or except to the extent set forth on the Closing Certificate and included in the determinations of Per Share Closing Merger Consideration) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than (x) with respect to Section 3.06(a) (y) to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules, or (z) to the extent that the term “material” or a variation thereof is used in any defined terms or the definitions of any defined terms hereunder) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than with respect to Section 3.06(a) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules)) has not had, and would not have, a Material Adverse Effect;

(b) the Company will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) the Company shall have obtained the Written Stockholder Consent;

(d) The Parent Shareholder Approval shall have been obtained;

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(f) No Order will have been entered and no Law will be in effect that prevents or makes illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(g) There will not have been a Material Adverse Effect since the date hereof;

(h) The Company will have delivered to Parent each of the following:

(i) a certificate of an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a) and Section 8.01(b), as they relate to the Company, have been satisfied;

(ii) a certificate signed by the Company CEO, solely in his capacity as such and not in his personal capacity, setting forth all Company Transaction Expenses along with final invoices from service providers to the Company in respect of the Merger and all transactions in connection therewith stating that the amount set forth in such invoice represents payment in full for all such services provided by the service provider to the Company for services performed through the Closing Date;

(iii) the Written Stockholder Consent specified in Section 5.07;

(iv) a waiver or termination, in a form reasonably satisfactory to Parent, by each of the Restricted Stockholders waiving or terminating any rights of first refusal such Restricted Stockholder may have with respect to shares of the Company Stock that may apply under any document that the Company is a party to in effect immediately prior to the Closing; and

(v) certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(i) Parent shall have received a fully executed Lock-Up Agreement from each Company Stockholder as of immediately prior to the Effective Time, other than any Dissenting Stockholder;

(j) Parent shall have received a fully executed Escrow Agreement from the Stockholder Representative, as of immediately prior to the Effective Time;

(k) Parent shall have received a fully executed Registration Rights Agreement from each Company Stockholder that executed as Lock-Up Agreement and that desires to be a party to the Registration Rights Agreement;

(l) Parent shall have received Non-Competition and Non-Solicitation Agreements from each of the Persons set forth on Schedule 8.01(l) of the Company Disclosure Letter in favor of and for the benefit of Parent, the Company and each of the other Covered Parties (as defined therein) in substantially the form attached as Exhibit K hereto (each, a “Non-Competition Agreement”), duly executed by each such Person and the Company; and

(m) Parent shall have at least $7,500,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

If the Closing occurs, all Closing conditions set forth in this Section 8.01 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.

8.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a) (i) The Parent Fundamental Representations will be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, other than with respect to Section 4.08(a)) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, other than with respect to Section 4.08(a)) has not had, and would not have, a Parent Material Adverse Effect;

(b) Parent and Merger Sub will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Parent Ordinary Shares to be issued as the Merger Consideration Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(d) The Parent Shareholder Approval shall have been obtained;

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(f) No Order will have been entered and no Law will be in effect that prevents or makes illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(g) Parent shall have at least $7,500,000 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

(h) The persons identified in Schedule 1.04(b) of the Parent Disclosure Letter shall have been approved and duly elected or appointed to the Parent Board, effective as of the Closing;

(i) The Company shall have obtained an opinion of Sidley (or if Sidley is unable to issue such an opinion, of another nationally recognized law firm proposed by the Company that is reasonably acceptable to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (the “Company Tax Opinion”);

(j) The Company shall have received a duly executed counterpart signature page for Parent to the Registration Rights Agreement, the Lock-Up Agreements and the Escrow Agreement;

(k) The Domestication shall have been completed;

(l) There will not have been a Parent Material Adverse Effect since the date hereof; and

(m) Parent will have delivered to the Company each of the following:

(i) a certificate of an authorized officer of each of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.02(a) and Section 8.02(b), as they relate to such entity, have been satisfied;

(ii) certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement;

(iii) certified copies of the resolutions duly adopted by Parent Board (or its equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement; and

(iv) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of Parent and (B) all persons serving as directors of Parent immediately prior to the Closing who are not set forth on Schedule 1.04(b) of the Company Disclosure Letter.

If the Closing occurs, all closing conditions set forth in this Section 8.02 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

Article IX
INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

9.01 Indemnification of Officers and Directors of the Company. If the Closing occurs, Parent shall cause all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the Group Companies (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the applicable Group Company, to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Surviving Company and Parent after the Closing. After the Effective Time, Parent and the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of (i) the Surviving Company’s certificate of incorporation as in effect immediately after the Effective Time (the form of which is attached hereto as Exhibit B), (ii) the Surviving Company’s by-laws as in effect immediately after the Effective Time (the form of which is attached hereto as Exhibit C), (iii) any certificate of incorporation, by-laws or similar organizational documents of each other Group Company as in effect immediately prior to the Effective Time and (iv) any indemnification agreements of any Group Company with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and in each case of clauses (i), (ii), (iii) and (iv) shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of any Group Company. The obligations of Parent and the Surviving Company under this Section 9.01 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01 applies shall be intended third party beneficiaries of this Section 9.01). If the Closing occurs, Parent shall cause the Surviving Company to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01.

9.02 Indemnification by Successors and Assigns. In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Article IX.

9.03 Tail Policy. The Company shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Closing Date, for the benefit of the Group Companies or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date. Fifty percent of the cost of the insurance policy shall be treated as a Company Transaction Expense and fifty percent of the cost of the insurance policy shall be treated as a Parent Transaction Expense. Parent shall cause such “tail” policy to be maintained in full force and effect, for its full term, and cause the Surviving Company to honor all obligations thereunder.

Article X
INDEMNIFICATION BY COMPANY STOCKHOLDERS

10.01 Indemnification by Company Stockholders.

(a) Subject to the terms and conditions of this Article X, if the Closing occurs, the Company Stockholders (collectively, the “Indemnifying Parties”) will severally, but not jointly or jointly and severally, indemnify, defend and hold harmless Parent, its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, the “Indemnified Party”) from and against any and all Losses paid, suffered or incurred by, or imposed upon an Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Company set forth in Article III; or (ii) the breach of any covenant or agreement on the part of the Company set forth in this Agreement to be performed prior to or at the Closing.

(b) Any indemnification claims by an Indemnified Party pursuant to Section 10.01(a) shall be paid with the Escrow Shares then remaining in the Escrow Account. With respect to any such indemnification payment, the value of each Escrow Share for purposes of determining the indemnification payment shall be the Parent Share Price on the date that the indemnification claim is finally determined in accordance with this Article X. For successful indemnification claims by an Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Article X, the Escrow Agent shall disburse and transfer a number of Escrow Shares, valued at the Parent Share Price, equal to the amount of such indemnification claim (as determined in accordance with this Article X) from the Escrow Account to Parent (and Parent and the Stockholder Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so).

10.02 Limitations and General Indemnification Provisions.

(a) Except in the case of Fraud by a Group Company, the maximum aggregate amount of indemnification payments which the Indemnifying Parties will be obligated to pay in the aggregate under Section 10.01 shall not exceed the Escrow Shares in the Escrow Account (valued at the applicable Parent Share Price).

(b) Except in the case of Fraud by a Group Company, the sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to this Article X shall be made only by disbursement of Escrow Shares out of the Escrow Account, no other assets shall in any respect be used to satisfy such indemnity obligations, and once the Escrow Account shall be depleted or released, such indemnity obligations shall terminate.

(c) Notwithstanding anything to the contrary, the Company Stockholders shall not have any indemnification obligations for Losses under Section 10.01(a) unless the aggregate amount of all such Losses for which such Indemnifying Party would, but for this Section 10.02(c), be liable thereunder exceeds on an aggregate basis $500,000, and then only to the extent of such excess.

(d) For purposes of calculating the amount of any Loss arising from a breach of any representation or warranty subject to indemnification under Section 10.01(a) (but not for purposes of determining whether any such breach has occurred), all “material”, “materially”, “in all material respects”, “Material Adverse Effect”, and other like qualifications shall be disregarded.

(e) In the event Parent proceeds with the Closing notwithstanding actual knowledge by Parent or any Affiliate of Parent at or prior to the Closing (as evidenced in a writing, either from the Company to Parent or from Parent to the Company) of any breach by the Company of any representation, warranty, covenant or agreement in Article III or in any certificate delivered by the Company pursuant hereto, no Indemnified Party shall have any claim or recourse against the Company Stockholders or the Escrow Account with respect to such breach, under this Article X or otherwise.

(f) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds or other third party sources of indemnity or recovery paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses, net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(g) Each Indemnified Party agrees that in the event of any breach giving rise to an indemnification obligation under this Article X, such Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Parties if so requested by the Indemnifying Party, in order to take, commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event or condition which could reasonably be expected to result in any Losses which are indemnifiable hereunder.

(h) The amount of any Losses for which indemnification is provided under this Article X shall be reduced to take account of any Tax Benefit realizable by the indemnified party arising from the incurrence or payment of any such Loss (whether arising in the year of such Loss or in a subsequent year). For purposes of this Section 10.02(h), a “Tax Benefit” means an amount by which the Tax liability of the Indemnified Party (or the consolidated, combined, unitary or similar Tax group including the Indemnified Party) or, if the Indemnified Party is a pass-through entity for Tax purposes, the members of the Indemnified Party, is reduced or is reasonably expected to be reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Governmental Entity.

(i) Notwithstanding anything to the contrary, the Indemnified Parties shall be deemed not to have suffered any Losses (whether in contract, tort or otherwise) to the extent that such Losses (i) are accrued, provided or reserved for, or otherwise reflected or taken into account in, the Company Financial Statements, (ii) arise from any item or matter that is included or otherwise taken into account in, or was raised or could have been raised as part of the settlement of, Closing Working Capital or the other items of the Closing Certificate and Final Closing Certificate or (iii) arise out of changes after the Closing Date in accounting principles or applicable Laws, rules or regulations or interpretations thereof.

10.03 Indemnification Procedures.

(a) Parent shall have the sole right to act on behalf of any the Indemnified Parties with respect to any indemnification claims made pursuant to this Article X, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of an Indemnified Party. The Stockholder Representative shall have the sole right to act on behalf of the any of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article X, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties, provided, however, that, following the Closing, Parent shall have the right to defend and settle Third Party Claims to the extent provided in Section 10.03(c) below.

(b) Subject to Section 10.03(c) below, in order to make a claim for indemnification hereunder, the Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Stockholder Representative on behalf of the Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the indemnifying party and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

(c) Parent will promptly (but in any event within five (5) Business Days following Parent’s receipt of notice of the claim) notify the Stockholder Representative in writing in the event that it becomes aware of any claim of a third party (including any Governmental Entity) (a “Third Party Claim”) that might reasonably result in a claim for indemnification under this Article X; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is prejudiced by such failure. Upon receipt of notice of such Third Party Claim or upon otherwise becoming aware of a Third Party Claim, the Indemnified Party may provide a Claim Notice in accordance with Section 10.03(b) above.

(i) The Indemnifying Party shall have the right at its sole option (x) to participate in the defense of a Third Party Claim and (y) control, defend against, negotiate, settle or otherwise deal with such Third Party Claim and be represented by counsel selected by the Indemnifying Party, which counsel is not reasonably objected to by the Indemnified Party (provided, that in the case of clause (y), where the Company Stockholders are the Indemnifying Party, the money damages reasonably expected to be payable to the applicable third party in respect of such Third Party Claim, as reasonably determined by the Stockholder Representative in good faith as of the time such Third Party Claim is made, are not greater than 200% of the value of the Escrow Shares (valued at the applicable Parent Share Price) in the Escrow Account at the time such Third Party Claim is made). If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable for the legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but the Indemnified Party may participate, at the Indemnified Party’s own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable written opinion of counsel to the Indemnified Party, a conflict exists on a material issue between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, however, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Third Party Claim. All the Indemnified Parties shall cooperate in the defense, negotiation and settlement of any Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available (without charge) at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If the Indemnifying Party elects not to control, defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder, the Indemnified Party shall defend against, negotiate, settle or otherwise deal with such Third Party Claim.

(ii) Notwithstanding anything in this Section 10.03 to the contrary, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld, (A) admit any liability with respect to, or settle or compromise any, Third Party Claim or (B) permit a default or consent to entry of any judgment. The Indemnifying Party may (1) settle or compromise any Third Party Claim or (2) permit a default or consent to entry of any judgment (x) without the consent of the Indemnified Party if such settlement or resolution is solely for money damages (which, in the case the Company Stockholders are the Indemnifying Parties, are fully compensated from the Escrow Account) and the Indemnified Party is not required to admit guilt or liability relating to such matter and (y) with the consent of the Indemnified Party in all other cases, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 10.03 to the contrary, if a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.02, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder, subject to the applicable limitations of Section 10.02, shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the indemnifiable Losses of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate indemnifiable Losses of the Indemnified Party with respect to such Third Party Claim.

10.04 Exclusive Remedy. Following the Closing, except in case of Fraud by any Indemnifying Party, the sole and exclusive remedy for any and all claims by the Indemnified Parties arising under, out of or related to this Agreement shall be the rights of post-closing merger consideration adjustment set forth in Section 1.05, indemnification set forth in this Article X (including the Escrow Account) and specific performance set forth in Section 14.19, and no Indemnified Party will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law. The provisions of this Section 10.04 and the limited remedies provided in Section 1.05, Article X and Section 14.19, were specifically bargained for among the parties and were taken into account by the Parties in arriving at the Closing Aggregate Merger Consideration and Earnout Parent Share Consideration and the terms and conditions of this Agreement. The Stockholder Representative (on behalf of the Company Stockholders) has specifically relied upon the provisions of this Section 10.04 and the limited remedies provided Section 1.05, Article X and Section 14.19 in agreeing to the Closing Aggregate Merger Consideration and Earnout Parent Share Consideration and the terms and conditions of this Agreement.

10.05 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PARENT AND MERGER SUB HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY STOCKHOLDERS, THE COMPANY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE COMPANY STOCKHOLDERS, THE COMPANY OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT AND MERGER SUB, OR THEIR USE, OF ANY INFORMATION REGARDING THE GROUP COMPANIES FURNISHED OR MADE AVAILABLE TO PARENT AND MERGER SUB AND THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

Article XI
TERMINATION

11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent at any time before the Written Stockholder Consent has been obtained, by written notice to the Company, if the Written Stockholder Consent shall not have been provided to Parent prior to three (3) Business Days following the execution and delivery of this Agreement;

(c) by Parent by written notice to the Company, if any of the representations or warranties of the Company set forth in Article III will not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company; provided that Parent and/or Merger Sub is not then in breach of this Agreement so as to cause any condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) to not be satisfied at or prior to the Outside Date;

(d) by the Company by written notice to Parent, if any of the representations or warranties of Parent or Merger Sub set forth in Article IV will not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause any condition to the Closing set forth in Section 8.01(a) or Section 8.01(b) from being satisfied at or prior to the Outside Date;

(e) by Parent or the Company by written notice to the opposing party, as applicable, if the Closing has not occurred on or prior to the Outside Date and the Party seeking to terminate this Agreement pursuant to this Section 11.01(e) (including, in the case of Parent, Merger Sub) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(f) by Parent or the Company, by written notice from Parent or the Company to the opposing party, as applicable, if any Governmental Entity of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in the case of Orders and other actions, such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(f) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(g) by the Company by written notice to Parent, if (i) all of the conditions to the Closing set forth in Section 8.01 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.01 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 11.01(g), the Company has notified Parent in writing that it is ready, willing and able to consummate the Merger;

(h) by Parent by written notice to the Company, if (i) all of the conditions to the Closing set forth in Section 8.02 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.02 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 11.01(h), Parent has notified the Company in writing that it is ready, willing and able to consummate the Merger; and

(i) by the Company by written notice to Parent if (i) the Parent Board withdraws (or modifies in any manner adverse to the Company), or proposes to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of the Parent Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Company or (ii) if the Parent Shareholder Approval shall not have been obtained at the meeting of Parent shareholders to be held in accordance with the Proxy Statement (or at any adjournment or postponement thereof).

11.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, all obligations of the Parties hereunder (other than the last two sentences of Section 5.02, this Section 11.02, Section 11.03, Section 12.01, Article XIII and Article XIV, which will survive the termination of this Agreement (other than the provisions of Section 14.19, which will terminate)) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

11.03 Expense Reimbursement.

(a) Notwithstanding Section 11.02 above or Section 14.02, in the event that there is a termination of this Agreement by the Company pursuant to (i) Section 11.01(d) (with respect to any underlying breach by Parent of its obligations under Section 7.01, Section 7.03, Section 7.04 or Section 7.08), Section 11.01(g) or Section 11.01(i) or (ii) Section 11.01(d) or Section 11.01(e), and, solely in the case of clause (ii), within 12 months after the date of the termination of this Agreement, Parent or its Affiliates consummate an alternative initial merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business acquisition or combination, or entering into contractual arrangements, with one or more businesses or entities  (an “Alternative Business Combination”) (or enter into a definitive agreement to consummate an Alternative Business Combination, which is later consummated), Parent shall reimburse the Company for the expenses documented and actually incurred by the Company and its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, up to a maximum of $500,000 (the “Company Expense Reimbursement”).

(b) Notwithstanding Section 11.02 above or Section 14.02, in the event that there is a termination of this Agreement by Parent pursuant to (i) Section 11.01(b), Section 11.01(c) (with respect to any underlying breach by the Company or any Group Company of its obligation under Section 7.01(e)), or Section 11.01(h) or (ii) Section 11.01(c) or Section 11.01(e), and solely in the case of clause (ii), within 12 months after the date of the termination of this Agreement, the Company or its Affiliates consummate an Alternative Transaction (or enter into a definitive agreement to consummate an Alternative Transaction, which is later consummated), the Company shall reimburse Parent for the expenses documented and actually incurred by Parent and its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, up to a maximum of $500,000 (the “Parent Expense Reimbursement”). Solely in the case of clause (i), in the event that (A) the breach by the Company or any Group Company causes Parent not able to satisfy its obligation under Section 7.01, Section 7.03, Section 7.04 or Section 7.08 or close the transaction contemplated by this Agreement on or prior to the Outside Date, or enter into a definitive agreement to consummate an Alternative Business Combination on or prior to the Outside Date, and (B) Parent ceases all operations except for the purpose of making required distributions to its shareholders pursuant to the Memorandum and Articles of Association or the Domesticated Parent Charter, as applicable, and any subsequent winding up of Parent’s affairs and is dissolved on the records of the appropriate Governmental Entity as a result of (i) the failure to obtain required shareholder approval in order to consummate any Parent Acquisition Transaction or (ii) occurrence of an Automatic Redemption Event (as defined in the Memorandum and Articles of Association or the Domesticated Parent Charter, as applicable) then the Company shall, pay to Sponsor, a termination fee equal to $4,500,000 (the “Termination Fee”), plus the Parent Expense Reimbursement.

(c) If this Agreement is terminated in a circumstance in which the Company Expense Reimbursement becomes payable as provided in Section 11.03(a), then Parent shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, the Company Expense Reimbursement (i) in the case of Section 11.03(a)(i), within ten (10) Business Days after Parent receives a written statement from the Company setting forth the amount of the Company Expense Reimbursement, or (ii) in the case of Section 11.03(a)(ii), within ten (10) Business Days after the consummation of such Alternative Business Combination and Parent’s receipt of a written statement from the Company setting forth the amount of the Company Expense Reimbursement. The right of the Company to seek the Company Expense Reimbursement will not limit the right of the Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement or to seek the remedies provided by Section 14.12 on behalf of the Company Stockholders.

(d) If this Agreement is terminated in a circumstance in which the Parent Expense Reimbursement becomes payable as provided in Section 11.03(b), then the Company shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the Parent Expense Reimbursement (i) in the case of Section 11.03(b)(i), within ten (10) Business Days after the Company receives a written statement from Parent setting forth the amount of the Parent Expense Reimbursement or (ii) in the case of Section 11.03(b)(ii), within ten (10) Business Days after the consummation of such Alternative Transaction and the Company’s receipt of a written statement from Parent setting forth the amount of the Parent Expense Reimbursement. If this Agreement is terminated in a circumstance in which the Termination Fee becomes payable as provided in Section 11.03(b), then the Company shall pay, or cause to be paid, to Sponsor, by wire transfer of immediately available funds to an account designated in writing by Sponsor, the Termination Fee within five (5) Business Days after Parent’s dissolution on the records of the appropriate Governmental Entity. The right of Parent to seek the Parent Expense Reimbursement will not limit the right of Parent any to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article XII
ADDITIONAL COVENANTS

12.01 Stockholder Representative.

(a) Appointment. In addition to the other rights and authority granted to the Stockholder Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of capital stock of the Company of this Agreement, all of the Company Stockholders collectively and irrevocably constitute and appoint the Stockholder Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that the Stockholder Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Stockholder Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Company Stockholders and others, as contemplated by this Agreement; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Company Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in his sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to Parent pursuant to this Agreement; (vii) (A) disputing or refraining from disputing, on behalf of each Company Stockholder relative to any amounts to be received by such Company Stockholder under this Agreement or any agreements contemplated hereby, any claim made by Parent or Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Company Stockholder, any dispute that may arise under, and exercising, or refraining from exercising, any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Company Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engaging attorneys, accountants, agents or consultants on behalf of the Company Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (ix) giving such instructions and taking action or refraining from taking such action, on behalf of such Company Stockholders, as the Stockholder Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Company Stockholders.

(b) Authorization. Notwithstanding Section 12.01(a), in the event that the Stockholder Representative desires further authorization or advice from the Company Stockholders on any matters concerning this Agreement, the Stockholder Representative will be entitled to seek such further authorization from the Company Stockholders prior to acting on their behalf. In such event, each Company Stockholder will vote based on each such Person’s Pro Rata Share and the authorization of a majority of such Persons will be binding on all of the Company Stockholders and will constitute the authorization of the Company Stockholders. The appointment of the Stockholder Representative is coupled with an interest and will be irrevocable by any Company Stockholder in any manner or for any reason. This authority granted to the Stockholder Representative will not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. XU hereby accepts his appointment as the initial Stockholder Representative.

(c) Vacancies. The Stockholder Representative may resign from his position as Stockholder Representative at any time by written notice delivered to Parent and the Company Stockholders. If there is a vacancy at any time in the position of the Stockholder Representative for any reason, such vacancy will be filled by the majority vote in accordance with the method set forth in Section 12.01(b) above.

(d) No Liability. All acts of the Stockholder Representative hereunder in his or its capacity as Stockholder Representative will be deemed to be acts on behalf of the Company Stockholders and not of the Stockholder Representative individually. The Stockholder Representative in his or its capacity as the Stockholder Representative will not have any liability for any amount owed to Parent pursuant to this Agreement, if any, including under Section 10.01. The Stockholder Representative will not be liable to Parent, the Company, Merger Sub or any other Person in his or its capacity as the Stockholder Representative, for any liability of a Company Stockholder or otherwise, or for anything that he or it may do or refrain from doing in connection with this Agreement. The Stockholder Representative will not be liable to the Company Stockholders, in his or its capacity as the Stockholder Representative, for any liability of a Company Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by him or it in good faith, or for any mistake in fact or Law, or for anything that he or it may do or refrain from doing in connection with this Agreement, except in the case of the Stockholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his or its duties or rights hereunder, and he or it will incur no liability in his or its capacity as the Stockholder Representative to Parent, Merger Sub, the Company or the Company Stockholders and will be fully protected with respect to any action taken, omitted or suffered by him or it in good faith in accordance with the advice of such counsel. The Stockholder Representative will not, by reason of this Agreement, have a fiduciary relationship in respect of any Company Stockholder, except in respect of amounts received on behalf of the Company Stockholders.

(e) Reimbursement of Stockholder Representative. After the Closing, the Company agrees to promptly reimburse the Stockholder Representative for up to $20,000.00 in the aggregate of reasonably documented out-of-pocket expenses the Stockholder Representative actually incurs in serving as the Stockholder Representative for the purposes stated in this Agreement. Other than such reimbursement for its out-of-pocket expenses, the Stockholder Representative will not be compensated or otherwise entitled to payment for providing services hereunder. Without limiting the foregoing, each Company Stockholder will, only to the extent of such Company Stockholder’s Pro Rata Share thereof, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Stockholder Representative in connection with the performance of his or its duties under this Agreement will not be the personal obligation of the Stockholder Representative but will be payable by and attributable to the Company Stockholders based on each such Person’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative will be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Stockholder Representative in connection with the performance of his or its duties hereunder from amounts actually delivered to the Stockholder Representative pursuant to this Agreement. The Stockholder Representative may also from time to time submit invoices to the Company Stockholders (or to the Company (on behalf of the Company Stockholders)) covering such expenses and Liabilities, which will be paid by the Company Stockholders (or the Company (on behalf of the Company Stockholders)) promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Share. Upon the request of any Company Stockholder, the Stockholder Representative will provide such Company Stockholder with an accounting of all expenses and Liabilities paid by the Stockholder Representative in his or its capacity as such.

12.02 Disclosure Schedules. All Schedules included in the Company Disclosure Letter and the Parent Disclosure Letter (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, any item of information, matter or document disclosed or referenced in, or attached to, the Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Company’s, Parent’s or Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (g) constitute, or be deemed to constitute, an admission or indication by the Company, Parent or Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, no reference in the Disclosure Schedules to any contract will be construed as an admission or indication that such contract is enforceable or in effect as of the date hereof or that there are any obligations remaining to be performed or any rights that may be exercised under such contract. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

12.03 Proration of Straddle Period Taxes. For purposes of determining Working Capital, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the day on which the Reference Time occurs shall be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries (and each partnership in which the Company and its Subsidiaries is a partner) ended with (and included) the day prior to the Closing Date; provided, however, that any deductions realized on the Closing Date in connection with the payment of any Company Transaction Expenses and the Payoff Amount shall be taken into account notwithstanding that the Reference Time is 11:59 p.m. local time on the day immediately preceding the day on which the Effective Time occurs; and

(b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period.

Article XIII
DEFINITIONS

13.01 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accounting Firm” has the meaning specified in Section 1.05(d).

“Accounting Principles” means the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet and Latest Statement of Operations, as applicable, whether or not in accordance with GAAP; provided that Accounting Principles (a) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) will be based on facts and circumstances as they exist prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing, (c) will follow the defined terms contained in this Agreement and (d) will calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Accredited Investor” means a Person who is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).

“Affiliate” or “Affiliates” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in specified in the preamble.

“Alternative Business Combination” has the meaning specified in Section 11.03(a).

“Alternative Transaction” has the meaning specified in Section 5.05.

“Amended and Restated Certificate of Incorporation” mean the Company’s Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on July 27, 2018.

“Annual Financial Statements” has the meaning specified in Section 5.09.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Assumed Option” has the meaning specified in Section 1.02(e).

“Automatic Redemption Event” has the meaning specified in the Memorandum and Articles of Association or the Domesticated Parent Charter, as applicable.

“Business Combination” has the meaning specified in Section 7.07.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“BVI Companies Act” means the BVI Business Companies Act, 2004, as amended.

“Cash” means, as of any time of determination, all cash, cash equivalents and marketable securities held by any Group Company at such time and determined in accordance with Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device. Cash will (a) be calculated net of issued but uncleared checks and drafts written or issued by any Group Company as of the Reference Time and (b) include checks and drafts received by the Group Companies or deposited for the account of the Group Companies.

“Certificate of Merger” has the meaning specified in Section 1.01(b).

“Claims” has the meaning specified in Section 7.07.

“Closing” has the meaning specified in Section 2.01.

“Closing Aggregate Merger Consideration” means (a) $350,000,000 minus (b) the amount of the Closing Indebtedness, plus (c) the amount of the Closing Cash (which may be a positive or negative dollar amount), minus (d) the amount of the Company Transaction Expenses, plus (e) the Closing Tax Benefits, plus (f) if Closing Working Capital is greater than Target Working Capital, an amount equal to (x) Closing Working Capital minus (y) Target Working Capital, minus (g) if Target Working Capital is greater than the Closing Working Capital an amount equal to (x) Target Working Capital minus (y) Closing Working Capital (for illustrative purposes only, if Closing Working Capital is -$2,000,000 (a negative number), there would be a net increase of $105,659.45 to Closing Aggregate Merger Consideration, and if Closing Working Capital is -$3,000,000 (a negative number), there would be a net decrease of $894,340.55 to Closing Aggregate Merger Consideration).

“Closing Cash” has the meaning specified in Section 1.05(a).

“Closing Certificate” has the meaning specified in Section 1.05(a).

“Closing Date” has the meaning specified in Section 2.01.

“Closing Indebtedness” has the meaning specified in Section 1.05(a).

“Closing Parent Share Consideration” means the aggregate number of newly issuable Parent Ordinary Shares issuable upon the Closing (rounded to the nearest whole share) equal to the quotient obtained by dividing (a) the Closing Aggregate Merger Consideration (as adjusted pursuant to Section 1.05) by (b) $10.15.

“Closing Tax Benefits” means the value of any deferred Tax asset or any other Tax asset deduction, refund or credit, attributable to the payment of the Company Transaction Expenses and the Payoff Amount.

“Closing Working Capital” has the meaning specified in Section 1.05(a).

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Company CEO” means the chief executive officer of the Company.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Disclosure Letter” has the meaning specified in Article III.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Group Companies for the benefit of any officer, employee, consultant or director of the Group Companies or (ii) with respect to which any of the Group Companies has any liability (including contingent liability through any ERISA Affiliate).

“Company Expense Reimbursement” has the meaning specified in Section 1.05(a).

“Company Financial Statements” has the meaning specified in Section 3.05(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01(a), 3.02, 3.03(a), 3.04(a) and 3.19.

“Company Governing Documents” has the meaning specified in Section 7.01(a).

“Company Indemnitees” has the meaning specified in Section 9.01.

“Company Options” means options or other rights to purchase shares of Company Stock issued by the Company.

“Company Preferred Stock” has the meaning specified in Section 3.04(a).

“Company Representation Letter” has the meaning specified in Section 5.12.

“Company Series A Preferred Stock” has the meaning specified in Section 3.04(a).

“Company Series B Preferred Stock” has the meaning specified in Section 3.04(a).

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Stock Incentive Plan” means the Xynomic Pharmaceuticals, Inc. 2018 Stock Incentive Plan substantially in the form of Exhibit J.

“Company Stockholder” means a record holder of Company Stock that is outstanding immediately prior to the Effective Time.

“Company Tax Opinion” has the meaning specified in Section 8.02(i).

“Company Transaction Expense” means any fee, expense or cost which the Company is obligated to pay in connection with the consummation of the Merger, this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees, in each case, to the extent not paid prior to the Reference Time.

“Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, information regarding genetic or other biological materials, gene sequences, cell lines, viruses, plasmids, vectors, compounds, protocols, assays and clinical trials, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.

“Confirmed Accredited Investor” means a Company Stockholder (a) that has duly completed and delivered to Parent an Investor Questionnaire confirming its status as an Accredited Investor and (b) as to which no information has come to the attention of Parent that would reasonably cause Parent to believe that such Company Stockholder is not an Accredited Investor immediately prior to the date of payment of the Per Share Closing Merger Consideration.

“Contemplated Acquisition” means an acquisition of a Person or such Person’s business or its assets by a Group Company, including by means of a purchase, merger or similar business combination.

“date hereof” has the meaning set forth in specified in the preamble.

“DGCL” has the meaning specified in the recitals.

“Disclosure Schedules” has the meaning specified in Section 12.02.

“Dispute Notice” has the meaning specified in Section 1.05(c).

“Disputed Items” has the meaning specified in Section 1.05(c).

“Dissenting Share” has the meaning specified in Section 1.06.

“Dissenting Stockholder” has the meaning specified in Section 1.06.

“Domesticated Parent” means Parent after giving effect to the Domestication.

“Domesticated Parent Charter” has the meaning specified in the recitals.

“Domestication” has the meaning specified in the recitals.

“Earnout Escrow Account” has the meaning specified in Section 1.10(c).

“Earnout Escrow Shares” has the meaning specified in Section 1.10(c).

“Earnout Parent Share Consideration” means the aggregate number of newly issued Parent Ordinary Shares (rounded to the nearest whole share) equal to the quotient obtained by dividing (i) $100,000,000 by (ii) $10.15, deliverable in accordance with Annex I attached hereto and Section 1.02(b).

“Effective Time” has the meaning specified in Section 1.01(b).

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Group Companies.

“Escrow Account” has the meaning specified in Section 1.10(a).

“Escrow Agent” has the meaning specified in Section 1.10(a).

“Escrow Agreement” has the meaning specified in Section 1.10(a).

“Escrow Shares” has the meaning specified in Section 1.10(a).

“Estimated Per Share Closing Merger Consideration” has the meaning specified in Section 1.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company or another paying agent reasonably acceptable to Parent and the Stockholder Representative.

“Exchange Agent Agreement” has the meaning specified in Section 1.08(a).

“Excluded Shares” has the meaning specified in Section 1.02(c).

“Expiration Date” has the meaning specified in Section 1.10(b).

“Federal Securities Laws” has the meaning specified in Section 7.01(b).

“Final Closing Certificate” has the meaning specified in Section 1.05(b).

“Final Determination” has the meaning specified in Section 1.05(d).

“Fraud” means, with respect to a Group Company or Parent, an actual and intentional fraud with respect to the making of a material representation and warranty pursuant to Article III or Article IV (as applicable); provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if any of the individuals set forth in the definition of “Knowledge” hereunder with respect to such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party pursuant to, in the case of the Company, Article III, or, in the case of Parent, Article IV, in each case as qualified by the Disclosure Schedules, were actually breached when made, with the express intention that the other party rely thereon to its detriment.

“Fully Diluted Shares” means the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (including the Dissenting Shares but excluding the Excluded Shares).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of the Reference Time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws or memorandum and articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and its Subsidiaries listed on Schedule 3.04 of the Company Disclosure Letter.

“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“HSR Act” has the meaning specified in Section 3.12.

“HSR Clearance” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Incorporation Date” means August 24, 2016.

“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Group Companies, including liabilities of the Group Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, (c) any costs associated with termination of any of the Group Companies’ interest rate, hedge and currency swap arrangements and any other arrangement of the Group Companies designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Closing Date, and (d) any obligation of the Group Companies to any Person (other than another Group Company) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien (other than a Permitted Lien), including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business.

“Intellectual Property” means all of the following owned or used by any Group Company: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software, (e) computer software and documentation thereof, (f) inventions (whether patentable or unpatentable and whether or not reduced to practice) and (g) Trade Secrets, including know-how and proprietary technology.

“Intended Tax Treatment” means the qualification of the Merger as a tax-free reorganization in accordance with Section 368(a) of the Code, with the effect that, for U.S. federal income tax purposes, the Company Stockholders who receive their respective portions of Closing Parent Share Consideration or Earnout Parent Share Consideration will not recognize gain or loss, except with respect to the portion of any Earnout Parent Share Consideration that is treated as imputed interest (if any).

“Investor Questionnaire(s)” means a questionnaire with respect to whether a Person is an Accredited Investor and/or a Regulation S Investor in the form previously provided to Parent.

“IPO” has the meaning specified in Section 7.07.

“Knowledge” means, with respect to the Company, the actual knowledge of Yinglin Mark Xu and Wentao Jason Wu, and with respect to Parent, the actual knowledge of James Jianyuan Tong, Peixin Xu, Fan Bu and Peng Jin.

“Latest Balance Sheet” has the meaning specified in Section 3.05(a)(i).

“Latest Balance Sheet Date” has the meaning specified in Section 3.05(a)(i).

“Latest Statement of Operations” has the meaning specified in Section 3.05(a)(i).

“Law(s)” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Leased Real Property” has the meaning specified in Section 3.07(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means, with respect to any Party, all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of such Party or its Subsidiaries and the operations thereof.

“Letter of Transmittal” has the meaning specified in Section 1.08(b).

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges or Encumbrances.

“Lock-Up Agreement” has the meaning specified in Section 1.08(d).

“Losses” means, collectively, any loss, liability, damages, cost, diminution in value, penalties, amount paid in settlement, Tax or expense (including expenses of investigation, court costs, reasonable legal fees and expenses); provided that Losses will not include (a) any exemplary, consequential, incidental, indirect, special, punitive or treble damages, except to the extent paid by a Party to a third party in connection with a Third Party Claim, (b) calculations of damages or losses using loss of future revenue, income or profits or diminution of value, (c) damages based on a multiple of value or (d) damages based on loss of business reputation or opportunity.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case anywhere in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in any country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world; (iv) any stoppage or shutdown of any Governmental Entity applicable to the Company (including any default by any such Governmental Entity or delays in payments by any such Governmental Entity or delays or failures to act by any such Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent or any of its Affiliates) or compliance with the terms of, taking any action permitted by, or refraining from taking any action prohibited by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Group Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or contracts; (viii) the failure of any Group Company to meet or achieve the results set forth in any budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world; provided, however, that with respect to each of clauses (i) through (iv), (vi), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Material Contract” has the meaning specified in Section 3.09(a).

“Material Permits” has the meaning specified in Section 3.15(b).

“Memorandum and Articles of Association” means the Parent’s Memorandum and Articles of Association, filed in the Territory of the British Virgin Islands on June 19, 2017, as amended.

“Merger” has the meaning specified in Section 1.01(a).

“Merger Consideration Shares” means the sum of the Closing Parent Share Consideration and the Earnout Parent Share Consideration.

“Merger Sub” has the meaning specified in the preamble.

“Monthly Financial Statements” has the meaning specified in Section 5.09.

“Nasdaq” means The Nasdaq Capital Market.

“Offer” has the meaning specified in the recitals.

“Offer Documents” has the meaning specified in Section 7.01(b).

“Offering Shares” has the meaning specified in Section 7.01(a).

“Open Source Software” means any software in source code, object code, software library or executable form that contains or is distributed as “free software” or “open source software” or is otherwise distributed under similar distribution models that (a) require licensing or distribution of the source code of the software to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing such software or (c) require the licensing of such software to any other Person for the purpose of making derivative works.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means the bylaws of the Company, as amended through the date hereof, and the Amended and Restated Certificate of Incorporation.

“Outside Date” has the meaning specified in Section 7.01(d).

“Parent” has the meaning specified in the preamble.

“Parent Acquisition Transaction” has the meaning specified in Section 7.08.

“Parent Board” means the board of directors of Parent.

“Parent Certifications” has the meaning specified in Section 4.07(g).

“Parent Disclosure Letter” has the meaning specified in Article IV.

“Parent Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by Parent or Merger Sub for the benefit of any officer, employee, consultant or director of Parent or Merger Sub or (ii) with respect to which any of Parent or Merger Sub has any liability (including contingent liability through any ERISA Affiliate).

“Parent Expense Reimbursement” has the meaning specified in Section 11.03(b).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 4.01, 4.02, 4.03(a) and 4.10.

“Parent Governing Documents” has the meaning specified in the recitals.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of Parent and Merger Sub, taken as a whole, or (b) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

“Parent Ordinary Shares” means (i) prior to the effective time of the Domestication, ordinary shares of Parent, no par value, and (ii) from and after the effective time of the Domestication, shares of common stock of Parent, par value $0.0001 per share.

“Parent Proposals” has the meaning specified in Section 7.01(b).

“Parent Public Shares” means the Parent Ordinary Shares issued in the Parent’s initial public offering consummated on June 23, 2017, and any securities into which such Parent Ordinary Shares are converted or for which such Parent Ordinary Shares are exchanged.

“Parent Representation Letter” has the meaning specified in Section 6.07.

“Parent Representative” has the meaning specified in Section 1.05(b).

“Parent Required Vote” has the meaning specified in Section 4.28.

“Parent SEC Reports” has the meaning specified in Section 4.07(a).

“Parent Securityholder” or “Parent Securityholders” means the holder of Parent Ordinary Share or any other security (including any convertible security, such as warrants) issued by Parent.

“Parent Share Price” means, as of any date of determination, the volume weighted average closing trading price of a Parent Ordinary Share on Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately prior to the applicable date of determination; provided, that in no event will the Parent Share Price be less than $5.00 or more than $30.00 except as a result of a stock split, dividend, distribution, reclassification, substitution, exchange or similar transaction of Parent Ordinary Shares or a combination, acquisition, merger, restructuring or similar transaction of Parent.

“Parent Shareholder Approval” means the requisite affirmative vote of the shareholders of Parent, in each case obtained in accordance with the Parent Governing Documents, the BVI Companies Act, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, in favor of all Parent Proposals.

“Parent Shareholders’ Meeting” has the meaning specified in Section 7.04(a).

“Parent Subject Balance Sheet” has the meaning specified in Section 4.07(c).

“Parent Transaction Expense” means any fee, expense or cost which Parent is obligated to pay in connection with the consummation of the Merger, this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees.

“Parent Trust” means that certain trust account of Parent with Continental Stock Transfer & Trust Company, acting as trustee, established under the Parent Trust Agreement.

“Parent Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 19, 2017, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Trust Amount” has the meaning specified in Section 4.09.

“Parent’s Representatives” has the meaning specified in Section 5.02.

“Parent Warrant” means a warrant to purchase one (1) Parent Ordinary Share at an exercise price of $11.50.

“Party” or “Parties” has the meaning specified in the preamble.

“Payoff Amount” has the meaning specified in Section 5.06.

“Payoff Letter” has the meaning specified in Section 5.06.

“Pending Claims” has the meaning specified in Section 1.10(b).

“Per Share Closing Merger Consideration” means the number of Parent Ordinary Shares equal to the quotient obtained by dividing (a) the Closing Parent Share Consideration by (b) the Fully Diluted Shares.

“Per Share Earnout Merger Consideration” means the number of Parent Ordinary Shares equal to the quotient obtained by dividing (a) the Earnout Parent Share Consideration by (b) the Fully Diluted Shares.

“Per-Share Redemption Price” has the meaning specified in the Memorandum and Articles of Association or the Domesticated Parent Charter, as applicable.

“Permit” has the meaning specified in Section 3.15(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used as of the date hereof in connection with the Group Companies’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness; (l) rights of lessors or landlords to the Leased Real Property; and (m) Liens set forth on Schedule 13.01 of the Company Disclosure Letter.

“Permitted Releases” has the meaning specified in Section 4.09.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personnel” has the meaning specified in Section 3.10(e).

“Post-Closing Covenants” has the meaning specified in Section 14.04(a).

“Pre-Domestication Parent” means Parent before giving effect to the Domestication.

“Privileged Communications” has the meaning specified in Section 14.20.

“Pro Rata Share” means, with respect to any Company Stockholder, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Company Stock held by such Company Stockholder on an as-converted basis immediately prior to the Effective Time by (b) the Fully Diluted Shares.

“Prospectus” means that certain final prospectus, dated as of June 16, 2017, of Parent.

“Proxy Statement” has the meaning specified in Section 7.01(a).

“Public Shareholders” has the meaning specified in Section 7.07.

“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Reference Time” means 11:59 p.m. local time on the day immediately preceding the day the Effective Time occurs.

“Registration Rights Agreement” has the meaning specified in Section 1.08(d).

“Regulation S Investor” means a Company Stockholder who (i) is not a U.S. person within the meaning of SEC Rule 902 of Regulation S, as presently in effect, and is not acquiring the Parent Ordinary Shares for the account or benefit of any U.S. person, (ii) agrees to resell the Parent Ordinary Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Parent Ordinary Shares unless in compliance with the Securities Act, (iii) agrees that any certificates for any Parent Ordinary Shares issued to such Company Stockholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Parent Ordinary Shares unless in compliance with the Securities Act, and (iv) agrees that the Company is required to refuse to register any transfer of any Parent Ordinary Shares issued to such Company Stockholder not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

“Regulatory Approvals” means any clearance, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the Parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement).

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.

“Released Party” has the meaning specified in Section 14.22.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” means (a) the GAAP audited consolidated Financial Statements of the Company for the fiscal years ended December 31, 2016 and 2017, (b) the GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for Parent for (i) each subsequent calendar quarter ended 45 days prior to the Closing Date and (ii) each calendar month after the most recent calendar quarter for which financial statements were delivered and ended at least 35 days prior to the Closing Date, and (c) audited and unaudited financial statements and other financial information of businesses acquired or to be acquired by the Group Companies to the extent required to be included in the Proxy Statement under Regulation S-X of the SEC.

“Restricted Stockholders” means Company Stockholders that, pursuant to the Right of First Refusal and Co-Sale Agreement, dated as of June 1, 2018, by and among the Company and the stockholders party thereto, have rights of first refusal with respect to any offer to purchase shares of the Company Stock held by the Key Holder (as defined therein).

“Return Amount” has the meaning specified in Section 1.05(e).

“Schedule” has the meaning specified in Section 12.02.

“Schedule TO” has the meaning specified in Section 7.01(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” has the meaning specified in Section 5.12.

“Second Merger Sub” has the meaning specified in Section 5.12.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 14.20.

“Series A Preferred Company Stock” has the meaning specified in Section 3.04(a).

“Series Angel Preferred Stock” has the meaning specified in Section 3.04(a).

“Series B Original Issue Date” has the meaning specified in the Amended and Restated Certificate of Incorporation.

“Series B Preferred Stock” has the meaning specified in Section 3.04(a).

“Sidley” has the meaning specified in Section 14.20.

“Sponsor” has the meaning specified in the recitals.

“Sponsor Voting Agreement” has the meaning specified in the recitals.

“Stockholder Representative” has the meaning specified in the preamble.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Surviving Company” has the meaning specified in Section 1.01(a).

“Target Working Capital” means $-$2,105,659.45 (a negative number).

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).

“Tax Benefit” has the meaning specified in Section 10.02(h).

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Termination Fee” has the meaning specified in Section 11.03(b).

“Third Party Claim” has the meaning specified in Section 10.03(c).

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments, agreements and other documents required to be delivered by any of the Parties at the Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

“Unresolved Items” has the meaning specified in Section 1.05(d).

“Working Capital” means an amount, which may be a negative number, equal to the aggregate value of current assets of the Group Companies that are included in the line item categories of current assets specifically identified on Exhibit L minus the aggregate value of current liabilities of the Group Companies that are included in the line item categories of current assets specifically identified on Exhibit L, in each case, determined on a consolidated basis without duplication and calculated as of the Reference Time in accordance with the Accounting Principles; provided, however, that (a) the effects of the transactions contemplated hereby will be disregarded for purposes of calculating Working Capital and (b) “Working Capital” shall not include (i) any amounts reflected in (1) Indebtedness, (2) Cash or (3) Company Transaction Expenses or (ii) any Tax asset (including deferred income Tax assets and any net operating losses or any expected future benefit attributable to net operating losses) other than current Tax refunds and prepaid Taxes and (c) “Working Capital” shall include current Tax liabilities (other than deferred Tax liabilities).

“Written Stockholder Consent” has the meaning specified in Section 5.07.

“XU” has the meaning specified in the preamble.

13.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Article XIV
MISCELLANEOUS

14.01 Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of the Company and Parent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

14.02 Expenses. At the Closing, (a) the Company shall pay, or cause to be paid, the Company Transaction Expenses and (b) Parent shall pay, or cause to be paid, the Parent Transaction Expenses. If this Agreement is terminated in accordance with Article XI hereof, then the Company shall pay the Company Transaction Expenses and Parent shall pay the Parent Transaction Expenses.

14.03 Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid 50% by Parent as a Parent Transaction Expense and 50% by the Company as a Company Transaction Expense.

14.04 Survival.

(a) All representations and warranties of the Company contained in Article III shall survive the Closing through and until and including the Expiration Date; provided, however, that claims for Fraud against the Company shall survive until the expiration of the applicable statute of limitations; and provided, further, that if prior to the Expiration Date, Parent notifies the Stockholder Representative of a Pending Claim, then the relevant representations and warranties specified in such Pending Claim shall survive as to such Pending Claim until such Pending Claim has been finally resolved. All covenants, obligations and agreements of the Company, Parent and Merger Sub contained in this Agreement shall survive the Closing and terminate on the date that is six months after the Closing Date, except that those covenants and other agreements that by their nature are required to be performed after Closing (the “Post-Closing Covenants”) shall survive the Closing and terminate on the date that is six months after the last date on which such Post-Closing Covenant was required to be performed.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent and Merger Sub pursuant to this Agreement shall not survive the Closing, and from and after the Closing, Parent and Merger Sub, and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against Parent and Merger Sub, or their respective Representatives with respect thereto. The covenants and agreements made by Parent and the Merger Sub in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

14.05 Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and (d) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

Notices to Parent or Merger Sub:

Bison Capital Acquisition Corp.
609-610 21st Century Tower
No. 40 Liangmaqiao Road
Chaoyang District, Beijing 100016, China
Attention: James Jiayuan Tong
Email: jamestong@bisoncapital.cn

with a copy to (which will not constitute notice):

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
Attention: Arila Zhou
Email: azhou@htflawyers.com

Notices to the Stockholder Representative:

Yinglin Mark Xu
Suite 4202, K. Wah Centre
1010 Middle Huaihai Road
Shanghai 200031, China
Email: mxu@xynomicpharma.com

Notices to the Company:

Xynomic Pharmaceuticals, Inc.
Suite 4202, K. Wah Centre
1010 Middle Huaihai Road
Shanghai 200031, China
Attn: Yinglin Mark Xu
Email: mxu@xynomicpharma.com

with a copy to (prior to the Closing) (which will not constitute notice):

Sidley Austin LLP
787 Seventh Avenue

New York, NY 10019
Attn: Dr. Wenseng “Wendy” Pan
Email: wpan@sidley.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

14.06 Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Parent, Merger Sub, the Company or the Stockholder Representative; provided, however, that Parent may (a) assign its rights, but not its obligations, under this Agreement to any Affiliate of Parent or to any future purchaser of Parent or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Parent or the Surviving Company.

14.07 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.08 References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a Section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

14.09 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.10 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Company (or the Surviving Company following the Closing), Parent and the Stockholder Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Written Stockholder Consent, no amendment to this Agreement will be made that by Law requires further approval by the Company Stockholder without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

14.11 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties, and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, in each case, to the extent they relate to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

14.12 Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Company Stockholders and will be enforceable by the Stockholder Representative on behalf of the Company Stockholders; provided that, except as set forth below, no Company Stockholder will have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions will be taken solely by the Stockholder Representative on behalf of the Company Stockholders as provided in Section 12.01. Prior to the Effective Time, each Company Stockholder shall be a third-party beneficiary of this Agreement for purposes of pursuing claims for damage (including damages based on the loss of the economic benefits of the Merger, including the loss of premium offered to such holder) under this Agreement in the event of a failure by Parent or Merger Sub to effect the transactions contemplated hereby or a material breach by Parent or Merger Sub; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the Company Stockholders, and any amounts received by the Company in connection therewith may be retained by the Company. In addition, (a) the Stockholder Representative will have the right, but not the obligation, to enforce any rights of the Company or the Company Stockholders under this Agreement, (b) the Company Stockholders will have the right to enforce their rights under Section 14.20, (c) each Company Indemnitee will have the right to enforce his or her respective rights under Article IX, (d) each Indemnified Party will have the right to enforce their respective rights under Section 10.01, (e)  Sidley will have the right to enforce its rights under Section 14.20 and (f) HTFL will have the right to enforce its rights under Section 14.21. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

14.13 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.14 Parent Deliveries. The Parent agrees and acknowledges that all documents or other items delivered or made available to Parent or Parent’s Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

14.15 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

14.16 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction.

14.17 Submission to Jurisdiction; Consent to Service of Process.

(a) Except as specifically provided in Section 1.05(d) (which shall govern any dispute thereunder), each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each Party hereby consents to process being served by any other Party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 14.05 (other than by email) along with a notification that service of process is being served in conformance with this Section 14.17(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

14.18 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

14.19 Specific Performance.

(a) Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company’s or Parent’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) In no event will the exercise of the Company’s right to specific performance or other equitable relief pursuant to this Section 14.19 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Sections 11.01 and 11.02.

(c) To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

14.20 Legal Representation by Sidley. Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that at and prior to the Closing, Sidley Austin LLP (“Sidley”) may act as counsel for the Company, the Company Stockholders, the Stockholder Representative and their respective Affiliates (collectively, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and agrees that subsequent to the Closing, any member of the Seller Group, and any director, member, partner, officer, employee or Affiliate of the Seller Group, shall have the right to retain Sidley to represent its respective interests, including in any dispute relating in any manner to this Agreement or the transactions contemplated herein or hereby. Parent irrevocably waives, consents to and covenants not to assert (and agrees following Closing to cause the Surviving Company and its other Affiliates to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any member of the Seller Group by Sidley, including in connection with any such dispute. Each of the Parties further agrees to take the steps necessary to ensure any privilege attaching as a result of Sidley’s service as counsel to the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby will survive the Closing and will remain in effect, provided that such privilege from and after the Closing will belong solely to the Company Stockholders (and not to the Surviving Company or its Subsidiaries) and will be controlled solely by the Stockholder Representative on behalf of the Company Stockholders. As to any privileged attorney-client communications between Sidley and the Company or Sidley and any of the Company’s Affiliates prior to the Closing Date (collectively, the “Privileged Communications”), Parent, the Surviving Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may have access to, use or rely on any of the Privileged Communications in connection with any action against or involving any of the Parties after the Closing. Notwithstanding anything to the contrary in this Section 14.20, in the event that, after the Closing, any dispute arises between Parent, the Surviving Company, or its Subsidiaries, or any of their respective Affiliates, Subsidiaries, successors or assigns, on the one hand, and a third party, on the other hand, the Surviving Company may assert the attorney-client privilege to prevent disclosure of any Privileged Communications to such third party; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the Stockholder Representative.

14.21 Legal Representation by HTFL. Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that at and prior to the Closing, Hunter Taubman Fischer & Li LLC (“HTFL”) may act as counsel for Parent, Sponsor, Merger Sub, the Parent Representative and their respective Affiliates (collectively, the “Buyer Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and agrees that subsequent to the Closing, any member of the Buyer Group, and any director, member, partner, officer, employee or Affiliate of the Buyer Group, shall have the right to retain HTFL to represent its respective interests, including in any dispute relating in any manner to this Agreement or the transactions contemplated herein or hereby. Parent irrevocably waives, consents to and covenants not to assert (and agrees following Closing to cause the Surviving Company and its other Affiliates to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any member of the Buyer Group by HTFL, including in connection with any such dispute.

14.22 No Recourse. Except in the case of Fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 14.12), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of Fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Parent:	BISON CAPITAL ACQUISITION CORP.

	By:	/s/ James Jiayuan Tong
	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer and Chief Financial Officer

Merger Sub:	BISON CAPITAL MERGER SUB INC.

	By:	/s/ James Jiayuan Tong
	Name:	James Jiayuan Tong
	Title:	Chief Executive Officer

the Company:	XYNOMIC PHARMACEUTICALS, INC.

	By:	/s/ Yinglin Mark Xu
	Name:	Yinglin Mark Xu
	Title:	Chairman, Chief Executive Officer and President

Stockholder Representative:	YINGLIN MARK XU,

/s/ Yinglin Mark Xu
solely in his capacity as the Stockholder Representative

[Agreement and Plan of Merger]

Annex I

Earnout Merger Consideration

This Annex I sets forth the criteria for the release from the Earnout Escrow Account of the Per Share Earnout Merger Consideration. Terms used but not defined in this Annex I have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

If the Company (and/or, after the Closing, Parent) obtains a worldwide exclusive license to the Phase II-ready oncology drug candidate identified on Annex I to the Company Disclosure Letter with certain terms as set forth on Annex I to the Company Disclosure Letter on or prior to six months after the date of the Agreement, as evidenced by the executed definitive agreement, the Per Share Earnout Merger Consideration shall be released from the Earnout Escrow Account and delivered to the Company Stockholders pursuant to Sections 1.02(b), 1.08(c) and 1.10(c) of the Agreement.

The right to receive the Per Share Earnout Merger Consideration pursuant to Section 1.02(b) of the Agreement shall not be assignable or transferable by any Company Stockholder, except, in the case of a Company Stockholder who is an individual, to such Company Stockholder’s immediate family members, for estate planning purposes, or upon his or her death, pursuant to his or her will, trust or similar instrument or pursuant to the laws of descent and distribution; provided, in each case, that Parent is provided with written notice prior to any such assignment or transfer. Any assignment or transfer in violation of this paragraph shall be null and void and need not be recognized by Parent.

ANNEX B

EXHIBIT M

to

Merger Agreement

FORM OF

CERTIFICATE OF INCORPORATION

OF

BISON CAPITAL ACQUISITION CORP.

Article I. NAME OF CORPORATION

Section 1.01 The name of the corporation is Bison Capital Acquisition Corp. (the “Corporation”).

Article II. PURPOSE

Section 2.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination.

Article III. REGISTERED AGENT

Section 3.01 The address of the registered office of the Corporation in the State of Delaware is 1209 N Orange Street, New Castle County, Wilmington, DE 19801, and the name of the Corporation’s registered agent at such address is CT Corporation.

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 250,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a)	The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

(b)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.04 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05 Variation of Rights.

(a)	Unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination, prior to a Business Combination but subject always to the limitations set out in Article XI, the rights attached to the Common Stock as specified in Section 4.04 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding Common Stock by the holders of at least sixty-five percent (65%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of sixty-five percent (65%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(b)	In the case of a proposed variation that (a) is for the purposes of approving, or in conjunction with, the consummation of a Business Combination; or (b) is after the consummation of a Business Combination, the rights attached to the Common Stock as specified in Section 4.04 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholder of the Corporation holding stockholders of Common Stock by the holders of more than fifty percent (50%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(c)	The rights attached to any class of Preferred Stock in issue as specified in Section 4.02 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding shares of Preferred Stock in such class by the holders of more than fifty percent (50%) of the shares of Preferred Stock of that same class present and voting (and entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Preferred Stock of the relevant class entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(d)	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Section 4.06 Fractional Shares. The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

Article V. BOARD OF DIRECTORS

Section 5.01 Powers of the Board. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders.

Section 5.02 Number, Election and Term.

(a)	The minimum number of directors of the Corporation shall be one and there shall be no maximum number of directors. The number of directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board.

(b)	Subject to Section 5.05 hereof, the directors of the Corporation shall be divided into two classes designated Class I and Class II. Each class shall consist, as nearly as may be possible, of one-half of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual stockholder meeting following the Effective Time and the Class II directors shall stand elected for a term expiring at the Corporation’s second annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.

(c)	Subject to Section 5.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal (provided that no director may be removed by majority of the stockholders prior to the consummation of the initial Business Combination).

(d)	Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03 Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04 Removal. Subject to Section 5.04 hereof, any or all of the directors may be removed from office with or without cause by: (a) following the consummation of the initial Business Combination, but not at any time before, but only for cause and only by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation or any Preferred Stock Designation and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI. BYLAWS

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XI below.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairman of the Board, chief executive officer or president of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 7.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03 Action by Written Consent. Subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Article VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.02 Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)	Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article IX. BUSINESS COMBINATION

Section 9.01 General.

(a)	The provisions of this Article IX shall apply during the period commencing upon the Effective Time and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination.

(b)	Unless a stockholder vote is required by law or the rules of the Nasdaq Capital Market, or, at the sole discretion of the Board, the Board determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.

(c)	Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.

Section 9.02 Redemption Rights.

(a)	In the event that the Corporation does not consummate a Business Combination within 21 months from the closing of the IPO (such date falling 21 months after the closing of the IPO being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the Board shall take all such action necessary (i) as promptly as reasonably possible but no more than five (5) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Corporation’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

(b)	As long as the Corporation is not a “foreign private issuer” within the meaning of the rules under the Securities Exchange Act of 1934 (the “Exchange Act”) at the time it may commence an offer to redeem the Public Shares for cash by means of a tender offer (the “Tender Redemption Offer”) in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act Tender Redemption Offer, the Board at its sole discretion may elect, but are not required, to conduct a Tender Redemption Offer in connection with the initial Business Combination. If the Corporation is conducting a Tender Redemption Offer, the Corporation will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 business days and the Corporation will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a stockholder holding Public Shares accepts the Tender Redemption Offer and the Corporation has not otherwise withdrawn the tender offer, the Corporation shall, promptly after the consummation of the Business Combination, pay such redeeming stockholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(c)	In the event that a stockholder vote is held to approve the Business Combination, then the Corporation will in connection with a Business Combination either:

(i)	notwithstanding any proxy solicitation in connection with any stockholder vote (to the extent one is required or determined to be held), conduct any required or agreed redemptions in connection with any proposed Business Combination solely pursuant to a Tender Redemption Offer on the same basis as is set out under Section 9.02(b) and on no other basis; or

(ii)	if the Board at its sole discretion elects, or if the Corporation is required to do so by any applicable law or the rules of the Nasdaq Capital Market (whether or not the Corporation is also conducting or required to conduct a Tender Redemption Offer in respect of the Business Combination), in connection with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, offer to redeem the Public Shares (the “Proxy Redemption Offer”), other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming stockholder who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than twenty percent (20%) of the total Public Shares sold in the IPO. For the avoidance of doubt, if the Corporation is not a “foreign private issuer” within the meaning of the rules under the Exchange Act at the time it may commence a Tender Redemption Offer, then the Corporation is not required to conduct a Tender Redemption Offer and may determine to conduct only a Proxy Redemption Offer.

(d)	In the event the Board proposes any amendment to Article IX or to any of the other rights of the Common Stock as set out in Section 4.04, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Corporation’s obligations as described in this Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an “Amendment”) and such Amendment is (i) duly approved by a Resolution of Stockholders; and (ii) the amended Certificate of Incorporation reflecting such amendment are filed at the Secretary of State of Delaware, the Corporation will offer to redeem the Public Shares (other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation) to any stockholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).

(e)	In no event will the Corporation consummate the Tender Redemption Offer or the Proxy Redemption Offer under Section 9.02(b) or 9.02(c)(ii) or an Amendment Redemption Event under Section 9.02(d) if such redemptions would cause the Corporation to have net tangible assets to be less than US$5,000,001.

Section 9.03 Distributions from the Trust Account.

(a)	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares that is an Initial Stockholder or its affiliate or a director or officer of the Corporation shall be entitled to receive distributions upon an Automatic Redemption Event. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 9.02. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.

(b)	Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the redemption or acquisition price for any shares which the Corporation is required or elects to purchase, redeem or otherwise acquire in accordance with these Articles, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation as set forth in the trust agreement governing the Trust Account.

Section 9.04 Issuance of Shares or Debt Securities. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any debt securities that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination proposal.

Section 9.05 Transactions with Affiliates. The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with the Sponsor or any of the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of Target Business the Corporation is seeking to acquire that such a Business Combination is fair to the holders of the Public Shares from a financial point of view.

Section 9.06 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

ARTICLE X. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

ARTICLE XI. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Section 10.01 No Amendment by Board. The Corporation may amend its Certificate of Incorporation or Bylaws by a Resolution of Stockholders or by a resolution adopted by a majority of the Board, provided that no amendment may be made by the Board:

(a)	to restrict the rights or powers of the stockholders to amend the Certificate of Incorporation or Bylaws;

(b)	to change the percentage of stockholders required to pass a Resolution of Stockholders to amend the Certificate of Incorporation or Bylaws;

(c)	in circumstances where the Certificate of Incorporation or Bylaws cannot be amended by the stockholders; or

(d)	to change Sections 4.02, 4.03, Article IX and this Section 10.01.

Section 10.02 No Amendment by Resolution of Stockholders. Notwithstanding Section 10.01, no amendment may be made to the Certificate of Incorporation or Bylaws by a Resolution of Stockholders to amend:

(a)	Article IX prior to the initial Business Combination that would affect the substance or timing of the Corporation’s obligations as described in Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set forth in Article IX; or

(b)	This Section 10.02 during the Target Business Acquisition Period.

ARTICLE XII. DEFINITIONS AND INTERPRETATION

Business Combination means the initial acquisition by the Corporation, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business at Fair Value.

Domestication means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of DGCL, and Section 184 of the BVI Companies Act and shall no longer be considered a company incorporated in the British Virgin Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.

Fair Value means a value that is equal to at least 80% of the balance in the Trust Account (excluding any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.

Initial Stockholder means the Sponsor, the directors and officers of the Corporation or their respective affiliates who hold shares prior to the IPO.

IPO means the initial public offering of securities of the Corporation, which offering closed on June 23, 2017.

Per-Share Redemption Price means:

(a)	with respect to an Automatic Redemption Event or an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account (including any interest earned thereon not previously released to the Corporation for the payment of taxes) divided by the number of then outstanding Public Shares; and

(b)	with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two business days prior to the consummation of the Business Combination (including any interest earned thereon not previously released to the Corporation for the payment of taxes), divided by the number of then outstanding Public Shares;

Public Shares means the ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Common Stock of the Corporation upon the effectiveness of Domestication.

Registration Statement means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on June 19, 2017.

Resolution of Stockholders means:

(a)	prior to the consummation of a Business Combination in relation to any resolution seeking to amend or vary the rights of Common Stock (unless such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of the holders of at least sixty-five percent (65%) of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of sixty-five percent of the votes of all shares entitled to vote thereon; or

(b)	in all other cases (including in relation to any resolution seeking to amend or vary the rights of Common Stock where such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of a majority of the votes of all the shares entitled to vote thereon.

SEC means the United States Securities and Exchange Commission.

Sponsor means Bison Capital Holding Company Limited, a company incorporated in the British Virgin Islands.

Target Business means any business or entity with whom the Corporation wishes to undertake a Business Combination.

Target Business Acquisition Period means the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the IPO up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.

Trust Account means the account in which the net amount of the offering proceeds received by the Corporation in the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the simultaneous private placement of like units comprising like securities to those included in the IPO by the Corporation) as described in the Registration Statement at the time it was declared effective were deposited, except for any amounts stated in the Registration Statement to be excluded from such account.

IN WITNESS WHEREOF, Bison Capital Acquisition Corp. has caused this Certificate of Incorporation of Incorporation to be duly executed in its name and on its behalf as of the [  ] day of February, 2019.

BISON CAPITAL ACQUISITION CORP.

By:
Name:
Title: Chief Executive Officer

[Signature Page to Certificate of Incorporation]

ANNEX C

FORM OF

BYLAWS OF

XYNOMIC PHARMACEUTICALS HOLDINGS, INC.

Article I - CORPORATE OFFICES

1.1 REGISTERED OFFICE.

Xynomic Pharmaceuticals Holdings, Inc. (the “Corporation”) shall maintain a registered office inside the State of Delaware.

1.2 OTHER OFFICES.

The Corporation’s board of directors (the “Board”) may at any time establish other offices at any place or places where the Corporation is qualified to do business. The books of the Corporation may be kept (subject to any applicable law) outside the State of Delaware at the principal executive offices of the Corporation or at such other place or places as may be designated from time to time by the Board.

Article II - MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 ANNUAL MEETING.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted.

2.3 SPECIAL MEETING.

A special meeting of the stockholders may be called at any time by the Secretary of the Corporation at the direction of the Board, pursuant to a resolution adopted by a majority of the entire Board, but such special meetings may not be called by any other person or persons.

No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 ADVANCE NOTICE PROCEDURES FOR BUSINESS BROUGHT BEFORE A MEETING.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the chairperson of the Board, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects, or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3 of these bylaws, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule l3d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule l3d-1(b)(1) under the Exchange Act solely by reason of Rule l3d-1(b)(1) (ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C)(x) if such Proposing Person is (i) a general or limited partnership, syndicate or other group, the identity of each general partner and each person who functions as a general partner of the general or limited partnership, each member of the syndicate or group and each person controlling the general partner or member, (ii) a corporation or a limited liability company, the identity of each officer and each person who functions as an officer of the corporation or limited liability company, each person controlling the corporation or limited liability company and each officer, director, general partner and person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (iii) a trust, any trustee of such trust (each such person or persons set forth in the preceding clauses (i), (ii) and (iii), a “Responsible Person”), any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and any material interests or relationships of such Responsible Person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (y) if such Proposing Person is a natural person, any material interests or relationships of such natural person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (D) any material shares or any Synthetic Equity Position in any principal competitor of the Corporation in any principal industry of the Corporation held by such Proposing Persons, (E) a summary of any material discussions regarding the business proposed to be brought before the meeting (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names), (F) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (G) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (H) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (I) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders, other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule l4a-8 under the Exchange Act.

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 ADVANCE NOTICE PROCEDURES FOR NOMINATIONS OF DIRECTORS.

(i) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person (A) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information with respect to such stockholder and its proposed nominee as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information with respect to such stockholder and its proposed nominee as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4(ix) of these bylaws) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting);

(c) As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each proposed nominee or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi); and

(d) The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any associate of such stockholder or beneficial owner or any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as often (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) To be eligible to be a nominee for election as a director of the Corporation at an annual or special meeting, the proposed nominee must be nominated in the manner prescribed in Section 2.5 and must deliver (in accordance with the time period prescribed for delivery in a notice to such proposed nominee given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (b) a written representation and agreement (in form provided by the Corporation) that such proposed nominee (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any proposed nominee, the Secretary of the Corporation shall provide to such proposed nominee all such policies and guidelines then in effect).

(vii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(viii) No proposed nominee shall be eligible for nomination as a director of the Corporation unless such proposed nominee and the Nominating Person seeking to place such proposed nominee’s name in nomination have complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the proposed nominee in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

2.6 NOTICE OF STOCKHOLDERS’ MEETINGS.

Unless otherwise provided by law, the Corporation’s certificate of incorporation, as it may be amended from time to time (the “certificate of incorporation”), or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 QUORUM.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 ADJOURNED MEETING; NOTICE.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.10 CONDUCT OF BUSINESS.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

2.11 VOTING.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

At all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) and shall be valid and binding upon the Corporation.

2.12 NO STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.13 RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

If the Board does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.14 PROXIES.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.15 LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.16 INSPECTORS OF ELECTION.

Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii) receive votes or ballots;

(iii) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(iv) count and tabulate all votes;

(v) determine when the polls shall close;

(vi) determine the result; and

(vii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

Article III - DIRECTORS

3.1 POWERS.

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2 NUMBER OF DIRECTORS.

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one (1) member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4 RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors. Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile; or

(iv) sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 QUORUM.

At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 BOARD ACTION BY Written CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS.

Except as otherwise provided by the DGCL, the Board of Directors or any individual director may be removed from office only for cause at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least sixty-six and two thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Article IV - COMMITTEES

4.1 COMMITTEES OF DIRECTORS.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.8 (quorum);

(v) Section 7.12 (waiver of notice); and

(vi) Section 3.9 (action without a meeting),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Article V - OFFICERS

5.1 OFFICERS.

The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - RECORDS AND REPORTS

6.1 MAINTENANCE AND INSPECTION OF RECORDS.

The Corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

6.2 INSPECTION BY DIRECTORS.

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

Article VII - GENERAL MATTERS

7.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the certificate of incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 SPECIAL DESIGNATION ON CERTIFICATES.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 LOST CERTIFICATES.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.6 DIVIDENDS.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 SEAL.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 TRANSFER OF STOCK.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.10 STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 REGISTERED STOCKHOLDERS.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.12 WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

Article VIII - NOTICE BY ELECTRONIC TRANSMISSION

8.1 NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 DEFINITION OF ELECTRONIC TRANSMISSION.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - INDEMNIFICATION

9.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2 INDEMNIFICATION OF OTHERS.

The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 PREPAYMENT OF EXPENSES.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 DETERMINATION; CLAIM.

If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article IX is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 NON-EXCLUSIVITY OF RIGHTS.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 INSURANCE.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 OTHER INDEMNIFICATION.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 CONTINUATION OF INDEMNIFICATION.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 AMENDMENT OR REPEAL.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Article X - AMENDMENTS

Subject to the limitations set forth in Section 9.9 of these bylaws or the provisions of the certificate of incorporation, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote at an election of directors.

ANNEX D

FORM OF

CERTIFICATE OF INCORPORATION
OF
XYNOMIC PHARMACEUTICALS HOLDINGS, INC.

ARTICLE I

The name of this Corporation is Xynomic Pharmaceuticals Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 50,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board”) is hereby expressly authorized, by filing a certificate (“Certificate of Designation”) pursuant to the General Corporation Law of the State of Delaware, as amended (the “DGCL”), to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate of Incorporation”) (including any Certificate of Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designation filed with respect to any series of Preferred Stock).

ARTICLE V

In furtherance and not in limitation of the powers conferred by the DGCL, subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation that may be filed from time to time), the affirmative vote of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, shall be required for the stockholders to adopt new Bylaws or to alter, amend or repeal the Bylaws.

ARTICLE VI

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

C. The Board or any individual director may be removed from office only for cause at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

D. Any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law and or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

F. There shall be no cumulative voting in the election of directors.

ARTICLE VII

A. Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation. The taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

B. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Secretary of the Corporation at the direction of the Board, pursuant to a resolution adopted by a majority of the entire Board, but such special meetings may not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim that is governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction; provided that, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or rules and regulations thereunder. Any person purchasing or otherwise acquiring any interest in any shares of the Corporation’s capital stock shall be deemed to have notice of, and to have consented to the provisions of this Article IX.

ARTICLE X

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, VIII, IX and this Article X.

ANNEX E

FORM OF XYNOMIC PHARMACEUTICALS, INC.

2018 STOCK INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the Xynomic Pharmaceuticals, Inc. 2018 Stock Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Non-Employee Directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2 Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Cash-Based Award” shall mean an award denominated in cash that may be settled in cash and/or Common Stock, which may be subject to restrictions, as established by the Committee.

“Change in Control” shall have the meaning set forth in Section 6.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the each of Audit Committee, Compensation Committee and Special Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq or, if the Common Stock is not listed on the Nasdaq, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company” shall mean Xynomic Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the Nasdaq on the date as of which such value is being determined or, if the Common Stock is not listed on the Nasdaq, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean a SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Incumbent Director” shall have the meaning set forth in Section 6.8(b)(iii).

“Nasdaq” shall mean the Nasdaq Capital Market.

“Non-Employee Director” shall mean any member of the Board who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Other Stock Award” shall mean an award granted pursuant to Section 3.4 of the Plan.

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award, Cash-Based Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. Such criteria and objectives may include one or more of the following corporate-wide or subsidiary, division, operating unit, line of business, project, geographic or individual measures: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, or such other goals as the Committee may determine whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Tandem SAR” shall mean a SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 6.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; (iv) Performance Awards, and (v) Cash-Based Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Cash-Based Award or Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence.

1.5 Shares Available. Subject to adjustment as provided in Section 6.7 and to all other limits set forth in this Plan, 8,908,430 shares of Common Stock shall initially be available for all awards under this Plan, other than Substitute Awards. Subject to adjustment as provided in Section 6.7, no more than 8,908,430 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of shares of Common Stock available under the Plan shall increase annually on the first day of each fiscal year, beginning with the second fiscal year following the effective date of this Plan, and continuing until (and including) the fiscal year ending December 31, 2028, with such annual increase equal to the lesser of (i) 3,000,000 shares of Common Stock, (ii) 5% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Board. The number of shares of Common Stock that remain available for future grants under this Plan shall be reduced by the sum of the aggregate number of shares of Common Stock that become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in shares of Common Stock.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. In addition, shares of Common Stock subject to an award under this Plan shall again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR or (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding anything herein to the contrary, shares repurchased by the Company on the open market with the proceeds of an option exercise shall not again be available under this Plan.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of an option, the holder of such option shall have no rights as a stockholder of the Company with respect to the Shares subject to such option.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the participant. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to a SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b) Exercise Period and Exercisability. The period for the exercise of a SAR shall be determined by the Committee; provided, however, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a SAR or to the exercisability of all or a portion of a SAR. The Committee shall determine whether a SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If a SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 6.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4 Repricing of Options and SARs. The Committee may, in each case, in its sole discretion and without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, provided that the Committee may not take any action that is considered a “repricing” without the approval of the stockholders of the Company if such approval is required under the applicable securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or quoted.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4 Other Stock Awards.  Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee.  The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion.

3.5 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Agreement.

IV. PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

V. CASH-BASED AWARDS

5.1 Cash-Based Awards. The Committee may, in its discretion, grant Cash-Based Awards to such eligible persons as may be selected by the Committee.

5.2 Terms of Cash-Based Awards. Cash-Based Awards shall be subject to the terms and conditions, not inconsistent with the terms of this Plan, determined by the Committee and set forth in the applicable award Agreement.

VI. GENERAL

6.1 Effective Date and Term of Plan. This Plan will become effective upon its adoption by the Board, provided that it must be approved by a majority of the outstanding securities entitled to vote within twelve (12) months before or after the date of such adoption. Unless terminated earlier by the Board, this Plan shall terminate on the tenth anniversary of the date it is adopted by the Board or approved by the Company’s stockholders, whichever is earlier. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards hereunder may be made at any time prior to the termination of this Plan, provided that no award may be granted later than ten years after the effective date of this Plan.

6.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the Nasdaq, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.3 or the prohibition on repricing set forth in Section 2.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

6.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.

6.4 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

6.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

6.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.7 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, repurchase or exchange of shares of Common Stock or other securities of the Company, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.8 Change in Control.

(a) Subject to the terms of the applicable award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:

(1)	require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;

(2)	require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 6.7; and/or

(3)	require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or a SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.8(a)(i), whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.8(a)(i); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

(b) For purposes of this Plan, a “Change in Control” of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

(1)	the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding Shares of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding Shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of Shares and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding Shares of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be;

(2)	the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of Shares and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;

(3)	during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(4)	a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing definition or any other provision of this Plan, with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (1), (2), (3) or (4) shall also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.

Notwithstanding the foregoing, in no event will the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 12, 2018, by and among the Company, Bison Capital Acquisition Corp., Bison Capital Merger Sub Inc., and Yinglin Mark Xu, be deemed to constitute a Change in Control.

6.9 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

6.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

6.11 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.12 Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

6.13 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

6.14 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.15 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

ANNEX F

LETTERHEAD OF CASSEL SALPETER & CO., LLC

September 11, 2018

Bison Capital Acquisition Corp.

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing

China

Attention: The Special Committee of the Board of Directors

Members of the Special Committee:

We understand that Bison Capital Acquisition Corp. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Xynomic Pharmaceuticals, Inc. (“Xynomic”), the Company, Bison Capital Merger Sub Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), and Yinglin Mark Xu, solely in his capacity as the representative for the stockholders of Xynomic. We have been advised that pursuant to the Agreement, among other things (i) Xynomic will merge (the “Merger”) with Merger Sub with Xynomic continuing as the surviving entity of the Merger, (ii) Xynomic will become a wholly owned subsidiary of the Company, and (iii) the outstanding shares of common stock, par value $0.0001 per share (“Xynomic Common Stock”), of Xynomic and preferred stock, par value $0.0001 per share (“Xynomic Preferred Stock” and, together with the Xynomic Common Stock, the “Xynomic Stock”), of Xynomic at the effective time of the Merger will be converted into the right to receive, in the aggregate, (A) a number of shares of common stock (the “Closing Aggregate Merger Consideration”), par value $0.0001 per share (“Company Common Stock”), of the Company equal to $350,000,000, subject to adjustment as provided in the Agreement, divided by $10.15 and (B) subject to the occurrence of certain conditions as set forth in the Agreement, a number of shares of Company Common Stock (the “Earnout Aggregate Merger Consideration” and, together with the Closing Aggregate Merger Consideration, the “Aggregate Merger Consideration”) equal to $100,000,000, divided by $10.15. We in addition understand that pursuant to the Agreement, prior to the Merger, the Company will continue out of the British Virgin Islands and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Section 184 of the BVI Business Companies Act, 2004, as amended, and shall no longer be considered a company incorporated in the British Virgin Islands (the “Domestication”).

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, (i) the Aggregate Merger Consideration to be issued by the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) Xynomic has a fair market value equal to at least 80% of the balance of funds in the Company’s trust account (the “Trust Fund”).

F-1

The Special Committee of the Board of Directors

Bison Acquisition Corp.

September 11, 2018

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

●	Reviewed a draft, dated September 6, 2018, of the Agreement.
●	Reviewed certain publicly available financial information and other data with respect to the Company and Xynomic that we deemed relevant.
●	Reviewed certain other information and data with respect to the Company and Xynomic made available to us by the Company and Xynomic, including (i) estimates and projections with respect to the future financial performance of Xynomic prepared by management of Xynomic and the assumptions, including clinical assumptions, on which such estimates and projections are based (collectively, the “Xynomic Projections”), (ii) estimates and projections with respect to the future financial performance of a worldwide exclusive license to a Phase I or Phase II oncology drug candidate as identified in the Agreement (the “Earnout Asset”) prepared by management of Xynomic and the assumptions, including clinical assumptions, on which such estimates and projections are based (collectively, the “Earnout Projections”), and (iii) other internal financial information furnished to us by or on behalf of the Company and Xynomic.
●	Considered and compared the financial and operating performance of Xynomic with that of companies with publicly traded equity securities that we deemed relevant.
●	Compared the implied enterprise value reference ranges of Xynomic to the balance, as provided by Company management, of the Trust Fund.
●	Discussed the business, operations, and prospects of Xynomic, including the Xynomic Projections, the Earnout Asset and the proposed Merger with the Company’s and Xynomic’s management and certain of the Company’s and Xynomic’s representatives.
●	Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

We have not investigated or otherwise evaluated, and our opinion does not address, the potential effects of the Domestication on the Company or Xynomic, and we have assumed that neither the Company nor Xynomic will be adversely affected by or after giving effect to the Domestication. For purposes of our analysis and this Opinion we have, with your consent, evaluated whether, as of the date of this Opinion, Xynomic has a fair market value equal to at least 80% of the Trust Fund solely upon the basis of a comparison of the implied enterprise value reference ranges indicated by our financial analysis with the balance of the Trust Fund, which you have advised us and we, for purposes of our analysis and this Opinion, have assumed does not and shall not exceed $62,666,000. We have in addition assumed, for purposes of our analysis and this Opinion, at your direction, that (i) the liquidation value per share of Company Common Stock is equal to $10.15 (the “Per Share Liquidation Value”), (ii) the Per Share Liquidation Value is a reasonable basis upon which to evaluate the Company Common Stock and the Company, and (iii) the conditions to which the payment of the Earnout Aggregate Merger Consideration is subject will be satisfied without any waiver, modification or amendment thereof.

F-2

The Special Committee of the Board of Directors

Bison Acquisition Corp.

September 11, 2018

This Opinion only addresses whether, as of the date hereof, (i) the Aggregate Merger Consideration to be issued by the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) Xynomic has a fair market value equal to at least 80% of the Trust Fund. It does not address any other terms, aspects, or implications of the Merger or the Agreement, including, without limitation, (i) any term or aspect of the Merger that is not susceptible to financial analysis, (ii) other than assuming the consummation thereof prior to the Merger, the Domestication, (iii) the fairness of the Merger, or all or any portion of the Aggregate Merger Consideration, to any security holders of the Company, Xynomic or any other person or any creditors or other constituencies of the Company, Xynomic or any other person, (iv) the appropriate capital structure of the Company or whether the Company should be issuing debt or equity securities or a combination of both, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Aggregate Merger Consideration in the Merger pursuant to the Agreement or otherwise. We are not expressing any opinion as to what the value of shares of Company Common Stock actually will be when issued in the Merger or the prices at which shares of Company Common Stock, Xynomic Common Stock or Xynomic Preferred Stock may trade, be purchased or sold at any time, and we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of the Company’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Committee, the Board or the Company to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and Xynomic’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of the Company and Xynomic as to Xynomic’s existing and future technology, products, services and projects and the validity and marketability of, and risks associated with, such technology, products, services and projects (including, without limitation, the development, testing and marketing of such technology, products, services and projects; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products, services and projects), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to the Company, Xynomic, the Merger, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

F-3

The Special Committee of the Board of Directors

Bison Acquisition Corp.

September 11, 2018

With your consent, we have assumed that the Xynomic Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Xynomic with respect to the future financial performance of Xynomic and the Earnout Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Xynomic with respect to the future financial performance of the Earnout Assets. We have assumed, at your direction, that the Xynomic Projections and the Earnout Projections provide a reasonable basis upon which to analyze and evaluate Xynomic and the Earnout Assets and form an opinion. We express no view with respect to the Xynomic Projections or the Earnout Projections. We have not evaluated the solvency or creditworthiness of the Company, Xynomic or any other party to the Merger, the fair value of the Company, Xynomic or any of their respective assets or liabilities, or whether the Company or Xynomic or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company Xynomic or any other party to the Merger to pay its obligations when they come due. We have not physically inspected the Company’s or Xynomic’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or Xynomic’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company and Xynomic have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Committee, the Board, the Company, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, Xynomic or the Merger. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. Without limitation to the foregoing, with your consent, we have further assumed that any adjustments to the Aggregate Merger Consideration in accordance with the Agreement or otherwise would not be material to our analysis or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger or the payment of the Earnout Aggregate Merger Consideration set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

F-4

The Special Committee of the Board of Directors

Bison Acquisition Corp.

September 11, 2018

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Committee for the use and benefit of the members of the Committee (in their capacities as such) in connection with the Committee’s evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, (i) the Aggregate Merger Consideration to be issued by the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) Xynomic has a fair market value equal to at least 80% of the balance of the Trust Fund.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

F-5

ANNEX G

Bison Capital Acquisition Corp.

Charter of the Nominating and Corporate Governance Committee

of the Board of Directors

This Charter governs the operations of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Bison Capital Acquisition Corp., a British Virgin Islands company limited by shares (the “Company”). The Committee shall review and reassess the adequacy of the Charter annually or at such other times as the Committee deems appropriate and recommend any proposed changes to the Board of Directors of the Company (the “Board”) for approval.

Organization

The Committee shall consist of at least two (2) members of the Board. Each member shall be free from any relationship that, as determined by the Board, would interfere with the exercise of his or her independent judgment and will meet the required standards for independence required of members of the Company’s audit committee as set forth in applicable rules and regulations of The Nasdaq Stock Market (“Nasdaq”) and the Securities and Exchange Commission to the extent the Company’s securities are then listed on Nasdaq. The Board shall appoint the members of the Committee and the Committee chairperson (the “Chairperson”).

Committee members shall serve for such terms as the Board may determine, or until their earlier resignation, death or removal and may be removed by the Board in its discretion.

Statement of Policy

The purpose of the Committee shall be to:

●	Identify, review and evaluate candidates to serve as directors of the Company;

●	Evaluate the Board composition and performance, and recommend nominations and re-election of directors, including recommendations of directors to serve on committees of the Board;

●	Administer and oversee all aspects of the Company’s corporate governance functions on behalf of the Board; and

●	Make recommendations to the Board regarding corporate governance issues and related policies for risk assessment and risk management.

Operating Principles and Processes

In fulfilling its functions and responsibilities, the Committee shall give due consideration to the following operating principles and processes. The Committee shall:

●	Make regular and meaningful contacts throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, since such contacts are important and significant for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

●	Keep apprised of legislative and regulatory developments and other important corporate governance issues and trends in corporate governance practices. Develop and participate in, along with management and such external and internal resources as deemed necessary by the Committee, a process for systematic review of such developments, issues, and trends that could potentially impact the Company and, as appropriate, make recommendations for changes in the Company’s corporate governance policy to enhance the effectiveness of the Committee.

●	Perform such other functions, and have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

●	Report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board, through the Chairperson.

Responsibilities

The operation of the Committee will be subject to, as long as the Company is a British Virgin Islands company limited by shares, the provisions of the Articles of Association of the Company and the BVI Business Companies Act 2004, or after the Company has domesticated to Delaware, the provisions of the Articles of Incorporation of the Company and the Delaware General Corporation Law, as amended, to each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee to the extent permitted by applicable law. The Committee shall:

●	Establish criteria for membership of the Board, including standards for the independence of directors to serve on the Board and committees of the Board.

●	Consider and assess the independence of the directors, including whether a majority of the Board continues to be independent from management in both fact and appearance, and to the extent applicable, within the meaning prescribed by Nasdaq.

●	Identify, evaluate, review and nominate qualified candidates to serve on the Board and to each of the Board’s committees. Candidates for director nominees will be reviewed in the context of composition of the Board, the Company’s operating requirements and the long-term interests of the Company’s stockholders. In assessing the qualifications of the candidates, the Committee will consider diversity, age, skills and such other factors as it deems appropriate given the Company’s current needs and those of the Board to maintain a balance of knowledge, experience and capability.

●	Evaluate, review and consider the nomination of current directors for re-election to the Board and monitor the size of the Board.

●	Consider stockholder recommendations for director nominations and other proposals submitted by stockholders; provided, with respect to those candidates recommended by stockholders, that such recommendation is made in accordance with the Company’s procedures for nomination of directors by stockholders as provided in the Company’s Articles of Association. Further, establish any procedures to facilitate stockholder communications with the Board and make any such disclosures required by applicable law in the course of exercising such authority.

●	Develop a set of corporate governance principles and policies applicable to the Company, periodically review and assess these principles and policies and their application, and recommend any necessary changes to the Board for approval, including an annual review of the Company’s Corporate Governance Guidelines.

●	Review with management and the Board the adequacy of and compliance with the Company’s Code of Ethics (the “Code of Ethics”) and the results of management’s efforts to monitor compliance with the Company’s policies designed to ensure adherence to applicable laws and rules.

●	Periodically review the Company’s policy statements to determine their adherence to the Code of Ethics.

●	Make recommendations in connection with directors’ and officers’ indemnification and insurance matters.

●	Develop and oversee an orientation program for new directors and continuing education program for all directors.

●	At least annually, review, discuss and assess the performance of the Board, including Board committees, seeking input from senior management, the full Board and others. The assessment shall include an evaluation of the Board’s contribution as a whole, specific areas in which the Board and/or management believe better contributions could be made, and overall Board composition and makeup.

●	Establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company (whether initiated by employees of the Company or outside third parties) with respect to legal and regulatory compliance (except for compliance relating to accounting, internal accounting controls, auditing matters and financial disclosure and reporting, all of which shall be the responsibility of the Audit Committee).

●	Recommend to the Board to establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

●	Oversee and review the processes and procedures used by the Company to provide information to the Board and its committees.

●	Review and discuss with management the Company’s major risks relating to the purview of the Committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks, which may include the areas of clinical development, business development and alliance management, environmental health and safety, intellectual property, manufacturing and quality, procurement, or regulatory, or other risks as the Committee or the Board deems appropriate.

●	Investigate any matter brought to the Committee’s attention within the scope of the Committee’s duties.

●	Perform such other functions and have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

Meetings

The Committee will hold at least one regular meeting per year and additional meetings as the Committee deems appropriate. At the discretion of the Committee, members of management may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee.

Consultants and Advisors

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

Minutes and Reports

The Committee shall maintain copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions authorized or taken by the Committee. A copy of the minutes of each meeting and all consents shall be placed in the Company’s minute book. Minutes of each meeting will be distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson will report to the Board from time to time or whenever so requested by the Board.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Bison

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Combined Entity

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Bylaws of the combined entity provides that the combined entity shall indemnify to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the combined entity, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the bylaws will be indemnified by the combined entity in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors.

The right to indemnification conferred by combined entity’s bylaws is a contract right that includes the right to be paid by combined entity the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

Upon closing of the Business Combination, combined entity intends to enter into indemnification agreements with each of its directors. These agreements will require combined entity to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to combined entity, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Combined entity also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules.

(a)      The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Merger Agreement (included as Annex A to the proxy statement/prospectus)*
2.2	Amendment to Merger Agreement dated February 11, 2019*
2.3	Second Amendment to Merger Agreement dated February 22, 2019 (incorporated by reference to Exhibit 2.1 to registrant’s current report on Form 8-K filed on February 27, 2019)*
2.4	Third Amendment to Merger Agreement dated April 2, 2019*
3.1	Amended and Restated Memorandum of Association and Articles of Association (incorporated by reference to Exhibit 3.1 to registrant’s current report on Form 8-K filed on March 22, 2019)*
3.2	Certificate of Incorporation of Bison Capital Acquisition Corp. (the Interim Charter, included as Annex B to the proxy statement/prospectus)*
3.3	Bylaws of Xynomic Pharmaceuticals Holdings, Inc. (the combined entity, included as Annex C to the proxy statement/prospectus)*
3.4	Certificate of Incorporation of Xynomic Pharmaceuticals Holdings, Inc. (the combined entity, included as Annex D to the proxy statement/prospectus)*
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-1 filed on May 31, 2017)*
4.2	Specimen Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-1 filed on April 18, 2017)*
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form S-1 filed on May 31, 2017)*
4.4	Specimen Right Certificate (incorporated by reference to Exhibit 4.4 to the registrant’s registration statement on Form S-1 filed on May 31, 2017)*
4.5	Warrant Agreement, dated June 19, 2017, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to registrant’s current report on Form 8-K filed on June 26, 2017)*
4.6	Unit Purchase Option Agreement, dated June 19, 2017, between the Registrant and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.2 to registrant’s current report on Form 8-K filed on June 26, 2017)*
4.7	Right Agreement, dated June 19, 2017, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.3 to registrant’s current report on Form 8-K filed on June 26, 2017)*
5.1	Opinion of Hunter Taubman Fischer & Li LLC
8.1	Tax Opinion of Hunter Taubman Fischer & Li LLC as to certain tax matters regarding the Domestication
10.1	Letter Agreement, dated June 19, 2018, among the Registrant, EarlyBirdCapital, Inc. and each of the sponsor, directors and officers of the Registrant (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.2	Letter Agreement, dated June 19, 2017, between the Registrant and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 1.2 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.3	Investment Management Trust Agreement, dated June 19, 2017, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.4	Amendment No. 1 to Trust Agreement, dated March 21, 2019, by and between Bison Capital Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 3.1 to registrant’s current report on Form 8-K filed on March 22, 2019)*
10.5	Escrow Agreement, dated June 19, 2017 between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on June 26, 2017)*
10.6	Registration Rights Agreement, dated June 19, 2017, between the Registrant and security holders (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on June 26, 2017)*

Exhibit No.	Description
10.7	Voting and Support Agreement, dated as of September 12, 2018, by and among Xynomic Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.8	Form of Lock-Up Agreement to be entered into by and among Bison Capital Acquisition Corp. and the stockholders party thereto (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.9	Form of Amended and Restated Registration Rights Agreement to be entered into by and among Bison Capital Acquisition Corp. and the investors party thereto (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on September 13, 2018)*
10.10	Form of Escrow Agreement to be entered into by and among Bison Capital Acquisition Corp., Yinglin Mark Xu and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 to registrant’s current report on Form 8-K filed on September 13, 2018).*
10.11	Form of Non-Competition and Non-Solicitation Agreement to be entered into by and among Bison Capital Acquisition Corp. and the covered parties thereto (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on September 13,2018)*
10.12	Form of Letter of Transmittal (incorporated by reference to Exhibit 10.6 to registrant’s current report on Form 8-K filed on September 13,2018)*
10.13	Xynomic Equity Incentive Plan (included as Annex E to the proxy statement/prospectus)*
10.14	License Agreement by and between Pharmacyclics LLC and Xynomic Pharmaceuticals, Inc. dated February 23, 2017#
10.15	Patent Assignment And Licensing Agreement by And between Boehringer Ingelheim International GMBH And Xynomic Pharmaceuticals, Inc. dated August 16, 2017*#
10.16	Licensing Agreement by and between Boehringer Ingelheim International Gmbh And Xynomic Pharmaceuticals, Inc. dated December 20, 2018*#
10.17	Bridge Loan Agreement by and between Xynomic Pharmaceuticals, Inc., a Wyoming corporation, and Yinglin Mark Xu dated August 15, 2017*
10.18	Amended Bridge Loan Agreement By And Between Xynomic Pharmaceuticals, Inc., a Wyoming corporation, and Yinglin Mark Xu Dated As Of August 31, 2017*
10.19	Employment Agreement by and between Xynomic Pharmaceuticals, Inc. and Sophia Paspal effective as of January 16, 2019*
10.20	Labor Contract by and between Xynomic Pharmaceuticals, Inc.(Zhongshan) and Bing Zhao dated March 1, 2019*
10.21	Cooperation Development Agreement for New Drugs between Xynomic Nanjing and Niefang Yu, effective as of May 1, 2018*
10.22	Contractor Agreement by and between Xynomic Pharmaceuticals, Inc. and Eigenbridge, Inc. dated February 26, 2017*
10.23	Employment Agreement by and between Xynomic Pharmaceuticals, Inc., and Ying Zhang, effective as of January 1, 2019*
10.24	Employment Agreement by and between Xynomic Pharmaceuticals, Inc., and Jason Wentao Wu, effective as of January 1, 2019*
10.25	Non-Competition Agreement by and between Xynomic Pharmaceuticals, Inc.(Zhongshan) and Bing Zhao dated March 1, 2019
14.1	Corporation Governance and Nominating Committee Charter (included as Annex G to the proxy statement/prospectus)*
23.1	Consent of Marcum LLP
23.2	Consent of KPMG Huazhen LLP
23.3	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)
99.1	Form of Proxy for Bison Capital Acquisition Corp.’s Special Meeting
99.2	Opinion of Cassel Salpeter & Co., LLC (included as Annex F to the proxy statement/prospectus)*
99.3	Consent of Cassel Salpeter & Co., LLC
99.4	Report of Venture Valuation#
99.5	Consent of Venture Valuation
99.6	Consent of Richard Wu, Director Nominee*
99.7	Consent of Thomas Folinsbee, Director Nominee*
99.8	Consent of Charles Prizzi, Director Nominee*
99.9	Consent of James Jiayuan Tong, Director Nominee*
99.10	Consent of Yinglin Mark Xu, Director Nominee*
99.11	Consent of Tingzhi Qian, Director Nominee*
99.12	Consent of Adam Inglis, Director Nominee*

*	Previously filed.
#	Portions of the exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the exhibit with the omitted portions has been separately filed with the Securities and Exchange Commission.

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 15, 2019.

BISON CAPITAL ACQUISITION CORP.

By:	/s/ James Jiayuan Tong
Name:	James Jiayuan Tong
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Jiayuan Tong his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Peixin Xu	President and Chairman of the Board	April 15, 2019
Peixin Xu

/s/ James Jiayuan Tong	Chief Executive Officer (Principal Executive Officer)	April 15, 2019
James Jiayuan Tong	and Director

/s/ Fan Bu	Chief Financial Officer	April 15, 2019
Fan Bu	(Principal Financial and Accounting Officer)

/s/ Peng Jin	Chief Operating Officer and Secretary	April 15, 2019
Peng Jin

/s/ Richard Wu	Director	April 15, 2019
Richard Wu

/s/ Thomas Folinsbee	Director	April 15, 2019
Thomas Folinsbee

/s/ Charles Prizzi	Director	April 15, 2019
Charles Prizzi